                                                    Registration No. 333-81749
                                                    Rule 424(b)(3)


                       Proxy Statement and Prospectus of


               [LOGO OF SNYDER COMMUNICATIONS, INC. APPEARS HERE]

                     Special Meeting of Stockholders to be
              Held at 9:00 A.M., Eastern Time, on October 22, 1999

                               ----------------

SNC Common Stock                                         circle.com Common Stock

                               ----------------

Dear Stockholders:

  You are invited to attend a special meeting of our stockholders, to be held at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, Salon III, McLean, Virginia 22102.

  At the special meeting, we will ask you to consider and adopt a recapitalization proposal. We propose to replace our existing common stock with two new classes of common stock called circle.com stock and SNC stock. The circle.com stock is intended to reflect separately the performance of our Internet professional services business, which we call circle.com. The SNC stock is intended to reflect separately the performance of our remaining businesses, which we call SNC, and a retained interest in circle.com.

  If the recapitalization proposal is implemented, each share of your existing common stock will be changed into one share of SNC stock and .25 of a share of circle.com stock. The shares of circle.com stock that our stockholders receive in the recapitalization will initially represent 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's "retained interest" in circle.com. The recapitalization should be tax-free to you and us, except with respect to any cash you receive in lieu of fractional shares. We may, however, convert SNC stock into circle.com stock or convert circle.com stock into SNC stock at any time following implementation of the recapitalization proposal at specified premiums. This would have the effect of reversing the recapitalization. Nasdaq has approved our application to list the circle.com stock on the Nasdaq National Market System under the symbol "CIRC." The New York Stock Exchange has approved our application to list the SNC stock under the symbol "SNC."

  At the special meeting, we will also ask you to consider and approve related proposals to adopt our amended and restated stock incentive plan and amended and restated stock purchase plan.

  Our board of directors unanimously recommends that you vote in favor of the recapitalization and related proposals. This proxy statement and prospectus provides you with detailed information about the recapitalization and related proposals. We encourage you to read this entire document carefully.

                                          Daniel M. Snyder
                                          Chairman and Chief Executive Officer

  The recapitalization involves material risks. Please read the "Risk Factors" beginning on page 15.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  This proxy statement and prospectus is dated October 5, 1999 and is first being mailed to stockholders on or about October 7, 1999.

               [LOGO OF SNYDER COMMUNICATIONS, INC. APPEARS HERE]
                              6903 Rockledge Drive
                                   15th Floor
                            Bethesda, Maryland 20817

                               ----------------

                   Notice of Special Meeting of Stockholders
                        To be Held on October 22, 1999.

                               ----------------

                                                                 October 5, 1999

To our stockholders:

  We hereby give you notice that a special meeting of our stockholders will be held at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, Salon III, McLean, Virginia 22102 on Friday, October 22, 1999, at 9:00 a.m., eastern time. The special meeting will be held for the following purposes and to transact any other business as may properly come before the meeting or any adjournments of the meeting:

    1. To consider and act upon a proposal to adopt an amended and restated certificate of incorporation under which each outstanding share of our existing common stock will be changed into one share of SNC stock and .25 of a share of circle.com stock;

    2. To consider and act upon a proposal to adopt our amended and restated stock incentive plan to provide for the granting of stock awards and options in SNC stock and circle.com stock; and

    3. To consider and act upon a proposal to adopt our amended and restated employee stock purchase plan to permit employees to purchase shares of both SNC stock and circle.com stock at a discount.

  The attached proxy statement and prospectus contains information relating to the three proposals.

  Your board of directors has fixed the close of business on August 31, 1999 as the record date to determine the stockholders entitled to notice of and to vote at the special meeting. Only the stockholders of record at the close of business on that date will be entitled to vote at the meeting. A list of those stockholders will be available for inspection before or at the meeting. The transfer books of Snyder Communications will not be closed.

                                          By order of the board of directors,

                                          David B. Pauken
                                          Secretary

  Your vote is very important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and mail it promptly in the postage-paid envelope provided.

  If you do not plan to attend the meeting, please mark the appropriate box on your proxy card. An admission card is included if you are a stockholder of record. If your shares are held in street name, an admission card in the form of a legal proxy will be sent to you by your broker. If you do not receive the legal proxy in time, you will be admitted to the meeting by showing your most recent brokerage statement verifying your ownership of common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT PROPOSAL 1--THE RECAPITALIZATION PROPOSAL....   1

PROXY STATEMENT AND PROSPECTUS SUMMARY...................................   3

SNYDER COMMUNICATIONS, INC. SELECTED FINANCIAL DATA......................  10

SNC SELECTED FINANCIAL DATA..............................................  12

CIRCLE.COM SELECTED FINANCIAL DATA.......................................  14

RISK FACTORS.............................................................  15

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................  27

CAPITALIZATION ..........................................................  28

WHERE YOU CAN FIND MORE INFORMATION......................................  30

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING.........................  31
  Date, Time And Place Of Meeting........................................  31
  Record Date............................................................  31
  Proposals To Be Considered At The Meeting..............................  31
  Vote Required To Approve The Proposals.................................  31
  Quorum.................................................................  31
  Procedure For Voting By Proxy..........................................  32

PROPOSAL 1--THE RECAPITALIZATION PROPOSAL................................  33
  General................................................................  33
  Background and Reasons for the Recapitalization Proposal...............  35
  Recommendation of the Board of Directors...............................  37
  Management and Allocation Policies.....................................  38
  Description of SNC Stock and circle.com Stock..........................  43
  Certain Anti-Takeover Provisions of Delaware Law and the Amended and
   Restated Certificate of Incorporation and By-Laws.....................  52
  Material Federal Income Tax Consequences...............................  53
  Stock Exchange Listing of the Common Stocks............................  56
  Exchange Procedures....................................................  56
  Stock Transfer Agent and Registrar.....................................  56
  Financial Advisor......................................................  57
  Effect on Existing Options.............................................  57
  No Regulatory Approvals................................................  57
  No Dissenters' Rights..................................................  57

THE HEALTHCARE SERVICES BUSINESS SPIN-OFF................................  58

SNYDER COMMUNICATIONS--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  59

SNC--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  70

SNC--BUSINESS............................................................  81
  General................................................................  81
  Industry Overview......................................................  81
  Industry Trends........................................................  81
  Growth Strategy........................................................  82
  Operations.............................................................  83

                                                                          Page
                                                                          ----
  Competition............................................................  89
  Regulation.............................................................  90
  Management.............................................................  90
  Employees..............................................................  91
  Properties.............................................................  91

CIRCLE.COM--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  92

CIRCLE.COM--BUSINESS.....................................................  97
  General................................................................  97
  Industry Background....................................................  97
  Client Engagement Approach.............................................  98
  Services...............................................................  98
  Growth Strategy........................................................  99
  Client Case Studies.................................................... 100
  System Architecture and Design of the DME(TM).......................... 103
  Personnel and Culture.................................................. 104
  Intellectual Property Rights........................................... 104
  Competition............................................................ 105
  U.S. and Foreign Government Regulation................................. 105
  Management............................................................. 106
  Properties............................................................. 107

PROPOSAL 2--ADOPTION OF AMENDED AND RESTATED STOCK INCENTIVE PLAN........ 108
  Background and Reasons for the Proposal................................ 108
  Summary of the Stock Incentive Plan.................................... 109
  Recommendation of the Board of Directors............................... 115

PROPOSAL 3--ADOPTION OF AMENDED AND RESTATED STOCK PURCHASE PLAN......... 116
  Background and Reasons for the Proposal................................ 116
  Summary of the Stock Purchase Plan..................................... 116
  Recommendation of the Board of Directors............................... 120

MANAGEMENT............................................................... 121

EXECUTIVE COMPENSATION................................................... 122

PRICE RANGE ON EXISTING COMMON STOCK AND DIVIDEND POLICY................. 124

INFORMATION ABOUT STOCKHOLDER PROPOSALS.................................. 124

EXPENSES OF SOLICITATION................................................. 124

LEGAL OPINIONS........................................................... 125

EXPERTS.................................................................. 125

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-1

ANNEX A--Amended and Restated Certificate of Incorporation of Snyder
 Communications, Inc.

ANNEX B--Second Amended and Restated 1996 Stock Incentive Plan of Snyder
 Communications, Inc.

ANNEX C--Amended and Restated Employee Stock Purchase Plan of Snyder
 Communications, Inc.

ANNEX D--Information Regarding the Healthcare Services Spin-off

                             QUESTIONS AND ANSWERS
                ABOUT PROPOSAL 1--THE RECAPITALIZATION PROPOSAL


Why am I receiving this proxy statement?

  We are sending this proxy statement and prospectus to you in connection with a recapitalization proposal to adopt an amended and restated certificate of incorporation which would replace our existing common stock with two new classes of common stock--SNC stock and circle.com stock.

  The board of directors is seeking your proxy to vote in favor of the recapitalization proposal at a special meeting of stockholders. At the meeting, you will also be asked to vote on related proposals to adopt our amended and restated employee stock incentive and stock purchase plans.

What are the new classes of common stock?

  The new classes of common stock consist of the SNC stock and the circle.com stock. We refer to the SNC stock and the circle.com stock together as the "common stock."

 . The circle.com stock is intended to reflect the separate performance of our Internet professional services business--which we call "circle.com."

 . The SNC stock is intended to reflect the separate performance of our remaining businesses -- which we call "SNC" -- and, initially, a 20% retained interest in circle.com.

  The shares of circle.com stock that you receive in the recapitalization will initially represent 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will remain with SNC as its "retained interest" in circle.com.

What will my existing common stock represent if the recapitalization proposal is implemented?

  Each share of our existing common stock will be automatically changed into one share of SNC stock and .25 of a share of circle.com stock. For example if you own 175 shares of existing common stock, upon the recapitalization you would own 175 shares of SNC stock and 43 shares of circle.com stock. You would also receive cash in lieu of .75 of a share of circle.com stock. The cash would be based on the closing price of the circle.com stock on the first date the circle.com stock trades following the date the recapitalization proposal is implemented.

What are the tax consequences to me?

  In the opinion of our counsel, you should not recognize any gain or loss for federal income tax purposes as a result of the recapitalization, except with respect to any cash you receive in lieu of fractional shares.

Will the recapitalization proposal result in a change of control of Snyder Communications?

  No.

What kind of financial information will I receive in the future?

  You will continue to receive consolidated financial information for Snyder Communications as a whole. In addition, you will receive separate operating results and other business and financial information for both SNC and circle.com.

Will the recapitalization proposal result in a spin-off?

  No. The recapitalization proposal will not result in a distribution or spin-off of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities. Holders of SNC stock and circle.com stock will continue to be stockholders of a single company (Snyder Communications) and subject to all risks associated with an investment in Snyder Communications and all of our businesses, assets and liabilities.

What is happening to Snyder Communications' healthcare services business?

  As we announced on September 27, 1999, we spun-off our healthcare services business, Ventiv Health, Inc. In the spin-off, we transferred all of the assets and liabilities of the healthcare services business to a separate company and distributed shares of that company to our stockholders of record as of September 20, 1999. Information about the spin-off is contained in an information statement, which is attached to this proxy statement and prospectus as Annex D.

What do I do if I have additional questions?

  If you have any questions prior to the special meeting, please call InnisFree M&A Incorporated, Snyder Communications' solicitation agent. InnisFree may be reached at 1-888-750-5834.

                     PROXY STATEMENT AND PROSPECTUS SUMMARY

  This summary, together with the "Proposal 1--Questions and Answers About the Recapitalization Proposal" on the preceding pages, highlights important selected information from this document. To understand the recapitalization and related proposals fully and for a more complete description of the legal terms of the proposals, you should read carefully this entire document. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                          Snyder Communications, Inc.

  Our businesses are SNC and circle.com. As we announced on September 27, 1999, we spun-off our healthcare services business to our stockholders of record as of September 20, 1999. Accordingly, the healthcare services business is reported in this proxy statement and prospectus as a discontinued operation. We briefly describe SNC's business and circle.com's business below. We describe the healthcare services business and the spin-off in Annex D.

  Our corporate headquarters are located at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number is (301) 468-1010.

The Recapitalization Proposal (page 33)

  If the recapitalization proposal is implemented, we will adopt an amended and restated certificate of incorporation under which each outstanding share of our existing common stock will be changed into one share of SNC stock and .25 of a share of circle.com stock. The shares of circle.com stock that our stockholders receive in the recapitalization will initially represent 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's retained interest in circle.com. This retained interest in circle.com will be represented by a number of shares of circle.com stock that Snyder Communications could issue for the account of SNC in respect of the retained interest. However, the retained interest will have no voting rights and no actual shares of circle.com stock will be issued in respect of the retained interest. If any dividends or distributions are made on the circle.com stock, a portion of the dividends or distributions equal to the percentage of circle.com's equity value represented by this retained interest will be retained by Snyder Communications for the benefit of the holders of SNC stock. These amounts may be used in the SNC business or distributed as dividends on the SNC stock.

  Our principal reason for the recapitalization is to enhance the value of our separate businesses. We believe that the recapitalization will improve our ability to separately manage and monitor the performance of our separate businesses and to create additional incentives for the managers of those businesses to maximize the financial performance of their groups. We have provided for a portion of the equity value attributed to circle.com, described in this proxy statement and prospectus as SNC's "retained interest" in circle.com, to be retained by Snyder Communications for the benefit of the holders of SNC stock, as described above, in order to encourage managers of SNC to continue to promote and utilize circle.com's services in joint business development initiatives and for shared clients.


  The SNC stock and the circle.com stock are what are commonly referred to as "tracking stocks," "targeted stocks" or "letter stocks," because each is intended to reflect or "track" the separate performance of a business of Snyder Communications. Tracking stock is an equity interest in a corporation with rights determined by reference to the performance of specific assets of the corporation. We will provide separate operating results and other business and financial information with respect to SNC and circle.com. In addition, we have established policies to assist us in allocating costs and charges between the groups on an objective basis. We believe this will enable our stockholders to gain a better understanding of the inherent value in each group.

  If the recapitalization proposal is implemented, from a financial reporting standpoint, we intend to separate our Internet professional services business-- which we call circle.com--from the rest of our businesses--which we call SNC. We intend our circle.com stock to reflect the performance of circle.com, and we intend our SNC stock to reflect the performance of SNC and its retained interest in circle.com. Holders of SNC stock and circle.com stock will be stockholders of a single company, Snyder Communications. As a result, stockholders will continue to be subject to all of the risks of an investment in Snyder Communications.

  The percentage of circle.com's equity value represented by the retained interest will change in the future if the total number of outstanding shares of circle.com stock changes or if transfers of cash or other property between SNC and circle.com occur that are accounted for as either capital contributions to circle.com or as a return of capital by circle.com. For example, if the number of outstanding shares of circle.com stock increases, or if a transfer of cash or other property from circle.com to SNC occurs that is accounted for as a return of capital to SNC, the retained interest will be reduced. Conversely, if the number of outstanding shares of circle.com stock decreases, or if a transfer of cash or other property from SNC to circle.com occurs that is accounted for as a capital contribution to circle.com, the retained interest will be increased. Adjustments to the retained interest based on transfers of cash or other property between the groups will be made based on the market value of the circle.com stock on the date of the transfer. There is no maximum or minimum limitation on the size of SNC's retained interest in circle.com. SNC's retained interest in circle.com is not reflected in the financial statements of SNC.

  Snyder Communications has agreed to issue approximately 4.3 million additional shares of circle.com stock following implementation of the recapitalization as consideration for circle.com aquisitions, including the acquisition of Interactive Bureau LLC. These additional issuances will reduce SNC's retained interest in circle.com to approximately 16.9%.

  We may convert SNC stock into circle.com stock or convert circle.com stock into SNC stock, in each case based on their relative market values, at any time following implementation of the recapitalization proposal. This would have the effect of reversing the recapitalization. The determination of the number of shares received in any conversion will include a premium factor unless there is an adverse tax event (as described more fully on page 48), in which case there would be no premium factor included in the calculation. A premium factor of 15% would be applied to the average market price per share of SNC stock when converting the SNC stock into circle.com stock. A premium factor of 25% would be applied to the average market price per share of circle.com stock if a conversion of circle.com stock into SNC stock occurs in the first quarter after issuance of the circle.com stock. This premium factor would decline ratably each quarter after that over a period of three years to 15%. Any conversion that included a premium factor would dilute the interests in Snyder Communications for the holders of the class of common stock being issued in the conversion.

  We expect to incur approximately $23 million of expenses related to the recapitalization proposal and the spinoff of our healthcare services business, which will be borne by Snyder Communications. Of these expenses, approximately $7 million, relating to the recapitalization proposal, will be reflected evenly in the expenses of SNC and circle.com and approximately $16 million, relating to the spin-off, will be reflected in the results from discontinued operations of Snyder Communications.

SNC (page 81)

  SNC is a leading international full-service direct marketing, advertising and communications agency, with operations throughout the United States and the United Kingdom and in continental Europe. SNC provides direct marketing services to its clients through Brann Worldwide and Bounty SCA Worldwide and advertising services through Arnold Worldwide. SNC's clients are primarily global companies with large annual sales and marketing expenditures facing significant competitive pressures to retain or expand their respective market share. These clients operate in a broad range of industries, including automotive, consumer packaged goods, financial services, telecommunications and gas and electric utilities.

Circle.com (page 97)

  Circle.com is an Internet professional services provider that creates Internet-based customer relationship management systems for its Fortune 1000 and emerging Internet-based clients. These systems use circle.com's proprietary technology process to enable its clients to identify, acquire and retain customers while creating and establishing new revenue channels. Circle.com provides all the services necessary to create these systems, including consulting regarding its clients' e-commerce strategies and related business processes, consumer research, online media planning and creative design, which it refers to as "front-end services," as well as architecture design, systems integration, implementation and ongoing performance analysis, which it refers to as "back-end services."

  The circle.com stock is intended to separately reflect the performance of circle.com. As used in this proxy statement and prospectus, the term "circle.com" does not represent a separately incorporated entity but rather refers to those businesses, assets and liabilities intended to represent Snyder Communications' Internet professional services business. Circle.com is separated solely from a financial reporting standpoint. Until May 1999, the operations of circle.com were contained within the Brann Worldwide and Arnold Worldwide divisions of Snyder Communications. We have set up a company called circle.com Inc. which may be used to hold the assets and liabilities of circle.com's business. If in the future our board of directors determined to split-off circle.com to the holders of circle.com stock, having circle.com's assets and liabilities in one entity would facilitate the split-off.

  Circle.com, Dynamic Marketing Environment(TM) and DME(TM) are trademarks of Snyder Communications.

                              The Special Meeting

Proposals to be considered at the meeting (page 31)

  You are being asked to consider and vote upon the following proposals at the special meeting:

  .  Proposal 1: The recapitalization proposal (page 33).

  . Proposal 2: A proposal to adopt our amended and restated stock incentive plan to provide for the granting of stock awards and options in SNC stock and circle.com stock (page 108).

  . Proposal 3: A proposal to adopt our amended and restated employee stock purchase plan to permit employees to purchase shares of both SNC stock and circle.com stock at a discount (page 116).

  Our board of directors considers the recapitalization proposal and each of the stock plan proposals to be part of an integrated plan and approval of each part of the plan to be necessary in order to implement the plan as a whole. Accordingly, even though we are presenting these proposals separately, we will not implement any of them unless each is approved.

Vote required to approve the proposals (page 31)

  The following stockholder votes are required for approval of the proposals:

  . Proposal 1: The favorable vote of the holders of a majority of the outstanding shares of our existing common stock.

  . Proposals 2 and 3: The favorable vote of the holders of a majority of the votes cast at the special meeting.

  Our directors and executive officers beneficially owned approximately 28.0% of the outstanding shares of our existing common stock as of September 27, 1999. They have advised us that they intend to cause all shares that they beneficially own to be voted in favor of each of the proposals being considered at the special meeting.

                  Comparison of Existing Common Stock with SNC
                      Stock and circle.com Stock (page 43)

  We have described below the significant differences between our existing common stock and the SNC stock and circle.com stock. You should keep in mind that you will remain stockholders of a single company. SNC and circle.com are not separate legal entities. As a result, you will continue to be subject to all of the risks associated with an investment in Snyder Communications and all of our businesses, assets and liabilities. In this proxy statement and prospectus, each of SNC and circle.com is sometimes called a "group." Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group.

Voting Rights (page 49)

  Existing Common Stock. Holders of our existing common stock have one vote per share on all matters submitted to stockholders.

  SNC Stock and circle.com Stock. On all matters as to which both classes of stock will vote together as a single class:

  .  each share of SNC stock will have one vote; and

  . each share of circle.com stock will have a number of votes equal to the average market value of a share of circle.com stock over the preceding four calendar quarters (or such lesser period since the recapitalization was implemented), divided by the average market value of a share of SNC stock over the same period.

  Accordingly, the relative per share voting rights of the SNC stock and the circle.com stock will fluctuate depending on changes in the relative market values of the two classes of common stock. For example, if the average market value of a share of circle.com stock over the preceding calendar year is equal to 150% of the SNC stock over the same period, each share of circle.com stock would have 1.5 votes. Assuming that there continues to be four times the number of shares of SNC stock outstanding as shares of circle.com stock, the shares of SNC stock would represent approximately 73% of the total voting power of the common stockholders and the shares of circle.com stock would represent approximately 27% of the total voting power of the common stockholders.

  Following the end of the calendar year in which the shares of circle.com stock are initially issued, the number of votes per share of circle.com stock will be determined on a quarterly basis at the beginning of each quarter.

  The holders of each class of common stock will vote together as a single class except in limited circumstances.

Rights on Sale of All or Substantially All Assets of a Group (page 45)

  Existing Common Stock. Holders of existing common stock have no special rights triggered by a sale of all or substantially all of the assets of a group.

  SNC Stock and circle.com Stock. Holders of SNC stock will have no special rights triggered by a sale of all or substantially all of the assets of SNC. However, if we sell all or substantially all of the assets attributed to circle.com, we must either:

    (1) pay a dividend to holders of circle.com stock equal to their proportionate interest in the net proceeds of that sale;

    (2) redeem outstanding shares of circle.com stock from their holders for an amount equal to a proportionate interest in the net proceeds of that sale; or

    (3) issue SNC stock in exchange for outstanding circle.com stock at a 10% premium to the value of the circle.com stock being exchanged.

  We will not be required to take any of these actions if:

  .  the sale is in connection with the liquidation of Snyder Communications;

  . the sale is a split-off of circle.com to the holders of circle.com stock;

  .  the sale is to a person or entity controlled by Snyder Communications;
     or

  . the sale results in Snyder Communications receiving primarily equity securities of any entity that acquires the assets and is primarily engaged in a business similar or complementary to the business engaged in by circle.com.

Conversion of a class of stock into the stock of the other group (page 47)

  Existing Common Stock. We do not have the option of converting shares of our existing common stock into any other security of Snyder Communications.

  SNC Stock and circle.com Stock. We may convert either class of common stock into shares of the other class at our option, in each case based on their relative market values.

  . If we convert SNC stock into circle.com stock, a premium factor of 15% would be applied to the average market price per share of SNC, unless there is an adverse tax event (as described more fully on page 48), in which case there will be no premium factor included in the calculation.

  . If we convert circle.com stock into SNC stock, a premium factor would be applied to the average market price per share of circle.com stock, unless there is an adverse tax event (as described more fully on page
     48), in which case there will be no premium factor included in the calculation. The premium factor will be 25% if the exchange occurs in the first quarter after issuance of the circle.com stock and will decline after that by one percentage point for each succeeding quarter until the eleventh succeeding quarter. Upon the eleventh succeeding quarter, the premium factor will be fixed at 15%.

  Conversion of a class of stock into shares of the other class would have the effect of reversing the recapitalization.

Redemption in exchange for stock of subsidiary (page 48)

  Existing Common Stock. We do not have the option of redeeming shares of our existing common stock.

  SNC Stock and circle.com Stock. We will not have the option of redeeming shares of SNC stock. Although we currently have no intention to do so, our board of directors may in the future decide to split-off circle.com from Snyder Communications. In order to effect a split-off, our board of directors has the power to redeem the outstanding shares of circle.com stock in exchange for shares of one or more of our wholly-owned subsidiaries then owning all of the assets and liabilities attributed to circle.com.

Liquidation Rights (page 51)

  Existing Common Stock. Holders of existing common stock share assets remaining for distribution to holders of common stock in equal amounts per share of existing common stock.

  SNC Stock and circle.com Stock. Holders of SNC stock and circle.com stock will share assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of the two classes of stock. Each share of SNC stock will have .75 of a liquidation unit. Each share of circle.com stock will have one liquidation unit. Based on the number of shares outstanding on the effective date of the recapitalization, the holders of SNC stock will be entitled to approximately 75% of the assets remaining for distribution to common stockholders and the holders of circle.com stock will be entitled to approximately 25% of those assets.

Stock Exchange Listing

  Existing Common Stock. Our existing common stock is listed on the NYSE under the symbol "SNC."

  SNC Stock and circle.com Stock. We have received approval to list the SNC stock on the NYSE under the symbol "SNC." We have also received approval to list the circle.com stock on the Nasdaq National Market System under the symbol "CIRC."

                  Management and Allocation Policies (page 38)

  We have established policies designed to accomplish the fundamental objective of the recapitalization proposal, which is to highlight the separate performance of each of SNC and circle.com and to allow each group to focus on its own business strategy and financial model. These policies establish guidelines to allocate debt, corporate overhead, interest, taxes and other shared activities between the two groups on an objective basis and to ensure that a process of fair dealing governs the relationship between the groups and the means by which the terms of any material transactions between them shall be determined.

  Our board of directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, our board of directors has no present intention to do so.

                             Risk Factors (page 15)

  When evaluating the recapitalization proposal, you should be aware that there are many risks. These risks are set forth under "Risk Factors" starting on page 15.

               Material Federal Income Tax Consequences (page 53)

  We have received an opinion from our counsel, Weil, Gotshal & Manges LLP, that, for federal income tax purposes, subject to the qualifications described below, neither our issuance nor your receipt of SNC stock and circle.com stock pursuant to the recapitalization proposal should be treated as taxable events to you or us, except with respect to any cash you receive in lieu of fractional shares. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on transactions similar to the recapitalization proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the SNC stock and the circle.com stock. Therefore, the tax consequences of the recapitalization are not free from doubt and counsel is unable to render an unqualified opinion.

Clinton Administration Proposal

  A recent legislative proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the SNC stock or the circle.com stock. If this proposal is enacted, we could be subject to tax on an issuance of SNC stock or circle.com stock on or after the date of enactment. If our stockholders approve the recapitalization proposal, our board of directors currently intends to implement the recapitalization, subject to further legislative developments relating to the Clinton Administration tax proposal.

    Proposal 2--Adoption of our Amended and Restated Stock Incentive Plan
                                  (page 108)

  The proposal relates to the adoption of our amended and restated stock incentive plan to provide for the granting of stock awards and options in SNC stock and circle.com stock. The terms of the amended plan are the same in all material respects as our existing stock incentive plan except:

  .  both classes of common stock may be issued under the amended plan; and

  . the total number of shares available for issuance under the plan has been increased from 6.1 million shares of existing common stock, increased by 17.5% of the number of shares of existing common stock authorized for issuance after March 7, 1997 by our board of directors, to an aggregate of:

    . 18 million shares of SNC stock, increased by 17.5% of the number of shares of SNC stock authorized for issuance after the effective date of the amended plan by our board of directors; and

    . 5.4 million shares of circle.com stock, increased by 30.0% of the number of shares of circle.com stock authorized for issuance after the effective date of the amended plan by our board of directors.

  On June 22, 1999, our compensation committee adopted, and on October 5, 1999, our board of directors ratified the amended and restated stock incentive plan. We believe the amended stock incentive plan will promote the interests of Snyder Communications, each group and our stockholders by helping to attract and retain exceptional employees, officers and directors. The amended stock incentive plan will motivate participants by means of stock options, stock appreciation rights and restricted shares to achieve long-term performance goals, and enable our employees, officers, directors and consultants to participate in our long-term growth and financial success. In addition, a principal benefit of the recapitalization proposal is that it allows us to retain the advantages of doing business as a single company and allows each group to capitalize on relationships with the other group. To motivate the employees of each group to cross-sell services and to provide the maximum incentives regarding the overall success of Snyder Communications, it may be appropriate to grant awards consisting of shares of both classes of common stock to employees performing services for one group.

 Proposal 3--Adoption of our Amended and Restated Employee Stock Purchase Plan
                                   (page 116)

  The proposal relates to the adoption of our amended and restated employee stock purchase plan to permit employees to purchase shares of both SNC stock and circle.com stock at a 15% discount. The terms of the amended plan, including the size of the discount, are the same in all material respects as our existing stock purchase plan except that both classes of common stock may be purchased under the amended plan.

  On October 5, 1999, our board of directors adopted the amended and restated stock purchase plan. The amended stock plan is designed to permit our employees to purchase both SNC stock and circle.com stock at a discount under the stock purchase plan. We believe the amended stock purchase plan will promote the interests of Snyder Communications, each group and our stockholders by encouraging employee participation in the ownership of Snyder Communications.

                    Recommendation of the Board of Directors

  Our board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the stockholders is advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you approve each of these proposals.

                          SNYDER COMMUNICATIONS, INC.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

  The following table summarizes certain historical financial data with respect to Snyder Communications and is qualified in its entirety by reference to, and should be read in conjunction with, the Snyder Communications historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited financial statements of Snyder Communications. Historical financial information may not be indicative of Snyder Communications' future performance. For all the periods presented, income (loss) from discontinued operations includes the income
(loss) from discontinued operations of the healthcare services business, which was spun-off to stockholders of record of Snyder Communications as of September 20, 1999. For the years ended December 31, 1997 and 1996, the income (loss) of discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off to stockholders of one of Snyder Communications' 1998 acquisitions on October 31, 1997. Prior to their respective acquisitions, certain U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if Snyder Communications had been taxed similarly to a C corporation for all periods presented. See also "Snyder Communications--Management's Discussion and Analysis of Financial Condition and Results of Operations." Pro forma net income (loss) per share information for effects of the recapitalization is provided using the shares of SNC and circle.com that will be issued upon the recapitalization based on the number of outstanding Snyder Communications shares on September 27, 1999.

                             For the Six
                               Months
                           Ended June 30,            For the Years Ended December 31,
                          ----------------- ----------------------------------------------------
                            1999     1998     1998     1997      1996       1995        1994
                          -------- -------- -------- --------  --------  ----------- -----------
                             (unaudited)                                 (unaudited) (unaudited)
Income Statement Data:
 Net Revenues...........  $299,426 $228,189 $493,803 $403,072  $349,223   $286,435    $195,834
                          ======== ======== ======== ========  ========   ========    ========
 Income (loss) from
  continuing
  operations............  $ 27,527 $  6,548 $ 21,360 $(16,636) $ 15,481   $ 19,425    $  8,641
                          ======== ======== ======== ========  ========   ========    ========
 Income (loss) from
  discontinued
  operations............  $ 12,639 $  2,618 $  1,446 $(10,225) $ (1,415)  $  6,930    $  3,806
                          ======== ======== ======== ========  ========   ========    ========
 Extraordinary item(1)..  $    --  $    --  $    --  $    --   $ (1,216)  $    --     $    --
                          ======== ======== ======== ========  ========   ========    ========
 Net income (loss)......  $ 40,166 $  9,166 $ 22,806 $(26,861) $ 12,850   $ 26,355    $ 12,447
                          ======== ======== ======== ========  ========   ========    ========
Historical net income
 (loss) per share:
 Diluted net income
  (loss) per share:
 Continuing operations..  $   0.37 $   0.09 $   0.30 $  (0.26) $   0.26   $   0.33    $   0.15
 Discontinued
  operations............      0.17     0.04     0.02    (0.16)    (0.02)      0.12        0.07
 Extraordinary item.....       --       --       --       --      (0.02)       --          --
                          -------- -------- -------- --------  --------   --------    --------
 Total Diluted net
  income (loss) per
  share.................  $   0.54 $   0.13 $   0.32 $  (0.42) $   0.22   $   0.45    $   0.22
                          ======== ======== ======== ========  ========   ========    ========
 Unaudited:
 Pro forma net income
  (loss) from continuing
  operations............  $ 27,527 $  4,149 $ 18,699 $(19,191) $ 11,398   $ 23,575    $ 12,409
                          ======== ======== ======== ========  ========   ========    ========
 Pro forma diluted net
  income (loss) from
  continuing operations
  per share(2)..........  $   0.37 $   0.06 $   0.26 $  (0.30) $   0.19   $   0.40    $   0.22
                          ======== ======== ======== ========  ========   ========    ========
Shares used in computing
 per share amounts(2):
 Basic..................    73,637   68,494   69,587   63,752    59,194     58,812      56,243
 Diluted................    74,932   71,066   72,012   63,752    59,992     58,903      56,243
Pro forma net income
 (loss) per share for
 effects of
 Recapitalization
 (unaudited):
 SNC:
 Historical basic and
  diluted net income per
  share from continuing
  operations(3).........  $   0.41 $   0.09 $   0.30
                          ======== ======== ========

--------
(footnotes on next page)

                            For the Six
                              Months
                          Ended June 30,            For the Years Ended December 31,
                          ---------------- --------------------------------------------------
                            1999     1998    1998     1997     1996      1995        1994
                          --------  ------ -------- -------- -------- ----------- -----------
                            (unaudited)                               (unaudited) (unaudited)
 Pro forma basic and
  diluted net income per
  share from continuing
  operations(3).........  $   0.41  $ 0.05 $   0.26
                          ========  ====== ========
 Shares used in
  computing basic and
  diluted per share
  amounts(3)............    71,229  71,229   71,229
                          ========  ====== ========
 circle.com:
 Historical basic and
  diluted net loss per
  share(4)..............  $  (0.11) $  --  $    --
                          ========  ====== ========
 Pro forma basic and
  diluted net income
  (loss) per share(4)...  $  (0.11) $  --  $   0.01
                          ========  ====== ========
 Shares used in
  computing basic and
  diluted per share
  amounts(4)............    17,807  17,807   17,807
                          ========  ====== ========
Balance Sheet Data:
 Total assets...........  $826,118         $613,252 $382,137 $273,728  $193,928    $173,857
                          ========         ======== ======== ========  ========    ========
 Long-term debt.........  $ 11,279         $ 12,283 $ 12,856 $ 36,028  $ 37,059    $ 27,240
                          ========         ======== ======== ========  ========    ========
 Redeemable ESOP
  stock(5)..............  $  2,954         $  2,960 $  5,278 $  2,452  $    269    $    --
                          ========         ======== ======== ========  ========    ========
 Total equity...........  $528,998         $357,378 $118,261 $ 67,123  $ 36,044    $ 22,851
                          ========         ======== ======== ========  ========    ========

--------

(1) Net income for the year ended December 31, 1996 includes an extraordinary item of $1.2 million that was recorded in conjunction with the early redemption of subordinated debentures which were due to related parties. The extraordinary item is net of a $0.8 million tax benefit and consists of prepayment of penalties and the write-off of unamortized discount and debt issuance costs.
(2) The shares used in computing the per share amounts assume that the pooling transactions had occured at the beginning of each of the periods presented and reflect the issuance of additional shares of Snyder Communications in public offerings, the impact of stock options, and certain share repurchases.
(3) For all periods presented, EPS has been computed using the shares of SNC stock that will be issued upon the recapitalization based on the number of outstanding shares of existing Snyder Communications common stock on September 27, 1999. Basic and diluted EPS are the same for all periods presented as there will be no SNC options granted until the recapitalization.
(4) For all periods presented, EPS has been computed using the shares of circle.com stock that will be issued upon the recapitalization based on the number of outstanding shares of existing Snyder Communications common stock on September 27, 1999. Basic and diluted EPS are the same for all periods presented as there will be no circle.com options granted until the recapitalization.
(5) Represents the balance necessary to satisfy the repurchase obligation associated with Snyder Communications' shares held by the ESOP of an acquired company which have been allocated to former employees of the acquired company whose employment had terminated prior to its merger with Snyder Communications.

                                      SNC

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

  The following table summarizes certain historical financial data with respect to SNC and is qualified in its entirety by reference to, and should be read in conjunction with, the SNC historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited combined financial statements of SNC. Historical financial information may not be indicative of SNC's future performance. For all the periods presented, income (loss) from discontinued operations includes the income (loss) from discontinued operations of the healthcare services business which was spun-off to stockholders of record of Snyder Communications as of September 20, 1999. For the years ended December 31, 1997 and 1996, the income (loss) from discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off to stockholders of one of Snyder Communications' 1998 acquisitions on October 31, 1997. Prior to their respective acquisitions, certain of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma adjusted net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if SNC had been taxed similarly to a C corporation for all periods presented. See also "SNC--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "SNC--Business."

                              For the Six
                             Months Ended
                               June 30,                 For the Years Ended December 31,
                          ----------------- ----------------------------------------------------
                            1999     1998     1998     1997      1996       1995        1994
                          -------- -------- -------- --------  --------  ----------- -----------
                             (unaudited)                                 (unaudited) (unaudited)
Income Statement Data:
 Net Revenues...........  $287,388 $223,359 $480,289 $397,505  $345,915   $286,435    $195,834
                          ======== ======== ======== ========  ========   ========    ========
 Income (loss) from
  continuing
  operations............  $ 29,918 $  6,641 $ 21,362 $(16,506) $ 15,721   $ 19,425    $  8,641
                          ======== ======== ======== ========  ========   ========    ========
 Income (loss) from
  discontinued
  operations............  $ 12,639 $  2,618 $  1,446 $(10,225) $ (1,415)  $  6,930    $  3,806
                          ======== ======== ======== ========  ========   ========    ========
 Extraordinary item
  (1)...................  $    --  $    --  $    --  $    --   $ (1,216)  $    --     $    --
                          ======== ======== ======== ========  ========   ========    ========
 Net income (loss)......  $ 42,557 $  9,259 $ 22,808 $(26,731) $ 13,090   $ 26,355    $ 12,447
                          ======== ======== ======== ========  ========   ========    ========
 Unaudited:
 Pro forma adjusted net
  income (loss) from
  continuing
  operations............  $ 29,918 $  4,120 $ 18,576
                          ======== ======== ========
Balance Sheet Data:
 Total assets...........  $767,915          $599,595 $379,222  $271,706   $193,928    $173,857
                          ========          ======== ========  ========   ========    ========
 Long-term debt.........  $ 11,279          $ 12,283 $ 12,856  $ 36,028   $ 37,059    $ 27,240
                          ========          ======== ========  ========   ========    ========
 Redeemable ESOP stock
  (2)...................  $  2,954          $  2,960 $  5,278  $  2,452   $    269    $    --
                          ========          ======== ========  ========   ========    ========
 Investments and
  advances from Snyder
  Communications .......  $489,387          $348,272 $116,730  $ 66,353   $ 36,044    $ 22,851
                          ========          ======== ========  ========   ========    ========

--------
(footnotes on next page)

(footnotes continued from previous page)

(1) Net income for the year ended December 31, 1996 includes an extraordinary item of $1.2 million that was recorded in conjunction with the early redemption of subordinated debentures which were due to related parties. The extraordinary item is net of a $0.8 million tax benefit and consists of prepayment of penalties and the write-off of unamortized discount and debt issuance costs.
(2) Represents the balance necessary to satisfy the repurchase obligation associated with Snyder Communications' shares held by the ESOP of an acquired company which have been allocated to former employees of the acquired company whose employment had terminated prior to its merger with SNC.

                                   CIRCLE.COM

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

  The following table summarizes certain historical financial data with respect to circle.com and is qualified in its entirety by reference to, and should be read in conjunction with, the circle.com historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited combined financial statements of circle.com. There were no operations of circle.com prior to 1996. Historical financial information may not be indicative of circle.com's future performance. The operations of circle.com were contained within the Brann Worldwide and Arnold Worldwide networks of Snyder Communications until May 1999 when they were coordinated under the name circle.com and placed under the responsibility of a single management team. See also "Circle.com--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Circle.com-- Business."

                                  For the Six Months     For the Years Ended
                                    Ended June 30,          December 31,
                                  --------------------- -----------------------
                                     1999       1998     1998     1997    1996
                                  ----------  --------- -------  ------  ------
                                      (unaudited)
Income Statement Data:
  Net revenues..................  $   12,347  $  4,830  $13,514  $5,567  $3,308
  Operating expenses:
   Professional services........       7,128     2,420    7,114   3,044   1,960
   Office and general...........       7,017     2,291    5,902   3,621   2,176
                                  ----------  --------  -------  ------  ------
  Income (loss) before income
   taxes........................      (1,798)      119      498  (1,098)   (828)
  Income tax provision
   (benefit)....................         593       212      500    (968)   (588)
                                  ----------  --------  -------  ------  ------
  Net loss......................  $   (2,391) $    (93) $    (2) $ (130) $ (240)
                                  ==========  ========  =======  ======  ======
Balance Sheet Data:
  Total assets..................     $58,253            $13,697  $2,932  $1,441
                                  ==========            =======  ======  ======
  Investments and advances from
   Snyder Communications........  $   39,611            $ 9,106  $1,531  $  770
                                  ==========            =======  ======  ======

                                 RISK FACTORS

  In deciding whether to vote for the recapitalization proposal, you should take into account the following risk factors, as well as other risks included under "Special Note Regarding Forward-Looking Statements" and elsewhere in this proxy statement and prospectus.

  The following is a summary of the material risks in connection with the recapitalization proposal and ownership of SNC stock and circle.com stock. The risk factors included through page 22 discuss risks arising from a capital structure with two separate classes of common stock. Beginning on page 22, we discuss risks which are common to both groups. Beginning on page 25, we discuss risks which are specific to circle.com.

You will remain stockholders of one company and, therefore, financial effects on one group could adversely affect the other.

  Holders of SNC stock and circle.com stock will be stockholders of a single company. SNC and circle.com will not be separate legal entities, but rather parts of Snyder Communications. As a result, stockholders will continue to be subject to all of the risks of an investment in Snyder Communications and all of our businesses, assets and liabilities. The issuance of the SNC stock and the circle.com stock and the allocation of assets, liabilities and stockholders' equity between SNC and circle.com will not result in a distribution or spin-off to stockholders of any of our assets or liabilities. It also will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries, as allocations of our assets and liabilities between SNC and circle.com are only for financial reporting purposes. Snyder Communications will continue to own all assets and be responsible for all liabilities attributed to each group. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to that group, we may be required to satisfy those liabilities with assets we have attributed to the other group.

  Because of the connection between the groups and the risk that the assets of one group could be used to satisfy the liabilities of the other group, each group's financial condition may be affected by the other group's financial condition. In turn, this may affect the market price of the common stock relating to the groups. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of common stock or repurchases of any outstanding preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information along with the financial information we provide for each group. Since the assets of each group would be available to satisfy the liabilities of the other group, we do not expect the obligations of the two groups to receive different credit ratings.

Holders of each class of common stock will have limited rights related to their group.

  Holders of SNC stock or circle.com stock generally will not have stockholder rights specific to their corresponding groups. Instead, holders will have customary stockholder rights relating to Snyder Communications as a whole. For example, holders of SNC stock and circle.com stock would vote as a single class to approve any merger, business combination or disposition of all or substantially all of the assets of Snyder Communications. Holders of either class of common stock will only have the following rights with respect to their particular group:

  . an opportunity to receive dividends declared by our board of directors based on the available dividend amount for their group;

  . in the case of circle.com stock, requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their group; and

  . a right to vote on matters as a separate voting class in the following circumstances:

    . any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation which adversely affects the rights, powers or privileges of the particular group;

    . the payment of a dividend or distribution on the shares of a class of common stock of one group in shares of the class of common stock of the other group; or

    . an increase or decrease in the number of authorized shares or the par value of a class of common stock.

Limits exist on voting power of group stock.

  In circumstances where the two classes of common stock vote together as a single class, circle.com stock may not initially have any influence on the outcome of stockholder voting.

  We expect that initially the SNC stock will have enough votes to approve any stockholder action where the SNC stock and the circle.com vote together as a single class. This includes the election of directors, which requires the approval of the holders of shares having a plurality of the outstanding voting rights, and mergers, which require the approval of the holders of shares having a majority of the outstanding voting rights. This is because the relative voting power of the two classes will be affected by both market price and number of outstanding shares. There will initially be four times the number of shares of SNC stock outstanding as there will be shares of circle.com stock outstanding. However, we do not anticipate that the per share market price of the circle.com stock will initially be four times greater than that of the SNC stock.

  The number of votes per share of circle.com stock is determined by the ratio of the average market value of a share of circle.com stock over the preceding four calendar quarters (or such lesser period since the recapitalization was implemented) to the average market value of a share of SNC stock over the same period of time.

  The market price of circle.com stock is likely to be extremely volatile as the market for Internet-related and technology companies has experienced extreme price and volume fluctuations in recent months. As a result, the voting power of the circle.com stock is likely to fluctuate. We have provided below examples of the voting power of the circle.com stock based on hypothetical relative average market prices. The examples show the circle.com stock trading at various market prices relative to the SNC stock and their effect on circle.com stock's voting rights. Calculations are made using the formula described above and assumes that there are four times the number of shares of SNC stock outstanding as there are shares of circle.com stock outstanding.

                                                                Approximate
           Relative Market Price         Vote Per Share of Total Voting Power of
      of circle.com Stock to SNC Stock   circle.com Stock    circle.com Stock
      --------------------------------   ----------------- ---------------------
                    100%                          1                  20%
                    150%                        1.5                  27%
                    200%                          2                  33%

  Assuming the relative number of outstanding shares of the two classes of common stock do not change, in order for the circle.com stock to have the same percentage of votes as the SNC stock, the market price of the circle.com stock would have to be four times that of the SNC stock. Accordingly, except in limited circumstances requiring separate class voting, the shares of SNC stock could control the outcome of any vote--even if the matter involves a divergence or conflict of the interests of the holders of the SNC stock and the circle.com stock. These matters may include mergers and other extraordinary transactions.

  In circumstances where a separate class vote is required, the class of common stock with less than majority voting power can block action.

  If Delaware law, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of either the SNC stock or the circle.com stock, those holders could prevent approval of the matter-- even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

  In circumstances where the two classes of common stock vote together, holders of only one class of common stock cannot ensure that their voting power will be sufficient to protect their interests.

  Since the relative voting power per share of SNC stock and circle.com stock will fluctuate based on the market values of the two classes of common stock, the relative voting power of a class of common stock could decrease. As a result, holders of shares of only one of the two classes of common stock cannot ensure that their voting power will be sufficient to protect their interests where the holders of the classes of common stock vote together as a single class.

Neither the business and affairs of SNC nor the business and affairs of circle.com may be managed as they would be if the groups were separate companies.

  If the recapitalization is consummated, our directors and officers will be required to manage the business and affairs of Snyder Communications, including both SNC and circle.com, in the best interests of the corporation and its stockholders as a whole. Our directors and officers will not be obligated to prefer the interests of holders of SNC stock over those of holders of circle.com stock, or vice versa, and may not be permitted to do so.

  Under Delaware law, our directors and officers will have fiduciary duties to both SNC stockholders and circle.com stockholders and, in general, will be considered to have satisfied those duties if they have no conflicting personal interest in the matter on which they act and act in good faith in a prudent manner in what they reasonably believe to be the best interests of the corporation and its stockholders as a whole. Absent a disabling conflict of interest, directors will be presumed to have acted in accordance with this standard. Consequently, on any matter where the interests of the SNC stockholders diverge from, or conflict with, the interests of circle.com stockholders, our directors and officers may balance the interests of the two classes of common stockholders and act differently than they would if they were directors or officers of SNC or circle.com and such group were a separate company. In particular, our directors and officers may take action that would be more or less favorable to the SNC stockholders or, alternatively, more or less favorable to the circle.com stockholders than might be taken by the directors and officers of a company that owned only SNC or circle.com.

  Stockholders may not have the legal recourse against our directors and officers which they would normally have in the case of a company having only one class of common stock, where our directors and officers take action that is not favorable to, or adverse to, the interests of one class of common stockholders but that they reasonably believe to be in the best interests of Snyder Communications and the holders of both classes of common stock as a whole.

Our directors and officers may own more of the stock that tracks one group than another.

  We expect that our directors and officers will initially own shares of SNC stock that will have a significantly greater market value than the shares of circle.com stock that they will own, as we expect that, upon the recapitalization, the outstanding shares of SNC stock will have a significantly greater market value than the outstanding shares of circle.com stock. Our board of directors currently anticipates implementing policies pursuant to which most, if not all, directors and those officers whose responsibilities are not limited to the business and affairs of one group will receive stock-based compensation and incentives in both classes of common stock. Stock-based compensation and incentives are expected to be roughly in proportion to the aggregate market value of the outstanding shares of the classes of common stock. However, there is no assurance that any director or officer will not have a greater ownership interest in one class than in another and that the difference will not be material to that individual. In these circumstances, the individual may have a greater personal interest in the consequences of corporate actions for one class than another. The ownership of different amounts of the two classes of stock by a director or officer will not relieve him of his fiduciary duty to act in the best interests of our company and our common stockholders as a whole.

  Our board of directors anticipates overseeing policies and practices for the conduct of Snyder Communications' business and affairs reasonably designed to assure that any material difference in ownership of stock does not improperly affect corporate decision-making on matters where the interests of the holders of SNC stock and the holders of circle.com stock diverge or conflict.

Numerous matters may arise in the conduct of the business and affairs of Snyder Communications where the interests of SNC stockholders may conflict with the interests of circle.com stockholders.

  Our board of directors has discretion to allocate proceeds of the issuance of circle.com stock to circle.com or SNC.

  To the extent of SNC's retained interest in the circle.com group, our board or directors may allocate the proceeds of an issuance of circle.com stock to SNC for use in its operations or otherwise to benefit SNC stockholders through dividends, stock repurchases or other means. In this event, none of the proceeds may be available for use in the operations of circle.com or otherwise to benefit circle.com stockholders and an opportunity to raise funds for these purposes by issuing circle.com stock may be foregone. These issuances also could adversely affect the trading price of circle.com stock.

  Stockholders will not vote on how to allocate consideration received in connection with a merger among holders of SNC stock and holders of circle.com stock.

  Our amended and restated certificate of incorporation and our bylaws will not contain any provision governing how consideration to be received by common stockholders in connection with a merger or consolidation involving Snyder Communications is to be allocated between holders of SNC stock and holders of circle.com stock, except where the merger or consolidation involves the disposition by Snyder Communications of at least 80% in market value of the assets of circle.com. For example, no provision has been made in the event of a merger or consolidation which provides for common stockholders to receive a cash payment in consideration for their shares to allocate that consideration between holders of SNC stock and holders of circle.com stock. In addition, neither the holders of SNC stock nor the holders of circle.com stock will be entitled to vote as a separate class with respect to any merger or consolidation in which Snyder Communications participates, including one which adversely affects the rights, powers or privileges of a class of stock.

  Our board of directors may allocate the consideration to be received by common stockholders in a merger or consolidation as it determines in its business judgement, as long as it acts in accordance with the fiduciary duties of the directors to our company and our stockholders. The different ways in which our board of directors may divide the consideration to be received by common stockholders in connection with a merger or consolidation may have materially different effects on the holders of SNC stock and the holders of circle.com stock and could be materially less valuable than the consideration they would have received if they had a class vote on the merger or consolidation.

  Holders of either class of common stock may be adversely affected by a conversion of one group's stock.

  Our board of directors could, in the exercise of its business judgment in accordance with the directors' fiduciary duties to our company and our stockholders, and without stockholder approval, determine to convert shares of SNC stock into shares of circle.com stock, or to convert shares of circle.com stock into shares of SNC stock, in each case based on their relative market values, at any time including when either or both classes of common stock may be considered to be overvalued or undervalued. The determination of the number of shares to be received in any conversion will include a premium factor unless there is an adverse tax event, in which case there would be no premium factor included in the calculation. A premium factor of 15% would be applied to the average market price per share of SNC stock when converting the SNC stock into circle.com stock. A premium factor of 25% would be applied to the average market price per share of circle.com stock if a conversion of circle.com stock into SNC stock occurs in the first quarter after issuance of the circle.com stock. This premium factor would decline ratably each quarter after that over a period of three years to 15%.

  Any conversion that included a premium factor would dilute the interests in Snyder Communications for the holders of the class of common stock being issued in the conversion. Any conversion would also preclude holders of both classes of common stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. It would also give holders of shares of the class of common stock converted a greater or lesser premium factor than any premium factor that was included or might be included by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

  Allocation of corporate opportunities could favor one group over the other.

  Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other.

  Groups may compete with each other to the detriment of their businesses.

  The creation of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. As a matter of board policy, neither SNC nor circle.com will engage in the principal businesses of the other, except for joint transactions with each other and third parties. However, our chief executive officer or our board of directors will permit indirect competition between the groups based on his or its good faith business judgment that competition is in the best interests of our company and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

  Our board of directors may change our management and allocation policies without stockholder approval to the detriment of either group.

  Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in the exercise of its business judgment in accordance with the directors' fiduciary duties to our company and our stockholders, without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of SNC stock and holders of circle.com stock or could adversely affect one class of stockholders as compared to the other class. For example, our board of directors could modify the policy regarding competition between the groups to prohibit indirect competition altogether or to prohibit the provision of services between the groups. Our board of directors will make any decision relating to these matters in its good faith business judgment that the decision is in the best interests of our company and all of our stockholders as a whole. We cannot assure you that the policies determined by our board of directors are as favorable or more favorable to the holders of SNC stock and holders of circle.com stock than policies that would be set by either group if it were a separate company.

  Either group may finance the other group on terms unfavorable to one of the groups.

  We anticipate that we will transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers in one of the following ways:

  . as a short-term or long-term loan between groups or as a repayment of a previous borrowing;

  .  as an increase or decrease in SNC's retained interest in circle.com; or

  .  as a sale of assets between groups.

  These determinations, including the terms of any transactions accounted for as a loan, could be unfavorable to either group. For example, we cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation. If a transfer is accounted for as an increase or decrease in SNC's retained interest in circle.com, the participation of the holders of SNC stock in the future financial performance of circle.com would be increased or decreased accordingly. If a transfer is accounted for as a sale of assets from one group to the other, the operating results of either or both groups may be affected. This may have an effect on the trading prices of the stock of either or both groups.

  Holders of circle.com stock may receive less consideration upon a sale of assets than if circle.com were a separate company.

  The amended and restated certificate of incorporation provides that if we dispose of all or substantially all of the assets allocated to circle.com, we must, subject to certain exceptions:

  . pay a dividend to holders of circle.com stock in an amount equal to a proportionate interest in the net proceeds of the disposition;

  . redeem from holders of circle.com stock, for an amount equal to a proportionate interest in the net proceeds of the disposition, outstanding shares of circle.com stock; or

  . issue SNC stock in exchange for outstanding circle.com stock at a 10% premium to the value of the circle.com stock being exchanged.

  If circle.com was a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount of the net proceeds that would be received by holders of circle.com stock. In addition, we can not assure you that the net proceeds per share of circle.com stock will be equal to or more than the market value per share of the circle.com stock prior to or after announcement of a disposition.

  Decisions by directors and officers that affect market values could adversely affect voting and conversion rights.

  The relative voting power per share of each class of common stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of SNC stock and circle.com stock. The market value of either or both classes of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of common stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

It might be possible for an acquiror to obtain control of Snyder
Communications by purchasing shares of only one of the classes of common stock.

  A potential acquiror could acquire control of Snyder Communications by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. A majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of the voting power, only shares of that class. We expect that initially the SNC stock will have a substantial majority of the voting power. As a result, initially, it might be possible for an acquiror to obtain control of Snyder Communications by purchasing only shares of SNC stock.

Market value of the stock received in the recapitalization may be less than the market value of existing common stock.

  We can not assure you that the combined market values of a share of SNC stock and of .25 of a share of circle.com stock received in the recapitalization will equal or exceed the market value of a share of our existing common stock prior to the recapitalization. The market may value the individual businesses of Snyder Communications differently than it did as a whole.

Market price of common stock not included in stock market indices could decline.

  We do not anticipate that the circle.com stock initially will be included in any stock index. As a result, holders of our existing common stock that are required to own only stocks included in an index would be required to sell immediately the circle.com stock received by them in the recapitalization. Further, we cannot assure you that the SNC stock will continue to be included in any particular index. Not being included in a particular index in the case of SNC stock or any index in the case of circle.com stock could adversely affect the market price of that class of common stock.

Provisions governing common stock could discourage a change of control and the payment of a premium for shares.

  The existence of two classes of common stock could present complexities and could pose obstacles, financial and otherwise, to an acquiring person. For example, if SNC and circle.com were stand-alone companies, a person interested in acquiring either company without negotiation with management could seek control of the outstanding stock of that company by means of a tender offer or proxy contest. A person interested in acquiring control of only one of the groups without negotiation with Snyder Communications' management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Snyder Communications entitled to vote on the acquisition, including, possibly, the class of common stock of the other group.

  In addition, provisions of Delaware law, our amended and restated certificate of incorporation and our by-laws may also deter hostile takeover attempts. Delaware law limits the ability of a holder of more than 15% of the outstanding voting stock of a company from effecting various business combinations within three years of the person becoming a 15% holder. Under Delaware law, stockholders are not permitted to call a special meeting of stockholders unless the company's certificate of incorporation or by-laws provide otherwise. Our amended and restated certificate of incorporation and our by-laws do not permit stockholders to call a special meeting.

  Additionally, our amended and restated certificate of incorporation provides that we may issue shares of preferred stock and additional shares of either class of common stock. This could enable our board of directors to issue shares to persons friendly to current management in order to discourage an attempt to gain control of our company. It could also be used to dilute the stock ownership of persons seeking to obtain control of our company.

The IRS could assert that the implementation of the recapitalization proposal is taxable to you and us.

  We have been advised by our counsel that no income, gain or loss should be recognized by you or us for federal income tax purposes as a result of the recapitalization proposal, except for any cash received instead of fractional shares of circle.com stock. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of the dividend and other features of the SNC stock and the circle.com stock, including the voting redemption and conversion features. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the SNC stock and the circle.com stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the receipt of the SNC stock or the circle.com stock could be taxable to you as a dividend in an amount equal to the fair market value of the stock, based on the trading prices for the SNC stock and the circle.com stock following the recapitalization, and to us as a taxable distribution in that amount, and that the subsequent conversion of one common stock into the other could be treated as a taxable sale or exchange to you. In neither event will you receive any cash in the recapitalization with which to pay any resulting tax.

Counsel is unable to render an unqualified tax opinion on the recapitalization proposal.

  There are no federal income tax regulations, court decisions or published Internal Revenue Service rulings bearing directly on the recapitalization proposal, and the IRS has taken the administrative position described in the immediately preceding paragraph with respect to issuances of stock such as the SNC stock and the circle.com stock. Accordingly, the tax consequences of the recapitalization proposal are not free from doubt and counsel is therefore unable to render an unqualified opinion. As a consequence of the foregoing, the recapitalization proposal could be taxable to you and us.

A recent Clinton Administration proposal could result in taxation on issuances of common stock.

  A recent legislative proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the SNC stock or the circle.com stock. If this proposal is enacted, we could be subject to tax on an issuance of SNC stock or circle.com stock on or after the date of enactment. If our stockholders approve the recapitalization proposal, our board of directors currently intends to implement the recapitalization, subject to further legislative developments relating to the Clinton Administration tax proposal.

  Under the amended and restated certificate of incorporation, we may convert the SNC stock or the circle.com stock into shares of the other class without any premium if there is an adverse tax event.

  We are paying our financial advisor a fee only if the recapitalization proposal is approved. This may create a conflict of interest.

  We are paying our financial advisor, Deutsche Bank Securities Inc. a fee of $3.0 million only if the recapitalization proposal is approved. This might create a conflict of interest regarding their advice relating to the recapitalization proposal.

Risk Factors Relating to Both Groups

  The continued growth of SNC and circle.com may further strain our resources, which could adversely affect the business and results of operations of either group.

  Our rapid growth has strained our managerial and operational resources. Our continued, planned growth is a key component of increasing the value of both the SNC stock and the circle.com stock. In the past two years our business has grown significantly, and we anticipate continued internal growth.

  We cannot assure you that our management will be able to manage our growth effectively. In order to do so, we must implement and improve our operational systems, procedures and controls. If our systems, procedures and controls are not adequate to support our operations, the expansion of the businesses of either group could be adversely affected. Any inability to expand effectively could have a material adverse effect on the business, financial condition and results of operations of either group.

  Our growth could also be adversely affected by many other factors, including economic downturns, as clients could reduce or delay their expenditures for the services we offer. As a result of these concerns, we cannot be sure that either or both groups will continue to grow, or, if they do grow, that they will be able to maintain their respective historical growth rates.

  Both SNC and circle.com rely on a small number of clients for a significant portion of their respective revenues. If either group loses a major client or project, its revenues could be adversely affected.

  The ten largest current clients of SNC, based on revenues for the six months ended June 30, 1999, listed alphabetically, are Bell Atlantic, British Telecom, Fleet Financial Group, GTE Communications, IBM, Liberty Mutual, McDonalds, Procter & Gamble, Sainsbury's and Volkswagen of America. These clients accounted for 33.9% of the revenues of SNC for the six months ended June 30, 1999. The ten largest current clients of circle.com, based on revenues for the six months ended June 30, 1999, listed alphabetically, are Bell Atlantic,GTE Communications, Healthcare Financing Administration, HSBC Holding, plc, IBM, Merck, Peugeot, ServiceMaster, United Parcel Service and the Wall Street Journal. These clients accounted for 58.2% of the revenues of circle.com for the six months ended June 30, 1999. No single client of either SNC or circle.com accounted for 10% or more of their respective revenues in the six months ended June 30, 1999.

  With few exceptions, both groups provide services on a project basis or under one year contracts with automatic one year renewals. Clients may cancel these contracts on short notice, with notice periods generally ranging from 30 to 90 days. As a result, we cannot assure you that the most significant clients of either group will continue to do business with that group over the long term. If any of the significant clients of either group elect not to renew their contracts, it could have a material adverse effect on the results of operations of that group.

  Fluctuations in the quarterly revenues and operating results of either group may impact the valuation of the stock of that group.

  Both SNC and circle.com have historically experienced significant variation in their respective quarterly and annual revenues and operating results. We expect that future results of operations will continue this trend. These fluctuations may result from a variety of factors, including:

  .  the timing of their respective clients' marketing campaigns;

  .  the implementation of new products or services;

  . changes in the revenue mix among their various service offerings and geographic locations; and

  . the incurrence of costs relating to a project in one period and the recognition of revenue for that project in a later period.

  Due to these factors, quarterly revenues and operating results are difficult to forecast. As a result, we believe that period-to-period comparisons of the operating results of either group will not necessarily be meaningful with respect to that group, and you should not rely on these comparisons as any indication of future performance. The future quarterly operating results of either group may not consistently meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of the stock of that group.

  Either group may be adversely affected by a downturn in the marketing and communications industry, which is cyclical.

  The direct marketing, advertising and communications industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets. A downturn in general economic conditions in one or more markets or changes in client business and marketing budgets could have a material adverse affect on the business, financial condition and results of operations of either group.

  Both SNC and circle.com may have difficulty competing in their respective markets.

  SNC conducts business in the highly competitive direct marketing, advertising and communications industry. We expect this industry to remain competitive. SNC competes with large multinational direct marketing, advertising and communications companies, as well as numerous smaller agencies that operate in one or more countries or local markets, to maintain existing client relationships and to obtain new clients and assignments.

  Recently, traditional advertising agencies also have been competing with major consulting firms that have developed practices in direct marketing, advertising and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to direct marketing, advertising and communications issues faced by clients.

  Circle.com competes in the Internet professional services market which is characterized by increasing competition and the rapid adoption of new technologies. Circle.com faces competition from a wide range of traditional players including:

  .  Internet professional service providers;

  .  online direct marketing firms;

  .  technology integrators; and

  .  strategic consulting firms.

  A number of circle.com's competitors have capabilities and resources equal to or greater than it does. In addition, there are relatively few barriers preventing competitors from entering the Internet professional services industry. As a result, new companies may enter into the market at any time and threaten the business of circle.com. Existing or future competitors may develop or offer comparable or superior services at a lower price, which could have a material adverse effect on the business, financial condition and results of operations of circle.com.

  If either group fails to attract and retain employees, its growth could be limited and its business may be adversely affected.

  Our future success will depend in large part upon the abilities and continued service of Daniel M. Snyder, our Chairman of the Board of Directors and Chief Executive Officer, and Michele D. Snyder, our Vice Chairman, President and Chief Operating Officer and a director. We cannot assure you that we will be able to retain the services of Mr. Snyder and Ms. Snyder. In addition, we must be able to attract, train and retain additional highly skilled executive-level management and creative, technical, consulting and sales personnel. The competition in our industry for skilled personnel is intense, and we cannot be sure that we will be successful in attracting, training and retaining such personnel. An inability to hire and retain employees would increase our recruiting and training costs and decrease operating efficiencies and productivity. This could have a material adverse effect on our business.

  A small number of stockholders could exercise substantial influence over us.

  Daniel M. Snyder, our Chairman of the Board of Directors and Chief Executive Officer, and Michele D. Snyder, our Vice Chairman, President, Chief Operating Officer and a director, beneficially own approximately 13.2% and 4.7%, respectively, of the outstanding shares of our common stock. As a result, Mr. Snyder individually, and he and Ms. Snyder if they act in concert, can exercise substantial influence over our business through their voting power with respect to the election of directors and all other matters requiring action by stockholders. This concentration of share ownership may have the effect of delaying or discouraging a change in control in Snyder Communications. Mr. Snyder and Ms. Snyder are brother and sister.

  Regulatory and legal uncertainties could harm our business.

  Several industries in which our clients operate are subject to varying degrees of governmental regulation. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations. These actions could have a material adverse affect on our business.

  From time to time state and federal legislation is proposed with regard to the use of proprietary databases of consumer groups. The fact that we generate and receive data from many sources increases the uncertainty of the regulatory environment. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of our data. Any such restrictions could have a material adverse affect on our business.

  The services we offer outside the United States may be subject to foreign regulations including:

  .  advertising content;

  .  promotions of financial products;

  .  activities requiring customers to send money with mail orders; and

  .  the maintenance and use of customer data held on databases.

  The year 2000 problem may adversely affect the business of either group.

  The year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We have completed an assessment to determine whether a year 2000 problem exists at any of our operations. Remediation and testing is complete at circle.com and at all but one of SNC's operating subsidiaries. This subsidiary accounted for approximately 7.2% of SNC's revenue in 1998. We expect to complete the remaining year 2000 compliance work in November 1999. We believe that we are year 2000 compliant with respect to all operations other than this SNC subsidiary, which we believe will be year 2000 compliant by year end. However, we cannot assure you that this will be the case until these systems are operational in the year 2000. In addition, year 2000 problems of our clients could affect our systems or operations. Widespread year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. The "worst case scenario" would occur if the statements and warranties of our vendors concerning their year 2000 compliance and upgrade programs were entirely false, our current upgrades were unsuccessful and our contingency plan failed, resulting in a critical systems failure throughout Snyder Communications as a whole. This would have a material adverse effect on our businesses.

Risk Factors Relating to circle.com

  We need to keep pace with changing communications technologies in order to provide effective Internet-based professional services.

  Our success depends on our ability to keep pace with the rapid changes occurring in communications technologies and the new and improved devices and services that result from these changes. Our inability to respond quickly and cost-effectively to changing communications technologies and devices could make our existing service offering non-competitive and may cause us to lose our market share. For example, if the Internet is rendered obsolete or less important by fast, more efficient technologies, we must be prepared to offer non-Internet-based solutions or risk losing current and potential clients. In addition, to the extent that mobile phones, pagers, personal digital assistants or other devices become important aspects of Internet-based professional services, we need to have the technological expertise to incorporate them into our solutions.

  Lack of growth or decline in Internet usage could cause our business to suffer.

  We have derived most of our revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

  Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. We cannot assure you that these predictions will be accurate. If the market for strategic Internet services develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of circle.com stock will decline.

  We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulations of the Internet include the following:

  .  security;

  .  cost and ease of Internet access;

  .  intellectual property ownership;

  .  privacy; and

  .  taxation.

  Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

  We have a history of losses and likely will need additional financing.

  Circle.com has experienced operating losses, as well as net losses, since it began operations. For the six months ended June 30, 1999, circle.com had a loss of $2.4 million. From its inception through June 30, 1999, circle.com has incurred cumulative losses of $2.8 million on $34.7 million of revenue. We believe that cash on hand as of June 30, 1999 will not be sufficient to fund the operations of circle.com through the end of 1999. Similarly, in the future, we may not generate sufficient revenue from operations to pay all of our operating or other expenses. If we fail to generate sufficient cash from our operations to pay these expenses, our management will need to identify other sources of funds, including Snyder Communications. We may not be able to borrow money or issue more shares of circle.com stock to meet our cash needs. Even if we can find sources of financing, they may not be on terms that are favorable or reasonable from our perspective.

  Until May 1999, the operations of circle.com were contained within the Brann Worldwide and Arnold Worldwide divisions of Snyder Communications.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We believe that many of the statements included in this proxy statement and prospectus, including those under the captions:

  .  "Proxy Statement and Prospectus Summary;"

  .  "Risk Factors;"
  . "Snyder Communications--Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  . "SNC--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  .  "SNC--Business;"

  . "Circle.com--Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

  .  "Circle.com--Business;"

may be forward looking statements. Forward-looking statements can be identified by the use of forward-looking words, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," or the negative of those terms or other variations of those terms or comparable words or expressions.

  All forward-looking statements are inherently uncertain as they are based on our current expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.

  In order to comply with the terms of the safe harbor, we note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. Readers are cautioned not to place undue reliance on forward-looking statements in this proxy statement and prospectus, which speak only as of the date of this proxy statement and prospectus.

                                 CAPITALIZATION

  The tables below set forth the capitalization of Snyder Communications, SNC and circle.com as of June 30, 1999 and as adjusted to give effect to the re-classification of existing common stock into SNC stock and circle.com stock. These tables should be read in conjunction with the historical financial statements and related notes included elsewhere in this proxy statement and prospectus.

                          Snyder Communications, Inc.

                                                             As of June 30,
                                                                  1999
                                                            ------------------
                                                                        Pro
                                                             Actual    Forma
                                                            --------  --------
                                                             (in thousands)
Long-term debt:
  Related party borrowings................................. $  8,172  $  8,172
  Capital lease obligations................................    1,491     1,491
  Other debt...............................................    1,616     1,616
                                                            --------  --------
  Total long-term debt.....................................   11,279    11,279
Redeemable ESOP stock......................................    2,954     2,954
Equity:
  Preferred stock, $.001 par value per share, 5,000 shares
   authorized, none issued and outstanding at June 30,
   1999....................................................      --        --
  Existing common stock, $.001 par value, 400,000 shares
   authorized, 76,522 shares issued and outstanding at June
   30, 1999................................................       77       --
  SNC common stock, $.001 par value per share, 320,000
   shares authorized, 76,522 pro forma shares issued and
   outstanding at June 30, 1999............................      --         77
  circle.com common stock, $.001 par value per share,
   80,000 shares authorized, 19,131 pro forma shares issued
   and outstanding at June 30, 1999........................      --         19
  Additional paid-in capital...............................  511,256   511,237
  Accumulated other comprehensive income (loss)............   (2,871)   (2,871)
  Retained earnings........................................   20,536    20,536
                                                            --------  --------
  Total equity.............................................  528,998   528,998
                                                            --------  --------
    Total capitalization................................... $543,231  $543,231
                                                            ========  ========

                                      SNC

                                                              As of June 30,
                                                                   1999
                                                             ------------------
                                                                         Pro
                                                              Actual    Forma
                                                             --------  --------
                                                              (in thousands)
Long-term debt:
  Related party borrowings.................................. $  8,172  $  8,172
  Capital lease obligations.................................    1,491     1,491
  Other debt................................................    1,616     1,616
                                                             --------  --------
  Total long-term debt......................................   11,279    11,279
Equity:
  Other.....................................................  411,539   411,539
  Retained earnings.........................................   80,711    80,711
  Other comprehensive income (loss).........................   (2,863)   (2,863)
                                                             --------  --------
  Total equity..............................................  489,387   489,387
                                                             --------  --------
    Total capitalization.................................... $500,666  $500,666
                                                             ========  ========

                                   circle.com

                                                               As of June 30,
                                                                    1999
                                                              ------------------
                                                              Actual   Pro Forma
                                                              -------  ---------
                                                               (in thousands)
Long-term debt............................................... $   --    $   --
Equity:
  Other......................................................  42,382    42,382
  Retained earnings (deficit)................................  (2,763)   (2,763)
  Other comprehensive income (loss)..........................      (8)       (8)
                                                              -------   -------
  Total equity...............................................  39,611    39,611
                                                              -------   -------
    Total capitalization..................................... $39,611   $39,611
                                                              =======   =======

  The amended and restated certificate of incorporation will permit us to pay dividends on the SNC stock out of assets of Snyder Communications legally available for the payment of dividends under Delaware law, but the total amount paid as dividends cannot exceed the available dividend amount for SNC. The amended and restated certificate of incorporation will also permit us to pay dividends on the circle.com stock, and to transfer corresponding amounts to SNC in respect of its retained interest in circle.com, out of the assets legally available for payment of dividends under Delaware law. However, the total amount paid as dividends, plus the corresponding amounts transferred to SNC in respect of SNC's retained interest in circle.com, cannot exceed the available dividend amount for circle.com. The amended and restated certificate of incorporation will provide that the available dividend amount for SNC and circle.com, respectively, at any time is the amount that would then be legally available for payment of dividends on SNC stock and circle.com stock under Delaware law as if SNC were a separate Delaware corporation and circle.com were a separate Delaware corporation. The amount legally available for payment of dividends is generally limited to the total assets of the corporation less its total liabilities less the aggregate par value of the outstanding shares of its common stock and preferred stock. At the time of any dividend on the outstanding shares of circle.com stock, we will credit SNC and charge against circle.com, a corresponding amount in respect of SNC's retained interest in circle.com. Also see page 44 of this proxy and prospectus.

  For periods after the recapitalization, Snyder Communications will no longer present a single earnings per share of common stock. Earnings per share of common stock will be presented separately for SNC stock and circle.com stock in the financial statements of Snyder Communications using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to the participation rights in undistributed earnings. For SNC stock, earnings per share is calculated using earnings applicable to the SNC stockholders, which includes its retained interest in circle.com. For circle.com stock, earnings per share is calculated using earnings applicable to circle.com, which excludes earnings allocable to SNC's retained interest.

                      WHERE YOU CAN FIND MORE INFORMATION

  Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also do so at the following regional offices of the
Commission:

  .  Seven World Trade Center, 13th Floor, New York, New York 10048.

  . Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

  We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the common stock that we may distribute under this proxy statement and prospectus. This proxy statement and prospectus, which is a part of the registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Snyder Communications and its common stock, you should consult the registration statement and its exhibits. Statements contained in this proxy statement and prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

  If you have any questions about the special meeting, please call Innisfree M&A Incorporated, our solicitation agent. Innisfree may be reached at 1-888-750-5834.

  You should rely only on the information provided in this proxy statement and prospectus. We have not authorized anyone else to provide you with additional or different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of the proxy statement and prospectus.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time And Place Of Meeting

  We are providing this proxy statement and prospectus to you in connection with the solicitation of proxies by our board of directors for use at the special meeting. The special meeting will be held on October 22, 1999, at 9:00 a.m., eastern time, at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, Salon III, McLean, Virginia 22102. This proxy statement and prospectus is first being mailed to our stockholders on or about
October 7, 1999.

Record Date

  We have established August 31, 1999 as the record date for the special meeting. Only holders of record of shares of our existing common stock at the close of business on this date will be eligible to vote at the special meeting.

Proposals To Be Considered At The Meeting

  You will be asked to consider and vote on the three proposals described in this proxy statement and prospectus.

  We will only implement a proposal if all of the proposals are approved. If any of the proposals are not approved, we will not implement any of them.

  We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote in accordance with their judgment with respect to those matters.

Vote Required To Approve The Proposals

  The recapitalization proposal will require the favorable vote of the holders of a majority of the outstanding shares of existing common stock. As a result, abstentions and broker non-votes on the recapitalization proposal will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

  Each of the related stock plan proposals will require the favorable vote of a majority of the votes cast at the special meeting. As a result, abstentions and broker non-votes will not be considered a vote either for or against these proposals.

  Each outstanding share of existing common stock is entitled to one vote on each proposal. As of September 27, 1999, the most recent practicable date prior to the date of this proxy statement and prospectus, we had issued and outstanding 71,228,763 shares of existing common stock. The shares of existing common stock held in our treasury will not be entitled to vote or counted in determining the number of outstanding shares.

  Our directors and executive officers beneficially owned approximately 28.0% of the outstanding shares of our existing common stock as of September 27, 1999. They have advised us that they intend to cause all shares that they beneficially own to be voted in favor of each of the proposals being considered at the special meeting.

Quorum

  In order to carry on the business of the special meeting, we must have a quorum. This means a majority of the outstanding shares of our existing common stock must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Procedure For Voting By Proxy

  If you properly fill in your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the individuals named on your proxy card will vote your shares in favor of approval and adoption of each proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against one or more of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

  A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

  If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy before it is voted by:

  .  submitting a new proxy card with a later date;

  .  by voting in person at the special meeting; or

  . by filing with the Secretary of our company a written revocation of proxy.

  Attendance at the special meeting will not of itself constitute revocation of a proxy.

  If you hold shares through a broker, you should contact your broker to determine the procedures through which you can vote on the recapitalization and related proposals.

                   PROPOSAL 1--THE RECAPITALIZATION PROPOSAL

General

  You are being asked to consider and approve the recapitalization proposal. If approved, the recapitalization proposal will allow us to adopt an amended and restated certificate of incorporation under which each outstanding share of our existing common stock will be changed into one share of SNC stock and .25 of a share of circle.com stock. The shares of circle.com stock that our stockholders receive in the recapitalization will initially represent 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's retained interest in circle.com. This retained interest in circle.com will be represented by a number of shares of circle.com stock that Snyder Communications could issue for the account of SNC in respect of the retained interest. However, the retained interest will have no voting rights and no actual shares of circle.com stock will be issued in respect of the retained interest. If any dividends or distributions are made on the circle.com stock, a portion of the dividends or distributions equal to the percentage of circle.com's equity value represented by this retained interest will be retained by Snyder Communications for the benefit of the holders of SNC stock. These amounts may be used in the SNC business or distributed as dividends on the SNC stock.

  The SNC stock and the circle.com stock are what are commonly referred to as "tracking stocks," "targeted stocks" or "letter stocks," because each is intended to reflect or "track" the separate performance of a business of Snyder Communications. Tracking stock is an equity interest in a corporation with rights determined by reference to the performance of specific assets of the corporation.We will provide separate operating results and other business and financial information with respect to SNC and circle.com. In addition, we have established policies to assist us in allocating costs and charges between the groups on an objective basis. We believe this will enable our stockholders to gain a better understanding of the inherent value in each group.

  If the recapitalization proposal is implemented, from a financial reporting standpoint, we intend to separate our Internet professional services business-- which we call circle.com--from the rest of our businesses--which we call SNC. We intend our circle.com stock to reflect or "track" the performance of circle.com, and we intend our SNC stock to reflect or "track" the performance of SNC and its retained interest in circle.com.

  Holders of SNC stock and circle.com stock will be stockholders of a single company, Snyder Communications. As a result, stockholders will continue to be subject to all of the risks of an investment in Snyder Communications.

  The percentage of circle.com's equity value represented by the retained interest will change in the future if the total number of outstanding shares of circle.com stock changes or if transfers of cash or other property between SNC and circle.com occur that are accounted for as either capital contributions to circle.com or as a return of capital by circle.com. For example, if the number of outstanding shares of circle.com stock increases, or if a transfer of cash or other property from circle.com to SNC occurs that is accounted for as a return of capital to SNC, the retained interest will be reduced. Conversely, if the number of outstanding shares of circle.com stock decreases, or if a transfer of cash or other property from SNC to circle.com occurs that is accounted for as a capital contribution to circle.com, the retained interest will be increased. Adjustments to the retained interest based on transfers of cash or other property between the groups will be made based on the market value of the circle.com stock on the date of the transfer. There is no maximum or minimum limitation on the size of SNC's retained interest in circle.com. SNC's retained interest in circle.com is not reflected in the financial statements of SNC.

  Snyder Communications has agreed to issue approximately 4.3 million additional shares of circle.com stock following implementation of the recapitalization as consideration for circle.com acquisitions, including the acquisition of Interactive Bureau LLC. These additional issuances will reduce SNC's retained interest in circle.com to approximately 16.9%.

  We may convert SNC stock into circle.com stock or convert circle.com stock into SNC stock, based on their relative market values, at any time following implementation of the recapitalization proposal. This would have the effect of reversing the recapitalization. The determination of the number of shares to be received in any conversion will include a premium factor unless there is an adverse tax event (as described more fully on page 48), in which case there would be no premium factor included in the calculation. A premium factor of 15% would be applied to the average market price per share of SNC stock when converting the SNC stock into circle.com stock. A premium factor of 25% would be applied to the average market price per share of circle.com stock if a conversion of circle.com stock into SNC stock occurs in the first quarter after issuance of the circle.com stock. This premium factor would decline ratably each quarter after that over a period of three years to 15%.

  By providing separate securities for each business, investors will be able to invest in either or both securities depending upon their investment objectives. In the event we determine to convert SNC stock into circle.com stock or convert circle.com stock into SNC stock, the conversion premium is intended to compensate the holders of the class of stock being converted for the lost opportunity to invest in that security. Our board of directors determined that a higher initial premium factor for the conversion of the circle.com stock was appropriate because circle.com is a relatively less seasoned business and as such may trade at a discount to more seasoned comparable company stock for a period of time.

  If the recapitalization proposal is implemented, your rights as stockholders will be governed by Delaware law and the amended and restated certificate of incorporation. The amended and restated certificate of incorporation contains the terms of the SNC stock and the circle.com stock.

  If the recapitalization proposal and the related proposals are not approved, our existing common stock will not be changed into SNC stock and circle.com stock.

  If the recapitalization proposal and the related proposals are approved, we plan to implement the recapitalization proposal by filing the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. We currently anticipate that this filing will be made as promptly as practicable after the special meeting. No state or federal regulatory approvals are required for the completion of the recapitalization proposal.

  The amended and restated certificate of incorporation would, among other things, authorize 405 million shares of capital stock, and establish the rights, limitations and preferences of those shares. The authorized shares of capital stock would include 5 million shares of preferred stock and 400 million shares of common stock, to consist of:

  .  320 million shares of SNC stock; and

  .  80 million shares of circle.com stock.

  Our board of directors may decide not to implement the recapitalization proposal for any reason at any time prior to the filing of the amended and restated certificate of incorporation with the Delaware Secretary of State, either before or after stockholder approval.

  Following the implementation of the recapitalization proposal, we may from time to time, by action of our board of directors,

  . offer either or both classes of common stock for cash in one or more public or private offerings,

  . issue shares of either or both classes of common stock to our employees pursuant to employee benefit plans,

  . issue shares of either or both classes of common stock as consideration for acquisitions or investments, or

  . issue shares of either or both classes of common stock for any other proper corporate purpose.

So long as sufficient authorized shares are available, the timing, size, sequence and terms of any of these transactions would be determined by our board of directors, without your further approval, unless obtaining your approval is considered advisable by the board of directors or required by applicable law, regulation or NYSE or Nasdaq National Market System requirements.

  The affirmative vote of a majority of our existing common stock issued and outstanding on the record date is required for approval of the recapitalization proposal.

Background and Reasons for the Recapitalization Proposal

  Our board of directors approved the recapitalization proposal following its review of various alternatives for enhancing the overall return to our stockholders, advancing our financial and strategic objectives and creating flexibility for our future growth. Our board of directors believes that the historical price performance of our existing common stock has been more closely linked to our direct marketing, advertising and communications business and fails to reflect adequately the value of our Internet professional services business. As a result, we believe our stockholders have been unable to realize the full value of their shares. The exchange ratio of one share of SNC stock and .25 of a share of circle.com stock for each outstanding share of existing common stock was determined by our board of directors, based on advice from our financial advisor, Deutsche Bank Securities Inc., in order to arrive at a per share trading price for each class of capital stock that we believe would be acceptable to the market.

  The recapitalization proposal is designed to separate the performance of our circle.com business from the rest of Snyder Communications. Holders of SNC stock are expected to benefit from the earnings growth and cash flow provided by SNC and its retained interest in circle.com. Holders of circle.com stock are expected to benefit from the earnings growth and cash flow provided by circle.com.

  Our principal reason for the recapitalization is to enhance the value of our separate businesses. We believe that the recapitalization will improve our ability to separately manage and monitor the performance of our businesses because we will provide separate operating results and other business and financial information with respect to each business. We believe this will enable our separate management teams to focus greater attention on their respective business. Further, we believe that by creating separate classes of stock that may be used for stock options and stock ownership in the separate groups, we will be able to provide more focused incentives for the individual management teams. Because of these factors, we believe we will be better able to accelerate the growth and development of circle.com. In addition, by providing our stockholders with separate securities for our SNC and circle.com businesses and financial statements that reflect the performance of each business, investors will be able to invest in either or both securities depending upon their investment objectives and, we believe, will be able to gain a better understanding of the value inherent in these businesses.

  At a meeting held on May 6, 1999, our board of directors considered a variety of proposals to increase the overall value of our existing common stock to our stockholders. Our board of directors evaluated alternatives available to us in view of its strategic objective of accelerating the growth and development of our core business. Our board of directors had extensive discussions with our senior officers. The alternatives which they considered were:

  .  the preservation of our current equity and operating structure;

  . the creation of two classes of common stock to reflect separately the results of our direct marketing, advertising and communications business and our Internet professional services business;

  . an initial public offering of common stock of circle.com and the spin-off of the balance of that company to holders of existing common stock; and

  . the formation of a subsidiary to hold circle.com's business and the spin-off of this subsidiary to holders of existing common stock.

  Our board of directors used several criteria to contrast the benefits and drawbacks of these transaction alternatives to our stockholders, including:

  . the tax consequences to Snyder Communications and the separate groups of operating under the various alternatives;

  . our assessment of capital markets acceptance of the alternatives and the likelihood of success of the alternatives, based on our understanding of these markets and consultations between members of the board of directors and our financial advisor, Deutsche Bank Securities Inc., and our counsel, Weil, Gotshal & Manges LLP;

  .  flexibility to provide equity incentives for circle.com's employees; and

  .  ability of circle.com to raise equity capital in the future.

  Our board determined in its business judgment that retaining the SNC business and the circle.com business within Snyder Communications would be the best means of enhancing stockholder value, accomplishing our financial and strategic objectives and creating flexibility for future growth. Retaining SNC and circle.com within Snyder Communications will enable circle.com to take advantage of the relatively greater capital resources and financing capacity of SNC until circle.com is in a position to access all necessary capital on its own. In addition, circle.com will benefit from continued access to the established facilities and administrative, managerial and other business resources of Snyder Communications. In turn, Snyder Communications will be permitted to offset for income tax purposes against SNC's net income the net losses likely to be generated by circle.com during the period of its accelerated growth and development. These advantages would not be present if circle.com were spun-off into a separate corporate entity.

  Our board concluded that the potential advantages of the recapitalization outweighed the advantages of preserving our current equity and operating structure and the potential disadvantages of the recapitalization proposal. Preserving our current equity and operating structure would provide to both groups the benefits of shared access to resources and consolidated financing. However, our board determined that the recapitalization would enhance the value of our separate businesses. The board considered the potential disadvantages of the recapitalization proposal that would not be present if our current equity and operating structure were retained, especially the complexity of the capital structure, the costs of implementing the structure and the potential difficulties associated with resolving conflicts between the groups. The board concluded that the potential advantages of the recapitalization proposal over retaining the current structure outweighed these potential disadvantages.

  In making this determination, our board of directors considered the advantages that potentially could be realized in a spin-off of circle.com. Similar to a recapitalization, a spin-off would permit circle.com to be separately managed and would permit circle.com to separately monitor and report its financial performance. A spin-off also would create a new common stock that could be used to provide performance incentives for circle.com management and for possible future acquisitions. Investors attracted to the investment characteristics of circle.com could invest directly in shares of circle.com following a spin-off. A spin-off of circle.com would have the additional advantage that the assets of either group would not be available to satisfy creditors or other liabilities of the other group. In the recapitalization, liabilities of either group may be satisfied out of the assets of the other group.

  Our board of directors determined that the potential advantages of a spin-off were outweighed by the greater advantages of retaining SNC and circle.com within Snyder Communications. Our board of directors determined that creating the SNC stock and circle.com stock in the recapitalization would permit Snyder Communications to realize many of the same advantages of operating through separate entities while retaining the benefits of preserving both groups within Snyder Communications. Our board of directors identified the following potential advantages of the recapitalization proposal:

  . the creation of two classes of common stock intended to reflect separately the performance of SNC and circle.com allows us to appeal to different investor groups with different expectations with regards to earnings, cash flow and revenue growth and should result in more focused coverage by securities analysts. The SNC stock should continue to be valued in the market based on growth in earnings and cash flows. Shareholders of businesses operating in the interactive and e-commerce arena, such as circle.com, have different expectations of financial performance. As a result, holders of SNC stock and circle.com stock may be distinct investor groups;

  . the creation of two classes of common stock should enhance the autonomy of the groups by allowing each group and its management to focus on that group's own identity, business strategy, financial performance and culture and to structure employee incentives which are tied directly to the share performance of that group;

  . the recapitalization proposal, in contrast to a spin-off, will allow us to retain the advantages of doing business as a single company and allow each group to capitalize on relationships with the other group. As part of one company, we retain the ability to offer a wider range of services to the customers of SNC and circle.com than would be possible if SNC and circle.com were doing business as separate companies;

  . the recapitalization proposal preserves our ability to undertake future capital restructurings and business segmentation; and

  . the implementation of the recapitalization proposal should not be taxable to us or you, except for cash you receive in lieu of fractional shares of circle.com stock.

  Our board of directors also considered the following potential disadvantages of the recapitalization proposal:

  . the recapitalization proposal requires a complex capital structure that may not be well understood by investors and thus could inhibit the efficient valuation of either or both classes of common stock. The board of directors determined that this disadvantage has been mitigated (although not eliminated) because of the number of companies recently adopting or proposing similar capital structures;

  . the potential diverging or conflicting interests of the two groups and the issues that could arise in resolving any conflicts. The board of directors has established policies for the operation of the combined businesses following the recapitalization to address instances of conflict and to give fair consideration to all relevant interests in making determinations in the best interests of Snyder Communications and all of its stockholders as a whole;

  . investors in SNC stock and circle.com stock will be exposed to the risks of our consolidated businesses and liabilities because both groups remain legally a part of Snyder Communications. The board of directors had concluded for the reasons described above that retaining both SNC and circle.com within Snyder Communications would be preferable to spinning-off circle.com. In considering the advantages and disadvantages of retaining both SNC and circle.com within Snyder Communications, the board recognized that each group would be exposed to the risks of the consolidated businesses;

  . the market values of SNC stock and circle.com stock could be affected by market reaction to decisions by our board of directors and management that investors perceive as affecting differently one class of common stock compared to the other, such as decisions regarding the allocation of assets, expenses, liabilities and corporate opportunities and financial resources between the groups. The board of directors has established management and allocation policies for the combined businesses following the recapitalization to ensure that a process of fair dealing governs the relationship between the groups and the means by which the terms of any material transactions between them shall be determined; and

  . a recent legislative proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the SNC stock and the circle.com stock. The board of directors considered the possible impact of such legislation. Under the terms of the recapitalization proposal, we may convert the SNC stock or the circle.com stock into shares of the other class without any premium if there is an adverse tax event (as described in detail on page 48), such as enactment of the Clinton Administration proposal, notwithstanding that, by its terms, the proposal would apply only to issuances on or after the date of enactment.

  Our board of directors determined, for the reasons summarized above, that on balance the potential advantages of the recapitalization proposal outweigh the potential disadvantages and concluded that the recapitalization proposal is in the best interests of our company and our stockholders.

  On June 22, 1999 and October 5, 1999, our board of directors confirmed its prior conclusions and unanimously approved the recapitalization and the calling of the special meeting.

Recommendation of the Board of Directors

  Our board of directors has unanimously approved the recapitalization proposal and believes its adoption to be in our best interests and the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote "for" the recapitalization proposal.

  Proposal 1 is conditioned upon approval by stockholders of the stock incentive plan proposal and the stock purchase plan proposal. If either related proposal is not approved by stockholders and implemented by the board, Proposal 1 will not be implemented.

Management and Allocation Policies

  Because SNC and circle.com will each be a part of a single company, we have carefully considered a number of issues with respect to the financing activities of SNC and circle.com, competition between the groups, inter-group business transactions, access to technology and know-how, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two groups. Our board of directors and management have established policies to accomplish the fundamental objective of the recapitalization proposal, which is to highlight the separate financial performance of each of SNC and circle.com and to allow each group to focus on its own business strategy and financial performance. These policies establish guidelines to help us allocate costs and charges between the two groups on an objective basis and to ensure that a process of fair dealing governs the relationship between the groups and the means by which the terms of any material transactions between them shall be determined.

  Policies Subject to Change Without Stockholder Approval

  We have summarized our management and allocation policies as we expect them to be effective upon the recapitalization. We are not requesting stockholder approval of these policies.

  Our board of directors may modify or rescind these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, our board of directors has no present plans to do so. A board of directors' decision to modify or rescind such policies or adopt additional policies could have different effects upon holders of SNC stock and holders of circle.com stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors would make any decision in accordance with its good faith business judgment that the decision is in the best interests of Snyder Communications and all of our stockholders as a whole.

  Fiduciary and Management Responsibilities

  Under Delaware law, directors and officers are fiduciaries for the corporation and its stockholders and, as such, have duties of loyalty and of care. In general, directors and officers are considered to have satisfied these duties when acting for the corporation if they do not have a conflicting personal interest in the matter on which they act and act in good faith in a prudent manner in what they reasonably believe to be the best interests of the corporation and its stockholders. Absent a disabling conflict of interest, directors are presumed to have acted in accordance with this standard. If the recapitalization is consummated, our directors and officers will owe these same duties to both the holders of SNC stock and the holders of circle.com stock, as they currently do to holders of our existing common stock. Neither class of common stockholder will be entitled to any higher degree of care or loyalty on the part of a director or officer than the other class of common stockholder nor will the interests of either such class be entitled to greater weight than the interests of the other in the decision-making of the directors and officers. Market values of the separate classes may be a relevant consideration in the exercise of our board's business judgment.

  The application of the fiduciary duties of directors and officers when acting on matters as to which the interests of one class of common stockholders may diverge from, or conflict with, the interests of another class of common stockholders have not been definitively established. In connection with any matters where the interests of holders of SNC stock may diverge from, or conflict with, the interests of circle.com stockholders, our directors and officers intend to act in accordance with their fiduciary duties under Delaware law and, based on current law, intend to act in what they reasonably believe to be the best interests of Snyder Communications and its common stockholders (of both classes) as a whole, giving fair consideration to the interests of each class.

  We have established the policies relating to financing activities and allocation matters, transfers of assets between the groups, and competition and corporate opportunities to address the manner in which potentially divergent interests of the groups relating to these matters will be resolved. Any matters not addressed by these policies and any modification to these policies would be considered by our board in light of the board's fiduciary duties to the stockholders of both groups. Our board of directors has no present intention to modify or rescind these policies or adopt any additional policies, whether or not our board believes the value of SNC stock and circle.com stock is accurately reflected in their market prices.

  Financing Activities

  We manage most financial activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. We have set forth below the policies established by our board of directors relating to the incurrence of debt and stock issuances, the allocation of related costs and funds transfers between the groups.

  After the date on which circle.com stock is first issued:

    (1) Snyder Communications will attribute each future incurrence or issuance of external debt and the proceeds of that incurrence or issuance to SNC, to the extent the proceeds are used for the benefit of SNC, and to circle.com, to the extent the proceeds are used for the benefit of circle.com.

    (2) Snyder Communications will attribute each future issuance of SNC stock, and the proceeds of that issuance, to SNC. Snyder Communications may attribute any future issuances of circle.com stock and the proceeds of that issuance:

    . to SNC in respect of its retained interest in circle.com, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent; or

    . to circle.com, in a manner analogous to a primary offering of common stock.

  In either case, if we issue additional shares of circle.com stock, SNC's retained interest in circle.com would be correspondingly decreased. This is because the number of outstanding shares of circle.com stock will have increased in relation to the retained interest percentage and, in addition, if the proceeds of a future issuance of circle.com stock are attributed to SNC, the number of shares of circle.com stock attributable to SNC's retained interest will have been reduced in an amount corresponding to the number of shares issued. Snyder Communications has agreed to issue approximately 4.3 million additional shares of circle.com stock following implementation of the recapitalization as consideration for circle.com acquisitions, including the acquisition of Interactive Bureau LLC. These additional issuances will reduce SNC's retained interest in circle.com to approximately 16.9%.

    (3) Dividends on and repurchases of SNC stock will be charged against SNC, and dividends on and repurchases of circle.com stock will be charged against circle.com. In addition, at the time of any dividend on circle.com stock, Snyder Communications will credit to SNC, and charge against circle.com, a corresponding amount in respect of SNC's retained interest in circle.com.

    (4) Circle.com's liquidity needs may be funded in the ordinary course of business from:

    .  cash generated by circle.com's operations;

    .  additional issuances of circle.com stock;

    . the proceeds of external debt incurred or issued for the benefit of circle.com; or

    .  cash transfers from SNC.

    Significant expenditures will be funded on a case by case basis as determined by our board of directors.

    (5) Snyder Communications will account for all cash transfers from one group to or for the account of the other group as inter-group revolving credit advances unless:

    . our board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan;

    . our board of directors determines that a given transfer or type of transfer should be accounted for as a capital contribution increasing SNC's retained interest in circle.com; or

    . our board of directors determines that a given transfer or type of transfer should be accounted for as a return of capital reducing SNC's retained interest in circle.com.

    These transfers do not include cash transfers in return for assets or services rendered or cash transfers in respect of SNC's retained interest that correspond to dividends paid on circle.com stock. There are no specific criteria to determine when Snyder Communications will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-group revolving credit advance. Snyder Communications would make that determination at the time of the transfer, or the first of that type of transfer, based upon all relevant factors, including:

    .  the current and projected capital structure of each group;

    .  the relative levels of internally generated funds of each group;

    .  the financing needs and objectives of the recipient group;

    . the availability, cost and time associated with alternative financing sources; and

    .  prevailing interest rates and general economic conditions.

    Historically, we treated cash advances to circle.com as capital contributions. As we stated above, following the recapitalization, we will treat cash advances to circle.com as inter-group revolving credit advances. See the pro forma disclosure on pages F-54 and F-87 to determine the pro forma impact of the change in this policy on the prior periods presented.

    (6) Any cash transfer accounted for as an inter-group revolving credit advance will bear interest at the rate at which Snyder Communications determines that it could borrow those funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Snyder Communications determines that it could borrow those funds.

    (7) Any cash transfer from SNC to circle.com accounted for as a capital contribution will correspondingly increase circle.com's stockholders' equity and SNC's retained interest in circle.com. As a result, the number of shares of circle.com stock that Snyder Communications could issue for the account of SNC in respect of its retained interest will increase by the amount of the capital contribution divided by the market value of circle.com stock on the date of transfer. When determining the amount available for payment of dividends on SNC stock, SNC's assets are deemed to include the value of these shares.

    This increase may also be expressed as follows:

                 Amount of capital contribution to circle.com
                       ---------------------------------
                 Market value of one share of circle.com stock
                            on the date of transfer

    (7) Any cash transfer from circle.com to SNC accounted for as a return of capital will correspondingly reduce circle.com's stockholders' equity and SNC's retained interest in circle.com. As a result, the number of shares of circle.com that Snyder Communications could issue for the account of SNC in respect of its retained interest in circle.com will decrease by the amount of such return of capital divided by the market value of circle.com stock on the date of transfer. This decrease will result in a reduction of the amount available for payment of dividends of SNC stock.

    This decrease may also be expressed as follows:

                      Amount of return of capital to SNC
                       ---------------------------------
                    Market value of one share of circle.com
                         stock on the date of transfer

  Competition Between Groups

  SNC's principal business is direct marketing, advertising and communications. Circle.com's principal business is Internet professional services. As a matter of Board policy, neither SNC nor circle.com will engage in each other's principal businesses, except for joint transactions with each other. Joint transactions may include joint ventures or other collaborative arrangements to develop, market, sell and support new products and services. Third parties may also participate in those joint transactions. The terms of any joint transactions will be determined by our chief executive officer or, in appropriate circumstances, our board of directors.

  Our chief executive officer or, in appropriate circumstances, our board of directors, may change this policy and decide to permit indirect competition between the groups. Indirect competition could occur if and when:

  . one group uses products or services of third parties in that group's products or services rather than using the other group's products or services;

  . a third party uses a product or service of one group in the third party's products or services which compete with the other group's products or services; or

  . a group licenses technology allocated to that group to a third party that is a competitor of the other group.

  The groups may compete in a business which is not a principal business of the other group.

  Transfers of Assets Between Groups

  Except as described below, our board of directors has determined that any transfer of assets between groups will be made at fair value, as determined by our board of directors. The consideration for these asset transfers may be paid by one group to the other in cash or other consideration, as determined by our board of directors.

  Sales of Products and Services Between Groups. A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for these transactions are not available from a third party, the purchasing group will:

    (1) pay for the products at fair value as determined by our board of directors; and

    (2) pay for the services at fair value, as determined by our board of directors, or at the cost, including overhead, of the selling group.

  Joint Transactions. The groups may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by our board of directors.

  It is anticipated that in order to provide the maximum incentive to employees regarding the overall success of Snyder Communications, it may be appropriate to grant awards consisting of shares of both classes of common stock to employees performing services for one group. This should allow us to maintain a cohesive corporate identity and culture and allow employees of both groups to participate in the long-term growth and financial success of Snyder Communications as a whole.

  Access to Technology and Know-How

  Each group will have free access to all of our technology and know-how, excluding products and services of the other group, that may be useful in that group's business, subject to obligations and limitations applicable to Snyder Communications and to those exceptions that our board of directors may determine. The groups will consult with each other on a regular basis concerning technology issues that affect both groups.

  Review of Corporate Opportunities

  Our chief executive officer or, in appropriate circumstances, our board of directors will review any matter which involves the allocation of a corporate opportunity in whole to either SNC or circle.com or in part to SNC and in part to circle.com. In accordance with Delaware law, our chief executive officer or our board of directors will make the determination with regard to the allocation of any of these opportunities and the benefit of these opportunities in accordance with their good faith business judgment of the best interests of Snyder Communications and all of our stockholders as a whole. Among the factors that they may consider in making this allocation is:

  . whether a particular corporate opportunity is principally related to the business of SNC or circle.com;

  . whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and

  .  existing contractual agreements and restrictions.

  Financial Statements; Allocation Matters

  We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for SNC and circle.com, and these financial statements, taken together, will comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of SNC and circle.com will reflect the financial condition, results of operations and cash flows of the businesses included in each group.

  Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing each group's financial statements. However, holders of SNC stock and circle.com stock will continue to be subject to all of the risks associated with an investment in Snyder Communications and all of our businesses, assets and liabilities. See the historical financial statements for SNC and circle.com included in this proxy statement and prospectus.

  In addition to allocating debt and interest as described above under "-- Financing Activities" and assets as described above under "--Transfers of Assets Between Groups," our board of directors has adopted the following accounting and allocation policies, each of which is reflected in the combined financial statements of the respective groups included in this proxy statement and prospectus:

  . Specifically Identifiable Operating Expenses. Costs which relate entirely to the operations of either SNC or circle.com are attributed entirely to the respective business. These expenses consist of costs of personnel who are 100% dedicated to the operations of either SNC or circle.com, all costs associated with Snyder Communications locations which conduct only the business of either SNC or circle.com and amounts paid to third parties for work which is specifically identifiable to the operations of either SNC or circle.com. All overhead costs which are incurred at locations which conduct only the business of either SNC or circle.com are also attributed entirely to the respective business. These costs include on-site senior management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning, and any other overhead functions which occur at the dedicated locations. In addition, any costs incurred in locations which conduct the business of both SNC and circle.com and which are specifically identifiable to the operations of one or the other business are attributed to the respective business.

  . Shared Operating Expenses. Certain company locations and personnel are involved in conducting the business of both SNC and circle.com. In the case of employees which are involved in both businesses, the employee costs are allocated to SNC and circle.com based on estimated time spent by the employees in the respective businesses. Facility costs fall into two categories: (1) facility costs for space in which the actual operations of SNC and circle.com are conducted; and (2) facility costs for space in which the overhead activities of executive management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning functions and any other overhead functions occur. In the case of facility costs for space in which the actual operations of SNC and circle.com are conducted, the cost of the space is allocated to SNC and circle.com based on square footage used by each respective business. In the case of facility costs for space in which overhead activities occur, the cost of the space is allocated to SNC and circle.com based on time spent by the overhead employees on matters relating to SNC and circle.com. Similarly, the other costs associated with the overhead employees, such as depreciation of computer and office equipment, employee travel and entertainment and other costs, are allocated to SNC and circle.com based on time spent by the overhead employees relating to matters of the respective divisions. As discussed above, overhead costs at shared locations which are specifically identifiable to the operations of SNC or circle.com are attributed entirely to the respective business.

  . Taxes. The federal income taxes of Snyder Communications and our subsidiaries which own assets allocated between the groups are determined on a consolidated basis. We will allocate consolidated federal income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to Snyder Communications' consolidated federal taxable income and the consolidated federal tax liability and tax credit position. We will credit tax benefits that can not be used by the group generating those benefits but can be used on a consolidated basis to the group that generated those benefits. Inter-group transactions will be treated as taxed as if each group was a stand-alone company. Depending on the tax laws of the respective jurisdictions, we will calculate state and local income taxes on either a consolidated or combined basis or on a separate corporation basis. We will allocate state income tax provisions and related payments or refunds determined on a consolidated or combined basis between the groups based on their respective contributions to the consolidated or combined state taxable incomes. We will allocate state and local income tax provisions and related tax payments which we determine on a separate corporation basis between the groups in a manner designed to reflect the respective contributions of the groups to the corporation's separate state or local taxable income.

Description of SNC Stock and circle.com Stock

  We have summarized below the material terms of the SNC stock and the circle.com stock. The summary is not complete. We encourage you to read the amended and restated certificate of incorporation that is attached as Annex A. Any future amendments to our certificate of incorporation will require stockholder approval. See "--Voting Rights--General Voting Rights."

  The shares of circle.com stock that you receive in the recapitalization will initially represent 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's retained interest in circle.com. The proportional interest in circle.com represented at any time by the outstanding shares of circle.com stock is the "outstanding interest percentage." The remaining proportional interest represented by SNC's retained interest in circle.com is the "retained interest percentage." SNC's retained interest in circle.com will not be represented by actual shares of circle.com stock. SNC will have no voting rights with respect to its retained interest in circle.com. The "retained interest" is simply a way of describing that portion of the equity value of circle.com that is attributable to SNC. The percentage of circle.com's equity value represented by this retained interest will change in the future if actions, such as issuances of additional shares of circle.com stock, repurchases of shares of circle.com stock, or transfers of cash or other property between SNC and circle.com, are taken that change the total number of outstanding shares of circle.com stock. These actions, and the effect that they would have on the holders of circle.com stock, are described further in this section and in our amended and restated certificate of incorporation.

  General

  Our existing certificate of incorporation authorizes us to issue 405 million shares of stock, consisting of 400 million shares of common stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share. As of September 27, 1999, 71,228,763 shares of existing common stock and no shares of preferred stock were issued and outstanding.

  The amended and restated certificate of incorporation will authorize us to issue 405 million shares of stock as follows:

    (1) 320 million shares of common stock, designated as SNC stock;

    (2) 80 million shares of common stock, designated as circle.com stock;
  and

    (3) 5 million shares of preferred stock.

Shares of each class of stock will have a par value of $0.001 per share. We will be able to issue shares of preferred stock in series, without stockholder approval.

  As a result of the recapitalization proposal, assuming the number of shares of existing common stock then outstanding is the same as the number outstanding on September 27, 1999, 71,228,763 shares of SNC stock and approximately 17,807,191 shares of circle.com stock will be issued and outstanding.

  Our board of directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. Our board of directors will have this authority subject to limitations provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

  Dividends

  We currently intend to retain future earnings to finance our growth and development. Accordingly, we do not anticipate paying any cash dividends on either class of common stock in the foreseeable future. We expect that determinations to pay dividends on SNC stock or circle.com stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in financing or other agreements binding upon Snyder Communications and any other factors our board considers relevant.

  Our amended and restated certificate of incorporation will permit us to pay dividends on the SNC stock out of assets of Snyder Communications legally available for the payment of dividends under Delaware law, but the total amount paid as dividends cannot exceed the available dividend amount for SNC. It will also permit us to pay dividends on the circle.com stock, and to transfer corresponding amounts to SNC in respect of its retained interest in circle.com, out of assets of Snyder Communications legally available for the payment of dividends under Delaware law. However, the total amount paid as dividends, plus the corresponding amounts transferred to SNC in respect of SNC's retained interest in circle.com, cannot exceed the available dividend amount for circle.com.

  The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

  .  the total assets of the corporation less its total liabilities; less

  . the aggregate par value of the outstanding shares of its common and preferred stock.

If that amount is not greater than zero, a corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. These restrictions form the basis for calculating the available dividend amounts for SNC and circle.com. They will also form the basis for calculating the aggregate amount of dividends that Snyder Communications as a whole can pay on its common stock (regardless of series). Accordingly, net losses of either group, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for the payment of dividends on both series of common stock.

  Our amended and restated certificate of incorporation will provide that the available dividend amount for SNC at any time is the amount that would then be legally available for the payment of dividends on SNC stock under Delaware law as if SNC were a separate Delaware corporation. For purposes of this calculation, the "total assets" of SNC are assumed to include the number of shares of circle.com stock that Snyder Communications could issue to SNC with respect to SNC's retained interest in circle.com.

  Our amended and restated certificate of incorporation will provide that the available dividend amount for circle.com at any time is the amount that would then be legally available for the payment of dividends on circle.com stock under Delaware law as if circle.com were a separate Delaware corporation. For purposes of this calculation, the number of outstanding shares of circle.com stock are assumed to include that number of shares of circle.com stock that Snyder Communications could issue to SNC with respect to SNC's retained interest in circle.com.

  Subject to these limitations (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Snyder Communications from time to time), our amended and restated certificate of incorporation will provide that we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series, or any other factor.

  At the time of any dividend on the outstanding shares of circle.com stock (including any dividend required as a result of a disposition of at least 80% of the fair value of the assets attributed to circle.com, but excluding any dividend payable in shares of circle.com stock), our amended and restated certificate of incorporation will provide that we will credit to SNC, and charge against circle.com, a corresponding amount in respect of SNC's retained interest in circle.com. Specifically, the corresponding amount will equal:

  (1) the aggregate amount of the dividend, times

  (2) the retained interest percentage.

  Our amended and restated certificate of incorporation will provide that no dividend or distribution on the circle.com stock, however, shall be payable in shares of SNC stock or any security convertible into or exchangeable or exercisable for shares of SNC stock unless the dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of SNC stock. Similarly, no dividend or distribution on the SNC stock shall be payable in shares of circle.com stock or any security convertible into or exchangeable or exercisable for shares of circle.com stock unless the dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of circle.com stock. See "--Voting Rights."

  Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of circle.com

  If we dispose of at least 80% of the fair value of the assets attributed to circle.com, our amended and restated certificate of incorporation will require us to take action that returns the value of those assets to the holders of circle.com stock. That action could take the form of:

  .  a dividend;

  .  a redemption of shares; or

  .  a conversion into shares of SNC stock.

  Dividend. We may declare and pay to holders of circle.com stock a dividend in cash, securities (other than SNC stock) or other property in an amount having a fair value as of the date of the disposition equal to the circle.com stockholders' proportionate interest in the net proceeds of the disposition.

  Redemption of Shares. If the disposition involves all of the assets attributed to circle.com, we may redeem all outstanding shares of circle.com stock in exchange for cash, securities (other than SNC stock) or other property having a fair value equal to the net proceeds of the disposition.

  If, however, the disposition involves at least 80%, but less than 100%, of the fair value of the assets attributed to circle.com, we may redeem a number of shares of circle.com stock in exchange for cash, securities or other property having a fair value equal to the net proceeds of the disposition. The number of shares so redeemed shall have an aggregate average market value, during the 20 consecutive trading day period beginning on the 16th trading day following the disposition, closest to the net proceeds.

  Conversion. We may convert each outstanding share of circle.com stock into a number of shares of SNC stock equal to 110% of the ratio of the average market value of one share of circle.com stock to one share of SNC stock during the 20 consecutive trading day period beginning on the 16th trading day following the disposition.

  In connection with any special dividend on, or redemption of, circle.com stock as described above, we will credit to SNC, and charge against circle.com, a corresponding amount in respect of SNC's retained interest in circle.com. Specifically, the corresponding amount will equal:

  (1) the aggregate fair value of the dividend or redemption, times

  (2) the retained interest percentage.

  We may only pay a dividend or redeem shares of common stock as described above if we have legally available funds under Delaware law and the amount to be paid is less than or equal to the available dividend amount for circle.com. We will pay the dividend or complete the redemption or conversion on or prior to the 85th trading day following the disposition.

  If we choose to pay a dividend or effect a partial redemption of the sort referred to above, at any time within one year after completing the dividend or partial redemption, our amended and restated certificate of incorporation will provide that we will have the right to issue shares of SNC stock in exchange for the remaining outstanding shares of circle.com stock at 110% of the ratio of the average market value of one share of circle.com stock to one share of SNC stock during the 20 consecutive trading day period ending on the fifth trading day immediately preceding the date on which Snyder Communications mails the notice of exchange to holders of circle.com stock. In determining whether to effect this exchange following a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of circle.com continue to constitute a viable business, the number of shares of circle.com stock remaining issued and outstanding, the per share market price of circle.com stock and the ongoing cost of continuing to have a separate series of common stock outstanding.

  Our amended and restated certificate will not require us to effect a dividend, redemption or conversion if the disposition is:

    (1) in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

    (2) a split-off of circle.com to holders of circle.com stock as described under "--Optional Exchange for a Stock of a Subsidiary;"

    (3) made to any person or entity controlled by us, as determined by our board of directors; or

    (4) in a disposition that results in Snyder Communications receiving in consideration of those assets primarily equity securities (including, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company) of any entity which:

    . acquires the properties or assets or succeeds to the business conducted with the properties or assets or controls the acquiror or successor; and

    . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by circle.com prior to the disposition, as determined by the board of directors.

  General Notice Provisions

  Not later than the tenth trading day after the consummation of a disposition of at least 80% of the assets attributed to circle.com, we will be required by our amended and restated certificate of incorporation to announce publicly by press release:

    (1) the estimated net proceeds of the disposition;

    (2) the number of shares outstanding of circle.com stock;

    (3) the number of shares of circle.com stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of the shares; and

    (4) any adjustments to SNC's retained interest in circle.com.

  We will also be required to announce publicly by press release whether we will pay a dividend, redeem shares of circle.com stock with the net proceeds of the disposition or convert the shares of circle.com stock into SNC stock.

  We will also mail to each holder of circle.com stock the notices and other information required by our amended and restated certificate of incorporation. Neither the failure to mail any required notice to any particular holder nor any defect in the notice would affect the sufficiency of the notice with respect to any other holder or the validity of any dividend, redemption or exchange.

  Conversion of circle.com Stock or SNC Stock at Our Option at Any Time

  Our amended and restated certificate of incorporation will provide that we will have the right at any time to declare that each outstanding share of circle.com stock shall be exchanged, as of the applicable exchange date, for a number of fully paid and nonassessable shares of SNC stock at a conversion ratio equal to a premium factor multiplied by the ratio of:

    (1) the average market price of a share of circle.com stock over a 20-trading day period; to

    (2) the average market price of a share of SNC stock over the same period.

  The premium factor will initially be 125% for exchanges occurring in the first calendar quarter after issuance of the circle.com stock, and will decline thereafter by one percentage point for each succeeding quarter until the eleventh succeeding quarter. Upon the eleventh succeeding quarter, the premium factor will be fixed at 115%.

  Similarly, we will have the right under our amended and restated certificate of incorporation to convert all outstanding shares of SNC stock to shares of circle.com stock at a conversion ratio equal to a premium factor of 115% multiplied by the ratio of:

    (1) the average market price of a share of SNC stock over a 20-trading day period; to

    (2) the average market price of a share of circle.com stock over the same period.

  We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  These provisions of our amended and restated certificate of incorporation allow us the flexibility to recapitalize the two classes of common stock into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion can be exercised if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of our stockholders. This exchange could, however, be exercised at a time that is disadvantageous to the holders of one of the classes of common stock.

  Conversion of circle.com Stock or SNC Stock Upon an Adverse Tax Event

  Our amended and restated certificate of incorporation will provide that we will have the right upon the occurrence of an adverse tax event to declare that each outstanding share of circle.com stock shall be exchanged, as of the applicable exchange date, for a number of fully paid and nonassessable shares of SNC stock at a conversion ratio equal to the ratio of:

    (1) the average market price of a share of circle.com stock over a 20-trading day period; to

    (2) the average market price of a share of SNC stock over the same period.

  Similarly, we will have the right upon the occurrence of an adverse tax event to declare that each outstanding share of SNC stock shall be exchanged, as of the applicable exchange date, for a number of fully paid and nonassessable shares of circle.com stock at a conversion ratio equal to the ratio of:

    (1) the average market price of a share of SNC stock over a 20-trading day period; to

    (2) the average market price of a share of circle.com stock over the same period.

  We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  An adverse tax event shall mean our receipt of an opinion of tax counsel to the effect that, as a result of any amendment to, or change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities (including any announced proposed change by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes:

    (1) we, our subsidiaries or affiliates, or any of our successors or stockholders are or, at any time in the future, will be subject to tax upon the issuance of shares of either SNC stock or circle.com stock or

    (2) either SNC stock or circle.com stock is not or, at any time in the future, will not be treated solely as stock of our company.

  For purposes of rendering such tax opinion, tax counsel shall assume that any administrative (as opposed to legislative) proposals will be adopted as proposed. However, in the event a change in law is proposed, such as the Clinton Administration's legislative proposal, tax counsel shall render an opinion only in the event of enactment.

  Optional Exchange for Stock of a Subsidiary

  Our amended and restated certificate of incorporation will provide that at any time at which all of the assets and liabilities of circle.com (and no other assets or liabilities of Snyder Communications or any of its subsidiaries) are held directly or indirectly by one or more wholly-owned subsidiaries of Snyder Communications, we will have the right to deliver to holders of circle.com stock their proportionate interest in all of the outstanding shares of the common stock of the subsidiaries holding the assets and liabilities of circle.com in exchange for all of the outstanding shares of circle.com stock.

  If SNC's retained interest in circle.com is greater than zero, less than all of the shares of common stock of the subsidiaries holding the assets and liabilities of circle.com will be delivered to the holders of circle.com stock). In this case, we may retain the remaining shares of circle.com stock of those subsidiaries or distribute those shares as a dividend on SNC stock.

  These provisions of our amended and restated certificate of incorporation give us increased flexibility with respect to splitting-off the assets of circle.com by transferring its assets to one or more wholly-owned subsidiaries and redeeming the shares of circle.com in exchange for stock of that subsidiary or subsidiaries. This type of redemption may be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of two classes of common stock is no longer in the best interests of all of our stockholders as a whole.

  General Dividend, Exchange and Redemption Provisions of our Amended and Restated Certificate of Incorporation

  Selection of Shares for Redemption. If less than all of the outstanding shares of a class of common stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of the common stock to be redeemed or by any method as may be determined by our board of directors to be equitable.

  Fractional Interests; Transfer Taxes. We will not be required to issue or deliver fractional shares to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If there are fractional shares to be issued or distributed to any holder, we will issue the fractional shares or securities to the holder or pay cash in respect of the fractional shares or securities. The amount of cash will equal the fair value of the securities on the fifth trading day prior to the date the payment is to be made, without interest.

  We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We will not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered. We will not issue or deliver shares as described in the previous sentence unless and until the person requesting the issue pays to Snyder Communications the amount of any tax or establishes to our satisfaction that the tax has been paid.

  We may, subject to applicable law, establish other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board may determine to be appropriate under the circumstances.

  Voting Rights

  Currently, holders of our existing common stock have one vote per share on all matters submitted to stockholders.

  The amended and restated certificate of incorporation will provide that the holders of SNC stock and circle.com stock will vote together as a single class on all matters as to which common stockholders are generally entitled to vote, except as described below. On all matters as to which both classes of common stock would vote together as a single class,

    (1) each outstanding share of SNC stock will have one vote per share; and

    (2) each outstanding share of circle.com stock will have the vote per share determined from time to time as described in the next section.

  Determination of Votes per Share for circle.com Stock. From the period beginning on the date of the issuance of the circle.com stock through the end of the calendar year in which the stock is initially issued, a share of circle.com stock will have the vote per share determined by the ratio of:

    (1) the average market value of one share of circle.com stock for the period beginning on the date of initial issuance of the stock through the record date for determining the stockholders entitled to vote; to

    (2) the average market value of one share of SNC stock over the same period.

  After the end of the calendar year in which the circle.com stock is initially issued, the circle.com stock will have the vote per share determined quarterly, as of the first day of each quarter, by the ratio of:

    (1) the average market value of one share of circle.com stock over the trading days of the previous four quarters or if shorter, for the period beginning on the date of the initial issuance of the stock; to

    (2) the average market value of one share of SNC stock over the same period.

The vote per share calculated as provided in the immediately preceding sentence shall remain fixed for the remainder of the quarter in which it is calculated.

  Accordingly, the relative per share voting rights of the circle.com stock and the SNC stock will fluctuate depending on changes in the relative market values of those classes of common stock.

  We expect that, upon completion of the recapitalization, the SNC stock will have a substantial majority of the voting power because we expect that the aggregate market value of the outstanding shares of SNC stock will be substantially greater than the aggregate market value of the outstanding shares of circle.com stock.

  The market price of circle.com stock is likely to be extremely volatile as the market for Internet-related and technology companies has experienced extreme price and volume fluctuations in recent months. As a result, the voting power of the circle.com stock is likely to fluctuate. We have provided below examples of the voting power of the circle.com stock based on hypothetical relative average market prices. The examples show the circle.com stock trading at various market prices relative to the SNC stock and their effect on circle.com stock's voting rights. Calculations are made using the formula described above and assumes that there are four times the number of shares of SNC stock outstanding as there are shares of circle.com stock outstanding.

      Relative Market Price          Vote Per Share               Total Voting Power
       of circle.com Stock           of circle.com                  of circle.com
          to SNC Stock                   Stock                          Stock
      ---------------------          --------------               ------------------
              100%                          1                            20%
              150%                        1.5                            27%
              200%                          2                            33%

  We will set forth the number of outstanding shares of SNC stock and circle.com stock in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of each class of common stock.

  General Voting Rights. The holders of SNC stock and circle.com stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law, as described below, or as determined by our board of directors.

  The holders of circle.com stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares:

    (1) any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation which adversely affects the rights, powers or privileges of the circle.com stock; and

    (2) the payment of a dividend or distribution on the SNC stock in shares of circle.com stock or any security convertible into or exchangeable or exercisable for shares of circle.com stock. When the circle.com stock votes as a separate class, each share shall be entitled to one vote.

  The holders of SNC stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares:

    (1) any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation which adversely affects the rights, powers or privileges of the SNC stock; and

    (2) the payment of a dividend or distribution on the circle.com stock in shares of SNC stock or any security convertible into or exchangeable or exercisable for shares of SNC stock.

  As permitted under Delaware law, our amended and restated certificate of incorporation will provide that any increase in the number of authorized shares of SNC stock or circle.com stock shall be subject to approval by both:

    (1) the affirmative vote of the holders of a majority of the voting power of both the SNC stock and the circle.com stock; and

    (2) the affirmative vote of the holders of a majority of the shares of SNC stock or circle.com stock, as applicable, outstanding voting as a separate class.

  Liquidation Rights

  Currently, in the event of our liquidation, dissolution or termination, after payment, or provision for payment, of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, holders of existing common stock are entitled to share equally in our remaining net assets.

  Under the amended and restated certification of incorporation, in the event of our liquidation, dissolution or winding up, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which the holders of any preferred stock are entitled, regardless of the group to which the shares of preferred stock were attributed, the holders of SNC stock and circle.com stock will be entitled to receive our assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of that class.

  Each share of SNC stock will have .75 of a liquidation unit. Each share of circle.com stock will have one liquidation unit.

  No holder of SNC stock will have any special right to receive specific assets of SNC and no holder of circle.com stock will have any special right to receive specific assets of circle.com in the case of our dissolution, liquidation or winding up.

  If we subdivide or combine the outstanding shares of either class of common stock or declare a dividend or other distribution of shares of either class of common stock to holders of that class of common stock, the number of liquidation units of either class will be appropriately adjusted, as determined by our board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of common stock.

  Neither a merger nor consolidation of Snyder Communications into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Snyder Communications, or cause the dissolution of Snyder Communications, for purposes of these liquidation provisions.

  Attribution of Issuances of circle.com Stock

  Whenever we decide to issue shares of circle.com stock, we intend to attribute that issuance and the proceeds of that issuance to circle.com, in a manner analogous to a primary offering of common stock. Our amended and restated certificate of incorporation will provide that we may, however, in our sole discretion, determine in the future to attribute the issuance of circle.com stock, and the proceeds of that issuance, to SNC in respect of its retained interest in circle.com, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, up to the total amount of SNC's retained interest in circle.com.

  In either case, if we issue additional shares of circle.com stock, SNC's retained interest in circle.com would be correspondingly decreased. This is because the outstanding interest percentage will have increased in relation to SNC's retained interest.

  Issuances of circle.com Stock as Distributions on SNC Stock

  Subject to stockholder approval, we may issue shares of circle.com stock as a distribution on SNC stock, although we do not currently intend to do so. See "--Voting Rights--General Voting Rights." If we did so, we would attribute that distribution to SNC in respect of its retained interest in circle.com. As a result, SNC's retained interest in circle.com would be correspondingly decreased.

  If we instead issued shares of circle.com stock as a distribution on circle.com stock, we would attribute that distribution to circle.com, in which case we would proportionately increase SNC's retained interest in circle.com. As a result, the retained interest percentage and the outstanding interest percentage would remain unchanged.

  Dividends on circle.com Stock

  At the time of any dividend on the outstanding shares of circle.com stock (including any dividend required as a result of a disposition of at least 80% of the fair value of the assets attributed to circle.com, but excluding any dividend payable in circle.com stock), our amended and restated certificate of incorporation will provide that we will credit to SNC, and charge against circle.com, a corresponding amount in respect of SNC's retained interest in circle.com. Specifically, the corresponding amount will equal:

    (1) the aggregate amount of such dividend, times

    (2) the retained interest percentage.

  Repurchases of circle.com Stock

  If we decide to repurchase shares of circle.com stock, we will attribute that repurchase, including its cost, to circle.com, in a manner analogous to an issuer repurchase. Our amended and restated certificate of incorporation will provide that we may, however, in the future determine, in our sole discretion, to attribute that repurchase, including its cost, to SNC, in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent.

  In either case, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased. This is because the number of shares outstanding will have decreased, but not the amount of SNC's retained interest in circle.com.

  Transfers of Cash or Other Property Between SNC and circle.com

  Our amended and restated certificate of incorporation will provide that we may, in our sole discretion, determine to transfer cash or other property of circle.com to SNC in return for a decrease in SNC's retained interest in circle.com, in a manner analogous to a return of capital, or to transfer cash or property of SNC to circle.com in return for an increase in SNC's retained interest in circle.com, in a manner analogous to a capital contribution. If we determine to transfer cash or other property of circle.com to SNC in return for a decrease in SNC's retained interest in circle.com, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased.

  If we instead determine to transfer cash or other property of SNC to circle.com in return for an increase in SNC's retained interest in circle.com, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

  We may not attribute issuances of circle.com stock to SNC, transfer cash or other property of circle.com stock to SNC in return for a decrease in its retained interest in circle.com or take any other action to the extent that doing so would cause SNC's retained interest in circle.com to decrease below zero.

  Preemptive Rights

  Under Delaware law, stockholders do not have preemptive rights unless specifically granted in the certificate of incorporation. The amended and restated certificate of incorporation does not grant the holders of the SNC stock or the holders of the circle.com stock any preemptive rights or any rights to convert their shares into any other securities of Snyder Communications.

Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Certificate of Incorporation and By-Laws

  The following discussion concerns certain provisions of Delaware law, the amended and restated certification of incorporation and our by-laws that could be viewed as having the effect of discouraging an attempt to obtain control of Snyder Communications. These provisions are similar in many respects to those currently applicable to us.

  Delaware Law

  Section 203 of the General Corporation Law. Under certain circumstances,
Section 203 of the Delaware General Corporation Law limits the ability of an "interested stockholder" to effect various business combinations with Snyder Communications for a three-year period following the time that that stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of more than 15% of the outstanding voting stock.

  An interested stockholder may engage in a business combination transaction with Snyder Communications within the three-year period only if:

  . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

  . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

  Special Meetings. Under Delaware law, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of the stockholders. The amended and restated certificate of incorporation and the by-laws do not permit stockholders to call a special meeting.

  Amended and Restated Certificate of Incorporation and By-Laws

  Authorized Shares. The amended and restated certificate of incorporation will provide that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock of either class. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by stock exchange, Nasdaq National Market System regulations or Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Snyder Communications by means of a merger, tender offer, proxy contest or otherwise and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Future Audited Financial Information

  If the recapitalization proposal is implemented, we will include in our filings with the Commission the same audited financial information about Snyder Communications that we currently include in our filings. This includes audited consolidated balance sheets, statements of income, statements of equity and comprehensive income and statements of cash flows. We also will include audited combined balance sheets, statements of income, statements of equity and statements of cash flows for each of SNC and circle.com. In addition, we will include Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Snyder Communications, SNC and circle.com.

Material Federal Income Tax Consequences

  We have received an opinion from our counsel, Weil, Gotshal & Manges LLP, that, for federal income tax purposes, subject to the qualifications described below, neither our issuance nor your receipt of SNC stock and circle.com stock pursuant to the recapitalization proposal should be treated as taxable events to us or to you, except with respect to any cash you receive in lieu of a fractional share of circle.com. We will not apply for an advance tax ruling from the Internal Revenue Service because the Service has announced that it will not issue advance rulings on the classification of stock with characteristics similar to those of the SNC stock and the circle.com stock.

  The following general discussion summarizes the federal income tax consequences of the recapitalization proposal. The discussion is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change possibly with retroactive effect. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the SNC stock and the circle.com stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under existing provisions of the Code. Any future legislation or regulations could be enacted or promulgated to apply retroactively to the recapitalization proposal. For example, a recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the SNC stock or the circle.com stock. If this proposal is enacted, Snyder Communications could be subject to tax on an issuance of SNC stock or circle.com stock on or after the date of enactment. Snyder Communications cannot predict, however, whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration.

  This discussion addresses only those stockholders who hold their existing common stock and would hold their SNC stock and circle.com stock as capital assets and is included for general information only. It does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his or her personal tax circumstances and does not apply to certain types of stockholders which may be subject to special treatment under the federal income tax laws, including, without limitation, tax-exempt organizations, S corporations and other pass-through entities, mutual funds, small business investment companies, regulated investment companies, insurance companies and other financial institutions, broker-dealers, and persons that hold their existing common stock as part of a straddle, hedging or conversion transaction. Also, neither foreign, state or local tax consequences nor estate and gift tax considerations are discussed. Stockholders are urged to consult their own tax advisers with regard to the application of the federal income tax laws to their particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which they may be subject.

  Tax Implications of the Recapitalization Proposal to the Stockholders

  Receipt of SNC Stock and circle.com Stock. In our counsel's opinion, the SNC stock and the circle.com stock should, for federal income tax purposes, be treated as common stock of Snyder Communications. Accordingly, a stockholder should not recognize any gain or loss on the receipt of SNC stock and circle.com stock pursuant to the recapitalization, except with respect to any cash you receive in lieu of a fractional share of circle.com. As a result, the basis of the existing common stock held by a stockholder immediately before the recapitalization would be allocated between the SNC stock and the circle.com stock (including fractional share interests) received in proportion to the fair market value of such SNC stock and circle.com stock, and the holding period of the SNC stock and the circle.com stock would include the holding period of the existing common stock. Stockholders will recognize gain or loss on the receipt of cash instead of fractional shares of circle.com stock equal to the difference between the cash received and the basis of the fractional shares deemed received as described in the preceding sentence.

  Stockholders of Snyder Communications should be aware that there are no federal income tax regulations, court decisions, or published Internal Revenue Service rulings bearing directly on the effect of the dividend and other features of the SNC stock and the circle.com stock, including the voting, redemption and conversion features. In addition, the Internal Revenue Service announced during 1987 that it was studying the federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. The Internal Revenue Service has withdrawn this type of stock from its list of matters under consideration and reiterated that it will not issue advance rulings regarding this type of stock. The Internal Revenue Service may take the position that the SNC stock or the circle.com stock represents property other than stock of Snyder Communications. Were the SNC stock or the circle.com stock treated as property other than stock of Snyder

Communications, its receipt might be treated as a fully taxable dividend to the stockholders in an amount equal to the fair market value of the stock. While our counsel recognizes that this matter cannot be viewed as free from doubt because there is no conclusive authority dealing with the precise facts presented by the recapitalization proposal, and thus are not able to render an unqualified opinion on the recapitalization proposal, they believe that if the status of the SNC stock or the circle.com stock as common stock of Snyder Communications for federal income tax purposes were challenged, a court would agree with their conclusions.

  Sale or Exchange of SNC Stock or circle.com Stock. Upon the taxable sale or exchange of SNC stock or circle.com stock, a stockholder will recognize gain or loss. This gain or loss would be equal to the difference between (i) any cash received plus the fair market value of any other consideration received and
(ii) the tax basis of the SNC stock or the circle.com stock, determined as described above, that was sold or exchanged. Any gain or loss on the taxable sale or exchange of the SNC stock or the circle.com stock would be a capital gain or loss, assuming that the SNC stock or circle.com stock was held as a capital asset by the stockholder on the date of the sale or exchange.

  If Snyder Communications redeems the circle.com stock for shares of any subsidiary of circle.com, it intends to do so in a manner that will be tax free under the Code. If the redemption does not qualify under the tax-free spin-off provisions of the Code, then (i) Snyder Communications could recognize gain on the distribution of stock of any such subsidiary in an amount equal to the difference between the fair market value of such stock distributed and Snyder Communications' tax basis in such stock, and (ii) the holders of the circle.com stock could, depending on their individual circumstances, either (a) recognize gain or loss on the redemption in an amount equal to the difference between the fair market value of the stock received and the stockholders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the stock received.

  Any conversion of one class of common stock into the other class of common stock upon Snyder Communications' exercise of any of its rights to do so should constitute a tax-free exchange to the exchanging stockholders, with the basis and holding period in their newly received common stock measured by reference to the basis and holding period of the stock they previously held.

  United States Alien Holders. A United States Alien will not be subject to United States federal income or withholding tax on any gain realized on the taxable sale or exchange of SNC stock or circle.com stock unless (a) the gain is derived from sources within the United States and the United States Alien is an individual who was present in the United States for 183 days or more during the taxable year, (b) such gain is effectively connected with a United States trade or business of the United States Alien or (c) the stock sold or exchanged is a "United States Real Property Interest" as defined in the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time is shorter. The SNC stock and the circle.com stock will be a United States Real Property Interest only if, at any time during such period, Snyder Communications is a "United States real property holding corporation" as defined in the Code and the United States Alien directly or constructively owned more than 5% of that class of stock of Snyder Communications being sold or exchanged. Snyder Communications believes that it is not, has not been and will not become a "United States real property holding corporation" for federal income tax purposes.

  A "United States Alien" is any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

  Backup Withholding. Certain noncorporate holders of SNC stock or circle.com stock may be subject to backup withholding at a rate of 31% on the payment of dividends on their stock or cash in lieu of a fractional share of circle.com stock. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for a tax exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a holder of SNC stock or circle.com stock will be allowed as a credit against such stockholder's federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the Service.

  Tax Implications of the Recapitalization Proposal to Snyder Communications

  In the opinion of our counsel, the SNC stock and the circle.com stock should be common stock of Snyder Communications, and no gain or loss should be recognized by Snyder Communications upon the issuance of such stock pursuant to the recapitalization. If, however, either the SNC stock or the circle.com stock were treated as property other than stock of Snyder Communications, Snyder Communications may recognize gain on the issuance of the SNC stock or the circle.com stock, as the case may be, pursuant to the recapitalization in an amount equal to the difference between the fair market value of such stock and its basis in such stock. If the SNC stock or the circle.com stock were treated as stock of a subsidiary of Snyder Communications, SNC or circle.com, as the case may be, could not be included in a single consolidated federal income tax return with Snyder Communications, and any dividends paid or deemed to be paid to Snyder Communications by such group could be taxable to Snyder Communications.

  Under the amended and restated certificate of incorporation, we may convert the SNC stock or the circle.com stock into shares of the other class without any premium if there is an adverse tax event. See "Description of SNC Stock and circle.com Stock--Conversion of circle.com Stock or SNC Stock at Our Option at Any Time." The proposal of the Clinton Administration would be such an adverse development if it is implemented.

Stock Exchange Listing of the Common Stocks

  Nasdaq has approved our application, subject to stockholder approval of the recapitalization proposal, to have the circle.com stock listed on the Nasdaq National Market System under the symbol "CIRC." The NYSE has approved our application, subject to stockholder approval of the recapitalization proposal, to have the existing common stock redesignated as SNC stock on the NYSE and to continue its listing on the NYSE under the symbol "SNC."

Exchange Procedures

  Upon completion of the recapitalization, your certificates representing existing common stock will represent shares of SNC stock.

  In the event that you are entitled to a fractional share of circle.com stock, we will pay you, in lieu of issuing to you fractional shares, a cash amount equal to the closing price of that fractional share on the first date the circle.com stock trades following the date the recapitalization is implemented. As soon as practicable after the recapitalization, we will mail to you new certificates representing the whole number of shares of circle.com stock to which you are entitled and any cash payable in lieu of a fractional share of circle.com stock.

Stock Transfer Agent and Registrar

  American Stock Transfer and Trust Company will continue to act as transfer agent and registrar for the SNC stock and will act as transfer agent and registrar for the circle.com stock upon the issuance of the circle.com stock.

Financial Advisor

  Deutsche Bank Securities Inc. is acting as our financial advisor in connection with the recapitalization proposal. Our financial advisor is also assisting us in the solicitation of proxies for the special meeting. We will pay to our financial advisor a fee of $3.0 million if you approve the recapitalization proposal. We have agreed to reimburse the financial advisor for certain of its reasonable out-of-pocket expenses and have agreed to indemnify the financial advisor against certain liabilities, including liabilities under the Securities Act.

Effect on Existing Options

  If the recapitalization and related stock incentive plan proposal are approved and implemented, outstanding awards previously granted under the stock incentive plan based upon shares of existing common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon shares of either SNC stock, circle.com stock or both. In each case, the exercise prices of options will be adjusted in order to maintain the economic position of the option holders in the recapitalization. The aggregate intrinsic value of the options outstanding and the ratio of the exercise price per option to the market value per share will not change.

No Regulatory Approvals

  No state of federal regulatory approvals are required for the recapitalization proposal.

No Dissenters' Rights

  Under the General Corporation Law of the State of Delaware, you do not have dissenters' rights in connection with the recapitalization proposal.

                   THE HEALTHCARE SERVICES BUSINESS SPIN-OFF

  As we announced on September 27, 1999, we separated our healthcare services business and transferred it to a new company known as Ventiv Health, Inc. The separation of our healthcare services business from our direct marketing, advertising and communications business and our Internet-based professional services business was accomplished by transferring the assets and liabilities of the healthcare services business to Ventiv and then distributing shares of Ventiv common stock to our stockholders of record as of September 20, 1999. If you were a stockholder of record at the close of business on September 20, 1999, you received one share of Ventiv common stock for every three shares of existing common stock you held. The Ventiv common stock trades on the Nasdaq National Market System under the symbol "VTIV."

  Ventiv operates the healthcare services business formerly conducted by our healthcare services division. The healthcare services business we formerly operated and which Ventiv currently operates provides services to clients in the pharmaceutical and life sciences industry in the U.S. and Europe through three units: the Health Products Research Division, Healthcare Communications Group and Contract Sales Group.

  We believe that separating the healthcare services business into a separate public company will allow Ventiv to more closely tie compensation incentives for Ventiv's employees to the performance of the healthcare services business, which is expected to help Ventiv attract and retain talented and effective management and to motivate employees throughout the organization. Further, the separation will enhance Ventiv's ability to focus its business strategies on the unique characteristics of its healthcare services business and enable Ventiv to compete more effectively in the pharmaceutical and life sciences industries. As a separate company, with its own management and structure, Ventiv will no longer compete with Snyder Communications' other businesses for Snyder Communications' available capital and will be able to directly access the debt and equity markets for the funding necessary to execute its business plans and strategies.

  We no longer own any Ventiv common stock. However, we have entered into certain agreements with Ventiv to define our ongoing relationship after the distribution. These agreements also allocate responsibility between Ventiv and us for obligations arising prior to the distribution and for certain obligations that might arise in the future.

  Information about the distribution is contained in an information statement, which is attached to this accompanying proxy statement and prospectus as Annex D.

  Snyder Communications incurred approximately $16 million of expenses related to the spin-off of Ventiv.

                 SNYDER COMMUNICATIONS--MANAGEMENT'S DISCUSSION
               AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

  Since completing our initial public offering in September 1996, we have significantly expanded the range of marketing services we are able to offer our clients. This expansion has been accomplished by creating and initiating new programs or service offerings and by acquiring businesses that offer complementary services. Our strategy has been to grow our existing business and to integrate services of our acquired companies with those of our existing operations. The service offerings of acquired companies have been combined with those previously offered by us to create SNC and circle.com. SNC consists of the Brann Worldwide, Bounty SCA Worldwide and Arnold Worldwide networks. Brann Worldwide provides direct marketing and sales services for its clients, such as direct mail advertising. Bounty SCA Worldwide distributes product samples and other advertising materials for its clients. Arnold Worldwide operates SNC's advertising and public relations operations. We strive to integrate our service capabilities within, as well as across, our networks. The SNC stock is intended to separately track the performances of SNC and a retained interest in circle.com. Circle.com provides Internet professional services. Circle.com comprises 3% of our total revenues. The circle.com stock is intended to separately track the performance of circle.com. Throughout 1998 and 1997, we completed acquisitions accounted for as both poolings of interests and as purchases. During 1998 and 1997, we issued 8,604,293 and 10,414,888 shares, respectively, in pooling of interests transactions with companies in the direct marketing, advertising and communications industry. Of the total shares issued in pooling of interests transactions, 6,545,928 were to companies that operate through Brann Worldwide, 8,983,714 were to companies that operate through Bounty SCA Worldwide and 3,489,539 were to companies that operate through Arnold Worldwide. We plan to focus on internal growth for the foreseeable future as the primary means of expanding SNC and circle.com, although we will consider attractive acquisition opportunities as they arise.

Results of Operations

  In SNC, net revenues from direct marketing and advertising services may be based on a specific unit of performance, a fixed project amount or an annual retainer. In circle.com, net revenues from Internet professional services are generally based on a fixed project amount or the time and materials utilized.

  Cost of services consists of all costs specifically associated with client programs, such as salary, commissions and benefits paid to personnel, including senior management associated with specific service groups, inventory, payments to third-party vendors and systems and other support facilities specifically associated with client programs.

  Selling, general and administrative expenses consist primarily of costs associated with administrative functions, such as finance, accounting, human resources and information technology, as well as personnel costs of senior management not specifically associated with client services. Snyder Communications' overhead and administrative shared services are allocated among SNC and circle.com based upon estimated usage.

  Compensation to stockholders consists of excess compensation paid to certain stockholders of acquired companies prior to their respective mergers with Snyder Communications. The amount by which the historical compensation of these stockholders exceeds that provided in their employment contracts with Snyder Communications has been classified as compensation to stockholders.

  ESOP expense is the compensation expense recorded when shares are committed to be released to ESOP participants. The amount of the expense is based on the current market price of the shares and will vary based upon the amount of debt repaid by the ESOP during the period.

  Acquisition and related costs consist primarily of investment banking fees, other professional service fees, certain tax payments and other contractual payments resulting from the consummation of our pooling of interests transactions, as well as the costs of consolidating certain of our acquired operations.

  The following sets forth, for the periods indicated, certain components of our income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all of our operations had been taxed as a C corporation for all periods presented. We consider compensation to stockholders, ESOP expense and acquisition costs to be nonrecurring, because our current operations will not result in any compensation to stockholders, ESOP expense or acquisition costs in future periods.

                            For the Six Months Ended                    For the Years Ended
                                    June 30,                                December 31,
                          --------------------------------  --------------------------------------------------
                               1999             1998             1998             1997              1996
                          ---------------  ---------------  ---------------  ---------------   ---------------
                                   (unaudited)                         (dollars in thousands)
Net revenues............  $299,426  100.0% $228,189  100.0% $493,803  100.0% $403,072  100.0%  $349,223  100.0%
Operating expenses:
Cost of services........   200,736   67.0   149,492   65.5   322,980   65.4   273,899   68.0    236,793   67.8
Selling, general and
 administrative
 expenses...............    51,134   17.1    48,008   21.0    96,362   19.5    93,371   23.2     77,705   22.3
Compensation to
 stockholders...........       --     --        382    0.2       573    0.1    12,422    3.1      4,939    1.4
ESOP expense............       --     --        --     --        --     --      5,411    1.3      6,553    1.9
Acquisition and related
 costs..................     1,382    0.5    22,597    9.9    38,941    7.9    31,389    7.8        --     --
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Income (loss) from
 operations.............    46,174   15.4     7,710    3.4    34,947    7.1   (13,420)  (3.4)    23,233    6.6
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Interest expense........      (696)  (0.2)   (1,014)  (0.4)   (1,753)  (0.4)   (3,178)  (0.8)    (5,385)  (1.5)
Investment income.......     1,237    0.4     1,614    0.7     3,638    0.7     2,944    0.7      2,371    0.7
Income tax provision....    19,188    6.4     1,762    0.8    15,472    3.1     2,982    0.7      4,738    1.4
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Income (loss) from
 continuing operations..    27,527    9.2     6,548    2.9    21,360    4.3   (16,636)  (4.2)    15,481    4.4
Income (loss) from
 discontinued
 operations.............    12,639    4.2     2,618    1.1     1,446    0.3   (10,225)  (2.5)    (1,415)  (0.4)
Extraordinary item, less
 applicable income
 taxes..................       --     --        --     --        --     --        --     --      (1,216)  (0.3)
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Net income (loss).......  $ 40,166   13.4% $  9,166    4.0% $ 22,806    4.6% $(26,861)  (6.7)% $ 12,850    3.7%
                          ========  =====  ========  =====  ========  =====  ========  =====   ========  =====
Pro forma net income
 (loss).................  $ 40,166   13.4% $  6,767    3.0% $ 20,145    4.1% $(30,792)  (7.6)% $  6,558    1.9%
                          ========  =====  ========  =====  ========  =====  ========  =====   ========  =====

  Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998

  Revenues. Our revenues increased $71.2 million, or 31.2%, to $299.4 million in the first half of 1999 from $228.2 million in the same period in 1998. Revenues of Brann Worldwide increased $31.1 million, or 24.3%, for the six months ended June 30, 1999 as compared to the same period in 1998 due to increased levels of service provided to both new and existing clients in the U.S. and U.K. This increase accounted for 43.7% of the total increase in revenues for the six months ended June 30, 1999. Revenues of Bounty SCA Worldwide increased $28.3 million, or 77.7%, for the six months ended June 30, 1999 as compared to the same period in 1998 as a result of increased sampling program activities and the purchase of Media Syndication Global ("MSG") in March 1999, which accounted for $15.6 million of the increase. Bounty SCA's increase in revenues accounted for 39.7% of the total increase in revenues for the six months ended June 30, 1999. Revenues of Arnold Worldwide increased $4.6 million, or 7.8%, for the first half of 1999 as compared to the same period in 1998 due to increase in creative and advertising services provided to existing and new clients. This increase accounted for 6.5% of the total increase in revenues for the six months ended June 30, 1999. Revenues of circle.com increased $7.5 million, or 156%, for the first half of 1999 as compared to the same period in 1998 as a result of increases in service provided to both new and existing clients and from purchase transactions completed during 1998.

  Cost of services. Our cost of services increased $51.2 million, or 34.2%, to $200.7 million in the first half of 1999 from $149.5 million in the first half of 1998. Cost of services as a percentage of revenues increased to 67.0% for the six months ended June 30, 1999 from 65.5% for the same period in 1998. The dollar fluctuation in cost of services at our various operating units corresponds to the revenue changes discussed above. Cost of services within the Brann Worldwide network increased $21.1 million, or 24.5%, in the first half of 1999 and accounted for 41.0% of the total increase in cost of services. As a percentage of revenues, Brann Worldwide's cost of services remained constant between the first half of 1999 and the same period in 1998 at 67.3% for both periods. Brann Worldwide's cost of services as a percentage of revenues was favorably impacted in 1999 by a fee of $3.8 million, net of related expenses, that was received for termination of certain services under an existing contract. Cost of services within the Bounty SCA Worldwide network increased $21.4 million, or 108.7%, for the six months ended June 30, 1999 due, in part, to the purchase of MSG in March 1999, which accounted for $11.6 million of the increase. Bounty SCA's increase in cost of services accounted for 41.8% of the total increase in cost of services. As a percentage of revenues, Bounty SCA's cost of services for the six months ended June 30, 1999 increased to 63.5% from 54% for the corresponding period in 1998 primarily as a result of the purchase of MSG. MSG has a higher cost of services as a percentage of revenues than Bounty SCA's other businesses. Cost of services within the Arnold Worldwide network increased $3.3 million, or 8.0%, for the six months ended June 30, 1999 and accounted for 6.5% of the total increase in cost of services. Arnold Worldwide's cost of services as a percentage of revenues remained relatively constant between the first half of 1999 and the same period in 1998 at 69.3% and 69.1%, respectively. Cost of services within circle.com increased for the six months ended June 30, 1999 compared to June 30, 1998 due to increase in service provided to new and existing clients and from purchase transactions in 1998.

  Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $3.1 million, or 6.5%, to $51.1 million in the first half of 1999 from $48.0 million in the first half of 1998 as a result of the growth in revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 17.1% for the six months ended June 30, 1999 from 21.0% for the same period in 1998 as a result of the close monitoring and containment of these expenses as our revenues have increased and the lower proportional increase in selling, general and administrative expenses necessary to support the growth.

  Compensation to Stockholders. No compensation to stockholders was recorded in the six months ended June 30, 1999. Compensation to stockholders was $0.4 million in the six months ended June 30, 1998. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with us that is in excess of the compensation provided for in their employment contracts with us. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with us has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by us.

  Acquisition and Related Costs. We recorded $1.4 million in acquisition and related costs during the six months ended June 30, 1999 related to the consolidation and integration of certain of our acquired operations. We recorded $22.6 million in acquisition and related costs during the six months ended June 30, 1998, and these costs were related to the consummation of pooling of interests transactions during the six months ended June 30, 1998. We completed three pooling of interests transactions valued at approximately $206 million during the six months ended June 30, 1998.

  Interest Expense. Our interest expense decreased $0.3 million, or 30.0%, to $0.7 million in the first half of 1999 from $1.0 million in the first half of 1998. The decline was attributable primarily to the repayment of debt of companies that were acquired by us in 1998 through pooling-of-interests combinations. If we increase our borrowing levels to acquire companies, repurchase our stock or for other purposes, interest expense will increase in future periods.

  Investment Income. We recorded $1.2 million of investment income in the first half of 1999 and $1.6 million of investment income in the first half of 1998. Investment income varies based on the amount of cash and cash equivalents available for investment during the periods.

  Income Tax Provision. We recorded a tax provision of $19.2 million in the six months ended June 30, 1999. Our effective tax rate on our recurring operations is approximately 40.1% for the six months ended June 30, 1999. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period.

  Income (Loss) from Continuing Operations. Our income from continuing operations increased $21.0 million to $27.5 million in the first half of 1999 from $6.5 million in the first half of 1998, due primarily to our overall growth, improved operating margins and a significant decrease in nonrecurring acquisition and related costs, as well as the close monitoring and containment of overhead costs. In the second half of 1999, we expect to incur approximately $7 million of expenses related to the recapitalization proposal and approximately $16 million related to the healthcare services spin-off. These expenses consist primarily of financial advisory fees, legal, accounting, SEC registration fees and printing fees. We expect that the estimated $7 million of expenses related to the recapitalization will have an impact on our income from continuing operations for the year ending December 31, 1999. In addition, our intention to focus on internal growth for SNC, circle.com and Ventiv as the primary means of growth is a shift from our past acquisition growth pattern. To facilitate our growth, we intend to invest over $20 million into our business in the next 12 to 18 months to promote our brands, further enhance the skills of our employees, further our business development efforts, and to make further investment in technology. We expect that this additional investment to expand our business will cause an increase in our expenses over that period.

  Discontinued Operations. In June 1999, our board of directors approved the spin-off of our healthcare services group through a distribution to existing stockholders. Therefore, the results of operations of Ventiv have been classified as discontinued operations. Ventiv reported net income of $12.6 million and $2.6 million in the first half of 1999 and 1998, respectively. Net income from the discontinued healthcare operations increased due to the overall growth within healthcare services, a one time $2.0 million reduction in the estimated amount of employee related social charges to be paid as a result of the integration of our French sales force and the decrease in nonrecurring acquisition and related costs. We expect to reflect the estimated $16 million of costs related to the healthcare securities spin-off in the results from discontinued operations when the spin-off occurs.

  Net Income (Loss). Our net income increased $31.0 million to $40.2 million in the first half of 1999 from $9.2 million in the first half of 1998 due primarily to our overall growth as discussed above and the decrease in nonrecurring acquisition and related costs.

  In August 1999, we agreed in principle to provide incremental consideration for the acquisition of MSG and PromoTech Research Associates based on the average trading price of SNC stock, circle.com stock, and Ventiv stock for the twenty trading days ending October 15, 1999 (or a such lesser number of days that a public market exists for the securities up to October 15, 1999). This incremental consideration was not provided for in the purchase agreements and is not part of the purchase price for accounting purposes. In September 1999, we entered into separate written agreements with the prior owners of MSG and Promotech whereby the incremental consideration will be paid to the prior owners in exchange for the release of any and all claims against Snyder Communications relating to the transaction. Based on the closing price of the Snyder Communications stock on September 17, 1999, the amount of such payment would result in non-cash expense of (1) approximately $15.9 million, payable in SNC stock, and (2) approximately $5.8 million, payable in Ventiv stock. These payments will have no effect on SNC's retained interest in circle.com.

  Pro Forma Net Income (Loss). Pro forma net income (loss) shows the effect on net income (loss) assuming all of our operations were taxed as C corporations for the six months ended June 30, 1999 and 1998, respectively. Pro forma net income (loss) is worse than net income (loss) in the first half of 1998. In the first half of 1999, all of our operations were taxed as a C corporation, so net income and pro forma net income are the same. The income tax provision in the first half of 1998 includes benefits from the S corporation status of certain entities prior to our acquisition of them. Pro forma net income increased
$33.4 million to $40.2 million in the first half of 1999 from $6.8 million in the first half of 1998. The increase in pro forma net income is due primarily to our overall growth and the decrease in nonrecurring acquisition and related costs.

  Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Revenues. Our revenues increased $90.7 million, or 22.5%, to $493.8 million in 1998 from $403.1 million in 1997. Revenues of Brann Worldwide increased $49.8 million, or 21.4%, for the year 1998 as compared to 1997 as a result of increased marketing services provided to new and existing clients in the U.S. and U.K. offset by a $12.9 million decline in revenues from the sale of long distance service in the U.S. This change resulted from the start up of a new contract for similar services provided to a previous customer in 1997. Brann Worldwide's increase in revenues accounted for 54.9% of the 1998 total increase in revenues. Revenues of Arnold Worldwide increased $24.5 million, or 25.9%, for the year 1998 as compared to 1997 due to increase in creative and advertising services to existing and new clients. This increase accounted for 27% of the total increase in revenues during 1998. Revenues of Bounty SCA Worldwide increased $8.5 million, or 12.2%, for the year 1998 as compared to 1997 as a result of increased distribution of product sample and other advertising materials. Bounty SCA's increase in revenues accounted for 9.4% of the 1998 total increase in revenues. Revenues for circle.com increased $7.9 million, or 141%, for the year 1998 as compared to 1997. This increase is due to approximately $2.4 million of revenue growth from purchase transactions completed in 1998 as well as growth in its client base in both the U.S. and the U.K. Circle.com's increase in revenues accounted for 8.7% of the 1998 increase in revenues.

  Cost of Services. Our cost of services increased $49.1 million, or 17.9%, to $323.0 million in 1998 from $273.9 million in 1997 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues decreased to 65.4% in 1998 from 68.0% in 1997. Cost of services within the Bounty SCA Worldwide network increased $8.0 million, or 22.6%, in 1998 and accounted for 16.2% of the total increase in cost of services. The increase in cost of services is consistent with the revenue change discussed above. Bounty SCA's cost of services as a percentage of revenues for the year 1998 increased to 55.2% from 50.5% for the year 1997. Cost of services within the Brann Worldwide network increased $26.9 million, or 16.8%, in 1998 and accounted for 55% of the total increase in cost of services. As a percentage of revenues, Brann Worldwide's cost of services for the year 1998 decreased to 65.9% from 68.5% for the year 1997 due to the ability of existing client support personnel within the network to handle its growth. Cost of services within the Arnold Worldwide network increased $9.1 million, or 12.1%, in 1998 and accounted for 18.5% of the total increase in cost of services. Arnold Worldwide's cost of services as a percentage of revenues for the year 1998 decreased to 71.1% from 79.8% for the year 1997 due to a change in the overall mix of services provided within the Arnold Worldwide network. Cost of services within circle.com increased for the year 1998 compared to the year 1997 due to purchase transactions in 1998 and an increase in service provided to new and existing clients.

  Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $3.0 million, or 3.2%, to $96.4 million in 1998 from $93.4 million in 1997 as a result of the growth in revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 19.5% in 1998 from 23.2% in 1997 due primarily to the revenue growth from the significant increase in services provided throughout 1998 and the lower proportional increase in selling, general and administrative expenses necessary to support the growth. In addition, we have monitored and contained overhead costs closely in all of our operations.

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

  Compensation to Stockholders. Compensation to stockholders was $0.6 million in 1998 and $12.4 million in 1997. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with us that is in excess of the compensation provided for in their employment contracts with us. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with us has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by us. The $0.6 million recorded in 1998 relates to certain companies acquired in the third and fourth quarters of 1998, and therefore, was incurred during 1998 by the acquired companies prior to our acquisition of them.

  ESOP Expenses. We did not incur any ESOP expense in 1998. All obligations of the ESOP were settled in 1997, and $5.4 million of ESOP expense was incurred in 1997. The employees of one of the acquired companies that previously participated in the ESOP now participate in our stock incentive plan. We do not expect to incur any ESOP expense in future periods.

  Acquisition and Related Costs. We recorded $38.9 million in nonrecurring acquisition and related costs during 1998. These costs were primarily related to the consummation of acquisitions in 1998 and consisted of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain acquired companies, other professional service fees, transfer taxes and other contractual payments. In addition, this amount included a charge of approximately $2.3 million for costs necessary to consolidate and integrate some of our operations within the Bounty SCA Worldwide network. We expect these integration activities to be substantially complete by the third quarter of 1999. The charge consisted of $1.2 million of severance and other costs associated with the termination of 42 operations personnel, and $1.1 million of fees and other costs related to these integration activities. The integration is not expected to result in a headcount reduction. Most of the terminated employees elected not to relocate and will be replaced.

  We recorded $31.4 million in nonrecurring acquisition and related costs during 1997 related to the consummation of our 1997 acquisitions. These costs are discussed further under the caption "Year Ended December 31, 1997, Compared to Year Ended December 31, 1996."

  Interest Expense. We recorded $1.8 million of interest expense in 1998 and $3.2 million of interest expense in 1997. We do not have any significant debt obligations outstanding. The interest expense recorded in both 1998 and 1997 consists primarily of interest on debt at acquired companies prior to their acquisition by us. We generally repaid the debt of acquired companies.

  Investment Income. We recorded $3.6 million of investment income in 1998 and $2.9 million of investment income in 1997. The increase in investment income corresponds to the increase in funds available for investment. Snyder Communications' average cash balance was greater in 1998 than in 1997 due primarily to public stock offerings and stock option exercises.

  Income Tax Provision. We recorded a $15.5 million tax provision in 1998, consisting of a $27.7 million provision for our income from recurring operations plus interest, a $9.6 million benefit from the $39.5 million in nonrecurring costs and a $2.6 million benefit from the S corporation status of certain entities prior to our acquisition of them. Our effective rate for the year ended December 31, 1998 differs from the Federal statutory rate due primarily to the nondeductibility of certain of the nonrecurring costs and state income taxes. Pro forma net income discussed below includes a provision for income taxes as if all of our operations had been taxed as a C corporation for the year ended December 31, 1998.

  We recorded a $3.0 million tax provision in 1997, consisting of a $14.2 million provision for our income from recurring operations less interest, an $8.6 million benefit from the $49.2 million in nonrecurring costs and a $2.6 million benefit from the S corporation status of certain entities prior to our acquisition of them. Pro forma net income discussed below includes a provision for income taxes as if all of our operations had been taxed as a C corporation for the year ended December 31, 1997.

  Income (Loss) from Continuing Operations. Our income from continuing operations increased $38.0 million to income of $21.4 million in 1998 from a loss of $16.6 million in 1997, due primarily to the overall growth in revenues and the containment of costs.

  Discontinued Operations. In June 1999, our board of directors approved the spin-off of our healthcare services group through a distribution to existing stockholders. Therefore, the results of operations of Ventiv have been classified as discontinued operations. Ventiv reported net income of $1.4 million in 1998 and a net loss of $8.7 million in 1997. The increase in income
(loss) from discontinued operations reflects the overall growth of the healthcare services group. Growth in revenues exceeded growth in total costs and expenses.

  In October 1997, the board of directors of one of the companies acquired in a pooling of interests transaction in 1998 approved the spin-off of its sports management operations which were carried on by one of its wholly owned subsidiaries, Bob Woolf Associates, Inc. ("BWA"). The acquiree purchased BWA in May 1996. The spin-off was completed on October 31, 1997 through a distribution of shares to the common stockholders of the acquiree. BWA reported a net loss of $1.5 million in 1997.

  Net Income (Loss). Our net income increased $49.7 million to $22.8 million in 1998 from a loss of $26.9 million in 1997 which is consistent with our growth in revenues and containment of costs.

  Pro Forma Net Income (Loss). Pro forma net income (loss) shows the effect on net income (loss) assuming all of our operations were taxed as C corporations for all of 1998 and 1997. Pro forma net income (loss) is worse that net income
(loss) for 1998 and 1997. Our pro forma income (loss) increased $50.9 million to income of $20.1 million in 1998 from a loss of $30.8 million in 1997, due primarily to the overall growth in revenues and containment of costs. Revenue growth exceeded the growth in cost of services and selling, general and administrative expenses.

  Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Revenues. Our revenues increased $53.9 million, or 15.4%, to $403.1 million in 1997 from $349.2 million in 1996. The increase in revenues was due primarily to growth in the services provided to both existing and new customers during 1997. Revenues of Bounty SCA Worldwide increased $21.4 million, or 44.0%, for the year 1997 as compared to 1996 as a result of increased distribution of product samples and other advertising materials for clients. This increase in revenues accounted for 39.7% of the 1997 total increase in revenues. Revenues of Brann Worldwide increased $13.6 million, or 6.2%, for the year 1997 as compared to 1996 due to increased levels of service provided to both new and existing clients in the U.S. and U.K. Brann Worldwide's increase in revenues accounted for 25.2% of the total increase in revenues during 1997. Revenues of Arnold Worldwide increased $16.6 million, or 21.3%, for the year 1997 as compared to 1996 as a result of increased creative and advertising services provided to clients. This increase accounted for 30.8% of the total 1997 increase in revenues. Revenues of circle.com increased $2.3 million, or 79%, for the year 1997 as compared to 1996 due to increases in service provided to both new and existing clients. Circle.com's increase in revenues accounted for 4.3% of the total increase in revenues during 1997.

  Cost of Services. Our cost of services increased $37.1 million, or 15.7%, to $273.9 million in 1997 from $236.8 million in 1996 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues remained consistent at 68.0% in 1997 and 67.8% in 1996. Cost of services within the Bounty SCA Worldwide network increased $8.3 million, or 30.5%, in 1997 and accounted for 22.3% of the total increase in cost of services. Bounty SCA's cost of services as a percentage of revenues for the year 1997 deceased to 50.5% from 55.7% for the year 1996 due to the overall growth within the network and the ability of the client support personnel to handle increased client services. Cost of services within the Arnold Worldwide network increased $14.7 million, or 24.3%, in 1997 and accounted for 39.6% of the total increase in cost of services. This increase in cost of services corresponds to the revenue change discussed above. As a percentage of revenues, Arnold Worldwide's cost of services for the year 1997 increased to 79.8% from 77.9% for the year 1996. Cost of services within the Brann Worldwide network increased $12.8 million, or 8.7%, in 1997 and accounted for 34.5% of the total increase in cost of services. The increase in cost of services is consistent with the increase in services provided. Brann Worldwide's cost of services as a percentage of revenues for the year 1997 increased to 68.5% from 66.9% for the year 1996. Cost of services within circle.com increased for the year 1997 compared to the year 1996 due to increase in service provided to both new and existing clients.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $15.7 million, or 20.2%, to $93.4 million in 1997 from $77.7 million in 1996 as a result of the increased revenues discussed above. Selling, general and administrative expenses as a percentage of revenues remained fairly consistent at 23.2% in 1997 and 22.3% in 1996. The increase in selling, general and administrative expenses is consistent with our overall growth.

  Compensation to Stockholders. Compensation to stockholders was $12.4 million in 1997 and $4.9 million in 1996. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with us that is in excess of the compensation provided for in their employment contracts with us. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with us has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by us. The composition of the amounts recorded in 1997 varies from the amount recorded in 1996 because the amounts recorded were based on specific criteria and agreements at certain acquired companies that existed in 1997 and in 1996 prior to the their respective mergers with us.

  ESOP Expense. ESOP expense decreased $1.2 million, or 18.2%, to $5.4 million in 1997 from $6.6 million in 1996. ESOP expense represents the fair value of shares released to ESOP participants during the period. During 1997, all outstanding debt of the ESOP was repaid, and we do not expect to record ESOP expense in future periods.

  Acquisition and Related Costs. We recorded $31.4 million in nonrecurring acquisition and related costs during 1997. Of the $31.4 million, $17.0 million were costs directly related to the consummation of acquisitions in 1997. These costs included primarily investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a non-cash charge of approximately $9.1 million related to the accelerated vesting of the options held by employees of one of the acquired companies. The remaining $5.3 million consisted of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact which resulted from acquisitions in 1997.

  Interest Expense. We recorded $3.2 million of interest expense in 1997 and $5.4 million of interest expense in 1996. We do not have any significant debt obligations outstanding. The interest expense recorded in both 1997 and 1996 consists primarily of interest on debt at acquired companies prior to their acquisition by us. We generally repaid the debt of acquired companies.

  Investment Income. We recorded $2.9 million of investment income in 1997 and $2.4 million of investment income in 1996. The amount recorded in investment income is directly related to the amount of funds available for investment.

  Income Tax Provision. We recorded a $3.0 million tax provision in 1997, consisting of a $14.2 million provision for our income from recurring operations less interest, an $8.6 million benefit from the $49.2 million in nonrecurring costs, and a $2.6 million benefit from the S corporation status of certain entities prior to our acquisitions of them. Our effective tax rate for the year ended December 31, 1997 differs from the federal statutory rate due primarily to the nondeductibility of certain of the nonrecurring costs and state income taxes. Pro forma net income discussed below includes a provision for income taxes as if all our operations had been taxed as a C corporation for the year ended December 31, 1997.

  The income tax provision of $4.7 million in 1996 reflects the actual income tax provisions of the previously separate companies before their respective acquisitions by us. Not all of the entities acquired were subject to income taxes prior to their respective acquisitions by us. Also, for the period from January 1, 1996 until our reorganization of September 24, 1996, we had elected to be treated for federal and certain state income tax purposes as an S corporation, and therefore, our stockholders were taxed on their proportionate share of our taxable income, and we did not have an obligation to pay income taxes. Pro forma net income discussed below includes a provision for income taxes, as if all of our operations had been taxable as a C corporation in 1996.

  Discontinued Operations. The loss from discontinued operations in 1997 consisted of a loss of $8.7 million from Ventiv and a loss of $1.5 million from BWA. The loss from discontinued operations in 1996 consisted of $0.1 million in income from Ventiv offset by a $1.5 million loss from BWA. Ventiv's 1997 loss was due primarily to the nonrecurring acquisition and related costs and the recapitalization costs recorded in 1997.

  Extraordinary Item. In October 1996, we redeemed in full the subordinated debentures and recorded an extraordinary loss of $1.2 million, net of income taxes. The extraordinary loss consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  Net Income (Loss). Our net income decreased $39.7 million to a loss of $26.9 million in 1997 from income of $12.8 million in 1996. The net loss recorded in 1997 is due primarily to our nonrecurring acquisition and related costs and compensation to stockholders offset by our overall growth.

  Pro Forma Net Income (Loss). Pro forma net income (loss) shows the effect on net income (loss) assuming all of our operations were taxed as C corporations for all of 1997 and 1996. Pro forma net income (loss) is worse than net income
(loss) in 1997 and 1996. Our pro forma net income decreased $37.4 million to a net loss of $30.8 million in 1997 from net income of $6.6 million in 1996. The nonrecurring costs recorded in 1997, slightly offset by our growth, resulted in the overall pro forma net loss.

Liquidity and Capital Resources

  At June 30, 1999, we had $48.6 million in cash and equivalents. Cash and equivalents increased $0.7 million during the six months ended June 30, 1999, due to the $21.7 million provided by operating activities, the $35.5 million provided by financing activities, the $1.0 million effect of changes in the exchange rate, offset by the $46.3 million used in investing activities and the $11.2 million used by discontinued operations. The $35.5 million in cash provided by financing activities consists primarily of additional borrowings for acquisitions and the proceeds received from the exercise of stock options. The $46.4 million in cash used in investing activities consists primarily of cash used for business acquisitions and capital expenditures. The $11.2 million in cash used by discontinued operations is primarily driven by $10.8 million used in operating activities at the healthcare services group, which we intend to spin-off to our stockholders.

  We believe that our cash and equivalents, as well as the cash provided by operations, and available financing will be sufficient to fund our current operations, planned capital expenditures and anticipated growth of our existing business over the next 12 months and beyond.

  If we acquire additional businesses in transactions that include cash payments as part of the purchase price, both in the short-term and the long-term, we will first use excess cash available from operations and then pursue additional debt or equity financing as sources of cash necessary to complete the acquisitions. In August 1999, we entered into a $195 million unsecured revolving credit facility with a term of four years for acquisitions and general corporate purposes, as well as the repurchase of up to $250 million of Snyder Communications common stock that the board of directors has previously approved. Interest on amounts borrowed under the credit facility is based on the London Interbank Offered Rate, the lending bank's base rate of interest or the federal funds rate. Availability under this credit facility is subject to our compliance with various financial ratios, operating covenants and other customary conditions. The financial covenants, which are measured quarterly beginning September 30, 1999, are summarized as follows:

  . our consolidated debt may not be more than 2.5 times trailing four quarter earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement;

  . our consolidated trailing four quarter EBITDA may not be less than 3.5 times our consolidated interest expense;

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

  . our consolidated net worth must exceed $225 million, adjusted prospectively to include 50% of our net income and 100% of the proceeds of any future equity issuance; and

  . our consolidated trailing four quarter EBITDA must be greater than $80 million.


  On September 27, 1999, there was $145 million in outstanding borrowings under the credit facility at a weighted average interest rate of 6.7%.

  Of the $250 million approved stock buyback, $100 million is authorized only for the repurchase of shares to be reissued in specifically identified purchase business combinations. In July, August and September of 1999 through September 27, 1999, we repurchased 5,441,721 shares of our existing common stock for a total of $100.8 million and returned those shares to our corporate portfolio. In addition to borrowing under the line of credit we could pursue other debt or equity transactions to finance our acquisitions, depending on market conditions. However, there can be no assurance that we will be successful in raising the cash required to complete all acquisition opportunities which we may seek in the future.

  We have completed an assessment of our current systems and equipment and are in the process of finalizing modifications necessary to address the issues presented by the year 2000. Remediation and testing are complete at circle.com and at all but one of SNC's operating subsidiaries. This subsidiary accounted for approximately 7.2% of SNC's revenue in 1998. We expect to complete the remaining year 2000 compliance work in November 1999. We believe that we are year 2000 compliant with respect to all operations other than this SNC subsidiary, which we believe will be year 2000 compliant by year end. We expect to incur no more than $3.0 million in capital expenditures on system upgrades which are designed in part to address specific year 2000 requirements. Approximately $2.6 million was incurred through June 30, 1999. Although we believe that we will achieve year 2000 compliance for our systems prior to January 1, 2000 without incurring significant additional costs, there can be no assurance that such compliance will be achieved or that it will be achieved without additional significant costs. If year 2000 compliance cannot be achieved at the remaining subsidiary by January 1, 2000, we will implement our contingency plan which has already been tested at the subsidiary.

  We are subject to the impact of foreign currency fluctuations, specifically that of the British pound. To date, changes in the British pound exchange rate have not had a material impact on our liquidity or results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge such risk.

  Given the extent of our services currently provided in continental Europe and the nature of those services, we do not expect the introduction of the Euro to have a material impact on our operations or cash flows. We will continue to evaluate the impact of the introduction of the Euro as we continue to expand the services offered and the European locations in which we operate.

Effect of Inflation

  Because of the relatively low level of inflation experienced in the United States and Europe, inflation did not have a material impact on our consolidated results of operations for 1998, 1997 or 1996.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to market risk from changes in market interest rates and foreign currency exchange rates. We are subject to interest rate risk on our debt for changes in the fair value of our debt caused by changes in the interest rates. We are subject to foreign currency exchange rate risk related to our international operations. We do not currently engage in hedging or other market risk management tools.

 Long-Term Debt Exposure

  For purposes of quantifying our potential loss in fair value of our long-term debt due to changes in interest rates, we used a sensitivity analysis model. While there is exposure related to the fair market value of our fixed rate debt, we believe that changes in market interest rates over the next year would not materially impact our earnings or cash flows as the interest rates on substantially all of our long-term debt is fixed. We only have $0.3 million of debt which carries a variable rate of interest. Therefore, we believe that fluctuations in interest rates will not materially impact our financial results as the amount of debt effected is not material. The weighted average maturities of all outstanding long-term debt as of December 31, 1998 is four years. To determine potential changes in the fair value of our fixed-rate long term debt, we assumed a hypothetical 150 basis point increase/decrease to all interest rates on our outstanding long-term debt at December 31, 1998. If interest rates change as hypothetically assumed, the fair value of our debt will change as follows (in thousands):

                                                       Fair Value   Fair Value
                                   Carrying             with 150     with 150
                                    Amount               Basis        Basis
                                   December   Fair       Point        Point
                                   31, 1998 Value (1) Increase (2) Decrease (2)
                                   -------- --------- ------------ ------------
Long-term debt (fixed rate)....... $12,283   $12,488    $11,833      $13,187

--------
(1) Fair value is calculated using the discounted cash flows method.
(2) Basis point change is assumed on all interest rates of outstanding debt.

 Foreign Currency Exchange Rate Exposure

  Fluctuations in foreign currency exchange rates affect the reported amounts of our assets, liabilities and operations. For purposes of quantifying the risk associated with fluctuations in the foreign exchange rate, we used a sensitivity analysis model. We assumed a hypothetical detrimental change of 10% in the exchange rates on our assets, liabilities and revenues denominated in a foreign currency. A 10% fluctuation was assumed for all exchange rates at December 31, 1998. Our material exposure to foreign exchange rate fluctuations on continuing operations is the British pound. Approximately 95% of our 1998 continuing revenues from international operations were conducted in the United Kingdom. The amounts below represent the impact of all exchange rates on our total assets, liabilities and revenues.

                                                          10% Decrease in value
                                           Balance at     of Local Currencies to
                                        December 31, 1998      U.S. Dollar
                                        ----------------- ----------------------
Assets.................................     $613,252             $596,967
Liabilities............................     $255,874             $243,543
Revenue................................     $493,803             $478,757

  The following illustrates the impact on the fair value of all of our long-term fixed rate debt assuming a 10% fluctuation in all of our foreign exchange rates (in thousands).

                                             Fair Value with 10%     Fair Value with 10%
                            Fair Value     increase in strength of decrease in strength of
                         December 31, 1998 U.S. dollar to foreign  U.S. dollar to foreign
                         ----------------- ----------------------- -----------------------
Long-term debt (fixed
 rate)..................      $12,488              $11,635                 $13,529

             SNC--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Overview

  SNC provides direct marketing and advertising services throughout the United States, the United Kingdom and continental Europe. SNC consists of the Brann Worldwide, Bounty SCA Worldwide and Arnold Worldwide networks. Brann Worldwide provides direct marketing and sales services for its clients, such as direct mail advertising. Bounty SCA distributes product samples and other advertising materials for its clients. Arnold Worldwide operates SNC's advertising and public relations operations. Throughout 1998 and 1997, SNC completed acquisitions accounted for as both poolings of interests and as purchases. During 1998 and 1997, SNC issued 8,604,293 and 10,414,888 shares, respectively, in pooling of interests transactions with companies in the direct marketing, advertising and communications industry. Of the total shares issued in pooling of interests transactions, 6,545,928 shares were to companies that operate through Brann Worldwide, 8,983,714 shares were to companies that operate through Bounty SCA and 3,489,539 shares were to companies that operate through Arnold Worldwide. SNC believes the complementary services it is able to offer to its customers as a result of its acquisitions have increased its opportunities and strengthened its client relationships. We plan to focus on internal growth for the foreseeable future as the primary means of expanding SNC, although we will consider attractive acquisition opportunities as they arise.

Results of Operations

  In SNC, net revenues from direct marketing and advertising services may be based on a specific unit of performance, a fixed project amount or an annual retainer.

  Cost of services consists of all costs specifically associated with client programs, such as salary, commissions and benefits paid to personnel, including senior management associated with specific service groups, inventory, payments to third-party vendors and systems and other support facilities specifically associated with client programs.

  Selling, general and administrative expenses consist primarily of costs associated with administrative functions, such as finance, accounting, human resources, and information technology, as well as personnel costs of senior management not specifically associated with client services. A portion of Snyder Communications' overhead and administrative shared services are allocated to SNC based upon estimated usage.

  Compensation to stockholders consists of excess compensation paid to certain stockholders of acquired companies prior to their respective mergers with SNC. The amount by which the historical compensation of these stockholders exceeds that provided in their employment contracts with SNC has been classified as compensation to stockholders.

  ESOP expense is the compensation expense recorded when shares are committed to be released to ESOP participants. The amount of the expense is based on the current market price of the shares and will vary based upon the amount of debt repaid by the ESOP during the period.

  Acquisition and related costs consist primarily of investment banking fees, other professional service fees, certain tax payments and other contractual payments resulting from the consummation of SNC's pooling of interests transactions, as well as the costs of consolidating certain of SNC's acquired operations.

  The following sets forth, for the periods indicated, certain components of SNC's income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all operations of SNC had been taxed as a C corporation for all periods presented. SNC considers compensation to stockholders, ESOP expense and acquisition costs to be nonrecurring, because SNC's current operations will not result in any compensation to stockholders, ESOP expense or acquisition costs in future periods.

                            For the Six Months Ended                    For the Years Ended
                                    June 30,                                December 31,
                          --------------------------------  --------------------------------------------------
                               1999             1998             1998             1997              1996
                          ---------------  ---------------  ---------------  ---------------   ---------------
                                   (unaudited)                         (dollars in thousands)
Net revenues............  $287,388  100.0% $223,359  100.0% $480,289  100.0% $397,505  100.0%  $345,915  100.0%
Operating expenses:
Cost of services........   192,183   66.9   146,416   65.5   314,255   65.4   270,268   68.0    234,526   67.8
Selling, general and
 administrative
 expenses...............    45,851   16.0    46,373   20.8    92,071   19.2    90,555   22.8     75,950   22.0
Compensation to
 stockholders...........       --     --        382    0.2       573    0.1    12,422    3.1      4,939    1.4
ESOP expense............       --     --        --     --        --     --      5,193    1.3      6,439    1.8
Acquisition and related
 costs..................     1,382    0.5    22,597   10.2    38,941    8.1    31,389    7.9        --     --
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Income (loss) from
 operations.............    47,972   16.6     7,591    3.3    34,449    7.2   (12,322)  (3.1)    24,061    7.0
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Interest expense........      (696)  (0.2)   (1,014)  (0.5)   (1,753)  (0.4)   (3,178)  (0.8)    (5,385)  (1.6)
Investment income.......     1,237    0.4     1,614    0.7     3,638    0.8     2,944    0.8      2,371    0.7
Income tax provision....    18,595    6.5     1,550    0.7    14,972    3.1     3,950    1.0      5,326    1.5
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Income (loss) from
 continuing operations..    29,918   10.4     6,641    2.9    21,362    4.5   (16,506)  (4.1)    15,721    4.6
Income (loss) from
 discontinued
 operations.............    12,639    4.4     2,618    1.2     1,446    0.3   (10,225)  (2.6)    (1,415)  (0.4)
Extraordinary item, less
 applicable income
 taxes..................       --     --        --     --        --     --        --     --      (1,216)  (0.4)%
                          --------  -----  --------  -----  --------  -----  --------  -----   --------  -----
Net income (loss).......  $ 42,557   14.8% $  9,259    4.1% $ 22,808    4.8% $(26,731)  (6.7)% $ 13,090    3.8%
                          ========  =====  ========  =====  ========  =====  ========  =====   ========  =====
Pro forma net income
 (loss).................  $ 42,557   14.8% $  6,738    3.0% $ 20,022    4.2%
                          ========  =====  ========  =====  ========  =====

  Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998

  Revenues. SNC's revenues increased $64.0 million, or 28.6%, to $287.4 million in the first half of 1999 from $223.4 million in the first half of 1998. The increase in revenues was due primarily to increased services to customers within the Brann Worldwide and Bounty SCA Worldwide networks and to a lesser extent, increased sales volumes within the Arnold Worldwide network. Revenues of Brann Worldwide increased $31.1 million, or 24.3%, for the six months ended June 30, 1999 as compared to the same period in 1998 due to increased levels of service provided to both new and existing clients in the U.S. and the U.K. This increase accounted for 48.6% of the total increase in revenues for the six months ended June 30, 1999. Revenues of Bounty SCA increased $28.3 million, or 77.7%, for the six months ended June 30, 1999 as compared to the same period in 1998 as a result of increased sampling program activities and the purchase of MSG in March 1999, which accounted for $15.6 million of the increase. Bounty SCA's increase in revenues accounted for 44.2% of the total increase in revenues for the six months ended June 30, 1999. Revenues of Arnold Worldwide increased $4.6 million, or 7.8%, for the first half of 1999 as compared to the same period in 1998 due to increase in creative and advertising services provided to existing and new clients. This increase accounted for 7.2% of the total increase in revenues for the six months ended June 30, 1999.

  Cost of services. SNC's cost of services increased $45.8 million, or 31.3%, to $192.2 million in the first half of 1999 from $146.4 million in the first half of 1998. Cost of services as a percentage of revenues increased to 66.9% for the six months ended June 30, 1999 from 65.5% for the same period in 1998. The dollar fluctuation in cost of services at our various operating units corresponds to the revenue changes discussed above. Cost of services within the Brann Worldwide network increased $21.1 million, or 24.5%, in the first half of 1999 and accounted for 46.1% of the total increase in cost of services. As a percentage of revenues, Brann Worldwide's cost of services remained constant between the first half of 1999 and the same period in 1998 at 67.3% for both periods. Brann Worldwide's cost of services as a percentage of revenue was favorably impacted in 1999 by a fee of $3.8 million, net of related expenses that was received for termination of certain services under an existing contract. Cost of services within the Bounty SCA Worldwide network increased $21.4 million, or 108.7%, for the six months ended June 30, 1999 due, in part, to the purchase of MSG in March, 1999, which accounted for $11.6 million of the increase. Bounty SCA's increase in cost of services accounted for 46.7% of the total increase in cost of services. As a percentage of revenues, Bounty SCA's cost of services for the six months ended June 30, 1999 increased to 63.5% from 54.0% for the corresponding period in 1998 due primarily to the higher cost of services to revenues ratio generated by MSG's operations. Cost of services within the Arnold Worldwide network increased
$3.3 million, or 8.0%, for the six months ended June 30, 1999 and accounted for 7.2% of the total increase in cost of services. Arnold Worldwide's cost of services as a percentage of revenues remained relatively constant between the first half of 1999 and the same period in 1998 at 69.3% and 69.1%, respectively.

  Selling, General and Administrative Expenses. SNC's selling, general and administrative expenses decreased $0.5 million, or 1.1%, to $45.9 million in the first half of 1999 from $46.4 million in the first half of 1998. Selling, general and administrative expenses as a percentage of revenues decreased to 16.0% in the first half of 1999 from 20.8% in the first half of 1998 as a result of the close monitoring and containment of these expenses.

  Compensation to Stockholders. No compensation to stockholders was recorded in the six months ended June 30, 1999. Compensation to stockholders was $0.4 million in the six months ended June 30, 1998. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with SNC that is in excess of the compensation provided for in their employment contracts with SNC. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with SNC has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by SNC.

  Acquisition and Related Costs. SNC recorded $1.4 million in acquisition and related costs during the six months ended June 30, 1999 related to the consolidation and integration of certain of SNC's acquired operations. SNC recorded $22.6 million in acquisition and related costs during the six months ended June 30, 1998, and these costs were related to the consummation of pooling of interests transactions during the six months ended June 30, 1998. SNC completed three pooling of interests transactions valued at approximately $206 million during the six months ended June 30, 1998.

  Interest Expense. Interest expense decreased $0.3 million, or 30.0%, to $0.7 million in the first half of 1999 from $1.0 million in the first half of 1998. The decline was attributable primarily to the repayment of debt of companies that were acquired by us in 1998 through pooling-of-interests combinations. If SNC increases its level of borrowings for acquisitions or other purposes, interest expense will increase in future periods.

  Investment Income. SNC recorded $1.2 million of investment income in the six months ended June 30, 1999 and $1.6 million of investment income in the six months ended June 30, 1998. Investment income varies based on the amount of cash and cash equivalents available for investment during the periods.

  Income Tax Provision. SNC recorded a tax provision of $18.6 million in the six months ended June 30, 1999. SNC's effective tax rate on its recurring operations is approximately 37.5% for the six months ended June 30, 1999. The actual tax provision recorded differs from the effective rate partly due to the nondeductibility of certain of the nonrecurring costs recorded during the period.

  Income (Loss) from Continuing Operations. SNC's income from continuing operations increased $23.3 million to income of $29.9 million in the first half of 1999 from $6.6 million in the first half of 1998, due primarily to our overall growth and the significant decrease in nonrecurring acquisition and related costs, as well as the close monitoring and containment of overhead costs.

  In the second half of 1999, Snyder Communications expects to incur approximately $7 million of expenses related to the recapitalization proposal and approximately $16 million relating to the healthcare services spin-off. These expenses consist primarily of financial advisory fees, legal, accounting, SEC registration fees and printing fees. We expect that the estimated $7 million of expenses related to the recapitalization will have an impact on our income from continuing operations for the year ending December 31, 1999. In addition, Snyder Communications' intention to focus on internal growth for SNC, circle.com and Ventiv as the primary means of growth is a shift from our past acquisition growth pattern. To facilitate our growth, we intend to invest over $20 million into our business in the next 12 to 18 months to promote our brands, further enhance the skills of our employees, further our business development efforts, and to make further investment in technology. We expect that this additional investment to expand our business will cause an increase in SNC's expenses over that period.

  Discontinued Operations. In June 1999, Snyder Communications' board of directors approved the spin-off of Snyder Communications' healthcare services business through a distribution to existing Snyder Communications stockholders. Therefore, the results of operations of Ventiv have been classified as discontinued operations. Ventiv reported net income of $12.6 million and $2.6 million in the first half of 1999 and 1998, respectively. Net income from the discontinued healthcare operations increased due to the overall growth within Ventiv, a one-time $2 million reduction in the estimated amount of employee-related social charges to be paid as a result of the integration of our French sales force and the decrease in nonrecurring acquisition and related costs. We expect to reflect the estimated $16 million of costs related to the healthcare services spin-off in the results from discontinued operations when the spin-off occurs.

  Net Income (Loss). SNC's net income increased $33.3 million to $42.6 million in the first half of 1999 from $9.3 million in the first half of 1998 due primarily to SNC's overall growth and the decrease in nonrecurring acquisition and related costs.

  In August 1999, Snyder Communications agreed in principle to provide incremental consideration for the acquisition of MSG and PromoTech Research Associates based on the average trading price of SNC stock, circle.com stock, and Ventiv stock for the twenty trading days ending on October 15, 1999 (or a such lesser number of days that a public market exists for the securities up to October 15, 1999). This incremental consideration was not provided for in the purchase agreements and is not part of the purchase price for accounting purposes. In September 1999, Snyder Communications entered into separate written agreements with the prior owners of MSG and PromoTech whereby the incremental consideration will be paid to the prior owners in exchange for the release of any and all claims against Snyder Communications relating to the transactions. Based on the closing price of the Snyder Communications stock on September 17, 1999, the amount of such payment would result in non-cash expense of (1) approximately $15.9 million, payable in SNC stock, and (2) approximately $5.8 million, payable in Ventiv stock. These payments will have no effect on SNC's retained interest in circle.com.

  Pro Forma Net Income (Loss). Pro forma net income (loss) shows the effect on net income (loss) assuming all of SNC's operations were taxed as C corporations for the six months ended June 30, 1999 and 1998, respectively. Pro forma net income (loss) is worse than net income (loss) in the first half of 1998. In the first half of 1999, all of SNC's operations were taxed as a C corporation, so net income and pro forma net income are the same. The income tax provision in the first half of 1998 includes benefits from the S corporation status of certain entities prior to our acquisition of them. Pro forma net income (loss) increased $35.9 million, to income of $42.6 million in the first half of 1999 from $6.7 million in the first half of 1998, due primarily to SNC's overall growth and the decrease in nonrecurring acquisition and related costs.

  Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Revenues. SNC's revenues increased $82.8 million, or 20.8%, to $480.3 million in 1998 from $397.5 million in 1997. The increase in revenues was primarily attributable to increased services to new and existing customers within the Brann Worldwide, Arnold Worldwide and Bounty SCA Worldwide networks. Revenues of Brann Worldwide increased $49.8 million, or 21.4%, for the year 1998 as compared to 1997 as a result of increased marketing services provided to new and existing clients in the U.S. and the U.K. offset by a $14.5 million decline in revenues from the sale of long distance service in the U.S. This change resulted from the start up of a new contract for similar services provided to a previous customer in 1997. Brann Worldwide's increase in revenues accounted for 60.1% of the 1998 total increase in revenues. Revenues of Arnold Worldwide increased $24.5 million, or 25.9%, for the year 1998 as compared to 1997 due to increase in creative and advertising services to existing and new clients. This increase accounted for 29.6% of the total increase in revenues during 1998. Revenues of Bounty SCA increased $8.5 million, or 12.2%, for the year 1998 as compared to 1997 as a result of increased Wallboard(R) locations and sampling program activities. Bounty SCA's increase in revenues accounted for 10.3% of the 1998 total increase in revenues.

  Cost of Services. SNC's cost of services increased $44.0 million, or 16.3%, to $314.3 million in 1998 from $270.3 million in 1997. Cost of services as a percentage of revenues decreased to 65.4% in 1998 from 68.0% in 1997. Cost of services within the Bounty SCA Worldwide network increased $8.0 million, or 22.6%, in 1998 and accounted for 18.2% of the total increase in cost of services. The increase in cost of services is consistent with the revenue change discussed above. Bounty SCA's cost of services as a percentage of revenues for the year 1998 increased to 55.2% from 50.5% for the year 1997 as a result of higher costs in Bounty SCA's U.S. operations. Cost of services within the Brann Worldwide network increased $26.9 million, or 16.8%, in 1998 and accounted for 61.0% of the total increase in cost of services. As a percentage of revenues, Brann Worldwide's cost of services for the year 1998 decreased to 65.9% from 68.5% for the year 1997 due to the ability of existing client support personnel within the network to handle its growth. Cost of services within the Arnold Worldwide network increased $9.1 million, or 12.1%, in 1998 and accounted for 20.8% of the total increase in cost of services. Arnold Worldwide's cost of services as a percentage of revenues for the year 1998 decreased to 71.1% from 79.8% for the year 1997 due to a change in the overall mix of services provided within the Arnold Worldwide network.

  Selling, General and Administrative Expenses. SNC's selling, general and administrative expenses increased $1.5 million, or 1.7%, to $92.1 million from $90.6 million in 1997 as a result of the growth in revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 19.2% in 1998 from 22.8% in 1997 due primarily to the lower proportional increase in selling, general and administrative expenses necessary to support the growth in revenues. In addition, SNC has monitored and contained overhead costs within each of the networks.

  Compensation to Stockholders. Compensation to stockholders was $0.6 million in 1998 and $12.4 million in 1997. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with SNC that is in excess of the compensation provided for in their employment contracts with SNC. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with SNC has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by SNC. The $0.6 million recorded in 1998 relates to certain companies acquired in the third and fourth quarters of 1998, and therefore, was incurred during 1998 by the acquired companies prior to their acquisition.

  ESOP Expense. SNC did not incur any ESOP expense in 1998. All obligations of the ESOP were settled in 1997, and $5.2 million of ESOP expense was incurred in 1997. The employees of one of the acquired companies that previously participated in the ESOP now participate in Snyder Communications' stock incentive plan. SNC does not expect to incur any ESOP expense in future periods.

  Acquisition and Related Costs. SNC recorded $38.9 million in nonrecurring acquisition and related costs during 1998. These costs were primarily related to the consummation of acquisitions in 1998 and consisted of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain acquired companies, other professional service fees, transfer taxes and other contractual payments. In addition, this amount included a charge of approximately $2.6 million for costs necessary to consolidate and integrate some of SNC's operations within the Bounty SCA Worldwide network. SNC expects these integration activities to be substantially complete by the third quarter of 1999. The charge consisted of $1.6 million of severance and other costs associated with the termination of 42 employees, and $1.0 million of fees and other costs related to these integration activities. The integration is not expected to result in a headcount reduction. Most of the terminated employees elected not to relocate and will be replaced.

  SNC recorded $31.4 million in nonrecurring acquisition and related costs during 1997 related to the consummation of its 1997 acquisitions. These costs are discussed further under the caption "Year Ended December 31, 1997, Compared to Year Ended December 31, 1996."

  Interest Expense. SNC recorded $1.8 million of interest expense in 1998 and $3.2 million of interest expense in 1997. SNC does not have any significant debt obligations outstanding. The interest expense recorded in both 1998 and 1997 consists primarily of interest on debt at acquired companies prior to their acquisition by SNC. SNC generally repaid the debt of acquired companies.

  Investment Income. SNC recorded $3.6 million of investment income in 1998 and $2.9 million of investment income in 1997. The increase in investment income corresponds to the increase in funds available for investment. SNC's average cash balance was greater in 1998 than in 1997 due primarily to public stock offerings and stock option exercises.

  Income Tax Provision. SNC recorded a $15.0 million tax provision in 1998, consisting of a $27.2 million provision for our income from recurring operations less interest, a $9.6 million benefit from the $39.5 million in nonrecurring costs, and a $2.6 million benefit from the S corporation status of certain entities prior to their respective acquisitions by SNC. SNC's effective tax rate for the year ended December 31, 1998 differs from the Federal statutory rate due primarily to the nondeductibility of certain of the nonrecurring costs and state income taxes. Pro forma net income discussed below includes a provision for income taxes as if all operations of SNC had been taxed as a C corporation for the year ended December 31, 1998. SNC recorded a $4.0 million tax provision in 1997. This provision is discussed further under the caption "Year Ended December 31, 1997, Compared to Year Ended December 31, 1996."


  Income (Loss) from Continuing Operations. SNC's income from continuing operations increased $37.9 million to income of $21.4 million in 1998 from a loss of $16.5 million in 1997, due primarily to the overall growth in revenues and the containment of costs.

  Discontinued Operations. In June 1999, Snyder Communications' board of directors approved the spin-off of Snyder Communications' healthcare services business through a distribution to existing Snyder Communications' stockholders. Therefore, the results of operations of Ventiv have been classified as discontinued operations. Ventiv reported net income of $1.4 million in 1998 and a net loss of $8.7 million in 1997. The increase in income
(loss) from discontinued operations reflects the overall growth of Ventiv. Growth in revenues exceeded growth in total costs and expenses.

  In October 1997, the board of directors of one of the companies SNC acquired in a pooling of interests transaction in 1998 approved the spin-off of its sports management operations which were carried on by one of its wholly owned subsidiaries, BWA. The acquiree purchased BWA in May 1996. The spin-off was completed on October 31, 1997 through a distribution of shares to the common stockholders of the acquiree. BWA reported a net loss of $1.5 million in 1997.

  Net Income (Loss). SNC's net income increased $49.5 million to $22.8 million in 1998 from a loss of $26.7 million in 1997 which is consistent with SNC's growth in revenues and containment of costs.

  Pro Forma Net Income (Loss). Pro forma net income (loss) shows the effect on net income (loss) assuming all of SNC's operations were taxed as C corporations for all of 1998. Pro forma net income (loss) is worse than net income (loss) in 1998.

  Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Revenues. SNC's revenues increased $51.6 million, or 14.9%, to $397.5 million in 1997 from $345.9 million in 1996. This increase in revenues was due primarily to growth in the services provided to both existing and new customers during 1997. Revenues of Bounty SCA Worldwide increased $21.4 million, or 44.0%, for the year 1997 as compared to 1996 as a result of increased distribution of product samples and other advertising materials for clients in the U.S. This increase in revenues accounted for 41.5% of the 1997 total increase in revenues. Revenues of Brann Worldwide increased $13.6 million, or 6.2%, for the year 1997 as compared to 1996 due primarily to increased levels of service provided to both new and existing clients in the U.S. and the U.K. Brann Worldwide's increase in revenues accounted for 26.3% of the total increase in revenues during 1997. Revenues of Arnold Worldwide increased $16.6 million, or 21.3%, for the year 1997 as compared to 1996 as a result of increased creative and advertising services provided to clients. This increase accounted for 32.2% of the 1997 total increase in revenues.

  Cost of Services. SNC's cost of services increased $35.8 million, or 15.3%, to $270.3 million in 1997 from $234.5 million in 1996 as a result of the increased revenues discussed above. Overall cost of services as a percentage of revenues remained consistent at 68.0% in 1997 and 67.8% in 1996. Cost of services within the Bounty SCA Worldwide network increased $8.3 million, or 30.5%, in 1997 and accounted for 23.1% of the total increase in cost of services. Bounty SCA's cost of services as a percentage of revenues for the year 1997 decreased to 50.5% from 55.7% for the year 1996 due to the overall growth within the network and the ability of the client support personnel to handle increased client services. Cost of services within the Arnold Worldwide network increased $14.7 million, or 24.3%, in 1997 and accounted for 41.2% of the total increase in cost of services. This increase in cost of services corresponds to the revenue change discussed above. As a percentage of revenues, Arnold Worldwide's cost of services for the year 1997 increased to 79.8% from 77.9% for the year 1996. Cost of services within the Brann Worldwide network increased $12.8 million, or 8.7%, in 1997 and accounted for 35.7% of the total increase in cost of services. The increase in cost of services is consistent with the increase in services provided. Brann Worldwide's cost of services as a percentage of revenues for the year 1997 increased to 68.5% from 66.9% for the year 1996.

  Selling, General and Administrative Expenses. SNC's selling, general and administrative expenses increased $14.6 million, or 19.2%, to $90.6 million in 1997 from $76.0 million in 1996 as a result of the increased revenues discussed above. Selling, general and administrative expenses as a percentage of revenues remained fairly consistent at 22.8% in 1997 and 22.0% in 1996. The increase in selling, general and administrative expenses is consistent with our overall growth.

  Compensation to Stockholders. Compensation to stockholders was $12.4 million in 1997 and $4.9 million in 1996. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with SNC that is in excess of the compensation provided for in their employment contracts with SNC. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with SNC has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by SNC. The composition of the amounts recorded in 1997 varies from the amount recorded in 1996 because the amounts recorded were based on specific criteria and agreements at certain acquired companies that existed in 1997 and in 1996 prior to their respective mergers with SNC.

  ESOP Expense. ESOP expense decreased $1.2 million, or 18.8%, to $5.2 million in 1997 from $6.4 million in 1996. ESOP expense represents the fair value of shares released to ESOP participants during the period. During 1997, all outstanding debt of the ESOP was repaid, and SNC does not expect to record ESOP expense in future periods.

  Acquisition and Related Costs. SNC recorded $31.4 million in nonrecurring acquisition and related costs during 1997. Of the $31.4 million, $17.0 million were costs directly related to the consummation of SNC's acquisitions in 1997. These costs included primarily investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a non-cash charge of approximately $9.1 million related to the accelerated vesting of the options held by employees of one of the acquired companies. The remaining
$5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact which resulted from SNC's acquisitions in 1997.

  Interest Expense. SNC recorded $3.2 million of interest expense in 1997 and $5.4 million of interest expense in 1996. SNC does not have any significant debt obligations outstanding. The interest expense recorded in both 1997 and 1996 consists primarily of interest on debt at acquired companies prior to their acquisition by SNC. SNC generally repaid the debt of acquired companies.

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

  Investment Income. SNC recorded $2.9 million of investment income in 1997 and $2.4 million of investment income in 1996. The amount recorded in investment income is directly related to the amount of funds available for investment.

  Income (Loss) from Continuing Operations. SNC's income from continuing operations decreased $32.2 million to a loss of $16.5 million in 1997 from income of $15.7 million in 1996, due primarily to the nonrecurring acquisition and related costs recorded in 1997.

  Income Tax Provision. SNC recorded a $4.0 million tax provision in 1997, consisting of a $14.5 million provision for our income from recurring operations less interest, an $8.5 million benefit from the $49.0 million in nonrecurring costs, and a $2.0 million benefit from the S corporation status of certain entities prior to their respective acquisitions by SNC. SNC's effective tax rate for the year ended December 31, 1997 differs from the Federal statutory rate due primarily to the nondeductibility of certain of the nonrecurring costs and state income taxes. Pro forma net income discussed below includes a provision for income taxes as if all operations of SNC had been taxed as a C corporation for the year ended December 31, 1997.

  The income tax provisions of $5.3 million in 1996 reflects the actual income tax provisions of the previously separate companies before their respective acquisitions by SNC. Not all of the entities acquired were subject to income taxes prior to their respective acquisitions by SNC. Also, for the period from January 1, 1996 until its reorganization of September 24, 1996, Snyder Communications had elected to be treated for federal and certain state income tax purposes as an S corporation, and therefore, the stockholders of Snyder Communications were taxed on their proportionate share of Snyder Communications' taxable income, and Snyder Communications did not have an obligation to pay income taxes. Pro forma net income discussed below includes a provision for income taxes, as if all operations of Snyder Communications had been taxable as a C corporation in 1996. All of the 1996 results from the original operations of Snyder Communications entities which had elected S corporation status are included in SNC.

  Discontinued Operations. The loss from discontinued operations in 1997 consisted of a loss of $8.7 million from Ventiv and a loss of $1.5 million from BWA. The loss from discontinued operations in 1996 consisted of $0.1 million in income from Ventiv offset by a $1.5 million loss from BWA. The 1997 loss from Ventiv was due primarily to the nonrecurring acquisition and related costs and the recapitalization costs recorded in 1997.

  Extraordinary Item. In October 1996, Snyder Communications redeemed in full the subordinated debentures and recorded an extraordinary loss of $1.2 million, net of income taxes. The extraordinary loss consisted of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  Net Income (Loss). SNC's net income decreased $39.8 million to a loss of $26.7 million in 1997 from income of $13.1 million in 1996. The net loss recorded in 1997 is due primarily to SNC's nonrecurring acquisition and related costs and compensation to stockholders offset by SNC's overall growth.

Liquidity and Capital Resources

  At June 30, 1999, SNC had $46.4 million in cash and equivalents. Cash and equivalents decreased $1.5 million during the six months ended June 30, 1999, due to the $26.8 million provided by operating activities from continuing operations, the $15.4 million provided by financing activities from continuing operations and the $1.0 million effect of changes in the exchange rate, offset by the $33.5 million used in

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

investing activities for continuing operations and $11.2 million used by discontinued operations. The $15.4 million in cash provided by financing activities consists primarily of additional borrowings for acquisitions as well as investments and advances from Snyder Communications. The $33.5 million in cash used in investing activities consists primarily of cash used for business acquisitions and capital expenditures. Other than the $12.3 million of debt attributed to circle.com at June 30, 1999, all cash advances and businesses attributed to circle.com have been considered a capital contribution to circle.com. After the recapitalization, Snyder Communications will attribute each future incurrence or issuance of external debt and the proceeds of that incurrence or issuance to SNC, to the extent the proceeds are used for the benefit of SNC, and to circle.com, to the extent the proceeds are used for the benefit of circle.com by SNC. As a result, with respect to the allocation of interest and debt, the historical financial statements will not be comparable to future periods. Cash and cash equivalents decreased $23.9 million for the year ended December 31, 1998, due to $48.2 million used in investing activities for continuing operations and $42.8 million used by discontinued operations, offset by $27.2 million provided by operating activities from continuing operations, $39.2 million provided by financing activities from continuing operations and $0.7 million effect of exchange rates changes. The $48.2 million used in investing activities for continuing operations consists primarily of cash used for capital expenditures and the purchase of subsidiaries. The $39.2 million provided by financing activities from continuing operations consists of investments and advances from Snyder Communications offset by net repayments of debt.

  SNC believes that its cash and equivalents, as well as the cash provided by operations and available financing, will be sufficient to fund its current operations, planned capital expenditures and anticipated growth of its existing business over the next 12 months and beyond. If SNC acquires additional businesses in transactions that include cash payments as part of the purchase price, both in the short-term and the long-term, we will first use excess cash available from operations and then pursue additional debt or equity financing as sources of cash necessary to complete the acquisitions. In August 1999, Snyder Communications entered into on a $195 million unsecured revolving credit facility with a term of four years, which we will use for acquisitions and general corporate purposes, as well as the repurchase of up to $250 million of Snyder Communications' common stock that the board of directors has previously approved. Interest on amounts borrowed under the credit facility is based on the London Interbank Offered Rate, the lending bank's base rate of interest or the federal funds rate. Availability under the credit facility is subject to our compliance with various financial ratios, operating covenants and other customary conditions. The financial covenants, which are measured quarterly beginning September 30, 1999, are summarized as follows:

  . our consolidated debt may not be more than 2.5 times trailing four quarter earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement;

  . our consolidated trailing four quarter EBITDA may not be less than 3.5 times our consolidated interest expense;

  . our consolidated net worth must exceed $225 million, adjusted prospectively to include 50% of our net income and 100% of the proceeds of any future equity issuance; and

  . our consolidated trailing four quarter EBITDA must be greater than $80 million.

  On September 27, 1999, there was $145 million in outstanding borrowings under the credit facility at a weighted average interest rate of 6.7%.

  Of the $250 million approved stock buy-back, $100 million is authorized only for the repurchase of shares to be reissued in specifically identified purchase business combinations. In July, September and August of 1999, through September 27, 1999, Snyder Communications repurchased 5,441,721 shares of its existing common stock for a total of $100.8 million and returned those shares to its corporate portfolio. In addition to borrowing under the line of credit, Snyder Communications could pursue other debt or equity transactions to finance our acquisitions, depending on market conditions. We cannot assure you that we will be successful in raising the cash required to complete all acquisition opportunities which SNC may seek in the future.

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

  SNC has undergone an assessment of its current systems and equipment and is in the process of finalizing modifications necessary to address the issues presented by the year 2000. We expect that our systems will be year 2000 compliant and that additional expenses related to the modifications will not be material. However, we cannot assure you that this will be the case until these systems are operational in the year 2000.

  SNC is subject to the impact of foreign currency fluctuations, specifically that of the British pound. To date, changes in the British pound exchange rate have not had a material impact on SNC's liquidity or results of operation. SNC continually evaluates its exposure to exchange rate risk but does not currently hedge such risk.

  Given the extent of its services currently provided in continental Europe and the nature of those services, we do not expect the introduction of the Euro to have a material impact on SNC's operations or cash flows. SNC will continue to evaluate the impact of the introduction of the Euro as it continues to expand the services offered and the European locations in which it operates.

Effect of Inflation

  Because of the relatively low level of inflation experienced in the United States and Europe, inflation did not have a material impact on SNC's consolidated results of operations for 1998, 1997 or 1996.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to market risk from changes in market interest rates and foreign currency exchange rates. We are subject to interest rate risk on our debt for changes in the fair value of our debt caused by changes in the interest rates. We are subject to foreign currency exchange rate risk related to our international operations. We do not currently engage in hedging or other market risk management tools.

 Long-Term Debt Exposure

  For purposes of quantifying our potential loss in fair value of our long-term debt due to changes in interest rates, we used a sensitivity analysis model. While there is exposure related to the fair market value of our fixed rate debt, we believe that changes in market interest rates over the next year would not materially impact our earnings or cash flows as the interest rates on substantially all of our long-term debt is fixed. We only have $0.3 million of debt which carries a variable rate of interest. Therefore, we believe that fluctuations in interest rates will not materially impact our financial results as the amount of debt effected is not material. The weighted average maturities of all outstanding long-term debt as of December 31, 1998 is four years. To determine potential changes in the fair value of our fixed-rate long term debt, we assumed a hypothetical 150 basis point increase/decrease to all interest rates on our outstanding long-term debt at December 31, 1998. If interest rates change as hypothetically assumed, the fair value of our debt will change as follows (in thousands):

                                                         Fair Value  Fair Value
                                       Carrying           with 150    with 150
                                        Amount              Basis       Basis
                                       December   Fair      Point       Point
                                       31, 1998 Value(1) Increase(2) Decrease(2)
                                       -------- -------- ----------- -----------
Long-term debt (fixed rate)........... $12,283  $12,488    $11,833     $13,187

--------
(1) Fair value is calculated using the discounted cash flows method.
(2) Basis point change is assumed on all interest rates of outstanding debt.

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

 Foreign Currency Exchange Rate Exposure

  Fluctuations in foreign currency exchange rates affect the reported amounts of our assets, liabilities and operations. For purposes of quantifying the risk associated with fluctuations in the foreign exchange rate, we used a sensitivity analysis model. We assumed a hypothetical detrimental change of 10% in the exchange rates on our assets, liabilities and revenues denominated in a foreign currency. A 10% fluctuation was assumed for all exchange rates at December 31, 1998. However, our material exposure to foreign exchange rate fluctuations on continuing operations is the British pound. Approximately 95% of the Company's 1998 continuing revenues from international operations were conducted in the United Kingdom. The amounts below represent the impact of all exchange rates on our total assets, liabilities and revenues.

                                                           10% Decrease in value
                                                            of Local Currencies
                                            Balance at              to
                                         December 31, 1998      U.S. Dollar
                                         ----------------- ---------------------
Assets..................................     $601,416            $585,131
Liabilities.............................      251,323             238,992
Revenue.................................      480,289             465,243

  The following illustrates the impact on the fair value of all of our long-term fixed rate debt assuming 10% fluctuations in all of our foreign exchange rates (in thousands):

                         Fair Value   Fair Value with 10%     Fair Value with 10%
                          December  increase in strength of decrease in strength of
                          31, 1998  U.S. dollar to foreign  U.S. dollar to foreign
                         ---------- ----------------------- -----------------------
Long-term debt (fixed
 rate)..................  $12,488           $11,636                 $13,530


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

                                 SNC--BUSINESS

General

  SNC is a leading international full-service direct marketing, advertising and communications agency, with operations throughout the United States and the United Kingdom and in continental Europe. We provide direct marketing services to clients through Brann Worldwide and Bounty SCA Worldwide and advertising services through Arnold Worldwide. Our clients are primarily global companies with large annual sales and marketing expenditures facing significant competitive pressures to retain or expand their respective market share. These clients operate in a broad range of industries, including automotive, consumer packaged goods, financial services, telecommunications and gas and electric utilities. For the year ended December 31, 1998, no single client accounted for 10% or more of SNC's revenues, except GTE Communications Corporation, which accounted for 10.4% of SNC's revenues for that period. For the six months ended June 30, 1999, no one client accounted for more than 9% of SNC's revenues.

Industry Overview

  The direct marketing, advertising and communications industry provides a variety of services used to develop and deliver messages to both broad and targeted audiences through a wide range of communication channels. The industry includes traditional advertising services as well as other marketing and communications services, such as direct and database marketing, sales promotion, public relations, branding consultation and other specialized services.

  Direct marketing channels, which include direct mail, personal contact and direct response media, enable the delivery of a customized marketing message to a targeted business or consumer segment. Unlike most traditional advertising mediums, the response of targeted customers to direct marketing programs can be accurately measured. This allows marketers to quickly evaluate, refine and improve their direct marketing programs and to measure the financial returns on investments in such programs. Demographic shifts and lifestyle changes, increasing competition among businesses, deregulation in certain industries, and a proliferation of new products and services have contributed to the increasing cost and complexity of traditional advertising programs in recent years.

  Direct marketing expenditures have grown significantly in recent years and this growth is expected to continue. According to a 1998 study by the WEFA Group, overall media spending worldwide for direct marketing initiatives was expected to reach $162.7 billion in 1998, representing a 6.8% increase over 1997 expenditures and a compound annual growth rate of 7.9% since 1993. The WEFA Group also estimates that these expenditures will continue to grow through 2003 at an annual growth rate of 6.4% with total expenditures in excess of $221 billion.

  According to the December 1998 report by Interpublic Group of Companies' McCann-Erickson World Group, worldwide advertising expenditures were approximately $415 billion in 1998, representing an increase of approximately 4.9% in 1998 and a five-year compound annual growth rate of approximately 6.6% since 1993. Advertising expenditures in the United States were approximately $200 billion in 1998, representing an increase of approximately 7.1% in 1998 and a five-year compound annual growth rate of approximately 7.6% since 1993. United States advertising expenditures are expected to grow approximately 5.5% in 1999 to $212 billion representing approximately 49% of worldwide advertising expenditures.

Industry Trends

  Several significant trends are changing the dynamics of the direct marketing, advertising and communications industry, including the following:

  . Growth In Direct Marketing, Advertising and Communications Markets. The globalization of markets and the deregulation of several sectors of domestic and international markets have led to

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

     growth in demand for direct marketing, advertising and communications services by large corporate clients. An increasing number of companies are expanding globally and, where they consider it appropriate, are seeking consistent brand images and market positions for their products throughout the world. In industries where regulatory developments have encouraged increased competition among industry participants, such as in the telecommunications and utilities industries, a growing number of companies have sought to establish and enhance their brand images through comprehensive direct marketing, advertising and communications programs. We expect to benefit from the continued growth of these markets.

  . Increased Emphasis on Direct Marketing. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for direct marketing methods which utilize demographic information, information supplied by consumers through surveys, product sampling programs and face-to-face contact. This enables them to customize their marketing message for discrete target markets. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures using mechanisms such as response rate tracking. Approximately 80% of our business operations are focused on direct marketing services. Therefore, we believe that we are well positioned to benefit from this increasing demand.

  . Increased Focus on Brand Development. In recent years, advertisers have increasingly focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty. This emphasis on brand development has increased the demand for delivery of consistent messages. As a result, companies are seeking direct marketing, advertising and communications organizations that coordinate resources across multiple disciplines, geographies and media. We believe we are well positioned to take advantage of this trend by using our "Brand Essence" strategic and creative philosophy. We discuss this philosophy under "--Growth Strategy" below.

  . Demand for Integrated Service Offerings. Increasingly, companies are turning to large direct marketing, advertising and communications organizations to provide integrated services across multiple disciplines. These integrated services ensure a consistent brand presence, maximize the effectiveness of their messages around the world, better coordinate their marketing activities and simplify and strengthen their relationships with their marketing partners. This demand for integrated services has led to the creation of a small number of global direct marketing, advertising and communications companies, including SNC, that strive to provide their clients with a full range of services in each of the local markets in which their clients operate.

Growth Strategy

  Our growth strategy consists of the following key components:

  . Capitalize on Existing Networks. In 1998, Brann Worldwide was ranked as the largest direct marketing agency in the world by the Direct Marketing Association. In addition, Bounty SCA Worldwide provides sales promotion and specialty direct marketing services. For more than 25 years, Arnold Worldwide has been consistently recognized for creative excellence across multiple industries. We believe that continuing to invest in and leverage our existing networks will facilitate their continued growth. Furthermore, with a presence in the United States, the United Kingdom and continental Europe, we believe that we are well positioned to continue to benefit from the trend toward the globalization of direct marketing, advertising and communications needs and the consolidation of those needs with a single international service provider.

  . Increase Penetration of Significant Clients. We have built long-standing relationships with many clients, including, listed alphabetically, Bank of America, Barclays, IBM, McDonald's, Procter & Gamble and Volkswagen of America. This list is representative of our clients, in terms of their size, the range of industries in which they operate and the amount and type of services we provide to them.

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

     We believe that there are significant opportunities to increase our share of companies' direct marketing, advertising and communications expenditures by using our global network to provide a comprehensive package of services to these companies. We have successfully increased our share of the direct marketing, advertising and communications expenditures of some of these companies over the past few years. For example, we have significantly expanded our relationship with Fleet Financial and now provide both advertising and direct marketing services for Fleet. We believe that Fleet consolidated its advertising and direct marketing accounts with us in order to ensure that it presents a consistent brand identity to its customers across a broad range of communications channels. We believe that we are well positioned to take advantage of our global network and expand the services we provide to many of our significant clients.

  . Develop New Client Relationships. We believe that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. To date, we have successfully used our comprehensive and global approach as an effective tool in winning new business.

  . Maintain Creative Excellence. We intend to continue emphasizing the importance of creative marketing and communications. Our creative leadership has been recognized over the years through the receipt of various industry awards. For the fourth consecutive year, Brann Worldwide received the prestigious Partners in Progress award from Sears, Roebuck and Co., based on its extensive work and high quality service for Sears' Credit Division. Brann also received an Echo award in the Direct Marketing Association's international competition that recognizes exceptional results and creativity in direct marketing. Brann was ranked 1st in Precision Marketing's Top 100 Agencies Survey, and in the 1998 Marketing Week Reputations Survey, more people placed Brann in the top three among all disciplines than any other agency. The Marketing Week survey ranks Brann 1st in six categories and 2nd in two categories. Arnold Worldwide was awarded Advertising Age's prestigious Best for 1997 award for excellence in advertising. The winning spot was Arnold Worldwide's "Sunday afternoon" commercial for Volkswagen's Golf, with the now famous "Da, da, da" background lyrics. Arnold Worldwide also won the top Grand Prix award in the print category at the 45th Annual Cannes International Advertising Festival, the top prize at the 1998 Kelly Awards and the New York Ad Club's 1999 Grand Andy Award. We believe that our creative excellence enables us to provide innovative solutions to our clients' marketing challenges.

  . Utilize "Brand Essence" Strategic and Creative Philosophy. To assist our clients in building, leveraging, protecting and managing their brands, we have developed an approach to serving clients that we call "Brand Essence." Brand Essence identifies and sells the rational attributes of a brand in an emotional way that connects with today's consumers. The two components underlying this philosophy are:

    . the rational, which communicates what the brand stands for that makes it unique; and

    . the emotional, which communicates how the brand looks and feels at its best.

  We believe that the Brand Essence approach has been a significant factor in attracting new clients and winning new assignments from existing clients, and that knowledge of consumers' changing perceptions of brands will continue to provide us with a significant competitive advantage.

Operations

  Our direct marketing services are provided to clients through Brann Worldwide and Bounty SCA Worldwide. Our advertising services are provided through Arnold Worldwide.

  We have provided a description of the services that Brann Worldwide, Bounty SCA and Arnold Worldwide provide to their clients, along with several case studies. The clients and the services described in

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

each of these case studies are intended to be representative of the size of our clients, the industries in which they operate and the services that we render to them. The case studies are not intended to imply that the clients mentioned are those from which we derive most of our revenues.

  Brann Worldwide

  We provide full scale direct marketing and sales solutions through the Brann Worldwide network. Brann Worldwide focuses on the communications points where clients and their customers come into direct contact with each other in order to optimize customer identification, acquisition and retention. To accomplish this objective, Brann Worldwide provides its clients with the services described below.

  Strategic Planning and Consulting. Strategic planning is the initial stage of the development of a direct marketing program. In this stage, we:

  .  assess our client's business, profit and sales objectives;

  .  define the target market; and

  . develop direct marketing plans and programs to achieve the client's objectives.

  Our creative staff typically develops the marketing message, produces the art and images and designs the direct marketing materials. Our media and research staff are also involved throughout the design, production and execution of the client's direct marketing program by assisting in developing the marketing message and identifying the target audience through the use of qualitative and quantitative market research techniques, statistical modeling and the analysis of demographic segments.

  Data Warehousing and Modeling. Data warehousing and modeling involves collecting and analyzing client transaction data and other data from commercially available consumer lists into an integrated database that is used to predict consumer responses. Data modeling enables Brann Worldwide to predict the results of a direct marketing program and enables clients to quantify and measure the return on their marketing investment. Brann Worldwide uses a combination of proprietary statistical models to predict consumer response and marketing program profitability. One of these types of models is Brann Worldwide's Cultivation Opportunity IndexSM, which is a matrix scoring model that uses proprietary, multi-variant algorithms to determine lifetime customer value. This modeling process helps to predict the longevity and profitability of a customer relationship by determining the likelihood and time of a customer's attrition or defection. This model will also predict a prospect's willingness and likelihood to respond to a specific offer. Brann Worldwide uses this modeling process to craft client marketing programs to maximize profitability.

  Database Management. Brann Worldwide builds and runs outsourced customer information systems, databases and direct marketing systems for its clients. We develop and maintain customer databases for our clients as well as manage customer data on specific direct marketing campaigns. Our management of customer data enables us to deliver direct marketing communications to targeted markets.

  Direct Mail. Brann Worldwide assumes responsibility for the editorial content and graphic design of the direct marketing pieces, arranges for the communications to be produced, executes the campaign and handles inbound customer responses. As part of our full service offering, we create and manage direct mail programs for our clients. We develop the editorial content and the creative design of marketing materials used in a client's program. We also manage customer responses to many of our clients' programs. We play an important role in managing the process of producing our clients' direct marketing materials. Through our own production capabilities and through numerous vendor relationships, we manage the production of hundreds of millions of direct mail pieces on an annual basis. We believe our expertise in managing large scale direct mail programs is a significant competitive advantage.

  Field Marketing. Brann Worldwide's field sales representatives make face-to-face contact with potential customers at the customers' offices or homes and at local events. Field sales representatives who are targeting

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consumer residential customers focus their sales efforts on event marketing, mainly at fairs, festivals and shopping malls. Field sales representatives who are targeting business customers typically call on small businesses either on a "cold call" basis or, increasingly, from leads generated by our direct mail or database marketing efforts. Brann Worldwide also provides field marketing services which include reporting and data analysis, distribution and in-store merchandising.

  Return on Investment Evaluation. In addition to creating and executing strategic marketing plans for its clients, Brann Worldwide also analyzes the results of marketing programs. This allows Brann Worldwide to provide an evaluation of the performance of its clients' marketing campaigns. Brann Worldwide's clients' marketing needs are constantly changing, and through the analysis of the effectiveness of a particular marketing plan, Brann Worldwide provides its clients with a real-time evaluation of the clients' return-on-investment in Brann Worldwide's services.

  Case Study--Creating a Direct Marketing Campaign for Associates MasterCard

  The Associates is a company that targets MasterCard offers to college students. The Associates wanted to find a way to distinguish their offer from the barrage of credit card offers that college students receive every day and turn a traditionally high-risk consumer group into a lucrative customer base. Brann Worldwide was chosen to help the Associates accomplish this task.

  Through its research and knowledge of the college market, Brann Worldwide determined that college students are wary of advertising messages from large companies. With that in mind, Brann Worldwide developed a direct marketing campaign that college students could connect with on an emotional level. Mailings with "cool" graphics set the Associates mailings apart from conservative mailings that were being sent out by other banks attempting to reach the same target market. The graphics were accompanied by short copy that quickly outlined the benefits of the Associates MasterCard and created a package that could be scanned in seconds, understood completely and responded to immediately.

  A typical mailing would include the following:

  . a 6 X 9 outer envelope with copy that reads "Free from parental rule at last. Now all you need is money." The visual is a wide-angle photograph of a college student holding up a giant Associates MasterCard with the words "CHA-CHING!" beside the card;

  . a letter that contains an icon side-bar with subheadings that quickly highlight the benefits of the Associates MasterCard, including a "3% cash back" sticker to call attention to the key benefit; and

  . a brochure that contains pictures and short copy that quickly outlines the card's benefits to the student.

  This program received a 50% greater response than the packages previously used by the Associates. As a result, the Associates has adopted this package as its standard for the college market. The program Brann Worldwide developed for the Associates is typical of the direct marketing services that Brann Worldwide currently provides to other clients.

  Bounty SCA Worldwide

  We provide sales promotion and specialty marketing services through our Bounty SCA Worldwide network. Bounty SCA provides one-on-one consumer access and analysis for its clients by building proprietary channels to the consumer. Bounty SCA defines consumers needs and understands how these needs translate into consumer purchasing. Bounty SCA uses cooperative and custom product sampling distribution channels, proprietary publications, WallBoards(R) and other information displays, data mining and direct response marketing to reach these consumers.

  Cooperative/Custom Product Sampling. In its cooperative and custom product sampling programs, Bounty SCA Worldwide distributes product samples to targeted consumer groups. Sample packs typically contain a variety of sample products, coupons and literature. Sample packs are given away for free in areas where targeted consumers are frequently present, such as schools, physician offices, college dormitories, child-care centers and hospital maternity wards. Participating locations sign a two- or three-year exclusivity agreement stating that the pack will be the only sampling program allowed at the location during that time. Sample packs provide a vehicle for distributing products and information to targeted customers at a time when they are most interested in trying new products. Two examples of Bounty SCA's sample pack programs are the Diabetes Pack, which is distributed to diabetes patients in endocrinologist offices and the Good Stuff program, which is distributed to college freshmen in their dormitory rooms.

  Bounty SCA Worldwide provides targeted product sampling programs in the United States and the United Kingdom through distribution channels that currently include approximately 80,000 day care centers and pre-schools, approximately 57,000 elementary schools, approximately 25,000 middle, junior and senior high schools, approximately 2,800 four-year colleges, approximately 6,000 hospitals and maternity wards and over 21,000 offices of physicians and specialty health providers. Sponsors of these programs include various divisions of Procter & Gamble, and, alphabetically, Clorox, Helene Curtis, HJ Heinz, Johnson & Johnson, Kellogg, Kraft, Lever Brothers, Reckitt & Coleman and Ross/Abbott Labs. These companies are representative of the size and industries of the clients that typically participate in our targeted product sampling programs. Bounty SCA has established relationships with leading associations, such as the American Diabetes Association and the Arthritis Foundation, which permit Bounty SCA to use the logos of these associations on Bounty SCA's sample packs. Bounty SCA is required to obtain the approval of an association before using its logo on any particular type of sample pack.

  Proprietary Publications. Bounty SCA Worldwide generally includes proprietary literature in its sample packs to enhance their value to the consumer, as well as to provide us with an additional source of revenue and an additional means of collecting data. The proprietary literature contains information, coupons and advertisements relevant to the particular targeted consumer market that receives each sample pack. Bounty SCA distributes this literature as part of programs targeting high school teens and elementary school parents each spring and fall, working mothers close to Mother's Day and college students each fall. Bounty SCA provides proprietary health-oriented publications to expectant mothers, new mothers and parents of toddlers, including The Bounty Pregnancy Guide, The Bounty Baby Care Guide and The Bounty Young Family Guide. In addition to these titles, Bounty SCA publishes hospital information booklets on behalf of nearly 150 maternity hospitals for distribution to expectant mothers. All of these publications are funded through advertisements and are distributed free of charge.

  WallBoards(R) and Other Information Displays. WallBoards(R) are framed information and sponsored displays that are mounted in high traffic consumer areas. WallBoards(R) present educational, editorial and product information that is targeted to specific user groups. These boards are located in areas where the targeted customers are likely to be waiting for services and, therefore, are likely to be interested in receiving information and trying new products, such as child-care centers and corporate airport terminals. Each WallBoard(R) location is generally available to us under a two- or three-year exclusive agreement with automatic renewal provisions. The WallBoard(R) locations provide the space free of charge because of its perceived benefit to the targeted audience. Two examples of our WallBoard(R) information displays are:

  .  Heart Health WallBoard(R), which targets cardiology patients; and

  .  Your Kids WallBoard(R), which targets working parents.

  Each of the WallBoard(R) sponsors has "category exclusivity" for their product in their program. Examples that are representative of the size and industries of the corporate sponsors of our WallBoard(R) information displays include, alphabetically, Gerber, Hoechst Marion Roussel, Kellogg and Quaker Oats. As with its cooperative/customer product sampling programs, Bounty SCA has established relationships with associations that specialize in the particular targeted area, such as the American Heart Association and the National Child Care Association. These associations permit us to use their logos on our Wallboard(R) information displays.

  Bounty SCA Worldwide also operates information centers in retail outlets through its Good Neighbor program. The Good Neighbor information centers are displays which include pockets for take-one literature, tear-off pads for the distribution of rebate offers and recipes, mini-posters which contain consumer information and commercial messages, and free ad cards for individuals to offer products or services.

  Data Mining. Bounty SCA Worldwide has compiled demographic marketing databases of more than 48 million individuals and 2 million small businesses. These proprietary databases consist primarily of high school students, young adults, new parents and religiously and ethnically distinct individuals. We license these databases to brokers, advertising agencies and end-users that employ direct marketing campaigns.

  Direct Response Marketing. Bounty SCA Worldwide also provides services to direct response companies. Direct response companies sell their products or services directly to their customers without the use of retail space or other public outlet of distribution. These companies use either an order form or toll-free number as the only means of client acquisition. These same companies must find cost-effective means of advertising to reach their audiences, solicit existing customers and secure new customers. Bounty SCA creates and manages sales programs for its direct response clients from various media alternatives. Bounty SCA's print media advertising products include newspaper and magazine insertions, package inserts, billing envelopes, catalogs and numerous other freestanding inserts and on-page opportunities. Bounty SCA utilizes its proprietary databases when designing a program for a particular client. The client is given a detailed proposal including program samples, circulation and participation of other clients.

  Case Study--Creating a Marketing Campaign for Procter & Gamble

  A hair care product unit of Procter & Gamble recently relaunched one of its branded lines of shampoos and conditioners. As a result, the brand needed to maximize the trial of, and create awareness and demand for, these products. Bounty SCA Worldwide was chosen as the program manager responsible for assisting the unit in accomplishing these goals.

  Bounty SCA Worldwide determined to develop a comprehensive plan to engage the consumer and provide a memorable experience intended to create a high value, quality impression on the consumer. Bounty SCA used its consumer insight to develop the materials that would best couple the needs of the brand with those of its targeted market--the teen and young adult consumer.

  Bounty SCA Worldwide designed a customized product sampling program to distribute product samples, utilizing a premium satin-type bag to hold the shampoo and conditioner samples. As part of this program, Bounty SCA will distribute millions of samples through its national networks of middle, junior and senior high schools and colleges and universities. In connection with this program, Bounty SCA is responsible for the manufacturing of the satin bags to hold the product samples, the fulfillment of the delivery of the product samples to the target market and overall project management.

  Bounty SCA Worldwide is also considering a "Surround the Teen" approach which would strategically place a brand message in front of the target audience throughout the day in a non-obtrusive manner. In developing this approach, Bounty SCA analyzed daily teen activity to identify the key intervention points. This analysis created the following ideas:

  . targeted "Teen Net" outdoor media using Bounty SCA's proprietary "pinpoint placement" methodology which provides a targeted capability for a media channel that traditionally was used for a broad-scale audience;

  . a student resource center located in senior high schools that would include upcoming activities and brand advertising;

  .  in-school events that focus on teen leadership; and

  .  school book covers and locker posters advertising the brand's products.

  The program Bounty SCA Worldwide developed for Procter & Gamble is typical of the marketing services that Bounty SCA currently provides to other clients.

  Arnold Worldwide

  Our advertising and public relations business is operated through our Arnold Worldwide network. Arnold Worldwide provides a broad range of services to plan and create advertising designed to build brand appeal, using a variety of mediums such as television, radio, print and sales promotion. Some of Arnold Worldwide's major clients include, alphabetically, Bell Atlantic, Bose, Fleet, McDonald's, Mobil, Ocean Spray, SAP, Titleist and Volkswagen.

  Arnold Worldwide consists of various divisions, including:

  .  a full-service, creative advertising agency;

  .  a media planning and purchasing organization;

  .  a full-service public relations agency;

  .  a design firm serving regional, national and international clients; and

  . a company dedicated exclusively to the design, implementation and placement of national and regional Yellow Pages advertising programs.

  In developing advertising campaigns for its clients, Arnold Worldwide relies upon its Brand Essence philosophy. The Brand Essence approach begins by studying existing data on a particular clients' brand. Arnold Worldwide then conducts consumer research to determine what are the brand's strongest selling points through one-on-one interviews with consumers and development focus groups. We use this information to determine what sets the brand apart from its competitors, what images and feelings the brand conjures up in their minds and what makes the brand, as well as the category, important in their lives. The information is then used to develop a full campaign. Two representative examples of our Brand Essence approach are described below.

  Case Study--Creating a New Brand Image for SAP

  Based on 1997 actual revenues and 1998 estimated revenues, SAP is the world's largest enterprise software company. R/3 is SAP's principal enterprise resource planning software product. SAP believed that customer perceptions regarding the cost and complexity of R/3, its low awareness outside the category, negative publicity and competitive attacks had weakened the brand, tarnished its image and caused its market share to decrease. Our goal was to effectively change the market place perceptions and strengthen SAP's leadership position.

  To get a true understanding of the perceptions of SAP, Arnold Worldwide conducted extensive primary research among existing and prospective SAP clients. The research confirmed that while customers perceived R/3 to be the best product available, they were influenced by the negative publicity surrounding SAP. This negative publicity was damaging the appeal of the brand. The key to changing consumers' perceptions was to create a new brand image that would highlight the positive benefits of increased knowledge and improved efficiency while turning the negative perceptions regarding cost and complexity into positives.

  Arnold Worldwide developed a brand image that focuses on the benefits of R/3--better information and a better return on investment. "A Better Return on Investment" says that you'll capture far more from the information you currently have and that the long-term results from the software will greatly outweigh any short-term difficulties. The advertising that was developed featured friendly people and focused on the benefits of increased speed, greater profitability and improved knowledge. It humanized the company and cut through the misperceptions. It also created a unique layout that reinforced and strengthened SAP's logo. The advertising was launched in January 1997 utilizing an extensive advertising schedule in various media, including business and trade publications, direct marketing, Internet advertising and sales materials. This brand positioning campaign was used on four continents. Based on our effectiveness in these international markets, Arnold Worldwide was also chosen as the agency of record for SAP Canada.

  Since 1997, SAP's sales and revenues have grown significantly. We believe that the success of this advertising campaign was one of the many factors contributing to this growth.

  Case Study--Establishing a Leadership Position for Fleet Bank's Business and Entrepreneurial Services Group

  In the early 1990's, Fleet Bank proactively addressed the changing economic and business condition of New England by fundamentally changing the way they operated their small business banking unit. However, Fleet recognized that their success would endure only if they continued to exceed the expectations of their small business customers and offer innovations in product and technology development. As a result, Fleet redesigned its small business group and introduced the Business and Entrepreneurial Services Group as a new business line. The group partners with its customers to provide all the financial tools needed by the "small business" customer.

  Fleet wanted to promote and generate interest in the group's key products-- specifically the Easy Business Package, which is a relationship account for businesses. The account helps business owners organize, manage and control their finances by providing a checking account, a money market savings account and overdraft protection, all in one combined statement. For 1998, Fleet's specific goals were to increase purchase consideration for the product and increase deposits through the sale of Easy Business Packages.

  Arnold Worldwide analyzed the business and together with Fleet, determined the best target for the product. Arnold Worldwide recommended that Fleet position the Easy Business Package as a banking product specifically designed to make it easier for a business owner to organize, manage and control finances in one convenient place. The campaign positioned the package as a partner that understands the time and financial demands business owners have.

Competition

  The direct marketing, advertising and communications industry is very competitive and highly fragmented. Our principal competitors are large multinational direct marketing, advertising and communications companies, as well as numerous smaller agencies that operate only in the United States or in one or more countries or local markets. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Many of the other firms offer a limited number of services within a limited geographic area, but there are several participants whose businesses tend to be national or international and offer a broad array of marketing services. Our competitors generally include the direct marketing and advertising operations of the following groups, listed alphabetically, Interpublic Group of Companies, Omnicom Group, WPP Group and Young & Rubicam, Inc.

  Recently, traditional advertising agencies also have been competing with major consulting firms that have developed practices in direct marketing, advertising and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients. In addition, the trend toward consolidation of global accounts requires companies seeking to compete effectively in the international direct marketing, advertising and communications industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these locations and people.

  We believe that some of these competitors may have capabilities and resources comparable to and in some respects greater than ours. We also compete with the internal marketing capabilities of our clients and potential clients. In addition, many of our initial sources for names in our databases could also be available to a competitor wishing to develop a data delivery business.

  We believe that we compete primarily on the following bases:

  . our ability to provide clients with integrated marketing solutions for their sales and marketing needs;

  .  our proprietary databases and programs;

  .  our creative and consulting expertise;

  .  our demonstrated ability to attract customers;

  .  our reputation for quality;

  . our proprietary distribution channels with respect to information displays and sample packs; and

  .  our technological expertise.

Regulation

  Our business is subject to government regulation, both within and outside the United States. In the United States, federal, state and local governments and their agencies and various consumer groups have directly or indirectly affected or attempted to affect the scope, content and manner of presentation of advertising. The continued activity by these groups regarding advertising may cause further change in domestic advertising practices in the coming years. We are unable to estimate the effect of these developments on our business in the United States. We believe, however, that the total volume of advertising in general media in the United States will not be materially reduced due to future legislation or regulation, even if the form, content and manner of presentation of advertising may be modified. In addition, we will continue to endeavor to become aware of and be responsive to the possible implications of these developments.

  In addition, from time to time, state and federal legislation is proposed with regard to the use of proprietary databases of consumer and health groups. The uncertainty of this regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways that both domestic and foreign governments might attempt to regulate our use of this data. Any restriction on this use could have a material adverse effect on our company.

  Our services offered outside the United States may be subject to foreign regulations including those relating to advertising content, promotions of financial products, activities requiring customers to send money with mail orders and the maintenance and use of customer data held in databases. We believe that our operations outside the United States are substantially in compliance with applicable regulations. We cannot assure you that additional legislation or changes in the regulatory implementation would not limit our international activities or significantly increase the cost of regulatory compliance.

Management

  The senior management of SNC consists of the following individuals:

      Name                             Age Position
      ----                             --- --------
      Daniel M. Snyder................  34 Chief Executive Officer
      Michele D. Snyder...............  37 President and Chief Operating Officer
      A. Clayton Perfall..............  40 Chief Financial Officer

  See "Management" for information with respect to Mr. Snyder, Ms. Snyder and Mr. Perfall.

  The senior managers of Brann Worldwide, Bounty SCA Worldwide and Arnold
Worldwide consist of the following individuals:

      Name                             Age Position
      ----                             --- --------
      Christopher Gater...............  48 Group President--Brann Worldwide
      Steven M. Kaplan................  39 Group President--Bounty SCA Worldwide
      Edward Eskandarian..............  62 Group President--Arnold Worldwide

  Christopher Gater serves as Group President of Brann Worldwide. Mr. Gater began his career at Brann Worldwide's predecessor as a strategist manager for major clients' increasing use of database marketing programs. In 1992, his focus moved to the agency group, creating a marketing information consultancy team and becoming Vice Chairman. In 1994, Mr. Gater successfully led a team of directors in a management buy-out and became Chief Executive Officer. Following the predecessor's merger with Snyder Communications in 1997, he continued to lead Brann Worldwide's organic growth, taking on responsibility for developing a new model direct marketing service business worldwide. Mr. Gater takes an active role in direct marketing professional organizations and serves on various committees concerning self-regulation of database practices.

  Steven Kaplan serves as Group President of Bounty SCA Worldwide. As Group President, Mr. Kaplan promotes opportunities that capitalize on global consumer access, consumer relationships and distribution channels, as well as the strategic strengths of Bounty SCA Worldwide. Before joining Snyder Communications, Mr. Kaplan was President of a Bounty SCA predecessor. Mr. Kaplan started with the predecessor in 1981 and acquired it in 1989. During that time, he was responsible for developing marketing programs for targeted customers. Mr. Kaplan speaks extensively to industry groups and clients around the world on a variety of global consumer issues.

  Edward Eskandarian serves as Group President of Arnold Worldwide Prior to Snyder Communications' acquisition of Arnold Worldwide in 1998, Mr. Eskandarian was President of Arnold Worldwide for 18 years. He purchased the company (then called Arnold & Co.) in 1990 and grew the $40 million agency into the largest New England advertising agency with billings exceeding $900 million. Prior to Arnold Worldwide, Mr. Eskandarian was Chairman and Chief Executive Officer of HBM/Creamer, an advertising agency, since 1981. In addition, Mr. Eskandarian has held numerous executive positions in charitable and community organizations, including overseer of the Boston Symphony Orchestra, member of the Executive Council of the American Red Cross of Massachusetts Bay, Director of Boston Chamber of Commerce, and past President of Harvard School of Business Administration.

Employees

  As of June 30, 1999, SNC employed approximately 7,000 persons worldwide. We believe that our relations with our employees are satisfactory. None of our employees are represented by a labor union, nor have we ever experienced a work stoppage.

Properties

  Our corporate headquarters are located in Bethesda, Maryland in leased facilities. We also lease facilities in:

   .  San Francisco, California            .  Brussels, Belgium
   .  Danbury and Wilton, Connecticut      .  Toronto, Canada
   .  Atlanta, Georgia                     .  Bristol, England
   .  Chicago and Glenview, Illinois       .  London, England
   .  Boston, Massachusetts
   .  New York City and Mineola, New York

   In addition, we own office space in:

   .  Richmond, Virginia
   .  Cirencester, England
   .  Diss, England

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

              CIRCLE.COM--MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  Circle.com is engaged in the Internet professional services business. Circle.com's services include consulting regarding its clients' e-commerce strategies and related business process, consumer research, online media planning and creative design, which it refers to as "front-end services," as well as architecture design, systems integration, implementation and ongoing performance analysis, which it refers to as "back-end services." Until May 1999, the operations of circle.com were contained within the Brann Worldwide and Arnold Worldwide networks of Snyder Communications. In May 1999, these operations were coordinated under the name circle.com and placed under the responsibility of a single management team. We plan to focus on internal growth for the foreseeable future as the primary means of expanding circle.com, although we will consider attractive acquisition opportunities as they arise.

Results of Operations

  Net revenues from Internet professional services are generally based on either a fixed project amount or the time and materials utilized.

  Professional services expenses consist primarily of compensation and benefits of our employees engaged in the delivery of professional services.

  Office and general expenses include costs associated with administrative functions, such as finance, human resources and information technology, as well as amortization of intangibles and office facilities costs. A portion of Snyder Communications' overhead and administrative shared services have been allocated to circle.com based upon estimated usage.

  The following sets forth, for the periods indicated, certain components of circle.com's income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all operations of circle.com had been taxed as a C corporation for all periods presented.

                          For the Six Months Ended                  For the Years Ended
                                  June 30,                             December 31,
                         ------------------------------   ---------------------------------------------
                             1999             1998            1998            1997            1996
                         --------------   -------------   --------------  -------------   -------------
                                (unaudited)                       (dollars in thousands)
Net revenues............ $12,347  100.0%  $4,830  100.0%  $13,514  100.0% $5,567  100.0%  $3,308  100.0%
Operating expenses:
Professional services...   7,128   57.7%   2,420   50.1%    7,114   52.6%  3,044   54.7%   1,960   59.3%
Office and general......   7,017   56.8%   2,291   47.4%    5,902   43.7%  3,621   65.0%   2,176   65.8%
                         -------  -----   ------  -----   -------  -----  ------  -----   ------  -----
Income (loss) before
 income taxes...........  (1,798) (14.5)%    119    2.5%      498    3.7% (1,098) (19.7)%   (828) (25.1)%
                         -------  -----   ------  -----   -------  -----  ------  -----   ------  -----
Income tax provision
 (benefit)..............     593    4.8%     212    4.4%      500    3.7%   (968) (17.4)%   (588) (17.8)%
                         -------  -----   ------  -----   -------  -----  ------  -----   ------  -----
Net loss................ $(2,391) (19.3)% $  (93)  (1.9)% $    (2)   -- % $ (130)  (2.3)% $ (240)  (7.3)%
                         =======  =====   ======  =====   =======  =====  ======  =====   ======  =====
Pro Forma net income
 (loss)................. $(2,391) (19.3)%    $29    0.6%     $123    0.9%
                         =======  =====   ======  =====   =======  =====

  Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998

  Net Revenues. Circle.com's net revenues increased $7.5 million, or 156%, to $12.3 million in the first half of 1999 from $4.8 million in the first half of 1998. This includes approximately $2.2 million of revenue growth from purchase transactions completed during 1998. The remaining increase in revenue is the result of increases in service provided to both new and existing clients of $4.1 million and $1.2 million, respectively, consisting of multiple projects. Circle.com experienced growth in its client base in both the U.S. and the U.K. from the first half of 1998 to the first half of 1999, as more companies recognize that the Internet is an increasingly important marketing tool and an effective way to reach customers. Excluding the growth in revenues from purchase transactions, revenues from services provided in the U.S. grew by approximately $4.3 million and revenues from services in the U.K. grew by approximately $1.0 million.

  Professional Service Expenses. Circle.com's professional service expenses increased $4.7 million, or 196%, to $7.1 million in the first half of 1999 from $2.4 million in the first half of 1998. Professional service expenses as a percentage of net revenues increased to 57.7% in the first half of 1999 from 50.1% in the first half of 1998. The increase in professional service expenses is consistent with the purchase transactions and increase in personnel at circle.com necessary to support the increased level of business in 1999. We have grown our infrastructure and personnel level at a faster rate than our revenue level has increased in order to accommodate our growth. We believe that our existing infrastructure can absorb additional business without added cost. However, if we continue to pursue an aggressive growth strategy our costs could continue to grow at a faster rate than our revenues as we pursue this strategy.

  Office and General Expenses. Office and general expenses increased $4.7 million, or 204%, to $7.0 million in the first half of 1999 from $2.3 million in the first half of 1998. Office and general expenses as a percentage of net revenues increased to 56.8% in the first half of 1999 from 47.4% in the first half of 1998. The increase in office and general expenses both as a percentage of revenues and in absolute dollars is directly related to the expansion of our infrastructure to support increased revenue and from $0.8 million of goodwill amortization which results from the purchase transactions which were completed during 1998. We believe the expanded infrastructure can absorb additional business without added cost. We expect that office and general expense will increase as a percentage of revenues in the second half of 1999 due to $1.9 million of goodwill amortization from the purchases of Tsunami Consulting Group, Inc. and Natural Intelligence, Inc. in late June 1999 and increased costs of having a publicly traded security. The office and general expenses reported through the first half of 1999 do not include any amounts related to the costs of having publicly traded securities track circle.com's performance.

  Income Tax Provision. Circle.com recorded a tax provision of $0.6 million in the six months ended June 30, 1999. The effective rate differs from the statutory rate due primarily to nondeductible differences resulting from goodwill amortization.

  Net Income (Loss). Net loss increased to $2.4 million in the first half of 1999 from $0.1 million in the first half of 1998 due to the decreased operating margin in 1999 which results from higher levels of personnel necessary to accommodate growth of the business and due to increased goodwill amortization. Pro forma net income (loss) decreased to a $2.4 million loss in the first half of 1999 from $0.03 million income in the first half of 1998. Pro forma net loss includes a benefit for federal and state income taxes as if circle.com had been a taxable C corporation for all periods presented. To facilitate growth, we intend to make investments in circle.com over the next 12 to 18 months to promote the business and its name, to further enhance the skills of our employees, to further business development efforts and to make further investment in technology. We expect that this additional investment in circle.com will cause an increase in our expenses over this period.

  We expect to incur approximately $7 million of costs related to the recapitalization. These costs, which will be reflected as expense equally on SNC's and circle.com's income statements, will consist primarily of financial advisory fees, legal, accounting, SEC registration fees and printing fees.

  Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Net Revenues. Circle.com's net revenues increased $7.9 million, or 141%, to $13.5 million in 1998 from $5.6 million in 1997. This includes approximately $2.4 million of revenue growth from purchase transactions completed during 1998. The remainder of the increase in revenues is the result of an increase in services provided to both new and existing clients of $3.3 million and $2.2 million, respectively, consisting of multiple projects. Circle.com experienced growth in its client base in both the U.S. and the U.K. Revenues from services provided in the U.S. grew by approximately $4.8 million and revenues from services in the U.K. grew by approximately $0.7 million, excluding purchase transactions.. We believe that more companies recognize the Internet as an increasingly important marketing tool and an effective way to reach customers.

  Professional Service Expenses. Circle.com's professional service expenses increased $4.1 million, or 137%, to $7.1 million in 1998 from $3.0 million in 1997. Professional service expenses as a percentage of net revenues decreased to 52.6% in 1998 from 54.7% in 1997. Professional service expenses as a percentage of net revenues decreased due to increased utilization of client services personnel. The increase in professional services is consistent with the increase in personnel providing services at circle.com.

  Office and General Expenses. Office and general expenses increased $2.3 million, or 63.9%, to $5.9 million in 1998 from $3.6 million in 1997. Office and general expenses as a percentage of net revenues decreased to 43.7% in 1998 from 65.0% in 1997. Office and general expenses as a percentage of net revenues decreased because the infrastructure was expanded and was able to support increased services.

  Income Tax Provision. Circle.com recorded a $0.5 million tax provision on its income in 1998 and a $1.0 million tax benefit on its loss in 1997. The actual income tax provision includes the impact of the S corporation status of certain aspects of circle.com's operations prior to their acquisitions by Snyder Communications in pooling of interests transactions.

  Net Loss. Net loss decreased $128,000, or 98.5%, to $2,000 in 1998 from a loss of $130,000 in 1997 due primarily to circle.com's overall growth and improved operating margins. Pro forma net income was $0.1 million in 1998. Pro forma net income and loss include a provision or benefit for federal and state income taxes as if circle.com had been a taxable C corporation for all periods presented.

  Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Net Revenues. Circle.com's net revenues increased $2.3 million, or 69.7%, to $5.6 million in 1997 from $3.3 million in 1996. The increase in revenues is the result of an increase in services provided to both new and existing clients of $1.2 million and $1.1 million, respectively. Circle.com experienced growth of approximately $1.8 million in the U.S. and approximately $0.5 million in the U.K. as companies began to recognize the Internet as an increasingly important marketing tool.

  Professional Service Expenses. Circle.com's professional service expenses increased $1.0 million, or 50%, to $3.0 million in 1997 from $2.0 million in 1996. The increase in expense was a result of additional staff required to perform the increased level of work in 1997. Professional service expenses as a percentage of net revenues decreased to 54.7% in 1997 from 59.3% in 1996. The decrease in professional service expenses as a percentage of net revenues is due to increased utilization of resources and personnel.

  Office and General Expenses. Office and general expenses increased $1.4 million, or 63.6%, to $3.6 million in 1997 from $2.2 million in 1996 as a result of the increased infrastructure required to support the 69.7% revenue growth. Office and general expenses as a percentage of net revenues remained fairly consistent at 65.0% in 1997 and 65.8% in 1996.

  Income Tax Benefit. Circle.com recorded a $1.0 million tax benefit in 1997 and a $0.6 million tax benefit in 1996. The tax benefit recorded in 1997 was 88.2% of the loss from operations, and the tax benefit recorded in 1996 was 71.0% of the loss from operations. The actual income tax benefit includes the impact of the S corporation status of certain aspects of circle.com's operations prior to their acquisitions by Snyder Communications in pooling of interests transactions.

  Net Income (Loss). Net loss decreased $0.1 million, or 50%, to $0.1 million in 1997 from $0.2 million in 1996 due primarily to the increased tax benefit recorded in 1997.

Liquidity and Capital Resources

  Circle.com has incurred cumulative losses of $2.8 million from its inception through June 30, 1999. For the six months ended June 30, 1999, circle.com recorded a net loss of $2.4 million. Circle.com has relied on investments from SNC in order to build its business, acquire Internet services companies, and to fund its operating and net losses.

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  SNC has invested $42.4 million in circle.com cumulatively through June 30,
1999, with $32.9 million of that investment having been made during the six months ended June 30, 1999. Of the $32.9 million investment from SNC received during the six months ended June 30, 1999, $25.1 million represents Snyder Communications common stock issued for acquisitions contributed to circle.com, $5.0 million was used in operating activities, and $1.8 million was used for the purchase of computers and office equipment, offset by $1.2 million of cash acquired from purchase transactions. In addition, Snyder Communications incurred $12.3 million in debt on behalf of circle.com which was related to the acquisitions of Tsunami and Natural Intelligence. Until May 1999, the operations of circle.com were contained within the Brann Worldwide and Arnold Worldwide networks, and the operations which became circle.com did not have separately identified cash. As of June 30, 1999, circle.com had $2.2 million of cash.

  We believe that cash on hand as of June 30, 1999 will not be sufficient to fund the operations of circle.com through the end of 1999. We currently expect that circle.com will require additional cash to fund its growth and operating losses over the next year and beyond. Accordingly, circle.com will need to obtain additional funding from SNC, borrow money from a third party, or Snyder Communications may need to issue more shares of circle.com stock. If Snyder Communications issues additional shares of circle.com stock in order to fund circle.com's operating losses, the result could be a dilution of the interests of existing circle.com stockholders and SNC's retained interest. Circle.com does not have any borrowing arrangement in place with a third party and, therefore, relies on Snyder Communications as its source of cash. Other than the $12.3 million of debt allocated to circle.com at June 30, 1999, the funding provided to circle.com by Snyder Communications prior to the issuance of the circle.com stock will be considered an investment in circle.com by Snyder Communications. Following the issuance of the circle.com stock, further cash provided to circle.com by Snyder Communications will be considered an interest-bearing loan from SNC, a capital contribution resulting in an adjustment in SNC's retained interest in circle.com or an allocation of Snyder Communications' debt and interest expense to circle.com if Snyder Communications must borrow the cash in order to fund circle.com. In August 1999, Snyder Communications closed on a $195 million unsecured revolving credit facility with a term of four years, which will be used for acquisitions and general corporate purposes, as well as the repurchase of up to $200 million of Snyder Communications' common stock that the board of directors has previously approved. Interest on amounts borrowed under the $195 million credit facility is based on the London Interbank Offered Rate, the lending bank's base rate of interest or the federal funds rate. Availability under this credit facility is subject to Snyder Communications' compliance with various financial ratios, operating covenants and other customary conditions. The financial covenants, which are measured quarterly beginning September 30, 1999, are summarized as follows:

  . our consolidated debt may not be more than 2.5 times trailing four quarter earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement;

  . our consolidated trailing four quarter EBITDA may not be less than 3.5 times our consolidated interest expense;

  . our consolidated net worth must exceed $225 million, adjusted prospectively to include 50% of our net income and 100% of the proceeds of any future equity issuance; and

  . our consolidated trailing four quarter EBITDA must be greater than $80 million.

  On September 27, 1999, there was $145 million in outstanding borrowings under the credit facility at a weighted average interest rate of 6.7%. As a result with respect to interest and debt allocation to circle.com, the historical financial statements will not be comparable to future periods. We anticipate that Snyder Communications will be in a position to fund the needs of circle.com in the future and we will monitor and evaluate market conditions to assess the possibility of other sources of debt or equity financing as the need arises. However, there can be no assurance that circle.com will be able to obtain third party debt or equity financing, or that Snyder Communications will continue to be in a position to provide additional funding to circle.com in the longer-term.

  Because circle.com shares its systems and equipment with SNC, SNC has undergone an assessment of these systems with regards to year 2000 compliance. Circle.com has not undergone a separate assessment. We believe that these systems and equipment are year 2000 compliant and that significant additional costs will not

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be incurred. However, we cannot assure you that this will be the case until these systems are operational in the year 2000. To the extent that any acquisitions are consummated, circle.com will need to evaluate how the year 2000 will impact those acquirees.

  Circle.com is subject to the impact of foreign currency fluctuations, specifically that of the British pound. To date, changes in the British pound exchange rates have not had a material impact on circle.com's liquidity or results of operations. Circle.com continually evaluates its exposure to exchange rate risk but does not currently hedge such risk.

Effect of Inflation

  Because of the relatively low level of inflation experienced in the United States and Europe, inflation did not have a material impact on circle.com's consolidated results of operations for 1998, 1997 or 1996.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to market risk from changes in foreign currency exchange rates. We are subject to foreign currency exchange rate risk related to our international operations. We do not currently engage in hedging or other market risk management tools. Circle.com has no long-term debt outstanding at December 31, 1998.

 Foreign Currency Exchange Rate Exposures

  Fluctuations in foreign currency exchange rates affect the reported amounts of our assets, liabilities and operations. For purposes of quantifying the risk associated with fluctuations in the foreign exchange rate, we used a sensitivity analysis model. We assumed a hypothetical detrimental change of 10% in the exchange rates on our assets, liabilities and revenues denominated in a foreign currency. A 10% fluctuation was assumed for all exchange rates at December 31, 1998. Our material exposures to foreign exchange rate fluctuations on continuing operations are the British pound, 100% of our foreign operations are located in the United Kingdom. The amounts below represent the impact of all exchange rates on the Company's total assets, liabilities and revenues.

                                                           10% Decrease in value
                                            Balance at      of Local Currencies
                                         December 31, 1998    to U.S. Dollar
                                         ----------------- ---------------------
Assets..................................      $13,697             $13,608
Liabilities.............................      $ 4,591             $ 4,412
Revenues................................      $13,514             $13,288

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                              CIRCLE.COM--BUSINESS

General

  Circle.com is an Internet professional services provider that creates Internet-based customer relationship management systems for its Fortune 1000 and emerging Internet-based clients. These systems use our proprietary technology process to enable our clients to identify, acquire and retain customers while creating and establishing new revenue channels. We provide all the services necessary to create these systems, including consulting regarding our clients' e-commerce strategies and related business processes, consumer research, online media planning and creative design, which we refer to as "front-end services," as well as architecture, design, systems integration, implementation and ongoing performance analysis, which we refer to as "back-end services."

Industry Background

  Circle.com considers the Internet to be the most powerful tool yet developed for managing the customer relationships of Fortune 1000 and emerging Internet companies on a one-on-one basis. The proliferation of the Internet has had a profound impact on businesses as they begin to realize its potential to extend and enhance the way they communicate with customers and conduct business. According to International Data Corporation, a leading research firm, the number of Internet users was 98 million worldwide at the end of 1998 and is expected to continue to grow to 320 million by the end of 2002. Forrester Research estimates that commerce over the Internet will grow from approximately $43.0 billion in 1998 to $1.3 trillion in 2003.

  The Internet was initially used as an informational and advertising medium, with "read-only" brochure-like information designed to enhance existing forms of communication. However, this did little more than replicate a company's traditional business on the Internet utilizing the limited processing capabilities of the company's existing technology systems. Over time, this simple web design has evolved into a more comprehensive model as businesses realized the Internet's potential as an effective tool for highly targeted marketing. As a result, companies are reevaluating their Internet strategies and reviewing their entire business model in order to take advantage of the Internet's capabilities. Circle.com recognizes the most revolutionary contribution of the Internet is that it enables companies to successfully manage customer relationships and to acquire and retain profitable customers and business partners. By utilizing these capabilities, businesses can get to know their customers and understand what motivates their purchase decision in real-time. This enables companies to individualize marketing content and delivery, effectively acquire customers, influence their behavior and build customer loyalty. With these new capabilities, businesses are beginning to personalize the online shopping experiences of their customers. As a result, each customer experiences his or her own individualized web site, customized based on many factors, including the particular customer's previous purchases, demographic information and prior usage of the web site. A Jupiter Communications survey conducted in June 1998 reported that 40% of online retailers used some form of personalization and 93% of the remaining online retailers planned to implement the practice in the next 12 months.

  Initially, most companies supplemented their existing internal capabilities by hiring individuals or companies with the requisite skills and expertise to implement their Internet strategies. However, as the sophistication of the Internet has increased, many businesses have been required to outsource a significant portion of the development, design and maintenance of their e-commerce applications. These outsourcing needs have generated significant worldwide demand for Internet professional services providers. International Data Corporation estimates the market for Internet professional services will grow from $7.8 billion in 1998 to $78.5 billion in 2003.

  To meet the rapidly growing demand for Internet professional services, a number of traditional service providers, such as management consultants, systems integrators and marketing and advertising firms, have created groups within their organizations that focus on the Internet needs of their clients. However, these firms often lack the full suite of both front-end and back-end services necessary to provide a comprehensive solution

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to the increasingly larger and more complex needs of an expanding and sophisticated client base. For instance, many systems integrators generally only provide technical skills and systems integration expertise. Conversely, interactive advertising and database marketing firms generally only provide strategic consulting and brand marketing skills. We believe that the rapidly increasing demand for effective and productive Internet-based customer relationship management systems, combined with the inability of many current providers to integrate the strategic, creative and technical skills demanded by clients, has created significant market opportunities for full-service Internet professional services providers such as circle.com.

Client Engagement Approach

  To create profitable Internet-based customer relationship management systems for clients, circle.com employs a framework that allows it to quickly assess needs, apply resources and improve results. This framework is implemented in a series of three overlapping phases:

  Identification

  Many new and existing entrants into e-commerce lack the tools necessary to accurately assess their true opportunities online. To understand what a client's online potential may be, circle.com analyzes all components of a client's business. We assess all of the factors that may influence the client's online success, including its data and delivery systems, its existing web presence, its partnerships and alliances, its target customer base and those customers' proclivity to e-commerce. As a result of this analysis, circle.com is able to develop a complete e-commerce business plan that provides a clear road map, budget, return on investment scenarios and timetable for the creation of an e-commerce presence or the enhancement of an existing e-commerce effort.

  Realization

  Timely and effective deployment is a critical component of any successful Internet strategy. Once a client approves an e-commerce business plan, circle.com mobilizes its resources to coordinate simultaneous efforts by its various areas of expertise, including a full range of Internet-related services such as consulting, design, development, promotion and direct marketing. These areas of expertise are what circle.com calls its "Centers of Excellence." This approach ensures that the appropriate resources are focused on the individual project requirements, providing the responsiveness necessary for its clients to be successful in the online environment.

  Optimization

  Circle.com's highly specialized approach involves real-time data analysis that allows it to continually monitor the e-commerce activities of its clients and make enhancements as needed. The user experience, type of data deployed, surrounding communications, offers and linking mechanisms are all analyzed and altered in real-time, thereby providing our clients with continual improvement on their return on investment. It is this ongoing role in improving clients' businesses that has established circle.com's long and successful client relationships.

Services

  Circle.com sees significant strategic advantage in delivering all of the services necessary to create Internet-based customer relationship management systems for its clients. This promotes long-term client relationships that evolve as the client's Internet-based business strategy evolves. Among the comprehensive services we offer to our clients, we:

  . Provide business consultancy services. We collaborate with our clients to assess their existing business processes, legacy data systems and customer management approach in light of their business objectives. We use the information obtained from this analysis to develop business plans for creating Internet-based solutions for our clients that reduce the cost of acquiring new customers, establish new revenue channels and improve the level of service their customers experience.

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  .  Develop brand positionings for specific customer segments. We conduct research to understand the needs and preferences of our clients' customers to determine the demand for the clients' products and services. We then analyze and utilize this data to develop Internet-based solutions that enable our clients to target their customers on an individualized, one-on-one basis. We also create customer segmentation models to identify specific customer branding strategies to be augmented through the use of the Internet.

  . Create the user experience on the Internet. We develop the content and design the user interfaces for our clients' web sites. The content and design of each web site delivers the clients' brand positioning to consumers in a way that both complements other media while utilizing the unique capabilities afforded by the Internet.

  . Develop, install, and integrate Internet-based customer relationship management systems. We provide the systems integration, architectural design, and application development to create our clients' Internet-based systems. These systems interface our clients' web sites with their call centers, retail outlets, marketing partners, customer service, and direct mail channels. These systems enable all of these communication channels to share data and create intelligent interactions with customers regardless of the media used for a particular communication.

  . Create custom applications of our technology process, the Dynamic Marketing Environment(TM) (DME(TM)). The DME(TM) allows our clients to access multiple customer data streams, analyze that data and deploy highly-customized content, including individualized offers and e-mail messages, to our clients' customers in real time. These data include:

    . client-provided marketing data including previous transactions and promotional history;

    .  demographic data purchased from outside vendors;

    .  customer-provided data; and

    .  behavioral data captured from online click-stream activity.

  . Plan and implement media strategies that generate traffic to our clients' web sites. We evaluate, negotiate and implement online media, promotions, events and strategic partnership opportunities to cost-effectively channel the most qualified customer prospects to the client's business. By evaluating customer response and business traffic patterns, the communications mix is aggressively managed to achieve the greatest return on the client's investment.

  . Provide ongoing management, enhancement and optimization of e-commerce enterprises. By gathering our clients' sales data from all relevant channels of communication with its customers, we provide our clients with access to continual, real-time information regarding the performance of their web sites. We analyze this data to provide continuous management, enhancement and optimization of our clients' e-commerce applications, leading to steadily improving results for our clients.

Growth Strategy

  Circle.com's objective is to be the leading provider of Internet-based customer relationship management systems for Fortune 1000 and emerging Internet-based companies. In order to accomplish this objective, we will focus on:

  . Delivering measurable results. As a company with a strong direct marketing heritage, we fundamentally believe that our success is closely tied to that of our clients. The primary measure of our success is our clients' return on investment. Therefore, we begin every engagement with a thorough understanding of our clients' business objectives and criteria for success. While we deliver a broad range of both front-end and back-end services, we understand that we must deliver measurable results that are in line with the goals of our clients in order to continue to grow and retain business.

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  .  Developing relationships with clients who have expanding service needs. We have built our business by establishing large, retainer-based relationships with clients for whom the Internet has critical strategic importance. These clients include both Fortune 1000 clients and emerging Internet-based companies. Our most dramatic growth has come from further developing our existing customer relationships rather than by continually seeking smaller projects from relatively more clients. We believe that this approach provides us with a more stable and predictable foundation for growth.

  . Maintaining the quality and breadth of our service offerings. Our core competencies include all the front-end services and back-end systems necessary to create profitable Internet-based customer relationship management systems for our clients. Circle.com has focused on building those core competencies in order to deliver the best possible service offerings to its clients. We believe our clients benefit from this approach due to the time and cost savings of working with a single firm, the superior e-commerce systems made possible by our talented professionals who have expertise in a broad range of Internet-related disciplines, and our comprehensive manner of developing these systems. We are committed to maintaining and enhancing this client service philosophy, which we believe is an important factor in retaining and growing our client relationships.

  . Continually enhancing our technological leadership. We have developed a suite of technology products that form the basis for our clients' solutions. We intend to maintain our technology leadership in software products, including our Dynamic Marketing Environment(TM) (DME(TM)), interactive campaign management, content management and templating processes. The Gartner Group, a leading Internet research organization, has recognized the DME(TM) as unique among Internet providers in delivering enterprise-wide marketing systems. We intend to continue to focus our research and development efforts on creating more capabilities and adding more functionality to the DME(TM) process to maintain this competitive advantage. To that end, we will focus our hiring on technicians from leading industry and academic venues. We will also seek partnerships with our more entrepreneurial clients to develop specific new applications of the DME(TM) process that expand the scope and increase the functionality of the system.

  . Attracting and retaining highly skilled professionals. Hiring and retaining highly skilled employees is one of our highest priorities. In addition to hiring talented individuals from within the Internet industry, we focus on hiring from a variety of other non-digital fields. We see this strategy as a method of avoiding what we call "web echo," the tendency of some Internet organizations to think only within the parameters of the Internet. By creating a diverse work force, we continually provide fresh thinking and new approaches to our clients.

  . Leveraging our relationship with Snyder Communications. We believe our Snyder Communications heritage to be a strong competitive advantage. Our relationship with Snyder Communications enables us to gain access to many leading companies with which we are not currently doing business. Additionally, we can co-market the capabilities of Snyder Communications to our new clients, and create a broader service offering that can be tailored to specific client needs and situations.

Client Case Studies

  The following case studies are representative of the circle.com engagement approach and outline the services that we have provided for four of our clients. The clients and the services described in each of these case studies are intended to be representative of the size of our clients, the industries in which they operate and the services that we render to them. The case studies are not intended to imply that the clients mentioned are those from which we derive most of our revenues.

  IBM SMB (Small & Medium Business) Worldwide Virtual Relationship Management -- http://www.ibm.com/smallbusiness

  Like many other Fortune 500 companies, IBM had been searching for a cost-effective way to communicate and build relationships with the over 120 million small businesses throughout the world. The

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more traditional direct marketing channels, like direct mail and call centers, were unable to cost-effectively deliver the necessary information about IBM's products and services to the small business community. Circle.com was asked to assist IBM in developing a solution. We identified the opportunity to use the Internet as IBM's primary tool for communicating and building relationships with its target market.

  We implemented our processes, skill sets and the DME(TM) to build a platform that allows IBM to identify, nurture and grow profitable relationships. We established a dialogue with prospective customers to collect information which was used to determine their needs. In addition, we also created a method to enable IBM's in-house marketers to access IBM's creative asset library of catalogues and products, customize the messages and pricing for the individual prospects and then send them through e-mail and customized Internet-based HTML pages. By customizing the communications and automating the decisions regarding when to talk about what to whom, we continue to assist IBM in successfully building customer relationships.

  In North America and Europe, we have optimized this DME(TM) implementation to span worldwide and service the needs of IBM's Small & Medium Business customers. The DME(TM) is the first interactive marketing system in place at IBM that allows it to track the marketing effectiveness of all campaigns, messages, partners and products right down to the transaction level.

  Bell Atlantic Consumer Web site -- http://www.bellatlantic.com/foryourhome

  We were challenged by Bell Atlantic to build an e-commerce capability that integrated Bell Atlantic's residential customer care strategy with its web site and set the stage for the company to conduct consumer transactions via the Internet.

  After extensive research into the online shopping preferences of Bell Atlantic's customers--conducted jointly by circle.com and Bell Atlantic--we developed a consumer web site for Bell Atlantic with built-in convenience and simplicity.

  Although the web site contains more then 800 pages of information on the company's product and service offerings, the information is presented in a customer-friendly manner through a "control panel" interface that delivers customized and state-specific product and service information and bill viewing and allows the customer to order services from Bell Atlantic directly over the Internet. The web site also included the development of a "loop qualification system," which allows consumers to determine whether Bell Atlantic's Infospeed DSL service, its newly introduced broadband offering, is available in their areas. In addition, we have played a significant role in communications efforts across all media for Infoseek DSL.

  The programs and systems we have developed and implemented have enabled Bell Atlantic to introduce an Internet channel which creates awareness and fulfills their communications requirements. This channel has proven successful in the company's consumer sales programs for products such as Caller ID, home voice mail and other services.

  United Parcel Service -- The Document Exchange -- http://www.exchange.ups.com

  We recently worked with UPS to develop UPS's new electronic, Internet-based courier service called the Document Exchange. This campaign was critical for UPS, as it repositioned the company as a facilitator of e-commerce by offering a method of delivering documents through the Internet that is as efficient, secure and time definite as traditional methods of document delivery.

  UPS's goal was to build new in-depth customer relationships on a global basis and to market its new service to the ultimate end users, as opposed to shipping managers. We identified the opportunity to use the Internet as the main sales channel for UPS's Document Exchange. We chose the Internet as the primary vehicle for marketing the new product not only because it is an Internet-based product, but also because UPS did not have the internal sales force expertise to apply the appropriate "feet on the street."


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  Our team of strategic, creative design and technologically-skilled professionals began the implementation phase of the project by determining, in conjunction with UPS, the demand for this new service. In addition, we also developed the brand positioning and a way to identify companies and individuals that would be potential users of the service. From this information, we created the look of the new online service and the ultimate end-user experience. Our goal was to ensure an intuitive experience, quick adoption of the service and high satisfaction among users. We also designed the product to use the Internet itself as an automated sales force. Lastly, we developed and implemented a comprehensive marketing plan that included both Internet-based and offline marketing tactics.

  As a result, UPS has gained an increased ability to acquire, conduct business with and retain customers using an Internet-based customer relationship management system. This interactive system serves as a virtual sales force and produces highly targeted interactive media messages and very aggressive offers by utilizing automated campaign messaging and individualized web site content in real time based on who is visiting the site and from where. UPS is also able to download relevant information into its back-end billing system. In effect, the Internet has become the primary vehicle for UPS to communicate with its Document Exchange customers by duplicating a traditional sales force with an integrated marketing server.

  ServiceMaster -- The Virtual Home Manager -- http://www.servicemaster.com

  ServiceMaster is a leader in facilities and residential services, with its TruGreen/Chem Lawn, Terminix, American Home Shield, Merry Maids, Furniture Medic, AmeriSpec, Rescue Rooter and ServiceMaster brands. We identified the opportunity for ServiceMaster to utilize Internet protocols to enhance its existing communications and transaction capabilities by using customer information to increase retention, customer service and cross-selling opportunities among its various service lines.

  We implemented our strategic, creative and technical capabilities to transform the way ServiceMaster services its current customer base through an online customer support service. We call this marketing and sales system the "Virtual Home Manager." Using this system, ServiceMaster is able to gain invaluable knowledge regarding its customers and their interests. It establishes a direct connection with ServiceMaster's diverse customer base and capitalizes on the opportunity to cross market its service offering by:

  .  actively managing customer service and emergency requests;

  .  creating a resource and performance management tool;

  . developing a knowledge respository from which to understand specific customer usage and brand interactions;

  . developing a self-enclosed customer service representative training resource;

  .  creating a unified brand support/service experience; and

  . creating an extensible data structure that will act as a data funnel for cross channel customer touches.

  As part of the optimization phase of the project, we designed Internet access points to enable customers and prospects to identify local provider services.

  Future efforts to build upon this scalable system will allow ServiceMaster to:

  . identify, qualify and service Internet-based leads through the "Virtual Home Manager" system;

  . create real-time marketing programs, both online and offline, that will address specific customer needs;

  . enable Internet access to customer analytics through linkages with a data warehouse of transactional information; and

  . create a real-time research and analysis tool to profile and modify segment messaging to optimize campaign response.

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System Architecture and Design of the DME(TM)

  We have combined our direct marketing expertise with our world class technology skills to develop a proprietary technology process which we call the Dynamic Marketing Environment(TM). We believe this proprietary process provides a unique and powerful interactive marketing and sales communications tool for our clients. The core function of the DME(TM) is to deliver the right information or message to the right person at the right time.

  The DME(TM) is a flexible, configurable combination of systems architectures, applications and processes that uses the latest technologies to support the client relationship management systems we develop for our clients. Enterprise architectures address an entire portfolio of applications and technologies across an enterprise, while system architectures focus on a specific application or system. At the heart of the DME(TM) process is an enterprise rule engine which governs and automates many of the marketing and sales tasks associated with our clients' e-commerce activities. We develop a rule engine for each customer once we have defined, and then aggregated, all inputs and outputs generated from our client's web site and surrounding marketing activities. Once developed, the rule engine is capable of determining the appropriate content to be posted on the client's web site based on the information we know or do not know about a visitor and the appropriate delivery times for a variety of communications activities. The DME's ability to map the appropriate content in real-time offers a tremendous advantage in the number of permutations and versions that a web site can represent. By incorporating the use of real-time changes to the look and feel of the web site, the focus is no longer on the delivery of a certain page, but the delivery of a specific version of a specific page targeted to a specific customer.

  The DME(TM) performs the following functions:

  . captures and processes relevant data from both traditional and online communications and data sources;

  . archives, builds, edits and deploys individualized end-user content and communications across multiple marketing channels;

  . monitors and provides feedback on the effectiveness of our clients' e-commerce activities; and

  . provides leads to the appropriate internal and external constituencies of a client's organization.

  As a result, the DME(TM) enables our clients to:

  .  build their knowledge of the end-user's interests;

  .  enhance what the consumer has already experienced;

  . infer, in the aggregate, how the web site, or number of sites as a whole, is performing through the use of real-time data mining and continuous improvement methodologies and then publish this analysis on the client's intranet; and

  . aggressively test a number of offers and promotions with the ability to validate the right offer and price point by target.

  We design the DME(TM) with a commitment to the following principles to enhance its long-term feasibility:

  . Openness--The DME is designed to be flexible and responsive in the face of changing business requirements and user needs. To accomplish this, we use open technologies including messaging, object-oriented design, Java, a cross platform development environment, and a database independent design.

  . Maintainability--We impose strict standards for developing computer code to insure the DME(TM) is more adaptable in the face of changing requirements.

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  .  Configurablity--The DME(TM) is designed to be configured to meet the unique needs of our various clients, both at the time of installation and on an on-going basis. We accomplish this through the extensive use of database reference tables, environment configuration tables and system compilation variables.

  . Scaleability--We incorporate a three-tier client-server model to enable the DME(TM) to be easily scaled by adding additional data servers, object servers, and application servers.

  We believe the DME(TM) enables our clients to create customer relationship management systems which enhance their ability to attract and retain profitable customers using the latest Internet-based technologies.

Personnel and Culture

  As of June 30, 1999, we employed approximately 283 persons worldwide.

  We recognize that our employees and culture are fundamental to the value we offer to our clients. We believe in attracting and hiring the most talented individuals in the industry, providing them with the necessary training and tools and then allowing them the room they need to thrive. In order to encourage our employees to develop their own best approaches to accomplish our clients' objectives, we strive to keep institutional obstacles to creative thinking to a minimum and reward new ways of thinking. We believe that by fostering an entrepreneurial spirit we are better able to attract talented and motivated professionals, create innovative solutions and provide the opportunity for each individual employee to succeed.

  We concentrate on recruiting and retaining people with a diverse set of skills and project management experience. We have a structured recruiting program designed to attract experienced professionals from within the Internet industry as well as from a variety of other, non-digital disciplines. We dedicate significant resources to the training and retention of our employees. We realize that the demand for qualified personnel in our industry substantially exceeds the supply. In response to this, we have created a rigorous training process that utilizes both internal and external resources to develop our highly qualified individuals. Our training programs include seminars and other learning opportunities through our technology partners as well as an internal mentoring program called the Developer Apprentice Program that is designed to bring new employees quickly into the circle.com culture. We believe that our commitment to these training programs, in addition to morale building activities such as inter-office sports teams, make circle.com an exciting and rewarding place to work and enable us to retain our exceptionally skilled professionals.

  Innovation and technological leadership are key components to our success. In addition to hiring, training and retaining qualified personnel, circle.com makes significant investments in the research and development of new technologies. We believe that these investments not only allow us to retain our competitive advantage in creating profitable customer relationship management systems for our clients, but also serve to create a challenging and satisfying work environment for our employees.

  None of our employees are represented by a labor union, nor have we ever experienced a work stoppage. We believe that our employee relations are good.

Intellectual Property Rights

  We have developed detailed tools, processes and methodologies, including our Dynamic Marketing Environment(TM). We have also developed software code, scripts, libraries and other technology used internally and in client engagements. We seek to protect our intellectual property through a combination of copyrights, trademarks and trade secret laws. We enter into confidentiality agreements with our employees and clients. We cannot guarantee that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our proprietary information. For example, we may not detect unauthorized use of our intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties.

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Competition

  Our business incorporates the successful integration of strategic consulting, creative design and systems engineering skills to utilize the direct marketing capabilities of the Internet and to both acquire and service customers. While we have competitors who compete with us in each of these areas, we believe that one of our significant competitive strengths is our ability to offer a structured approach to designing a fully comprehensive Internet-based plan.

  The marketplace for our services is characterized by increasing competition and the rapid adoption of new technologies. We face competition from a wide range of traditional players including:

  . Internet professional services providers (USWeb/CKS, Viant Corporation, Scient Corporation, Razorfish, Proxicom, iXL Enterprises, Inc., Agency.com and Modem Media.Poppe Tyson, Inc.);

  .  on-line direct marketing firms (MyPoints.com and Net Perceptions);

  . technology integrators (International Business Machines Corporation, Andersen Consulting, Computer Sciences Corporation, Cambridge Technology Partners, Inc., and Sapient Corporation); and

  . strategic consulting firms (McKinsey & Company, Inc. and Boston Consulting Group, Inc.).

  Many of these competitors have considerably more financial resources, longer operating histories, longer, more established client relationships, greater marketing wherewithal and stronger brand name recognition than circle.com. On a more limited basis, circle.com also competes with the internal marketing, design, strategic planning and information technology groups within its clients' organizations.

  The Internet professional services market has limited barriers to entry and new competitors frequently enter the market. We expect to face competition from new market entrants and that the future consolidation in the Internet professional services market will create larger, more viable competitors. We believe that we have established a record of success through our integrated approach to developing and implementing Internet business solutions with measurable results.

  We believe that the competitive success factors in the Internet professional services market are:

  .  the ability to attract and retain professionals;

  .  technological innovation and implementation expertise;

  .  strategic vision;

  .  the breadth and quality of services provided;

  .  pricing; and

  .  track record of delivering measurable client results.

  We believe that we are able to compete favorably in all of these areas. We believe that we are able to attract talent as we offer professionals an opportunity to join an entrepreneurial organization with a successful track record and strong growth potential. We believe we have the marketing, strategy and technical skills to provide truly integrated Internet solutions. With our heritage in customer relationship management, we believe we are uniquely positioned to develop e-commerce models that are effective and produce measurable results.

U.S. and Foreign Government Regulation

  Congress has recently passed legislation that regulates various aspects of the Internet and legislation is pending at both the federal and state level that would, if enacted, regulate various aspects of the Internet.

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

  In 1998, the Digital Millenium Copyright Act was enacted which limits liability of Internet service providers for content posted by users, prohibits circumvention of copyright management systems, and clarifies certain copyright matters covering the digital performance right in sound recordings. Also enacted in 1998, the Internet Tax Freedom Act provides for a three year moratorium on state and local taxes on Internet access fees and multiple or discriminatory state and local taxes on electronic commerce. The Internet Tax Freedom Act also provides that there is no federal tax on Internet access or electronic commerce. The three year moratorium is set to expire in late 2002.

A number of pending bills would, if enacted:

  . establish standards for use of digital signatures in place of traditional signatures;

  . provide privacy rights to users by regulating the use of information collected on-line;

  . provide remedies against entities engaged in "cybersquatting" (the unauthorized registration of another company's trademark as an Internet domain name); and

  . loosen currently strict restrictions on the export of encryption-based software products such as those used to provide security in electronic commerce transactions.

  The European Union has adopted directives relating to the processing and protection of personal data and distance selling. These directives are now in the process of being implemented into the European Union's Member States' domestic laws. The directive on personal data is particularly important, as it restricts the processing of private data through the Internet and also appears set to restrict the flow of such data between the U.S. and Europe.

  Other directives, which are still at a proposal stage but are likely to be adopted in the near future, will further harmonize the currently very fragmented legislation of European Union Member States on:

  .  e-commerce, including liability issues;

  .  electronic signatures;

  .  specific rules governing the distance selling of financial services; and

  .  copyright protection of materials that are accessible online.

  It is not known how courts will interpret both existing laws and new laws. Therefore, we are not sure how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by our clients who may be subject to similar legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

Management

  The senior managers of circle.com consist of the following individuals:

      Name                   Age Position
      ----                   --- --------
      Robert T. Wilke.......  43 Chief Executive Officer
      Eric J. Snyder........  42 President
      Charles Tarzian.......  42 Chief Technology Officer
      Victor E. Mandel......  34 Senior Vice President--Finance and Development

  Robert T. Wilke serves as Chief Executive Officer of circle.com. Mr. Wilke served in a variety of roles at a Snyder Communications' subsidiary since 1983, including Executive Vice President and General Manager of its Baltimore office from 1989 to 1999. Prior to joining Snyder Communications, Mr. Wilke held marketing positions in the publishing industry in New York.

  Eric J. Snyder serves as President of circle.com. In April 1997, Mr. Snyder co-founded Circle Interactive, LLC. Mr. Snyder served as President of Circle Interactive until its acquisition by Snyder Communications in May 1998. Prior to forming Circle Interactive, Mr. Snyder was Director of Media and Interactive Services at Pagano, Schenck and Kay Advertising in Boston from July 1994 through April 1996. Prior to that, he was Senior Vice President at the J. Walter Advertising Agency. Mr. Snyder has no relation to Daniel or Michele Snyder.

  Charles Tarzian serves as Chief Technology Officer of circle.com. Mr. Tarzian is responsible for conceptualization, definition and delivery of all aspects of circle.com's e-systems. Mr. Tarzian served as President of a division of Snyder Communications since June 1995. Mr. Tarzian designed and developed circle.com's Dynamic Marketing Environment(TM), which is discussed under "Circle.com-- Business --Services." Prior to joining Snyder Communications, Mr. Tarzian was President and founder of Coyote Technologies, Inc., a New York City-based developer of enterprise systems software since 1987.

  Victor E. Mandel joined circle.com as Senior Vice President--Finance and Development in May 1999. Prior to joining circle.com, Mr. Mandel, who joined Goldman Sachs & Co. in 1991, was a Vice President in the Investment Research department at Goldman Sachs & Co. following the Internet and direct marketing industries.

Properties

  Our corporate headquarters are located in Baltimore, Maryland in leased facilities. We also lease facilities in:

   .  San Francisco, California           .  Boston and Cambridge, Massachusetts
   .  Denver, Colorado                    .  McLean, Virginia
   .  Wilton, Connecticut                 .  Bristol, England
   .  Bethesda, Maryland

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

                      PROPOSAL 2--ADOPTION OF AMENDED AND
                         RESTATED STOCK INCENTIVE PLAN

Background and Reasons for the Proposal

  Proposal 2 pertains to adoption of our amended and restated stock incentive plan.

  On June 22, 1999, our compensation committee adopted, and on October 5, 1999, our board of directors ratified the amended and restated stock incentive plan. The amended stock incentive plan permits the board of directors to issue both SNC stock and circle.com stock under the plan. The terms of the amended and restated stock incentive plan are the same in all material respects as our existing stock incentive plan except:

  (1) both classes of Snyder Communications' common stock may be issued under the amended plan; and

  (2) the total number of shares available for issuance under the amended plan has been increased from 6.1 million shares of existing common stock, increased by 17.5% of the number of shares of existing common stock authorized for issuance after March 7, 1997 by our board of directors, to an aggregate of:

      . 18 million shares of SNC stock, increased by 17.5% of the number of shares of SNC stock authorized for issuance after the effective date of the amended plan by our board of directors; and

      . 5.4 million shares of circle.com stock, increased by 30.0% of the number of shares of circle.com stock authorized for issuance after the effective date of the amended plan by our board of directors.

  If approved by the stockholders, the amended stock incentive plan will become effective upon the recapitalization. We believe the amended stock incentive plan will promote the interests of Snyder Communications, each group and our stockholders by helping to attract and retain exceptional employees, officers, directors and consultants. The amended stock incentive plan will motivate participants by means of stock options, stock appreciation rights and restricted shares to achieve long-term performance goals, and enable our employees, officers, directors and consultants to participate in our long-term growth and financial success.

  The number of shares of SNC stock and circle.com stock available for issuance under the amended stock incentive plan has been determined in light of the adjustments required to be made to the number of shares and exercise price of options currently outstanding. These adjustments are necessary in order to provide that, following the recapitalization, options held by participants will be exercisable for shares of circle.com stock, SNC stock or both. In order to provide for this, and to maintain the economic position of the option holders, we will adjust the exercise price and the number and type of shares issuable upon exercise of the outstanding options. Because of the reduction in the intrinsic value of outstanding options as a result of the intended spin-off of our healthcare services business and the creation of two classes of common stock, there will not be enough shares available for issuance under the existing stock incentive plan for us to make the required adjustments. Accordingly, it was necessary to increase the number of shares available for issuance under the amended plan. See "--Summary of the Stock Incentive Plan--Adjustments of Existing Stock Option Awards."

  To understand the amended and restated stock incentive plan more fully, you should read the plan which is attached to this proxy statement and prospectus as Annex B.

  Our board of directors believes that this proposal is an integral part of the recapitalization. Accordingly, approval of this proposal and the similar proposal relating to the stock purchase plan is a condition to the recapitalization proposal.

Summary of the Stock Incentive Plan

  Shares Subject to the Stock Incentive Plan

  Subject to adjustment as discussed below, we will make available under the stock incentive plan:

  . 18 million shares of SNC stock, increased by 17.5% of the number of shares of SNC stock authorized for issuance after the effective date of the amended plan by our board of directors; and

  . 5.4 million shares of circle.com stock, increased by 30.0% of the number of shares of circle.com stock authorized for issuance after the effective date of the amended plan by our board of directors.

  Types of Awards under the Stock Incentive Plan

  Awards granted under the stock incentive plan may be in any combination of the following:

  . stock options to purchase shares of either SNC stock or circle.com stock;

  . stock appreciation rights. These are rights to receive the spread or difference between the fair market value of shares subject to an option and the corresponding exercise price of the option. The spread may be payable in either stock, cash or both; and

  . restricted stock. These are awards of stock on which various restrictions and conditions are imposed which must be satisfied in order for the award to vest in the participant.

  Eligibility

  Under the terms of the stock incentive plan,

  .  directors,

  .  officers,

  .  employees and

  .  consultants

of Snyder Communications and its subsidiaries designated by the compensation committee administering the stock plan are eligible to participate in the plan.

  Limitation on Awards to Any Individual

  Under the amended stock incentive plan, the maximum number of shares of common stock with respect to which options or other awards may be granted to any individual in any calendar year may not exceed one million shares of SNC stock and one million shares of circle.com stock.

  Administration

  The compensation committee of our board of directors will administer the stock incentive plan. The compensation committee may delegate its authority to make grants of stock options and stock appreciation rights to persons below the rank of Senior Vice President.

  Stock Options

  Exercise Price. The purchase price of a share of SNC stock or circle.com stock covered by an option may not be less than 100% of the fair market value of a share of that class of common stock on the date of grant.

  Option Vesting and Exercising. The compensation committee administering the plan will determine the vesting period and all other terms and conditions of each option, except that no option may be exercisable more than ten years from the date of its grant. The compensation committee may, in its discretion, accelerate the vesting of any option.

  An option may only be exercised to the extent that it is vested. Generally, options will not vest during the first six months after being granted. Participants may exercise options by delivering cash, SNC stock, circle.com stock or any combination thereof.

  Termination of Employment. The compensation committee will determine when, if at all, an option will vest when a participant in the plan leaves Snyder Communications. Generally, if a participant's employment or service is terminated other than by death or disability, his or her options will cease to vest immediately and the options will terminate three months after termination of employment or service. If a participant dies or becomes disabled, his or her options will terminate after one year. In no event may an option terminate later than ten years after granted.

  Grants to Executive Officers and Employees as a Group. As of the date of this proxy statement,

    . Daniel M. Snyder, our chief executive officer, held options to purchase one million shares of our existing common stock at an exercise price of $28.125 per share. Following the recapitalization, these options will be exercisable for shares of SNC stock and shares of circle.com stock.

    . Michele D. Snyder, our vice chairman, president and chief operating officer, held options to purchase 500,000 shares of our existing common stock at an exercise price of $28.125 per share. Following the recapitalization, these options will be exercisable for shares of SNC stock and shares of circle.com stock.

    . A. Clayton Perfall, our chief financial officer, held options to purchase 260,000 shares of our existing common stock at an exercise price of $17.00 per share and 200,000 shares of our existing common stock at an exercise price of $20.625 per share. Following the recapitalization, these options will be exercisable for shares of SNC stock and shares of circle.com stock.

    . all of our employees as a group, other than Mr. Snyder, Ms. Snyder and Mr. Perfall, held options to purchase an aggregate of 12,206,565 shares of our existing common stock at a weighted average price of $25.04 per share. Following the recapitalization, these options will be exercisable for shares of SNC stock, shares of circle.com stock or both.

  Following the recapitalization, these options will be adjusted as described under "--Adjustments of Existing Stock Option Awards."

  Stock Appreciation Rights

  Stock appreciation rights may only be granted in conjunction with options granted under the plan, either at the time of the option grant or at any time after the option grant.

  Stock appreciation rights may not be exercised by a participant who is a director or officer (as defined under the securities laws) within six months after being granted, except in the case of the death or disability of the participant. Stock appreciation rights are exercisable only when the related option is exercisable.

  Upon exercise of a stock appreciation right, the participant will be entitled to the difference between

    . the fair market value of a share of the class of common stock underlying the related option and

    .  the per share exercise price of the related option,

multiplied by the number of shares represented by the stock appreciation right. The compensation committee will determine the form of payment, which may be in cash, either class of common stock or any combination of cash and stock.

  A stock appreciation right may be exercised without exercising the related option, but the related option will be cancelled to the extent the right is exercised. Similarly, a related option may be exercised without exercising the stock appreciation right, but the stock appreciation right will be cancelled to the extent the option is exercised.

  Restricted Stock

  The compensation committee may make restricted stock awards in SNC stock and circle.com stock. The compensation committee will determine:

  .  the class of stock subject to the restricted stock award;

  .  the terms and conditions of the restricted stock award;

  .  the restricted period for the award;

  . the restrictions applicable to an award, which may include continued employment and specific corporate, divisional or individual performance standards or goals;

  . whether the participant will receive dividends and other distributions on the restricted stock during the restricted period or whether they will be withheld until the restrictions have been satisfied;

  . whether the award will vest in the event of the participant's death or disability prior to expiration of the restrictions; and

  .  whether to waive any or all of the restrictions.

  Upon an award of restricted stock, a participant will be a stockholder with respect to those shares of restricted stock and will be entitled to vote those shares. The stock certificate representing the restricted stock will be held by Snyder Communications, together with stock powers executed by the participant in favor of Snyder Communications, until the restricted period expires and any restrictions imposed are satisfied.

  Awards of restricted stock granted under the Plan may qualify for the performance-based compensation exemption to Section 162(m) of the Code. As determined by the compensation committee in its sole discretion, either the granting or vesting of these performance-based awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria:

  .  net earnings;

  .  earnings per share;

  .  net sales growth;

  .  market share;

  .  net operating profit;

  .  expense targets;

  .  working capital targets relating to accounts receivable;

  .  operating margin;

  .  return on equity;

  .  return on assets;

  . planning accuracy (as measured by comparing planned results to actual results);

  .  market price per share; and

  .  total return to stockholders.

  In addition, these performance-based awards may include comparisons to the performance of other companies, which would be measured by one or more of the criteria listed above. With respect to these performance-based awards, the compensation committee will establish in writing the performance goals applicable to a given period, and these goals will state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if the performance goals are obtained. The compensation committee will also establish in writing the individual employees or class of employees to which the performance goals apply no later than 90 days after the commencement of the period (but in no event after 25% of the period has elapsed). No performance-based awards shall be payable to, or vest with respect to, any participant for a given fiscal period until the compensation committee certifies in writing that the objective performance goals (and any other material terms) applicable to the period have been satisfied.

  Amendment of the Stock Incentive Plan and Options

  The board of directors may amend the stock incentive plan from time to time, except that stockholder approval is needed to:

  . change the number of shares of SNC stock or circle.com stock subject to the plan or that may be granted to any individual in any calendar year;

  .  change the class of eligible participants;

  .  change the performance criteria; or

  . remove the administration of the stock incentive plan from the committee administering the plan.

  Non-Transferability of Options

  Except as provided by the compensation committee, other than with respect to incentive options, awards may (1) not be transferred by a participant during the participant's lifetime, (2) not be assigned or otherwise disposed of except by will or by applicable laws of descent and distribution or (3) only be exercised during the participant's lifetime by the participant or the participant's guardian or legal representative.

  Corporate Changes

  The stock incentive plan provides that the compensation committee may adjust, as it deems appropriate, the maximum number of shares that may be subject to options or awards or that may be granted to any individual in any calendar year, and the terms of any outstanding options or awards under the stock incentive plan, to reflect changes in outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, liquidations or other similar events.

  If we merge or consolidate with another corporation, liquidate or dispose of all or substantially all of our assets while there are unexercised options outstanding:

  . after the effective date of the merger, consolidation, liquidation or disposition, as the case may be, each holder of an option will be entitled, upon exercise of the option, to receive, in place of the applicable class of common stock, the number and class or classes of stock or other securities or property to which the holder would have been entitled if the holder had held the stock underlying the option directly immediately prior to the event in question; or

  . if the options have not already become exercisable, the compensation committee may accelerate vesting so that the options will be exercisable in full.

  Adjustments of Existing Stock Option Awards

  If the recapitalization proposal is approved and implemented, outstanding stock options previously granted under the stock plan based upon shares of existing common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon shares of either SNC stock, circle.com stock or both. Accordingly, in order to maintain the economic position of the option holders in the recapitalization, the exercise price and number of shares of circle.com stock and/or SNC stock, as applicable, issuable upon exercise of the options will be adjusted so that the aggregate intrinsic value and the ratio of the exercise price per option to the market value per share of the outstanding options will not change.

  Future Issuances Pursuant to Stock Incentive Plan

  Following implementation of the recapitalization proposal, the compensation committee may, in its discretion, grant awards with respect to SNC stock, circle.com stock, or both, in such amounts and types as it determines in accordance with the terms of the stock incentive plan.

  In determining whether awards in respect of SNC stock, circle.com stock, or both, are to be made to specific employees, it is anticipated that the compensation committee will consider, among other things, the identity of the group to which the employee in question provides services. In addition, because of the complementary nature of the businesses of SNC and circle.com, it is anticipated that services performed in respect of one group would have at least an indirect effect upon the business of the other group. Accordingly, it is anticipated that the compensation committee could decide that in order to provide the maximum incentive to employees regarding the overall success of Snyder Communications, it may be appropriate to grant awards consisting of shares of both classes of common stock to employees performing services for one group. If the compensation committee elects to grant awards to individual employees with respect to both SNC stock and circle.com stock, the allocation of such awards between the two classes of common stock will be at the committee's discretion. To the extent awards based upon one class of common stock are granted to employees of the group relating to the other class of common stock, the issuance of shares of such class of common stock upon exercise of such awards will not be treated as an inter-group interest and will dilute the holders of the other class of common stock.

  In connection with the allocation of expenses related to and proceeds received upon the exercise of options awarded under the stock plan, such expenses and proceeds will be attributed to SNC, in the case of options to purchase SNC stock, and to circle.com, in the case of options to purchase circle.com stock.

  Certain Federal Income Tax Consequences

  The statements in the following paragraphs of the principal federal income tax consequences of awards under the amended stock incentive plan are based on statutory authority and judicial and administrative interpretations, as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

  Stock Options and Stock Appreciation Rights. An individual who receives an option or a stock appreciation right will not recognize any taxable income upon the grant of an option or right. However, the individual generally will recognize ordinary income upon exercise of an option in an amount equal to the excess of the fair market value of the shares of SNC stock or circle.com stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a right, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the share received.

  As a result of Section 16(b) of the Exchange Act, the timing of income recognition may be deferred (generally for up to six months) for any individual who is an officer or director of Snyder Communications or a beneficial owner of more than ten percent (10%) of any class of equity securities of Snyder Communications. Absent a Section 83(b) election (as we describe below it under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the deferral period, if any.

  The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an option or a right will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a stock apprecation right for shares or upon the exercise of an option, Snyder Communications may satisfy the liability in whole or in part by withholding shares of SNC stock or circle.com stock from those that otherwise would be issuable to the individual or by the individual tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

  A federal income tax deduction generally will be allowed to Snyder Communications in an amount equal to the ordinary income included by the individual with respect to his or her option or right, provided that such amount constitutes an ordinary and necessary business expense to Snyder Communications and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

  If an individual exercises an NSO by delivering shares of SNC stock or circle.com stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the option as if he or she paid the exercise price in cash, and Snyder Communications likewise generally will be entitled to an equivalent tax deduction.

  Other Awards. With respect to other awards under the amended stock incentive plan that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations), individuals generally will recognize ordinary income equal to the amount of cash or the fair market value of the SNC stock or circle.com stock received.

  With respect to awards under the amended stock incentive plan that are settled in shares of SNC stock or circle.com stock that are restricted as to transferability and subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election")--an individual will recognize ordinary income at the earlier of the time at which (1) the shares become transferable or (2) the restrictions that impose a substantial risk of forfeiture of the shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any.

  The ordinary income recognized with respect to the receipt of cash, shares of SNC stock or circle.com stock or other property under the amended stock incentive plan will be subject to both wage withholding and other employment taxes.

  Snyder Communications will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the individual, provided that such amount constitutes an ordinary and necessary business expense to Snyder Communications and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

  If the compensation committee permits an individual to transfer an option to a member or members of the individual's immediate family or to a trust for the benefit of these persons or other entity owned by these persons and the individual makes such a transfer and the transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including whether the option or a portion thereof has vested) then the transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's $10,000 per donee annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the individual's gift is the value of the option at the time of the gift.

If the transfer of the option constitutes a completed gift and the individual retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the option will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the option while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the option. If the transferee exercises the option after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

  Dividends and Dividend Equivalents. To the extent awards under the amended stock incentive plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the amended stock incentive plan, an individual generally will recognize ordinary income with respect to the dividends or dividend equivalents.

  Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of Snyder Communications (as defined in Section 280G of the Code), including payments under the amended stock incentive plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, the individual's average annual compensation for the five calendar years preceding the change in control), then, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Snyder Communications and the individual would be subject to a 20% excise tax on that portion of the payments.

  Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an option or stock appreciation right). One of these exceptions applies to performance-based compensation that has, among other things, been approved by stockholders in a separate vote. If the amended plan is approved by our stockholders, we believe that performance-based awards granted prior to the first stockholder meeting in 2004 under the amended plan and those stock options and stock appreciation rights granted by the compensation committee under the amended plan should qualify for the performance-based compensation exception to Section 162(m) of the Code.

Recommendation of the Board of Directors

  Our board of directors has unanimously approved the amended and restated stock incentive plan and believes its adoption to be in our best interests and the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote "for" the proposal.

  Proposal 2 is conditioned upon approval by stockholders of the recapitalization proposal and the stock purchase plan proposal. If either proposal is not approved by stockholders and implemented by the board, Proposal 2 will not be implemented.

                      PROPOSAL 3--ADOPTION OF AMENDED AND
                          RESTATED STOCK PURCHASE PLAN

Background and Reasons for the Proposal

  Proposal 3 pertains to adoption of our amended and restated stock purchase plan.

  On October 5, 1999, our board of directors adopted the amended and restated stock purchase plan. The amended plan is designed to permit our employees to purchase both SNC stock and circle.com stock at a discount under the stock purchase plan. The terms of the amended plan are the same in all material respects as our existing stock purchase plan except that both classes of common stock may be purchased under the amended plan.

  If approved by the stockholders, the amended stock purchase plan will become effective upon the recapitalization. We believe the amended stock purchase plan will promote the interests of Snyder Communications, each group and our stockholders by encouraging employee participation in the ownership of Snyder Communications. To understand the amended stock plan more fully, you should read the plan, which is attached to this proxy statement and prospectus as Annex C.

  Our board of directors believes that this proposal is an integral part of the recapitalization. Accordingly, approval of this proposal and the similar proposal relating to the stock incentive plan is a condition to the recapitalization proposal.

Summary of the Stock Purchase Plan

  General

  The amended stock purchase plan gives eligible employees of Snyder Communications and its subsidiaries the opportunity to purchase shares of SNC stock and shares of circle.com stock at a discount through payroll deductions. This encourages employee participation in the ownership of Snyder Communications. Employees must, except in the case of death or disability, hold SNC stock and circle.com stock purchased under the amended stock purchase plan for at least three months. Our board of directors believes that it is in the best interests of Snyder Communications to promote employee participation in the ownership of our company and considers the amended stock purchase plan to be an attractive and convenient method by which this goal may be achieved.

  Administration

  The administrative committee of the board of directors will administer the amended stock purchase plan. The administrative committee's interpretations and decisions with respect to the plan, how the plan is operated and the rights of individuals participating in the plan will be final and conclusive.

  Eligibility

  Participation in the amended stock purchase plan is voluntary and open to all active employees of Snyder Communications who customarily works more than 20 hours a week for Snyder Communications or any of its subsidiaries. However, an employee will not be eligible for the grant of any rights under the plan if the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power of all classes of stock of Snyder Communications or a parent or subsidiary of Snyder Communications. This includes any stock that the employee may purchase under all outstanding rights and options. Also, an employee will not be granted rights that would permit him or her to buy more than $25,000 worth of stock under all employee stock purchase plans of Snyder Communications in any calendar year. For this purpose, the value of stock is based on the fair market value of the shares at the time the rights are granted.

  An employee on an approved leave of absence will generally continue to be treated as an employee for purposes of the amended stock purchase plan until the period of leave exceeds 90 days or the employee's right to reemployment is no longer guaranteed by statute or by contract.

  Participation

  Employees may enroll in the amended stock purchase plan by completing a purchase agreement and delivering it to Snyder Communications on or before the 15th day of the month preceding the next offering date. An offering date occurs on the first day of each purchase period, which is established by the administrative committee. Each purchase period generally lasts three months and begins on the first business day of each January, April, July and October. The exercise date is the last day of a purchase period, which ends on the last business day of the three-month period. The first purchase period began July 1, 1999 and ends on September 30, 1999.

  To enroll in the amended stock purchase plan, an employee must be employed by Snyder Communications or by one of its subsidiaries as of the first day of the purchase period for which the employee initially enrolls. The effective date of the employee's participation in the plan is the offering date following the date on which the administrative committee receives the required paperwork from the employee.

  Enrollment in the amended stock purchase plan continues automatically from one purchase period to the next unless the participating employee gives notice of his or her intent to withdraw from the plan.

  Payroll Deduction

  The purchase agreement described above authorizes Snyder Communications to deduct from the participating employee's compensation the percentage that the employee elects pursuant to rules and procedures established by the administrative committee. Total compensation generally includes all taxable compensation and pre-tax employee contributions to a 401(k) plan or cafeteria plan, and excludes reimbursement of expenses and gains that result from participating in any of Snyder Communications' stock option plans. The amount deducted from the employee's compensation will then be credited to the employee's stock purchase account. Payroll deductions are the only method by which the stock purchase account may be funded. Amounts credited to the stock purchase account may be used for any corporate purpose.

  Changes in Amount of Payroll Deduction

  The participating employee may not change the amount by which his or her payroll is reduced or the class of common stock to be purchased during any purchase period, but the employee may increase or decrease the amount or change the mix of common stock to be purchased for any future purchase period. To do so, the employee must sign and deliver to Snyder Communications, on or before the 15th day of the month before the next offering date, a payroll deduction change form or a new purchase agreement, as may be appropriate.

  Purchase of Stock

  On the exercise date, the entire amount in a participating employee's stock purchase account will be applied to the purchase of shares of SNC stock and/or circle.com as agreed to by the employee in his or her purchase agreement. The purchase price for these shares will be 85% of the market value of the class of common stock being purchased on the exercise date. An employee may not purchase more than (1) 800 shares of SNC stock and (2) 200 shares of circle.com stock on any one exercise date, or more than $25,000 worth of common stock during any calendar year.

  Unless an employee's participation is discontinued, his or her right to purchase shares will be exercised automatically on each exercise date designated by the administrative committee at the applicable prices.

  Termination of Participation

  A participating employee may voluntarily withdraw from the amended stock purchase plan at any time by delivering to Snyder Communications a notice of withdrawal. In order for payroll deductions to cease as of a particular payday, the notice of withdrawal must be received by Snyder Communications at least 15 days prior to the end of that pay period. If the notice of withdrawal becomes effective at any time other than the beginning of a future purchase period, amounts already credited to the participating employee's stock purchase account will be refunded to the employee. An employee who withdraws may re-enroll as a participant for any future purchase period by timely submitting a new purchase agreement.

  Participation in the plan ceases automatically when:

  . the employee's employment with Snyder Communications terminates for any reason; or

  .  the employee voluntarily withdraws from the plan.

  Upon the occurrence of any of these events, the entire amount in the employee's stock purchase account will be refunded to him or her (or his or her estate).

  Restrictions on Transfer

  During the participating employee's lifetime, all rights under the plan are exercisable only by the employee in question. Upon the employee's death, any shares in his or her stockholder account and the remaining balance in his or her stock purchase account will be delivered to the executor of his or her estate.

  Resale of Shares

  The shares of common stock acquired under the plan may not be sold or otherwise disposed of for at least three months after the exercise date on which the shares were acquired, except in case of death or disability. The shares of common stock sold under the plan will be registered for sale under the Securities Act of 1933. As a result, after the three month holding period employees may resell any shares purchased under the plan without restriction, provided that such employees are not affiliates of Snyder Communications. Affiliates will be required to resell any shares purchased under the Plan in accordance with the restrictions imposed by Rule 144 of the Securities Act.

  Limitation on Shares Issuable

  The number of shares issuable under the amended stock purchase plan is limited to 2,500,000 shares of SNC stock and 625,000 shares of circle.com stock. If, on any exercise date, the number of shares remaining under the plan is insufficient to cover purchases that could otherwise be made from all stock purchase accounts, the number of shares purchased by each participant may be limited. In that case, the administrative committee will allocate the available shares pro rata among the participants, and any cash balance remaining in a participant's stock purchase account will be refunded to the participant.

  Antidilution

  The aggregate number and kind of shares of common stock reserved for purchase under the plan, and the calculation of the purchase price per share, may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares of either or both classes of common stock, or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in the shares, if effected without receipt of consideration by Snyder Communications.

  Adjustment of Outstanding Offer

  To the extent that the recapitalization becomes effective during an outstanding purchase period, participating employees' stock purchase accounts will be applied to the purchase of SNC stock and circle.com stock in the same ratio as existing common stock will be exchanged for SNC stock and circle.com stock in the recapitalization. That is, for every dollar in a participant's account $0.80 will be applied to purchase shares of SNC stock and $0.20 will be applied to purchase shares of circle.com stock under the plan for that purchase period.

  Termination of the Stock Purchase Plan

  The plan will end:

  . immediately after any exercise date on which all available shares under the plan have been purchased;

  .  at any time at the discretion of board of directors; or

  . with respect to a class of common stock if that common stock ceases to be listed on a nationally recognized exchange.

  Amendment of the Stock Purchase Plan

  The board of directors generally may further amend the stock purchase plan from time to time, except that no revision or amendment to the plan may be made:

  . without approval of the stockholders of Snyder Communications, if federal or state law, or the rules of any stock exchange on which either class of common stock is listed, require the revision or amendment in question to be approved by the stockholders of Snyder Communications; or

  . without approval of the affected plan participant if the revision or amendment would materially impair the rights of the participant under any award already granted to the participant.

  Federal Income Tax Information

  Rights granted under the plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an "employee stock purchase plan" within the meaning of Section 423 of the Code and are intended to comply also with the provisions of Section 421 and 424 of the Code and the rules and regulations issued under the Code.

  Although the price paid for shares of a class of common stock purchased under the plan is less than the market value of that class of common stock, the participating employee need not report the portion of income that he or she pays towards that price until the earlier of the following:

  . the year in which the employee sells or otherwise disposes of the shares; or

  . the year of the employee's death, if he or she has not sold or otherwise disposed of the shares prior to that time.

  The amount by which the market value of the shares on the exercise date exceeds the purchase price is subject to social security (FICA) taxes on the exercise date and, accordingly, Snyder Communications will withhold these FICA taxes from the employee's pay.

  If the employee sells or otherwise disposes of his or her shares within two years after the offering date of the shares, the employee must report ordinary income equal to the amount by which the market value of the shares on the exercise date exceeds the purchase price of the shares.

  If the employee sells or otherwise disposes of his or her shares more than two years after the offering date of the shares or dies at any time while holding the shares, the employee must report ordinary income equal to the lesser of (1) 15% of the market value of the shares on their offering date, or (2) the amount by which the market value at the time of the disposition or death exceeds the purchase price of the shares.

  When the employee reports taxable income in one of the manners described above (other than in the event of such employee's death), the amount reported is added to the purchase price of the shares to determine the basis of the shares for the purpose of computing capital gain or loss on the disposition of the shares.

  If the employee disposes of his or her shares within two years from the offering date of the shares, Snyder Communications will deduct from its income in the year of the disposition an amount equal to the ordinary income the employee is required to report in his or her income tax return. Snyder Communications will not be entitled to any such deduction from its income if the employee holds the shares for more than two years from the offering date or dies before disposing of the shares.

  Snyder Communications is authorized to satisfy any tax withholding obligation that may arise with respect to the purchase or disposition of any shares of common stock under the plan through any means it deems appropriate.

Recommendation of the Board of Directors

  Our board of directors has unanimously approved the amended and restated stock purchase plan and believes its adoption to be in our best interests and the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote "for" the proposal.

  Proposal 3 is conditioned upon approval by stockholders of the recapitalization proposal and the stock incentive plan proposal. If either proposal is not approved by stockholders and implemented by the board, Proposal 3 will not be implemented.

                                   MANAGEMENT

  As of the date of this proxy statement and prospectus, the directors and executive officers of Snyder Communications, their ages, the positions held by them and the periods during which they have served in these positions were as follows. These persons will continue to hold these positions following the recapitalization and will continue to have the same general responsibilities that they had prior to the recapitalization.

Name                                 Age                     Position
----                                 ---                     --------
Daniel M. Snyder....................  34 Chairman of the Board of Directors and Chief
                                         Executive Officer
Michele D. Snyder...................  37 Vice Chairman, President and Chief Operating
                                         Officer and Director
A. Clayton Perfall..................  40 Chief Financial Officer and Director
Mortimer B. Zuckerman...............  62 Director
Fred Drasner........................  56 Director
Philip Guarascio....................  58 Director
Mark E. Jennings....................  37 Director

  Daniel M. Snyder, Chairman of the Board of Directors and a founder of Snyder Communications, has served as Chief Executive Officer of Snyder Communications since its predecessor company was founded in 1987.

  Michele D. Snyder, a founder of our company, has been with Snyder Communications since its inception, and serves as Vice Chairman, President and Chief Operating Officer and a director. Ms. Snyder is Mr. Snyder's sister.

  A. Clayton Perfall has served as Chief Financial Officer and a director of Snyder Communications since September 1996. Prior to joining Snyder Communications, Mr. Perfall spent fifteen years with Arthur Andersen. During his tenure as a partner with Arthur Andersen, Mr. Perfall had a wide range of responsibilities with the Washington, D.C., Baltimore, Maryland and Richmond, Virginia marketplaces, including responsibility for the firm's Structured Financial Products tax practice and responsibility for its Business Valuation Services Group. Mr. Perfall was a key participant in the development of Arthur Andersen's business strategies, the hiring of its professional staff and the development and marketing of its services.

  Mortimer B. Zuckerman, a director of Snyder Communications, has been the Chairman of Boston Properties, Inc., a national real estate development and management company, since 1970. He has been the Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, Chairman of The Atlantic Monthly Company since 1980 and Chairman of the Board of Directors of Applied Graphics Technologies, Inc. since April 1996.

  Fred Drasner, a director of Snyder Communications, has been the Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, the President of U.S. News & World Report, L.P. from 1985 to February 1997 and Chief Executive Officer of U.S. News & World Report since 1985, the Chairman and Chief Executive Officer of Applied Graphics Technologies, Inc. since April 1996, the Chief Executive Officer of Applied Printing Technologies, L.P. since 1986 and the Vice-Chairman and Chief Executive Officer of The Atlantic Monthly Company since 1986.

  Philip Guarascio, a director and a member of the audit and compensation committees of Snyder Communications, has been a Vice President of General Motors Corporation since July 1994, where he is primarily responsible for worldwide advertising resource management, managing consolidated media placement efforts and working with General Motors' North American Operations vehicle divisions to increase marketing effectiveness and efficiency. Mr. Guarascio also manages corporate image advertising activities and oversees

GM Credit Card operations and GM's Enterprise Customer System. Prior to this current position, from July 1992 to July 1994, Mr. Guarascio served as General Manager of Marketing and Advertising for General Motors' North American Operations. Mr. Guarascio joined General Motors in 1985 after 21 years with the New York advertising agency, D'Arcy, Masius, Benton & Bowles (formerly Benton & Bowles, Inc.). Mr. Guarascio is Chairman Emeritus of the Advertising Council and serves on the Executive Committee of that organization. He also serves on the boards of the Association of National Advertisers, the Women's Sports Foundation, the Ellis Island Restoration Commission and the American Film Institute.

  Mark E. Jennings, a director and a member of the audit and compensation committees of Snyder Communications, has been a Managing Partner of Generation Partners L.P. since August 1995. Generation Partners is the managing general partner of Generation Capital Partners L.P., a $165 million investment partnership. Prior to August 1995, he was a Partner of Centre Partners L.P., an investment affiliate of Lazard Freres & Co., where he had been employed since 1987. From 1986 to 1987, Mr. Jennings was employed at Goldman, Sachs & Co. in its Corporate Finance Department. Mr. Jennings also serves on the board of directors of Scientific Games, Inc.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  This table sets forth the compensation paid to our chief executive officer and to each of our other executive officers for 1998.

                           Summary Compensation Table

                                    Annual Compensation        Long-Term Compensation
                             --------------------------------- -----------------------
                                                                 Awards
                                                               Securities
                                                  Other Annual Underlying  All Other
                                  Salary   Bonus  Compensation  Options   Compensation
Name and Principal Position  Year   ($)     ($)       ($)         (#)         ($)
---------------------------  ---- ------- ------- ------------ ---------- ------------
Daniel M. Snyder.........    1998 300,000     --      --            --        --
 Chairman of the Board of
 Directors and               1997 300,000     --      --            --        --
 Chief Executive Officer     1996 300,000 100,000     --            --        --
Michele D. Snyder........    1998 200,000     --      --            --        --
 Vice Chairman, President
 and                         1997 200,000     --      --            --        --
 Chief Operating Officer     1996 200,000 100,000     --            --        --
A. Clayton Perfall.......    1998 300,000  50,000     --            --        --
 Chief Financial Officer     1997 300,000  50,000     --        200,000       --
                             1996  79,612     --      --        400,000       --

Stock Option Grants in 1998

  We did not award stock options to Daniel M. Snyder, Michele D. Snyder or A. Clayton Perfall during 1998. As of the date of this proxy statement and prospectus, we have not granted any stock appreciation rights or restricted stock awards to these persons.

  This table sets forth information concerning stock options exercised and the number and value of unexercised stock options at December 31, 1998.

     Aggregate Option Exercises in 1998 And Fiscal Year-End Option Values

                           Shares                        Number of Securities           Value of Unexercised
                          Acquired                      Underlying Unexercised          In-the-Money Options
                         on Exercise    Value       Options at Fiscal Year-End (#) Options at Fiscal Year-End ($)
Name                         (#)      Realized        Exercisable/Unexercisable     Exercisable/Unexercisable(2)
----                     ----------- -----------    ------------------------------ ------------------------------
A. Clayton Perfall......   40,000    $952,537.75(1)        210,000/250,000             $3,336,250/$3,643,750

--------
(1) Based on an exercise price of $17.00 per share for all 40,000 options exercised and a fair market value at time of sale of $45.50 for 1,500 of the shares of existing common stock, $44.9615 for 18,500 of the shares of existing common stock, and $36.625 for 20,000 of the shares
(2) Based on a fair market value of $33.75 at December 31, 1998.

Executive Employment Contracts

  We entered into employment agreements with each of the executive officers named in the Summary Compensation Table above. Our employment agreement with Mr. Perfall provides that we will employ him on an "at will" basis. Mr. Perfall's base salary for 1998 was $300,000. The employment agreement between us and Mr. Perfall also provides for incentive bonuses based on attaining specific performance criteria. This agreement also includes a non-competition commitment during the term of the agreement and for a period of 18 months after termination of the agreement and contains non-competition and confidentiality commitments, non-solicitation of employee and customer provisions, and assignment of work product agreements. In addition, we agreed to grant to Mr. Perfall non-qualified stock options to acquire common stock at the time of our initial public offering in 1996.

  We also entered into employment agreements with Mr. Snyder and Ms. Snyder, which were effective in September 1996 and are for a term of three years, unless sooner terminated as provided in the agreements. The agreements provide that Mr. Snyder's 1998 base salary was $300,000 and Ms. Snyder's 1998 base salary was $200,000. The agreement with Mr. Snyder and Ms. Snyder also provide for incentive bonuses based on attaining performance criteria to be established by the compensation committee or the board of directors, and include a non-competition commitment during the term of the agreement, confidentiality commitments, non-solicitation of employee and customer provisions, and assignment of work product agreements.

  We also entered into employment agreements with other officers. These agreements generally include certain non-competition agreements, confidentiality commitments, non-solicitation of employee provisions and assignment of work product agreements.

                      PRICE RANGE ON EXISTING COMMON STOCK
                              AND DIVIDEND POLICY

  The following table shows the high and low sales prices of our existing common stock on the New York Stock Composite Tape during the periods indicated:

                                                                High     Low
                                                              -------- --------
      1997
      First Quarter.......................................... $32 1/2  $23 1/2
      Second Quarter.........................................  28       20 5/8
      Third Quarter..........................................  31 1/16  24
      Fourth Quarter.........................................  37 1/4   28
      1998
      First Quarter.......................................... $47 1/4  $32 9/16
      Second Quarter.........................................  53 5/8   37 7/8
      Third Quarter..........................................  49 1/2   30 1/8
      Fourth Quarter.........................................  37 9/16  28 3/8
      1999
      First Quarter.......................................... $41      $24 3/8
      Second Quarter.........................................  33       20 3/4
      Third Quarter..........................................  32 1/2   14 11/16

  The closing sale price of our existing common stock on the New York Stock Exchange was $29 3/16 per share on May 11, 1999, the trading day prior to our announcement of the recapitalization proposal, and $14 13/16 per share on October 1, 1999, the third trading day prior to the date of this proxy statement and prospectus. On September 27, 1999, we spun-off our healthcare services business, Ventiv Health, Inc., to our existing stockholders. As of September 27, 1999, there were 71,228,763 shares of our existing common stock outstanding and 585 holders of record.

                               INFORMATION ABOUT
                             STOCKHOLDER PROPOSALS

  If you wish to submit proposals to be included in the proxy statement for our 2000 annual meeting, we must receive them on or before December 2, 1999. Please address your proposals to: Snyder Communications Inc., Two Democracy Center, 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817, Attention:
Secretary. Your proposal, if you choose to submit one, has to include specified information about the proposed business and yourself.

                            EXPENSES OF SOLICITATION

  We will pay the cost of soliciting proxies for the special meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. We have retained Innisfree M&A Incorporated to perform various solicitation services and Deutsche Banc Alex. Brown to perform various advisory and solicitation services. We have agreed to pay Innisfree a fee of approximately $10,000 for their services plus out-of-pocket expenses. For information about compensation that we will pay Deutsche Banc Alex. Brown for its services, you should read "Proposal 1--The Recapitalization Proposal--Financial Advisor."

                                 LEGAL OPINIONS

  Weil, Gotshal & Manges LLP, New York, New York, has rendered opinions concerning the validity of the common stock and concerning certain tax matters described under "Proposal 1--The Recapitalization Proposal--Material Federal Income Tax Consequences."

                                    EXPERTS

  The historical consolidated financial statements of Snyder Communications, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the related schedule included in this proxy statement and prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. In those reports, that firm states that with respect to the 1996 operations of Brann Holdings Limited and its subsidiaries and American List Corporation and its subsidiaries, their opinions are based on the reports of other independent public accountants, namely Price Waterhouse, Chartered Accountants and Registered Auditors and Grant Thornton LLP. The historical combined financial statements of SNC as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the related schedule included in this proxy statement and prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to the 1996 operations of Brann Holdings Limited and its subsidiaries and American List Corporation and its subsidiaries, their opinions are based on the reports of other independent public accountants, namely Price Waterhouse, Chartered Accountants and Registered Auditors and Grant Thornton LLP. These financial statements and supporting schedules have been included in this proxy statement and prospectus in reliance upon the authority of those firms as experts in accounting and auditing.

  The historical combined financial statements of circle.com as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the related schedule included in this proxy statement and prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. These financial statements and supporting schedules referred to above have been included in this proxy statement and prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Brann Holdings Limited and its subsidiaries as of December 31, 1996 and for the year then ended, have been audited by Price Waterhouse, Chartered Accountants, as set forth in its report included in this proxy statement and prospectus.

  The consolidated financial statements of American List Corporation and its subsidiaries as of February 28, 1997 and for the year then ended, have been audited by Grant Thornton LLP, independent certified public accountants as set forth in its report included in this proxy statement and prospectus.

                                          By order of the board of directors,

                                          David B. Pauken
                                          Secretary

                          SNYDER COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Snyder Communications, Inc.
Consolidated Financial Statements
The consolidated financial statements of Snyder Communications, Inc.
 include all of the accounts and operating results of the corresponding
 SNC and circle.com financial statements. Holders of SNC stock and
 circle.com stock are stockholders of Snyder Communications, Inc. and are subject to all risks associated with an investment in Snyder
 Communications, Inc.
Report of Independent Public Accountants.................................  F-3
Consolidated Balance Sheet as of December 31, 1998 and 1997 and June 30,
 1999 (unaudited)........................................................  F-4
Consolidated Statement of Income, including unaudited pro forma data, for the years ended December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999 (unaudited)
 and June 30, 1998 (unaudited)...........................................  F-5
Consolidated Statement of Equity and Comprehensive Income for the years ended
 December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999
 (unaudited).............................................................  F-7
Consolidated Statement of Cash Flows for the years ended December 31,
 1998, 1997 and 1996
 and the six months ended June 30, 1999 (unaudited) and June 30, 1998
 (unaudited).............................................................  F-9
Notes to Consolidated Financial Statements...............................  F-11
Brann Holdings Limited
Report of Independent Accountants........................................  F-41
American List Corporation
Report of Independent Certified Public Accountants.......................  F-42
SNC
Combined Financial Statements
The combined financial statements of SNC comprise the combined financial position, results of operations and cash flows of the businesses that comprise Snyder Communications, Inc.'s direct marketing and advertising agency. Accordingly, the SNC combined financial statements are supplemental financial statements and should be read in conjunction with the Snyder Communications, Inc. financial statements and the circle.com financial statements.
Report of Independent Public Accountants.................................  F-43
Combined Balance Sheet as of December 31, 1998 and 1997 and June 30, 1999
 (unaudited).............................................................  F-44
Combined Statement of Income, including unaudited pro forma data, for the years ended
 December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999
 (unaudited) and June 30, 1998 (unaudited)...............................  F-45
Combined Statement of Changes in Group Equity for the years ended
 December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999
 (unaudited).............................................................  F-46
Combined Statement of Cash Flows for the years ended December 31, 1998,
 1997 and 1996 and the six months ended June 30, 1999 (unaudited) and
 June 30, 1998 (unaudited)...............................................  F-47
Notes to Combined Financial Statements...................................  F-49
Brann Holdings Limited
Report of Independent Accountants........................................  F-75
American List Corporation
Report of Independent Certified Public Accountants.......................  F-76

                                                                           Page
                                                                           ----
Circle.com
Combined Financial Statements
The combined financial statements of circle.com comprise the combined financial position, results of operations and cash flows of the businesses that comprise Snyder Communications, Inc.'s Internet professional services business. Accordingly, the circle.com financial statements are supplemental financial statements and should be read in conjunction with the Snyder Communications, Inc. and SNC financial statements.
Report of Independent Public Accountants.................................  F-77
Combined Balance Sheet as of December 31, 1998 and 1997 and June 30, 1999
 (unaudited).............................................................  F-78
Combined Statement of Operations including unaudited pro forma data, for the years
 ended December 31, 1998, 1997 and 1996 and the six months ended June 30,
 1999 (unaudited) and 1998 (unaudited)...................................  F-79
Combined Statement of Changes in Group Equity for the years ended
 December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999
 (unaudited).............................................................  F-80
Combined Statement of Cash Flows for the years ended December 31, 1998,
 1997 and 1996
 and the six months ended June 30, 1999 (unaudited) and 1998 (unaudited)
 ........................................................................  F-81
Notes to Combined Financial Statements...................................  F-82

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of Snyder Communications, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1996 financial statements of American List Corporation or Brann Holdings Limited included in the consolidated financial statements of the Company, which statements reflect revenues constituting 19% of the related consolidated total in 1996. These statements were audited by other auditors whose reports have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for 1996 for American List Corporation or Brann Holdings Limited, is based solely upon the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snyder Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
June 22, 1999

                          SNYDER COMMUNICATIONS, INC.
                                  (See Note 1)

                           Consolidated Balance Sheet
                                 (in thousands)

                                                 June 30,     December 31,
                                                ----------  ------------------
                                                   1999       1998      1997
                                                ----------  --------  --------
                                                (unaudited)
ASSETS
Current
 assets:
 Cash and equivalents..........................  $ 48,592   $ 47,931  $ 71,789
 Marketable securities.........................       --         612     1,241
 Accounts receivable, net of allowance for
  doubtful accounts of $6,472, $7,031 and
  $3,893 at June 30, 1999, December 31, 1998
  and 1997, respectively.......................   100,874     78,901    68,365
 Receivables from pass-through costs...........    98,752     86,015    77,221
 Related party receivables.....................       192        190     1,428
 Unbilled services.............................    15,145     19,708    13,960
 Current portion of deferred tax asset.........     9,957     13,671     8,357
 Other current assets..........................    28,120     11,560    14,126
 Net current assets of discontinued
  operations...................................    44,977     24,447       --
                                                 --------   --------  --------
   Total current assets........................   346,609    283,035   256,487
                                                 --------   --------  --------
Property and equipment, net....................    74,397     70,367    41,251
Goodwill and other intangible assets, net......   198,474     72,288    42,660
Deferred tax asset.............................    86,696     86,637       --
Deposits and other assets......................     6,148      5,645     8,198
Net long-term assets of discontinued
 operations....................................   113,794     95,280    33,541
                                                 --------   --------  --------
   Total assets................................  $826,118   $613,252  $382,137
                                                 ========   ========  ========
  LIABILITIES AND
       EQUITY
Current liabilities:
 Lines of credit...............................  $ 24,101   $  1,825  $  9,175
 Current maturities of long-term debt..........     1,007      1,085     2,478
 Accrued payroll...............................    20,009     13,423    10,777
 Accounts payable..............................   122,776    114,541    99,384
 Accrued expenses..............................    90,011     80,547    69,543
 Client advances...............................     4,899     11,753    12,675
 Unearned revenue..............................    16,130     14,535    16,002
 Net current liabilities of discontinued
  operations...................................       --         --     23,170
                                                 --------   --------  --------
   Total current liabilities...................   278,933    237,709   243,204
                                                 --------   --------  --------
Related party borrowings.......................     8,172      8,924     7,072
Long-term obligations under capital leases.....     1,491      1,743     1,849
Long-term debt, net of current maturities......     1,616      1,616     3,935
Other liabilities..............................     3,954      2,922     2,538
Commitments and contingencies
Redeemable ESOP stock, 93, 88 and 147 shares
 outstanding at June 30, 1999, December 31,
 1998 and 1997, respectively...................     2,954      2,960     5,278
Equity:
 Preferred stock, $.001 par value per share,
  5,000 shares authorized, none issued and
  outstanding at June 30, 1999, December 31,
  1998 and 1997................................       --         --        --
 Common stock, $.001 par value per share,
  400,000, 400,000 and 120,000 shares
  authorized, 76,522, 71,480 and 67,950 shares
  issued and outstanding at June 30, 1999,
  December 31, 1998 and 1997, respectively.....        77         71        68
 Additional paid-in capital....................   511,256    375,114   180,086
 Treasury stock, at cost, 1,053 shares at
  December 31, 1997............................       --         --    (42,705)
 Accumulated other comprehensive income
  (loss).......................................    (2,871)     1,829       640
 Retained earnings (deficit)...................    20,536    (19,636)  (19,828)
                                                 --------   --------  --------
   Total equity................................   528,998    357,378   118,261
                                                 --------   --------  --------
   Total liabilities and equity................  $826,118   $613,252  $382,137
                                                 ========   ========  ========

The accompanying notes are an integral part of this consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.
                                  (See Note 1)

                        CONSOLIDATED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                   For the
                              Six Months Ended          For the Years
                                  June 30,            Ended December 31,
                              ------------------  ----------------------------
                                1999      1998      1998      1997      1996
                              --------  --------  --------  --------  --------
                                 (unaudited)
Net revenues................  $299,426  $228,189  $493,803  $403,072  $349,223
Operating expenses:
 Cost of services...........   200,736   149,492   322,980   273,899   236,793
 Selling, general and
  administrative expenses...    51,134    48,008    96,362    93,371    77,705
 Compensation to
  stockholders..............       --        382       573    12,422     4,939
 ESOP expense...............       --        --        --      5,411     6,553
 Acquisition and related
  costs.....................     1,382    22,597    38,941    31,389       --
                              --------  --------  --------  --------  --------
Income (loss) from
 operations.................    46,174     7,710    34,947   (13,420)   23,233
Interest expense, including
 amounts to related parties
 of $164, $290, $541, $1,491
 and $2,103 in the six
 months ended June 30, 1999
 and 1998 and the years
 ended 1998, 1997 and 1996,
 respectively...............      (696)   (1,014)   (1,753)   (3,178)   (5,385)
Investment income...........     1,237     1,614     3,638     2,944     2,371
                              --------  --------  --------  --------  --------
Income (loss) from
 continuing operations
 before income taxes........    46,715     8,310    36,832   (13,654)   20,219
Income tax provision .......    19,188     1,762    15,472     2,982     4,738
                              --------  --------  --------  --------  --------
Income (loss) from
 continuing operations......    27,527     6,548    21,360   (16,636)   15,481
Income (loss) from
 discontinued operations
 (net of income taxes)......    12,639     2,618     1,446   (10,225)   (1,415)
                              --------  --------  --------  --------  --------
Income (loss) before
 extraordinary item.........    40,166     9,166    22,806   (26,861)   14,066
Extraordinary item, less
 applicable income taxes of
 $806.......................       --        --        --        --     (1,216)
                              --------  --------  --------  --------  --------
     Net income (loss)......  $ 40,166  $  9,166  $ 22,806  $(26,861) $ 12,850
                              ========  ========  ========  ========  ========
Historical net income (loss)
 per share (Note 15):
 Basic net income (loss)
  per share:
   Continuing operations....  $   0.38  $   0.09  $   0.31  $  (0.26) $   0.26
   Discontinued operations..      0.17      0.04      0.02     (0.16)    (0.02)
   Extraordinary item.......       --        --        --        --      (0.02)
                              --------  --------  --------  --------  --------
 Total basic net income
  (loss) per share..........  $   0.55  $   0.13  $   0.33  $  (0.42) $   0.22
                              ========  ========  ========  ========  ========
 Diluted net income (loss)
  per share:
   Continuing operations....  $   0.37  $   0.09  $   0.30  $  (0.26) $   0.26
   Discontinued operations..      0.17      0.04      0.02     (0.16)    (0.02)
   Extraordinary item.......       --        --        --        --      (0.02)
                              --------  --------  --------  --------  --------
 Total diluted net income
  (loss) per share..........  $   0.54  $   0.13  $   0.32  $  (0.42) $   0.22
                              ========  ========  ========  ========  ========
Pro forma net income (loss)
 per share (unaudited)(Notes
 3 and 15):
 Basic net income (loss)
  per share:
   Continuing operations....  $   0.38  $   0.06  $   0.27  $  (0.30) $   0.19
                              ========  ========  ========  ========  ========
 Diluted net income (loss)
  per share:
   Continuing operations....  $   0.37  $   0.06  $   0.26  $  (0.30) $   0.19
                              ========  ========  ========  ========  ========

 The accompanying notes are an integral part of this consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.
                                  (See Note 1)

                        CONSOLIDATED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                  (CONTINUED)

                                              For the
                                         Six Months Ended      For the Years
                                             June 30,        Ended December 31,
                                         ------------------ ---------------------
                                           1999      1998     1998   1997  1996
                                         --------  -------- -------- ------------
                                            (unaudited)
Pro forma net income (loss) per share
 for effects of Recapitalization:
SNC:
Historical net income (loss) per share
 (unaudited) (Note 3):
 Basic and diluted net income (loss)
  per share:
   Continuing operations...............  $   0.41  $   0.09 $   0.30
                                         ========  ======== ========
Pro forma net income (loss) per share
 (unaudited) (Note 3)
 Adjusted basic and diluted net income
  (loss) per share:
   Continuing operations...............  $   0.41  $   0.05 $   0.26
                                         ========  ======== ========
 Shares used in computing pro forma
  SNC net income (loss) per share......    71,229    71,229   71,229
                                         ========  ======== ========

circle.com:
Historical net loss per share
 (unaudited) (Note 3):
 Basic and diluted net loss per
  share................................  $  (0.11) $    --  $    --
                                         ========  ======== ========
Pro forma net income (loss) per share
 (unaudited ) (Note 3):
 Basic and diluted net income (loss)
  per share............................  $  (0.11) $    --  $   0.01
                                         ========  ======== ========
Pro forma shares used in computing pro
 forma circle.com net income (loss) per
 share.................................    17,807    17,807   17,807
                                         ========  ======== ========


 The accompanying notes are an integral part of this consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.
                                 (See Note 1)

           CONSOLIDATED STATEMENT OF EQUITY AND COMPREHENSIVE INCOME

                                                                                                Accumulated
                     Common     Common   Additional Retained   Limited    Unearned                 Other
                     Stock       Stock    Paid-In   Earnings  Partners'     ESOP     Treasury  Comprehensive
                     Shares    Par Value  Capital   (Deficit)  Deficit  Compensation  Stock    Income (Loss)  Total
                   ----------  --------- ---------- --------- --------- ------------ --------  ------------- -------
                                                         (in thousands, except share data)
Balance, December
31, 1995, as
previously
restated for
poolings.........  31,896,000     $32     $15,857    $28,987   $(1,450)   $(4,324)   $(3,585)      $527      $36,044
 Distributions
 and dividends...         --      --          --     (27,735)   (8,612)       --         --         --       (36,347)
 Net proceeds
 from stock
 issuances.......   4,747,000       5      59,662        --        --         --         --         --        59,667
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........      63,000     --        1,005        --        --         --         --         --         1,005
 Foreign currency
 translation
 adjustment......         --      --          --         --        --         --         --        (154)        (154)
 Unrealized loss
 on marketable
 securities......         --      --          --         --        --         --         --        (111)        (111)
 Purchases and
 retirements of
 treasury stock..  (1,727,000)     (2)     (2,777)      (124)      --         --      (6,433)       --        (9,336)
 Reissuance of
 treasury stock..         --      --           95        --        --         --         475        --           570
 Release of ESOP
 shares..........         --      --        2,429       (538)      --       2,758        --         --         4,649
 Reclassification
 of redeemable
 ESOP stock......         --      --       (2,183)       --        --         --         --         --        (2,183)
 Reorganization..  28,959,000      29     (15,558)     7,630     7,899        --         --         --           --
 Capital
 contribution -
 acquired
 subsidiary......         --      --          469        --        --         --         --         --           469
 Net income......         --      --          --      10,687     2,163        --         --         --        12,850
                   ----------     ---     -------    -------   -------    -------    -------       ----      -------
 Comprehensive
 income..........
Balance, December
31, 1996.........  63,938,000      64      58,999     18,907       --      (1,566)    (9,543)       262       67,123
 Distributions
 and dividends...         --      --          --      (8,968)      --         --         --         --        (8,968)
 Net proceeds
 from stock
 issuances.......   1,850,000       2      42,711        --        --         --         --         --        42,713
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........   1,789,000       2      39,179        --        --         --         --         --        39,181
 Issuance of
 shares for
 purchase of
 subsidiaries....     644,000       1      14,013        --        --         --         --         --        14,014
 Foreign currency
 translation
 adjustment......         --      --          --         --        --         --         --         356          356
 Unrealized gain
 on marketable
 securities......         --      --          --         --        --         --         --          22           22
 Purchases and
 retirements of
 treasury stock..    (740,000)     (1)     (4,241)      (151)      --         --       3,011        --        (1,382)
 Reissuance of
 treasury stock..     105,000     --        3,950        --        --         --         947        --         4,897
 Release of ESOP
 shares..........         --      --        1,971        --        --       1,566        --         --         3,537
 Reclassification
 of redeemable
 ESOP stock......         --      --       (2,826)       --        --         --         --         --        (2,826)
 Recapitalization
 of certain
 subsidiaries
 acquired in
 1998............     364,000     --       20,827     (1,250)      --         --     (37,120)       --       (17,543)
 Capital
 contribution -
 acquired
 subsidiary......         --      --        5,503        --        --         --         --         --         5,503
 Net loss........         --      --          --     (26,861)      --         --         --         --       (26,861)
 Impact from
 differing fiscal
 year end (Note
 1)..............         --      --          --      (1,505)      --         --         --         --        (1,505)
                   ----------     ---     -------    -------   -------    -------    -------       ----      -------
 Comprehensive
 loss............
                   Comprehensive
                   Income (Loss)
                   -------------
Balance, December
31, 1995, as
previously
restated for
poolings.........    $    --
 Distributions
 and dividends...         --
 Net proceeds
 from stock
 issuances.......         --
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........         --
 Foreign currency
 translation
 adjustment......        (154)
 Unrealized loss
 on marketable
 securities......        (111)
 Purchases and
 retirements of
 treasury stock..         --
 Reissuance of
 treasury stock..         --
 Release of ESOP
 shares..........         --
 Reclassification
 of redeemable
 ESOP stock......         --
 Reorganization..         --
 Capital
 contribution -
 acquired
 subsidiary......         --
 Net income......      12,850
                   -------------
 Comprehensive
 income..........    $ 12,585
                   =============
Balance, December
31, 1996.........         --
 Distributions
 and dividends...         --
 Net proceeds
 from stock
 issuances.......         --
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........         --
 Issuance of
 shares for
 purchase of
 subsidiaries....         --
 Foreign currency
 translation
 adjustment......         356
 Unrealized gain
 on marketable
 securities......          22
 Purchases and
 retirements of
 treasury stock..         --
 Reissuance of
 treasury stock..         --
 Release of ESOP
 shares..........         --
 Reclassification
 of redeemable
 ESOP stock......         --
 Recapitalization
 of certain
 subsidiaries
 acquired in
 1998............         --
 Capital
 contribution -
 acquired
 subsidiary......         --
 Net loss........     (26,861)
 Impact from
 differing fiscal
 year end (Note
 1)..............         --
                   -------------
 Comprehensive
 loss............    $(26,483)
                   =============

 The accompanying notes are an integral part of this consolidated statement of equity and comprehensive income.

                          SNYDER COMMUNICATIONS, INC.
                                 (See Note 1)

           CONSOLIDATED STATEMENT OF EQUITY AND COMPREHENSIVE INCOME
                                  (CONTINUED)

                                                                                                 Accumulated
                     Common     Common   Additional Retained    Limited    Unearned                 Other
                     Stock       Stock    Paid-In   Earnings   Partners'     ESOP     Treasury  Comprehensive
                     Shares    Par Value  Capital   (Deficit)   Deficit  Compensation  Stock    Income (Loss)  Total
                   ----------  --------- ---------- ---------  --------- ------------ --------  ------------- --------
                                                         (in thousands, except share data)
Balance, December
31, 1997.........  67,950,000      68      180,086   (19,828)     --          --      (42,705)         640     118,261
 Distributions
 and dividends...         --      --           --     (7,316)     --          --          --           --       (7,316)
 Net proceeds
 from secondary
 stock
 issuances.......     500,000     --        17,329       --       --          --          --           --       17,329
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........   1,094,000       1       32,259       --       --          --           19          --       32,279
 Issuance of
 shares for
 purchase of
 subsidiaries and
 property........   1,906,000       2       59,665       --       --          --          --           --       59,667
 Foreign currency
 translation
 adjustment......         --      --           --        --       --          --          --         1,242       1,242
 Unrealized loss
 on marketable
 securities......         --      --           --        --       --          --          --           (53)        (53)
 Purchases and
 retirements of
 treasury stock..  (1,152,000)     (1)      (2,471)  (17,617)     --          --       14,742          --       (5,347)
 Reissuance of
 treasury stock..   1,064,000       1        7,065       --       --          --       27,944          --       35,010
 Reclassification
 of redeemable
 ESOP stock......         --      --           --      2,319      --          --          --           --        2,319
 Tax benefit from
 taxable merger
 transactions....         --      --        76,927       --       --          --          --           --       76,927
 Issuance of
 warrants by
 acquired
 subsidiary......         --      --           219       --       --          --          --           --          219
 Shares and
 options issued
 by acquired
 subsidiaries as
 compensation....     118,000     --         4,035       --       --          --          --           --        4,035
 Net income......         --      --           --     22,806      --          --          --           --       22,806
                   ----------     ---     --------  --------     ----        ----     -------      -------    --------
 Comprehensive
 income..........
Balance, December
31, 1998.........  71,480,000     $71     $375,114  $(19,636)    $--         $--      $   --       $ 1,829    $357,378
 Exercise of
 stock options
 (unaudited).....     587,000       2       16,139       --       --          --          --           --       16,141
 Issuance of
 shares for
 purchase of
 subsidiaries and
 property
 (unaudited).....   4,455,000       4      120,003       --       --          --          --           --      120,007
 Foreign currency
 translation
 adjustment
 (unaudited).....         --      --           --        --       --          --          --        (4,689)     (4,689)
 Unrealized loss
 on marketable
 securities
 (unaudited).....         --      --           --        --       --          --          --           (11)        (11)
 Reclassification
 of redeemable
 ESOP stock
 (unaudited).....         --      --           --          6      --          --          --           --            6
 Net income
 (unaudited).....         --      --           --     40,166      --          --          --           --       40,166
 Comprehensive
 income
 (unaudited).....
                   ----------     ---     --------  --------     ----        ----     -------      -------    --------
Balance, June 30,
1999
(unaudited)......  76,522,000     $77     $511,256  $ 20,536     $ --        $ --     $    --      $(2,871)   $528,998
                   ==========     ===     ========  ========     ====        ====     =======      =======    ========
                   Comprehensive
                   Income (Loss)
                   -------------
Balance, December
31, 1997.........         --
 Distributions
 and dividends...         --
 Net proceeds
 from secondary
 stock
 issuances.......         --
 Exercise of
 stock options
 and subsidiary
 stock
 appreciation
 rights..........         --
 Issuance of
 shares for
 purchase of
 subsidiaries and
 property........         --
 Foreign currency
 translation
 adjustment......       1,242
 Unrealized loss
 on marketable
 securities......         (53)
 Purchases and
 retirements of
 treasury stock..         --
 Reissuance of
 treasury stock..         --
 Reclassification
 of redeemable
 ESOP stock......         --
 Tax benefit from
 taxable merger
 transactions....         --
 Issuance of
 warrants by
 acquired
 subsidiary......         --
 Shares and
 options issued
 by acquired
 subsidiaries as
 compensation....         --
 Net income......      22,806
                   -------------
 Comprehensive
 income..........     $23,995
                   =============
Balance, December
31, 1998.........
 Exercise of
 stock options
 (unaudited).....     $   --
 Issuance of
 shares for
 purchase of
 subsidiaries and
 property
 (unaudited).....         --
 Foreign currency
 translation
 adjustment
 (unaudited).....      (4,689)
 Unrealized loss
 on marketable
 securities
 (unaudited).....         (11)
 Reclassification
 of redeemable
 ESOP stock
 (unaudited).....         --
 Net income
 (unaudited).....      40,166
                   -------------
 Comprehensive
 income
 (unaudited).....     $35,466
                   =============
Balance, June 30,
1999
(unaudited)......

 The accompanying notes are an integral part of this consolidated statement of equity and comprehensive income.

                          SNYDER COMMUNICATIONS, INC.
                                  (See Note 1)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                             For the Six
                               Months
                           Ended June 30,     For the Years Ended December 31,
                          ------------------  ----------------------------------
                            1999      1998       1998        1997        1996
                          --------  --------  ----------  ----------  ----------
                             (unaudited)
Cash flows from
 operating activities of
 continuing operations:
  Income (loss) from
   continuing
   operations...........  $ 27,527  $  6,548  $   21,360  $  (16,636) $   15,481
  Adjustments to
   reconcile net income
   (loss) from
   continuing operations
   to net cash provided
   by (used in)
   operating activities
   of continuing
   operations:
    Depreciation and
     amortization.......    12,921     8,033      17,527      13,517      12,898
    Loss on repayment of
     subordinated debt..       --        --          --          --        2,021
    Noncash charge from
     accelerated vesting
     of acquired
     subsidiary
     options............       --         59       1,862       9,097         --
    Noncash ESOP
     expense............       --        --          --        4,851       5,282
    Deferred taxes......     3,687   (11,717)    (13,327)     (7,501)     (2,957)
    Loss on disposal of
     assets.............       401       147         600       3,011       1,029
    Other noncash
     amounts............       --        --           (9)      2,114       2,259
  Changes in assets and
   liabilities:
    Accounts receivable,
     net................    (7,912)  (15,422)     (1,433)    (26,298)     (5,513)
    Receivables from
     pass-through
     costs..............   (12,737)   (8,700)     (8,794)    (11,592)    (28,998)
    Related party
     receivables........      (116)      621       1,238         776         945
    Unbilled services...     7,479     5,601      (4,813)     (3,182)     (3,199)
    Deposits and other
     assets.............      (497)       77       2,592       1,065        (551)
    Other current
     assets.............   (10,059)      527         632       1,252      (4,177)
    Accrued payroll,
     accounts payable
     and accrued
     expenses...........     6,981    24,920      13,577      46,659      32,135
    Client advances.....    (6,855)  (13,592)     (2,630)        --          --
    Unearned revenue....       928    (1,353)     (1,887)      4,652       8,523
    Impact from
     differing fiscal
     year ends..........       --        --          --       (2,761)        --
                          --------  --------  ----------  ----------  ----------
    Net cash provided by
     (used in) operating
     activities of
     continuing
     operations.........    21,748    (4,251)     26,495      19,024      35,178
                          --------  --------  ----------  ----------  ----------
Cash flows from
 investing activities of
 continuing operations:
  Purchase of
   subsidiaries, net of
   cash acquired........   (29,254)   (6,179)    (14,408)    (22,518)        --
  Purchase of property
   and equipment........   (14,051)  (21,242)    (35,654)    (18,735)    (11,796)
  Proceeds from sale of
   equipment............       --          7           7          50          74
  Net sales of
   marketable
   securities...........       612       339         575       5,807       2,052
  Purchase of intangible
   assets...............    (3,661)     (431)     (1,480)       (729)     (1,974)
  Note and net advances
   to stockholders of
   acquired
   subsidiaries.........       --        917         942       1,467         --
  Impact from differing
   fiscal year ends.....       --        --          --         (446)        --
                          --------  --------  ----------  ----------  ----------
  Net cash used in
   investing activities
   of continuing
   operations...........   (46,354)  (26,589)    (50,018)    (35,104)    (11,644)
                          --------  --------  ----------  ----------  ----------

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

                                 (in thousands)

                                       For the
                                     Six Months        For the Years Ended
                                   Ended June 30,          December 31,
                                   ----------------  -------------------------
                                    1999     1998     1998     1997     1996
                                   -------  -------  -------  -------  -------
                                     (unaudited)
Cash flows from financing
 activities of continuing
 operations:
 Repayment of long-term notes
  payable to limited partners
  and others.....................      (70)    (909)  (1,740) (29,795)  (3,388)
 Proceeds from issuance of
  subordinated debentures due to
  related parties................      --       --       --       425      294
 Repayment of subordinated
  debentures due to related
  parties........................      --       --       --       --    (6,900)
 Distributions and dividends.....      --    (3,854)  (6,161)  (7,755) (31,872)
 Proceeds (repayment) from long-
  term debt......................      449    6,669   (8,723)   5,902    2,450
 Proceeds from mandatorily
  redeemable preferred stock.....      --       --       --       --     1,091
 Redemption of mandatorily
  redeemable preferred stock.....      --       --       --    (6,183)     --
 Net borrowings (repayments) on
  lines of credit................   22,276   (7,230)  (7,595)  (1,306)  (2,464)
 Payments on capital lease
  obligations....................     (877)    (991)  (2,087)  (2,102)  (1,115)
 Proceeds from exercise of
  options........................   13,707   11,414   21,053   25,128      425
 Proceeds from stock issuances...      --    24,351   52,339   43,250   60,532
 Purchase and retirement of
  treasury stock.................      --    (2,096)  (5,347)  (1,382)  (6,741)
 Redemption/issuance of stock in
  connection with
  recapitalization of acquired
  subsidiary.....................      --       --       --   (16,769)     --
 Capital contribution--acquired
  subsidiary.....................      --       --       --     5,503      --
 Impact from differing fiscal
  year ends......................      --       --       --     3,704      --
                                   -------  -------  -------  -------  -------
   Net cash provided by financing
    activities of continuing
    operations...................   35,485   27,354   41,739   18,620   12,312
 Effect of exchange rate
  changes........................    1,009       83      679      383    1,096
                                   -------  -------  -------  -------  -------
 Net increase (decrease) in cash
  and equivalents of continuing
  operations.....................   11,888   (3,403)  18,895    2,923   36,942
 Investments and advances (to)
  from discontinued operations...  (11,227) (14,080) (42,753)     167    7,998
 Cash and equivalents, beginning
  of period......................   47,931   71,789   71,789   68,699   23,759
                                   -------  -------  -------  -------  -------
 Cash and equivalents, end of
  period.........................  $48,592  $54,306  $47,931  $71,789  $68,699
                                   =======  =======  =======  =======  =======
Disclosure of supplemental cash
 flow information:
 Cash paid for interest
  including dividends on
  mandatorily redeemable
  preferred stock................      810      481    2,681    2,667    4,066
 Cash paid for income taxes......    5,025    5,106   13,811    7,726    8,276
Disclosure of noncash activities:
 Equipment purchased under
  capital leases.................      --       937    1,693      817    3,610
 Distribution of note receivable
  from stockholder to SMS
  stockholders...................      --       --       --       --     2,725
 Issuance of shares of common
  stock for purchase of
  subsidiaries...................  120,948   50,605   54,443   13,320      --
 Issuance of note for purchase
  of treasury stock..............      --       --     5,242      215    2,595
 Redemption of common stock in
  exchange for note payable......      --       --       --       457      --
 Distribution of non-operating
  assets and distribution
  payable by subsidiary..........      --       --     1,155      --       --
 Issuance of common stock
  related to stock appreciation
  rights.........................      --     3,484    3,484      --       --
 Tax benefit from exercise of
  stock options..................    2,434    4,594    7,742    5,312       99
 Issuance of common stock for
  conversion of subsidiary
  debt...........................      --       --     1,741      --       --
 Acquisition of property and
  assumption of debt for common
  stock..........................      --       --     1,945      --       --
 Issuance of notes for purchase
  of subsidiary..................      --     1,350    1,350      --       --
 Tax benefit from taxable merger
  transactions...................      --    44,348   76,927      --       --

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

1. Organization, Basis of Presentation and Business:

 Organization

  On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

  Snyder Communications, Inc., a Delaware corporation (the "Company"), was incorporated on June 25, 1996, to continue the business operations of the Partnership. The Company, in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock.

  Prior to the Reorganization, SMS owned 63.85% of the Partnership, and the limited partners owned the remaining 36.15%. The Reorganization resulted in the stockholders of SMS exchanging 100% of their SMS stock for stock of the Company, simultaneously with the limited partners exchanging their limited partnership interests in the Partnership for common stock of the Company. After consummation of the Reorganization, the Company owned 100% of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100% of the interests in the Partnership. In connection with the Reorganization, 29,458,400 shares of common stock were issued to the stockholders of the Company. Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities and operations of SMS, the Partnership and the Company, at their historical cost basis.

  On June 22, 1999, the Board of Directors of the Company approved a plan to effect the distribution (the "Distribution") of the Company's healthcare services business to existing stockholders. The Company consummated the Distribution on September 27, 1999 through a special dividend of one share of common stock of a newly formed subsidiary, Ventiv Health, Inc. for every three shares of existing common stock of the Company.

  The Board of Directors of the Company has approved, subject to stockholder approval, a "Recapitalization Proposal" that would result in authorization of the Company to issue two classes of stock as follows: 80 million shares of common stock designated as "circle.com stock" and 320 million shares of common stock designated as "SNC stock". The circle.com stock is intended to track the separate performance of the Company's Internet professional services business unit, which it refers to as "circle.com," and the SNC stock is intended to track the separate performance of the remaining businesses of the Company, which it refers to as its "SNC" business unit, and a retained interest in circle.com. Each share of existing common stock of the Company will be converted into one share of SNC stock and .25 of a share of circle.com stock.

  The SNC stock and the circle.com stock constitute common stock of the Company, and the issuance of these classes of stock will not result in any transfer of assets or liabilities of the Company or any of its affiliates. The Company intends to issue 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's "retained interest" in circle.com. This retained interest in circle.com will be represented by a number of shares of circle.com stock that Snyder Communications could issue for the account of SNC in respect of the retained interest. Based on the 17,807,191 circle.com shares expected to be issued in the Recapitalization (which is based on the number of Snyder Communications shares outstanding on September 27, 1999), 4,451,797 shares could be issued to SNC in respect of the retained

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)
interest. However, the retained interest will have no voting rights and no actual shares of circle.com stock will be issued in respect of the retained interest. If any dividends or distributions are made on the circle.com stock, a portion of the dividends or distributions equal to the percentage of circle.com's equity value represented by this retained interest will be retained by Snyder Communications for the benefit of the holders of the SNC stock. These amounts may be used in the SNC business or distributed as dividends on the SNC stock.

  The percentage of circle.com's equity value represented by the retained interest will change in the future if the total number of outstanding shares of circle.com stock changes or if transfers of cash or other property between SNC and circle.com occur that are accounted for as either capital contributions to circle.com or as a return of capital by circle.com. For example, if the number of outstanding shares of circle.com stock increases, or if a transfer of cash or other property from circle.com to SNC occurs that is accounted for as a return of capital to SNC, the retained interest will be reduced. Conversely, if the number of outstanding shares of circle.com stock decreases, or if a transfer of cash or other property from SNC to circle.com occurs that is accounted for as a capital contribution to circle.com, the retained interest will be increased. Adjustments to the retained interest based on transfers of cash or other property between the groups will be made based on the market value of the circle.com stock on the date of the transfer. There is no maximum or minimum limitation on the size of SNC's retained interest in circle.com.

  Under the terms of the Recapitalization Proposal, holders of SNC stock and circle.com stock generally will not have stockholder rights specific to their corresponding groups. Instead, holders will have customary stockholder rights relating to Snyder Communications as a whole. If Snyder Communications sells all or substantially all of the assets attributed to circle.com, Snyder Communications must either: (1) pay a dividend to holders of circle.com stock equal to a proportionate interest in the net proceeds of that sale; (2) redeem outstanding shares of circle.com from their holders for an amount equal to a proportionate interest in the net proceeds of that sale; or (3) issue SNC stock in exchange for outstanding circle.com stock at a 10% premium to the value of the circle.com stock being exchanged. Snyder Communications will not be required to do any of the above if: (1) the sale is in connection with the liquidation of Snyder Communications; (2) the sale is a spin-off of circle.com to the holders of circle.com stock; (3) the sale is to a person or entity controlled by Snyder Communications; or (4) the sale results in Snyder Communications receiving primarily equity securities of any entity that acquires the assets and is primarily engaged in a business similar or complementary to the business engaged in by circle.com.

  At any time, Snyder Communications may convert the circle.com stock into SNC stock at a premium. If there are adverse U.S. federal income tax law developments, Snyder Communications may convert the circle.com stock and SNC stock without any premium. Snyder Communications may redeem this stock for stock of one of the subsidiaries that holds all of the assets and liabilities attributed to circle.com. Holders will share assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share.

  The amended and restated certificate of incorporation of Snyder Communications, Inc. will permit Snyder Communications to pay dividends on the SNC stock out of assets of Snyder Communications legally available for the payment of dividends under Delaware law, but the total amount paid as dividends cannot exceed the available dividend amount for SNC. The amended and restated certificate of incorporation will also permit Snyder Communications to pay dividends on circle.com stock, and to transfer corresponding amounts to SNC in respect of its retained interest in circle.com, out of the assets legally available for payment of dividends under Delaware law. However, the total amount paid as dividends, plus the corresponding amounts transferred to SNC in respect of SNC's retained interest in circle.com, cannot exceed the available dividend amount for circle.com. The amended and restated certificate of incorporation will provide that the available dividend amount for SNC and circle.com, respectively, at any time is the amount that would then be legally available for

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

payment of dividends on SNC stock and circle.com stock under Delaware law as if SNC were a separate Delaware corporation and circle.com were a separate Delaware corporation. The amount legally available for payment of dividends is generally limited to the total assets of the corporation less its total liabilities less the aggregate par value of the outstanding shares of its common stock and preferred stock. At the time of any dividend on the outstanding shares of circle.com stock, SNC will be credited, and circle.com will be charged, a corresponding amount in respect of SNC's retained interest in circle.com.

 Basis of Presentation

  Throughout 1998 and 1997, the Company completed acquisitions that were accounted for as poolings of interests for financial reporting purposes. The accompanying consolidated financial statements have been retroactively restated to reflect the pooling of interests transactions. During 1998 and 1997, the Company also made several acquisitions that have been accounted for as purchase business combinations. The entities with which the Company has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities," and their mergers will be referred to herein as the "Acquisitions." The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Company and the Pooled Entities, after elimination of all significant intercompany transactions, for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented. Prior to its merger with the Company in July 1997, American List Corporation utilized a February 28 fiscal year end. Concurrent with the merger, American List Corporation changed its fiscal year end to December 31. The accompanying consolidated statements of income, equity and comprehensive income and cash flows for the year ended December 31, 1996 reflect the combination of the American List Corporation statements of income, equity and comprehensive income and cash flows for the year ended February 28, 1997. Certain amounts previously presented have been reclassified to conform to the December 31, 1998 presentation. The consolidated balance sheets for all periods presented give effect to the conversion of the shares of the Pooled Entities' common stock into 19,643,112 shares of the Company's common stock.

 Discontinued Operations

  The Company's consolidated financial statements differ from the Company's financial statements previously filed in its Form 8-K and Form 10-K in March 1999 as they have been restated to reflect the net assets and operating results of the healthcare services business as a discontinued operation pending disposition (see Note 16). The net current and long-term assets (liabilities) of the healthcare services business have been separately presented in the accompanying consolidated balance sheet for all periods presented. The healthcare services operating results are reflected in the accompanying consolidated statement of income as income (loss) from discontinued operations for all periods presented. The accompanying notes, except Note 16, relate only to the continuing operations of the Company.

 Business

  The Company provides fully integrated marketing solutions for its clients and characterizes its service offerings into two types: direct marketing, advertising and communications services and Internet professional services. The direct marketing, advertising and communications services are provided by SNC through its Brann Worldwide, Bounty SCA Worldwide and Arnold Worldwide networks. The Internet professional services are provided by circle.com. During 1998 and 1997, the Company issued 8,604,293 and 10,414,888 shares, respectively, in pooling of interests transactions with companies in the direct marketing, advertising and communications industry. Of the total shares issued in pooling of interests transactions, 6,545,928 were to companies that operate through Brann Worldwide, 8,983,714 were to companies that operate through Bounty SCA Worldwide and 3,489,539 were to companies that operate through Arnold Worldwide. The Brann Worldwide network includes Brann Holdings Limited, Blau Marketing Technologies, Inc., Response Marketing Group Holdings Limited, LLC and National Sales Service, Inc. The Bounty SCA Worldwide includes Bounty

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

Group Holdings Limited, Sampling Corporation of America and Echo Marketing, Inc. The Arnold Worldwide network includes Arnold Communications, Inc. and BDDH Group Plc. The Company's operations are conducted throughout the United States, the United Kingdom and continental Europe.

  The following details revenues and net income (loss) from continuing operations for each of the years ended December 31, 1998, 1997 and 1996, as well as the six months ended June 30, 1999 and June 30, 1998, of the Company and the Pooled Entities through the dates of their respective Acquisitions:

                                  For the Six
                               Months Ended June     For the Years Ended
                                      30,                December 31,
                               -----------------  ----------------------------
                                 1999     1998      1998      1997      1996
                               -------- --------  --------  --------  --------
                                              (in thousands)
                                  (unaudited)
Revenues:
  The Company................. $299,426 $197,960  $402,688  $160,783  $ 82,840
  Pooled Entities.............      --    30,229    91,115   242,289   266,383
                               -------- --------  --------  --------  --------
                               $299,426 $228,189  $493,803  $403,072  $349,223
                               ======== ========  ========  ========  ========
Net income (loss) from
 continuing operations:
  The Company................. $ 27,527 $ 14,574  $ 32,206  $  5,589  $  8,193
  Pooled Entities.............      --    (8,026)  (10,846)  (22,225)    7,288
                               -------- --------  --------  --------  --------
                               $ 27,527 $  6,548  $ 21,360  $(16,636) $ 15,481
                               ======== ========  ========  ========  ========

  During 1998, the Company completed several purchase business combinations for total consideration paid of approximately $5.7 million (152,411 shares of Snyder common stock and $636,000 in cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in goodwill of approximately $6.6 million.

  During 1999, the Company completed several purchase business combinations including Media Syndication Global ("MSG") (March 30, 1999), Broadwell Marketing Group ("Broadwell") (May 21, 1999), Natural Intelligence, Inc. ("Natural Intelligence") (June 24, 1999) and Tsunami Consulting Group, Inc. ("Tsunami") (June 25, 1999). MSG was acquired for total consideration paid of approximately $66.4 million and consisted of 2,470,341 shares of Snyder common stock and resulted in $65.2 million of additional goodwill. Broadwell was acquired for total consideration paid of approximately $20.6 million and consisted of 411,909 shares of Snyder common stock and $9.2 million in cash and resulted in $20.0 million of additional goodwill. Natural Intelligence was acquired for total consideration paid of approximately $7.4 million and consisted of 157,918 shares of Snyder common stock and $2.8 million in cash and resulted in $7.7 million of additional goodwill. Tsunami was acquired for total consideration of approximately $29.0 million and consisted of 686,583 shares of Snyder common stock and $9.5 million in cash and resulted in $30.3 million of additional goodwill. In August of 1999, the Company entered into a definitive agreement to acquire Interactive Bureau for total consideration of approximately $28.8 million ($8.8 million in cash and $20.0 million in circle.com stock). The acquisition is expected to close immediately after the Recapitalization.

  The following table presents pro forma financial information as if the 1998 and 1999 purchase business combinations had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed as a C corporation.

                                             For the Six      For the Years
                                          Months Ended June  Ended December
                                                 30,               31,
                                          ----------------- -----------------
                                            1999     1998     1998     1997
                                          -------- -------- -------- --------
                                                      (unaudited)
                                            (In thousands, except per share
                                                         data)
Pro forma revenues....................... $326,326 $261,662 $573,663 $468,954
Pro forma net income (loss).............. $ 29,380 $  3,932 $ 16,668 $(34,201)
Pro forma net income (loss) per share--
 basic................................... $   0.39 $   0.05 $   0.23 $  (0.51)
Pro forma net income (loss) per share--
 diluted................................. $   0.38 $   0.05 $   0.22 $  (0.51)

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  The Company's other purchase business combinations are immaterial to the consolidated financial statements.

 Unaudited Interim Financial Statements

  The accompanying unaudited consolidated balance sheet as of June 30, 1999 and the consolidated statements of income and cash flows for the six months ended June 30, 1999 and June 30, 1998 have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. During the first quarter of 1999, the Company issued 3,053,772 shares of its common stock in conjunction with the acquisitions of PromoTech Research Associates ("PromoTech") and Media Syndication Global ("MSG"). PromoTech, as a part of Healthcare, is included in the Company's discontinued operations. These acquisitions were originally accounted for as pooling of interest transactions. However, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as a result of the June 1999 decision by the Company to distribute its healthcare services business to its existing stockholders, the first quarter 1999 results have been restated to reflect the PromoTech and MSG acquisitions as purchases. The Company believes the disclosures made are adequate to make the information presented not misleading. In the opinion of the Company, the accompanying unaudited consolidated financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999 and the results of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998.

 Business Considerations

  There are important risks associated with the Company's business and financial results. These risks include (i) the Company's reliance on a significant client (see Note 2); (ii) the Company's ability to sustain and manage future growth; (iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations;
(v) the potential adverse effects of fluctuations in foreign exchange rates;
(vi) the Company's dependence on industry trends toward outsourcing of marketing services; (vii) the risks associated with the Company's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; (viii) the entrance of new competitors with greater resources than the Company; (ix) the Company's ability to recruit and retain qualified personnel; and (x) the dependence of the Company's success on its executive officers and other key employees, in particular, its Chairman of the Board of Directors and Chief Executive Officer.

2. Significant Client:

  During the six months ended June 30, 1999, no one client represented more than 10.0% of the Company's total revenue. The Company had one client that represented 10.4% of the Company's total revenues for the year ended December 31, 1998, and one client that represented 15.6% and 14.4% of the Company's total revenues for the years ended December 31, 1997 and 1996, respectively.

3. Summary of Significant Accounting Policies:

 Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximates market value, with original maturities of three months or less.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Marketable Securities

  The Company's investments are classified into two categories. Those securities classified as "available-for-sale" are reported at market value. Debt securities consisting of state and municipal bonds are classified as "held-to-maturity" and are reported at amortized cost. Cost is determined using the specific identification method. Unrealized gains and losses from securities "available-for-sale" are reported as a separate component of equity and comprehensive income.

 Receivables From Pass-Through Costs

  Receivables from pass-through costs relate to services purchased from third parties, on behalf of clients, for which no revenue is recorded.

 Property and Equipment

  Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to ten years; computer equipment over two to four years and buildings over forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

 Revenue Recognition

  SNC--The Company provides direct marketing, advertising and communications services for its clients, including database management, creative design, direct response marketing, WallBoard(R) information displays, sampling programs, print production, field sales, teleservices, advertising, public relations and media placements. Revenues are recognized as services are rendered in accordance with the terms of the contracts. Certain of these contracts provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by the Company's clients. At this point, the Company has no further performance obligation related to the submitted customer and is contractually entitled to payment. Revenues from the sale of lists are recognized upon the shipment to customers of lists on computerized labels, magnetic tape or computer diskettes for a one-time usage. Additional billings are made by the Company for additional usage by the customers. Certain of the contracts include media, postage and other pass-through costs purchased by the Company on behalf of its clients. For these contracts, the Company records as revenue the net billings to its clients.

  circle.com--Revenues from Internet professional services are recognized based on the nature of the contract. Revenues from fixed price contracts are recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts are recognized as time and expenses are incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

  Unbilled receivables represent amounts due from customers for services performed but not yet billed. Unearned revenue represents revenue collected in advance that is not earned and will be recognized in future periods as it is earned through the performance of services. Client advances represent deposits or funds received in advance from clients for payments to be made to third parties on behalf of clients.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of the Company's purchase business combinations and is being amortized on a straight-line basis over periods of four to thirty years.

  The costs of customer lists that were acquired in conjunction with certain of the Company's purchase business combinations are amortized on a straight-line basis over seven years. The contractual covenants are amortized over the term of the related agreements, which is two to five years.

  Costs of purchased lists are amortized on a straight-line basis over their estimated useful lives, generally one to five years. The Company determines the useful lives of its lists based upon the estimated period of time such lists are marketable. The Company periodically reviews the marketability of its lists and, accordingly, their respective estimated useful lives.

  The costs of licenses to use, reproduce and distribute lists are amortized on a straight-line basis over the term of the related license agreement.

  When conditions or events occur that management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

 Income Taxes

  Prior to their merger with the Company, certain of the U.S.-based Pooled Entities were treated as S corporations or limited liability companies for income tax purposes. Accordingly, no provision for federal or state income taxes, except in certain states that do not recognize S corporations or limited liability companies, has been made for these entities through the date of their mergers with the Company in the accompanying consolidated financial statements.

  The Company's subsidiaries with operations in the U.K. and continental Europe pay taxes in their respective countries, on a corporate level similar to a C corporation in the U.S.

  Effective January 1, 1996, SMS elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Effective with the Reorganization, the Company is treated as a C corporation for federal and state income tax purposes. At the date of the Reorganization, the Company recognized a net deferred tax asset and an associated tax benefit equal to the cumulative net deductible temporary differences existing at that date. The income tax provision recorded for the year ended December 31, 1996 includes a provision for income taxes for the Company for the period from September 24, 1996, the date of the Reorganization, through December 31, 1996, offset by the net deductible temporary differences existing at the date of the Reorganization.

  The accompanying consolidated financial statements reflect no provision for federal or state income taxes related to income earned by the Partnership prior to the Reorganization since each of the partners of the Partnership reflected their share of the Partnership's net income on their respective tax returns.

 Unaudited Pro Forma Income (Loss) Data

  The unaudited pro forma net income (loss) amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The shares used in computing

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

pro forma net income (loss) per share assume that the Reorganization and the Acquisitions had occurred at the beginning of each of the periods presented, reflect the issuance of additional shares as a result of issuances of stock, the exercise of stock options, and the repurchase of outstanding shares by certain subsidiaries of the Company prior to their mergers with the Company. The pro forma income tax rate on the Company's recurring operations reflects the combined federal, state and foreign income taxes of approximately 36.3%, 39.8% and 43.9%, for the years ended December 31, 1998, 1997 and 1996, respectively.

  The table below presents this pro forma calculation of net income (loss):

                                 For the Six
                                 Months Ended        For the Years Ended
                                   June 30,             December 31,
                               -----------------  ---------------------------
                                 1999     1998      1998      1997     1996
                               --------  -------  --------  --------  -------
                                             (in thousands)
Pro forma net income (loss)
 data (unaudited):
Historical income (loss) from
 continuing operations before
 income taxes................. $ 46,715  $ 8,310  $ 36,832  $(13,654) $20,219
Pro forma benefit (provision)
 for income taxes.............  (19,188)  (4,161)  (18,133)   (5,537)  (8,821)
                               --------  -------  --------  --------  -------
Pro forma income (loss) from
 continuing operations........   27,527    4,149    18,699   (19,191)  11,398
                               ========  =======  ========  ========  =======

Net Income (Loss) Per Share

  Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") has been applied to all periods presented in these financial statements. SFAS No. 128 requires disclosure of basic and diluted EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents and other potentially dilutive securities. Diluted EPS gives effect to common stock equivalents and other potentially dilutive securities outstanding during the period.

Unaudited Pro Forma Net Income (Loss) Per Share for Effects of Recapitalization

  For periods after the Recapitalization, Snyder Communications will no longer present a single earnings per share of common stock. Earnings per share of common stock will be presented separately for SNC stock and circle.com stock in the financial statements of Snyder Communications using the two-class method in accordance with SFAS No. 128. The two-class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to the participation rights in undistributed earnings. For SNC stock, earnings per share is calculated using earnings applicable to the SNC stockholders, which includes SNC's retained interest in circle.com. For circle.com stock, earnings per share is calculated using earnings applicable to circle.com, which excludes earnings allocable to SNC's retained interest.

  SNC Historical Net Income (Loss) Per Share. For all periods presented, basic EPS has been computed using the shares of SNC stock that will be issued upon implementation of the Recapitalization Proposal based on the number of outstanding shares of Snyder Communications common stock on September 27, 1999. The net income for SNC was $42.6 million and $9.3 million for the six months ended June 30, 1999 and 1998, respectively, and $22.8 million for the year ended December 31, 1998. EPS has been calculated using 100% of the net income of SNC as well as 20% of the net loss of circle.com as the shares of SNC stock include a 20% retained interest in circle.com. The 20% of circle.com's net loss is $0.5 million and $19,000 for the six months ended June 30, 1999 and 1998, respectively. Basic and diluted EPS are the same for all periods presented as there will be no SNC options granted until the Recapitalization Proposal becomes effective.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

 Circle.com Historical Net Loss Per Share. For all periods presented, basic EPS has been computed using the shares of circle.com stock that will be issued upon implementation of the Recapitalization Proposal based on the number of outstanding shares of Snyder Communications common stock on September 27, 1999. The outstanding shares of circle.com do not include any shares attributable to SNC's 20% retained interest. The net loss for circle.com was $2.4 million and $93,000 for the six months ended June 30, 1999 and 1998 respectively, and $2,000 for the year ended December 31, 1998. Of these net losses, 80% is allocable to the stockholders of circle.com and 20% is allocable to SNC's retained interest. EPS has been computed using the net loss allocable to the stockholders of circle.com of $1.9 million and $74,000 for the six months ended June 30, 1999 and 1998, respectively, and $2,000 for the year ended December 31, 1998. Basic and diluted EPS are the same for all periods presented as there will be no circle.com options granted until the Recapitalization Proposal becomes effective.

 Pro Forma SNC Net Income (Loss) Per Share. The unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if SNC had been a taxable C corporation for all periods presented. For all periods presented, basic EPS has been computed using the shares of SNC stock that will be issued upon implementation of the Recapitalization Proposal based on the number of outstanding shares of Snyder Communications common stock on September 27, 1999. The pro forma adjusted net income for SNC was $42.6 million and $6.7 million for the six months ended June 30, 1999 and 1998, respectively, and $20.0 million for the year ended December 31, 1998. EPS has been calculated using 100% of the net income of SNC as well as 20% of the net loss of circle.com as the shares of SNC stock include a 20% retained interest in circle.com. The 20% of circle.com's pro forma adjusted net income (loss) is ($0.5) million and $5,000 for the six months ended June 30, 1999 and 1998, respectively, and $24,000 for the year ended December 31, 1998. Basic and diluted EPS are the same for all periods presented as there will be no SNC options granted until the Recapitalization Proposal becomes effective.

 Pro Forma circle.com Net Income (Loss) Per Share. The unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if circle.com had been a taxable C corporation for all periods presented. For all periods presented, basic EPS has been computed using the shares of circle.com stock that will be issued upon implementation of the Recapitalization Proposal based on the number of outstanding shares of Snyder Communications common stock on September 27, 1999. The pro forma adjusted net income (loss) for circle.com was ($2.4) million and $29,000 for the six months ended June 30, 1999 and 1998, respectively, and $0.1 million for the year ended December 31, 1998. Of these pro forma adjusted net income (losses), 80% is allocable to the stockholders of circle.com. Net income (losses) allocable to the stockholders of circle.com are $(1.9) million and $23,000 for the six months ended June 30, 1999 and 1998, respectively, and $98,000 for the year ended December 31, 1998. Basic and diluted EPS are the same for all periods presented as there will be no circle.com options granted until the Recapitalization proposal becomes effective.

 Accounting for Stock Options

  The Company accounts for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), is included in Note 13.

 Foreign Currency Translations

  Assets and liabilities of the Company's international subsidiaries are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate component of equity and comprehensive income.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services and accounts payable approximate fair value because of the relatively short maturity of these instruments. As a result of the related party nature of the majority of the Company's outstanding borrowings at December 31, 1998 and 1997, and the fact that substantially all borrowings from third parties were secured by the previously independent Pooled Entities that had capital structures different than the Company's, it is impracticable to estimate the fair value of the debt outstanding at these dates.

 Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, marketable securities, accounts receivable and unbilled services. The Company places its investments in highly rated financial institutions, U.S. Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. The Company's receivables are concentrated with customers in the telecommunications and consumer packaged goods industries. The Company does not require collateral or other security to support clients' receivables.

 New Accounting Pronouncements

  During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") and has applied its provisions to all periods presented in these financial statements. SFAS No. 128 requires primary earnings per share ("EPS") to be replaced with basic EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Diluted EPS gives effect to common stock equivalents and other potentially dilutive securities outstanding during the period.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and the accompanying consolidated financial statements have been restated to conform to the SFAS No. 130 requirements. Included within accumulated other comprehensive income are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The cumulative foreign currency translation adjustment was $(2.9) million, $1.8 million and $0.6 million as of June 30, 1999, December 31, 1998 and 1997, respectively. The cumulative unrealized gain on marketable securities was $0, $11,000 and $64,000 as of June 30, 1999, December 31, 1998 and 1997, respectively.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). The disclosures required by SFAS No. 131 are disclosed in
Note 20. SNC's networks provide services used to develop and deliver messages to both broad and targeted audiences through a wide range of communications channels. The

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

operations within SNC's networks exhibit similar economic characteristics driven from their consistent efforts to build brands and increase market penetration for their clients. These operations are reported as one operating segment. Circle.com provides Internet professional services. The circle.com stock is intended to separately track the performance of circle.com. Therefore, circle.com is reported as an operating segment.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). The disclosures required by SFAS No. 132 are provided in Note 14.

4. Marketable Securities:

  The amortized cost, unrealized gains and losses, and market values of the Company's held-to-maturity and available-for-sale securities are summarized as follows (in thousands):

                                         Amortized Unrealized Unrealized Market
                                           Cost      Gains      Losses   Value
                                         --------- ---------- ---------- ------
   December 31, 1998
     Held to maturity, maturing in less
      than one year:
       State and municipal bonds.......    $  6      $ --       $ --      $  6
                                           ====      =====      =====     ====
     Available for sale:
       Equity securities...............    $105      $ --       $ (15)    $ 90
       Government income securities....     555        --         (39)     516
                                           ----      -----      -----     ----
                                           $660      $ --       $ (54)    $606
                                           ====      =====      =====     ====
   December 31, 1997
     Held to maturity, maturing in less
      than one year:
       State and municipal bonds.......    $664      $ --       $ --      $664
                                           ====      =====      =====     ====
     Available for sale:
       Equity securities...............    $ 83      $   7      $ --      $ 90
       Municipal tax-exempt bonds......     483          4                 487
                                           ----      -----      -----     ----
                                           $566      $  11      $ --      $577
                                           ====      =====      =====     ====

5. Property and Equipment:

  Property and equipment consist of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
   Buildings and leasehold improvements..................... $ 49,870  $ 23,885
   Computers and equipment..................................   55,253    41,709
   Furniture and fixtures...................................   12,999    12,543
                                                             --------  --------
                                                              118,122    78,137
   Accumulated depreciation.................................  (47,755)  (36,886)
                                                             --------  --------
                                                             $ 70,367  $ 41,251
                                                             ========  ========

  Depreciation expense totaled $12.8 million, $10.5 million and $9.8 million in 1998, 1997 and 1996, respectively.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


6. Goodwill and Other Intangible Assets:

  Goodwill and other intangible assets consist of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
   Goodwill................................................. $ 68,877  $ 38,468
   Unamortized costs of lists...............................    5,674     4,458
   License agreements.......................................    2,284     2,000
   Customer lists and contractual covenant..................    9,987    11,558
                                                             --------  --------
                                                               86,822    56,484
   Accumulated amortization.................................  (14,534)  (13,824)
                                                             --------  --------
                                                             $ 72,288  $ 42,660
                                                             ========  ========


  Goodwill arose from purchase acquisitions at certain of the Pooled Entities prior to their respective mergers with the Company and from the Company's 1998 and 1997 purchase business combinations.

  Amortization expense of goodwill and other intangible assets totaled $4.7 million, $3.0 million and $3.1 million in 1998, 1997 and 1996, respectively.

7. Debt:

 Long-Term Borrowings

  Long-term borrowings consist of the following:

                                                         As of December 31,
                                                         --------------------
                                                           1998       1997
                                                         ---------  ---------
                                                           (in thousands)
   Notes, principally acquisition related, 7%-8%, due
    January
    2000 and 2002....................................... $   1,297  $   1,226
   Belgian bank debt, 4.7% weighted average rate, due
    various dates
    through 2005........................................       346        --
   U.S. bank debt, commercial paper rate plus 2.7%
    (approximately 8.55%)...............................       --       2,099
   United Kingdom bank debt, base rate plus 2.25%
    (approximately 7.25%),
    secured by certain assets in the United Kingdom.....       --         460
   Obligations under license agreement, 7.25% imputed
    rate................................................     1,058      1,558
   Other................................................       --         300
                                                         ---------  ---------
                                                             2,701      5,643
   Current maturities of long-term borrowings...........    (1,085)    (1,708)
                                                         ---------  ---------
                                                            $1,616  $   3,935
                                                         =========  =========

  In addition to the debt listed above, approximately $4.5 million in debt with a weighted average interest rate of 8.6%, primarily classified as current as of December 31, 1996, was paid in full during 1997.

  Both foreign and domestic term debt from banking and financing institutions require certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  Future minimum payments as of December 31, 1998, on long-term borrowings, excluding capital leases, are as follows (in thousands):

   1999.................................................................. $1,085
   2000..................................................................    516
   2001..................................................................    531
   2002..................................................................    392
   2003..................................................................    177
                                                                          ------
     Total............................................................... $2,701
                                                                          ======

 Related Party Borrowings

  Related party borrowings consist of the following:

                                                           As of December 31,
                                                           -------------------
                                                             1998      1997
                                                           --------- ---------
                                                             (in thousands)
   Note payable, acquisition related, 7%, due September
    30, 2002.............................................  $   7,504 $   3,682
   Note payable, acquisition related, 5% for first two
    years and 7% during third,
    due February 18, 2001................................      1,420       --
   Convertible subordinated debentures payable to
    shareholder of acquired
    subsidiary, 7%, due September 2000, converted prior
    to subsidiary's
    merger with the Company..............................         --     1,651
   Shareholder loans of acquired subsidiary, 5.73% to
    5.91%................................................         --     1,571
   Note payable to partner of acquired subsidiary, 9.5%..         --       938
                                                           --------- ---------
                                                               8,924     7,842
   Current maturities of related party borrowings........         --      (770)
                                                           --------- ---------
                                                              $8,924 $   7,072
                                                           ========= =========

  On October 28, 1996, the Company used approximately $7.0 million of cash to redeem in full the subordinated debentures (the "Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25% (effective interest rate to maturity of approximately 17%) and an original maturity date of December 31, 2001. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A nonrecurring charge of $1.2 million ($.02 per diluted share), net of an $0.8 million tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The extraordinary item consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  In addition to the debt listed above, approximately $10.6 million in related party debt with a weighted average interest rate of 8.3% and with maturities that extended to 2008 was paid in full during 1997.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Lines of Credit

  Lines of credit consist of the following:

                                                             As of December 31,
                                                             -------------------
                                                               1998      1997
                                                             --------- ---------
                                                               (in thousands)
   U.S. bank line of credit, prime rate plus 0.5% (8.25% at
    December 31, 1998), $2.3 million maximum borrowing
    limit, maturing January 1, 2000........................     $1,825    $1,500
   U.S. financial banking institution line of credit, 30-
    day commercial paper
    rate plus 2.7% (7.94% at December 31, 1997), $5.5
    million maximum
    borrowing limit, maturing August 2000..................        --      4,537
   Related party line of credit from acquired U.S.
    subsidiary, prime rate plus 1% (9.5% at December 31,
    1997), terminated by the Company in 1998...............        --      3,123
   Other borrowings outstanding under credit lines.........        --         15
                                                             --------- ---------
                                                                $1,825 $   9,175
                                                             ========= =========

  The Company maintains various lines of credit with banking and financial institutions, requiring certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries. In aggregate, the Company had lines of credit available for $19.0 million with interest rates ranging from 7.50% to 9.50% at December 31, 1998.

8. Capital Stock:

  On May 21, 1998, the Company completed the public offering of 7,068,006 shares of its common stock, par value $0.001 per share, at an offering price of $42.00 per share. The offering included 500,064 newly issued shares of common stock sold by the Company and 6,567,942 previously outstanding shares of common stock sold by selling stockholders. The Company received net proceeds of approximately $17.3 million from the offering, net of offering costs. The Company did not receive any proceeds from the sale of shares of common stock in the offering by the selling stockholders.

  On September 24, 1997, the Company completed the public offering of 8,776,334 shares of its common stock, par value $0.001 per share, at an offering price of $25.8125 per share. The offering included 1,850,000 newly issued shares of common stock sold by the Company and 6,926,334 previously outstanding shares of common stock sold by selling stockholders. The Company received net proceeds of approximately $42.7 million from the offering, net of offering costs. The Company did not receive any proceeds from the sale of shares of common stock in the offering by the selling stockholders.

  On September 30, 1996, the Company completed an initial public offering of 8,970,000 shares of its common stock, par value $0.001 per share, at an offering price of $17.00 per share. The offering included 4,038,162 newly issued shares of common stock sold by the Company and 4,931,838 previously outstanding shares of common stock sold by selling stockholders. The Company received net proceeds of approximately $59.2 million from the offering, net of offering costs. The Company did not receive any proceeds from the sale of shares of common stock in the offering by the selling stockholders.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


9. Income Taxes:

  The Company's income tax provision includes the following components:

                                                      For the Years Ended
                                                         December 31,
                                                    --------------------------
                                                     1998     1997      1996
                                                    -------  -------   -------
                                                        (in thousands)
   Current:
     U.S.--Federal................................  $11,371  $ 4,719   $ 5,282
     U.S.--State and city.........................    2,837    2,323     1,214
     Foreign......................................    6,778    2,299     1,267
                                                    -------  -------   -------
                                                     20,986    9,341     7,763
                                                    -------  -------   -------
   Deferred:
     U.S.--Federal................................   (5,496)  (4,509)   (1,953)
     U.S.--State and city.........................   (1,429)  (1,224)     (469)
     Foreign......................................    1,411     (626)     (603)
                                                    -------  -------   -------
                                                     (5,514)  (6,359)   (3,025)
                                                    -------  -------   -------
     Income tax provision.........................  $15,472  $ 2,982   $ 4,738
                                                    =======  =======   =======

  The provision for taxes on income from continuing operations differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                                                      For the Years Ended
                                                         December 31,
                                                    --------------------------
                                                     1998     1997      1996
                                                    -------  -------   -------
                                                        (in thousands)
   Taxes at statutory U.S. federal income tax
    rate..........................................    35.00%   35.00%    35.00%
   Income taxed directly to owners................    (7.22)   18.11    (34.18)
   State and city income taxes, net of federal tax
    benefit.......................................     4.11    (9.76)     5.04
   Tax effect of Reorganization...................      --       --      (3.19)
   Foreign tax rate differential..................    (9.36)   10.28      0.22
   Dividends on mandatorily redeemable preferred
    stock.........................................      --     (1.23)     0.90
   Goodwill amortization..........................     0.76    (1.04)     0.66
   Acquisition costs and other permanent
    differences...................................    18.72   (73.20)    18.98
                                                    -------  -------   -------
   Effective tax rate.............................    42.01%  (21.84)%   23.43%
                                                    =======  =======   =======

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1998 and 1997, temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                               As of December
                                                                    31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
   Reserve for doubtful accounts............................. $  3,778  $ 1,055
   Accrued expenses..........................................    4,349    2,956
   Intangible assets.........................................   85,093      --
   Deferred compensation.....................................    4,102    3,730
   Tax losses of subsidiaries................................    1,964    1,964
   Tax benefit of capital losses.............................    1,202    1,202
   Performance revenues......................................      --       198
   Other.....................................................    7,932      527
                                                              --------  -------
   Gross deferred tax assets.................................  108,420   11,632
                                                              --------  -------
   Property and equipment....................................   (1,172)     (37)
   Deferred revenues.........................................   (1,180)     --
   Other.....................................................   (2,593)     (71)
                                                              --------  -------
   Gross deferred tax liabilities............................   (4,945)    (108)
                                                              --------  -------
   Valuation allowance.......................................   (3,167)  (3,167)
                                                              --------  -------
   Net deferred tax asset.................................... $100,308  $ 8,357
                                                              ========  =======

  Several of the Company's subsidiaries have capital and operating loss tax carryforwards that can be realized only if these subsidiaries generate taxable capital gains or operating income, respectively. At December 31, 1998 and 1997, management determined that a valuation allowance against the deferred tax asset associated with these tax losses was required for one of these subsidiaries. Management continually assesses whether the Company's deferred tax asset is realizable and believes that the deferred tax asset, net of the valuation allowance, is realizable at December 31, 1998.

  The Company will receive a future benefit arising from the tax treatment of three of its taxable mergers completed in 1998. In accordance with generally accepted accounting principles, as a result of the mergers being accounted for as poolings of interests, the net estimated future tax benefit of approximately $76.9 million is reflected as a deferred tax asset in the accompanying consolidated balance sheet as of December 31, 1998, with the offsetting credit to additional paid-in capital.

  At December 31, 1998, cumulative consolidated undistributed earnings of the Company's foreign subsidiaries were approximately $5.9 million. No provision for U.S. income taxes or foreign withholding taxes has been made since the Company considers the undistributed earnings to be permanently invested in the foreign countries. Determination of the amount of unrecognized deferred tax liability, if any, for the cumulative undistributed earnings of the foreign subsidiaries is not practicable since it would depend upon a number of factors which cannot be known until such time as a decision to repatriate the earnings is made.

10.Acquisition and Related Costs:

  The Company recorded $38.9 million in nonrecurring acquisition and related costs during 1998. These costs are primarily related to the consummation of 1998 mergers and consist of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain of the Company's acquirees, other professional service fees, transfer taxes and other contractual payments. In addition, this

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

amount includes a charge of approximately $2.6 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. Approximately four locations will be consolidated into two. The Company expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $1.6 million of severance and other costs associated with the termination of 42 employees, and $1.0 million of fees incurred for other costs related to these integration activities. The integration is not expected to result in a headcount reduction. Most of the terminated employees elected not to relocate and will be replaced. As of December 31, 1998, no employees had terminated employment with the Company and $0.3 million had been charged against the total liability.

  The Company recorded $31.4 million in nonrecurring acquisition and related costs during 1997. These costs consist primarily of investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a noncash charge of approximately $9.1 million related to the accelerated vesting of the options held by employees of one of the Company's acquirees. The remaining $5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact that resulted from the mergers.

  During the six months ended June 30, 1999, the Company recorded $1.4 million in nonrecurring acquisition and related costs. This amount is for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. under the Company's plan initiated in the fourth quarter of 1998. The charge recorded in the six months ended June 30, 1999 consists of consulting services and other costs related to these integration activities. As of June 30, 1999, 36 employees had terminated employment with the Company and $2.5 million had been charged against the total liability of $4.0 million.

  The integration activities recorded in 1998 were recorded in accordance with Emerging Issues Task Force No. 94-3 "Liability Recognition for Costs to Exit an Activity (including certain costs incurred in a restructuring)" ("EITF 94-3"). Additional expenses for the Company's integration activities recorded in 1999 represent additional costs incurred that did not qualify for accrual at December 31, 1998 in accordance with EITF 94-3.

  During the six months ended June 30, 1998, the Company recorded $23.0 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interest transactions in the first quarter of 1998 and consist primarily of investment banking fees, other professional service fees and other contractual payments.

  The following table summarizes the activity in the integration activities liability account:

                             Beginning           Deductions for Balance at End
                              Balance  Additions  Amounts Paid    of Period
                             --------- --------- -------------- --------------
Year Ended December 31,
 1998.......................  $  --      2,625         (305)        $2,320
Six Months Ended June 30,
 1999.......................  $2,320     1,383       (2,197)        $1,506

11. Compensation to Stockholders:

  Prior to their merger with the Company, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts that they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.

  (Information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited)


12. Employee Stock Ownership Plan:

  One of the Company's U.S. subsidiaries sponsors an employee stock ownership plan ("ESOP") which covers primarily all of its employees who work one thousand hours or more per plan year. Contributions to the ESOP were made at the discretion of the subsidiary's Board of Directors and were equal to the ESOP's debt service less dividends received by the ESOP. In December 1994, the ESOP acquired 534,800 shares from the former chairman of the subsidiary in exchange for $0.4 million in cash and a promissory note of $6.0 million. The note was guaranteed by the subsidiary, secured by the ESOP stock and bore interest, which was payable monthly at 2.7% over the 30-day commercial paper rate. Principal payments were due in five annual installments of $1.2 million commencing January 1, 1996. As of December 31, 1997, the entire amount had been repaid. In January 1995, the ESOP acquired an additional 176,090 shares at a cost of $1.9 million. Of this amount, $1.8 million was financed through a promissory note with the remaining $0.1 million paid in cash. This promissory note was guaranteed by the subsidiary and its former chairman and was due in 84 monthly installments commencing January 1996 with interest at 2.7% over the 30-day commercial paper rate. As of December 31, 1997, the entire amount had been repaid.

  All dividends and contributions received by the ESOP were used to pay debt service for the period which the ESOP was leveraged. As the debt was repaid, shares were released and allocated to active participants based on the proportion of debt service paid in the year. The ESOP was accounted for in accordance with Statement of Position No. 93-6 "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP was recorded as debt in the accompanying consolidated balance sheet, and the shares that had not been allocated to participants were reported as unearned ESOP compensation in the equity section on the consolidated balance sheet. As shares were committed to be released, the Company recorded compensation expense equal to the then current market price of the shares committed to be released, and the shares were treated as outstanding for earnings-per-share
(EPS) computations. Dividends on allocated ESOP shares were recorded as a reduction of retained earnings; dividends on unallocated ESOP shares were recorded as a reduction of debt and accrued interest. ESOP compensation expense was $5.4 million and $6.6 million for 1997 and 1996, respectively. The status of ESOP shares as of December 31 is as follows:

                                                                As of December
                                                                     31,
                                                               -----------------
                                                                 1998     1997
                                                               --------  -------
   Allocated shares...........................................  710,890  570,590
   Shares released for allocation.............................      --   140,300
   Shares sold................................................ (301,459)     --
                                                               --------  -------
   Total ESOP shares..........................................  409,431  710,890
                                                               ========  =======

  All ESOP shares had been released as of December 31, 1998 and 1997.

  Former employees who had terminated employment with the subsidiary prior to its merger with the Company may, at their option, require the Company to repurchase their vested shares held by the ESOP for fair value. The balance necessary to satisfy this repurchase obligation has been classified as Redeemable ESOP stock in the accompanying consolidated balance sheet with a like amount shown as a reduction of paid-in capital for each year.

13. Stock Incentive Plan:

  Existing Stock Incentive Plan

  In September 1996, the Company adopted the 1996 Stock Incentive Plan (in its current form, the "Stock Option Plan"). The Stock Option Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Subject to adjustment, the aggregate number of shares of common stock that may be issued under the Stock Option Plan upon exercise of options, SARs or in the form of restricted stock may not exceed 17.5% of the number of shares of common stock outstanding.

                          SNYDER COMMUNICATIONS, INC.

  (Information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited)


  The exercise price of options granted under the Stock Option Plan may not be less than 100% (110% in the case of an optionee who is a 10% stockholder) of the fair market value per share of common stock on the date of the option grant. The vesting and other provisions of the options are determined by the Company's Board of Directors. All options granted as of December 31, 1998 vest on or before the fourth anniversary of the date of grant and expire on or before the tenth anniversary of the date of grant. In October 1998, the Company repriced 3,526,900 options to the fair market value of the Company's common stock at the date of repricing.

  A summary of the activity within the Stock Option Plan, for the three years ended December 31, 1998, after giving retroactive effect to the conversion of the Pooled Entities' options, is as follows:

                                                         Options Outstanding
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------  ------  ------
                                                            (in thousands)
   Beginning of year...................................   6,963   5,164     970
     Granted...........................................  11,340   5,749   4,626
     Exercised.........................................  (1,012) (1,790)    (66)
     Forfeited.........................................  (5,231) (2,160)   (281)
     Expired...........................................     --      --      (85)
                                                         ------  ------  ------
   End of year.........................................  12,060   6,963   5,164
                                                         ======  ======  ======
   Exercisable at end of year..........................   2,133   1,281     863
                                                         ======  ======  ======
                                                           Weighted Average
                                                            Exercise Price
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------  ------  ------
   Beginning of year...................................  $22.58  $14.95  $ 4.88
     Granted...........................................   31.47   24.11   17.05
     Exercised.........................................   20.58   14.10   13.73
     Forfeited.........................................   34.73   20.24   15.65
     Expired...........................................     --      --    15.79
                                                         ------  ------  ------
   End of year.........................................  $26.01  $22.58  $14.95
                                                         ======  ======  ======
   Exercisable at end of year..........................  $19.68  $17.03  $11.07
                                                         ======  ======  ======

  The following table presents information related to options outstanding at December 31, 1998.

                                                                   Weighted
                                                                    Average
                                      Number  of     Exercise     Contractual
      Company Options Issued By        Options         Price     Life in Years
      -------------------------     -------------- ------------- -------------
                                    (in thousands)
   The Company prior to initial
    public offering................      1,031            $17.00     7.68
   The Company subsequent to
    initial public offering........      1,727     $19.38-$25.00     8.28
                                         4,677     $25.01-$30.00     9.35
                                         4,013     $30.01-$43.81     9.13
   Pooled Entities.................        612     $ 0.01-$29.59     7.29
                                        ------
                                        12,060
                                        ======

  The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997: risk-free interest rate of 5.1% and 6.2%, expected dividend yield of zero, expected life of 5 years and expected volatility of 51% and 48%.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  The weighted average option fair value on the grant date was $20.60 for options issued during the year ended December 31, 1998.

  If the Company had recorded compensation expense using the fair value based method prescribed by SFAS No. 123, the Company's 1998 and 1997 pro forma net income (loss) and 1998 and 1997 pro forma net income (loss) per share amounts, which reflect a pro forma adjustment for income taxes, would have been reduced to the following as adjusted amounts:

                                                        As of December 31,
                                                     -------------------------
                                                        1998          1997
                                                     ------------ ------------
                                                     (in thousands except per
                                                      share data, unaudited)
   Pro forma net income (loss):
     As reported.................................... $    20,145  $    (30,792)
     As adjusted....................................     (13,926)      (44,856)
   Pro forma basic net income (loss) per share:.....
     As reported....................................        0.29         (0.48)
     As adjusted....................................       (0.20)        (0.70)
   Pro forma diluted net income (loss) per share:
     As reported....................................        0.28         (0.48)
     As adjusted....................................       (0.19)        (0.70)

  Amended and Restated Stock Incentive Plan

  Upon approval by the stockholders, the Second Amended and Restated Stock Incentive Plan (the "Amended Stock Plan") will become effective upon implementation of the Recapitalization Proposal. The Amended Stock Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock awards and SARS based on circle.com stock and SNC stock.

  If the Recapitalization and related stock incentive plan proposal are approved and implemented, outstanding awards previously granted under the stock incentive plan based upon shares of existing Snyder common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon shares of SNC stock, circle.com stock, or both. In each case, the exercise price of such options will be adjusted in order to maintain the economic position of option holders upon implementation of the Recapitalization Proposal. The aggregate intrinsic value of the options outstanding and the ratio of the exercise price per option to the market value per share will not change.

14. Pension and Profit-Sharing Plans:

  One of the Company's subsidiaries in the U.K. operates a retirement benefit plan, which is a funded defined benefit plan available to all employees. The assets of the plan are held separately from those of the subsidiary and are invested in managed funds principally comprised of equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the plan is determined following consultation with actuaries using the projected unit credit method.

  For purposes of these consolidated financial statements, the actuarial value of the plan's liabilities has been estimated using the available actuarial valuations, and the plan's asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The most recent actuarial update of the plan's liabilities was performed as of December 31, 1998. The significant assumptions used and the funded status of the plan are set out in the tables below.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

                                                                Significant
                                                                Assumptions
                                                               ----------------
                                                               1998  1997  1996
                                                               ----  ----  ----
   Discount rate.............................................. 5.5%  6.75% 8.0%
   Expected long-term rate of return on plan assets........... 8.5   7.75  9.0
   Rate of increase in compensation........................... 4.0   5.25  6.0

 Net Periodic Pension Cost

  Net periodic pension cost is determined using the assumptions as of the beginning of the year and is comprised of the following:

                                                       For the Years
                                                     Ended December 31,
                                               -------------------------------
                                                1998         1997       1996
                                               -------  -------------- -------
                                                        (in thousands)
   Service cost............................... $ 1,375     $ 1,360     $ 1,109
   Interest cost on projected benefit
    obligation................................   1,177       1,065         875
   Expected return on plan assets.............  (1,392)     (2,899)     (1,078)
   Net amortization of unrecognized net loss
    and deferral of
    actual return on plan assets..............     --        1,638         125
                                               -------     -------     -------
   Net periodic pension cost.................. $ 1,160     $ 1,164     $ 1,031
                                               =======     =======     =======

 Funded Status

  The funded status is determined using the assumption as of the end of the year and is reflected as follows:

                                                               As of December
                                                                     31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                               (in thousands)
   Change in benefit obligation:
   Benefit obligation at beginning of year.................... $17,502  $13,931
   Service cost...............................................   1,375    1,360
   Interest cost..............................................   1,177    1,065
   Plan participants' contributions...........................     646      590
   Actuarial gain.............................................   1,143    1,195
   Benefits paid..............................................    (464)    (639)
                                                               -------  -------
   Benefit obligation at end of year.......................... $21,379  $17,502
                                                               =======  =======
   Change in plan assets:
   Fair value of plan assets at beginning of year............. $17,321  $13,777
   Actual return on plan assets...............................   2,913    2,430
   Employee contribution......................................     646      590
   Employer contribution......................................   1,342    1,163
   Benefits paid..............................................    (464)    (639)
                                                               -------  -------
   Fair value of plan assets at end of year................... $21,758  $17,321
                                                               =======  =======

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  The Company and certain of its subsidiaries maintain defined contribution benefit plans. Pension and profit sharing costs related to these plans amounted to approximately $1.6 million, $1.2 million, and $1.0 million for 1998, 1997 and 1996, respectively.

15. Net Income Per Share:

  A reconciliation of the shares used to compute basic and diluted earnings per share follows. For each of the years presented, the same net income used to compute basic earnings per share was used to compute diluted earnings per share.

                                        For the
                                      Six Months
                                      Ended June   For the Years Ended December
                                          30,                  31,
                                     ------------- ----------------------------
                                      1999   1998       1998       1997   1996
                                     ------ ------ -------------- ------ ------
                                                   (in thousands)
                                      (unaudited)
Weighted average shares outstanding
 for the period used in computation
 of basic net income per share.....  73,637 68,494     69,587     63,752 59,194
Diluted impact of stock options and
 other dilutive securities.........   1,295  2,572      2,425        --     798
                                     ------ ------     ------     ------ ------
Shares used in computation of
 diluted net income per share......  74,932 71,066     72,012     63,752 59,992
                                     ====== ======     ======     ====== ======

  For the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, there existed weighted average common stock equivalents of 258,421, 531,091, 542,897 and 1,807,903, respectively, which are not included in the calculation of diluted net income per share because they were antidilutive for the period.

  See Note 3 for information on unaudited pro forma net income (loss) per share for the effects of the Recapitalization.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

16. Discontinued Operations:

 Ventiv Health, Inc.

  On June 22, 1999, the Company's Board of Directors approved a plan to effect the Distribution of 100% of the shares of common stock of a newly formed wholly owned subsidiary, Ventiv Health, Inc. ("Ventiv"), to the Company's common stockholders (the "Spin-off"). Shares of Ventiv common stock were distributed on the basis of one share of Ventiv for every three shares of the Company's existing common stock on September 27, 1999 to stockholders of record as of September 20, 1999. Following the distribution, Ventiv became an independent, publicly traded corporation. Accordingly, the results of Ventiv have been reclassified from amounts previously reported, and are stated separately in the consolidated financial statements as discontinued operations pending disposition. Summarized financial information of the discontinued Ventiv operations is presented in the following tables:

  Earnings from discontinued Ventiv operations included in the Consolidated Statement of Income are as follows (in thousands):

                            For the Six Months       For the Years Ended
                              Ended June 30,             December 31,
                            --------------------  ----------------------------
                              1999       1998       1998      1997      1996
                            ---------  ---------  --------  --------  --------
                                (unaudited)
   Revenues................ $ 181,259  $ 151,313  $321,500  $208,967  $144,704
   Operating expenses:
     Cost of services......   137,028    109,677   236,047   156,346   104,922
     Selling, general and
      administrative
      expenses.............    21,585     19,929    43,029    32,787    25,960
     Compensation to
      stockholders.........       --         515       742    15,638    12,340
     Recapitalization
      costs................       --         --        --      1,889       --
     Acquisition and
      related costs........     1,694     11,356    26,922     8,042       --
                            ---------  ---------  --------  --------  --------
   Income (loss) from
    operations.............    20,952      9,836    14,760    (5,735)    1,482
   Interest income
    (expense), net.........       250       (423)     (465)   (1,049)      105
                            ---------  ---------  --------  --------  --------
   Income (loss) from
    operations before
    income taxes...........    21,202      9,413    14,295    (6,784)    1,587
   Income tax provision....    (8,563)    (6,795)  (12,849)   (1,934)   (1,504)
                            ---------  ---------  --------  --------  --------
   Net income (loss)....... $  12,639  $   2,618  $  1,446  $ (8,718) $     83
                            =========  =========  ========  ========  ========

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  The components of net assets (liabilities) of discontinued Ventiv operations included in the Consolidated Balance Sheet are as follows (in thousands):

                                                    June 30,     December 31,
                                                   ----------- ----------------
                                                      1999       1998    1997
                                                   ----------- -------- -------
                                                   (unaudited)
Cash and equivalents..............................  $ 21,347   $ 25,664 $18,040
Accounts receivable, net..........................    55,812     43,521  29,331
Unbilled services.................................    25,998     15,212   6,769
Other.............................................     9,871     11,052   9,101
                                                    --------   -------- -------
  Total current assets............................   113,028     95,449  63,241
                                                    --------   -------- -------
Lines of credit...................................        76        198  22,875
Accounts payable and accrued expenses.............    55,674     60,393  49,274
Unearned revenue..................................     7,357      8,446  14,125
Other.............................................     4,944      1,965     137
                                                    --------   -------- -------
  Total current liabilities.......................    68,051     71,002  86,411
                                                    --------   -------- -------
  Net current assets (liabilities)................    44,977     24,447 (23,170)
                                                    --------   -------- -------
Property and equipment, net.......................    13,455     10,028   4,880
Goodwill and other intangibles....................    96,103     80,728  26,283
Other.............................................     5,509      7,439   6,543
                                                    --------   -------- -------
  Total long-term assets..........................   115,067     98,195  37,706
  Total long-term liabilities.....................     1,273      2,915   4,165
                                                    --------   -------- -------
  Net long-term assets............................   113,794     95,280  33,541
                                                    --------   -------- -------
  Total net assets of discontinued operations.....  $158,771   $119,727 $10,371
                                                    ========   ======== =======

  The cash flow provided by (used in) discontinued Ventiv operations was as follows (in thousands):

                               For the Six Months      For the Years Ended
                                 Ended June 30,            December 31,
                               --------------------- --------------------------
                                  1999       1998      1998     1997     1996
                               ----------  --------- --------  -------  -------
                                   (unaudited)
Operating activities of
 discontinued operations:
Income (loss) from
 discontinued operations.....  $   12,639  $  2,618  $  1,446  $(8,718) $    83
Adjustments to reconcile
 income (loss) from
 discontinued operations to
 net cash provided by (used
 in) operating activities....       4,722     2,916     9,133   (2,308)     325
Net change in assets and
 liabilities.................     (28,111)   (3,157)  (11,800)   9,102      510
                               ----------  --------  --------  -------  -------
Net cash provided by (used
 in) operating activities....     (10,750)    2,377    (1,221)  (1,924)     918
                               ----------  --------  --------  -------  -------
Net cash used in investing
 activities .................      (3,144)   (4,931)   (7,190)  (3,576)  (1,699)
                               ----------  --------  --------  -------  -------
Investments and advances from
 Snyder......................      11,227    14,080    42,753     (167)  (7,998)
Other financing activities...      (1,761)   (6,152)  (26,917)  16,618     (758)
                               ----------  --------  --------  -------  -------
Net cash provided by (used
 in) financing activities....       9,466     7,928    15,836   16,451   (8,756)
                               ----------  --------  --------  -------  -------
Net cash provided by (used
 in) discontinued operations
 before effect of exchange
 rate changes on cash........      (4,428)    5,374     7,425   10,951   (9,537)
Effect of exchange rate
 changes on cash.............         111         7       199     (177)      76
                               ----------  --------  --------  -------  -------
Cash flow provided by (used
 in) discontinued
 operations..................  $   (4,317) $  5,381  $  7,624  $10,774  $(9,461)
                               ==========  ========  ========  =======  =======

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  During the year ended December 31, 1998, Ventiv recorded a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S., the U.K. and France. Ventiv is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations will be combined into four, and the efforts will not have a significant impact on Ventiv's workforce. Ventiv expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated are primarily redundant operations and administrative personnel, as well as one underutilized sales team in the U.K. As of December 31, 1998, 58 employees had terminated employment with Ventiv and $2.7 million had been charged against the total liability, including $1.5 million in severance and related payments.

  During the six months ended June 30, 1999, Ventiv recorded $1.7 million in nonrecurring acquisition and related costs. This amount is for additional costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S. and U.K. under Ventiv's plan initiated in 1998. The charge recorded in 1999 consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. As of June 30, 1999, 149 employees had terminated employment with Ventiv and $9.1 million had been charged against the total liability of $12.4 million.

  The following table summarizes the activity in the Ventiv integration activities liability account:

                             Beginning           Deductions for Balance at End
                              Balance  Additions  Amounts Paid    of Period
                             --------- --------- -------------- --------------
Year Ended December 31,
 1998.......................  $  --     10,654       (2,683)        $7,971
Six Months Ended June 30,
 1999.......................  $7,971     1,696       (6,439)        $3,228

  During the six months ended June 30, 1998, Ventiv recorded $11.4 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interests transactions in the first quarter of 1998 and consist of investment banking fees, other professional service fees and other contractual payments. In addition, this amount includes a charge of approximately $4.4 million for costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S. and the U.K.

  During 1999, Ventiv completed the acquisition of PromoTech Research Associates, Inc. ("PromoTech") (March 25, 1999). The total consideration paid was $16.3 million and consisted of 583,431 shares of Snyder common stock. This purchase business combination has resulted in additional goodwill of $18.1 million. During 1998, Ventiv completed purchase business combinations, including CLI Pharma S.A. ("CLI Pharma") (March 25, 1998) and Healthcare Promotions, LLC ("HCP") (February 13, 1998), for total consideration paid of approximately $64.0 million (1,211,029 shares of Snyder common stock and $4.3 million in net cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in additional goodwill of approximately $55.7 million. During 1997, Ventiv completed the acquisition of Halliday Jones Ltd. ("HJ") (August 28, 1997), and the total consideration paid, including the repayment of assumed debt, was $19.4 million and consisted of 425,478 shares of Snyder common stock and $7.4 million in cash. This purchase business combination has resulted in additional goodwill of $19.5 million. The following table presents pro forma financial information as if the 1999 purchase of PromoTech, the 1998 purchases of HCP and CLI Pharma and 1997 purchase of HJ had been consummated at the beginning of each of the periods presented and all of Ventiv's operations had been taxed as a C corporation.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


                                             For the Six      For the Years
                                            Months Ended     Ended December
                                              June 30,             31,
                                          ----------------- -----------------
                                            1999     1998     1998     1997
                                          -------- -------- -------- --------
                                                      (unaudited)
                                            (in thousands, except per share
                                                         data)
Pro forma revenues....................... $183,186 $163,474 $335,628 $270,842
Pro forma net income (loss).............. $ 12,955 $  3,268 $  2,113 $ (8,759)
Pro forma net income (loss) per share--
 basic................................... $   0.18 $   0.05 $   0.03 $  (0.14)
Pro forma net income (loss) per share--
 diluted................................. $   0.17 $   0.05 $   0.03 $  (0.14)

 Bob Woolf Associates, Inc.

  On October 24, 1997, the Board of Directors of one of the Company's 1998 acquirees approved the spin-off of its sports management operations, which were carried on by Bob Woolf Associates, Inc. ("BWA"), a wholly owned subsidiary. The acquiree purchased BWA in May 1996. The spin-off was executed in the form of a dividend to the acquiree's stockholders of record on October 31, 1997, whereby each stockholder received one share of BWA for each share of the acquiree's common stock held.

  The net losses of BWA prior to October 31, 1997 are included in the accompanying consolidated statement of income under "discontinued operations" and totaled $1.5 million in 1997 and 1996. Revenues from BWA were approximately $0.3 million for the period from May 1, 1996 (date of BWA acquisition) to December 31, 1996, and approximately $2.0 million for the ten months ended October 31, 1997.

17. Leases:

  The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases with initial or remaining terms in excess of one year at December 31, 1998 (in thousands):

                                                              Capital  Operating
   Years Ending December 31,                                  Leases    Leases
   -------------------------                                  -------  ---------
   1999...................................................... $2,024    $18,574
   2000......................................................    960     16,553
   2001......................................................    343     14,892
   2002......................................................    301     11,020
   2003......................................................    171      7,651
   Thereafter................................................      5     27,008
                                                              ------    -------
   Total minimum lease payments..............................  3,804    $95,698
                                                                        =======
   Less: Amount representing interest........................   (376)
                                                              ------
   Total obligation under capital leases.....................  3,428
   Less: Current portion..................................... (1,685)
                                                              ------
   Long-term portion......................................... $1,743
                                                              ======

  Property and equipment, net, on the consolidated balance sheet includes $3.7 million and $3.8 million for equipment purchased under capital leases as of December 31, 1998 and 1997, respectively.

  Rental expense for all operating leases was approximately $18.3 million, $15.0 million and $15.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                          SNYDER COMMUNICATIONS, INC.

  (Information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited)


18. Commitments and Contingencies:

  The Company has entered into employment agreements with certain key executives and consulting agreements with certain former executives that call for guaranteed minimum salaries and bonuses for varying terms.

  One of the Company's U.S. subsidiaries has standby letters of credit with a bank, secured by compensating balance arrangements, totaling $6.0 million. The standby letters of credit renew annually and interest is charged at a rate of 1.25% per year.

  The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management and based on the advice of legal counsel, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

19. Related Parties:

  The Company's headquarters office space is leased from a third party, in which one of the nonemployee directors of the Company has a minority ownership interest. Rent paid under this lease was $1.1 million, $2.4 million and $1.1 million in 1998, 1997 and 1996, respectively.

  The Company produced a WallBoard(R) for which a publication beneficially owned by certain nonemployee directors of the Company is one of the sponsors. Revenues earned under this program were $2.0 million in 1997.

  In December 1997, the Company entered into a software license agreement with a company in which certain nonemployee directors of the Company are directors and in which they own a minority interest. The Company paid approximately $2.5 million for the license and related equipment.

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

20. Segment Information:

  SNC develops and delivers messages to both broad and targeted audiences through a broad range of communication channels. Circle.com provides Internet professional services. The circle.com stock is intended to separately track the performance of circle.com, and circle.com is reported as an operating segment.

                                   For the
                              Six Months Ended      For the Years Ended
                                  June 30,              December 31,
                              ------------------ ----------------------------
                                1999      1998     1998      1997      1996
                              --------  -------- --------  --------  --------
                                    (in thousands)
Revenues:
  circle.com.................  $12,347    $4,830 $ 13,514  $  5,567  $  3,308
  SNC........................  287,388   223,359  480,289   397,505   345,915
  Elimination of intersegment
   revenues .................     (309)      --       --        --        --
                              --------  -------- --------  --------  --------
    Total.................... $299,426  $228,189 $493,803  $403,072  $349,223
                              --------  -------- --------  --------  --------
EBIT:
  circle.com................. $ (1,798) $    119 $    498  $   (880) $   (714)
  SNC........................   49,354    30,570   73,963    36,682    35,439
                              --------  -------- --------  --------  --------
    Total.................... $ 47,556  $ 30,689 $ 74,461  $ 35,802  $ 34,725
                              --------  -------- --------  --------  --------
Total Assets:
  circle.com................. $ 58,253           $ 13,697  $  2,932
  SNC........................  609,144            479,868   345,681
  Discontinued operations....  158,771            119,727    33,541
  Other unallocated amounts
   ..........................      (50)               (40)      (17)
                              --------           --------  --------
    Total.................... $826,118           $613,252  $382,137
                              --------           --------  --------
Reconciliation of EBIT to
 Income (Loss)
 from Operations:
  Total EBIT for operating
   groups.................... $ 47,556  $ 30,689 $ 74,461  $ 35,802  $ 34,725
  Compensation to
   stockholders..............      --        382      573    12,422     4,939
  ESOP expense...............      --        --       --      5,411     6,553
  Acquisition and related
   costs.....................    1,382    22,597   38,941    31,389       --
                              --------  -------- --------  --------  --------
  Income (loss) from
   continuing operations..... $ 46,174  $  7,710 $ 34,947  $(13,420) $ 23,233
                              --------  -------- --------  --------  --------
Geographic Information:
Revenues:
  United States..............                    $335,728  $296,774  $256,197
  Western Europe.............                     158,075   106,298    93,026
                                                 --------  --------  --------
    Total....................                    $493,803  $403,072  $349,223
                                                 --------  --------  --------

                          SNYDER COMMUNICATIONS, INC.

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

21. Selected Quarterly Financial Data (unaudited, in thousands, except per share data):

  The following table summarizes financial data by quarter for the Company for 1998 and 1997, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented.

                                            1998 Quarter Ended
                          -------------------------------------------------------
                          March 31    June 30  September 30 December 31   Total
                          ---------  --------- ------------ ----------- ---------
Revenues................  $ 109,584  $ 118,605  $ 129,587    $ 136,027  $ 493,803
Gross profit............     38,087     40,610     45,021       47,105    170,823
Income (loss) from
 continuing operations..     (4,576)    11,124     14,435          377     21,360
Income (loss) from
 continuing operations
 per share (diluted)....      (0.07)      0.16       0.20         0.01       0.30
Income (loss) from
 discontinued
 operations.............     (4,052)     6,670     (3,771)       2,599      1,446
Income (loss) from
 discontinued operations
 per share (diluted)....      (0.06)      0.09      (0.05)        0.04       0.02
Net income (loss).......     (8,628)    17,794     10,664        2,976     22,806
Net income (loss) per
 share (diluted)........      (0.12)      0.25       0.15         0.04       0.32
Pro forma net income
 (loss) from continuing
 operations.............     (6,572)    10,721     13,953          597     18,699
Pro forma net income
 (loss) from continuing
 operations per share
 (diluted)..............      (0.09)      0.15       0.19         0.01       0.26

                                           1997 Quarter Ended
                          ------------------------------------------------------
                          March 31   June 30  September 30 December 31   Total
                          --------  --------- ------------ ----------- ---------
Revenues................  $ 94,275  $ 100,685  $ 101,838    $ 106,274  $ 403,072
Gross profit............    30,913     33,999     33,215       31,046    129,173
Income (loss) from
 continuing operations..    (9,339)     6,466     (7,502)      (6,261)   (16,636)
Income (loss) from
 continuing operations
 per share
 (diluted)(a)...........     (0.15)      0.10      (0.12)       (0.10)     (0.26)
Income (loss) from
 discontinued
 operations.............      (336)     2,183    (11,190)        (882)   (10,225)
Income (loss) from
 discontinued operations
 per share (diluted)
 (a)....................     (0.01)      0.03      (0.18)       (0.01)     (0.16)
Net income (loss).......    (9,675)     8,649    (18,692)      (7,143)   (26,861)
Net income (loss) per
 share (diluted) (a)....     (0.15)      0.14      (0.29)       (0.11)     (0.42)
Pro forma net income
 (loss) from continuing
 operations.............   (10,139)     5,310     (7,966)      (6,396)   (19,191)
Pro forma net income
 (loss) from continuing
 operations per share
 (diluted)..............     (0.16)      0.08      (0.12)       (0.10)     (0.30)

  The pro forma amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented.

(a) The sum of these amounts does not equal the annual amount because the quarterly calculations are based on varying numbers of shares outstanding.

22. Subsequent Events to June 30, 1999 Financial Statements (unaudited):

  In August 1999, the Company entered into a $195 million, four-year unsecured revolving credit facility with a bank (the "Lending Bank"). Interest on amounts borrowed under the credit facility is based on the London Interbank Offered Rate, the Lending Bank's base rate of interest or the federal funds rate. Availability under this credit facility is subject to our compliance with various financial ratios, operating covenants and other customary conditions. The financial covenants, which are measured quarterly beginning September 30, 1999, are summarized as follows: our consolidated debt may not be more than 2.5 times trailing four quarter earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement; our consolidated trailing four quarter EBITDA may not be less than 3.5 times our consolidated interest expense; our consolidated net worth must exceed $225 million, adjusted prospectively to include 50% of our net income and 100% of the proceeds of any future equity issuance; and our consolidated trailing four quarter EBITDA must be greater than $80 million. On September 27, 1999 there was $145 million in outstanding borrowings under the credit facility at a weighted average interest rate of 6.7%.

  In August 1999, Snyder Communications, Inc. agreed in principle to provide incremental consideration for the acquisition of Media Syndication Global and PromoTech Research Associates based on the average trading price of SNC stock, circle.com stock, and Ventiv Health, Inc. stock for the twenty trading days ending October 15, 1999 (or a such lesser number of days that a public market exists for the securities up to October 15, 1999). This incremental consideration was not provided for in the purchase agreements and is not part of the purchase price for accounting purposes. In September 1999, Snyder Communications entered into separate written agreements with the prior owners of MSG and Promotech whereby the incremental consideration Snyder Communications will be paid to the prior owners in exchange for the release of any and all claims against Snyder Communications relating to the transaction. Based on the closing price of the Snyder Communications stock on September 17, 1999, the amount of such payment would result in non-cash expense of
(1) approximately $15.9 million, payable in SNC stock, and (2) approximately $5.8 million, payable in Ventiv Health, Inc. stock. These payments will have no effect on SNC's retained interest in circle.com.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Brann Holdings Limited:

  We have audited the consolidated balance sheets of Brann Holdings Limited (the Company) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States.

Price Waterhouse
Chartered Accountants and Registered Auditors

Bristol, England
May 30, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
American List Corporation

  We have audited the consolidated balance sheet of American List Corporation and Subsidiaries as of February 28, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American List Corporation and Subsidiaries as of February 28, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Melville, New York
April 11, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying combined balance sheets of SNC (a business unit of Snyder Communications, Inc. as defined in Note 1 to the combined financial statements), as of December 31, 1998 and 1997, and the related combined statements of income, group equity and cash flows for each of the years in the three year period ended December 31, 1998. These combined financial statements are the responsibility of Snyder Communications, Inc.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the 1996 financial statements of American List Corporation or Brann Holdings Limited included in the combined financial statements of SNC, which statements reflect revenues constituting 19% of the related combined total in 1996. These statements were audited by other auditors whose reports have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for 1996 for American List Corporation or Brann Holdings Limited, is based upon the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of SNC as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

  SNC is a business unit of Snyder Communications, Inc. whose consolidated financial statements are presented on pages F-3 through F-40. Reference should be made to Note 1 of the accompanying combined financial statements. As explained in Note 2, certain assets of Snyder Communications, Inc. previously included in the financial statements of circle.com have been attributed to SNC.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
August 23, 1999

                                      SNC
   (SNC represents the businesses that comprise Snyder Communications, Inc.'s direct marketing and advertising agency.)

                             COMBINED BALANCE SHEET
                                 (in thousands)

                                                     June 30,     December 31,
                                                    ----------- -----------------
                                                       1999       1998     1997
                                                    ----------- -------- --------
                                                    (unaudited)
                      ASSETS
Current assets:
 Cash and equivalents..............................  $ 46,399   $ 47,931 $ 71,789
 Marketable securities.............................       --         612    1,241
 Accounts receivable, net of allowance for
  doubtful accounts
  of $5,994, $6,629 and $3,806 at June 30, 1999,
  December 31, 1998 and 1997, respectively.........    96,903     76,750   67,279
 Receivables from pass-through costs...............    96,324     83,164   76,405
 Related party receivables.........................       192        190    1,428
 Unbilled services.................................    14,477     19,457   13,960
 Current portion of deferred tax asset.............     9,795     13,549    8,339
 Other current assets..............................    27,811     11,285   14,053
 Net current assets of discontinued operations.....    44,977     24,447      --
                                                     --------   -------- --------
   Total current assets............................   336,878    277,385  254,494
                                                     --------   -------- --------
Property and equipment, net........................    71,150     68,785   40,329
Goodwill and other intangible assets, net..........   153,651     65,863   42,660
Deferred tax asset.................................    86,746     86,637      --
Deposits and other assets..........................     5,696      5,645    8,198
Net long-term assets of discontinued operations....   113,794     95,280   33,541
                                                     --------   -------- --------
   Total assets....................................  $767,915   $599,595 $379,222
                                                     ========   ======== ========
     LIABILITIES AND INVESTMENTS AND ADVANCES
             FROM SNYDER COMMUNICATIONS
Current liabilities:
 Lines of credit...................................  $ 11,809   $  1,825 $  9,175
 Current maturities of long-term debt..............     1,007      1,085    2,478
 Accrued payroll...................................    17,070     12,337   10,580
 Accounts payable..................................   121,222    113,066   98,325
 Accrued expenses..................................    88,635     79,050   69,415
 Client advances...................................     4,550     11,753   12,675
 Unearned revenue..................................    16,117     14,042   16,002
 Net current liabilities of discontinued
  operations.......................................       --         --    23,170
                                                     --------   -------- --------
   Total current liabilities.......................   260,410    233,158  241,820
                                                     --------   -------- --------
Related party borrowings...........................     8,172      8,924    7,072
Long-term obligations under capital leases.........     1,491      1,743    1,849
Long-term debt, net of current maturities..........     1,616      1,616    3,935
Other liabilities..................................     3,885      2,922    2,538
Commitments and contingencies
Redeemable ESOP stock, 93, 88 and 147 shares
 outstanding at
 June 30, 1999, December 31, 1998 and 1997,
 respectively......................................     2,954      2,960    5,278
Investments and advances from Snyder
 Communications....................................   489,387    348,272  116,730
                                                     --------   -------- --------
   Total liabilities and investments and advances
    from Snyder Communications ....................  $767,915   $599,595 $379,222
                                                     ========   ======== ========

  The accompanying notes are an integral part of this combined balance sheet.

                                      SNC
   (SNC represents the businesses that comprise Snyder Communications, Inc.'s direct marketing and advertising agency.)

                          COMBINED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                  For the Six
                               Months Ended June      For the Years Ended
                                      30,                 December 31,
                               ------------------  ----------------------------
                                 1999      1998      1998      1997      1996
                               --------  --------  --------  --------  --------
                                  (unaudited)
Net revenues.................  $287,388  $223,359  $480,289  $397,505  $345,915
Operating expenses:
 Cost of services............   192,183   146,416   314,255   270,268   234,526
 Selling, general and
  administrative expenses....    45,851    46,373    92,071    90,555    75,950
 Compensation to
  stockholders...............       --        382       573    12,422     4,939
 ESOP expense................       --        --        --      5,193     6,439
 Acquisition and related
  costs......................     1,382    22,597    38,941    31,389       --
                               --------  --------  --------  --------  --------
Income (loss) from
 operations..................    47,972     7,591    34,449   (12,322)   24,061
Interest expense, including
 amounts to related parties
 of $164, $290, $541, $1,491
 and $2,103 in the six months
 ended June 30, 1999 and 1998
 and the years ended December
 31, 1998, 1997 and 1996,
 respectively................      (696)   (1,014)   (1,753)   (3,178)   (5,385)
Investment income............     1,237     1,614     3,638     2,944     2,371
                               --------  --------  --------  --------  --------
Income (loss) from continuing
 operations before income
 taxes.......................    48,513     8,191    36,334   (12,556)   21,047
Income tax provision ........    18,595     1,550    14,972     3,950     5,326
                               --------  --------  --------  --------  --------
Income (loss) from continuing
 operations..................    29,918     6,641    21,362   (16,506)   15,721
Income (loss) from
 discontinued operations (net
 of income taxes)............    12,639     2,618     1,446   (10,225)   (1,415)
                               --------  --------  --------  --------  --------
Income (loss) before
 extraordinary item..........    42,557     9,259    22,808   (26,731)   14,306
Extraordinary item, less
 applicable income taxes
 of $806.....................       --        --        --        --     (1,216)
                               --------  --------  --------  --------  --------
     Net income (loss).......   $42,557  $  9,259  $ 22,808  $(26,731) $ 13,090
                               ========  ========  ========  ========  ========


   The accompanying notes are an integral part of this combined statement of income.

                                      SNC
   (SNC represents the businesses that comprise Snyder Communications, Inc.'s direct marketing and advertising agency.)

                 COMBINED STATEMENT OF CHANGES IN GROUP EQUITY
                                 (in thousands)

                                                             Other
                                               Retained  Comprehensive
                                       Other   Earnings  Income (Loss)  Total
                                      -------- --------  ------------- --------
Balance at December 31, 1995......... $  6,530 $28,987      $   527    $ 36,044
  Net income.........................      --   13,090          --       13,090
  Capital contribution...............   17,484     --           --       17,484
  Foreign currency translation
   adjustment........................      --      --          (154)       (154)
  Unrealized gain/loss on marketable
   securities........................      --      --          (111)       (111)
                                      -------- -------      -------    --------
Balance at December 31, 1996.........   24,014  42,077          262      66,353
                                      -------- -------      -------    --------
  Net loss...........................      --  (26,731)         --      (26,731)
  Capital contribution...............   76,726     --           --       76,726
  Foreign currency translation
   adjustment........................      --      --           360         360
  Unrealized gain/loss on marketable
   securities........................      --      --            22          22
                                      -------- -------      -------    --------
Balance at December 31, 1997.........  100,740  15,346          644     116,730
                                      -------- -------      -------    --------
  Net income.........................      --   22,808          --       22,808
  Capital contribution...............  207,536     --           --      207,536
  Foreign currency translation
   adjustment........................      --      --         1,251       1,251
  Unrealized gain/loss on marketable
   securities........................      --      --           (53)        (53)
                                      -------- -------      -------    --------
Balance at December 31, 1998.........  308,276  38,154        1,842     348,272
                                      -------- -------      -------    --------
  Net income (unaudited).............      --   42,557          --       42,557
  Foreign currency translation
   adjustment (unaudited)............      --      --        (4,694)     (4,694)
  Unrealized gain/loss on marketable
   securities (unaudited)............      --      --           (11)        (11)
  Capital contribution (unaudited)...  103,263     --           --      103,263
                                      -------- -------      -------    --------
Balance at June 30, 1999
 (unaudited)......................... $411,539 $80,711      $(2,863)   $489,387
                                      ======== =======      =======    ========


   The accompanying notes are an integral part of this combined statement of changes in group equity.

                                      SNC
   (SNC represents the businesses that comprise Snyder Communications, Inc.'s direct marketing and advertising agency.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                 For the Six
                              Months Ended June      For the Years Ended
                                     30,                 December 31,
                              ------------------  ----------------------------
                                1999      1998      1998      1997      1996
                              --------  --------  --------  --------  --------
                                 (unaudited)
Cash flows from operating
 activities of continuing
 operations:
  Income (loss) from
   continuing operations.....  $29,918  $  6,641   $21,362  $(16,506) $ 15,721
  Adjustments to reconcile
   net income (loss) from
   continuing operations to
   net cash provided by (used
   in) operating activities
   of continuing operations:
    Depreciation and
     amortization............   11,791     7,742    16,970    13,324    12,786
    Loss on repayment of
     subordinated debt.......      --        --        --        --      2,021
    Noncash charge from
     accelerated vesting of
     acquired subsidiary
     options.................      --         59     1,862     9,097       --
    Noncash ESOP expense.....      --        --        --      4,851     5,282
    Deferred taxes...........    3,677   (11,735)  (13,223)   (7,483)   (2,957)
    Gain/loss on disposal of
     assets..................      401       147       600     3,011     1,029
    Other noncash amounts....      --        --         (9)    2,114     2,259
  Changes in assets and
   liabilities:
    Accounts receivable,
     net.....................   (6,829)  (14,224)     (510)  (25,656)   (5,069)
    Receivables from pass-
     through costs...........  (13,160)   (8,423)   (7,924)  (11,217)  (28,557)
    Related party
     receivables.............     (116)      621     1,238       776       945
    Unbilled services........    7,896     5,601    (4,584)   (3,182)   (3,199)
    Deposits and other
     assets..................     (107)       77     2,592     1,046      (532)
    Other current assets.....  (10,039)      543       640     1,288    (4,140)
    Accrued payroll, accounts
     payable and
     accrued expenses........    9,126    24,628    13,189    45,821    31,589
    Client advances..........   (6,711)  (13,592)   (2,630)      --        --
    Unearned revenue.........      928    (1,353)   (2,380)    4,777     8,398
    Impact from differing
     fiscal year ends........      --        --        --     (2,761)      --
                              --------  --------  --------  --------  --------
    Net cash provided by
     (used in) operating
     activities of continuing
     operations..............   26,775    (3,268)   27,193    19,300    35,576
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities of continuing
 operations:
  Purchase of subsidiaries,
   net of cash acquired......  (18,155)   (6,179)  (13,862)  (22,518)      --
  Purchase of property and
   equipment.................  (12,318)  (20,404)  (34,422)  (18,129)  (11,184)
  Proceeds from sale of
   equipment.................      --          7         7        50        74
  Net sales of marketable
   securities................      612       339       575     5,807     2,052
  Purchase of intangible
   assets....................   (3,610)     (244)   (1,480)     (729)   (1,974)
  Note and net advances to
   stockholders of acquired
   subsidiaries..............      --        917       942     1,467       --
  Impact from differing
   fiscal year ends..........      --        --        --       (446)      --
                              --------  --------  --------  --------  --------
  Net cash used in investing
   activities of continuing
   operations................  (33,471)  (25,564)  (48,240)  (34,498)  (11,032)
                              --------  --------  --------  --------  --------

 The accompanying notes are an integral part of this combined statement of cash flows.

                                 (in thousands)

                                  For the Six
                               Months Ended June     For the Years Ended
                                      30,                December 31,
                               ------------------  --------------------------
                                 1999      1998      1998     1997     1996
                               --------  --------  --------  -------  -------
                                  (unaudited)
Cash flows from financing
 activities of continuing
 operations:
  Repayment of long-term
   notes payable to limited
   partners and others.......       (70)     (909)   (1,740) (29,795)  (3,388)
  Proceeds from issuance of
   subordinated debentures
   due to related parties....       --        --        --       425      294
  Repayment of subordinated
   debentures due to related
   parties...................       --        --        --       --    (6,900)
  Proceeds (repayment) from
   long-term debt............       449     6,669    (8,723)   5,902    2,450
  Proceeds from mandatorily
   redeemable preferred
   stock.....................       --        --        --       --     1,091
  Net borrowings (repayments)
   on lines of credit........     9,984    (7,230)   (7,595)  (1,306)  (2,464)
  Payments on capital lease
   obligations...............      (877)     (991)   (2,087)  (2,102)  (1,115)
  Investments and advances
   from Snyder
   Communications............     5,901    27,798    59,393   40,897   21,334
  Impact from differing
   fiscal year ends..........       --        --        --     3,704      --
                               --------  --------  --------  -------  -------
    Net cash provided by
     financing activities of
     continued operations....    15,387    25,337    39,248   17,725   11,302
                               --------  --------  --------  -------  -------
Effect of exchange rate
 changes.....................     1,004        92       694      396    1,096
                               --------  --------  --------  -------  -------
Net increase (decrease) in
 cash and equivalents of
 continuing operations.......     9,695    (3,403)   18,895    2,923   36,942
Investments and advances (to)
 from discontinued
 operations..................   (11,227)  (14,080)  (42,753)     167    7,998
Cash and equivalents,
 beginning of period.........    47,931    71,789    71,789   68,699   23,759
                               --------  --------  --------  -------  -------
Cash and equivalents, end of
 period......................  $ 46,399  $ 54,306  $ 47,931  $71,789  $68,699
                               ========  ========  ========  =======  =======
Disclosure of supplemental
 cash flow information:
  Cash paid for interest
   including dividends on
   mandatorily redeemable
   preferred stock...........       810       481     2,681    2,667    4,066
  Cash paid for income
   taxes.....................     5,025     5,106    13,811    7,726    8,276
Disclosure of noncash
 activities:
  Equipment purchased under
   capital leases............       --        937     1,693      817    3,610
  Distribution of note
   receivable from
   stockholder to Snyder
   Marketing Services, Inc.
   stockholders..............       --        --        --       --     2,725
  Issuance of shares of
   common stock for purchase
   of subsidiaries...........    95,863    50,605    49,348   13,320      --
  Issuance of note for
   purchase of treasury
   stock.....................       --        --      5,242      215    2,595
  Redemption of common stock
   in exchange for note
   payable...................       --        --        --       457      --
  Distribution of non-
   operating assets and
   distribution payable by
   subsidiary................       --        --      1,155      --       --
  Issuance of common stock
   related to stock
   appreciation rights.......       --      3,484     3,484      --       --
  Tax benefit from exercise
   of stock options..........     2,434     1,829     7,742    5,312       99
  Issuance of notes for
   purchase of subsidiary....       --      1,350       --       --       --
  Tax benefit from taxable
   merger transactions.......       --     44,348    76,927      --       --
  Acquisition of property and
   assumption of debt for
   common stock..............       --        --      1,945      --       --
  Issuance of common stock
   for conversion of
   subsidiary debt...........       --        --      1,741      --       --

 The accompanying notes are an integral part of this combined statement of cash flows.

                                      SNC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

1. Organization, Basis of Presentation and Business:

 Organization

  Snyder Communications, Inc. ("Snyder Communications" or the "Company"), a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of Collegiate Marketing and Communications, L.P. Snyder Communications completed an initial public offering of its common stock on September 24, 1996. Snyder Communications provides direct marketing, advertising and communication services, Internet professional services and healthcare marketing services to its clients.

  SNC is a business unit of Snyder Communications which consists of the assets and operations of the direct marketing, advertising and communications part of Snyder Communications' business. SNC also includes Snyder Communications' healthcare marketing services business. On June 22, 1999, the Board of Directors (the "Board") of Snyder Communications approved a plan to effect the distribution (the "Distribution") of Snyder Communications' healthcare marketing services business to Snyder Communications' existing stockholders. Snyder Communications consummated the Distribution on September 27, 1999 through a special dividend of one share of common stock of a newly formed subsidiary, Ventiv Health, Inc., for every three shares of existing Snyder Communications common stock.

  The financial statements of SNC should be read in conjunction with the financial statements of Snyder Communications and circle.com.

 Capitalization of Snyder Communications, Inc.

  The Board of Snyder Communications has approved, subject to stockholder approval, a "Recapitalization Proposal" that would result in authorization of Snyder Communications to issue two classes of stock as follows: 80 million shares of common stock designated as "circle.com stock" and 320 million shares of common stock designated as "SNC stock." The circle.com stock is intended to separately track the performance of Snyder Communications' Internet professional services business unit, which Snyder Communications calls "circle.com" and the SNC stock is intended to separately track the performance of the remaining Snyder Communications' businesses, which Snyder calls its "SNC" business unit, and a retained interest in circle.com. Each share of existing Snyder Communications common stock will be converted into one share of SNC stock and .25 of a share of circle.com Stock.

  The SNC stock and the circle.com stock constitute common stock of Snyder Communications, and the issuance of these classes of stock will not result in any transfer of assets or liabilities of Snyder Communications or any of its affiliates. Snyder Communications intends to issue shares of circle.com stock representing 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's "retained interest" in circle.com. The retained interest in circle.com is not reflected in the accompanying SNC statement of income or SNC balance sheet. The retained interest is, however, considered in calculating earnings of Snyder Communications allocated to the SNC stockholders.

  Holders of circle.com stock and SNC stock will continue to be stockholders of a single company. Circle.com and SNC are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks associated with an investment in Snyder Communications and all of its businesses, assets and liabilities. The issuance of circle.com stock and SNC stock and the allocation of the assets and liabilities between circle.com and SNC will not result in a distribution or spin-off of any assets or liabilities of Snyder Communications and will not affect ownership of any assets or responsibility for liabilities of Snyder Communications or any of its subsidiaries. The assets of Snyder Communications attributed to SNC could be subject to the liabilities of circle.com, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to circle.com. If Snyder Communications is unable to satisfy circle.com's liabilities out of assets attributed to it, Snyder Communications may be required to satisfy these liabilities with assets attributed to SNC.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  Financial effects arising from one group that affect Snyder Communications' combined results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. Any net losses of circle.com or SNC and dividends and distributions on, or repurchases of circle.com stock or SNC stock will reduce the funds of Snyder Communications legally available for payment on SNC stock.

 Basis of Presentation

  Throughout 1998 and 1997, SNC completed acquisitions that were accounted for as poolings of interests for financial reporting purposes. The accompanying combined financial statements have been retroactively restated to reflect the pooling of interests transactions. During 1998 and 1997, SNC also made several acquisitions that have been accounted for as purchase business combinations. The entities with which SNC has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities," and their mergers will be referred to herein as the "Acquisitions." The accompanying combined financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of SNC and the Pooled Entities, after elimination of all significant intercompany transactions, for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented. Prior to its merger with SNC in July 1997, American List Corporation utilized a February 28 fiscal year end. Concurrent with the merger, American List Corporation changed its fiscal year end to December 31. The accompanying combined statements of income and cash flows for the year ended December 31, 1996 reflect the combination of the American List Corporation statements of income and cash flows for the year ended February 28, 1997.

  The combined financial statements of circle.com and SNC comprise all of the accounts included in the corresponding consolidated financial statements of Snyder Communications. The separate combined financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal, including those applicable to the allocation of expenses. The separate circle.com and SNC combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (1) the combined financial position, results of operations and cash flows of the businesses that comprise the Snyder Communications' circle.com and SNC business units, with all significant intracompany (within SNC and circle.com, respectively) transactions and balances eliminated, (2) in the case of the circle.com combined financial statements, corporate assets and liabilities of Snyder Communications and related transactions associated with or conducted by circle.com, including allocated portions of Snyder Communications' overhead and administrative shared services and (3) in the case of SNC's combined financial statements, all other corporate assets and liabilities and related transactions of Snyder Communications, including allocated portions of Snyder Communications' overhead and administrative shared services. Intercompany transactions between circle.com and SNC have not been eliminated in SNC's combined financial statements, except in instances where they have not been realized by circle.com or SNC.

  During the six months ended June 30, 1999, SNC recorded $309,000 of expense associated with services purchased from circle.com. There were no intercompany transactions in 1998, 1997 and 1996.

 Investments and advances from Snyder Communications

  Changes in investments and advances from Snyder Communications represent the net income (loss) of SNC, the comprehensive income (loss) of SNC, the net change in cash transferred between SNC and Snyder Communications (or previous owners with respect to the Pooled Entities prior to their merger with SNC) and the effect of businesses acquired by Snyder Communications in purchase transactions and contributed to SNC.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

 Discontinued Operations

  SNC's combined financial statements reflect the net assets and operating results of the healthcare services business as discontinued operations pending disposition (see Note 15). The net current and long-term assets (liabilities) of the healthcare services business have been separately presented in the accompanying combined balance sheet for all periods presented. The healthcare services operating results are reflected in the accompanying combined statement of income as income (loss) from discontinued operations for all periods presented. The accompanying notes, except Note 15, relate only to continuing operations of SNC.

 Business

  SNC provides direct marketing, advertising and communications services through its Brann Worldwide, Bounty SCA Worldwide and Arnold Worldwide networks. These networks develop and deliver messages to both broad and targeted audiences through a wide range of communications channels. During 1998 and 1997, Snyder Communications issued 8,604,293 and 10,414,888 shares, respectively, in pooling of interests transactions with companies in the direct marketing, advertising and communications industry. Of the total shares issued in pooling of interests transactions, 6,545,928 were to companies that operate through Brann Worldwide, 8,983,714 were to companies that operate through Bounty SCA Worldwide and 3,489,539 were to companies that operate through Arnold Worldwide. The Brann Worldwide network includes Brann Holdings Limited, Blau Marketing Technologies, Inc., Response Marketing Group Holdings Limited, LLC and National Sales Service, Inc. The Bounty SCA Worldwide network includes Bounty Group Holdings Limited, Sampling Corporation of America and Echo Marketing, Inc. The Arnold Worldwide network includes Arnold Communications, Inc. and BDDH Group Plc. The Company's operations are conducted throughout the United States, the United Kingdom and continental Europe.

  The following details revenues and net income (loss) from continuing operations for each of the years ended December 31, 1998, 1997 and 1996, as well as the six months ended June 30, 1999 (unaudited), and June 30, 1998 (unaudited) of SNC and the Pooled Entities through the dates of their respective Acquisitions:

                                  For the Six
                               Months Ended June     For the Years Ended
                                      30,                December 31,
                               -----------------  ----------------------------
                                 1999     1998      1998      1997      1996
                               -------- --------  --------  --------  --------
                                               (unaudited)
                                              (in thousands)
Revenues:
  SNC......................... $287,388 $193,607  $389,651  $159,564  $ 82,840
  Pooled Entities.............      --    29,752    90,638   237,941   263,075
                               -------- --------  --------  --------  --------
                               $287,388 $223,359  $480,289  $397,505  $345,915
                               ======== ========  ========  ========  ========
Net income (loss) from
 continuing operations:
  SNC......................... $ 29,918 $ 14,381  $ 31,922  $  5,897  $  8,193
  Pooled Entities.............      --    (7,740)  (10,560)  (22,403)    7,528
                               -------- --------  --------  --------  --------
                               $ 29,918 $  6,641  $ 21,362  $(16,506) $ 15,721
                               ======== ========  ========  ========  ========

  During 1999, SNC completed several purchase business combinations including Media Syndication Global ("MSG") (March 30, 1999) and Broadwell Marketing Group ("Broadwell") (May 21, 1999) for total consideration paid of $66.4 million and $20.6 million, respectively (2,882,250 shares of Snyder Communications common stock and $9.2 million in cash). These purchase business combinations have resulted in a preliminary allocation to goodwill of approximately $65.2 million and $20.0 million, respectively.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  The following table presents pro forma financial information as if the 1999 purchases had been consummated at the beginning of each of the periods presented and all of SNC's operations had been taxed as a C corporation.

                                              For the Six      For the Years
                                           Months Ended June  Ended December
                                                  30,               31,
                                           ----------------- -----------------
                                             1999     1998     1998     1997
                                           -------- -------- -------- --------
                                                       (unaudited)
                                             (in thousands, except per share
                                                          data)
Pro forma revenues........................ $305,645 $249,211 $544,070 $451,066
Pro forma net income (loss)............... $ 38,373 $  6,747 $ 21,871 $(28,339)

  SNC's other purchase business combinations are immaterial to the combined financial statements.

 Unaudited Interim Financial Statements

  The accompanying unaudited combined balance sheet as of June 30, 1999 and the combined statements of income and cash flows for the six months ended June 30, 1999 and June 30, 1998 have been prepared by SNC without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. SNC believes the disclosures made are adequate to make the information presented not misleading. In the opinion of SNC, the accompanying unaudited combined financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of SNC at June 30, 1999 and the results of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998.

 Business Considerations

  There are important risks associated with SNC's business and financial results. These risks include: (i) the reliance on significant clients (see Note
3); (ii) the ability to sustain and manage future growth; (iii) the ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the dependence on industry trends toward outsourcing of marketing services; (vii) the risks associated with reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; (viii) the entrance of new competitors with greater resources than SNC; (ix) potential competition between SNC and circle.com; (x) the ability to recruit and retain qualified personnel; and (xi) the dependence of the success of its executive officers and other key employees, in particular, SNC's Chief Executive Officer.

2. Adjustment of Assets and Liabilities

  In August 1999, Snyder Communications finalized the assignment of fixed assets and debt to SNC and circle.com. As a result, fixed assets, consisting primarily of computer equipment, which had previously been attributed to circle.com has now been attributed to SNC. The accompanying balance sheets at June 30, 1999 and December 31, 1998 have been restated to reflect this adjustment. In addition in August 1999, Snyder Communications attributed $12.3 million of borrowings outstanding under its line of credit to circle.com at June 30, 1999 which had previously been attributed to SNC. The borrowings were in connection with the June 1999 acquisitions of Tsunami Consulting Group, Inc. and Natural Intelligence, Inc. The effect of these adjustments was to increase the assets and net investments and advances from Snyder Communications by approximately $10.8 million and $1.0 million at June 30, 1999 and December 31, 1998, respectively.

3. Significant Clients:

  During the six months ended June 30, 1999, no one client represented more than 10.0% of SNC's total revenue. SNC had one client that represented 10.7% of total revenues for the year ended December 31, 1998, and one client that represented 15.8% and 14.6% of total revenues for the years ended December 31, 1997 and 1996, respectively.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


4. Summary of Significant Accounting Policies:

 Allocation Policies

  Certain operations of SNC and circle.com are conducted within the same subsidiary of Snyder Communications. Therefore, in the case where a subsidiary of Snyder Communications contains operations of both SNC and circle.com, it is necessary to allocate certain operating costs as more fully described in the following sections. In addition, the Board of Snyder Communications has established allocation policies with respect to taxes and debt as discussed below. Any prospective change in the following allocation policies will be treated as a change in accounting principle and will not be made unless it is a preferable policy.

  Specifically Identifiable Operating Expenses. Costs which relate entirely to the operations of SNC are attributed entirely to SNC. These expenses consist of costs of personnel who are 100% dedicated to the operations of SNC, all costs associated with Snyder Communications locations which conduct only the business of SNC and amounts paid to third parties for work which is specifically identifiable to the operations of SNC. All overhead costs which are incurred at locations which conduct only the business of SNC are also attributed entirely to SNC. These costs include on-site senior management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning, and any other overhead functions which occur at the dedicated locations. In addition, any costs incurred in locations which conduct the business of both SNC and circle.com, and which are specifically identifiable to the operations of SNC are attributed to SNC.

  Shared Operating Expenses. Certain company locations and personnel are involved in conducting the business of both SNC and circle.com. In the case of employees which are involved in both businesses, the employee costs are allocated to SNC and circle.com based on estimated time spent by the employees in the respective businesses. Facility costs fall into two categories: (1) facility costs for space in which the actual operations of SNC and circle.com are conducted; and (2) facility costs for space in which the overhead activities of executive management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning functions and any other overhead functions occur. In the case of facility cost for space in which the actual operations of SNC and circle.com are conducted, the cost of the space is allocated to SNC and circle.com based on square footage used by each respective business. In the case of facility costs for space in which overhead activities occur, the cost of the space is allocated to SNC and circle.com based on estimated time spent by the overhead employees on matters relating to SNC and circle.com. Similarly, the other costs associated with the overhead employees, such as depreciation of computer and office equipment, employee travel and entertainment and other costs, are allocated to SNC and circle.com based on estimated time spent by the overhead employees relating to matters of the respective divisions. As discussed above, overhead costs at shared locations which are specifically identifiable to the operations of SNC or circle.com are attributed entirely to the respective business.

  Debt and Interest Expense. Snyder Communications incurs debt on behalf of SNC and circle.com. As of June 30, 1999, $12.3 million of Snyder Communications', debt which was related to the acquisitions of Tsunami and Natural Intelligence in June 1999, had been allocated to circle.com and all other debt had been allocated to SNC. Snyder Communications will attribute each future incurrence or issuance of external debt and the proceeds of that incurrence or issuance to SNC, to the extent the proceeds are used for the benefit of SNC, and to circle.com, to the extent the proceeds are used for the benefit of circle.com. Interest cost related to the debt attributed to SNC and circle.com will be allocated to those entities based on the amount of principle attributed to each business. In the case of pooled debt, such as a revolving credit facility, a weighted average interest rate will be used in calculating interest expense for SNC and circle.com. Other than the $12.3 million of debt allocated to circle.com at June 30, 1999, all cash advances and businesses attributed to circle.com through June 30, 1999 have been considered a capital contribution to circle.com by Snyder Communications. After the date on which circle.com stock is first issued, Snyder Communications will account for all cash transfers from one group to, or for the account of, the other group as inter-group interest-bearing revolving credit advances unless the Board determines that a given transfer or type of transfer should be accounted for as a long-term loan; Snyder Communications' Board determines that a given transfer or type

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

of transfer should be accounted for as a capital contribution increasing SNC's retained interest in circle.com, based on the fair market value of circle.com stock at the time of the additional capital contribution; or the Board determines that a given transfer or type of transfer should be accounted for as a return of capital reducing SNC's retained interest in circle.com, based on the fair market value of circle.com stock at the time of the return of capital. Any cash transfer accounted for an inter-group revolving credit advance will bear interest at the rate at which Snyder Communications determines that it could borrow those funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have an interest rate, amortization, maturity, and other terms that generally reflect the then prevailing terms on which Snyder Communications determines that it could borrow those funds. Any cash transfer from Snyder Communications to circle.com accounted for as a capital contribution will correspondingly increase circle.com's stockholders' equity and SNC's retained interest in circle.com. Any cash transfer from circle.com to Snyder Communications accounted for as a return of capital will correspondingly reduce circle.com's stockholders' equity and SNC's retained interest in circle.com. As a result, with respect to the allocation of interest and debt, the historical financial statements will not be comparable to future periods.

  During the year ended December 31, 1998 and the six months ended June 30, 1999, Snyder Communications advanced cash to circle.com of $2.5 million and $7.8 million, respectively, which has been considered a capital contribution to circle.com. The following table presents pro forma information as if the 1998 and 1999 cash advances were treated as inter-group interest bearing revolving credit advances from SNC to circle.com, as this is the policy which will be in effect after the date on which circle.com stock is first issued.

                          For the six
                            months      For the
                          ended June  year ended
                              30,      December
                             1999      31, 1998
                          ----------- -----------
                          (unaudited) (unaudited)
Income from operations..    $47,972     $34,449
Interest expense........       (696)     (1,753)
Interest and investment
 income.................      1,437       3,748
                            -------     -------
Income from continuing
 operations before
 income taxes...........     48,713      36,444
Income tax provision....     18,675      15,016
                            -------     -------
Pro forma income from
 continuing operations..    $30,038     $21,428
                            =======     =======

  Taxes. Snyder Communications determines its income taxes on a consolidated basis and allocate consolidated income tax provisions and related tax payments or refunds between SNC and circle.com based on the taxable income and tax credits directly attributable to each group. These allocations reflect each groups' contribution, whether positive or negative, to Snyder Communications' consolidated taxable income and the consolidated tax liability and tax credit position.

  Unless otherwise noted above, these expense policies have been consistently applied on a historic basis and will continue to be Snyder Communications' policy for future periods, unless the Board augments, modifies, or rescinds these policies. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by SNC if it had been operated on a stand-alone basis or as a separate legal entity. SNC's combined financial statements should be read in conjunction with Snyder Communications' consolidated financial statements.

 Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximates market value, with original maturities of three months or less.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Marketable Securities

  SNC's investments are classified into two categories. Those securities classified as "available-for-sale" are reported at market value. Debt securities consisting of state and municipal bonds are classified as "held-to-maturity" and are reported at amortized cost. Cost is determined using the specific identification method. Unrealized gains and losses from securities "available-for-sale" are reported as a separate component of equity and comprehensive income.

 Receivables From Pass-Through Costs

  Receivables from pass-through costs relate to services purchased from third parties, on behalf of clients, for which no revenue is recorded.

 Property and Equipment

  Property and equipment is stated at cost. SNC depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to ten years; computer equipment over two to four years and buildings over forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

 Revenue Recognition

  SNC performs direct marketing and advertising services on behalf of its clients, including database management, creative design, direct response marketing, WallBoard(R) information displays, sampling programs, print production, field sales, teleservices, advertising, public relations and media placements. Revenues are recognized as services are rendered in accordance with the terms of the contracts. Certain of these contracts provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by SNC's clients. At that point, SNC has no further performance obligation related to the submitted customer and is contractually entitled to payment. Revenues from the sale of lists are recognized upon the shipment to customers of lists on computerized labels, magnetic tape or computer diskettes for a one-time usage. Additional billings are made by SNC for additional usage by the customers. Certain of the contracts include media, postage and other pass-through costs purchased by SNC on behalf of its clients. For these contracts, SNC records as revenue the net billings to its clients.

  Unbilled receivables represent amounts due from customers for services performed but not yet billed. Unearned revenue represents revenue collected in advance that is not earned and will be recognized in future periods as it is earned through the performance of services. Client advances represent deposits or funds received in advance from clients for payments to be made to third parties on behalf of clients.

 Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of SNC's purchase business combinations and is being amortized on a straight-line basis over periods of fifteen to thirty years.

  The costs of customer lists that were acquired in conjunction with certain of SNC's purchase business combinations are amortized on a straight-line basis over seven years. The contractual covenants are amortized over the term of the related agreements, which is two to five years.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  Costs of purchased lists are amortized on a straight-line basis over their estimated useful lives, generally one to five years. SNC determines the useful lives of its lists based upon the estimated period of time such lists are marketable. SNC periodically reviews the marketability of its lists and, accordingly, their respective estimated useful lives.

  The costs of licenses to use, reproduce and distribute lists are amortized on a straight-line basis over the term of the related license agreement.

  When conditions or events occur that management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

 Income Taxes

  Federal and state income tax provisions and related tax payments or refunds are allocated between circle.com and SNC based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution, whether positive or negative, to Snyder Communications' combined federal taxable income and the combined federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a combined basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

  Depending on the tax laws of the respective jurisdictions, foreign, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds are allocated between the groups based on their respective contributions to such consolidated or combined state taxable incomes. State and local income tax provisions and related payments which are determined on a separate corporation basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the subsidiary's separate foreign, state or local taxable income.

  Prior to the merger with SNC, certain of the U.S. based pooled entities were treated as S corporations or limited liability companies for income tax purposes. Accordingly, no provision for federal or state income taxes, except in certain states that do not recognize S corporations or limited liability companies, has been made for these entities through the date of their mergers within the accompanying combined financial statements of SNC.

  SNC's subsidiaries with operations in the U.K. and continental Europe pay taxes in their respective countries, on a corporate level similar to a C corporation in the U.S.

 Unaudited Pro Forma Adjusted Income (Loss) Data

  The unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if the operations of SNC had been a taxable C corporation for all periods presented. The pro forma income tax rate on SNC's recurring operations reflects the combined federal, state and foreign income taxes of approximately 36.1% for the year ended December 31, 1998. The following unaudited pro forma data also reflects the tax provision had SNC filed a separate tax return.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  The table below presents this pro forma calculation of adjusted net income
(loss):

                                                                  For the Year
                                             For the Six Months      Ended
                                               Ended June 30,     December 31,
                                             -------------------- ------------
                                               1999       1998        1998
                                             ---------  --------- ------------
                                                       (unaudited)
                                                     (in thousands)
Pro forma adjusted net income (loss) data
 (unaudited):
Historical income (loss) from continuing
 operations before income taxes............. $  48,513    $8,191     $36,334
Pro forma provision for income taxes........   (18,595)   (4,071)    (17,758)
                                             ---------  --------    --------
Pro forma adjusted income (loss) from
 continuing operations......................    29,918     4,120      18,576
                                             =========  ========    ========

 Accounting for Stock Options

  Following the implementation of the Recapitalization Proposal, SNC will account for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure will be made of net income and earnings per share, calculated as if SNC accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

 Foreign Currency Translations

  Assets and liabilities of SNC's international operations are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as comprehensive income (loss) and included as a component of investment and advances from Snyder Communications.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services and accounts payable approximate fair value because of the relatively short maturity of these instruments. As a result of the related party nature of the majority of SNC's outstanding borrowings at December 31, 1998 and 1997, and the fact that substantially all borrowings from third parties were secured by the previously independent subsidiaries that had capital structures different than SNC's, it is impracticable to estimate the fair value of the debt outstanding at these dates.

 Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, marketable securities, accounts receivable and unbilled services. SNC places its investments in highly rated financial institutions, U.S. Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. SNC's receivables are concentrated with customers in the telecommunications and consumer packaged goods industries. SNC does not require collateral or other security to support clients' receivables.

 New Accounting Pronouncements

  During 1998, SNC adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and the accompanying combined financial statements have been restated to conform to the SFAS No. 130 requirements. Included within accumulated other comprehensive income (loss) are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The cumulative foreign currency translation adjustment was $(2.9) million, $1.8 million and $0.6 million as of June 30, 1999, December 31, 1998 and 1997, respectively. The cumulative unrealized gain on marketable securities was $0, $11,000 and $64,000 as of June 30, 1999, December 31, 1998 and 1997, respectively.

  During 1998, SNC adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SNC's foreign operations are disclosed in Note 19. SNC's networks provide services used to develop and deliver messages to both broad and targeted audiences through a wide range of communications channels. The operations within SNC's networks exhibit similar economic characteristics driven from their consistent efforts to build brands and increase market penetration for their clients. These operations are reported as one operating segment.

  During 1998, SNC adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). The disclosures required by SFAS No. 132 are provided in Note 14.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  Snyder Communications has agreed to issue approximately 4.3 million additional shares of circle.com stock following implementation of the recapitalization as consideration for circle.com acquisitions, including the acquisition of Interactive Bureau LLC. These additional issuances will reduce the SNC's retained interest in circle.com to approximately 16.9%.

5. Marketable Securities:

  The amortized cost, unrealized gains and losses, and market values of SNC's held-to-maturity and available-for-sale securities are summarized as follows (in thousands):

                                         Amortized Unrealized Unrealized Market
                                           Cost      Gains      Losses   Value
                                         --------- ---------- ---------- ------
     December 31, 1998
       Held to maturity, maturing in
        less
        than one year:
         State and municipal bonds.....    $  6       $--        $ --     $  6
                                           ====       ===        ====     ====
       Available for sale:
         Equity securities.............    $105       $--        $(15)    $ 90
         Government income securities..     555        --         (39)     516
                                           ----       ---        ----     ----
                                           $660       $--        $(54)    $606
                                           ====       ===        ====     ====
     December 31, 1997
       Held to maturity, maturing in
        less
        than one year:
         State and municipal bonds.....    $664       $--        $ --     $664
                                           ====       ===        ====     ====
       Available for sale:
         Equity securities.............    $ 83       $ 7        $ --     $ 90
         Municipal tax-exempt bonds....     483         4                  487
                                           ----       ---        ----     ----
                                           $566       $11        $ --     $577
                                           ====       ===        ====     ====

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

6. Property and Equipment:

  Property and equipment consist of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
     Buildings and leasehold improvements................... $ 49,596  $ 23,650
     Computers and equipment................................   53,321    40,728
     Furniture and fixtures.................................   12,893    12,532
                                                             --------  --------
                                                              115,810    76,910
     Accumulated depreciation...............................  (47,025)  (36,581)
                                                             --------  --------
                                                             $ 68,785  $ 40,329
                                                             ========  ========

  Depreciation expense totaled $12.4 million, $10.3 million and $9.7 million in 1998, 1997 and 1996, respectively.

7. Goodwill and Other Intangible Assets:

  Goodwill and other intangible assets consist of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
     Goodwill............................................... $ 62,318  $ 38,468
     Unamortized costs of lists.............................    5,674     4,458
     License agreements.....................................    2,284     2,000
     Customer lists and contractual covenant................    9,987    11,558
                                                             --------  --------
                                                               80,263    56,484
     Accumulated amortization...............................  (14,400)  (13,824)
                                                             --------  --------
                                                             $ 65,863  $ 42,660
                                                             ========  ========

  Goodwill arose from purchase acquisitions at certain of the Pooled Entities prior to their respective mergers with SNC and from 1998 and 1997 purchase business combinations.

  Amortization expense of goodwill and other intangible assets totaled $4.6 million, $3.0 million and $3.1 million in 1998, 1997 and 1996, respectively.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


8. Debt:

 Long-Term Borrowings

  Long-term borrowings consist of the following:

                                                           As of December 31,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
                                                             (in thousands)
     Notes, principally acquisition related, 7%-8%, due
      January
      2000 and 2002......................................  $   1,297  $   1,226
     Belgian bank debt, 4.7% weighted average rate, due
      various dates through 2005                                 346         --
     U.S. bank debt, commercial paper rate plus 2.7%
      (approximately 8.55%)..............................         --      2,099
     United Kingdom bank debt, base rate plus 2.25%
      (approximately 7.25%), secured by certain assets in
      the United Kingdom.................................         --        460
     Obligations under license agreement, 7.25% imputed
      rate...............................................      1,058      1,558
     Other...............................................         --        300
                                                           ---------  ---------
                                                               2,701      5,643
     Current maturities of long-term borrowings..........     (1,085)    (1,708)
                                                           ---------  ---------
                                                           $   1,616  $   3,935
                                                           =========  =========

  In addition to the debt listed above, approximately $4.5 million in debt with a weighted average interest rate of 8.6%, primarily classified as current as of December 31, 1996, was paid in full during 1997.

  Both foreign and domestic term debt from banking and financing institutions require certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries.

  Future minimum payments as of December 31, 1998, on long-term borrowings, excluding capital leases, are as follows (in thousands):

       1999.............................................................. $1,085
       2000..............................................................    516
       2001..............................................................    531
       2002..............................................................    392
       2003..............................................................    177
                                                                          ------
             Total....................................................... $2,701
                                                                          ======

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Related Party Borrowings

  Related party borrowings consist of the following:

                                                           As of December 31,
                                                           -------------------
                                                             1998      1997
                                                           --------- ---------
                                                             (in thousands)
     Note payable, acquisition related, 7%, due September
      30, 2002............................................    $7,504    $3,682
     Note payable, acquisition related, 5% for first two
      years and 7%
      during third, due February 18, 2001.................     1,420        --
     Convertible subordinated debentures payable to
      shareholder
      of acquired subsidiary, 7%, due September 2000,
      converted prior to subsidiary's merger with SNC.....        --     1,651
     Shareholder loans of acquired subsidiary, 5.73% to
      5.91%...............................................        --     1,571
     Note payable to partner of acquired subsidiary,
      9.5%................................................        --       938
                                                           --------- ---------
                                                               8,924     7,842
     Current maturities of related party borrowings.......        --      (770)
                                                           --------- ---------
                                                              $8,924 $   7,072
                                                           ========= =========

  On October 28, 1996, SNC used approximately $7.0 million of cash to redeem in full the subordinated debentures (the "Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25% (effective interest rate to maturity of approximately 17%) and an original maturity date of December 31, 2001. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A nonrecurring charge of $1.2 million ($0.02 per basic and diluted share), net of an $0.8 million tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The extraordinary item consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  In addition to the debt listed above, approximately $10.6 million in related party debt with a weighted average interest rate of 8.3% and with maturities that extended to 2008 was paid in full during 1997.

 Lines of Credit

  Lines of credit consist of the following:

                                                                       As of
                                                                   December 31,
                                                                   -------------
                                                                    1998   1997
                                                                   ------ ------
                                                                        (in
                                                                    thousands)
U.S. bank line of credit, prime rate plus 0.5% (8.25% at December
 31, 1998),
 $2.3 million maximum borrowing limit, maturing January 1, 2000..  $1,825 $1,500
U.S. financial banking institution line of credit, 30-day
 commercial paper rate
 plus 2.7% (7.94% at December 31, 1997), $5.5 million maximum
 borrowing limit, maturing August 2000...........................     --   4,537
Related party line of credit from acquired U.S. subsidiary, prime rate plus 1%
 (9.5% at December 31, 1997), terminated by SNC in 1998..........     --   3,123
Other borrowings outstanding under credit lines..................     --      15
                                                                   ------ ------
                                                                   $1,825 $9,175
                                                                   ====== ======

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  SNC maintains various lines of credit with banking and financial institutions, requiring certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries. In aggregate, SNC had lines of credit available for $19.0 million with interest rates ranging from 7.50% to 9.50% at December 31, 1998.


9. Income Taxes:

  SNC's income tax provision includes the following components:

                                                        For the Years Ended
                                                           December 31,
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (in thousands)
   Current:
     U.S.--Federal................................... $10,737  $ 5,330  $ 5,718
     U.S.--State and city............................   2,660    2,490    1,334
     Foreign.........................................   6,984    2,462    1,286
                                                      -------  -------  -------
                                                       20,381   10,282    8,338
                                                      -------  -------  -------
   Deferred:
     U.S.--Federal...................................  (5,398)  (4,492)  (1,943)
     U.S.--State and city............................  (1,402)  (1,217)    (466)
     Foreign.........................................   1,391     (623)    (603)
                                                      -------  -------  -------
                                                      (5,409)   (6,332)  (3,012)
                                                      -------  -------  -------
     Income tax provision............................ $14,972  $ 3,950  $ 5,326
                                                      =======  =======  =======

  The provision for taxes on income before extraordinary item differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                                                        For the Years Ended
                                                           December 31,
                                                        ----------------------
                                                        1998    1997     1996
                                                        -----  ------   ------
   Taxes at statutory U.S. federal income tax rate....  35.00%  35.00%   35.00%
   Income taxed directly to owners....................  (7.67)  14.83   (31.38)
   State and city income taxes, net of federal tax
    benefit...........................................   3.95  (10.89)    5.04
   Tax effect of Reorganization.......................    --      --     (3.06)
   Foreign tax rate differential......................  (9.55)  11.26     0.21
   Dividends on mandatorily redeemable preferred
    stock.............................................    --    (1.34)    0.87
   Goodwill amortization..............................   0.63   (1.13)    0.64
   Acquisition costs and other permanent differences..  18.85  (79.19)   17.99
                                                        -----  ------   ------
   Effective tax rate.................................  41.21% (31.46)%  25.31%
                                                        =====  ======   ======

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1998 and 1997, temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                               As of December
                                                                    31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
                                                               (in thousands)
   Reserve for doubtful accounts............................. $  3,616  $ 1,020
   Accrued expenses..........................................    4,349    2,955
   Intangible assets.........................................   85,091       --
   Deferred compensation.....................................    4,102    3,730
   Tax losses of subsidiaries................................    1,964    1,964
   Tax benefit of capital losses.............................    1,202    1,202
   Deferred revenues.........................................       --      198
   Other.....................................................    7,934      528
                                                              --------  -------
   Gross deferred tax assets.................................  108,258   11,597
                                                              --------  -------
   Property and equipment....................................   (1,131)     (20)
   Deferred revenues.........................................   (1,180)      --
   Other.....................................................   (2,594)     (71)
                                                              --------  -------
   Gross deferred tax liabilities............................   (4,905)     (91)
                                                              --------  -------
   Valuation allowance.......................................   (3,167)  (3,167)
                                                              --------  -------
   Net deferred tax asset.................................... $100,186  $ 8,339
                                                              ========  =======

  Several of SNC's subsidiaries have capital and operating loss tax carryforwards that can be realized only if these subsidiaries generate taxable capital gains or operating income, respectively. At December 31, 1998 and 1997, management determined that a valuation allowance against the deferred tax asset associated with these tax losses was required for one of these subsidiaries. Management continually assesses whether SNC's deferred tax asset is realizable and believes that the deferred tax asset, net of the valuation allowance, is realizable at December 31, 1998.

  SNC will receive a future benefit arising from the tax treatment of three of SNC's taxable mergers completed in 1998. In accordance with generally accepted accounting principles, as a result of the mergers being accounted for as poolings of interests, the net estimated future tax benefit of approximately $76.9 million is reflected as a deferred tax asset in the accompanying combined balance sheet as of December 31, 1998, with the offsetting credit to investment and advances from Snyder Communications.

  At December 31, 1998, cumulative combined undistributed earnings of SNC's foreign subsidiaries were approximately $5.2 million. No provision for U.S. income taxes or foreign withholding taxes has been made since SNC considers the undistributed earnings to be permanently invested in the foreign countries. Determination of the amount of unrecognized deferred tax liability, if any, for the cumulative undistributed earnings of the foreign subsidiaries is not practicable since it would depend upon a number of factors which cannot be known until such time as a decision to repatriate the earnings is made.

10. Acquisition and Related Costs:

  SNC recorded $38.9 million in nonrecurring acquisition and related costs during 1998. These costs are primarily related to the consummation of 1998 mergers and consist of investment banking fees, expenses

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

associated with the accelerated vesting of options held by employees of certain of SNC's acquirees, other professional service fees, transfer taxes and other contractual payments. In addition, this amount includes a charge of approximately $2.6 million for costs necessary to consolidate and integrate certain of SNC's acquired operations in the U.S. Approximately four locations will be combined into two. SNC expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $1.6 million of severance and other costs associated with the termination of 42 employees, and $1.0 million of fees incurred for other costs related to these integration activities. The integration is not expected to result in a headcount reduction. Most of the terminated employees elected not to relocate and will be replaced. As of December 31, 1998, no employees had terminated employment with SNC and $0.3 million had been charged against the total liability.

  SNC recorded $31.4 million in nonrecurring acquisition and related costs during 1997. These costs consist primarily of investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a noncash charge of approximately $9.1 million related to the accelerated vesting of the options held by employees of one of SNC's acquirees. The remaining $5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact that resulted from the mergers.

  During the six months ended June 30, 1999, SNC recorded $1.4 million in nonrecurring acquisition and related costs. This amount is for costs necessary to consolidate and integrate certain of SNC's acquired operations in the U.S. under the plan initiated in the fourth quarter of 1998. The charge recorded in the six months ended June 30, 1999 consists of consulting services and other costs related to these integration activities. As of June 30, 1999, 36 employees had terminated employment with SNC and $2.5 million had been charged against the total liability of $4.0 million.

  The integration activities recorded in 1998 were recorded in accordance with Emerging Issues Task Force No. 94-3 "Liability Recognition for Costs to Exit an Activity (including certain costs incurred in a restructuring)" ("EITF 94-3"). Additional expenses for SNC's integration activities recorded in 1999 represent additional costs incurred that did not qualify for accrual at December 31, 1998 in accordance with EITF 94-3.

  During the six months ended June 30, 1998, SNC recorded $23.0 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interest transactions in the first quarter of 1998 and consist primarily of investment banking fees, other professional service fees and other contractual payments.

  The following table summarizes the activity in the integration activities liability account:

                                                         Deductions  Balance at
                                     Beginning           for Amounts    End
                                      Balance  Additions    Paid     of Period
                                     --------- --------- ----------- ----------
Year Ended December 31, 1998........  $  --      2,625       (305)     $2,320
Six Months Ended June 30, 1999......  $2,320     1,383     (2,197)     $1,506

11. Compensation to Stockholders:

  Prior to their merger with SNC, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts that they will receive pursuant to employment agreements they have entered into with SNC. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying combined statement of income.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


12. Employee Stock Ownership Plan:

  One of SNC's U.S. subsidiaries sponsors an employee stock ownership plan ("ESOP") which covers primarily all of its employees who work one thousand hours or more per plan year. Contributions to the ESOP were made at the discretion of the subsidiary's Board of Directors and were equal to the ESOP's debt service less dividends received by the ESOP. In December 1994, the ESOP acquired 534,800 shares from the former chairman of the subsidiary in exchange for $0.4 million in cash and a promissory note of $6.0 million. The note was guaranteed by the subsidiary, secured by the ESOP stock and bore interest, which was payable monthly at 2.7% over the 30-day commercial paper rate. Principal payments were due in five annual installments of $1.2 million commencing January 1, 1996. As of December 31, 1997, the entire amount had been repaid. In January 1995, the ESOP acquired an additional 176,090 shares at a cost of $1.9 million. Of this amount, $1.8 million was financed through a promissory note with the remaining $0.1 million paid in cash. This promissory note was guaranteed by the subsidiary and its former chairman and was due in 84 monthly installments commencing January 1, 1996 with interest at 2.7% over the 30-day commercial paper rate. As of December 31, 1997, the entire amount had been repaid.

  All dividends and contributions received by the ESOP were used to pay debt service for the period which the ESOP was leveraged. As the debt was repaid, shares were released and allocated to active participants based on the proportion of debt service paid in the year. The ESOP was accounted for in accordance with Statement of Position No. 93-6 "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP was recorded as debt in the accompanying combined balance sheet, and the shares that had not been allocated to participants were reported as unearned ESOP compensation in the equity section on the combined balance sheet. As shares were committed to be released, SNC recorded compensation expense equal to the then current market price of the shares committed to be released, and the shares were treated as outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares were recorded as a reduction of retained earnings; dividends on unallocated ESOP shares were recorded as a reduction of debt and accrued interest. ESOP compensation expense for SNC was $5.2 million and $6.4 million for 1997 and 1996, respectively. ESOP compensation expense allocated to circle.com was approximately $218,000 and $113,000 for 1997 and 1996, respectively. The status of ESOP shares as of December 31 is as follows:

                                                                As of December
                                                                     31,
                                                               -----------------
                                                                 1998     1997
                                                               --------  -------
     Allocated shares.........................................  710,890  570,590
     Shares released for allocation...........................       --  140,300
     Shares sold.............................................. (301,459)      --
                                                               --------  -------
     Total ESOP shares........................................  409,431  710,890
                                                               ========  =======

  All ESOP shares had been released as of December 31, 1998 and 1997.

  Former employees who had terminated employment with the subsidiary prior to its merger with SNC may, at their option, require SNC to repurchase their vested shares held by the ESOP for fair value. The balance necessary to satisfy this repurchase obligation has been classified as Redeemable ESOP stock in the accompanying combined balance sheet with a like amount shown as a reduction of paid-in capital for each year.

13. Stock Plans:

 Amended and Restated Stock Incentive Plan

  Upon approval by the Snyder Communications stockholders, the Second Amended and Restated Stock Incentive Plan ("Amended Stock Plan") will become effective upon the implementation of the Recapitalization

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

Proposal. The Amended Stock Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock awards, and stock appreciation rights based on circle.com stock and SNC stock.

  If the Recapitalization Proposal and related stock incentive plan proposal are approved and implemented, outstanding awards previously granted under the stock incentive plan based upon shares of existing Snyder common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon shares of SNC stock, circle.com stock, or both. In each case, the exercise prices of options will be adjusted in order to maintain the economic position of option holders. The aggregate intrinsic value of the options outstanding and the ratio of the exercise price per option to the market value per share will not change.

14. Pension and Profit-Sharing Plans:

  One of SNC's subsidiaries in the U.K. operates a retirement benefit plan, which is a funded defined benefit plan available to all employees. The assets of the plan are held separately from those of the subsidiary and are invested in managed funds principally comprised of equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the plan is determined following consultation with actuaries using the projected unit credit method.

  For purposes of these combined financial statements, the actuarial value of the plan's liabilities has been estimated using the available actuarial valuations, and the plan's asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The most recent actuarial update of the plan's liabilities was performed as of December 31, 1998. The significant assumptions used and the funded status of the plan are set out in the tables below.

                                                                Significant
                                                                Assumptions
                                                               ----------------
                                                               1998  1997  1996
                                                               ----  ----  ----
     Discount rate............................................ 5.5%  6.75% 8.0%
     Expected long-term rate of return on plan assets......... 8.5   7.75  9.0
     Rate of increase in compensation......................... 4.0   5.25  6.0

 Net Periodic Pension Cost

  Net periodic pension cost is determined using the assumptions as of the beginning of the year and is comprised of the following:

                                                       For the Years Ended
                                                           December 31,
                                                       ----------------------
                                                        1998    1997    1996
                                                       ------  ------  ------
                                                          (in thousands)
     Service cost..................................... $1,375  $1,360  $1,109
     Interest cost on projected benefit obligation....  1,177   1,065     875
     Expected return on plan assets................... (1,392) (2,899) (1,078)
     Net amortization of unrecognized net loss and
      deferral of actual return on plan assets........     --   1,638     125
                                                       ------  ------  ------
     Net periodic pension cost........................ $1,160  $1,164  $1,031
                                                       ======  ======  ======

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

 Funded Status

  The funded status is determined using the assumption as of the end of the year and is reflected as follows:

                                                               As of December
                                                                     31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                               (in thousands)
     Change in benefit obligation:
     Benefit obligation at beginning of year.................. $17,502  $13,931
     Service cost.............................................   1,375    1,360
     Interest cost............................................   1,177    1,065
     Plan participants' contributions.........................     646      590
     Actuarial gain...........................................   1,143    1,195
     Benefits paid............................................    (464)    (639)
                                                               -------  -------
     Benefit obligation at end of year........................ $21,379  $17,502
                                                               =======  =======
     Change in plan assets:
     Fair value of plan assets at beginning of year........... $17,321  $13,777
     Actual return on plan assets.............................   2,913    2,430
     Employee contribution....................................     646      590
     Employer contribution....................................   1,342    1,163
     Benefits paid............................................    (464)    (639)
                                                               -------  -------
     Fair value of plan assets at end of year................. $21,758  $17,321
                                                               =======  =======

  SNC maintains defined contribution benefit plans. Pension and profit sharing costs related to these plans amounted to approximately $1.6 million, $1.0 million, and $1.0 million for 1998, 1997 and 1996, respectively.

15. Discontinued Operations:

 Ventiv Health, Inc.

  On June 22, 1999, Snyder Communications' Board of Directors approved a plan to effect the Distribution of 100% of the shares of common stock of a newly formed wholly owned subsidiary, Ventiv Health, Inc., ("Ventiv"), to Snyder Communications' common stockholders (the "Spin-off"). Shares of Ventiv common stock were distributed on the basis of one share of Ventiv for every three shares of existing Snyder Communications common stock on September 27, 1999 to stockholders of record as of September 20, 1999. Following the Distribution, Ventiv became an independent, publicly traded corporation. Accordingly, the results of Ventiv have been reclassified from amounts previously reported, and are stated separately in the accompanying combined financial statements as discontinued operations pending disposition. Summarized financial information of the discontinued Ventiv operations is presented in the following tables:

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  Earnings from discontinued Ventiv operations included in the accompanying combined statement of income are as follows (in thousands):

                            For the Six Months       For the Years Ended
                              Ended June 30,             December 31,
                            --------------------  ----------------------------
                              1999       1998       1998      1997      1996
                            ---------  ---------  --------  --------  --------
                                (unaudited)
Revenues..................  $ 181,259  $ 151,313  $321,500  $208,967  $144,704
Operating expenses:
  Cost of services........    137,028    109,677   236,047   156,346   104,922
  Selling, general and
   administrative
   expenses...............     21,585     19,929    43,029    32,787    25,960
  Compensation to
   stockholders...........         --        515       742    15,638    12,340
  Recapitalization costs..         --         --        --     1,889        --
  Acquisition and related
   costs..................      1,694     11,356    26,922     8,042        --
                            ---------  ---------  --------  --------  --------
Income (loss) from
 operations...............     20,952      9,836    14,760    (5,735)    1,482
Interest income (expense),
 net......................        250       (423)     (465)   (1,049)      105
                            ---------  ---------  --------  --------  --------
Income (loss) from
 operations before income
 taxes....................     21,202      9,413    14,295    (6,784)    1,587
Income tax provision......     (8,563)    (6,795)  (12,849)   (1,934)   (1,504)
                            ---------  ---------  --------  --------  --------
Net income (loss).........  $  12,639  $   2,618  $  1,446  $ (8,718) $     83
                            =========  =========  ========  ========  ========

  The components of net assets (liabilities) of discontinued Ventiv operations included in the accompanying combined balance sheet are as follows (in thousands):

                                                    June 30,     December 31,
                                                      1999       1998    1997
                                                   ----------- -------- -------
                                                   (unaudited)
Cash and equivalents..............................  $ 21,347   $ 25,664 $18,040
Accounts receivable, net..........................    55,812     43,521  29,331
Unbilled services.................................    25,998     15,212   6,769
Other.............................................     9,871     11,052   9,101
                                                    --------   -------- -------
  Total current assets............................   113,028     95,449  63,241
                                                    --------   -------- -------
Lines of credit...................................        76        198  22,875
Accounts payable and accrued expenses.............    55,674     60,393  49,274
Unearned revenue..................................     7,357      8,446  14,125
Other.............................................     4,944      1,965     137
                                                    --------   -------- -------
  Total current liabilities.......................    68,051     71,002  86,411
                                                    --------   -------- -------
  Net current assets (liabilities)................    44,977     24,447 (23,170)
                                                    --------   -------- -------
Property and equipment, net.......................    13,455     10,028   4,880
Goodwill and other intangibles....................    96,103     80,728  26,283
Other.............................................     5,509      7,439   6,543
                                                    --------   -------- -------
  Total long-term assets..........................   115,067     98,195  37,706
  Total long-term liabilities.....................     1,273      2,915   4,165
                                                    --------   -------- -------
  Net long-term assets............................   113,794     95,280  33,541
                                                    --------   -------- -------
  Total net assets of discontinued operations.....  $158,771   $119,727 $10,371
                                                    ========   ======== =======

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  The cash flow provided by (used in) discontinued Ventiv operations was as follows (in thousands):

                                      For the Six
                                     Months Ended       For the Years Ended
                                        June 30,           December 31,
                                    ----------------  -------------------------
                                      1999     1998    1998     1997     1996
                                    --------  ------  -------  -------  -------
                                      (unaudited)
Operating activities of
 discontinued operations:
Income (loss) from discontinued
 operations.......................  $ 12,639  $2,618  $ 1,446  $(8,718) $    83
Adjustments to reconcile income
 (loss) from discontinued
 operations to net cash provided
 by (used in) operating
 activities.......................     4,722   2,916    9,133   (2,308)     325
Net change in assets and
 liabilities......................   (28,111) (3,157) (11,800)   9,102      510
                                    --------  ------  -------  -------  -------
Net cash provided by (used)
 operating activities.............   (10,750)  2,377   (1,221)  (1,924)     918
                                    --------  ------  -------  -------  -------
Net cash used in investing
 activities.......................    (3,144) (4,931)  (7,190)  (3,576)  (1,699)
                                    --------  ------  -------  -------  -------
Investments and advances from
 Snyder Communications............    11,227  14,080   42,753     (167)  (7,998)
Other financing activities........    (1,761) (6,152) (26,917)  16,618     (758)
                                    --------  ------  -------  -------  -------
Net cash provided by (used in)
 financing activities.............     9,466   7,928   15,836   16,451   (8,756)
                                    --------  ------  -------  -------  -------
Net cash provided by (used in)
 discontinued operations before
 effect of exchange rate changes
 on cash..........................    (4,428)  5,374    7,425   10,951   (9,537)
Effect of exchange rate changes on
 cash.............................       111       7      199     (177)      76
                                    --------  ------  -------  -------  -------
Cash flow provided by (used in)
 discontinued operations..........  $ (4,317) $5,381  $ 7,624  $10,774  ($9,461)
                                    ========  ======  =======  =======  =======

  During the year ended December 31, 1998, Ventiv recorded a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of SNC's acquired operations in the U.S., the U.K. and France. SNC is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations will be combined into four, and the efforts will not have a significant impact on SNC's workforce. SNC expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated are primarily redundant operations and administrative personnel, as well as one underutilized sales team in the U.K. As of December 31, 1998, 58 employees had terminated employment with SNC and $2.7 million had been charged against the total liability, including $1.5 million in severance and related payments.

  During the six months ended June 30, 1999, Ventiv recorded $1.7 million in nonrecurring acquisition and related costs. This amount is for additional costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S. and U.K. under Ventiv's plan initiated in 1998. The charge recorded in the six months ended June 30, 1999 consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. As of June 30, 1999, 149 employees had terminated employment with Ventiv and $9.1 million had been charged against the total liability of $12.4 million.

  During the six months ended June 30, 1998, Ventiv recorded $11.4 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interests transactions in the first quarter of 1998 and consist of investment banking fees, other professional service fees and other

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

contractual payments. In addition, this amount includes a charge of approximately $4.4 million for costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S. and the U.K.

  The following table summarizes the activity in the Ventiv integration activities liability account:

                             Beginning           Deductions for Balance at End
                              Balance  Additions  Amounts Paid    of Period
                             --------- --------- -------------- --------------
Year Ended December 31,
 1998.......................  $  --     10,654       (2,683)        $7,971
Six Months Ended June 30,
 1999.......................  $7,971     1,696       (6,439)        $3,228

  During 1999, Ventiv completed the acquisition of PromoTech Research Associates, Inc. ("PromoTech") (March 25, 1999). The total consideration paid was $16.3 million and consisted of 583,431 shares of Snyder common stock. This purchase business combination has resulted in additional goodwill of $18.1 million. During 1998, Ventiv completed purchase business combinations, including CLI Pharma S.A. ("CLI Pharma") (March 25, 1998) and Healthcare Promotions, LLC ("HCP") (February 13, 1998), for total consideration paid of approximately $64.0 million (1,211,029 shares of Snyder common stock and $4.3 million in net cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in additional goodwill of approximately $55.7 million. During 1997, Ventiv completed the acquisition of Halliday Jones Ltd. ("HJ") (August 28, 1997), and the total consideration paid, including the repayment of assumed debt, was $19.4 million and consisted of 425,478 shares of Snyder common stock and $7.4 million in cash. This purchase business combination has resulted in additional goodwill of $19.5 million. The following table presents pro forma financial information as if the 1999 purchase of PromoTech, the 1998 purchases of HCP and CLI Pharma and 1997 purchase of HJ had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed as a C corporation.

                                            For the Six
                                           Months Ended    For the Years Ended
                                             June 30,          December 31,
                                         ----------------- --------------------
                                           1999     1998     1998       1997
                                         -------- -------- --------- ----------
                                                      (unaudited)
                                         (In thousands, except per share data)
Pro forma revenues...................... $183,186 $163,474 $ 335,628 $  270,842
Pro forma net income (loss)............. $ 12,955 $  3,268  $  2,113  $  (8,759)

 Bob Woolf Associates, Inc.

  On October 24, 1997, the Board of Directors of one of the 1998 acquirees approved the spin-off of its sports management operations, which were carried on by Bob Woolf Associates, Inc. ("BWA"), a wholly owned subsidiary. The acquiree purchased BWA in May 1996. The spin-off was executed in the form of a dividend to the acquiree's stockholders of record on October 31, 1997, whereby each stockholder received one share of BWA for each share of the acquiree's common stock held.

  The net losses of BWA prior to October 31, 1997 are included in the accompanying combined statement of income under "discontinued operations" and totaled $1.5 million in 1997 and 1996. Revenues from BWA were approximately $0.3 million for the period from May 1, 1996 (date of BWA acquisition) to December 31, 1996, and approximately $2.0 million for the ten months ended October 31, 1997.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

16. Leases:

  SNC leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases with initial or remaining terms in excess of one year at December 31, 1998 (in thousands):

                                                              Capital  Operating
     Years Ending December 31,                                Leases    Leases
     -------------------------                                -------  ---------
     1999                                                     $2,024    $16,809
     2000                                                        960     14,657
     2001                                                        343     12,947
     2002                                                        301      8,993
     2003                                                        171      5,561
     Thereafter..............................................      5     18,587
                                                              ------    -------
     Total minimum lease payments............................  3,804    $77,554
                                                                        =======
     Less: Amount representing interest......................   (376)
                                                              ------
     Total obligation under capital leases...................  3,428
     Less: Current portion................................... (1,685)
                                                              ------
     Long-term portion....................................... $1,743
                                                              ======

  Property and equipment, net, on the accompanying combined balance sheet includes $3.7 million and $3.8 million for equipment purchased under capital leases as of December 31, 1998 and 1997, respectively.

  Rental expense for all operating leases was approximately $18.3 million, $15.0 million and $15.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

17. Commitments and Contingencies:

 Snyder Communications and SNC have entered into employment agreements with certain key executives and consulting agreements with certain former executives that call for guaranteed minimum salaries and bonuses for varying terms.

  One of SNC's U.S. subsidiaries has standby letters of credit with a bank, secured by compensating balance arrangements, totaling $6.0 million. The standby letters of credit renew annually and interest is charged at a rate of 1.25% per year.

  Snyder Communications and SNC are subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against Snyder Communications. In the opinion of management and based on the advice of legal counsel, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of Snyder Communications or SNC if disposed of unfavorably.

18. Related Parties:

  SNC's headquarters office space is leased from a third party, in which one of the nonemployee directors of Snyder has a minority ownership interest. Rent paid under this lease was $1.1 million, $2.4 million and $1.1 million in 1998, 1997 and 1996, respectively.

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  SNC produced a WallBoard(R) information display for which a publication beneficially owned by certain nonemployee directors of Snyder Communications is one of the sponsors. Revenues earned under this program were $2.0 million in 1997.

  In December 1997, SNC entered into a software license agreement with a company in which certain nonemployee directors of Snyder Communications are directors and in which they own a minority interest. SNC paid approximately $2.5 million for the license and related equipment.

19. Geographic Information:

  SNC operates in one reportable segment as a provider of direct marketing, advertising and communications services. Revenues by geographic area were as follows:

                                                         For the Years Ended
                                                             December 31,
                                                      --------------------------
                                                        1998     1997     1996
                                                      -------- -------- --------
                                                            (in thousands)
     Revenues:
       United States................................. $324,477 $292,740 $253,903
       Western Europe................................  155,812  104,765   92,012
                                                      -------- -------- --------
         Total....................................... $480,289 $397,505 $345,915
                                                      ======== ======== ========

20. Selected Quarterly Financial Data (unaudited, in thousands, except per share data):

  The following table summarizes financial data by quarter for SNC for 1998 and 1997, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented.

                                          1998 Quarter Ended
                          ----------------------------------------------------
                          March 31  June 30  September 30 December 31  Total
                          --------  -------- ------------ ----------- --------
Revenues................  $107,841  $115,518   $125,444    $131,486   $480,289
Gross profit............    37,667    39,276     43,332      45,759    166,034
Income (loss) from
 continuing operations..    (4,244)   10,885     14,134         587     21,362
Income (loss) from
 discontinued
 operations.............    (4,052)    6,670     (3,771)      2,599      1,446
Net income (loss).......    (8,296)   17,555     10,363       3,186     22,808
Pro forma income (loss)
 from continuing
 operations.............    (6,364)   10,484     13,653         803     18,576
                                          1997 Quarter Ended
                          ----------------------------------------------------
                          March 31  June 30  September 30 December 31  Total
                          --------  -------- ------------ ----------- --------
Revenues................  $ 93,123  $ 99,189   $100,369    $104,824   $397,505
Gross profit............    30,475    33,484     32,591      30,687    127,237
Income (loss) from
 continuing operations..    (9,340)    6,472     (7,713)     (5,925)   (16,506)
Income (loss) from
 discontinued
 operations.............      (336)    2,183    (11,190)       (882)   (10,225)
Net income (loss).......    (9,676)    8,655    (18,903)     (6,807)   (26,731)

                                      SNC

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  The pro forma amounts include a provision for federal and state income taxes as if SNC had been a taxable C corporation for all periods presented.

(a) The sum of these amounts does not equal the annual amount because the quarterly calculations are based on varying numbers of shares outstanding.

21. Subsequent Events to June 30, 1999 Financial Statements (unaudited):

  In August 1999, Snyder Communications entered into a $195 million, four-year unsecured revolving credit facility with a bank (the "Lending Bank"). Interest on amounts borrowed under the credit facility is based on the London Interbank Offered Rate, the Lending Bank's base rate of interest or the federal funds rate. Availability under this credit facility is subject to Snyder Communications' compliance with various financial ratios, operating covenants and other customary conditions. The financial covenants, which are measured quarterly beginning September 30, 1999, are summarized as follows: our consolidated debt may not be more than 2.5 times trailing four quarter earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement; our consolidated trailing four quarter EBITDA may not be less than 3.5 times our consolidated interest expense; our consolidated net worth must exceed $225 million, adjusted prospectively to include 50% of our net income and 100% of the proceeds of any future equity issuance; and our consolidated trailing four quarter EBITDA must be greater than $80 million. On September 27, 1999, there was $145 million in outstanding borrowings under the credit facility at a weighted average interest rate of 6.7%.

  In August 1999, Snyder Communications agreed in principle to provide incremental consideration for the acquisition of Media Syndication Global and PromoTech Research Associates based on the average trading price of SNC stock, circle.com stock, and Ventiv stock for the twenty trading days ending October 15, 1999 (or a such lesser number of days that a public market exists for the securities up to October 15, 1999). This incremental consideration was not provided for in the purchase agreements and is not part of the purchase price for accounting purposes. In September 1999, Snyder Communications entered into separate written agreements with the prior owners of MSG and Promotech whereby the incremental consideration will be paid to the prior owners in exchange for the release of any and all claims against Snyder Communications relating to the transaction. Based on the closing price of the Snyder Communications stock on September 17, 1999, the amount of such payment would result in non-cash expense of (1) approximately $15.9 million, payable in SNC stock, and (2) approximately $5.8 million, payable in Ventiv stock. These payments will have no effect on SNC's retained interest in circle.com.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Brann Holdings Limited:

  We have audited the consolidated balance sheets of Brann Holdings Limited (the Company) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States.

Price Waterhouse
Chartered Accountants and Registered Auditors

Bristol, England
May 30, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
American List Corporation

  We have audited the combined balance sheet of American List Corporation and Subsidiaries as of February 28, 1997, and the related combined statements of earnings, stockholders' equity and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of American List Corporation and Subsidiaries as of February 28, 1997, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Melville, New York
April 11, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying combined balance sheets of circle.com (a business unit of Snyder Communications, Inc. as defined in Note 1 to the combined financial statements), as of December 31, 1998 and 1997, and the related combined statements of operations, group equity and cash flows for each of the years in the three year period ended December 31, 1998. These combined financial statements are the responsibility of Snyder Communications, Inc.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of circle.com as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

  Circle.com is a business unit of Snyder Communications, Inc. whose consolidated financial statements are presented on pages F-3 through F-40. Reference should be made to Note 1 of the accompanying combined financial statements. As explained in Note 2, certain assets of Snyder Communications, Inc. previously included in the financial statements of circle.com have been attributed to SNC.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
August 23, 1999

                                   CIRCLE.COM
   (Circle.com represents the businesses that comprise Snyder Communications,
                Inc.'s Internet professional services business.)

                             COMBINED BALANCE SHEET
                                 (in thousands)

                                                       June 30,    December 31,
                                                      ----------- --------------
                                                         1999      1998    1997
                                                      ----------- ------- ------
                                                      (unaudited)
ASSETS
Current assets:
  Cash..............................................    $ 2,193   $   --  $  --
  Accounts receivable, net of allowance for doubtful
   accounts of $478,
   $402 and $88 at June 30, 1999, December 31, 1998
   and 1997, respectively...........................      3,972     2,151  1,086
  Receivables from pass-through costs...............      2,428     2,851    816
  Unbilled services.................................        668       251    --
  Deferred tax asset................................        162       162     35
  Other current assets..............................        308       219     73
                                                        -------   ------- ------
    Total current assets............................      9,731     5,634  2,010
                                                        -------   ------- ------
Property and equipment, net.........................      3,247     1,582    922
Goodwill, net.......................................     44,823     6,425    --
Deposits and other assets...........................        452        56    --
                                                        -------   ------- ------
    Total assets....................................    $58,253   $13,697 $2,932
                                                        =======   ======= ======
LIABILITIES AND INVESTMENTS AND ADVANCES FROM SNYDER
 COMMUNICATIONS
Current liabilities:
  Accrued payroll...................................    $ 2,939   $ 1,086 $  197
  Accounts payable..................................      1,555     1,475  1,059
  Accrued expenses..................................      1,457     1,497    128
  Client advances...................................        349       493    --
  Line of credit....................................     12,292       --     --
                                                        -------   ------- ------
    Total current liabilities.......................    $18,592     4,551  1,384
                                                        -------   ------- ------
Deferred tax liability..............................         50        40     17
Commitments and contingencies
Investments and advances from Snyder
 Communications.....................................     39,611     9,106  1,531
                                                        -------   ------- ------
    Total liabilities and investments and advances
     from Snyder Communications.....................    $58,253   $13,697 $2,932
                                                        =======   ======= ======


  The accompanying notes are an integral part of this combined balance sheet.

                                   CIRCLE.COM
   (Circle.com represents the businesses that comprise Snyder Communications,
                Inc.'s Internet professional services business.)

                        COMBINED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                       For the Six
                                       Months Ended     For the Years Ended
                                         June 30,          December 31,
                                      ---------------  -----------------------
                                       1999     1998    1998     1997    1996
                                      -------  ------  -------  ------  ------
                                       (unaudited)
Net revenues......................... $12,347  $4,830  $13,514  $5,567  $3,308
Operating expenses:
  Professional services..............   7,128   2,420    7,114   3,044   1,960
  Office and general.................   7,017   2,291    5,902   3,621   2,176
                                      -------  ------  -------  ------  ------
Income (loss) before income taxes....  (1,798)    119      498  (1,098)   (828)
Income tax provision (benefit).......     593     212      500    (968)   (588)
                                      -------  ------  -------  ------  ------
Net loss............................. $(2,391) $  (93) $    (2) $ (130) $ (240)
                                      =======  ======  =======  ======  ======


   The accompanying notes are an integral part of this combined statement of operations.

                                   CIRCLE.COM
   (Circle.com represents the businesses that comprise Snyder Communications,
                Inc.'s internet professional service business.)

                 COMBINED STATEMENT OF CHANGES IN GROUP EQUITY
                                 (in thousands)

                                                              Other
                                                Retained  Comprehensive
                                         Other  Earnings  Income (Loss)  Total
                                        ------- --------  ------------- -------
Balance at December 31, 1995........... $   --  $   --        $--       $   --
  Net loss ............................     --     (240)       --          (240)
  Capital contribution.................   1,010     --         --         1,010
                                        ------- -------       ----      -------
Balance at December 31, 1996...........   1,010    (240)       --           770
                                        ------- -------       ----      -------
Net loss...............................     --     (130)       --          (130)
  Foreign currency translation
   adjustment..........................     --      --          (4)          (4)
  Capital contribution.................     895     --         --           895
                                        ------- -------       ----      -------
Balance at December 31, 1997...........   1,905    (370)        (4)       1,531
                                        ------- -------       ----      -------
Net loss...............................     --       (2)       --            (2)
  Foreign currency translation
   adjustment..........................     --      --          (9)          (9)
  Capital contribution.................   7,586     --         --         7,586
                                        ------- -------       ----      -------
Balance at December 31, 1998...........   9,491    (372)       (13)       9,106
                                        ------- -------       ----      -------
Net loss (unaudited)...................     --   (2,391)       --        (2,391)
  Foreign currency translation
   adjustment (unaudited)..............     --      --           5            5
  Capital contribution (unaudited).....  32,891     --         --        32,891
                                        ------- -------       ----      -------
Balance at June 30, 1999 (unaudited)... $42,382 $(2,763)      $ (8)     $39,611
                                        ======= =======       ====      =======


   The accompanying notes are an integral part of this combined statement of changes in group equity.

                                   CIRCLE.COM
   (Circle.com represents the businesses that comprise Snyder Communications,
                Inc.'s Internet professional services business.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                         For the
                                        Six Months         For the Years
                                      Ended June 30,     Ended December 31,
                                     -----------------  ----------------------
                                       1999     1998     1998    1997    1996
                                     --------  -------  ------  ------  ------
                                       (unaudited)
Cash flows from operating
 activities:
 Net loss........................... $ (2,391) $   (93) $   (2) $ (130) $ (240)
 Adjustments to reconcile net loss
  to net cash
  used in operating activities:
   Depreciation and amortization....    1,130      291     557     193     112
   Deferred taxes...................       10       18    (104)    (18)    --
 Changes in assets and liabilities:
   Accounts receivable, net.........   (1,083)  (1,198)   (923)   (642)   (444)
   Receivables from pass-through
    costs...........................      423     (277)   (870)   (375)   (441)
   Unbilled services................     (417)     --     (229)    --      --
   Other current assets.............      (20)     (16)     48     (17)    (56)
   Deposits and other assets........     (390)     --      (56)    --      --
   Accrued payroll, accounts payable
    and accrued expenses............   (2,145)     292     388     838     546
   Client advances..................     (144)     --      493     --      --
   Unearned revenue.................      --       --      --     (125)    125
                                     --------  -------  ------  ------  ------
     Net cash used in operating
      activities....................   (5,027)    (983)   (698)   (276)   (398)
                                     --------  -------  ------  ------  ------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.........................   (1,784)    (838) (1,232)   (606)   (612)
 Purchase of subsidiaries...........  (12,292)     --     (636)    --      --
 Cash at acquired subsidiary........    1,193      --       90     --      --
                                     --------  -------  ------  ------  ------
     Net cash used in investing
      activities....................  (12,883)    (838) (1,778)   (606)   (612)
                                     --------  -------  ------  ------  ------
Cash flows from financing
 activities:
 Investment and advances from
  Snyder Communications, net........    7,806    1,830   2,491     895   1,010
 Net borrowings (repayments) of
  line of credit....................   12,292      --      --      --      --
                                     --------  -------  ------  ------  ------
     Net cash provided by financing
      activities....................   20,098    1,830   2,491     895   1,010
                                     --------  -------  ------  ------  ------
Effect of exchange rate changes.....        5       (9)    (15)    (13)    --
Net increase (decrease) in cash and
 equivalents........................    2,193      --      --      --      --
Cash and equivalents, beginning of
 period.............................      --       --      --      --      --
                                     --------  -------  ------  ------  ------
Cash and equivalents, end of
 period............................. $  2,193  $   --   $  --   $  --   $  --
                                     ========  =======  ======  ======  ======
Disclosure of noncash activities:
 Businesses acquired with Snyder
  Communications common stock.......  $25,085  $   --   $5,095  $  --   $  --


 The accompanying notes are an integral part of this combined statement of cash flows.

                                   CIRCLE.COM

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

1. Organization, Basis of Presentation and Business:

 Organization

  Snyder Communications, Inc. ("Snyder Communications"), a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of Collegiate Marketing and Communications, L.P. Snyder Communications completed an initial public offering of its common stock on September 24, 1996. Snyder Communications provides direct marketing, advertising, and communications services, Internet professional services, and healthcare marketing services to its clients.

  Circle.com is a business unit of Snyder Communications which consists of the assets and operations of the Internet professional services part of Snyder Communications' business. On June 22, 1999, the Board of Directors (the "Board") of Snyder Communications approved a plan to effect the distribution (the "Distribution") of Snyder Communications' healthcare marketing services business to Snyder Communications' existing stockholders. Snyder Communications consummated the Distribution on September 27, 1999 through a special dividend of one share of common stock of a newly formed subsidiary, Ventiv Health, Inc., for every three shares of existing Snyder Communications common stock.

  The financial statements of circle.com should be read in conjunction with the financial statements of Snyder Communications and SNC.

 Capitalization of Snyder Communications, Inc.

  The Board of Snyder Communications has approved, subject to stockholder approval, a "Recapitalization Proposal" that would result in authorization of Snyder Communications to issue two classes of stock as follows: 80 million shares of common stock designated as "circle.com stock" and 320 million shares of common stock designated as "SNC stock." The circle.com stock is intended to separately track the performance of Snyder Communications' Internet professional services business unit, which Snyder Communications calls "circle.com", and the SNC stock is intended to separately track the performance of the remaining Snyder Communications businesses, which Snyder Communications calls its "SNC" business unit, and a retained interest in circle.com. Each share of existing Snyder Communications common stock will be converted into one share of SNC stock and .25 of a share of circle.com stock.

  The SNC stock and circle.com stock constitute common stock of Snyder Communications, and the issuance of these classes of stock will not result in any transfer of assets or liabilities of Snyder Communications or any of its affiliates. Snyder Communications intends to issue shares of circle.com stock representing 80% of the equity value attributed to circle.com. The remaining equity value attributed to circle.com will constitute SNC's "retained interest" in circle.com.

  Holders of circle.com stock and SNC stock will be stockholders of a single company; Snyder Communications, circle.com and SNC are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks associated with an investment in Snyder Communications and all of its businesses, assets, and liabilities. The issuance of circle.com stock and SNC stock and the allocation of the assets and liabilities between circle.com and SNC will not result in a distribution or spin-off of any assets or liabilities of Snyder Communications and will not affect ownership of any assets or responsibility for liabilities of Snyder Communications or any of its subsidiaries. The assets of Snyder Communications attributed to circle.com could be subject to the liabilities of SNC, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to SNC. If Snyder Communications is unable to satisfy SNC's liabilities out of assets attributed to it, Snyder Communications may be required to satisfy these liabilities with assets attributed to circle.com.

  Financial effects arising from one group that affect Snyder Communications' consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group.

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


 Basis of Presentation

  The combined financial statements of circle.com and SNC comprise all of the accounts included in the corresponding consolidated financial statements of Snyder Communications. The separate combined financial statements give effect to the accounting policies that will be applicable upon implementation of the Recapitalization Proposal including those applicable to the allocation of expenses. The separate circle.com and SNC combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (1) the combined financial position, results of operations, and cash flows of the businesses that comprise the Snyder Communications' circle.com and SNC business units, with all significant intracompany (within SNC and circle.com, respectively) transactions and balances eliminated, (2) in the case of the circle.com combined financial statements, corporate assets and liabilities of Snyder Communications and related transactions associated with or conducted by circle.com, including allocated portions of Snyder Communications' overhead and administrative shared services and (3) in the case of SNC's combined financial statements, all other corporate assets and liabilities and related transactions of Snyder Communications, including allocated portions of Snyder Communications' overhead and administrative shared services. Intercompany transactions between circle.com and SNC have not been eliminated in circle.com's combined financial statements, except in instances where they have not been realized by SNC.

  During the six months ended June 30, 1999 circle.com recorded $309,000 of revenue for services provided to SNC. There were no intercompany transactions in 1998, 1997 and 1996.

 Investments and advances from Snyder Communications

  Changes in investments and advances from Snyder Communications represent the net loss of circle.com, the comprehensive income (loss) of circle.com, the net change in cash transferred between circle.com and Snyder Communications (or previous owners with respect to the Pooled Entities prior to their merger with Snyder Communications) and the effect of businesses acquired by Snyder Communications in purchase transactions and contributed to circle.com.

 Pooling of Interests Transactions

  In 1998 and 1997, Snyder Communications completed acquisitions that were accounted for as pooling of interests for financial reporting purposes. Snyder Communications' financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of Snyder Communications and the pooled entities, after elimination of all significant intercompany transactions, for all periods presented, giving effect to the acquisitions as if they had occurred at the beginning of the earliest period presented. A portion of these pooled entities have been included in the combined operations of circle.com.

  The following details revenues and net income (loss) for each of the years ended December 31, 1998, 1997 and 1996 as well as the six months ended June 30, 1999 (unaudited) and June 30, 1998 (unaudited) of circle.com and the portion of the pooled entities included in circle.com through the dates of their respective acquisitions:

                      For the Six Months
                        Ended June 30,     For the Years Ended December 31,
                      -------------------- -----------------------------------
                        1999       1998       1998         1997        1996
                      ---------  --------- -----------  ----------  ----------
                         (unaudited)
                                         (in thousands)
Revenues:
  circle.com.........   $12,347  $  4,353  $    13,037  $    1,219  $      --
  pooled entities....       --        477          477       4,348       3,308
                      ---------  --------  -----------  ----------  ----------
                        $12,347  $  4,830  $    13,514  $    5,567  $    3,308
                      =========  ========  ===========  ==========  ==========
Net Income (loss):
  circle.com......... $  (2,391) $    193  $       284  $     (308) $      --
  pooled entities....       --       (286)        (286)        178        (240)
                      ---------  --------  -----------  ----------  ----------
                      $  (2,391) $    (93) $        (2) $     (130) $     (240)
                      =========  ========  ===========  ==========  ==========

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

 Business

  Circle.com is a provider of Internet professional services that create Internet-based customer relationship management systems for its clients to identify, acquire and retain customers. Circle.com's operations are conducted in the United States and the United Kingdom.

  There are important risks associated with circle.com's business and financial results. Circle.com has experienced operating losses since it began operations and may not generate sufficient revenue from operations in the future. If circle.com fails to generate sufficient cash from operations, management will need to identify other sources of funds, including Snyder Communications. Available sources of financing may not be on terms that are favorable or reasonable from management's perspective. Other risks include: (i) competitors with capabilities and resources equal to or greater than circle.com; (ii) potential competition between SNC and circle.com; (iii) the ability to recruit and retain qualified personnel; (iv) reliance on significant clients (See
Note 3); (v) dependency on industry trends toward Internet usage; (vi) potential adverse effects of fluctuations in foreign exchange rates; (vii) the ability to sustain and manage future growth; (viii) the ability to keep pace with rapid changes in communications technologies; and (ix) the risks associated with circle.com's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology.

 Unaudited Pro Forma Information

  During 1998, Snyder Communications completed several purchase business combinations for total consideration paid of approximately $5.7 million (152,411 shares of Snyder Communications common stock and $636,000 in cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in goodwill of approximately $6.6 million.

  In June 1999, Snyder Communications completed purchase business combinations including Tsunami Consulting Group, Inc. and Natural Intelligence, Inc. for total consideration paid of approximately $29.0 million and $7.4 million, respectively (844,499 shares of Snyder Communications common stock and $12.3 million in cash). Upon the effectiveness of the Recapitalization Proposal, the majority of the Snyder Communications shares issued in these acquisitions will be exchanged for circle.com stock at an agreed upon value. These purchase business combinations have resulted in a preliminary allocation to goodwill of approximately $30.3 million and $7.7 million, respectively. Each of these acquired businesses constitute a part of circle.com's business. In August of 1999, Snyder Communications entered into a definitive agreement to acquire Interactive Bureau for total consideration of approximately $28.8 million ($8.8 million in cash and $20.0 million in circle.com stock). The acquisition is expected to close immediately after the Recapitalization.

  The following table presents pro forma financial information as if the 1998 and 1999 purchases and the pending acquisition of Interactive Bureau had been consummated at the beginning of each of the periods presented and all of circle.com's operations had been taxed as a C corporation.

                                                                For the Years
                                         For the Six Months    Ended December
                                           Ended June 30,            31,
                                         --------------------  ----------------
                                           1999        1998     1998     1997
                                         ---------  ---------  -------  -------
                                             (unaudited)         (unaudited)
                                                   (in thousands)
                                         --------------------------------------
Pro forma revenues...................... $  20,961  $  12,396  $29,447  $17,471
Pro forma net loss...................... $  (5,431) $  (3,688) $(7,307) $(8,455)

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

 Unaudited Interim Financial Statements

  The accompanying unaudited combined balance sheet as of June 30, 1999 and the combined statements of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998 have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. Snyder Communications believes the disclosures made are adequate to make the information presented not misleading. In the opinion of Snyder Communications, the accompanying unaudited combined financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of circle.com at June 30, 1999 and the results of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998.

2. Adjustment of Assets and Liabilities

  In August 1999, Snyder Communications finalized the assignment of fixed assets and debt to SNC and circle.com. As a result, fixed assets, consisting primarily of computer equipment, which had previously been attributed to circle.com has now been attributed to SNC. The accompanying balance sheets at June 30, 1999 and December 31, 1998 have been restated to reflect this adjustment. In addition in August 1999, Snyder Communications attributed $12.3 million of borrowings outstanding under its line of credit to circle.com at June 30, 1999, which had previously been attributed to SNC. The borrowings were in connection with the June 1999 acquisitions of Tsunami Consulting Group, Inc. and Natural Intelligence, Inc. The effect of these adjustments was to decrease the assets and net investments and advances from Snyder Communications by approximately $13.4 million and $1.3 million at June 30, 1999 and December 31, 1998, respectively.

3. Summary of Significant Accounting Policies:

 Allocation Policies

  Certain operations of circle.com and SNC are conducted within the same subsidiary of Snyder Communications. Therefore, in the case where a subsidiary of Snyder Communications contains operations of both circle.com and SNC, it is necessary to allocate certain operating costs as more fully described in the following sections. In addition, the Board of Snyder Communications has established allocation policies with respect to taxes and debt as discussed below. Any prospective change in the following allocation policies will be treated as a change in accounting principle and will not be made unless it is a preferable policy.

  Specifically Identifiable Operating Expenses. Costs which relate entirely to the operations of circle.com are attributed entirely to circle.com. These expenses consist of costs of personnel who are 100% dedicated to the operations of circle.com, all costs associated with Snyder Communications locations which conduct only the business of circle.com, and amounts paid to third parties for work which is specifically identifiable to the operations of circle.com. All overhead costs which are incurred at locations which conduct only the business of circle.com are also attributed entirely to circle.com. These costs include on-site senior management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning, and any other overhead functions which occur at the dedicated locations. In addition, any costs incurred in locations which conduct the business of both circle.com and SNC, and which are specifically identifiable to the operations of circle.com are attributed to circle.com.

  Shared Operating Expenses. Certain company locations and personnel are involved in conducting the business of both circle.com and SNC. In the case of employees which are involved in both businesses, the employee costs are allocated to circle.com and SNC based on estimated time spent by the employees in the respective businesses. Facility costs fall into two categories: (1) facility costs for space in which the actual operations of circle.com and SNC are conducted; and (2) facility costs for space in which the overhead

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

activities of executive management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning functions and any other overhead functions occur. In the case of facility cost for space in which the actual operations of circle.com and SNC are conducted, the cost of the space is allocated to circle.com and SNC based on square footage used by each respective business. In the case of facility costs for space in which overhead activities occur, the cost of the space is allocated to circle.com and SNC based on estimated time spent by the overhead employees on matters relating to circle.com and SNC, respectively. Similarly, the other costs associated with the overhead employees, such as depreciation of computer and office equipment, employee travel and entertainment and other costs, are allocated to circle.com and SNC based on estimated time spent by the overhead employees relating to matters of the respective divisions. The totals for the allocated portion of circle.com operating expenses were $2.8 million and $1.0 million for the six months ended June 30, 1999 and 1998, respectively, and $3.1 million, $1.8 million, and $1.1 million for the years ended December 31, 1998, 1997, and 1996, respectively. As discussed above, overhead costs at shared locations which are specifically identifiable to the operations of circle.com or SNC are attributed entirely to the respective business.

  Debt and Interest Expense. Snyder Communications incurs debt on behalf of circle.com and SNC. As of June 30, 1999, $12.3 million of Snyder Communications' debt which was related to the acquisitions of Tsunami Consulting Group, Inc. and Natural Intelligence Inc. had been allocated to circle.com and all other debt had been allocated to SNC. Snyder Communications will attribute each future incurrence or issuance of external debt and the proceeds of that incurrence or issuance to SNC, to the extent the proceeds are used for the benefit of SNC, and to circle.com, to the extent the proceeds are used for the benefit of circle.com. Interest cost related to the debt attributed to SNC and circle.com will be allocated to those entities based on the amount of principle attributed to each business. In the case of pooled debt, such as a revolving credit facility, a weighted average interest rate will be used in calculating interest expense for circle.com and SNC. Other than the $12.3 million of debt allocated to circle.com at June 30, 1999, all cash advances and businesses attributed to circle.com through June 30, 1999 have been considered a capital contribution to circle.com by Snyder Communications. After the date on which circle.com stock is first issued, Snyder Communications will account for all cash transfers from one group to, or for the account of, the other group as inter-group interest-bearing revolving credit advances unless the Board determines that a given transfer or type of transfer should be accounted for as a long-term loan; Snyder Communications' Board determines that a given transfer or type of transfer should be accounted for as a capital contribution increasing SNC's retained interest in circle.com, based on the fair market value of circle.com stock at the time of the additional capital contribution; or the Board determines that a given transfer or type of transfer should be accounted for as a return of capital reducing SNC's retained interest in circle.com, based on the fair market value of circle.com stock at the time of the return of capital. Any cash transfer accounted for an inter-group revolving credit advance will bear interest at the rate at which Snyder Communications determines that it could borrow those funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have an interest rate, amortization, maturity, and other terms that generally reflect the then prevailing terms on which Snyder Communications determines that it could borrow those funds. Any cash transfers from Snyder Communications to circle.com accounted for as a capital contribution will correspondingly increase circle.com's stockholders' equity and SNC's retained interest in circle.com. Any cash transfer from circle.com to Snyder Communications accounted for as a return of capital will correspondingly reduce circle.com's stockholders' equity and SNC's retained interest in circle.com. As a result, with respect to the allocation of interest and debt, the historical financial statements will not be comparable to future periods.

  During the year ended December 31, 1998 and the six months ended June 30, 1999, Snyder Communications advanced cash to circle.com of $2.5 million and $7.8 million, respectively, which has been considered a capital contribution to circle.com. The following table presents pro forma information as if the

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

1998 and 1999 cash advances were treated as inter-group interest bearing revolving credit advances, as this is the policy which will be in effect after the date on which circle.com stock is first issued.

                                   For the six months ended For the year ended
                                        June 30, 1999       December 31, 1998
                                   ------------------------ ------------------
                                         (unaudited)           (unaudited)
Income (loss) from operations.....         $(1,798)                $498
Interest expense..................            (200)                (110)
                                           -------                 ----
Income (loss) from continuing
 operations before income taxes...          (1,998)                 388
                                           -------                 ----
Income tax provision..............             512                  456
                                           -------                 ----
Pro forma income (loss) from
 continuing operations............         $(2,510)                $(68)
                                           =======                 ====


  Taxes. Snyder Communications will determine its income taxes on a consolidated basis and allocate consolidated income tax provisions and related tax payments or refunds between circle.com and SNC based on the taxable income and tax credits directly attributable to each group. These allocations will reflect each groups' contribution, whether positive or negative, to Snyder Communications' consolidated taxable income and the consolidated tax liability and tax credit position.

  Unless otherwise noted above, these expense policies have been consistently applied on a historical basis and will continue to be the company's policy for future periods, unless the Board of Snyder Communications augments, modifies, or rescinds these policies. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by circle.com if it had been operated on a stand-alone basis or as a separate legal entity. Circle.com's combined financial statements should be read in conjunction with Snyder Communications' consolidated financial statements.

 Receivables From Pass-Through Costs

  Receivables from pass-through costs relate to services purchased from third parties, principally media placement costs, on behalf of clients, for which no revenue is recorded.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of furniture, fixtures and office and telephone equipment is on a straight-line basis over three to ten years; and computer equipment over two to four years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

 Revenue Recognition

  Revenues from Internet professional services are recognized based on the nature of the contract. Revenue from fixed price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts is recognized as time and expenses are incurred. Unbilled services represents revenues earned but billed in a subsequent accounting period. Amounts billed to clients in excess of revenues recognized to date are classified as unearned revenue.

 Goodwill

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with circle.com's purchase business combinations and is being amortized on a straight-line basis over periods of four to five years.

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  When conditions or events occur that management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

 Income Taxes

  Federal and state income tax provisions and related tax payments or refunds are allocated between circle.com and SNC based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution, whether positive or negative, to Snyder Communications' consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

  Depending on the tax laws of the respective jurisdictions, foreign, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds are allocated between the groups based on their respective contributions to such consolidated or combined states taxable incomes. State and local income tax provisions and related payments which are determined on a separate subsidiary basis are allocated between the groups in a manner designed to reflect the respective contributions of the groups to the subsidiary's separate foreign, state or local taxable income.

  Deferred income taxes are reflected separately on the balance sheet of circle.com. Current taxes payable and receivable from Snyder Communications are included in net investments and advances from Snyder.

  Prior to their merger with Snyder Communications, certain of the U.S.-based pooled entities were treated as S corporations or limited liability companies for income tax purposes. Accordingly, no provision for federal or state income taxes, except in certain states that do not recognize S corporations or limited liability companies, has been made for these entities through the date of their mergers within the accompanying combined financial statements.

 Unaudited Pro Forma Adjusted Income (Loss) Data

  The unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if circle.com had been a taxable C corporation for all periods presented. The pro forma income tax rate reflects the combined federal, state and foreign income taxes of approximately 75.3% for the year ended December 31, 1998.

  The table below presents the calculation of pro forma net income (loss):

                                                             For the
                                      For the Six Months   Year Ended
                                        Ended June 30,     December31,
                                      --------------------------------
                                         1999      1998       1998
                                      ----------  --------------------
                                         (unaudited)  (unaudited)
                                              (in thousands)
   Historical income (loss) before
   income taxes...................... $   (1,798) $   119     $ 498
   Pro forma (provision) benefit for
   income taxes......................       (593)     (90)     (375)
                                      ----------  -------     -----
   Pro forma adjusted net income
   (loss)............................    $(2,391) $    29     $ 123
                                      ==========  =======     =====

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  The table below presents the calculation of pro forma net income (loss) had the income tax provision (benefit) been calculated as if circle.com had been taxable as a "C" corporation on a separate return basis:

                                       For the Six Months   For the Year Ended
                                         Ended June 30,        December 31,
                                       ---------------------------------------
                                          1999      1998           1998
                                       ----------  ---------------------------
                                          (unaudited)          (unaudited)
                                                  (in thousands)
   Historical income (loss) before
   income taxes....................... $   (1,798) $   119        $ 498
   Pro forma (provision) benefit for
   income taxes.......................       (593)     (90)        (375)
                                       ----------  -------        -----
   Pro forma adjusted net income
   (loss)............................. $   (2,391) $    29        $ 123
                                       ==========  =======        =====

  The circle.com income tax provision as calculated on a separate return basis reflects no benefit for net operating loss carryforwards due to the uncertainty associated with realizing those benefits on a separate return basis.

 Accounting for Stock Options

  Following the implementation of the Recapitalization Proposal, circle.com will account for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure will be made of net income and earnings per share, calculated as if circle.com accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

 Foreign Currency Translations

  Assets and liabilities of circle.com's foreign operations are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these operations are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as comprehensive income (loss) and included as a component of investments and advances from Snyder Communications.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services and accounts payable approximate fair value because of the relatively short maturity of these instruments.

 Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, accounts receivable and unbilled services. Collateral or other security to support clients' receivables is not required.

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


  Circle.com had clients in the years ended December 31, 1998, 1997, and 1996 which accounted for a significant percentage of revenue as follows:

                                                               1998  1997  1996
                                                               ----- ----- -----
      A....................................................... 13.9% 15.8% 20.4%
      B....................................................... 11.1%  2.7%  --
      C.......................................................  0.3% 14.8% 11.1%
      D.......................................................  6.0% 19.1% 11.3%

  During the six months ended June 30, 1999, no one client represented greater than 10.0% of circle.com's total revenue.

 New Accounting Pronouncements

  During 1998, circle.com adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Included within accumulated other comprehensive income (loss) are the cumulative amounts for foreign currency translation adjustments. The cumulative foreign currency translation adjustment was $(13,000) and $(4,000) as of December 31, 1998 and 1997, respectively.

  During 1998, Snyder Communications adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). Circle.com operates in one reportable segment as a provider of internet professional services. The geographic information required by SFAS No. 131 is disclosed in Note 10.

4. Property and Equipment:

  Property and equipment consist of the following:

                                                           As of December 31,
                                                           ------------------
                                                             1998       1997
                                                           ---------  ---------
                                                             (in thousands)
   Computers and equipment................................ $   1,932  $     981
   Leasehold improvements.................................       275        235
   Furniture and fixtures.................................       106         11
                                                           ---------  ---------
                                                               2,313      1,227
                                                           ---------  ---------
   Accumulated depreciation...............................      (731)      (305)
                                                           ---------  ---------
                                                           $   1,582  $     922
                                                           =========  =========

  Depreciation expense totaled $0.4 million, $0.2 million, and $0.1 million in 1998, 1997 and 1996, respectively.

5. Goodwill:

  Goodwill consists of the following:

                                                                    As of
                                                              December 31,  1998
                                                              ------------------
                                                                (in thousands)
   Goodwill..................................................       $6,559
   Accumulated amortization..................................         (134)
                                                                    ------
                                                                    $6,425
                                                                    ======

  Amortization expense of goodwill totaled $0.1 million in 1998 and $0 in 1997 and 1996.

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)


6. Income Taxes:

  Circle.com's income tax provision (benefit) includes the following components:

                                                          For the Years Ended
                                                             December 31,
                                                          ---------------------
                                                          1998    1997    1996
                                                          -----  ------  ------
                                                            (in thousands)
   Current:
     U.S.--Federal....................................... $ 635  $ (610) $ (433)
     U.S.--State and city................................   175    (169)   (123)
     Foreign.............................................  (206)   (162)    (19)
                                                          -----  ------  ------
                                                            604    (941)   (575)
                                                          -----  ------  ------
   Deferred:
     U.S.--Federal.......................................   (97)    (17)    (10)
     U.S.--State and city................................   (27)     (7)     (3)
     Foreign.............................................    20      (3)    --
                                                          -----  ------  ------
                                                           (104)    (27)    (13)
                                                          -----  ------  ------
     Income tax provision (benefit)...................... $ 500  $ (968) $ (588)
                                                          =====  ======  ======

  The provision (benefit) for taxes on income differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                                                        For the Years
                                                      Ended December 31,
                                                      ----------------------
                                                       1998    1997    1996
                                                      ------   -----   -----
   Taxes at statutory U.S. federal income tax rate...   35.0%   35.0%   35.0%
   Income taxed directly to owners...................   24.9    55.6    36.8
   State and city income taxes, net of federal tax
    benefit..........................................   15.7     3.2     5.1
   Foreign tax rate differential.....................    4.8    (0.9)   (0.1)
   Goodwill amortization.............................   10.4    --       --
   Acquisition costs and other permanent
    differences......................................    9.6    (4.7)   (5.8)
                                                      ------   -----   -----
   Effective tax rate................................  100.4%   88.2%   71.0%
                                                      ======   =====   =====

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1998 and 1997, temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                         As of December 31,
                                                         ---------------------
                                                           1998        1997
                                                         ---------   ---------
                                                           (in thousands)
   Reserve for doubtful accounts.......................   $    162    $     35
   Valuation allowance ................................        --          --
                                                         ---------   ---------
   Gross deferred tax asset............................        162          35
                                                         ---------   ---------
   Property and equipment..............................        (40)        (17)
                                                         ---------   ---------
   Gross deferred tax liabilities......................        (40)    (17)
                                                         ---------   ---------
   Net deferred tax asset..............................   $    122    $     18
                                                         =========   =========

  Management continually assesses whether the Company's deferred tax asset is realizable and believes that the deferred tax asset is realizable at December 31, 1998.

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

7. Stock Plans:

 Amended and Restated Stock Incentive Plan

  Upon approval by the Snyder Communications stockholders, the Second Amended and Restated Stock Incentive Plan (the "Amended Stock Plan") will become effective upon the Proposed Recapitalization. The Amended Stock Plan authorizes Snyder Communications to grant incentive stock options, nonqualified stock options, restricted stock awards and SARs based on circle.com stock and SNC stock.

  If the Recapitalization Proposal and related stock incentive plan proposal are approved and implemented, outstanding awards previously granted under the stock incentive plan based upon shares of existing Snyder Communications common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon shares of SNC stock, circle.com stock, or both. In each case, the exercise prices of such options will be adjusted in order to maintain the economic position of option holders upon implementation of the Recapitalization Proposal. The aggregate intrinsic value of the options outstanding and the ratio of the exercise price per option to the market value per share will not change.

8. Pension and Profit-Sharing Plans:

  A portion of the costs of the pension and profit sharing plans maintained by Snyder Communications has been allocated to circle.com. Circle.com's pension and profit sharing costs related to these plans amounted to approximately $48,000, $249,000, and $136,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

9. Commitments and Contingencies:

  Snyder Communications has entered into employment agreements with certain key executives that call for guaranteed minimum salaries and bonuses for varying terms and grants of options and restricted stock in circle.com.

  Snyder Communications and circle.com are subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against Snyder Communications. In the opinion of management and based on the advice of legal counsel, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of Snyder Communications or circle.com if disposed of unfavorably.

  Circle.com leases certain facilities. The following is a schedule of future minimum lease payments for operating leases with initial or remaining terms in excess of one year at December 31, 1998 (in thousands):

   Years ending December 31,
   -------------------------
   1999................................................................ $ 1,765
   2000................................................................   1,896
   2001................................................................   1,946
   2002................................................................   2,027
   2003................................................................   2,091
   Thereafter..........................................................   8,420
                                                                        -------
   Total minimum lease payments........................................ $18,145
                                                                        =======

                                   CIRCLE.COM

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

  Rental expense for all operating leases was approximately $0.4 million, $0.2 million and $0.1 million for the years ended December 31, 1998, 1997, and 1996, respectively.

10. Geographic Information:

  Circle.com operates in one reportable segment as a provider of Internet professional services. Revenues by geographic area were as follows:

                                               For the years ended December 31,
                                               ---------------------------------
                                                  1998        1997       1996
                                               ----------- ---------- ----------
                                                        (in thousands)
   Revenues:
     United States............................     $11,251     $4,034     $2,294
     United Kingdom...........................       2,263      1,533      1,014
                                               ----------- ---------- ----------
       Total..................................     $13,514     $5,567     $3,308
                                               =========== ========== ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Snyder Communications, Inc. included in this Form S-4 and have issued our report thereon dated June 22, 1999. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II Valuation and Qualifying Accounts included in the Form S-4 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, based on our audits and the reports of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
June 22, 1999

                          SNYDER COMMUNICATIONS, INC.

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (In thousands)

                          Balance at  Additions Charged Deductions from Reserve
                         Beginning of    to Cost and     for Purpose for Which  Translation Balance at
                             Year          Expense        Reserve was Created   Adjustment  End of Year
                         ------------ ----------------- ----------------------- ----------- -----------
1998 allowance for
 doubtful accounts......   $ 3,893         $ 3,775              $  731             $ 94       $ 7,031
1997 allowance for
 doubtful accounts......     2,001           3,191               1,430              131         3,893
1996 allowance for
 doubtful accounts......     1,400           1,018                 479               62         2,001
                          Balance at
                         Beginning of                       Deductions for      Translation Balance at
                             Year        Additions           Amounts Paid       Adjustment  End of Year
                         ------------ ----------------- ----------------------- ----------- -----------
1998 accrual for
 integration
 activities.............  $   --           $ 2,625              $  305             $ --       $ 2,320
1997 accrual for
 integration
 activities.............      --               --                  --                --           --
1996 accrual for
 integration
 activities.............      --               --                  --                --           --

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the combined financial statements of SNC (a business unit of Snyder Communications, Inc. as defined in Note 1 to the combined financial statements), included in this Form S-4 and have issued our report thereon dated August 23, 1999. Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II Valuation and Qualifying Accounts included in the Form S-4 is the responsibility of Snyder Communications, Inc.'s management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, based on our audits and the reports of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Vienna, VA
August 23, 1999

                                      SNC
               (See Note 1 to the Combined Financial Statements)

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (In thousands)

                          Balance at  Additions Charged Deductions from Reserve
                         Beginning of    to Cost and     for Purpose for Which  Translation Balance at
                             Year          Expense        Reserve was Created   Adjustment  End of Year
                         ------------ ----------------- ----------------------- ----------- -----------
1998 allowance for
 doubtful accounts......    $3,806         $3,461               $  731             $  93      $6,629
1997 allowance for
 doubtful accounts......     1,999          3,105                1,430               132       3,806
1996 allowance for
 doubtful accounts......     1,400          1,016                  479                62       1,999

                          Balance at
                         Beginning of                       Deductions for      Translation Balance at
                             Year        Additions           Amounts Paid       Adjustment  End of Year
                         ------------ ----------------- ----------------------- ----------- -----------
1998 accrual for
 integration
 activities.............    $  --          $2,625                $ 305             $ --       $2,320
1997 accrual for
 integration
 activities.............       --             --                   --                --          --
1996 accrual for
 integration
 activities.............       --             --                   --                --          --

To the Stockholders of Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the combined financial statements of circle.com (a business unit of Snyder Communications, Inc. as defined in Note 1 to the combined financial statements), included in this Form S-4 and have issued our report thereon dated August 23, 1999. Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II Valuation and Qualifying Accounts included in the Form S-4 is the responsibility of Snyder Communications, Inc.'s management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
August 23, 1999

                                   CIRCLE.COM
                                  (See Note 1)

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)

                         Balance at    Additions    Deductions from Reserve  Balance
                         Beginning  Charged to Cost  for Purpose for Which  at End of
                          of Year     and Expense     Reserve was Created     Year
                         ---------- --------------- ----------------------- ---------
1998 allowance for
 doubtful accounts......    $88          $314                $ --             $402
1997 allowance for
 doubtful accounts......      2            86                  --               88
1996 allowance for
 doubtful accounts......    --              2                  --                2

                                                                         ANNEX A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          SNYDER COMMUNICATIONS, INC.
                    (Originally Incorporated June 25, 1996)

                                   ARTICLE I

                                      Name

  The name of the corporation is Snyder Communications, Inc. (the
"Corporation").

                                   ARTICLE II

                         Address of Registered Office;
                            Name of Registered Agent

  The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE III

                                    Purpose

  The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the "Corporation Law").

                                   ARTICLE IV

                                     Powers

  The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Corporation Law.

                                   ARTICLE V

  Section 1. Authorization. The aggregate number of shares of stock which the Corporation shall have authority to issue is four hundred and five million (405,000,000) shares, of which three hundred twenty million (320,000,000) shares shall be shares of a class of common stock designated as "Snyder Communications, Inc.--SNC Common Stock," having a par value of $0.001 per share (the "SNC Stock"), eighty million (80,000,000) shares shall be shares of a class of common stock designated as Snyder Communications, Inc.--"circle.com Common Stock," having a par value of $0.001 per share (the "circle.com Stock"), and five million (5,000,000) shares shall be shares of a class of preferred stock having a par value of $0.001 per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The SNC Stock and the circle.com Stock shall hereinafter collectively be called the "Common Stock" and each individually shall be called a "class of Common Stock." Certain capitalized terms used in this Article V shall have the meanings set forth in subsection 2.7 of this Article. For purposes of this Article V, the circle.com Stock, when issued, shall be considered attributable to circle.com and the SNC Stock, when any shares of circle.com Stock or any Convertible Securities convertible into or exchangeable or exercisable for circle.com Stock has been issued and is outstanding, shall be considered attributable to SNC.

  1.1 Changes in Authorized Shares of Capital Stock. Subject to subsection 2.2.4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation generally entitled to vote in the election of directors.

  Section 2. Common Stock. The voting powers and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

  2.1 Dividends. Subject to any preferences and relative, participating, optional or special rights of any outstanding series of Preferred Stock and any qualifications or restrictions on the Common Stock or any class thereof created thereby, dividends may be declared and paid upon the shares of a class of Common Stock, upon the terms, and subject to the limitations provided for below in this subsection 2.1, as the Board of Directors of the Corporation (the "Board" or the "Board of Directors") may from time to time determine.

    2.1.1. Limitation on Dividends on SNC Stock. Dividends on SNC Stock may be declared and paid when, as and if declared by the Board out of assets legally available for the payment of dividends, provided that the amount of dividends payable on the SNC Stock shall not exceed the Available Dividend Amount of SNC.

    2.1.2. Limitation on Dividends on circle.com Stock. Dividends on circle.com Stock may be declared and paid (and corresponding amounts may be transferred to SNC in respect of its retained interest in circle.com) when, as and if declared by the Board out of assets legally available for the payment of dividends, provided that the amount of dividends payable (and the corresponding amounts transferred to SNC) on the circle.com Stock shall not exceed the Available Dividend Amount of circle.com.

    2.1.3. Discrimination in Dividends Between Classes of Common Stock. The Board of Directors, subject to the provisions of subsections 2.1.1 and 2.1.2, may at any time declare and pay dividends exclusively on SNC Stock, exclusively on circle.com Stock or on both such classes of stock in equal or unequal amounts, notwithstanding the relative amount available for dividends on either class of Common Stock, the amount of dividends previously declared on either class of Common Stock, the respective voting or liquidation rights of either class of Common Stock or any other rights or privileges of either class of Common Stock.

    2.1.4. Share Distributions. Except as permitted by subsections 2.4.1 and 2.4.2, the Board of Directors may declare and pay dividends or distributions on shares of Common Stock or Convertible Securities in shares of Common Stock or Convertible Securities or shares of Preferred Stock that are not Convertible Securities but that are attributable to a Group as provided by subsection 3.3 only as follows:

    (A) dividends or distributions of shares of SNC Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of SNC Stock) may be paid on shares of SNC Stock or on shares of Preferred Stock attributable to SNC as provided by subsection 3.3;

    (B) dividends or distributions of shares of circle.com Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of circle.com Stock) may be paid on shares of circle.com Stock or on shares of Preferred Stock attributable to circle.com as provided by subsection 3.3;

    (C) dividends or distributions of shares of SNC Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of SNC Stock) on shares of circle.com Stock or on shares of Preferred Stock attributable to circle.com as provided by subsection 3.3 may be paid provided that such dividend or distribution has been approved by the affirmative vote of holders of a majority of the shares of SNC Stock outstanding; and

    (D) dividends or distributions of shares of circle.com Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of circle.com Stock) may be paid on shares of SNC Stock or on shares of Preferred Stock attributable to SNC as provided by subsection 3.3, if such dividend or distribution has been approved by the affirmative vote of the holders of a majority of the shares of circle.com Stock outstanding.

  2.2 Voting Powers.

    2.2.1. Power to Vote Generally and Votes Per Share. Except as otherwise provided by law or by the terms of any outstanding series of Preferred Stock or any provision of this Restated Certificate of Incorporation (as the same may from time to time be amended, the "Restated Certificate of Incorporation") restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of this Restated Certificate of Incorporation or by-laws of the Corporation, be entitled to vote, and each class of Common Stock shall vote thereon together as though one class. On each matter to be voted on by the holders of all classes of Common Stock voting together as one class, (i) each outstanding share of SNC Stock shall have one vote and (ii) each outstanding share of circle.com Stock shall have a number of votes (including a fraction of one vote) determined from time to time as provided below.

    (A) With respect to any vote to be taken during the calendar quarter in which the circle.com Stock is initially issued, a share of circle.com Stock will have the vote per share determined by the ratio of (i) the average Market Value of one share of circle.com Stock for the period beginning on the date of initial issuance of the circle.com Stock to the record date for determining the stockholders entitled to vote to (ii) the average Market Value of one share of SNC Stock over the same period.

    (B) After the end of the calendar year in which the circle.com Stock is initially issued, the circle.com Stock will have the vote per share determined quarterly as of the first day of each quarter (and remaining fixed for the remainder of that quarter) by the ratio of (i) the average Market Value of one share of circle.com Stock over the trading period of the previous four quarters (or lesser period that has elapsed since the initial issuance of the circle.com Stock) to (ii) the average Market Value of one share of SNC Stock over the same period.

    2.2.2. Class Vote of circle.com Stock. The holders of circle.com Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares (i) any amendment, alteration or repeal of any provision of the Corporation's certificate of incorporation which adversely affects the rights, powers or privileges of the circle.com Stock and (ii) the payment of a dividend or distribution on the SNC Stock in shares of circle.com Stock or any security convertible into or exchangeable or exercisable for shares of circle.com Stock.

    2.2.3. Class Vote of SNC Stock. The holders of SNC Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares (i) any amendment, alteration or repeal of any of the provisions of the Corporation's certificate of incorporation which adversely affects the rights, powers or privileges of the SNC Stock and (ii) the payment of a dividend or distribution on the circle.com Stock in shares of SNC Stock or any security convertible into or exchangeable or exercisable for shares of SNC Stock.

    2.2.4. Class Vote to Increase Authorized Shares. Subject to subsection 2.5.3, any increase in the number of authorized shares of circle.com Stock or SNC Stock shall be subject to approval by both (i) the affirmative vote of the holders of a majority of the voting power of both the SNC Stock and the circle.com Stock voting together as a single class (as provided by subsection 2.2.1 above) and (ii) the affirmative vote of the holders of a majority of the shares of circle.com Stock or SNC Stock outstanding, as applicable, voting as a separate class.

    2.2.5. One Vote Per Share. Notwithstanding the foregoing provisions of this subsection 2.2, if shares of only one class of Common Stock are outstanding on the date for determining the stockholders entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if any class of Common Stock is entitled by law to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such class vote, be entitled to one vote on such matter.

  2.3 Liquidation Rights. In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributable in accordance with this Article V, unless otherwise provided in respect of a series of Preferred Stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of Preferred Stock), the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation, whether the assets were attributable to circle.com or SNC, divided among the holders of Common Stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each share of SNC Stock is hereby attributed
 .75 of a "Liquidation Unit" and each share of circle.com Stock is hereby attributed one "Liquidation Unit," subject to adjustment as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares of such class of Common Stock to holders of shares of such class of Common Stock. Neither the merger or consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this subsection 2.3.

  2.4 Conversion or Redemption of Common Stock. Shares of Common Stock are subject to conversion or redemption, as the case may be, upon the terms provided below in this subsection 2.4 with respect to such class of Common Stock; provided, however, that neither class of Common Stock may be converted or redeemed if the other class has been converted or redeemed in its entirety or notice thereof shall have been given as required by this subsection 2.4.

    2.4.1. Conversion or Redemption of circle.com Stock.

    (A) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries, of All or Substantially All of the Assets attributed to circle.com to one or more persons or entities (other than (1) the Disposition by the Corporation of such assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders as referred to in subsection 2.3, (2) the Disposition of such assets as contemplated by subsection 2.4.3 or otherwise to all holders of shares of circle.com Stock and to the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a pro rata basis in accordance with the number of shares of circle.com Stock outstanding and the Number of Shares Issuable With Respect to SNC's Retained Interest in circle.com, (3) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (4) pursuant to a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day after the date on which such Disposition was consummated (the "Disposition Date"), pay a dividend on the circle.com Stock or redeem some or all of the circle.com Stock or convert some or all of the circle.com Stock into SNC Stock, all as provided by the following subparagraphs (1) and (2) of this paragraph (A) and, to the extent applicable, by subsection 2.4.5, as the Board of Directors shall have selected among such alternatives:

      (1) provided that there are funds of the Corporation legally available therefor:

        (a) pay to the holders of the shares of circle.com Stock a dividend, as the Board of Directors shall have declared in compliance with subsection 2.1.2, in cash and/or in securities (other than SNC Stock) or other property (or combination thereof) having a Fair Value as of the Disposition Date equal to each holder's Proportionate Interest in the Net Proceeds of the Disposition; or

        (b) (i) subject to the last sentence of this paragraph (A), redeem as of the Redemption Date provided by paragraph (C) of subsection
      2.4.5 all outstanding shares of circle.com Stock in exchange for cash and/or for securities (other than SNC Stock) or other property (or a combination thereof) having a Fair Value as of the Disposition Date equal to the Net Proceeds of the Disposition; or

        (ii) subject to the last sentence of this paragraph (A), if such Disposition involves substantially all (but not all) of the properties and assets attributed to circle.com, redeem as of the Redemption Date provided by paragraph (D) of subsection 2.4.5 such number of whole shares of circle.com Stock (which may be all of such shares outstanding) having an aggregate average Market Value during the period of 20 consecutive Trading Days beginning on the sixteenth Trading Day immediately succeeding the Disposition Date having a Fair Value as of the Disposition Date of the Net Proceeds of such Disposition ; or

      (2) declare that each outstanding share of circle.com Stock shall be converted as of the Conversion Date provided by paragraph (E) of subsection 2.4.5 into a number of fully paid and nonassessable shares of SNC Stock (or, if the SNC Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than circle.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 2.4.5) equal to 110% of the ratio of the average Market Value of one share of circle.com Stock to the average Market Value of one share of SNC Stock during the 20 consecutive Trading Day period beginning on the sixteenth Trading Day following the Disposition Date.

Notwithstanding the foregoing provisions of this paragraph (A), the Corporation shall redeem circle.com Stock as provided by subparagraph
(1)(b)(i) or (1)(b)(ii) of this paragraph (A) only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the Available Dividend Amount for circle.com as of the Redemption Date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the Redemption Date.

    (B) For purposes of this subsection 2.4.1:

      (1)as of any date, "All or Substantially All of the Assets of circle.com" shall mean a portion of such assets that represents at least 80% of the Fair Value of the properties and assets attributable to circle.com as of such date;

      (2) in the case of a Disposition of the assets attributed to circle.com in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

      (3) the Board of Directors may pay any dividend or redemption price referred to in paragraph (A) of this subsection 2.4.1 in cash, securities (other than SNC Stock) or other property (or a combination thereof), regardless of the form or nature of the proceeds of the Disposition.

    (C) At any time within one year after the payment date for the dividend or the redemption price with respect to the circle.com Stock provided for by subparagraph (1) of paragraph (A) of this subsection 2.4.1, the Board of Directors may declare that each share of circle.com Stock remaining outstanding shall be converted into a number of fully paid and nonassessable shares of SNC Stock (or, if the SNC Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than circle.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph
  (E) of subsection 2.4.5) at 110% of the ratio of the average Market Value of one share of circle.com Stock to one share of SNC Stock during the 20 consecutive Trading Day period ending on the fifth Trading Day immediately preceding the date on which the Corporation mails the notice of conversion.

    (D) At any time, the Board of Directors may declare that each outstanding share of circle.com Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 2.4.5, into the number of fully paid and nonassessable shares of SNC Stock (or, if the SNC Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than circle.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (E) of subsection 2.4.5) equal to the Premium multiplied by the ratio of (i) the 20-day average market price of a share of circle.com Stock for the 20 Trading Days immediately preceding the fifth day before the Board makes such election, to (ii) the 20-day average market price of a share of SNC Stock for the same period. The "Premium" shall initially be 125% during the first calendar quarter in which the circle.com Stock is initially issued and shall decrease by one percentage point for each succeeding quarter, until the eleventh succeeding quarter, during and after which it shall be fixed at 115%.

    (E) Upon the occurrence of an Adverse Tax Event, the Board of Directors may declare that each outstanding share of circle.com Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 2.4.5, into the number of fully paid and nonassessable shares of SNC Stock (or, if the SNC Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than circle.com Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (E) of subsection 2.4.5) equal to the ratio of (i) the 20-day average market price of a share of circle.com Stock for the 20 Trading Days immediately preceding the fifth day before the Board makes such election, to (ii) the 20-day average market price of a share of SNC Stock for the same period. "Adverse Tax Event" shall mean the receipt by the Corporation of an opinion of tax counsel experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, to the effect that, as a result of any amendment to, or change in the laws (or any regulations thereunder) of the United States of any political subdivision or taxing authority thereof or therein (including any announced proposed change by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) the Corporation, its subsidiaries or affiliates, or any of its successors or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either SNC Stock or circle.com Stock or (2) either SNC Stock or circle.com Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such tax opinion, tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, tax counsel shall render an opinion only in the event of enactment.

    2.4.2. Redemption or Conversion of SNC Stock.

    (A) At any time, the Board of Directors of the Corporation may declare that each outstanding share of SNC Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 2.4.5, into the number of fully paid and nonassessable shares of circle.com Stock (or, if the circle.com Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than SNC Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (E) of subsection 2.4.5) equal to 115% of the ratio of (i) the 20-day average market price of a share of SNC Stock for the 20 Trading Days immediately preceding the fifth day before the Conversion Date (ii) the average market price of a share of circle.com Stock over the same period.

    (B) Upon the occurrence of an Adverse Tax Event, the Board of Directors may declare that each outstanding share of SNC Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 2.4.5, into the number of fully paid and nonassessable shares of circle.com Stock (or, if the circle.com Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than SNC Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (E) of subsection 2.4.5) equal to the ratio of (i) the 20-day average market price of a share of SNC Stock for the 20 Trading Days immediately preceding the fifth day before the Board makes such election, to (ii) the 20-day average market price of a share of circle.com Stock for the same period.

    2.4.3. Redemption of Common Stock for Subsidiary Stock. At any time at which all of the assets attributable to circle.com (and no other assets of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more other wholly-owned subsidiaries of the Corporation (each, a "circle.com Holding Sub") and all of the liabilities attributed to circle.com (and no other liabilities of the Corporation or any subsidiary thereof) are directly or indirectly the primary responsibility of one or more circle.com Holding Subs, the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of circle.com Stock, on a Redemption Date of which notice is delivered in accordance with paragraph (F) of subsection 2.4.5, in exchange for the number of shares of common stock of each circle.com Holding Sub as equals each holder's Proportionate Interest in such shares.

    2.4.4. Treatment of Convertible Securities. Subject to the last sentence of this subsection 2.4.4, after any Conversion Date or Redemption Date on which all outstanding shares of any class of Common Stock were converted or redeemed, any share of such class of Common Stock that is to be issued upon the conversion, exchange or exercise of any Convertible Securities shall not be issued and instead, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security, there shall be delivered to or for the account of the holder of such Convertible Security the following:

    (A) in the event the shares of such class of Common Stock outstanding on such Conversion Date were converted into shares of the other class of Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C) or (D) of subsection 2.4.1 or paragraph (A) of subsection 2.4.2, there shall be delivered the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of such class of Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

    (B) in the event the shares of such class of Common Stock outstanding on such Redemption Date were redeemed pursuant to subparagraph (A)(1)(b) of subsection 2.4.1 or subsection 2.4.3, there shall be delivered, to the extent of funds of the Corporation legally available therefor, the amount in cash for each share of such class of Common Stock that otherwise would be issued upon such conversion, exchange or exercise equal to the Fair Value on the Redemption Date of the cash, securities and/or property paid in consideration of such redemption.

  The provisions of the immediately preceding sentence shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of a class of Common Stock are to be made pursuant to the provisions of such Convertible Securities.


    2.4.5. Notice and Other Provisions.

    (A) Not later than the tenth Trading Day following the consummation of a Disposition referred to in paragraph (A) of subsection 2.4.1, the Corporation shall announce publicly by press release (1) the amount of the Net Proceeds of such Disposition, (2) the number of shares outstanding of circle.com Stock subject to such Disposition, (3) the number of shares of circle.com Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (4) any adjustments to the Number of Shares Issuable With Respect to SNC's Retained Interest in circle.com. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in paragraph (A) of subsection 2.4.1 it has irrevocably determined to take in respect of such Disposition.

    (B) If the Corporation determines to pay a dividend on shares of circle.com Stock pursuant to subparagraph (A)(1)(a) of subsection 2.4.1, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of circle.com Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of circle.com Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type(s) of property to be paid as such dividend in respect of the outstanding shares of circle.com Stock and (4) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause
  (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (C) If the Corporation determines to redeem circle.com Stock pursuant to subparagraph (A)(1)(b)(i) of subsection 2.4.1, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of circle.com Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of circle.com Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of circle.com Stock outstanding on the Redemption Date shall be redeemed,
  (2) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type(s) of property in which the redemption price for the shares to be redeemed is to be paid, (4) the place or places where certificates for shares of circle.com Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (5) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (6) a statement to the effect that, except as otherwise provided by paragraph (H) of this subsection 2.4.5, dividends on such shares of such Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (D) If the Corporation determines to redeem circle.com Stock pursuant to subparagraph (A)(1)(b)(ii) of subsection 2.4.1, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of such class of Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of circle.com Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of the Disposition in respect of which such redemption is to be made on which shares of circle.com Stock shall be selected for redemption, (2) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (3) a statement that the Corporation will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 Trading Days nor later than 50 Trading Days following the consummation of such Disposition, the Corporation shall cause a notice to be given to each holder of record of shares of circle.com Stock to be redeemed setting forth (1) the number of shares of circle.com Stock held by such holder to be redeemed, (2) a statement that such shares of circle.com Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of circle.com Stock to be redeemed, including reasonable detail as to the calculation thereof, (5) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to paragraph (I) of this subsection 2.4.5, dividends on such shares of such class of Common Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (E) If the Corporation determines to convert the circle.com Stock into SNC Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C) or (D) of subsection 2.4.1, or if the Corporation determines to convert the SNC Stock into circle.com Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A) of subsection 2.4.2, as the case may be, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of such class of Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of such class of Common Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the per share number of shares of SNC Stock, circle.com Stock or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of such class of Common Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such Common Stock, (5) a statement to the effect that, subject to paragraph (I) of this subsection 2.4.5, dividends on such shares of such class of Common Stock shall cease to be paid as of such Conversion Date and
  (6) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 2.4 if such holder thereafter properly converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (F) If the Corporation determines to redeem shares of circle.com Stock pursuant to subsection 2.4.3, the Corporation shall cause notice to be given to each holder of shares of circle.com Stock to be redeemed, and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of circle.com Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of circle.com Stock outstanding on the Conversion Date shall be redeemed in exchange for shares of common stock of the circle.com Holding Sub (2) the Redemption Date, (3) the place or places where certificates for shares of circle.com Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of the circle.com Group Subsidiaries,
  (4) a statement to the effect that, subject to paragraph (I) of this subsection 2.4.5, dividends on such shares of circle.com Stock shall cease to be paid as of such Redemption Date, (5) the number of shares of circle.com Stock outstanding and the number of shares of circle.com Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of the circle.com Group Subsidiaries upon redemption only if such holder converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 10 Trading Days nor more than 30 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (G) If less than all of the outstanding shares of a circle.com Stock are to be redeemed pursuant to subparagraph (A)(1) of subsection 2.4.1, the shares to be redeemed by the Corporation shall be selected from among the holders of shares of circle.com Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors of the Corporation to be equitable.

    (H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of any class of Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this subsection 2.4. If more than one share of any class of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of any class of Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest).

    (I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of any class of Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of any class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

    (J) Before any holder of any class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such shares of such class of Common Stock pursuant to this subsection 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of such class of Common Stock deliver to the person for whose account such shares of such class of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 2.4.5, in each case without interest. If less than all of the shares of any class of Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

    (K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of any class of Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of such class of Common Stock as required by paragraph (J) of this subsection 2.4.5, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 2.4.5 and rights to dividends as provided in paragraph (I) of this subsection 2.4.5, in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date represented shares of a class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was converted until the surrender as required by this subsection 2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date, the Corporation shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such class of Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

    (L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of any class of Common Stock pursuant to this subsection 2.4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such class of Common Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (M) Neither the failure to mail any notice required by this subsection
  2.4.5 to any particular holder of Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Common Stock or of Convertible Securities or the validity of any such conversion or redemption.

    (N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this subsection 2.4 as the Board of Directors shall determine to be appropriate.

  2.5 Application of the Provisions of Article V.

    2.5.1. Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to the assets and liabilities attributable to the Groups, the application of the provisions of this Section 2 to transactions to be engaged in by the Corporation and the powers, preferences and relative, participating, optional and other special rights of the holders of the classes of Common Stock, and the qualifications and restrictions thereon, provided by this Restated Certificate of Incorporation with respect to such transactions as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in the following paragraphs (A), (B), (C) and (D) of this subsection 2.5.1. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

    (A) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of SNC or circle.com, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of SNC or circle.com or that an interest therein shall be partly for the benefit of SNC and partly for the benefit of circle.com and, accordingly, shall be attributable to SNC or circle.com, or partly to each, in accordance with subsection 2.7.4 or 2.7.20, as the case may be.

    (B) Upon any issuance of any shares of circle.com Stock at a time when the Retained Interest Percentage is more than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of circle.com Stock so issued should reduce the Retained Interest Percentage and the Retained Interest Percentage shall be adjusted accordingly.

    (C) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of circle.com Stock, if at the time such Convertible Securities are issued the Retained Interest Percentage is greater than zero, the Board of Directors shall determine whether, upon conversion, exchange or exercise thereof, the issuance of shares of circle.com Stock pursuant thereto shall, in whole or in part, reduce the Retained Interest Percentage, taking into consideration the use of the proceeds of such issuance of Convertible Securities in the business of SNC or circle.com and any other relevant factors.

    (D) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of any Preferred Stock of any class or series or of other securities or debt obligations of the Corporation, if some of such shares, other securities or debt obligations were attributed to SNC and some of such shares, other securities or debt obligations were attributed to circle.com, the Board of Directors shall determine which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributable to SNC and which, if any, of such shares, other securities or debt obligations shall be attributable to circle.com and, accordingly, how many of the shares of such series of Preferred Stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, continue to be attributable to SNC or to circle.com.

    2.5.2. Sources of Dividends and Distributions; Uses of Proceeds of Share Issuances. Notwithstanding the attribution of properties or assets of the Corporation to SNC or circle.com as provided by subsection 2.7.4 or 2.7.20, but subject to the limitations of subsections 2.1.1, 2.1.2 and 2.1.4, the Board of Directors (i) may cause dividends or distributions or other payments to the holders of any class of Common Stock or any class or series of Preferred Stock to be made out of the properties or assets attributed to any Group, subject, however, to any contrary term of any series of Preferred Stock fixed in accordance with Section 3 of this Article V, and
  (ii) may cause the proceeds of issuance of any shares of SNC Stock or circle.com Stock or any class or series of Preferred Stock, to whichever Group attributable in accordance with subsection 3.4, to be used in the business of, and to be attributed either to SNC in accordance with subsection 2.7.20 or to circle.com in accordance with subsection 2.7.4.

    2.5.3. Certain Determinations Not Required. Notwithstanding the foregoing provisions of this subsection 2.5, the provisions of subsection 2.7.4 or
  2.7.20 or any other provision of this Article V, at any time when there are not outstanding both (i) one or more shares of SNC Stock or Convertible Securities convertible into or exchangeable or exercisable for SNC Stock and (ii) one or more shares of circle.com Stock or Convertible Securities convertible into or exchangeable or exercisable for circle.com Stock, the Corporation (A) need not attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to SNC or circle.com or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article V, and in such circumstances the holders of the shares of SNC Stock or circle.com Stock outstanding, as the case may be, shall (unless otherwise specifically provided by this Restated Certificate of Incorporation) be entitled to all the voting powers, preferences, optional or other special rights of both classes of the Common Stock without differentiation between the SNC Stock and the circle.com Stock and any provision of this Article V to the contrary shall no longer be in effect or operative and the Board of Directors may cause the Corporation's certificate of incorporation to be amended as permitted by law to delete such provisions as are no longer operative or of further effect.

    2.5.4. Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this subsection 2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all shareholders.

  2.6 Adjustments to Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com

  The Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com, as in effect from time to time, shall, automatically without action by the Board, be:

    2.6.1. adjusted in proportion to any changes in the number of outstanding shares of circle.com Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of circle.com Stock or by dividends or other distributions of shares of circle.com Stock on shares of circle.com Stock (and, in each such case, rounded, if necessary to the nearest whole number);

    2.6.2. decreased by (i) if the Corporation issues any shares of circle.com Stock and the Board attributes that issuance (and the proceeds thereof) to SNC, the number of shares of circle.com Stock so issued, and
  (ii) if the Board re-allocates to SNC any cash or other assets theretofore allocated to circle.com in connection with a redemption of shares of circle.com Stock (as required pursuant to clause (ii) of the proviso to the definition of SNC below) or in return for a decrease in the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of circle.com Stock as of the date of such re-allocation; and

    2.6.3. increased by (i) if the Corporation repurchases any shares of circle.com Stock and the Board attributes that repurchase (and the consideration therefor) to SNC, the number of shares of circle.com Stock so repurchased and (ii) if the Board re-allocates to circle.com any cash or other assets theretofore allocated to SNC in return for an increase in the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of circle.com Stock as of the date of such re-allocation.

  Neither the Corporation nor the Board shall take any action that would, as a result of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com to below zero. Subject to the preceding sentence, the Board may attribute the issuance of any shares of circle.com Stock (and the consideration therefor) to SNC or to circle.com, as the Board determines in its sole discretion; provided, however, that the Board must attribute to SNC the issuance of any shares of circle.com Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of SNC Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to SNC.

  2.7 Certain Definitions. As used in this Section 2 of this Article V, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this subsection 2.7, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

    2.7.1. All or Substantially All of the Assets of circle.com means a portion of such assets that represent at least 80% of the then-current Fair Value of the assets of circle.com.

    2.7.2. Available Dividend Amount of circle.com, on any date, shall mean the amount that would then be legally available for the payment of dividends on circle.com Stock under Delaware law if the circle.com group were a separate Delaware corporation. For purposes of this calculation, the number of outstanding shares of circle.com Stock are assumed to include the Number of Shares Issuable With Respect to SNC's Retained Interest in circle.com.

    2.7.3. Available Dividend Amount for SNC, on any date, shall mean the amount that would then be legally available for the payment of dividends on SNC's common stock under Delaware law if SNC were a separate Delaware corporation. For purposes of this calculation, SNC's assets are deemed to include the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com.

    2.7.4. circle.com shall mean, as of any date from and after the Effective
  Date:

    (A) the Internet professional services business of the Corporation, including all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, as of the Effective Date, allocated to the circle.com group;

    (B) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to the circle.com group, as determined by the Board of Directors as contemplated by paragraph (A) of subsection 2.5.1;

    (C) any business, assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to the circle.com group or that the Corporation otherwise allocates to the circle.com group in accordance with policies established from time to time by the Board of Directors;

    (D) the rights and obligations of the circle.com group under any inter-group debt deemed to be owned to or by the circle.com group (as those rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided that:

      (1) the Corporation may re-allocate assets from one group to the other group in return for other assets or services rendered by that other group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time; or

      (2) if the Corporation transfers cash, other assets or securities to holders of circle.com Stock as a dividend or other distribution on circle.com Stock (other than a dividend or distribution payable in circle.com Stock), or as payment in a redemption of circle.com Stock effected as a result of a Disposition referred to in paragraph (A) of subsection 2.4.1, then the Board of Directors shall re-allocate from the circle.com group to the SNC group cash, other assets having a Fair Value equal to the aggregate Fair Value of the cash, assets or other securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable With Respect to SNC's Retained

    Interest in circle.com on the record date for the dividend or distribution, or on the date of redemption, and the denominator of which shall equal the number of shares of circle.com Stock outstanding on that date.

    2.7.5. Conversion Date shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of circle.com Stock into shares of SNC Stock (or another class or series of common stock of the Corporation) or of shares of SNC Stock into shares of circle.com Stock (or another class or series of common stock of the Corporation), as the case may be, as shall be set forth in the notice to holders of shares of such class of Common Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock required pursuant to paragraph (E) of subsection 2.4.5.

    2.7.6. Convertible Securities at any time shall mean any securities of the Corporation or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

    2.7.7. Disposition shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

    2.7.8. Effective Date shall mean the date on which this Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and become effective.

    2.7.9. Fair Value shall mean, in the case of equity securities of a class that has previously been Publicly Traded for a period of at least 15 months or in the case of debt securities that are Publicly Traded, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security that has not been Publicly Traded for at least such period or a debt security that is not Publicly Traded, shall mean the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; provided, however, that in the case of property other than securities the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

    2.7.10. Group shall mean, as of any date, SNC or circle.com, as the case may be.

    2.7.11. Market Capitalization of any class or series of common stock on any date shall mean the product of (i) the Market Value of one share of such class of common stock on such date and (ii) the number of shares of such class of common stock outstanding on such date. Shares issuable with respect to SNC's retained interest in circle.com are not considered to be outstanding until they are in fact issued to third parties.

    2.7.12. Market Value of a share of any class or series of capital stock of the Corporation on any Trading Day shall mean the average of the high and low reported sales prices of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the closing price of a share of such class or series on such Trading Day, in either case on the New York Stock Exchange or, if the shares of such class or series are not listed or admitted to trading on such exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations System if quoted thereon, or if not, on the principal national securities exchange in the United States or outside of the United States if such exchange is approved by the Board of Directors, on which the shares of such class or series are listed or admitted to trading or, if the shares of such class or series are not listed or admitted to trading on any such national securities exchange or quoted on such Automated Quotations System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock of the Corporation for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of such capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution; and provided further, that, if (a) the Corporation repurchases outstanding shares of circle.com Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to the circle.com group and (b) the Board of Directors determines to re-allocate to SNC cash or other assets theretofore allocated to the circle.com group in order to avoid a change in the Retained Interest Percentage, the "Market Value" of a share of circle.com Stock used to compute the corresponding reduction in the Number of Shares Issuable With Respect to SNC's Retained Interest in circle.com will equal the Fair Value of the consideration paid per share of circle.com Stock so repurchased; and provided further, that, if the Corporation redeems a portion of the outstanding shares of circle.com Stock (and the Board of Directors re-allocates to SNC cash or other assets theretofore allocated to circle.com), the "Market Value" of a share of circle.com Stock used to compute the corresponding reduction in the Number of Shares Issuable With Respect to SNC's Retained Interest in circle.com will equal the Fair Value of the consideration paid per share of circle.com Stock so redeemed.

    2.7.13. Net Proceeds of the sale of All or Substantially All of the Assets of circle.com means an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (A) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to subparagraph (A)(1)(a) or (b) of subsection 2.4.1, (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities (contingent or otherwise) of or attributable to the circle.com Group if properties or assets attributable to the circle.com Group were disposed of or attributable to the SNC Group if properties or assets attributable to the SNC Group were disposed of, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributable to such Group. For purposes of this definition, any properties and assets attributable to such Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

    2.7.14. Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com shall initially be a number the Board of Directors designates prior to the time the Corporation first issues shares of circle.com Stock as the number of shares of circle.com Stock that could be issued by the Corporation for the account of SNC in respect of its retained interest in circle.com; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by subsection
  2.6 of this Article V.

    2.7.15. Proportionate Interest of holders of circle.com Stock in the Net Proceeds of a Disposition of All or Substantially All of the Assets of circle.com (or in the outstanding shares of common stock of any subsidiaries holding circle.com's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) times the number of shares of circle.com Stock outstanding divided by the Total Number of Notional circle.com Shares Deemed Outstanding.

    2.7.16. Publicly Traded with respect to any security shall mean (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system) listed or admitted to trading on any national securities exchange of any nation other than the U.S.A. which has been approved by the Board of Directors.

    2.7.17. Redemption Date shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of any class of Common Stock, as set forth in a notice to holders thereof required pursuant to paragraph (C), (D) or (F) of subsection 2.4.5.

    2.7.18. Related Business Transaction means any Disposition of all or substantially all the properties and assets attributed to a Group in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of (1) any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

    (A) Retained Interest Percentage means the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com divided by the Total Number of Notional circle.com Shares Deemed Outstanding.

    2.7.19. Total Number of Notional circle.com Shares Deemed Outstanding means the number of shares of circle.com Stock outstanding plus the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com.

    2.7.20. SNC shall mean, as of any date from and as of the Effective Date:

    (A) all of the businesses, assets and liabilities of Snyder
  Communications and its subsidiaries, other than the businesses, assets and liabilities that are part of circle.com;

    (B) the rights and obligations of SNC under any inter-group debt deemed to be owned to or by SNC (as such rights and obligations are defined in accordance with policies established from time to time by the Board);

    (C) a proportionate interest in circle.com (after giving effect to any options, preferred stock, other securities or debt issued or incurred by Snyder Communications and attributed to circle.com) equal to the Retained Interest Percentage as of such date; provided that:

      (1)the Corporation may re-allocate assets from one group to another in return for other assets or services rendered by that other group in the ordinary course of business or in accordance with policies established by the Board from time to time, and

      (2) if the Corporation transfers cash, other assets or securities to holders of circle.com Stock as a dividend or other distribution on shares of circle.com Stock (other than a dividend or distribution payable in shares of circle.com Stock), or as payment in a redemption of circle.com Stock effected as a result of a sale of All or Substantially All of the Assets of circle.com, then the Board shall re-allocate from circle.com to SNC cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to SNC's Retained Interest in circle.com on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of circle.com Stock outstanding on such date.

    2.7.21. Trading Day shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System or in the over-the-counter market.

  Section 3. Preferred Stock.

  3.1 General. The Corporation is authorized to issue shares of Preferred Stock from time to time in one or more series as may from time to time be determined by the Board of Directors, each of such series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, of each such series, including, but without limiting the generality of the foregoing, the following:

    3.1.1. The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased (but not above the total number of shares of Preferred Stock) or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board.

    3.1.2. The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relations, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class of classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative.

    3.1.3. The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange.

    3.1.4. Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price of prices and the times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed.

    3.1.5. The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation.

    3.1.6. The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock.

    3.1.7. The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right to vote on a matter as a separate class or, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock.

  3.2 Rights of Preferred Stock.

  3.2.1. After adequate provision shall have been made with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of subsection 3.1), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (as fixed in accordance with the provisions of subsection 3.1), and subject further to any other conditions that may be fixed in accordance with the provisions of subsection 3.1, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

    3.2.2. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of subsection 3.1), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (as fixed in accordance with the provisions of subsection 3.1), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible or intangible, of whatever kind available for distribution to stockholders as provided in subsection 2.3.

    3.3 Attribution of Preferred Stock to Groups. Upon any issuance of any shares of Preferred Stock of any series after the Effective Date, the Board of Directors shall attribute for purposes of this Article V the shares so issued entirely to SNC or entirely to circle.com or partly to SNC and partly to circle.com in such proportion as the Board of Directors shall determine. Upon any redemption or repurchase of shares of Preferred Stock, the Board of Directors shall determine the proper attribution thereof in accordance with paragraph (D) of subsection 2.5.1. A record of any such determination shall be filed with the records of the actions of the Board of Directors. Notwithstanding any such attribution of shares of Preferred Stock to SNC or circle.com, any dividends or distributions or other payments which may be made by the Corporation on such shares of Preferred Stock may be made, and as required by the preferences and relative, participating, optional or other special rights thereof shall be made, out of any of the properties or assets of the Corporation, regardless of the Group to which such properties or assets are attributed in accordance with subsections 2.7.4 or 2.7.20, except as otherwise provided by the resolution of the Board of Directors fixing in accordance with subsection 3.1 the preferences and relative, participating, optional or other special rights of a series of Preferred Stock.

                                  ARTICLE VI

                              Board of Directors

  Section 1. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and this Restated Certificate of Incorporation and the By-laws of the Corporation. The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by resolution relinquish or modify the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the By-laws of the Corporation.

  Section 2. Vacancies. Except as otherwise provided for or fixed pursuant to the provision of Article V, Section III hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled as set forth in the By-laws of the Corporation.

  Section 3. Number of Directors Constituting the Board. The number of directors that shall constitute the full Board, other than any directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V, Section III hereof, shall be fixed by the Bylaws of the Corporation.

  Section 4. Election of Directors. The directors of the Corporation shall not be required to be elected by written ballots unless the Bylaws of the Corporation so provide.

                                  ARTICLE VII

                        Duration of Corporate Existence

  The Corporation is to have perpetual existence.

                                  ARTICLE VIII

                               Director Liability

  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation of its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the Corporation Law or any successor thereto is amended with respect to the permissible limits of directors' liability, this Article VIII shall be deemed to provide the fullest limitation on liability permitted under such amended statute. Any repeal or modification of this Article VIII by the stockholders of the Corporation only shall be applied prospectively, to the extent that such repeal or modification would, if applied retrospectively, adversely affect any limitation on the personal liability of a director of the Corporation existing immediately prior to such repeal or modification.

                                   ARTICLE IX


                   Amendment of Certificate of Incorporation

  The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in any manner permitted by the Corporation Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

  IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, has been executed by
           , its            , this      day of      1999.

                                          SNYDER COMMUNICATIONS, INC.

                                          By:
                                            -------------------------------

                                                                         ANNEX B

                          SNYDER COMMUNICATIONS, INC.

                          SECOND AMENDED AND RESTATED
                           1996 STOCK INCENTIVE PLAN
                          (Effective October 5, 1999)

1. Purposes.

  The purposes of the Snyder Communications, Inc. 1996 Stock Incentive Plan are to promote the long-term growth of Snyder Communications, Inc. and its subsidiaries by rewarding key management employees, consultants and directors of Snyder Communications, Inc. and its subsidiaries with a proprietary interest in Snyder Communications, Inc. for outstanding long-term performance and to attract, motivate and retain highly qualified and capable employees, consultants and directors.

2. Definitions.

  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

  2.1 "Award" means an award granted to a Participant under the Plan in the form of an Option, Restricted Stock, a Stock Appreciation Right, or any combination of the foregoing.

  2.2 "Board" means the Board of Directors of the Corporation.

  2.3 "circle.com Stock" means shares of circle.com stock, par value $0.001 per share, of the Corporation.

  2.4 "Code" means the Internal Revenue Code of 1986, as amended, or any successor law.

  2.5 "Commission" means the Securities and Exchange Commission or any successor agency.

  2.6 "Compensation Committee" shall mean the Compensation Committee of the Board, which Committee shall consist of at least two (2) members of the Board, each of whom qualifies as both an "outside director" (within the meaning of Section 162(m)(4) of the Code) and a "non-employee director" (within the meaning of Rule 16b-3(b)(3) issued under the Securities Exchange Act of 1934).

  2.7 "Consultant" means any person performing consulting or advisory services for the Corporation or any Subsidiary, with or without compensation, including a person or entity providing services pursuant to a management services agreement with the Corporation, to whom the Compensation Committee chooses to grant an Option, Restricted Stock or Stock Appreciation Right in accordance with the Plan, provided that bona fide services must be rendered by such person and such services are not rendered in connection with the sale of securities in a capital raising transaction.

  2.8 "Director" means for purposes of the grant of Awards under the Plan, a member of the Board of Directors of the Corporation or a Subsidiary.

  2.9 "Corporation" means Snyder Communications, Inc., a Delaware corporation, or any successor thereto.

  2.10 "Disability" means total disability as defined in Section 22(e)(3) of the Code.

  2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  2.12 "Fair Market Value" means, on any given date, the current fair market value of shares as determined below:

    (a) If the Shares are listed upon an established stock exchange or exchanges, "Fair Market Value" means the closing price of such Shares on the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the exchange that trades the largest volume of Shares on the date of the Award.

    (b) If the Shares are traded on the Nasdaq National Market, "Fair Market Value" means the closing price of such Shares reported on the Nasdaq National Market on the date of the Award, provided that if there should be no sales of such Shares reported on such date, the Fair Market Value of such Share on such date shall be deemed equal to the closing price as reported by the Nasdaq National Market for the last preceding date on which sales of such Shares were reported.

    (c) In all other cases, "Fair Market Value" shall be determined by the Compensation Committee using any reasonable method in good faith, provided that, with respect to the initial public offering of Shares by the Corporation, "Fair Market Value" means the initial offering price to the public of such Shares.

  2.13 "Option" means an option awarded under Section 7 to purchase Shares.

  2.14 "Option Exercise Period" means the period from the Option Grant Date to the date on which an Option expires.

  2.15 "Option Grant Date" means the date upon which the Compensation Committee grants an Option to an Optionee.

  2.16 "Optionee" means an employee, Director or Consultant of the Corporation or any Subsidiary to whom an Option has been granted.

  2.17 "Participant" means an employee, Director or Consultant of the Corporation or any Subsidiary to whom an Award has been granted which has not terminated, expired or been fully exercised.

  2.18 "Plan" means this Snyder Communications, Inc. Second Amended and Restated 1996 Stock Incentive Plan, as it may be amended and restated from time to time.

  2.19 "Restricted Period" means the period of time, which may be a single period or multiple periods, during which Restricted Stock awarded to a Participant remains subject to the Restrictions imposed on such Shares, as determined by the Compensation Committee.

  2.20 "Restricted Stock" means an award of Shares on which are imposed Restricted Periods and Restrictions which subject the Shares to a "substantial risk of forfeiture" as defined in Section 83 of the Code.

  2.21 "Restricted Stock Agreement" means a written agreement between a Participant and the Corporation evidencing an award of Restricted Stock.

  2.22 "Restricted Stock Award Date" means the date on which the Compensation Committee awards Restricted Shares to the Participant.

  2.23 "Restrictions" means the restrictions and conditions imposed on Restricted Stock awarded to a Participant, as determined by the Compensation Committee, which must be satisfied in order for the Restricted Stock award to vest, in whole or in part, in the Participant.

  2.24 "Shares," except as specifically provided in Section 6, means shares of either SNC Stock or circle.com Stock, as the case may be.

  2.25 "SNC Stock" means shares of the SNC stock, par value $0.001 per share, of the Corporation.

  2.26 "Stock Appreciation Right" means a right to receive the spread or difference between the Fair Market Value of Shares subject to an Option and the corresponding Option exercise price, either in stock or in cash, or in a combination thereof.

  2.27 "Stock Appreciation Rights Agreement" means a written agreement between a Participant and the Corporation evidencing an award of Stock Appreciation Rights.

  2.28 "Stock Option Agreement" means a written agreement between a Participant and the Corporation evidencing an award of an Option.

  2.29 "Subsidiary" means any domestic or foreign corporation or entity of which the Corporation owns, directly or indirectly, at least 50% of the total combined voting power of such corporation or other entity.

  2.30 "Voting Stock" means all capital stock of the Corporation which by its terms is entitled under ordinary circumstances to vote in the election of directors.

3. Administration of the Plan.

  3.1 Administrator of Plan. The Plan shall be administered by the Compensation Committee of the Board.

  3.2 Authority of Compensation Committee. The appropriate Compensation Committee shall have full power and authority to:

    (i) designate the Participants to whom Options, Restricted Stock, or Stock Appreciation Rights may be awarded from time to time;

    (ii) determine the type of Award to be granted to each Participant under the Plan and the number and class of Shares subject thereto;

    (iii) determine the duration of the Restricted Period and the Restrictions to be imposed with respect to each Award;

    (iv) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan;

    (v) approve the form and terms and conditions of the Restricted Stock Agreement, Stock Option Agreement, or Stock Appreciation Rights Agreement, as the case may be, between the Corporation and the Participant; and

    (vi) designate persons other than members of the Committee to grant Awards consisting of Options and Stock Appreciation Rights, to persons below the rank of Senior Vice President.

  The foregoing determinations shall be made in accordance with the Compensation Committee's best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan.

  3.3 Determinations of Compensation Committee. A majority of the Compensation Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Compensation Committee shall be made by a majority of its members. Any action which the Compensation Committee shall take through a written instrument signed by all of its members shall be as effective as though it had been taken at a meeting duly called and held. The Compensation Committee shall report all actions taken by it to the Board.

  3.4 Delegation. The Compensation Committee may delegate such non-discretionary administrative duties under the Plan to one or more agents as it shall deem necessary and advisable.

  3.5 Effect of Compensation Committee Determinations. No members of the Compensation Committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Plan, any Award or any settlement of any dispute between a Participant and the Corporation. Any decision made or action taken by the Compensation Committee or the Board with respect to an Award or the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

4. Awards Under the Plan.

  Awards to a Participant under the Plan may be in the form of Option, Restricted Stock, a Stock Appreciation Right, or a combination thereof, at the discretion of the Compensation Committee.

5. Eligibility

  The Participants in the Plan shall be the officers, key employees, Directors and Consultants of the Corporation and its Subsidiaries designated by the Compensation Committee. A Participant who has been granted an Award under the Plan may be granted additional Awards under the Plan under such circumstances, and at such times, as the Compensation Committee may determine.

6. Shares Subject to Plan.

  Subject to adjustment as provided in Section 14, the aggregate number of Shares which may be issued upon the exercise of Options or Stock Appreciation Rights and the Award of Restricted Stock under the Plan shall not exceed:

    (a) Eighteen Million (18,000,000) Shares of SNC Stock, increased (except as provided below) on the date the Board authorizes the issuance of additional Shares of SNC Stock by seventeen and one-half (17.5) percent of the number of such additional Shares of SNC Stock which are authorized to be issued; and

    (b) Five Million Four Hundred Thousand (5,400,000) Shares of circle.com Stock, increased (except as provided below) on the date the Board authorizes the issuance of additional Shares of circle.com Stock by thirty
  (30) percent of the number of such additional Shares of circle.com Stock which are authorized to be issued;

  provided, in each case, however, that any such increase shall be made only to the extent the Corporation has authorized and unreserved Shares of SNC Stock or circle.com Stock, as the case may be, for such purposes. Such increases shall occur on the date of each such authorization of the issuance of additional Shares of SNC Stock and/or circle.com Stock, as the case may be, by the Board, except for authorized issuances of Shares issued with respect to Awards under the Plan or relating to changes in capitalization for which an adjustment to the Shares available under the Plan is required by Section 15.

  Subject to adjustment as provided in Section 15, the aggregate number of Shares which may be issued upon the exercise of Options or Stock Appreciation Rights and the Award of Restricted Stock under this Plan to any one
Participant during any calendar year shall not exceed one million (1,000,000) Shares of SNC Stock and one million (1,000,000) Shares of circle.com Stock. If all or any portion of any outstanding Award under the Plan for any reason expires or is terminated, the Shares allocable to the unexercised or forfeited portion of such Award may again be subject to an Award under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of Shares of each of SNC Stock and circle.com Stock which may be issued upon the exercise of Options or Stock Appreciation Rights and the Award of Restricted Stock but shall not apply for purposes of determining the aggregate number of Shares of each of SNC Stock and circle.com Stock which may be issued upon the exercise of Options or Stock Appreciation Rights and the Award of Restricted Stock under this Plan to any one Participant during any calendar year.

7. Options.

  7.1 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions:

    (a) Option Price. The option price per Share under each Option (the "Option Price") may not be less than 100% of the Fair Market Value of a Share of the applicable class of common stock on the Option Grant Date. In no event shall the Option Price be less than the par value of such Share on the Option Grant Date.

    (b) Vesting of Options. Except as provided in this Section 7.1, Options granted shall vest in accordance with the terms provided by the Compensation Committee in the Option Agreement. The Compensation Committee may accelerate the vesting of any Option in its discretion.

    (c) Exercise of Options. Each Option shall be exercisable on the dates and for the number of Shares as shall be provided in the related Stock Option Agreement, provided that (i) unless provided otherwise in the Option Agreement, an Option shall not be exercisable earlier than six months after the Option Grant Date, and (ii) in no event shall the Option Exercise Period exceed ten years from the Option Grant Date.

    Options may be exercised (in full or in part) only by written notice delivered to the Corporation at its principal executive office, accompanied by payment of the Option Price for the Shares as to which such Option is exercised. The Option Price of each Share as to which an Option is exercised shall be paid in full at the time of exercise (i) in cash, (ii) with Shares owned by the Participant, (iii) by delivery to the Corporation of (x) irrevocable instructions to deliver directly to a broker the stock certificates representing the Shares for which the Option is being exercised, and (y) irrevocable instructions to such broker to sell such Shares and promptly deliver to the Corporation the portion of the proceeds equal to the Option Price and any amount necessary to satisfy the Corporation's obligation for withholding taxes, or (iv) any combination thereof. For purposes of making payment in Shares, such Shares shall be valued at their Fair Market Value on the date of exercise of the Option and shall have been held by the Participant for at least six months.

    (d) Termination of Employment or Service of Optionee. The Compensation Committee shall have authority to determine the circumstances under which an Option will vest upon termination of the employment or service of the Optionee for any reason. Unless otherwise determined by the Compensation Committee, the Compensation Committee shall provide that vesting of the Option shall cease on the date of termination of employment or service and the Option shall terminate on the date which is three months after the date on which the Optionee terminates employment or service. In the event an Optionee terminates employment or service by reason of the Optionee's death or Disability, the Option shall terminate one year after the date on which the Optionee terminates employment or service as a result of death or Disability. In any event, each Option shall terminate no later than ten years after the Option Grant Date. Such provisions shall be contained in the Option Agreement given to each Optionee.

    (e) Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Shares covered by any Option until the date of the issuance of a stock certificate to such person evidencing such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 14.

    (f) Investment Purpose. The Corporation shall not be obligated to sell or issue any Shares pursuant to any Option unless the Shares with respect to which the Option is being exercised are at that time registered or exempt from registration under the Securities Act of 1933, as amended.

    (g) Assumption of Options. The Corporation may issue or assume under the Plan any stock option previously granted by the Corporation or in connection with any transaction or transactions upon such terms and conditions and, in the case of any option so assumed, with such modifications or adjustments therein, as shall be determined by the Compensation Committee. Any such option so issued or assumed shall be deemed to be an Option granted under this Plan, notwithstanding that any provision of this Plan would not, except for this Section 7, permit the grant of an option having the terms and conditions, including the option price, of such option as so issued or assumed.

    (h) Forfeiture of Options for Misconduct. If the Compensation Committee determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation policy resulting in loss, damage, or injury to the Corporation, or if an Optionee makes any unauthorized disclosure of any trade secret or confidential information, breaches any written agreement with the Corporation, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation, or solicits or attempts to solicit any employee of the Corporation to terminate employment with the Corporation, neither the Optionee nor the Optionee's estate shall be entitled to exercise any Option whatsoever. In making such determination, the Compensation Committee shall act fairly and shall give the Optionee an opportunity to appear and present evidence on his or her behalf at a hearing before the Compensation Committee.

    (i) Transferability of Options. Section 11 to the contrary notwithstanding, if the Compensation Committee so provides in the Option Agreement, an Option may be transferred by an Optionee to the Optionee's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided, however, that Optionee may not receive any consideration for the transfer. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant. In the event of any such transfer, the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

8. Restricted Stock.

  8.1 Terms of Restricted Stock Awards. Subject to and consistent with the provisions of the Plan, with respect to each Award of Restricted Stock to a Participant, the Compensation Committee shall determine:

    (a) the terms and conditions of the Restricted Stock Agreement between the Corporation and the Participant evidencing the Award;

    (b) the Restricted Period for all or a portion of the Award;

    (c) the Restrictions applicable to the Award;

    (d) whether the Participant shall receive the dividends and other distributions paid with respect to an Award of Restricted Stock as declared and paid to the holders of the Shares during the Restricted Period or shall be withheld by the Corporation for the account of the Participant until the Restricted Periods have expired or the Restrictions have been satisfied, and whether interest shall be paid on such dividends and other distributions withheld, and if so, the rate of interest to be paid, or whether such dividends may be reinvested in Shares; or

    (e) the percentage of the Award which shall vest in the Participant in the event of such Participant's death or Disability prior to the expiration of the Restricted Period or the satisfaction of the Restrictions applicable to an award of Restricted Stock.

  8.2 Delivery of Shares. Upon an Award of Restricted Stock to a Participant, the stock certificate representing the Restricted Stock shall be issued and transferred to and in the name of the Participant, whereupon the Participant shall become a stockholder of the Corporation with respect to such Restricted Stock and shall be entitled to vote the Shares. Such stock certificate shall be held in custody by the Corporation, together with stock powers executed by the Participant in favor of the Corporation, until the Restricted Period expires and the Restrictions imposed on the Restricted Stock are satisfied.

9. Performance-Based Awards of Restricted Stock.

  Certain Awards of Restricted Stock granted under the Plan may be granted in a manner that the Awards qualify for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Compensation Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant or one or more business units or the Corporation as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth;
(iv) market share; (v) net operating profit; (vi) expense targets; (vii) working capital targets relating to accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; and (xiii) total return to stockholders. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. With respect to Performance-Based Awards, (i) the Compensation Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed) and (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Compensation Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Compensation Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Compensation Committee may reduce or eliminate the number of Shares granted or the number of Shares upon the attainment of such performance goal.

10. Stock Appreciation Rights.

  10.1 Grants of Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted in conjunction with all or a part of any Option granted under the Plan, either at the time of the grant of such Option or at any subsequent time prior to the expiration of such Option; provided, however, that SARs shall not be offered or granted in connection with a prior Option without the consent of the holder of such Option. SARs may not be exercised by an Optionee who is a director or officer (within the meaning of Rule 16a-1(f) under the Exchange
Act) of the Corporation within six months after the SAR is granted, except that this limitation shall not be applicable in the event of the death or Disability of such Optionee occurring prior to the expiration of such six-month period.

  10.2 Terms of Stock Appreciation Rights. All SARs shall be subject to the following terms and conditions:

    (a) SARs shall be exercisable only at such time and to the extent that the Option to which they relate (the "Related Option") shall be exercisable.

    (b) Upon exercise of a SAR, the Optionee shall be entitled to the difference between the Fair Market Value of one Share and the Option Price of one Share specified in the Related Option times the number of Shares in respect of which the SARs shall have been exercised ("the Economic Value"). An Optionee, upon the exercise of SARs, shall receive the Economic Value thereof, and the Compensation Committee in its sole discretion shall determine the form in which payment of such Economic Value will be made, whether in cash, Shares or any combination thereof. For purposes of this
  Section 10.2(b), the Fair Market Value of the Shares shall be determined as of the date of exercise of the SAR.

    (c) An SAR may be exercised without exercising the Related Option, but the Related Option shall be canceled for all purposes under the Plan to the extent of the SAR exercise. A Related Option may be exercised without exercising the SAR, but the SAR shall be canceled for all purposes under the Plan to the extent of the Related Option Exercise.

11. Non-Transferability of Awards.

  Except as may be provided by the Committee in accordance with Section 7.1(i), Awards granted under the Plan shall not be transferable by the Participant during the Participant's lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except by will or by the applicable laws of descent and distribution. Except as may be provided by the Compensation Committee in accordance with Section 7.1(i), Options and Stock Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

12. Withholding of Taxes.

  Federal, state or local law may require the withholding of taxes applicable to income resulting from an Award. A Participant shall be required to make appropriate arrangements with the Corporation or Subsidiary, as the case may be, for satisfaction of any federal, state or local taxes the Corporation or Subsidiary is required to withhold. The Compensation Committee may, in its discretion and subject to such rules as it may adopt, permit the Participant to pay all or a portion of the federal, state or local withholding taxes arising in connection with an Award by electing to (i) have the Corporation withhold Shares, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, under each election such Shares having a Fair Market Value on the date specified in the rules adopted by the Committee equal to the amount to be withheld. The Corporation shall be under no obligation to issue Shares to the Participant unless the Participant has made the necessary arrangements for payment of the applicable withholding taxes.

13. No Right to Continued Employment.

  Neither the establishment of the Plan nor the granting of an Award shall confer upon any Participant any right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate such employment at any time. No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Corporation or any of its Subsidiaries, unless the Compensation Committee shall determine otherwise.

14. Amendment and Termination of Plan.

  The Board may amend the Plan from time to time, except that, without approval of the stockholders of the Corporation, no such revision or amendment shall change the total number of Shares which may be issued pursuant to the Plan or the maximum number of shares subject to Awards that may be granted to any individual under the Plan, change the designation of the classes of employees, Directors or Consultants eligible to receive Options, remove the administration of the Plan from the Compensation Committee or modify the business criteria for Performance-Based Awards. Unless sooner terminated as provided herein, the Plan shall terminate on the tenth anniversary of its effective date. The Board may terminate this Plan at any time it deems advisable, except that Options, Restricted Stock and Stock Appreciation Rights granted under the Plan before its termination shall continue to be administered under the Plan until such Options and Stock Appreciation Rights are canceled, terminated, or are exercised and the Restricted Stock is canceled, vested or is forfeited.

15. Changes in Capitalization.

  Subject to any required action by the stockholders, the number of Shares covered by each outstanding Award and the exercise price per each such Share subject to an Option or Stock Appreciation Right shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Corporation resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Corporation.

  If the Corporation merges or is consolidated with another corporation, whether or not the Corporation is a surviving corporation, or if the Corporation is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised Options remain outstanding under the Plan, (i) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of that Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which that Option may be exercised; or (ii) if Options have not already become exercisable, the Compensation Committee may accelerate the exercise so that all Options, from and after a date prior to the effective date of that merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Compensation Committee, shall be exercisable in full.

  If the Corporation is merged into or consolidated with another corporation under circumstances where the Corporation is not the surviving corporation (other than circumstances involving a mere change in the identity, form or place of organization of the Corporation), or if the Corporation is liquidated or dissolved, or sells or otherwise disposes of substantially all of its assets to another entity while unexercised Options remain outstanding under the Plan, unless provisions are made in connection with the transaction for the continuance of the Plan and/or the assumption or substitution of Options with new options covering the stock of the successor corporation, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices, then all outstanding Options shall be canceled as of the effective date of such merger, consolidation, liquidation, dissolution, or sale.

  In the event of a change of all of the Corporation's authorized Shares with par value into the same number of Shares with a different par value or without par value, the Shares resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.

  To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive.

  Except as hereinbefore expressly provided in this Section 15, the Participant shall have no rights (i) by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, or (ii) by reason of any dissolution, liquidation, merger, or consolidation, spin-off of assets or stock of another corporation, or any issue by the Corporation of shares of stock of any class, nor shall any of these actions affect, or cause an adjustment to be made with respect to, the number or price of Shares subject to any Option.

  The grant of any Award pursuant to the Plan shall not affect in any way the right or power of the Corporation (i) to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, (ii) to merge or consolidate, (iii) to dissolve, liquidate, or sell or transfer all or any part of its business or assets or (iv) to issue any bonds, debentures, preferred or other preference stock ahead of or affecting the Shares. If any action described in the preceding sentence results in a fractional Share for any Participant under any Award hereunder, such fraction shall be completely disregarded and the Participant shall only be entitled to the whole number of Shares resulting from such adjustment.

16. Governing Law.

  The Plan and each Stock Option Agreement, Restricted Stock Agreement and Stock Appreciation Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

17. Effective Date.

  The Plan as amended shall be effective on October 5, 1999, subject to the approval of the Plan within 12 months of such date by a majority of the voting shares represented and entitled to vote. Stockholders must reapprove the Plan at the first meeting of stockholders held in 2004 in order to permit Performance-Based Awards under Section 9 of the Plan to be granted after that date.

                                          SNYDER COMMUNICATIONS, INC.

                                                  /s/ Daniel M. Snyder
                                          By: _________________________________

                                          Name:  Daniel M. Snyder
                                          Title: Chairman and Chief Executive
                                                 Officer

                                                                         ANNEX C
                          SNYDER COMMUNICATIONS, INC.

                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN
                          (Effective October 5, 1999)

                                   ARTICLE I

                                  Introduction

  Section 1.01. Statement of Purpose. The purpose of the Snyder Communications, Inc. Employee Stock Purchase Plan is to provide employees of the Company and its Subsidiaries, who wish to become stockholders, an opportunity to purchase Stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of the employees and the Company.

  Section 1.02. Internal Revenue Code Considerations. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                  Definitions

  Section 2.01. "Administrative Committee" means the committee appointed by the Board to administer the Plan, as provided in Section 6.04 hereof.

  Section 2.02. "Board" means the Board of Directors of the Company.

  Section 2.03. "circle.com Stock," means shares of circle.com stock, par value $0.001 per share, of the Company.

  Section 2.04. "Code" means the Internal Revenue Code of 1986, as amended.

  Section 2.05. "Company" means Snyder Communications, Inc., a Delaware corporation.

  Section 2.06. "Compensation" means the total remuneration paid, during the period of reference, to a Participant by the Company or a Subsidiary, including regular salary or wages, overtime payments, bonuses, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Participant has had his current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Company and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Participant's compensation has been reduced pursuant to a compensation reduction agreement between the Participant and the Company for the purpose of funding benefits through any cafeteria plan sponsored by the Company meeting the requirements of section 125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Participant, expense reimbursements of all types, payments in lieu of expenses, the Company contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Company contributions to Social Security or worker's compensation, the costs paid by the Company in connection with fringe benefits and relocation, including gross-ups, any amounts accrued for the benefit of the Participant, but not paid, during the period of reference, and any gains (realized or unrealized) that may result from participation in any of the Company's stock option plans.

  Section 2.07. "Effective Date" shall mean October 5, 1999.

  Section 2.08. "Employee" means each individual who is an employee of the Company or a Subsidiary for purposes of federal tax withholding; provided, however, that the term Employee shall not include any individual (i) whose customary employment is 20 hours or less per week, (ii) who for purposes of section 423(b)(3) of the Code, is deemed to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or (iii) who is on an approved leave of absence that has exceeded 90 days and whose right to reemployment is not guaranteed either by statute or by contract.

  Section 2.09. "Exercise Date" means the last day of each Purchase Period, as determined by the Administrative Committee.

  Section 2.10. "Market Value" means, with respect to Stock, the fair market value of such Stock, determined by such methods or procedures as shall be established from time to time by the Administrative Committee, provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

  Section 2.11. "Offering" means the offering of shares of Stock under the Plan.

  Section 2.12. "Offering Date" means the date on which each Offering is to commence, as determined by the Administrative Committee.

  Section 2.13. "Participant" means each Employee who elects to participate in the Plan.

  Section 2.14. "Plan" means the Snyder Communications, Inc. Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

  Section 2.15. "Purchase Agreement" means the document prescribed by the Administrative Committee pursuant to which an Employee has enrolled to be a Participant.

  Section 2.16. "Purchase Period" means the period beginning on an Offering Date and ending on the Exercise Date; provided, however, that no Purchase Period shall exceed 27 months in duration.

  Section 2.17. "Purchase Price" means such term as it is defined in Section
4.03 hereof.

  Section 2.18. "SNC Stock" means shares of SNC stock, par value $0.001 per share, of the Company.

  Section 2.19. "Stock" means either SNC Stock or circle.com Stock, as the case may be.

  Section 2.20. "Stock Purchase Account" means a noninterest bearing bookkeeping entry which shall record all amounts withheld from a Participant's compensation for the purpose of purchasing shares of Stock for such employee under the Plan, reduced by all amounts applied to the purchase of Stock for such Participant under the Plan. The Company shall not be required to segregate or set aside any amounts so withheld, and such bookkeeping entry shall not represent an interest in any assets of the Company.

  Section 2.21. "Subsidiary" shall mean a corporation described in section 424(f) of the Code that has, with the permission of the Board, adopted the Plan.

                                  ARTICLE III

                           Admission to Participation

  Section 3.01. Initial Participation. With respect to any Purchase Period, an Employee who is employed as of the first day of such Purchase Period may elect to be a Participant and may become a Participant by executing and filing with the Administrative Committee a Purchase Agreement at such time in advance and on such forms as prescribed by the Administrative Committee. The effective date of an Employee's participation shall be the Offering Date next following the date on which the Administrative Committee receives from the Employee a properly executed and timely filed Purchase Agreement. Participation in the Plan will continue automatically from one Purchase Period until participation is discontinued pursuant to Section 3.02 or 3.03.

  Section 3.02. Voluntary Discontinuance of Participation. Any Participant may voluntarily withdraw from the Plan by filing a notice of withdrawal with the Administrative Committee at such time in advance as the Administrative Committee may specify. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his credit in his Stock Purchase Account.

  Section 3.03. Involuntary Discontinuance of Participation. If a Participant ceases to be employed by the Company or a Subsidiary, participation in the Plan shall cease and the entire amount, if any, standing to the Participant's credit in his Stock Purchase Account shall be refunded to him. If a Participant remains employed by the Company or a Subsidiary, but ceases to be an Employee, he may continue to participate in the Plan through the end of the Purchase Period in which such cessation occurs, but may participate thereafter only pursuant to Section 3.05.

  Section 3.04. Refund of Balance in Stock Purchase Account. The amount credited to a Participant's Stock Purchase Account that cannot be applied by reason of the limitations described in Section 4.02 or 4.04(c) shall be refunded to him as soon as administratively practicable.

  Section 3.05. Readmission to Participation. Any individual who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant for any subsequent Purchase Period if on the first day of such Purchase Period he is an Employee, by executing and filing with the Administrative Committee, at such time in advance as the Administrative Committee shall determine, a new Purchase Agreement on forms provided by the Administrative Committee. Reinstatement to Participant status shall be effective as of the Offering Date next following the date on which the Administrative Committee receives from the Employee the properly executed and timely filed Purchase Agreement.

                                   ARTICLE IV

                                 Stock Purchase

  Section 4.01. Reservation of Shares. There shall be 2.5 million shares of SNC Stock and 625,000 shares of circle.com Stock reserved for the Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in Section 5.02 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

  Section 4.02. Limitation on Shares Available. The maximum number of shares of each class of Stock that may be purchased for each Participant on an Exercise Date is the least of (a) the number of shares of such Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the Participant's proportionate part of the maximum number of whole shares of such Stock available within the limitation established by the maximum aggregate number of such shares reserved for the Plan, as stated in Section 4.01 hereof, or (c) 800 shares of SNC stock and 200 shares of circle.com stock. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would be deemed for the purposes of section 423(b)(3) of the Code to own stock (including any number of shares that such person would be entitled to purchase hereunder) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of Stock that such person is so deemed to own (excluding any number of shares that such person would be entitled to purchase hereunder), is one less than such five percent (5%).

  Section 4.03. Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any Offering shall be eighty-five percent (85%) of the Market Value of such share on the Exercise Date. If the Exercise Date with respect to the purchase of Stock is a day on which the Stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

  Section 4.04. Exercise of Purchase Privilege.

    (a) Subject to the provisions of Section 4.02 above, if on any Exercise Date there is a credit balance in the Participant's Stock Purchase Account, there shall be purchased for the Participant at the Purchase Price for the Purchase Period that expires on such Exercise Date the largest number of whole shares of one or both classes of Stock, as can be purchased with the entire amount then standing to the Participant's credit in his Stock Purchase Account under rules and procedures to be adopted by the Administrative Committee. Each such purchase shall be deemed to have occurred on the Exercise Date occurring at the close of the Offering for which the purchase was made.

    (b) Any credit remaining in the Stock Purchase Account on the Exercise Date after the purchase of the maximum number of whole shares shall remain in the Stock Purchase Account to the credit of the Participant and applied to purchase additional shares of Stock on subsequent Exercise Dates.

    (c) Notwithstanding anything contained herein to the contrary, a Participant may not during any calendar year purchase shares of Stock having an aggregate Market Value, determined at the time of each Offering Date during such calendar year, of more than $25,000.

  Section 4.05. Establishment of Stock Purchase Account. Each Participant shall authorize payroll deductions from Compensation for the purposes of crediting his Stock Purchase Account pursuant to rules and procedures to be adopted by the Administrative Committee. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his Compensation during a Purchase Period, subject to Section 4.04(c). Subject to Section 3.02, a Participant may not reduce or increase his payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Offering by filing notice thereof at such time preceding the Offering Date on which such subsequent Offering commences as the Administrative Committee shall determine. Payroll deductions are the only method by which the Stock Purchase Account can be credited. All Payroll deductions shall remain part of the Company's general assets until they are applied to purchase Stock under the Plan, and until such time may be used by the Company for any corporate purpose.

  Section 4.06. Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the credit in the Participant's Stock Purchase Account. As of each Exercise Date, the entire amount standing to the credit of each Participant in his Stock Purchase Account on the date of the last paycheck issued to the Participant prior to the Exercise Date in the Purchase Period that expires on such Exercise Date shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant on the Exercise Date. No interest shall be paid or payable with respect to any amount credited to the Participant's Stock Purchase Account.

  Section 4.07. Share Ownership; Issuance of Certificates.

    (a) The shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrative Committee.

    (b) The Administrative Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company (i) by issuing and delivering to the Participant a certificate for the number of whole shares of Stock purchased by such Participant on an Exercise Date or during a Calendar year, or (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on an Exercise Date or during a Calendar year to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, as selected by the Administrative Committee from time to time, which shares shall be maintained by such member firm in separate brokerage accounts of each Participant, or (iii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on an Exercise Date or during the calendar year to a bank or trust company or affiliate thereof, as selected by the Administrative Committee from time to time, which shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant or, if he designates on his Stock Purchase Agreement, in his name jointly with his spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in his name as tenant in common with his spouse, without right of survivorship. Such designation may be changed by filing a notice thereof signed by the Participant and his spouse. Such spouse shall be bound by all of the terms and conditions of the Plan as if such spouse were a Participant.

  Section 4.08. Restrictions on Resale. Stock acquired under the Plan may not be sold or otherwise disposed of for at least three months after the Exercise Date on which the shares were acquired, except in the case of death or disability.

                                   ARTICLE V

                              Special Adjustments

  Section 5.01. Shares Unavailable. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

    (a) The number of shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Exercise Date in order to eliminate such excess;

    (b) The Plan shall automatically terminate immediately after the Exercise Date as of which the supply of available shares is exhausted; and

    (c) Any amount then standing to the credit of the Stock Purchase Account of each of the Participants shall be repaid to such Participants.

  Section 5.02. Antidilution Provisions. The aggregate number and kind of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Administrative Committee acting with the consent of, and subject to the approval of, the Board. The determination of such adjustment shall be final.

  Section 5.03. Effect of De-listing. If the Stock shall cease for any reason to be listed on any nationally recognized stock exchange or quotation system, the Plan and any Offering hereunder shall thereupon terminate, and the balance then standing to the credit of each Participant in his Stock Purchase Account shall be returned to him.

                                   ARTICLE VI

                                 Miscellaneous

  Section 6.01. Nonalienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the date the Participant's death occurs. However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

  Section 6.02. Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan. No administrative charges shall be levied against the Stock Purchase Accounts of the Participants.

  Section 6.03. Collection of Taxes. The Company shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Administrative Committee shall institute such mechanisms as shall insure the collection of such taxes.

  Section 6.04. Administrative Committee. The Board shall appoint an Administrative Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrative Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrative Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Administrative Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

  Section 6.05. Amendment of the Plan. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any award theretofore granted to him.

  Section 6.06. Termination of the Plan. The Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his Stock Purchase Account shall be refunded to him.

  Section 6.07. Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

  Section 6.08. Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrative Committee and shall be effective only when received by the Administrative Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to Snyder Communications, Inc., 6903 Rockledge Drive, Two Democracy Center, Suite 1400, Bethesda, MD 20817,
Attention: Stock Purchase Plan Committee. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Administrative Committee.

  Section 6.09. Government Regulation. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

  Section 6.10. Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

  Section 6.11. Severability of Provisions; Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware, to the extent such laws are not in conflict with, or superseded by, federal law.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                                         Annex D

                  INFORMATION STATEMENT--FOR INFORMATION ONLY

                 [LOGO FOR VENTIV HEALTH, INC. APPEARS HERE]

                                  Common Stock
                          (par value $0.001 per share)

---------------------------
Consider carefully the
risk factors beginning                We have prepared this information
on page 9 of this                 statement to provide you with information
information statement.            regarding the pro rata distribution to Snyder
                                  Communications, Inc. common stockholders of
                                  all of the shares of common stock of Ventiv
Stockholder approval              Health, Inc., which will conduct the business
of the distribution of            currently conducted by Snyder's healthcare
Ventiv common stock               services group.
is not required. We are
not asking you for a                  The shares of Ventiv common stock will be
proxy and we request              distributed on the effective date of the
that you do not send us           distribution, which is September 27, 1999, to
a proxy. Also, you are            holders of Snyder common stock at the close
not required to make              of business on the record date for the
any payment for the               distribution, which is September 20, 1999.
shares of Ventiv
common stock.                         If you are a Snyder common stockholder at
                                  the close of business on the record date, you
                                  will receive one share of Ventiv common stock
This information state-           for every three shares of Snyder common stock
ment is not an offer to           you hold. Certificates for the shares will be
sell, or a solicitation of        mailed on or about September 27, 1999. You
an offer to buy, any              will receive a check for the cash equivalent
securities of Snyder or           of any fractional shares you otherwise would
Ventiv.                           have received in the distribution.
---------------------------
                                      If you have any questions regarding the
                                  distribution, you may call American Stock
                                  Transfer and Trust Company at (800) 937-5449, the distribution agent, or Snyder's investor relations contact at (301) 468-1010.



   No public market currently exists for the Ventiv common stock. However, the shares of Ventiv common stock have been approved for listing on the Nasdaq National Market. We expect that a "when-issued" market will develop in the shares of Ventiv common stock shortly after the record date and regular trading will begin on the first business day after the effective date of the distribution.

                     Nasdaq National Market Trading Symbol

                                     "VTIV"

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Ventiv common stock, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

   We first mailed this information statement to Snyder stockholders on September 27, 1999.

                               TABLE OF CONTENTS

Item                                                                        Page
----                                                                        ----
SUMMARY...................................................................    1
  Ventiv Health, Inc. ....................................................    1
  Relationship between Ventiv and Snyder After the Distribution...........    2
  Management..............................................................    2
  Key Terms of the Distribution...........................................    3
  Information Regarding the Distribution and Ventiv.......................    4
  Reasons for Furnishing This Information Statement.......................    5
  Forward-Looking Statements..............................................    5
  Summary Historical Financial Data.......................................    6
  Summary Unaudited Pro Forma Financial Data..............................    7
RISK FACTORS..............................................................    9
QUESTIONS AND ANSWERS ABOUT VENTIV AND THE DISTRIBUTION...................   13
THE DISTRIBUTION..........................................................   15
  Background and Reasons for the Distribution.............................   15
  Manner of Effecting the Distribution....................................   15
  Material Federal Income Tax Consequences................................   16
  Market for Ventiv Common Stock..........................................   17
  Dividend Policy.........................................................   18
  Distribution Conditions and Termination.................................   18
RELATIONSHIP AND AGREEMENTS BETWEEN VENTIV AND SNYDER AFTER THE
 DISTRIBUTION.............................................................   19
  General.................................................................   19
  Distribution Agreement..................................................   19
  Tax Sharing Agreement...................................................   20
  Interim Services Agreement..............................................   20
BUSINESS..................................................................   21
  Overview................................................................   21
  Trends Affecting Growth.................................................   21
  The Ventiv Approach.....................................................   23
  The Ventiv Health, Inc. Support Continuum...............................   24
  Ventiv's Operating Groups...............................................   25
  Competitive Advantages..................................................   31
  Clients.................................................................   33
  Competition.............................................................   33
  Employees...............................................................   34
  Government Regulation...................................................   34
  Properties..............................................................   35
  Legal Proceedings.......................................................   35
SELECTED FINANCIAL DATA...................................................   36
UNAUDITED PRO FORMA FINANCIAL DATA........................................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   39
  Overview................................................................   39
  Results of Operations...................................................   39
  Liquidity and Capital Resources.........................................   45
  Year 2000...............................................................   45
  Effect of Inflation.....................................................   46
  Quantitative and Qualitative Disclosures About Market Risk..............   46

Item                                                                       Page
----                                                                       ----
MANAGEMENT...............................................................   47
  Directors..............................................................   47
  Directors' Meetings and Committees.....................................   48
  Compensation of Directors..............................................   48
  Executive Officers.....................................................   48
EXECUTIVE COMPENSATION...................................................   50
  Historical Compensation................................................   50
  Ventiv Compensation and Benefit Plans..................................   51
  1999 Stock Incentive Plan..............................................   51
  Treatment of Snyder Options Following the Distribution.................   57
  Employment Agreements..................................................   57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........   59
DESCRIPTION OF CAPITAL STOCK.............................................   61
  Authorized Capital Stock...............................................   61
  Ventiv Common Stock....................................................   61
  Preferred Stock........................................................   61
  No Preemptive Rights...................................................   61
  Transfer Agent and Registrar...........................................   61
ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, VENTIV'S CERTIFICATE
 OF INCORPORATION AND BY-LAWS............................................   62
  Delaware Law...........................................................   62
  Certificate of Incorporation and By-Laws...............................   62
LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS....   63
  Limitation on Liability of Directors...................................   63
  Indemnification and Insurance..........................................   63
ADDITIONAL INFORMATION...................................................   64
INDEX TO FINANCIAL STATEMENTS............................................  F-1

                                    SUMMARY

  This summary highlights selected information from this information statement, but does not contain all details concerning the distribution of the Ventiv common stock to Snyder stockholders, including information that may be important to you. To better understand the distribution, and the business and financial position of Ventiv, you should carefully review this entire document. References in this information statement to "Ventiv" mean Ventiv Health, Inc. and its subsidiaries. References in this information statement to "Snyder" mean Snyder Communications, Inc. and its subsidiaries and affiliates.

                              Ventiv Health, Inc.

  After the distribution, Ventiv will continue to be one of the leading public companies based on revenues providing marketing and sales services for the pharmaceutical and life sciences industries. Our salesforce ranks first or second in size among outside providers in the United States, Germany, France and the United Kingdom, which constitute four of the top six worldwide pharmaceutical markets. Our clients include 18 of the 20 largest pharmaceutical companies based on revenues, which clients accounted for approximately 65.9% of our total revenues for the six months ended June 30, 1999. Our three operating groups offer services which are designed to develop, establish and monitor strategic marketing plans for pharmaceutical and other life sciences products, conduct educational research and communications services for the medical community and execute our clients' marketing strategies. Our Health Products Research Group uses proprietary systems to analytically design and monitor targeted marketing and sales programs. Our Healthcare Communications Group provides services which create pharmaceutical product awareness and demand within the medical community both prior and subsequent to a product's launch. Our Contract Sales Group executes pharmaceutical product sales and marketing programs through its salesforce.

  As of the distribution date, the business conducted by Snyder's healthcare services group will have been transferred to Ventiv Health, Inc., a newly formed Delaware corporation. The shares of common stock of Ventiv will be distributed to Snyder stockholders on a pro rata basis on the effective date of the distribution, September 27, 1999.

  The distribution of the shares of Ventiv common stock will be effective on the distribution date, September 27, 1999. No vote of Snyder's stockholders is required to approve the distribution of the Ventiv common stock, as this distribution does not constitute a disposition of all or substantially all of the assets of Snyder for purposes of Delaware law.

  Snyder's management believes that separating Ventiv into a separate, strategically focused public company will provide the following benefits:

  . Tie Compensation to Performance. Ventiv's ability to effectively attract, retain and incentivize its management team and employees of the healthcare marketing services business is a principal purpose of the distribution. The primary component of the compensation packages for Eran Broshy, the Chief Executive Officer of Ventiv, and the other members of Ventiv's management team will be Ventiv common stock.

  . Develop Focused Business Strategies. Snyder's management believes that the spin-off will enhance Ventiv's ability to focus its business strategies on the unique characteristics of its healthcare marketing business and enable Ventiv to compete more effectively in the pharmaceutical and life sciences industries.

  . Improve Access to Capital. As a separate company, with its own management and structure, Ventiv will no longer compete with Snyder's other businesses for Snyder's available capital and will be able to directly access the debt and equity markets for the funding necessary to execute its business plans and strategies.

  . Increase Visibility to the Capital Markets. Following the distribution, the financial markets will be able to focus on the individual businesses and strengths of Ventiv and Snyder.

  Snyder's management has identified the following detriments entailed in separating Ventiv into a separate public company:

  . Inability to Rely on Snyder. Ventiv's has no operating history as an independent company and has relied on Snyder for financial, administrative and managerial support. Other than the administrative services to be provided by Snyder pursuant to the Interim Services Agreement to be entered into as part of the distribution, Ventiv will be unable to access Snyder's available capital or rely on Snyder for support in the conduct of Ventiv's business following the distribution.

  . Less Diversified Business. Ventiv will be dependent on the life sciences industries and its significant pharmaceutical company clients and will no longer be part of a larger, more diversified marketing company.

  . Absence of Trading History for Ventiv Common Stock. There is no existing market for the Ventiv common stock and no assurance as to the trading prices for the Ventiv common stock before or after the distribution date.

See "Risk Factors" beginning on page 9 for a more complete discussion of the risks that you should consider in respect of your ownership of Ventiv common stock.

         Relationship between Ventiv and Snyder After the Distribution

  After the distribution, Snyder will focus its efforts on its worldwide direct marketing, advertising, communications and Internet professional services business. Snyder will retain responsibility for liabilities and obligations relating to its continuing business, and for general corporate liabilities that are not directly related to the healthcare services business.

  After the distribution, Snyder will no longer own any Ventiv common stock, although Daniel M. Snyder and Michele D. Snyder will beneficially own approximately 13.1% and 4.7%, respectively, of Ventiv. However, Snyder and Ventiv will enter into certain agreements to define their ongoing relationship after the distribution. These agreements also will allocate responsibility for obligations arising prior to the distribution and for certain obligations that might arise in the future. See "Relationship and Agreements Between Ventiv and Snyder After the Distribution" beginning on page 19.

                                   Management

  Eran Broshy will be the Chief Executive Officer of Ventiv. Mr. Broshy has extensive experience in the pharmaceutical and life sciences industries, working for 14 years at the Boston Consulting Group and serving as the firm's North American healthcare practice leader from 1991 until 1998. Most recently, Mr. Broshy was President and Chief Executive Officer of Coelcanth Corporation, a privately held biotechnology company. Mr. Broshy will be supported by a management team that will include Gregory S. Patrick, Robert Brown, Ph.D., R. Jeremy Stone, M.D., Allan Avery and William Pollock. See "Management--Executive Officers" beginning on page 48.

  The Ventiv Board of Directors will consist of seven persons, including both Daniel M. Snyder and Michele D. Snyder, who will serve as non-executive Co-Chairpersons of the Board of Directors of Ventiv, and Eran Broshy, Fred Drasner, A. Clayton Perfall, Mortimer Zuckerman and at least one additional independent director that will be designated prior to or promptly following the distribution. See "Management--Directors" beginning on page 47.

                        Key Terms of the Distribution



No Stockholder Action     No action is required by Snyder stockholders to
Required                  receive Ventiv common stock in the distribution.

                          You do not need to surrender Snyder common stock to receive Ventiv common stock in the distribution.

                          The number of shares of Snyder common stock you own will not change as a result of the distribution.

Record Date               If you are a holder of Snyder common stock as of the
                          close of business on the record date (September 20, 1999), you will be entitled to receive Ventiv common stock in the distribution.

Distribution Ratio        You will receive one share of Ventiv common stock for
                          every three shares of Snyder common stock you own as of the close of business on September 20, 1999.

No Fractional Shares      Fractional shares will not be distributed. Instead,
Will Be Issued            they will be aggregated and sold in the public market
                          by the distribution agent and the aggregate cash proceeds will be distributed ratably to stockholders otherwise entitled to fractional interests. See "The
                          Distribution--Manner of Effecting the Distribution" beginning on page 15.

Shares To Be              All of the Ventiv common stock will be distributed in
Distributed               the distribution. Based on the 71,763,763 shares of
                          Snyder common stock outstanding as of September 17, 1999, 23,921,254 shares of Ventiv common stock will be distributed.

Mailing Date              The distribution agent will mail Ventiv common stock
                          certificates to Snyder stockholders on or about
                          September 27, 1999, which you should receive shortly thereafter.

               Information Regarding the Distribution and Ventiv

      Before the distribution, you should direct inquiries relating to the distribution to:

                          Snyder Communications, Inc.
                              Two Democracy Center
                              6903 Rockledge Drive
                               Bethesda, MD 20817
                         Attention: Investor Relations
                                 (301) 468-1010

 After the distribution, you should direct inquiries relating to an investment in Ventiv common stock to:

                              Ventiv Health, Inc.
                              200 Cottontail Lane
                              Vantage Court North
                               Somerset, NJ 08873
                         Attention: Investor Relations
                                 (732) 537-4800

 After the distribution, the transfer agent and registrar for the Ventiv common stock will be:

                   American Stock Transfer and Trust Company
                              Shareholder Division
                           40 Wall Street, 46th Floor
                               New York, NY 10005
                                 (800) 937-5449

               Reasons for Furnishing This Information Statement

  This information statement is being furnished by Snyder solely to provide information to Snyder stockholders who will receive Ventiv common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Snyder or Ventiv. Snyder and Ventiv believe that the information presented herein is accurate as of the date hereof. Changes will occur after the date hereof, and neither Snyder nor Ventiv will update the information except to the extent required in the normal course of their respective public disclosure practices and as required pursuant to the federal securities laws.

                           Forward-Looking Statements

  We believe that many of the statements included in this information statement, including those under the captions:

  .  "Summary;"

  .  "Risk Factors;"

  .  "Questions and Answers About Ventiv and the Distribution;"

  .  "The Distribution;"

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

  .  "Business;"

may be forward-looking statements. Forward-looking statements can be identified by the use of forward-looking words, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," or the negative of those terms or other variations of those terms or comparable words or expressions.

  All forward-looking statements are inherently uncertain as they are based on our current expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties.

  We note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. Readers are cautioned not to place undue reliance on forward-looking statements in this information statement, which speak only as of the date of this information statement.

                       Summary Historical Financial Data

  The following table summarizes certain historical financial data with respect to Ventiv and is qualified in its entirety by reference to, and should be read in conjunction with, the Ventiv Historical Financial Statements and related notes included elsewhere in this information statement. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited financial statements of Ventiv. Historical financial information may not be indicative of Ventiv's future performance as an independent company. Prior to their respective acquisitions, certain U.S.-based acquirees were not subject to federal or state income taxes. Pro forma adjusted net income represents historical net income adjusted to reflect a provision for income taxes as if Ventiv had been taxed similarly to a C corporation for all periods presented. See also "Selected Financial Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                              For the Six Months      For the Years Ended
                                Ended June 30,           December 31,
                              ------------------- ----------------------------
                                1999      1998      1998     1997       1996
                              --------- --------- -------- ---------  --------
                                  (unaudited)
                                   (in thousands, except per share data)
Statement of Income Data:
  Revenues................... $ 181,259 $ 151,313 $321,500 $ 208,967  $144,704
                              ========= ========= ======== =========  ========
  Net income (loss).......... $  12,639 $   2,618 $  1,446 $  (8,718) $     83
                              ========= ========= ======== =========  ========
Unaudited:
  Pro forma historical basic
   and diluted net income
   (loss) per share (2)...... $    0.53 $    0.11 $   0.06
                              ========= ========= ========
  Pro forma adjusted net
   income (loss) ............ $  12,639 $   2,618 $  1,446 $ (10,700) $ (2,729)
                              ========= ========= ======== =========  ========
  Pro forma adjusted basic
   and diluted net income
   (loss) per share (2)...... $    0.53 $    0.11 $   0.06
                              ========= ========= ========
  Shares used in computing
   net income (loss) per
   share (2).................    23,921    23,921   23,921
                              ========= ========= ========
Balance Sheet Data:
  Total assets............... $ 228,095           $193,644 $ 100,947  $ 51,180
                              =========           ======== =========  ========
  Long-term debt............. $   1,270           $  1,473 $   4,154  $  2,634
                              =========           ======== =========  ========
  Total investments and
   advances from Snyder
   Communications, Inc.(1) .. $ 158,771           $119,727 $  10,371  $  4,697
                              =========           ======== =========  ========

--------
(1) Investments and advances from Snyder represent the net cash transferred to Ventiv from Snyder and businesses acquired by Snyder and contributed to Ventiv. No amounts are expected to be repaid to Snyder.
(2) For all periods presented, net income per share has been computed using shares of Ventiv that will be issued upon the distribution based on the number of outstanding shares of Snyder common stock on September 17, 1999. Basic and diluted net income per share are the same for all periods presented, as there will be no options to purchase Ventiv common stock granted until the distribution.

                   Summary Unaudited Pro Forma Financial Data

  The following unaudited pro forma financial data reflect the distribution as if it had occurred on January 1, 1998 for pro forma income statement data purposes. No pro forma balance sheet is presented, as there were no pro forma adjustments to the historical balance sheet. The unaudited pro forma data reflect the estimated changes in corporate overhead as if Ventiv operated as an independent entity, based on agreements currently in effect, Ventiv's effective income tax rate subsequent to the distribution and the effects of significant acquisitions as if they had been consummated on January 1, 1998. We have also presented an estimate of additional expenses Ventiv expects to incur to hire additional employees, enter into additional agreements for office space, professional services, advertising and other general and administrative services associated with operating as a stand-alone public company. These additional expenses are only estimates and there can be no assurance that actual costs will not exceed these estimates. These data do not necessarily reflect the results of operations or financial position of Ventiv that would have resulted had the distribution actually been consummated as of such date. These data also exclude the estimated $16.0 million of transaction expenses associated with the spin-off which will be borne by Snyder. These data are not indicative of the future results of operations or future financial position of Ventiv.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                 (in thousands)

                                           Purchased
                                Ventiv     Subsidiary   Pro Forma   Pro Forma
                              Historical Historical (5)  Entries     Ventiv
                              ---------- -------------- ---------   ---------
Revenues.....................  $181,259      $1,927       $ --      $183,186
  Operating expenses:
    Cost of services.........   137,028         976         --       138,004
    Selling, general, and
     administrative expenses.    21,585         493         413 (1)   22,491
    Restricted stock
     compensation............       --          --          475 (4)      475
    Acquisition and related
     costs...................     1,694         --          --         1,694
                               --------      ------       -----     --------
Income (loss) from
 operations..................    20,952         458        (888)      20,522
Interest expense.............      (123)        --          --          (123)
Investment income............       373           8         --           381
                               --------      ------       -----     --------
Income (loss) before income
 taxes.......................    21,202         466        (888)      20,780
Income tax (provision)
 benefit.....................    (8,563)       (178)        360 (2)   (8,381)
                               --------      ------       -----     --------
Net income (loss)............  $ 12,639      $  288       $(528)    $ 12,399
                               ========      ======       =====     ========
Estimated Expenses, net of
 taxes.......................                                          1,725(6)
                                                                    --------
Estimated Net Income
 including additional
 expenses....................                                       $ 10,674(6)
                                                                    ========

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                           Purchased      Pro         Pro
                                Ventiv    Subsidiaries   Forma       Forma
                              Historical Historical (3) Entries      Ventiv
                              ---------- -------------- -------     --------
Net revenues................   $321,500     $14,128     $   --      $335,628
  Operating expenses:
    Cost of services........    236,047       9,360         --       245,407
    Selling, general, and
     administrative
     expenses...............     43,029       3,516         825 (1)   47,370
    Restricted stock
     compensation...........        --          --        2,650 (4)    2,650
    Compensation to
     stockholders...........        742         --          --           742
    Acquisition and related
     costs..................     26,922         --          --        26,922
                               --------     -------     -------     --------
Income (loss) from
 operations.................     14,760       1,252      (3,475)      12,537
Interest expense............     (2,315)        --          --        (2,315)
Investment income...........      1,850          49         --         1,899
                               --------     -------     -------     --------
Income (loss) before income
 taxes......................     14,295       1,301      (3,475)      12,121
Income tax (provision)
 benefit....................    (12,849)       (658)      1,410 (2)  (12,097)
                               --------     -------     -------     --------
Net income (loss)...........   $  1,446     $   643     $(2,065)    $     24
                               ========     =======     =======     ========
Estimated Expenses, net of
 taxes......................                                           3,451 (6)
                                                                    --------
Estimated Net Loss including
 additional expenses........                                        $ (3,427)(6)
                                                                    ========

--------
  (1) Reflects additional costs associated with employment agreements executed for the three newly created executive positions of Chief Executive Officer, Chief Financial Officer and Vice President of Business Development and Strategy of Ventiv Health, Inc. These employment agreements provide for aggregate base compensation of $825,000 per year.
  (2) Reflects the effect of the estimated increase in Ventiv's effective tax rate subsequent to the date of the distribution, net of the tax effect of the estimated incremental costs associated with operating as a stand-alone public company. See footnote (1) above.
  (3) Reflects the historical results of operations of Healthcare Promotions, LLC, CLI Pharma S.A. and PromoTech Research Associates, Inc. from January 1, 1998 through their respective dates of acquisition.
  (4) Reflects compensation expense of $2.7 million and $0.5 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, associated with restricted stock grants to be made to certain officers and directors of Ventiv immediately following the distribution pursuant to agreements entered into as part of the distribution.
  (5) Reflects the historical results of operations of PromoTech Research Associates, Inc. from January 1, 1998 through its date of acquisition.
  (6) In addition to the employment agreements described in (1) above, Ventiv expects to hire additional employees, enter into additional agreements for office space, professional services, advertising and other general and administrative services associated with operations as a stand-alone public company. Ventiv estimates that these additional expenses would have been approximately $2.9 million ($1.7 million net of taxes) for the six months ended June 30, 1999 and $5.8 million ($3.5 million net of taxes) for the year ended December 31, 1998. There can be no assurance that actual costs will not exceed these estimates.

                                  RISK FACTORS

  You should carefully consider the following risk factors to which Ventiv has been subject in the past, and which currently and in the future may have an impact on Ventiv. The following risk factors are cautionary statements identifying important factors that could cause actual results to differ materially from those contained in this information statement.

 Dependence on Expenditures by Companies in the Life Sciences Industries

  Our revenues are highly dependent on promotional, marketing and sales expenditures by companies in the life sciences industries, including the pharmaceutical, medical device, diagnostics and biotechnology industries. Promotional, marketing and sales expenditures by pharmaceutical manufacturers have in the past been, and could in the future be, negatively impacted by, among other things, governmental reform or private market initiatives intended to reduce the cost of pharmaceutical products or by governmental, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical manufacturers promote their products. Furthermore, the trend in the life sciences industries toward consolidation, by merger or otherwise, may result in a reduction in the use of contract sales providers.

 Dependence on Trend Toward Outsourcing in the Pharmaceutical and Life Sciences Industries

  Our business and growth depend in large part on the progression of the trend in the pharmaceutical and life sciences industries toward the outsourcing of marketing services. We can give no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the pharmaceutical or life sciences industries, not to use, or to reduce the use of, outsourced marketing services, such as those that we provide, would have a material adverse effect on our business.

 Reliance on Significant Pharmaceutical Clients

  Our ten largest clients, based on revenues for the six months ended June 30, 1999, listed alphabetically, are Abbott Laboratories, AstraZeneca, Bristol-Myers Squibb, Eli Lilly, Endo Pharmaceuticals, Glaxo Wellcome, Johnson & Johnson, Merck, Novartis, Pfizer and Searle (Monsanto). These clients accounted for approximately 59% of our revenues for the six months ended June 30, 1999, with no single client accounting for more than 10% of our revenues for such period. We provide services to many of our most significant clients under contracts that our clients may cancel, typically on 60 to 90 days notice. As a result, we cannot assure you that our most significant clients will continue to do business with us over the long term. If any of our significant clients elect not to renew their contracts, it could have material adverse effect on our results of operations.

 Risk Associated with Our International Operations and Expansion in the United Kingdom and Continental Europe

  Ventiv has a number of operations in the United Kingdom and continental Europe. The following are the material risks inherent in conducting our international operations:

  . difficulties in complying with a variety of foreign laws, . unexpected changes in regulatory requirements, . difficulties in staffing and managing foreign operations, . potentially adverse tax consequences,
  .  foreign currency risk, and
  . the risk of economic downturn in non-U.S. locations where Ventiv does business.

  We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

  Also, approximately 45% of our revenues in 1998 were generated from operations outside of the United States. Approximately 38% of our foreign-generated revenues were denominated in British pounds and 44% in French francs. The U.S. dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. dollar relative to the British pound or French franc could have a material adverse effect on our results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge this risk.

 Management of Our Growth

  Ventiv has grown rapidly over the past several years. Our continued growth depends to a significant degree on our ability to successfully utilize our existing infrastructure to perform services for new clients, as well as on our ability to develop and successfully implement new marketing methods or channels for new services. Our continued growth will also depend on a number of other factors, including our ability to maintain the high quality of the services we provide to our customers and to increase our penetration with existing customers; to recruit, motivate and retain qualified personnel; and to economically train existing sales representatives and recruit new sales representatives. Our continued growth will also require us to implement enhanced operational and financial systems and additional management resources. We cannot assure you that we will be able to manage our expanding operations effectively or that we will be able to maintain our growth. If we are unable to manage growth effectively, this could materially adversely affect our business, financial condition and results of operations.

 Dependence on Labor Force and Specially Trained Employees

  Many aspects of our business are very labor intensive and the turnover rate of employees in our industry generally is high. Our turnover rate ranges from 10% to 35% annually depending on the geographic location, whether the employees are full-time or part-time, and whether the employees are hired on a project basis, with the higher turnover occurring among our part-time, special project employees. Our part-time and special project employees account for approximately 30% of our workforce. We believe our turnover rate is not materially higher than comparable contract service organizations in our industry. An increase in the turnover rate among our employees would increase our recruiting and training costs and decrease our operating efficiencies and productivity. Our operations typically require specially trained persons, such as those employees in the pharmaceutical detailing business. Growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. The labor markets for quality personnel are competitive, and we cannot assure you that we will be able to continue to hire, train and retain a sufficient labor force of qualified persons.

 Reliance on Technology; Risk of Business Interruption

  We have invested significantly in sophisticated and specialized computer technology and have focused on the application of this technology to provide customized solutions to meet many of our clients' needs. We have also invested significantly in sophisticated end-user databases and software that enable us to market our clients' products to targeted markets. We anticipate that it will be necessary to continue to select, invest in and develop new and enhanced technology and end-user databases on a timely basis in the future in order to maintain our competitiveness. In addition, our business is dependent on our computer equipment and software systems, and the temporary or permanent loss of these equipment or systems, through casualty or operating malfunction, could have a material adverse effect on our business. Our property and business interruption insurance may not adequately compensate us for all losses that we may incur in any such event.

 Government Regulation of Handling and Distribution of Pharmaceutical Samples

  In connection with the handling and distribution of samples of pharmaceutical products, we are subject to regulation by the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States and certain regulations in the United Kingdom, France, Germany and the European Union. These laws regulate the distribution of drug samples by mandating storage, handling and record-keeping requirements for drug samples and by banning the purchase or sale of drug samples. In certain jurisdictions, including the United Kingdom and France, pharmaceutical sales representatives are subject to examination and licensing requirements under local law and industry guidelines. Our physician education services are subject to a variety of foreign, federal and state regulations relating to both the education of medical professionals and the marketing and sales of pharmaceuticals. In addition, certain ethical guidelines promulgated by the American Medical Association govern the receipt by physicians of gifts in connection with the marketing of healthcare products. These guidelines govern the honoraria and other items of value which AMA physicians may receive, directly or indirectly, from pharmaceutical companies. Ventiv follows similar guidelines in effect in other countries where it provides services. Any changes in these regulations and guidelines or their application could have a material adverse effect on our business. Failure to comply with these requirements could result in the imposition of fines, loss of licenses and other penalties and could have a material adverse effect on Ventiv.

 Government Regulation of Pharmaceutical and Life Sciences Industries

  Pharmaceutical manufacturers and the health care industry in general are subject to significant U.S. federal and state, U.K., French, German and European Union regulation. In particular, regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomical or infeasible for pharmaceutical companies to market their products through medical marketing detailers. Other changes in the domestic and international regulation of the pharmaceutical industry could also have a material adverse effect on Ventiv.

 Influence of Daniel M. Snyder and Michele D. Snyder

  Immediately after the distribution, Daniel M. Snyder and Michele D. Snyder, the non-executive Co-Chairpersons of our Board of Directors, will beneficially own approximately 13.1% and 4.7%, respectively, of the outstanding shares of Ventiv common stock. As a result, each individually, and both Mr. Snyder and Ms. Snyder, if they act in concert, will be able to exercise substantial influence over our business through their voting power with respect to the election of directors and all other matters requiring action by stockholders. This concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of Ventiv.

 Year 2000

  The year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and beyond. However, we cannot assure you that this will be the case until these systems are operational in the year 2000. In addition, year 2000 problems of our clients could affect our systems or operations. Widespread year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. The "worst case scenario" would occur if the statements and warranties of our vendors concerning their year 2000 compliance and upgrade programs were entirely false, our current upgrades were unsuccessful and our contingency plan failed, resulting in a critical systems failure throughout Ventiv as a whole.

 Euro Conversion

  On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. Uncertainties exist as to the effects the Euro may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. Of the 45% of our 1998 revenue derived from outside the U.S., 38% of such foreign-generated revenues was denominated in British pounds, 44% in French francs, and the remaining 18% primarily in German marks and Dutch guilders. All of the foregoing currencies, with the exception of the British pound, have been linked to the Euro since January 1, 1999. Any negative economic developments which occur in the combined EU economy and the possible devaluation of the Euro could have a material negative impact on our business.

  Our operations affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

  . the need to modify business systems to recognize the Euro as a functional currency:

     - In France and Germany, we have addressed the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions by upgrading all computer systems in 1999 to Euro-compliant systems;

     - In the U.K., we are in the process of implementing new Euro-compliant systems which we expect to complete prior to November 1999, and

  . the competitive impact of cross-border price transparency which may make it more difficult for a business to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency begins circulation in 2002.

  We will continue to evaluate the impact of the introduction of the Euro as we continue to expand our services and the European locations in which we operate.

 Lack of Operating History as an Independent Company

  Ventiv has no operating history as an independent, publicly traded company and has historically relied on Snyder for various financial, administrative and managerial expertise relevant to the conduct of its business. We are currently in discussions with proposed lenders to enter into a secured credit facility which will provide financing of $75 million to $100 million in September 1999. However, Ventiv currently has no established financing sources or other external source of funds and there is no assurance a credit facility will be obtained. After the distribution, we will maintain our own banking relationships, employ our own senior executives and perform our own administrative functions (except that for an interim period Snyder will continue to provide certain support services to Ventiv on a contractual basis). Although the healthcare services business has been profitable as part of Snyder, there can be no assurance that, as a stand-alone company, Ventiv's future results will be comparable to reported historical consolidated results before the distribution. See "Unaudited Pro Forma Financial Data" and "Relationship and Agreements Between Snyder and Ventiv After the Distribution."

 Tax Consequences of the Distribution to Snyder and Snyder's Stockholders

  The distribution is conditioned upon receipt of the opinions of Weil, Gotshal & Manges LLP, counsel to Snyder, and Arthur Andersen LLP, Snyder's independent public accountants, that the distribution should be a tax-free spin-off to Snyder and to Snyder's U.S. stockholders. No ruling has been requested from the Internal Revenue Service as to the tax consequences of the distribution. The opinions of Weil, Gotshal & Manges LLP and Arthur Andersen LLP are not binding on the Internal Revenue Service or the courts. If the distribution does not qualify as a tax-free distribution, Snyder would recognize gain equal to the excess of the fair market value of the Ventiv common stock distributed to its stockholders over Snyder's basis in the Ventiv common stock, and each U.S. holder of Snyder common stock would be generally treated as if such stockholder had received a taxable dividend in an amount equal to the fair market value of the Ventiv common stock received. See "The Distribution--Material Federal Income Tax Consequences."

 Absence of Trading History for Ventiv Common Stock

  There is no existing market for the Ventiv common stock. Although Ventiv is seeking to list its common stock on the Nasdaq National Market, there can be no assurance as to the trading prices for the security before or after the distribution date. Until the Ventiv common stock is fully distributed and orderly markets develop, the trading prices for such securities may fluctuate. The lack of orderly markets for the Ventiv common stock will result in less liquidity for the Ventiv common stock immediately following the distribution. Prices for the Ventiv common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, investor perceptions of Ventiv and its business, the results of Ventiv, the dividend policies of Ventiv and general economic and market conditions. The Ventiv common stock distributed to Snyder stockholders in the distribution generally will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of a substantial number of shares of Ventiv common stock after the distribution could adversely affect the market price of Ventiv common stock. See "The Distribution--Market for Ventiv Common Stock."

 Absence of Dividends on Ventiv Common Stock

  We do not anticipate paying cash dividends in the foreseeable future. See "The Distribution--Dividend Policy."

            QUESTIONS AND ANSWERS ABOUT VENTIV AND THE DISTRIBUTION

What do I have to do to    Nothing. No proxy or vote is necessary for the
participate in the         distribution. If you own Snyder common stock as of
distribution?              the close of business on the record date, September
                           20, 1999, shares of Ventiv common stock will be mailed to you or credited to your brokerage account on September 27, 1999. You do not need to mail in Snyder stock certificates to receive Ventiv common stock certificates. You will not receive new Snyder common stock certificates.

Explain the distribution   One share of Ventiv common stock will be
ratio.                     distributed for every three shares of Snyder common
                           stock you own on the record date. For example, if you own 150 shares of Snyder common stock as of the close of business on the record date, you will receive 50 shares of Ventiv common stock in the distribution. You will receive a check for the cash equivalent of any fractional shares you otherwise would have received in the distribution.

Is the distribution        The distribution is conditioned on Snyder receiving
taxable for United         opinions from Weil, Gotshal & Manges LLP and Arthur
States federal income      Andersen LLP substantially to the effect that the
tax purposes?              distribution should be tax-free to Snyder and to
                           Snyder's U.S. stockholders except with respect to cash you are paid in lieu of fractional shares of Ventiv common stock. See "Risk Factors--Tax
                           Consequences of the Distribution to Snyder and Snyder's Stockholders" beginning on page 12 and "The Distribution--Material Federal Income Tax
                           Consequences" beginning on page 16, for a more complete discussion of the United States federal income tax consequences of the distribution to holders of Snyder common stock.

Will I be paid any         Ventiv does not anticipate paying any cash
dividends on the Ventiv    dividends on its common stock in the foreseeable
common stock?              future. See "The Distribution--Dividend Policy"
                           beginning on page 18.

Where will my shares of    At present, there is no public market for Ventiv
Ventiv common stock        common stock. Ventiv has been approved to list its
trade?                     common stock on the Nasdaq National Market. We
                           expect that a "when-issued" trading market for Ventiv common stock will develop shortly after the record date, and that "regular-way" trading will begin on September 28, 1999. See "The
                           Distribution--Market for Ventiv Common Stock" beginning on page 17.

Will the distribution      After the distribution, the trading price of Snyder
affect the trading price   common stock may be lower than the trading price
of my Snyder common        immediately prior to the distribution. Moreover,
stock?                     until the market has evaluated the operations of
                           Snyder
                           without the business of Ventiv, the trading price of Snyder common stock may fluctuate. The combined trading prices of Snyder common stock and Ventiv common stock may not equal the trading price of Snyder common stock prior to the distribution. See
                           "The Distribution--Market for Ventiv Common Stock" beginning on page 17.

Will shares trade any      Yes. A temporary form of interim trading called
differently as a result    "when-issued" trading is likely to develop for
of the distribution?       Ventiv common stock shortly after the record date
                           and to continue through the effective date of the distribution, which is September 27, 1999. The
                           "when-issued" listing for the Ventiv common stock can be identified by the temporary symbol "VTIVV" on the Nasdaq National Market. If "when-issued" trading develops, you may buy or sell Ventiv common stock in advance of the distribution date on a "when-issued" basis. During this time, Snyder common stock will continue to trade on a "regular-way" basis and may also trade on a "ex-dividend" basis, reflecting an assumed post-distribution value for Snyder common stock. Snyder common stock
                           "ex-dividend" trading, if available, could begin shortly after the record date and continue through the distribution date. If this occurs, an additional listing for Snyder common stock, followed by the letters "ex", will appear on the New York Stock Exchange. "When-issued" trading occurs in order to develop an orderly market and trading price for Ventiv common stock (and possibly
                           Snyder common stock) after the distribution. There may be differences between the combined value of "when-issued" Ventiv common stock and "ex-dividend"
                           Snyder common stock as compared to the "regular-way" price of Snyder common stock during this period. If Snyder common stock "ex-dividend" trading is not available, the New York Stock
                           Exchange will require that shares of Snyder common stock that are sold or purchased from the period beginning on September 16, 1999 and ending on the distribution date be accompanied by due bills representing the Ventiv common stock distributable with respect to such shares, and that during such period neither the Snyder common stock nor the due bills may be purchased or sold separately.

What will happen to        Options granted under Snyder's Stock Incentive Plan
existing employee stock    to Ventiv employees will terminate on the
options to purchase        distribution date if unvested, and to the extent
Snyder common stock?       vested will terminate in accordance with the terms
                           of Snyder's Stock Incentive Plan unless exercised within 90 days following the distribution date.
                           Ventiv intends to grant options under its 1999
                           Stock Incentive Plan to Ventiv employees whose existing Snyder stock options are terminated as a consequence of the distribution. The new Ventiv options granted on the distribution date immediately following the distribution will have exercise prices equal to the closing price of the Ventiv common stock on the distribution date and will be exercisable for a number of shares of Ventiv common stock determined by Ventiv's Board of Directors or the compensation committee thereof based on the seniority and performance of the individual employee, in accordance with the terms of Ventiv's 1999 Stock Incentive Plan. A percentage of the new Ventiv options granted to the Ventiv employees equal to the vested percentage of the existing Snyder options held by each such employee will vest immediately upon the grant of the new
                           Ventiv options. See "Executive Compensation--1999
                           Stock Incentive Plan" beginning on page 51 and "Executive Compensation--Treatment of Snyder
                           Options Following the Distribution" beginning on page 57.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

  Snyder is a leading international provider of direct marketing, advertising and communications services, including services provided to developers and producers of pharmaceutical and life-science products. In June 1999, Snyder determined that a separation of its healthcare marketing services business into a separate company would allow it to more effectively attract and retain key employees for its healthcare services business, focus on its direct marketing, advertising, communications and Internet professional services business in its core product markets, and provide its healthcare marketing services business a better platform to compete in the pharmaceutical and life sciences markets.

  Snyder's management believes that separating Snyder and Ventiv into two separate, strategically focused public companies will provide the following benefits:

  . Tie Compensation to Performance. Following the distribution, Ventiv will be able to attract and retain key employees through the use of stock-based incentives and more closely tie compensation incentives for its employees to the performance of the healthcare marketing services business. The primary component of the compensation packages for Eran Broshy, the Chief Executive Officer of Ventiv, and the other members of Ventiv's management team will be Ventiv common stock. Ventiv intends to establish certain employee benefit plans for the benefit of Ventiv employees, including a stock incentive plan. These equity incentives are expected to help Ventiv attract and retain talented and effective management and to motivate employees throughout the organization. In addition, Ventiv intends to grant options under its 1999 Stock Incentive Plan to Ventiv employees whose existing Snyder stock options are terminated as a consequence of the distribution. Ventiv's ability to effectively attract, retain and incentivize its management team and employees of the healthcare marketing services business is a principal purpose of the distribution.

  . Develop Focused Business Strategies. Snyder's management believes that because of the unique characteristics of its healthcare marketing services business, the business strategies of Ventiv need to be distinguished from those pursued by Snyder in its core markets. As a separate company, Ventiv will have more flexibility in responding to the needs of its client base. This focus will enable Ventiv to compete more effectively in the pharmaceutical and life sciences industries.

  . Improve Access to Capital. The distribution will give Ventiv direct access to capital markets. As a group within Snyder, Ventiv competed with the other operating businesses and groups within Snyder for management attention, support resources and capital to finance expansion and growth opportunities. As a separate company, with its own management and structure, Ventiv will no longer compete with Snyder's other businesses for Snyder's available capital and will be able to directly access the debt and equity markets for the funding necessary to execute its business plans and strategies.

  . Increase Visibility to the Capital Markets. Following the distribution, the financial markets will be able to focus on the individual businesses and strengths of Ventiv and Snyder, and more accurately evaluate the performance of each distinct business compared to companies in the same or similar businesses.

Manner of Effecting the Distribution

  The general terms and conditions relating to the distribution are set forth in a Distribution Agreement between Snyder and Ventiv. See "Relationship and Agreements Between Snyder and Ventiv After the Distribution--Distribution Agreement."

  On the distribution date, Snyder will effect the distribution by delivering all of the outstanding shares of Ventiv common stock to American Stock Transfer and Trust Company, as distribution agent, for distribution to the holders of record of Snyder common stock at the close of business on the record date. The distribution will be made on the basis of one share of Ventiv common stock for every three shares of Snyder common stock.

The actual number of shares of Ventiv common stock that will be distributed will depend on the number of shares of Snyder common stock outstanding on the record date. The shares of Ventiv common stock will be fully paid and nonassessable, and the holders of such shares will not be entitled to preemptive rights. See "Description of Capital Stock." It is expected that certificates representing shares of Ventiv common stock will be mailed to Snyder stockholders on or about September 27, 1999.

  Certificates or script representing fractional shares of Ventiv common stock will not be issued to Snyder stockholders as part of the distribution. Instead, each holder of Snyder common stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interests. The distribution agent will, on or within two business days after the distribution date, aggregate and sell all such fractional interests on the Nasdaq National Market at then prevailing market prices and within five business days following the distribution date distribute the aggregate proceeds ratably to Snyder stockholders otherwise entitled to such fractional interests. Snyder will pay all brokers' fees and commissions in respect of such sale. See "--Material Federal Income Tax Consequences" for a discussion of the United States federal income tax treatment of proceeds from fractional share interests.

Material Federal Income Tax Consequences

  The distribution is conditioned upon receipt by Snyder of opinions from Weil, Gotshal & Manges LLP, counsel to Snyder, and Arthur Andersen LLP, Snyder's independent public accountants, substantially to the effect that, among other things, the distribution should qualify as a tax-free spin-off to Snyder and to Snyder's U.S. stockholders under the tax-free spin-off provisons of the Internal Revenue Code of 1986 (the "Code"). No rulings have been requested from the Internal Revenue Service with respect to these matters and the opinions of Weil, Gotshal & Manges LLP and Arthur Andersen LLP are not binding on the Internal Revenue Service or the courts. Additionally, the opinions of Weil, Gotshal & Manges LLP and Arthur Andersen LLP are based on various representations and assumptions described therein.

  The opinions are based on current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the distribution that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, stockholders who acquire their Ventiv common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who do not hold their Snyder common stock as capital assets. Holders of Snyder common stock are urged to consult their own tax advisors regarding the federal income tax consequences of the distribution in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

  In the opinions of Weil, Gotshal & Manges LLP and Arthur Andersen LLP the distribution should qualify as a tax-free distribution under the tax-free spin-off provisons of the Code. Accordingly:

  (i) A Snyder stockholder should not recognize any income, gain or loss as a result of the distribution, except, as described below, in connection with fractional share proceeds from the deemed receipt and sale of any Ventiv common stock;

  (ii) A Snyder stockholder's aggregate tax basis for his or her Snyder common stock on which Ventiv common stock is distributed and the Ventiv common stock received by such stockholder in the distribution (including any fractional shares of Ventiv common stock to which such stockholder may be entitled) should be the same as the basis of Snyder common stock held by such stockholder immediately prior to the distribution. A Snyder stockholder's aggregate tax basis should be allocated between his or her Snyder common stock and Ventiv common stock received in the distribution (including any fractional shares of Ventiv common stock deemed received) in proportion to the fair market value of both the Snyder common stock and Ventiv common stock on the distribution date;

  (iii) A Snyder stockholder's holding period for the Ventiv common stock received in the distribution (including any fractional shares of Ventiv common stock to which such stockholder may be entitled) should include the holding period of the Snyder common stock on which the distribution is made, provided that such Snyder common stock is held as a capital asset by such stockholder on the distribution date;

  (iv) A Snyder stockholder who receives fractional share proceeds as a result of the sale of shares of Ventiv common stock by the distribution agent will be treated as if such fractional share had been received by the stockholder as part of the distribution and then sold by such stockholder. Accordingly, such stockholder should recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in Ventiv common stock that is allocable to such fractional share. Such gain or loss should be capital gain or loss, provided that such fractional share was held by such stockholder as a capital asset at the time of the distribution; and

  (v)   Snyder should not recognize any gain or loss on the distribution.

  There are numerous requirements that must be satisfied in order for the distribution to be accorded tax-free treatment under the Code. Due to the inherently factual and subjective nature of certain of these requirements, Weil, Gotshal & Manges LLP and Arthur Andersen LLP are unable to render unqualified opinions as to the tax-free nature of the distribution. Weil, Gotshal & Manges LLP and Arthur Andersen LLP have advised Snyder that if the distribution does not qualify as a tax-free spin-off under the tax-free spin-off provisions of the Code, Snyder would be required to recognize gain equal to the excess of the fair market value of the Ventiv common stock distributed to its stockholders over Snyder's basis in the Ventiv common stock. Snyder has agreed to indemnify Ventiv for any tax liability imposed on Ventiv or any of its subsidiaries as a result of the distribution being determined to be a taxable transaction other than due to any act or failure to act of Ventiv or any of its subsidiaries. In addition, based on the advice of Weil, Gotshal & Manges LLP and Arthur Andersen LLP, if the distribution fails to qualify as a tax-free spin-off under the tax-free spin-off provisions of the Code, each Snyder stockholder would be generally treated as if such stockholder had received a taxable dividend in an amount equal to the fair market value of the Ventiv common stock received.

  Current United States Treasury regulations require each Snyder stockholder who receives Ventiv common stock pursuant to the distribution to attach to his or her federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability under the tax-free spin-off provisions of the Code to the distribution. Snyder will provide the appropriate information to each stockholder of record as of the record date (September 20, 1999).

  Under the Code, a holder of Snyder common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received as a result of the sale of fractional share interests unless such holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Market for Ventiv Common Stock

  There is no existing market for Ventiv common stock. Ventiv has been approved to list its common stock on the Nasdaq National Market. We expect that a "when-issued" trading market for Ventiv common stock will develop shortly after the record date and "regular way" trading will begin on the first business day after the effective date of the distribution. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. There can be no assurance about the trading prices for Ventiv common stock before or after the distribution date, and until the common stock is fully distributed and an orderly market develops, the trading prices for these securities may fluctuate. Prices for Ventiv common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments generally affecting Ventiv's business, the impact of the factors referred to in "Risk Factors," investor perceptions of Ventiv and its business, the results of Ventiv, the dividend policy of Ventiv, and general economic and market conditions. Ventiv common stock will be traded on the Nasdaq National Market under the symbol "VTIV."

  The transfer agent and registrar for the Ventiv common stock will be American Stock Transfer and Trust Company.

  Shares of Ventiv common stock distributed to Snyder stockholders in the distribution will be freely transferable under the Securities Act, except for shares of Ventiv common stock received by persons who may be deemed to be affiliates of Ventiv. Persons who may be deemed to be affiliates of Ventiv after the distribution generally include individuals or entities that control, are controlled by, or are under common control with Ventiv and may include certain officers and directors, or principal stockholders, of Ventiv. After Ventiv becomes a publicly traded company, securities held by persons who are its affiliates will be subject to resale restrictions under the Securities Act. Affiliates of Ventiv will be permitted to sell shares of the entity of which such persons are affiliates only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Dividend Policy

  Ventiv currently intends to retain its earnings for use in the operation of its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare or pay cash dividends will be made by Ventiv's Board of Directors. The actual amount and timing of dividends, if any, will depend on Ventiv's financial condition, results of operations, business prospects, capital requirements and such other matters as Ventiv's Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

Distribution Conditions and Termination

  It is expected that the distribution will be effective on the distribution date, September 27, 1999, provided that, among other things:

  1. the Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed by Ventiv shall have been declared effective and no stop order relating to the registration statement shall be in effect;

  2. all necessary permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the distribution shall have been received or become effective;

  3. the tax opinions from Weil, Gotshal & Manges LLP and Arthur Andersen LLP shall have been received and shall not have been revoked or modified in any material respect;

  4. the Ventiv common stock shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

  5. the transfers of assets and liabilities to Ventiv required to constitute Ventiv as described herein shall have been completed; and

  6. no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto (including the transfers of assets and liabilities contemplated by the Distribution Agreement) shall be in effect.

  The fulfillment of the foregoing conditions shall not create any obligation on the part of Snyder to effect the distribution, and Snyder's Board of Directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date.

                   RELATIONSHIP AND AGREEMENTS BETWEEN VENTIV
                       AND SNYDER AFTER THE DISTRIBUTION

General

  Immediately prior to the distribution, Ventiv will be wholly owned by Snyder and, until the distribution, the results of operations of the assets and entities that will constitute Ventiv will be included in Snyder's consolidated financial statements. After the distribution, Snyder will not have any ownership interest in Ventiv, which will be an independent, publicly traded company. See "Security Ownership of Certain Beneficial Owners and Management." After the distribution, Ventiv will not have any ownership interest in Snyder.

  Immediately prior to the distribution, Snyder and Ventiv will enter into certain agreements to define their ongoing relationship after the distribution and to allocate tax, employee benefits and certain other liabilities and obligations arising from periods prior to the distribution date. These agreements are being entered into between Snyder and Ventiv while Ventiv is still a wholly owned subsidiary of Snyder, and certain terms of these agreements are not the same as would have been obtained through negotiations with an unaffiliated third party. These agreements are summarized below and have been filed as exhibits to the registration statement. The following descriptions include a summary of the material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the filed agreements.

Distribution Agreement

  Snyder and Ventiv will enter into a Distribution Agreement which will provide for, among other things, certain corporate transactions required to effect the distribution and other arrangements among Snyder and Ventiv subsequent to the distribution. The Distribution Agreement also sets forth the conditions to the distribution. See "The Distribution--Distribution Conditions and Termination."

 Transfers of Assets to Ventiv

  The Distribution Agreement provides that Snyder will transfer or cause to be transferred all of its right, title and interest in the assets constituting its healthcare services business to Ventiv. The Distribution Agreement further provides that Ventiv will take such action, if any, as may be necessary to transfer assets owned by us so that, upon completion of all asset transfers by Snyder and Ventiv, the assets constituting the healthcare services business are owned by Ventiv and the assets constituting the remaining businesses of Snyder are owned by Snyder.

  Each party to the Distribution Agreement agrees to exercise its reasonable efforts to obtain promptly any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below. In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the distribution date, the parties agree to cooperate to effect such transfers as promptly as practicable following the distribution date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed. All assets are being transferred without any representation or warranty, on an "as is-where is" basis and the relevant transferee bears the risk that any necessary consent to transfer is not obtained.

 Allocation of Financial Responsibility

  The Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the distribution date, financial responsibility for the liabilities arising out of or in connection with:

  . the assets and entities that will constitute Ventiv and its subsidiaries (including liabilities arising in respect of the transfer of such assets and entities to Ventiv), as well as the registration statement, to Ventiv; and

  . the assets and entities that will constitute Snyder and its subsidiaries to Snyder.

Tax Sharing Agreement

  Snyder and Ventiv will enter into a tax sharing agreement, which will allocate tax liabilities between Snyder and Ventiv and address certain other tax matters such as responsibility for filing tax returns and the conduct of audits and other tax proceedings for taxable periods before and after the distribution date. Snyder will be responsible for and will indemnify Ventiv against all tax liabilities relating to the assets and entities that will constitute Snyder and its subsidiaries, and Ventiv will be responsible for and will indemnify Snyder against all tax liabilities relating to the assets and entities that will constitute Ventiv and its subsidiaries.

  In addition, Ventiv and Snyder will indemnify the other against all tax liabilities incurred by Snyder or any of its subsidiaries, on the one hand, or Ventiv or any of its subsidiaries, on the other hand, in connection with the distribution, as a result of any act or failure to act of the other, including, without limitation, any act or failure to act that results in a breach of any representation made to Weil, Gotshal & Manges LLP and Arthur Andersen LLP in connection with their opinions. Furthermore, Snyder will be liable for and will indemnify Ventiv against all tax liabilities imposed on Ventiv (or its subsidiaries) as a result of the distribution being determined to be a taxable transaction other than due to an act or failure to act of Ventiv or any of its subsidiaries.

Interim Services Agreement

  Snyder will enter into an Interim Services Agreement with Ventiv. Pursuant to this agreement, Snyder will continue to furnish various administrative services to Ventiv until Ventiv develops sufficient capabilities to perform these duties. These services will consist of administrative services including financial accounting and reporting, budgeting and analysis, income tax preparation and employee benefit plan administration. Ventiv estimates that it would have paid approximately $3.0 million to Snyder for these services during fiscal 1998. This agreement will terminate after a period of twelve (12) months, but may be terminated earlier by either party as to specific services. Ventiv will pay fees to Snyder for services provided in amounts based on Snyder's costs incurred in providing such services.

  We will assume our responsibility as employer in respect of our employees from and after the distribution date. We will also retain liabilities in respect of former employees associated with the facilities and operations of Ventiv who terminated employment on or prior to the distribution date. Benefit plans established by Ventiv generally will recognize past service with Snyder.

                                    BUSINESS

Overview

  Ventiv is a leading public company based on revenues providing global marketing and sales services for the life sciences industry. Our clients include leading pharmaceutical, biotechnology, medical device, and diagnostics companies. We offer a broad range of integrated services, including educational programs which target leading physicians, specially-designed strategic marketing plans and product sales programs which are executed through our extensive sales network.

  Our organization and service offerings reflect the changing needs of our clients as their new products move through the development and regulatory approval process. As a potential drug or device advances in the clinical trial process towards commercialization, our clients must first educate medical decision makers through a variety of informational media. These pharmaceutical and life sciences companies subsequently need to design a focused launch campaign to maximize product profitability upon regulatory approval of their product. Prescription products are typically sold through product detailing, which involves one-on-one meetings between a sales representative and a targeted prescriber. Pharmaceutical manufacturers in particular rely on this sales process as the most effective means of influencing prescription-writing patterns, although these companies increasingly supplement their marketing programs with direct-to-consumer advertising. In the past, product detailing was handled by the pharmaceutical manufacturers themselves. However, the recent focus among our clients on flexibility in cost management has lead to an increased frequency of this work being outsourced to contract providers.

  The trend among Ventiv's clients to outsource marketing and sales functions to the healthcare marketing services industry began during the 1980s in the United Kingdom. This was the result of significant regulatory and cost containment pressures which ultimately led pharmaceutical manufacturers to search for more effective methods of promoting new and existing products. By outsourcing portions of their marketing and sales activities, pharmaceutical manufacturers were able to shift from internally generated fixed costs to outsourced variable costs. This trend has since spread to all segments of the life sciences industry. A further benefit of using outside organizations for these marketing activities is that it allows life sciences companies to refocus resources on their core competency: discovering and developing new products. Since the early 1990s, outsourcing has gained significant momentum among U.S. pharmaceutical manufacturers and other life sciences companies. The specific support services purchased by these companies have since expanded beyond product detailing to include every facet of the marketing and sales process. Over time, the leading healthcare marketing service providers have offered a wider range of value-added services to their clients, although most have retained a specific focus.

  We estimate that the market for healthcare marketing services among global pharmaceutical manufacturers was approximately $41.5 billion in 1998, with approximately $1.4 billion of these services performed by outside providers such as Ventiv, according to Datamonitor, an independent market research firm. Currently, the principal purchasers of outsourced healthcare marketing services are pharmaceutical manufacturers. Although pharmaceutical companies currently spend the majority of their marketing dollars on product detailing, expenditures on promotional events and direct-to-consumer advertising are growing at a rapid pace. These marketing techniques are under-utilized by contract providers, representing significant opportunities for expansion, especially among non-pharmaceutical companies in the life sciences industry. We estimate that outsourcing has penetrated only approximately 3.4% of the total market for healthcare marketing services among pharmaceutical companies.

Trends Affecting Growth

  We believe that the healthcare marketing services industry will continue to grow at a rapid pace due to the following factors:

  Trend Towards Outsourcing. Outsourcing marketing and sales activities provides several benefits for life sciences companies. By utilizing outside providers, they are able to convert fixed costs to variable costs. In

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addition, outsourcing these marketing activities allows life sciences companies to focus resources on their core competency: discovering and developing new products. Utilization of outsourced marketing services provides strategic financial flexibility to the client by allowing it to shift assets quickly and flexibly without causing internal dislocation. As the trend towards outsourcing continues, we expect the amount spent on outsourced healthcare marketing activities to increase substantially.

  Low Market Penetration. We believe that the current low level of market penetration provides a tremendous growth opportunity for a well-positioned, fully integrated healthcare marketing services provider. Estimates cited by Hambrecht & Quist in an industry research report indicate that the number of outsourced sales representatives utilized by the pharmaceutical industry in the United States increased from approximately 2.6% of the total number of sales representatives in 1994 to 11.2% in 1997, leaving a large potential for market share gains by the industry.

  Technological Breakthroughs. Pharmaceutical, biotechnology, medical device, and diagnostics companies' ability to increase revenue and increase profitability depends largely on introducing successful and innovative new products. Scientific breakthroughs in the pharmaceutical and life sciences industries have revolutionized the discovery process and caused the number of new products to increase in recent years. Life sciences companies are significantly increasing research and development expenses to develop new products and maintain a steady flow of marketable products. For example, during 1998, the industry trade group Pharmaceutical Research and Manufacturers of America estimated that U.S. pharmaceutical companies spent approximately $21.1 billion worldwide on research and development, up over 10% from 1997 figures. Investment in research and development has produced a robust pipeline of future opportunities for the life sciences industry, and, by extension, for healthcare marketing service providers. As these companies continue to expand the pipeline with the introduction of new products, the need for educational programs and focused marketing plans will increase in tandem. In addition, new launches will increasingly be focused on specific conditions and patient segments, creating a greater benefit from a more flexible and targeted sales and marketing effort.

  Regulatory Approval Process Streamlined and Harmonized. Changes in the U.S. Food and Drug Administration approval process have complemented the increasing research and development effort to bring new products to market. The FDA was the subject of significant scrutiny during the early 1990s to improve efficiency and reduce the review time for new drug applications. The result of this scrutiny was the adoption of the FDA Modernization Act of 1997. Average approval process times have declined dramatically during the 1990s, from 30.3 months for drugs approved in 1991 to 11.7 months for drugs approved in 1998. Also, products designed for conditions with few existing treatment options receive special "fast-track" process approval. The result of these reforms is that the FDA renders faster approval decisions. In addition, regulatory harmonization across countries is the norm, driven by the International Conference on Harmonisation's efforts over the years. Pharmaceutical manufacturers that file and receive regulatory approval in parallel in key global markets now face the challenge of coordinating simultaneous launches across these markets. An improving regulatory environment has contributed to the large number of new life sciences products entering the market, increasing the need for concentrated marketing efforts.

  Favorable Demographics. Several demographic and medical trends also contribute to strong sales growth prospects for pharmaceuticals and other life sciences products. The aging baby boomer generation will have a tremendous impact on the average age of the U.S. population, with adults over 65 as a percentage of the population forecasted to increase from just over 30% in 1995 to over 50% of the population in 2020 according to the U.S. Census Bureau. Since older adults tend to spend more money on pharmaceuticals than any other segment of the population, we expect this demographic shift to stimulate the demand for pharmaceutical and other life sciences products in the future. Additionally, as total healthcare expenditures steadily increase, the potential for national healthcare reform and the growing influence of managed care in the U.S. has created substantial pressure to reduce healthcare costs. Cost control pressures have also led to a growth in demand for

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minimally invasive treatments, including the use of drug therapy as an alternative to surgery. Many managed care companies view pharmaceuticals as an alternative to expensive hospital stays, as well as an inexpensive preventative care mechanism that is likely to reduce the frequency of emergency room visits. These trends represent a significant growth opportunity for healthcare marketing services providers.

The Ventiv Approach

  By providing a complete line of value-added marketing services for the life sciences industry, Ventiv is positioned to take advantage of this growth opportunity. Our service offerings are designed to facilitate the development and execution of marketing strategies as new products advance from clinical trials to product launch and throughout their useful life. We believe that we are not only one of the leading providers of healthcare marketing services, but that we are also uniquely positioned to provide global integrated services that address the full spectrum of client demands. To date, our clients are primarily comprised of pharmaceutical companies, which are estimated to have outsourced only 3.4% of the more than $41.5 billion annually they spend worldwide on such services.

  We serve our clients through three operating groups: Health Products Research ("HPR"), the Healthcare Communications Group ("HCG") and the Contract Sales Group ("CSG"). These groups reflect the three primary aspects of the marketing process for pharmaceutical and other life sciences products. First, the product's targeted marketing and sales effort must be carefully designed to maximize the manufacturer's return on investment (HPR); second, product awareness and demand within the medical community must be created and maintained throughout the pre- and post-launch marketing effort (HCG); third, the product must be sold by a team of highly trained sales representatives
(CSG); and, finally, sales results must be constantly monitored and sales strategies must be adjusted to respond to a dynamic marketplace (HPR). Each group is integrated as part of the overall program but performs very specific functions. Our clients have the choice of working with us across our full spectrum of services or narrowly within one of these groups. There is significant overlap among product lines and extensive opportunities for cross-selling. Most of our largest clients have already begun to utilize the services of more than one group.

  Our three operating groups possess significant combined experience, having developed and conducted successful marketing programs for hundreds of individual pharmaceutical and life science products. This expertise spans most therapeutic categories, including the significant markets of cardiology, anti-infectives, oncology, and neurology. Our core competencies and track record of proven success enables us to establish strong relationships with our clients' senior marketing and sales personnel, leading to a high rate of repeat business. Repeat business, which we define as recurring and contracted new business from existing clients, is projected to account for approximately 80% of our total revenues in fiscal 2000, which is consistent with our historical trends.

  Our strategic goal is to provide the pharmaceutical and life sciences industries with value-added support services that will enable our clients to achieve superior product sales through higher market penetration.

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 [Included here is a chart depicting the offering of Ventiv's services over the pharmaceutical product development time line. The chart shows each group's role in the product development time line.]

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

Ventiv's Operating Groups

  We offer the full spectrum of marketing and sales services through our three operating groups: Health Products Research, the Healthcare Communications Group and the Contract Sales Group.

 Health Products Research

  HPR is responsible for the design of a product launch program and monitoring the program's development to maximize the potential for a product's success. This is achieved by using proprietary software to analyze data compiled from internal sources (such as the contract pharmaceutical salesforce) and third parties (such as IMS Health Inc., a provider of market research data for the healthcare industry) to determine specifically how a targeted strategy can maximize asset utilization and return on investment for our clients.

  HPR offers the following core services which it customizes for particular clients:

  . Market Segmentation Analyses

    HPR conducts segmentation analyses of the physician universe using pharmacy-level data in combination with numerous variables such as product potential, market share, the medical professionals' specialties and reputations as innovators, and many other individually weighted qualitative and quantitative data points. Segmenting this physician-level data supports analyses and modeling that is designed to address issues such as promotion response, targeting, message development, and forecasting. HPR also links segment data to primary market research to identify differences in attitudes and estimate future prescribing patterns.

  . Promotion Planning and Evaluation (PROM sm)

    HPR's proprietary PROMsm family of analytical models measures historical promotion response by physicians from various personal and non-personal promotional events (including market trials). This provides a comprehensive understanding of the sales responsiveness to an individual product or marketing effort. PROM sm is unique in that it can measure a separate response for individual physicians by promotional channel. PROM sm is also designed to quantify the interactive effect of promotional media. This data is used to determine the optimal promotional mix. Ultimately, PROM sm is used to provide market intelligence to enhance market share, identify optimal sampling levels, evaluate the cost of a detail over time, understand the impact of marketing programs and measure field force(s) effectiveness.

  . Resource Allocation (Single and Multi-Product)

    Utilizing segmentation and promotional response data, HPR's resource allocation models determine the resource needs for single-product or multiple brand promotions.

    The UniBrandsm model uses the output of a PROM sm analysis and market research as inputs into a causal forecasting model that develops, by brand, future promotion response curves and optimal, unconstrained details by physician segment while considering future market events and the knowledge of product management. Based on the response by promotion type and an understanding of the interaction among promotion types, a promotion mix analysis can determine the optimal promotion by brand. The UniBrand sm approach focuses on increasing return on investment through the evaluation of content and capital employed for each promotion type. Additionally, it also identifies how one type of promotion can substitute for and/or enhance other promotion types.

    Once the future response curves have been calibrated by UniBrand sm, this leading-edge technology can be incorporated in a multi-product resource allocation model, or RAM sm. RAM sm is designed to maximize sales and profits by determining optimal salesforce size and structure, as well as

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    constrained details across brands. The RAM sm approach also can be used to examine "what if" scenarios for different strategic and tactical alternatives.

  . Call Planning System (CAPS sm)

    Through its proprietary technologies, HPR's CAPSsm provides an easily implemented targeting plan for the sales representative while ensuring the optimum allocation of field force effort across brands and physicians. The CAPS sm system determines the best call frequency and brand detailing priorities for each physician. CAPS sm also supports changes in the portfolio focus on short notice, thereby enabling organizations to respond quickly to internal and external developments.

  . Salesforce Deployment and Analysis Group

    HPR provides strategic salesforce alignment and deployment strategies for home office and field teams. Alignment services are conducted by analysts with technical expertise as well as healthcare industry experience who are committed to the design and realignment of salesforces.

  . Data Services

    HPR provides healthcare-specific data management services by integrating data from multiple sources, including internal legacy systems and purchased third-party data, to identify opportunities that drive business performance. Data service consultants design customized data collection and manipulation software programs which analyze data, maintain report generation functions and manage operational activities such as production control, data clean-up, matching and ad hoc projects.

  . Strategic Consulting

    HPR's consultants in the strategic planning group work with clients, designing solutions for issues such as resource allocation, forecasting, pricing, and compensation. Their focus on incorporating best practices within the culture of organizations yields pragmatic and easily implemented business solutions that can be integrated throughout the organization.

    HPR's distinctive process for developing strategic and tactical resource allocation is predicated upon the linking of services and data through solutions based on doctor-level intelligence. The direct link that exists between the strategy and the data ensures pragmatic and effective solutions and yields tangible results for our clients.

 Healthcare Communications Group

  HCG is responsible for the education of physicians and other decision makers in the medical community regarding the profile of a new product. According to the requirements of the client's marketing department, HCG will specifically target the appropriate decision makers for maximum impact. The goal is to provide sufficient information to generate interest and stimulate demand both prior to and after a product launch. Therefore, the educational process begins in early-stage clinical trials and is accomplished through a variety of media customized to a client's needs.

  HCG maintains accreditation status with both the Accreditation Counsel for Continuing Medical Education ("ACCME") and American College of Physician Executives ("ACPE"). This distinction provides our programs essential credibility in the medical community and mitigates the skepticism of many physicians regarding information provided directly by life sciences companies. In fact, our ACCME and ACPE accreditations have resulted in significant attendance at HCG events because physicians are required by law to participate in accredited education activities in order to maintain their licenses.

  The following is a description of several of our more frequently used product formats for the delivery of information:

  Monographs. HCG publishes highly focused educational reports which typically carry ACCME or ACPE accreditation. Usually 12 to 24 pages in length, these reports present topical, state-of-the-art materials on a specific clinical issue by leading the practitioner through the treatment analysis for appropriate patients.

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

  Interactive CD-ROMs. Pharmaceutical companies have been allocating more promotional spending into "alternative media," and HCG is well positioned to serve their needs with its successful track record of developing CD-ROM products. These interactive programs can be designed as a training tool for a pharmaceutical company's own salesforce, a board review study guide for physicians, or a self-paced instructional package on a wide variety of topics for doctors, nurses, patients, and other target groups.

  Full-Color Books. The group also publishes full-color books which range from 100 to 250 pages in length that can be designed to offer in-depth educational discussion pieces or simply provide an attractive photographic journal narrated by a well respected physician or medical archivist. As tabletop volumes or softcover reference books, they provide ongoing reminders of the sponsoring pharmaceutical company and/or product.

  Audio Cassettes. Audio cassettes typically deliver topical information to doctors such as lectures by leading physicians, roundtable discussions, summaries of conferences, interviews with prominent specialists, and similar information. Generally 30 to 60 minutes in length, they can be accredited or non-accredited, but are always educational in nature or content.

  Symposia. HCG products and services include the development and management of all types of meetings, including symposia, satellite training teleconferences, and advisory panels. Medical symposia typically involve physicians hearing presentations regarding a drug or treatment protocol presented by a faculty of experts in the field for the purpose of being trained to serve as consultants and spokespeople for the sponsoring pharmaceutical company. Attendees and faculty from numerous remote locations can also interact in satellite-transmitted symposia organized by HCG.

  Telemarketing. By providing a complete staff of trained telemarketers, our telemarketing services significantly enhance a life sciences company's ability to communicate effectively with physicians. These services give us the ability to conduct physician awareness programs, focus group recruitment, physician profiling, physician detailing, sampling follow-ups, qualification of sales leads, phone surveys, consumer surveys, customer service, compliance building and patient care management.

  Direct Mail. HCG's direct mail capabilities are usually combined with its integrated marketing programs to efficiently deliver materials to its target audience. We offer a full complement of packaging and mailing services, as well as state-of-the-art warehousing that provides quick and efficient assembly of promotional programs and inventory tracking.

  Sample Fulfillment. Registered with the FDA as a secondary re-packager, HCG can assemble promotional materials, insert pharmaceutical samples under controlled conditions and ship samples to potential prescribers from its warehouse. The group's combination of pharmaceutical warehousing and direct mail capabilities allow it to coordinate sample delivery with sales calls on physicians as well as administer drug recalls and rebate programs, all part of a seamless automated product offering for the client.

  Other Products. In addition, HCG offers a number of auxiliary products and services and maintains an ability to deliver content in substantially all forms of media that life sciences companies use to communicate promotional educational messages. Other media can involve drug utilization reviews, color atlases, posters, videotapes, convention kiosks, screen savers, and Internet educational programs. HCG also assists its clients through higher value-added services such as product marketing strategy consulting, database management focused towards sales targeting, and field sales support services.

  HCG's ability to deliver its marketing and educational messages through a wide range of media has enhanced our reputation as a "one-stop shop" offering an integrated range of services to life sciences companies. However, each marketing solution is customized to deliver a specific message to a highly targeted audience. HCG also searches constantly for ways to expand its products to meet the needs of our clients and combine its services with those of our other operating groups. For example, offering avenues of support

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through the direct mail and sample fulfillment programs enables CSG's salesforces to operate more efficiently and effectively by automating a significant portion of the post-physician consultation follow-up work (such as literature and sample mailings).

 Contract Sales Group

  CSG is responsible for the implementation and execution of outsourced sales programs for prescription pharmaceutical and other life sciences products. This service is otherwise known as "product detailing." CSG maintains and operates the requisite systems, facilities, and support services to recruit and deploy a customized, full-service and highly targeted salesforce within 8-12 weeks. Currently, CSG operates one of the largest sales organizations in the United States (larger, in fact, than many pharmaceutical companies), with approximately 2,600 sales representatives in the U.S. and approximately 4,400 worldwide. It also has significant global coverage through its operations in the United Kingdom, France, Germany, and Hungary.

  Life sciences companies, particularly pharmaceutical manufacturers, have traditionally relied upon product detailing as the primary means of influencing prescription writing patterns and promoting their products. Product detailing consists of a one-on-one meeting in a physician's office where a sales representative reviews the medical profile of a product's FDA-approved indications. Information provided by the sales representative includes the product's role in treatment, efficacy, potential side-effects, dosage, danger of contra-interactions with other drugs, cost, and any other appropriate information. The dialogue is two-way with the salesperson collecting the views of each individual physician. Discussions will often include topics such as the type of patient most likely to benefit from a particular therapy as well as the relative benefits of alternative products. This requires the salesperson to be well-educated and highly trained, both of which are core competencies of CSG. In addition, engaging in an educational dialogue with the medical professional, the sales representative will provide free product samples as a supplement to the sales effort. This affords the prescription writer and his or her patients first-hand exposure to the medical product and creates a sense of familiarity and comfort with the product.

  Providing clients with the highest quality sales people requires effective recruiting and training. To accomplish a coordinated recruiting effort, we maintain a national recruitment office that locates and hires potential sales representatives. Our in-house human resources team adheres to selective hiring criteria and conducts detailed evaluations to ensure the highest-quality representation for our clients. CSG's recruiters maintain a fully automated database of qualified candidates for immediate hiring opportunities, and its Internet home page offers an online application for employment. CSG hires a mix of full-time and flex-time representatives in order to accommodate the detailing level required by clients and maximize cost efficiency.

  We also emphasize the training of our personnel, and believe we are the only contract sales organization with a fully dedicated stand-alone training department. CSG's professional development group has the largest dedicated training facility of its type in the United States. Our goal is to ensure that sales representatives are knowledgeable and operate professionally, effectively, and efficiently. Topics such as sample accountability, negotiation tactics, personal writing skills, integrity selling, time and territory management, team productivity, and pharma-manager leadership are covered extensively in order to prepare the representative for their eventual contact with medical professionals. CSG's trainers are the top professionals in their field and rely upon proprietary information regarding physician prescribing behavior and industry best practices. In all, CSG offers over 20 separate training programs. As the students are from both CSG's and our clients' salesforces, the training and recruiting services are essential to maintaining and building our relationships with the pharmaceutical companies. These strengths are widely recognized as differentiating factors which benefit the overall contract sales effort.

  Once recruited and trained, CSG operates two types of salesforces: dedicated and syndicated. A dedicated salesforce is responsible for the sales of only one product or of multiple products of a single manufacturer. Dedicated salesforces facilitate focus and one-on-one conversations with prescribing physicians. A syndicated salesforce represents products of multiple manufacturers, and, as such, the client purchases a share of the time

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the salesperson spends with the physician, thereby decreasing overall cost for the service. The applicability of each salesforce depends on the specific circumstance and the client's portfolio of products. Syndicated salesforces are seldom used in the U.S., but are common in the U.K. and parts of continental Europe.

  We are committed to providing our clients with customized cost-effective sales support. This is reflected in the variety of options clients have to choose from, including the type of salesforce (dedicated vs. syndicated), the specialties of the salesforce (oncology, cardiology, etc.), the methodology employed targeting decision makers in the medical community and the type of analysis which is conducted based on the information the salesforce collects. We work closely with our clients in all aspects of our service offering to ensure maximum impact of the product's promotional effort.

  The combination of our contract sales capabilities with HPR and HCG has resulted in our proven ability to:

   Maximize product launch tactics

  Our salesforce has launched products where it had both partial and complete promotional responsibility. The emphasis is on speed-to-market and impact, and there are examples where CSG's efforts have helped our client's product to become the most prescribed drug in its category within the first three months.

   Provide globally targeted pharmacy promotions

  International and domestic coverage of independent and chain pharmacies for product launch, pipeline fill, and other related programs enable us to provide a simultaneous geographic launch. Given that regulatory filings by pharmaceutical customers are now coordinated on a global basis, this capability is an increasingly important competitive advantage.

   Mobilize specialized field salesforces

  CSG's ability to execute and implement tailored programs and sales teams for managed care initiatives; hospital coverage for surgery, cardiac device, and advanced wound care treatment products; and clinical laboratory programs collectively demonstrate the utility to our clients of Ventiv's high level of salesforce training, mobilization and integration.

   Support mature lines

  Our services include the promotion of existing products in addition to products emerging from our client's research pipeline. For example, we helped a client elevate a ten-year-old product to a number one market share position in 13 months.

   Collect and analyze sales information

  We believe that CSG leads the industry in the collection and analysis of data necessary to make marketing resource allocation decisions. Sales representatives are equipped with palm-top computers, in order to collect sales call and physician profiling information, which is uploaded into a central data storage server after each day of sales calls. Our state-of-the-art information processing system allows sales management teams to analyze real-time data constantly, compare the results with targeted initiatives and historical data, and make necessary adjustments to the sales strategy.

  Our ability to increase the incremental sales of older life sciences products and enhance the sale of newer products is critical to the financial success of our clients. Our integrated approach to contract sales, experienced management team, recruiting, professional training and development, and use of technology provide the company with a competitive advantage in marketing products for our clients. With the ability to leverage off of

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the capabilities of HPR and HCG, CSG is well-positioned to provide value-added services across an array of product types in the life sciences industry.

 Case Study

  The following case study illustrates the way in which we provide our clients with integrated value-added marketing solutions across the full spectrum of our product offerings.

  A multinational pharmaceutical client was preparing to launch a group of new drugs with an annual revenue potential in excess of $750 million. Due to a high volume of new product launches, our client's internal marketing organization was unable to properly address its newly expanded product offering. As a result, our client sought an outside partner which could provide it with effective sales and marketing solutions for its new brands. The goal was to enable the client's salesforce to focus on the existing product lines rather than dilute its efforts by forcing it to conduct marketing programs for an expanded offering. Additionally, by outsourcing this component of its marketing effort, our client would not have to re-allocate resources from other areas, such as research and development, to compensate for an expanded sales and marketing program.

  Our client charged us with the task of developing a comprehensive strategy and requested that we submit a proposal which included a detailed overview of an "optimal marketing program." As part of our proposal, we prepared a customized program including identification of all anticipated sales/promotional resources (sales representatives, medical education and product sampling) required to properly market these new products. In addition, we presented a strategy which outlined the development of a full field sales support group as well as other ancillary services necessary to insure the proper sales growth and market penetration of the new products. This client ultimately signed a contract with us based upon our proposal, including a five year marketing contract for the new products, with a long-term promotional partnership extending beyond the contract that is designed to perpetuate the sales effort until the patents expire.

  To develop the optimal marketing program, Health Products Research used its proprietary background research along with information gathered from strategy meetings conducted with our client. These meetings were crucial in establishing the preliminary expectations for the appropriate promotional requirements. In addition, these meetings established which marketing techniques would be acceptable from the client's perspective. The optimal marketing program developed by our three operating groups included provisions for the sales group size, management, and resource deployment, as well as plans for ancillary services such as salesforce training through our professional development group, field force automation to handle the call reporting and sample accountability, and the automation of management reports that will be required to track sales and promotion progress. In addition, the marketing program outlined the creation of educational materials, medical symposia, and sales aids provided by the Healthcare Communications Group and ongoing analysis by HPR to maximize the effectiveness of the effort.

  To implement this marketing program, the Contract Sales Group began to assemble the salesforce and prepare the supplemental marketing materials. First, by utilizing our 18 dedicated regional recruiters we screened and selected the appropriate candidates for the sales force. Secondly, all training materials and programs were customized for the new products and sales team. A lead trainer was assigned to oversee the training and compilation of the materials and to ensure that the highest levels of quality were maintained throughout the training process. During the instruction, the managers and representatives received product and systems training and gained exposure to our proprietary selling skills program designed to teach behavioral traits which are most successful in driving market share and revenue. Our management information systems group ordered all the equipment necessary for the sales team and worked directly with outside providers of salesforce automation software to ensure that their products were properly customized to meet out client's needs.

  Concurrently, HPR obtained and analyzed the pharmacy-level data (outlining prescription writing trends among doctors) in order to identify and target the appropriate audience within the medical community. In addition, HPR determined the proper marketing approach and frequency of the representative visits to

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maximize the promotional effort. The data were then loaded into our proprietary
Pharm-align program to identify the most lucrative sales territories. HPR then created a call plan for each representative that was downloaded to the sales representatives' palm-top computers.

  Once deployed, the salesforce was continually supported by our normal business model which includes a consistent ongoing effort from all of our groups. The project's national business director was part of all decisions relating to the group and continues to sit on a team that oversees the outsourced project. Additionally, HCG provided the medical education programs created for the specific drugs. During the course of the five-year contract, HPR will also conduct ongoing analysis of the promotional effort, gauging the reaction to the medical education programs and continually monitoring market conditions to insure that we are maximizing the return on investment for our client's marketing expenditures.

  This example provides an illustration of a situation where a client approached us with a specific sales and marketing problem and, because of our integrated service offering, we addressed all of the client's issues while constantly evaluating and adjusting the marketing program to improve its effectiveness.

  In summary, we believe we are the leading global provider of value-added service offerings to pharmaceutical and life sciences companies throughout the product marketing and sales process. Our extensive corporate network offers a comprehensive array of targeted marketing solutions to ensure results.

Competitive Advantages

  Leading Global Healthcare Marketing and Sales Services Company. We are one of the largest competitors in the global market for outsourced pharmaceutical marketing solutions, with an estimated 23% worldwide market share and significant operations throughout Western Europe (United Kingdom, Germany, France and Hungary) and the United States. The healthcare marketing services industry is highly fragmented. We are one of only two large-scale providers of contract sales with at least a 20% worldwide market share and a salesforce ranked first or second in size among outside providers in the United States, Germany, France and the United Kingdom, constituting four of the top six worldwide pharmaceutical markets. We are also a significant provider of medical communications and strategic sales and marketing planning. We service a large number of physicians, nurses, pharmacists and formularies. We reached an estimated 2.3 million individual healthcare professionals during the past year. These people are regularly contacted by our representatives--4.5 million calls on physicians in 1998 alone--enabling the collection of valuable profiling data. Our large-scale presence in each key market provides significant advantages in terms of experience, speed, capabilities, and technology. Our broad geographic scope provides us with a unique ability to serve our global pharmaceutical clients across their key markets, an increasingly critical need in an era of simultaneous global launches.

  A Broad and Integrated Service Offering. We offer a broad and integrated range of services, from the education of physicians on a drug's development, through the strategic analysis and design of a targeted product launch, to the availability of approximately 4,400 sales representatives to implement the plan. The comprehensive education programs include conventions, symposia and Continuing Medical Education ("CME") credit classes necessary for physicians to retain their license. When a drug is ready to be launched, Health Products Research utilizes proprietary call planning, territory alignment and workload analysis to ascertain the ideal staff levels and coverage required to reach forecasts, subsequently monitoring progress on a real-time basis to maximize return on investment for pharmaceutical clients. The deployment of our highly trained salesforce is managed by a national recruitment team that ensures that calls begin on a coordinated basis within 8-12 weeks.

  Our business model is configured so that each product line supplements the full spectrum of other product lines. Our relationship with our clients is perpetuated by continual expansion of the services utilized by our client base. The self-perpetuating nature of our business model also has significant financial benefits. Our level of integration enables us to participate in each cross-selling opportunity, which in turn guarantees the potential to generate additional revenue streams. We have leveraged our position to capture higher-margin business and retain our focus on providing significant value-added services. In addition, our ability to offer our sales and marketing services on either a stand-alone or single-stop bundled basis enables higher market share capture and a higher proportion of repeat business.

  Proprietary Technologies and Data. We maintain and operate a number of proprietary software programs and systems for marketing development and data gathering. HCG develops interactive CD-ROMs for our clients which can be designed to educate and train a pharmaceutical salesforce about a new drug, provide a board review study guide for a physician, or function as a self-paced instructional package on a wide variety of topics for medical target groups. Pharmaceutical companies are allocating more marketing dollars to instructional software due to the success of these tools, and our established expertise makes us well positioned to serve this segment. To conduct strategic studies, HPR employs a series of programs which were designed in-house and utilizes data which is gathered and processed by our Contract Sales Group. Simultaneous access to the aforementioned resources enables HPR to produce unique and intricate value-added studies for the benefit of our clients. These value-added offerings are a significant advantage for us, directly translating into an increase in our clients' return on investment through better salesforce sizing and targeting and higher salesforce productivity. Moreover, we have made a considerable investment in technology and are focused on using cutting-edge salesforce automation tools to increase our efficiency. At present, approximately half of our salesforce is currently equipped with palm-top computers, and our deployment of this technology will increase throughout 1999. Such real-time data is important for pharmaceutical clients during the launch of a drug, allowing rapid profiling of the impact on targeted physicians and facilitating the refinement of calling frequency and marketing tactics. We believe these proprietary tools and technologies translate into higher salesforce productivity and lower cost relative to many of our competitors.

  Existing Broad "Blue Chip" Client Base. In addition to having 18 of the 20 largest pharmaceutical companies as clients, we also serve a large number of mid-size and smaller life sciences companies. As each of these companies uses our services, our relationship is expanded and the opportunity to cross-sell products increases. Due to the nature of the business, contracts tend to be longer in duration and are rarely terminated prior to their expiration. Our business is not overly concentrated on a small number of clients. As a result, the existing client base, while not captive, is likely to become more intertwined with us as the relationship grows in tandem with the client's need for additional services.

  Experienced and Visionary Management Team. The experience of our management team in the pharmaceutical and marketing industries ranges from 9 to 26 years. This group includes entrepreneurs who founded their respective businesses and continued to manage them after transitioning to Snyder, as well as executives with substantial expertise managing pharmaceutical salesforces and establishing sales and marketing strategies. We believe our mix of senior management with pharmaceutical salesforce management, entrepreneurial talent and strategic perspective is unique in the industry.

  Our senior management team has outlined an exciting vision which includes expanding the services offered by our communications unit, expanding HPR and HCG in Europe, and developing Internet applications which allow physicians to access our training materials online. Additionally, we intend to capitalize on our real-time data access through our 4,200-person salesforce. Because of our high level of quality service, our pharmaceutical clients have rewarded us with contract extensions and high rates of repeat business. Physicians routinely give us the highest marks in surveys of medical education programs. Our CME program was recently awarded a four-year accreditation period by ACCME. We are one of only a few ACCME-accredited commercial enterprises. Additionally, we provide the most advanced strategic analysis in the industry through Health Products Research.

Clients

  We provide our services to leading pharmaceutical, biotechnology, medical device and diagnostics companies on a global basis. During 1998, we maintained contracts with 210 clients, an increase of 50 individual clients from 1997. Our blue chip client base includes 18 of the 20 largest pharmaceutical companies, which clients accounted for approximately 65.9% of our total revenues for the six months ended June 30, 1999. Our ten largest clients comprised approximately 60.9% and 56.5% of our revenues in fiscal years 1997 and 1998, respectively, although no single client accounted for more than 14% of our revenues in fiscal years 1998 and 1997, respectively. In 1997, Bristol-Myers Squibb and AstraZeneca represented 12.7% and 12.0%, respectively, of our revenues. In 1998, AstraZeneca and Bristol-Myers Squibb represented 13.9% and 10.4%, respectively, of our revenues. For the six months ended June 30, 1999, no single client represented more than 10% of our revenues. We consider our close relationship with leading pharmaceutical manufacturers to be an important competitive advantage, providing us with a source for recurring revenues as well as sales growth opportunities as new products are developed and launched. The services are sold to the same target groups for each client, namely their marketing and sales departments. This provides the basis for continuous interaction and feedback, allowing us to continuously improve our services and identify new business opportunities, a process augmented by the long-term nature of our contracts.

  The vast majority of our largest clients are companies which have international operations. We believe that these and other multinational companies will seek outside providers that can provide sales and marketing solutions which transcend national boundaries. We believe that we currently have the scope and scale of services needed to effectively provide healthcare marketing solutions to multinational clients.

  We have developed sustained relationships with blue chip clients that provide us with recurring revenue streams and service cross-selling opportunities. Our ability to add value at every part of the product life cycle enhances our ability to form long-lasting relationships with clients.

  Our relationships with a client's marketing and sales organizations also benefit from high switching costs, as retaining another salesforce and redesigning a market program would create substantial additional expense and cause losses in time and productivity for our clients. In addition, the successful medical marketing outsourcers have established their reputations due to sophisticated performance evaluation capabilities, and clients are unlikely to use vendors without widely recognized expertise. Set forth below is a list of our clients which provided 3% or more of our revenues for the six months ended June 30, 1999:

                  Abbott Laboratories          Glaxo Wellcome
                  AstraZeneca                  Johnson & Johnson
                  Bristol-Myers Squibb         Merck
                  Eli Lilly                    Monsanto Company
                  Endo Pharmaceuticals         Novartis
                  Forest Laboratories

Competition

  We believe that no other organization offers the same scope of integrated healthcare marketing services as we offer our clients. Our competitors include contract sales organizations as well as contract research organizations that offer healthcare marketing services. Additionally, drug distribution companies have indicated a desire to enter this lucrative market by leveraging their knowledge base and effecting strategic acquisitions. Each of our operating groups faces distinct competitors in the individual markets in which the group operates. However, none of our competitors provide the full scope of services we currently offer through our three operating groups.

  Contract Sales. A small number of providers comprise the market for contract sales, which represents more than 75% of outsourcing revenues in the healthcare marketing services market as a whole. Ventiv,

Innovex (Quintiles), Professional Detailing Inc., and Pharmaceutical Detailing Network combined accounted for nearly 95% of the United States contract sales market share in 1997, with Ventiv and Innovex being the only participants to have an international presence. None of these organizations are a significant competitor with regard to healthcare marketing services other than contract sales. The rest of the industry is highly fragmented, with a large number of small providers attempting to develop niche services.

  Contract Marketing Services. The contract marketing services sector contains many more competitors and is also highly fragmented. This is due in part to the wide variety of marketing activities required by medical product companies, including promotional meetings, symposia, video satellite conferencing, peer-to-peer meetings, medical educational material and conferences, teleservices, field force logistics and product management. As a result, accurate relative market share is more difficult to define as we encounter different competitors for each of these services. The only competitors of significant scale in the broad marketing sector are narrowly focused: Boron LePore & Associates, which provides peer-to-peer physician education meetings, and privately owned ZS Associates, which provides strategic assessments similar to the services of HPR. Neither of these organizations compete with us in the contract sales market.

Employees

  At June 30, 1999, we employed over 4,700 people worldwide, including approximately 2,900 employees in the United States and 1,800 in Europe. Of these worldwide employees, approximately 30% are part-time, primarily serving in the contract salesforces in the United States and United Kingdom. For the most part, we hire individuals with experience in pharmaceutical product sales and with scientific or medical backgrounds. Approximately 40% of our employees have advanced degrees. Our contract sales representatives also undergo specialized training in order to gain knowledge of the products they sell, including an understanding of its competitive position. Approximately 70% of our employees have pharmaceutical industry experience, with an average of 11 years experience among our U.S. salesforce.

                                                    Sales Reps
                                                   and Managers Operations Total
                                                   ------------ ---------- -----
U.S. Contract Sales...............................    2,448        105     2,553
U.K. Contract Sales...............................      510         42       552
French Contract Sales.............................    1,041         29     1,070
German Contract Sales.............................      218         30       248
                                                      -----        ---     -----
Total Contract Sales..............................    4,217        206     4,423
Healthcare Communications.........................      N/A        245       245
Health Products Research..........................      N/A         99        99
                                                      -----        ---     -----
Total Worldwide Employees.........................    4,217        550     4,767
                                                      =====        ===     =====

--------
As of June 30, 1999.

Government Regulation

  Several of the industries in which our clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical and healthcare industries. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with such regulations.

  In connection with the handling and distribution of pharmaceutical products samples, we are subject to regulation by the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States, and certain regulations of the United Kingdom, France, Hungary, Germany and the European Union. These laws regulate the distribution of drug samples by mandating storage, handling and record-keeping requirements for drug samples and by banning the purchase or sale of drug samples. In certain jurisdictions, including the United Kingdom and France, pharmaceutical sales representatives are subject to examination and licensing requirements under local law and industry guidelines. Ventiv believes it is in compliance in all material respects with these regulations.

  Our physician education services are also subject to a variety of federal and state regulations relating to both the education of medical professionals and the marketing and sale of pharmaceuticals. In addition, certain ethical guidelines promulgated by the American Medical Association govern the receipt by physicians of gifts in connection with the marketing of healthcare products. These guidelines govern the honoraria and other items of value which AMA physicians may receive, directly or indirectly, from pharmaceutical companies. Ventiv follows similar guidelines in effect in other countries where it provides services. Any changes in such regulations or their application could have a material adverse effect on Ventiv. Failure to comply with these requirements could result in the imposition of fines, loss of licenses and other penalties and could have a material adverse effect on Ventiv.

  From time to time, state and federal legislation is proposed with regard to the use of proprietary databases of consumer and health groups. The uncertainty of the regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of its data. Any such restriction could have a material adverse effect on Ventiv.

Properties

  Our headquarters is located in Somerset, New Jersey at a site we lease. Ventiv and its operating subsidiaries own facilities in Boulder, Colorado and Lenggries, Germany, with a total approximate area of 27,000 square feet, and lease approximately 17 facilities with a total approximate area of 141,300 square feet, which includes warehouses, stores and offices, in the United States, the United Kingdom and in continental Europe. Of the total 168,300 square feet of owned and leased space, 21,100 square feet are utilized by the Health Products Research Group, 80,100 by the Healthcare Communications Group, and 67,100 by the Contract Sales Group. We believe that our properties are well maintained and are in good operating condition.

Legal Proceedings

  From time to time we are involved in litigation incidental to our business. In our opinion, no pending or threatened litigation of which we are aware has had or is expected to have a material adverse effect on our results of operations, financial condition or liquidity.

                            SELECTED FINANCIAL DATA

  The following table summarizes certain historical financial data with respect to Ventiv and is qualified in its entirety by reference to, and should be read in conjunction with, the Ventiv Historical Financial Statements and related notes included elsewhere in this information statement. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited financial statements of Ventiv. Historical financial information may not be indicative of Ventiv's future performance as an independent company. Prior to their respective acquisitions, certain U.S.-based acquirees were not subject to federal or state income taxes. Pro forma adjusted net income represents historical net income adjusted to reflect a provision for income taxes as if Ventiv had been taxed similarly to a C corporation for all periods presented. See also "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                          For the Six Months
                            Ended June 30,          For the Years Ended December 31,
                          ------------------- ----------------------------------------------
                            1999      1998      1998     1997       1996      1995    1994
                          --------- --------- -------- ---------  --------  -------- -------
                              (unaudited)
                                       (in thousands, except per share data)
Statement of Income
 Data:
Revenues................  $ 181,259 $ 151,313 $321,500 $ 208,967  $144,704  $120,354 $91,865
                          ========= ========= ======== =========  ========  ======== =======
Net income (loss).......  $  12,639 $   2,618 $  1,446 $  (8,718) $     83  $  8,430 $ 5,306
                          ========= ========= ======== =========  ========  ======== =======
Unaudited:
Pro forma historical
 basic and diluted net
 income (loss) per
 share (2)..............  $    0.53 $    0.11 $   0.06
                          ========= ========= ========
Pro forma adjusted net
 income (loss)..........  $  12,639 $   2,618 $  1,446 $ (10,700) $ (2,729) $  5,131 $ 3,745
                          ========= ========= ======== =========  ========  ======== =======
Pro forma adjusted basic
 and diluted net income
 (loss) per share (2)...  $    0.53 $    0.11 $   0.06
                          ========= ========= ========
Shares used in computing
 net income (loss) per
 share (2)..............     23,921    23,921   23,921
                          ========= ========= ========
Balance Sheet Data:
Total assets............  $ 228,095           $193,644 $ 100,947  $ 51,180  $ 58,623 $41,742
                          =========           ======== =========  ========  ======== =======
Long-term debt..........  $   1,270           $  1,473 $   4,154  $  2,634  $  1,420 $ 3,628
                          =========           ======== =========  ========  ======== =======
Total investments and
 advances from Snyder
 Communications, Inc.
 (1)....................  $ 158,771           $119,727 $  10,371  $  4,697  $ 13,591 $ 6,683
                          =========           ======== =========  ========  ======== =======

--------
(1) Investments and advances from Snyder represent the net cash transferred to Ventiv from Snyder and businesses acquired by Snyder and contributed to Ventiv. No amounts are expected to be repaid to Snyder.
(2) For all periods presented, net income per share has been computed using shares of Ventiv that will be issued upon the distribution based on the number of outstanding shares of Snyder common stock on September 17, 1999. Basic and diluted net income per share are the same for all periods presented, as there will be no options to purchase Ventiv common stock granted until the distribution.

                       UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data reflect the distribution as if it had occurred on January 1, 1998 for pro forma income statement data purposes. No pro forma balance sheet is presented as there were no pro forma adjustments to the historical balance sheet. The unaudited pro forma data reflect the estimated changes in corporate overhead as if Ventiv operated as an independent entity, based on agreements currently in effect, Ventiv's effective income tax rate subsequent to the distribution and the effects of significant acquisitions as if they had been consummated on January 1, 1998. We have also presented an estimate of additional expenses Ventiv expects to incur to hire additional employees, enter into additional agreements for office space, professional services, advertising and other general and administrative services associated with operating as a stand-alone public company. These additional expenses are only estimates and there can be no assurance that actual costs will not exceed these estimates. These data do not necessarily reflect the results of operations or financial position of Ventiv that would have resulted had the distribution actually been consummated as of such date. These data also exclude the estimated $16.0 million of transaction expenses associated with the spin-off which will be borne by Snyder. These data are not indicative of the future results of operations or future financial position of Ventiv.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                 (in thousands)

                                          Purchased
                               Ventiv     Subsidiary   Pro Forma   Pro Forma
                             Historical Historical (5)  Entries     Ventiv
                             ---------- -------------- ---------   ---------
Revenues....................  $181,259      $1,927       $ --      $183,186
  Operating expenses:
    Cost of services........   137,028         976         --       138,004
    Selling, general, and
     administrative
     expenses...............    21,585         493         413 (1)   22,491
    Restricted stock
     compensation ..........       --          --          475 (4)      475
    Acquisition and related
     costs..................     1,694         --          --         1,694
                              --------      ------       -----     --------
Income (loss) from
 operations.................    20,952         458        (888)      20,522
Interest expense............      (123)        --          --          (123)
Investment income...........       373           8         --           381
                              --------      ------       -----     --------
Income (loss) before income
 taxes......................    21,202         466        (888)      20,780
Income tax (provision)
 benefit....................    (8,563)       (178)        360 (2)   (8,381)
                              --------      ------       -----     --------
Net income (loss)...........  $ 12,639      $  288       $(528)    $ 12,399
                              ========      ======       =====     ========
Estimated Expenses, net of
 taxes......................                                          1,725 (6)
                                                                   --------
Estimated Net Income
 including additional
 expenses ..................                                       $ 10,674 (6)
                                                                   ========

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                           Purchased      Pro         Pro
                                Ventiv    Subsidiaries   Forma       Forma
                              Historical Historical (3) Entries      Ventiv
                              ---------- -------------- -------     --------
Net revenues................   $321,500     $14,128     $   --      $335,628
  Operating expenses:
    Cost of services........    236,047       9,360         --       245,407
    Selling, general, and
     administrative
     expenses...............     43,029       3,516         825 (1)   47,370
    Restricted stock
     compensation ..........        --          --        2,650 (4)    2,650
    Compensation to
     stockholders...........        742         --          --           742
    Acquisition and related
     costs..................     26,922         --          --        26,922
                               --------     -------     -------     --------
Income (loss) from
 operations.................     14,760       1,252      (3,475)      12,537
Interest expense............     (2,315)        --          --        (2,315)
Investment income...........      1,850          49         --         1,899
                               --------     -------     -------     --------
Income (loss) before income
 taxes......................     14,295       1,301      (3,475)      12,121
Income tax (provision)
 benefit....................    (12,849)       (658)      1,410 (2)  (12,097)
                               --------     -------     -------     --------
Net income (loss)...........   $  1,446     $   643     $(2,065)    $     24
                               ========     =======     =======     ========
Estimated Expenses, net of
 taxes......................                                           3,451 (6)
                                                                    --------
Estimated Net Loss including
 additional expenses .......                                        $ (3,427)(6)
                                                                    ========

--------
  (1) Reflects additional costs associated with employment agreements executed for the three newly created executive positions of Chief Executive Officer, Chief Financial Officer and Vice President of Business Development and Strategy of Ventiv Health, Inc. These employment agreements provide for aggregate base compensation of $825,000 per year.
  (2) Reflects the effect of the estimated increase in Ventiv's effective tax rate subsequent to the date of the distribution, net of the tax effect of the estimated incremental costs associated with operating as a stand-alone public company. See footnote (1) above.
  (3) Reflects the historical results of operations of Healthcare Promotions, LLC, CLI Pharma S.A. and PromoTech Research Associates, Inc. from January 1, 1998 through their respective dates of acquisition.
  (4) Reflects compensation expense of $2.7 million and $0.5 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, associated with restricted stock grants to be made to certain officers and directors of Ventiv immediately following the distribution pursuant to agreements entered into as part of the distribution.
  (5) Reflects the historical results of operations of PromoTech Research Associates, Inc. from January 1, 1998 through its date of acquisition.
  (6) In addition to the employment agreements, described in (1) above, Ventiv expects to hire additional employees, enter into additional agreements for office space, professional services, advertising and other general and administrative services associated with operating as a stand-alone public company. Ventiv estimates that these additional expenses would have been approximately $2.9 million ($1.7 million net of taxes) for the six months ended June 30, 1999 and $5.8 million ($3.5 million net of taxes) for the year ended December 31, 1998. There can be no assurance that actual costs will not exceed these estimates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations covers periods prior to the Distribution, during which the operating units of Ventiv were integrated with Snyder's other operating units. The following information should be read in conjunction with Ventiv's Financial Statements and notes thereto included elsewhere in this Information Statement. See "Index to Financial Statements."

Overview

  Ventiv's services are designed to develop, execute and monitor strategic marketing plans for pharmaceutical and other life sciences products to conduct educational research and communication services for the medical community. Snyder created the business conducted by Ventiv in January 1997 in a merger transaction with a U.S. provider of pharmaceutical sales and marketing services. During 1998 and 1997, Snyder issued 6,475,105 and 4,035,184 shares, respectively, in pooling of interests transactions with companies in the healthcare marketing services industry. Of the total shares issued in pooling of interests transactions, 1,318,798 were to Health Products Research, 6,008,210 were to companies in Ventiv's Contract Sales Group, and 3,183,281 were to companies in Ventiv's Healthcare Communications Group. We further expanded the size and geographic presence of our Contract Sales Group with a purchase transaction valued at $19.4 million in August 1997 and with two purchase transactions valued at $54.4 million in the first quarter of 1998. We also increased the scope of services offered by the Healthcare Communications Group with a purchase transaction valued at $16.3 million in March 1999. We plan to focus on internal growth for the foreseeable future as the primary means of our expansion, although we will consider attractive acquisition opportunities as they arise.

  We expect that the complementary services which Ventiv is able to offer to its customers as a result of the acquisitions described above will increase our opportunities and strengthen our client relationships. We strive to integrate our service capabilities within as well as across our three operating groups to provide a spectrum of healthcare marketing and sales services. Health Products Research designs and monitors product launches and sales strategies with our proprietary programs to maximize asset utilization and return on investment for pharmaceutical and other life sciences companies. The Healthcare Communications Group provides educational programs to physicians and other healthcare professionals. The Contract Sales Group implements and executes outsourced sales programs for pharmaceutical and other life sciences products. Most of Ventiv's largest clients utilize the services of more than one of our operating groups.

Results of Operations

  Revenues and associated costs under pharmaceutical detailing contracts are generally based on the number of physician calls made or the number of sales representatives utilized. For consulting and educational services, Ventiv revenues are generally based on a fixed project amount.

  Cost of services consists of all costs specifically associated with client programs, such as salary, commissions and benefits paid to personnel, including senior management associated with specific service offerings, payments to third-party vendors and systems and other support facilities specifically associated with client programs.

  Selling, general and administrative expenses consist primarily of costs associated with administrative functions, such as finance, accounting, human resources, and information technology, as well as personnel costs of senior management not specifically associated with client services.

  Compensation to stockholders consists of excess compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv. The amount by which the historical compensation of these stockholders exceeds that provided in their employment contracts with Ventiv has been classified as compensation to stockholders.

  Recapitalization costs were recorded by one of the companies acquired by Ventiv in 1998 at the time of its recapitalization in 1997.

  Acquisition and related costs consist primarily of investment banking fees, other professional service fees, certain tax payments and other contractual payments resulting from the consummation of the pooling of interests transactions, as well as the costs of consolidating certain of our acquired operations.

  The following sets forth, for the periods indicated, certain components of Ventiv's income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all operations of Ventiv had been taxed as a C corporation for all periods presented. Compensation to stockholders, recapitalization costs and acquisition costs are considered to be nonrecurring by Ventiv because Ventiv's current operations will not result in any compensation to stockholders, recapitalization costs or acquisition costs in future periods.

                             For the Six Months
                               Ended June 30,
                                 (unaudited)                      For the Years Ended December 31,
                         ------------------------------  --------------------------------------------------
                             1999            1998             1998             1997              1996
                         --------------  --------------  ---------------  ---------------   ---------------
                                                  (dollars in thousands)
Revenues................ $181,259   100% $151,313   100% $321,500  100.0% $208,967  100.0%  $144,704  100.0%
Operating expenses:
Cost of services........  137,028  75.6   109,677  72.5   236,047   73.4   156,346   74.8    104,922   72.5
Selling, general, and
 administrative
 expenses...............   21,585  11.9    19,929  13.2    43,029   13.4    32,787   15.7     25,960   17.9
Compensation to
 stockholders...........      --    --        515   0.3       742    0.2    15,638    7.5     12,340    8.5
Recapitalization costs..      --    --        --    --        --     --      1,889    0.9        --     --
Acquisition and related
 costs..................    1,694   0.9    11,356   7.5    26,922    8.4     8,042    3.8        --     --
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Income (loss) from
 operations.............   20,952  11.6     9,836   6.5    14,760    4.6    (5,735)  (2.7)     1,482    1.1
Interest expense........     (123) (0.1)   (1,078) (0.7)   (2,315)  (0.7)   (1,617)  (0.8)      (691)  (0.5)
Investment income.......      373   0.2       655   0.4     1,850    0.6       568    0.3        796    0.6
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Income (loss) before
 income taxes...........   21,202  11.7     9,413   6.2    14,295    4.5    (6,784)  (3.2)     1,587    1.2
Income tax provision....   (8,563) (4.7)   (6,795) (4.5)  (12,849)  (4.0)   (1,934)  (0.9)    (1,504)  (1.0)
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Net income (loss)....... $ 12,639   7.0% $  2,618   1.7% $  1,446    0.5% $ (8,718)  (4.1)% $     83    0.2%
                         ========  ====  ========  ====  ========  =====  ========  =====   ========  =====
Pro forma adjusted net
 income (loss).......... $ 12,639   7.0% $  2,618   1.7% $  1,446    0.5% $(10,700)  (5.1)% $ (2,729)  (1.9)%
                         ========  ====  ========  ====  ========  =====  ========  =====   ========  =====

 Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998

  Revenues. Revenues increased $30.0 million, or 19.8%, to $181.3 million in the first half of 1999 from $151.3 million in the first half of 1998. $14.0 million, or 46.7%, of the revenue growth was achieved within our French sales operation mainly as a result of the purchase of CLI Pharma S.A. ("CLI Pharma") in March of 1998. $14.9 million, or 49.7%, of the revenue growth was achieved within our U.S. Contract Sales Group primarily as a result of new contracts which were secured in the first half of 1999, an incentive compensation payment received from a client and also by the purchase of Healthcare Promotions, LLC ("HCP") in 1998 which has been integrated into our U.S. Contract Sales Group. Decreases in revenues at our U.K. and German sales operations of $5.9 million, or 14.9%, resulted from a lower level of contracted sales service performed in 1999 compared with 1998. This decrease in revenue was offset by a $3.6 million, or 47.1%, increase in revenue from our Health Products Research group which reflects new business contracts secured for 1999, and $3.0 million in revenue from PromoTech Research Associates which was purchased by Ventiv in March of 1999. Revenue at our European contract sales organizations is typically lower during the third quarter due to the traditional European holiday season in July and August.

  Cost of services. Cost of services increased $27.3 million, or 24.9%, to $137.0 million in the first half of 1999 from $109.7 million in the first half of 1998. The dollar fluctuation in cost of services at our various operating units corresponds to the revenue changes discussed above. Cost of services was favorably impacted by a one-time $2.0 million reduction in the estimated amount of employee-related social costs to be paid as a result of the integration of our French sales force. Cost of services as a percentage of revenues increased to 75.6% in the first half of 1999 from 72.5% in the first half of 1998 due in part to the start-up costs associated with the new contracts in both the Health Products Research group and the U.S. Contract Sales Group. We expect to continue to incur start-up costs as we secure additional contracts for new business and will also continue to make investments in our operating infrastructure which could result in increased costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million, or 8.5%, to $21.6 million in the first half of 1999 from $19.9 million in the first half of 1998. Selling, general, and administrative expenses as a percentage of revenue decreased to 11.9% in the first half of 1999 from 13.2% in the first half of 1998 as a result of the integration of acquired businesses into our existing operations and the close monitoring and containment of these expenses as our revenues have increased. Selling, general, and administrative expenses include only those amounts specifically identifiable to Ventiv and may increase in future periods when Ventiv operates as a separate publicly traded company.

  Compensation to Stockholders. No compensation to stockholders was recorded during the six months ended June 30, 1999. Compensation to stockholders was $0.5 million during the six months ended June 30, 1998. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv.

  Acquisition and Related Costs. Ventiv recorded $1.7 million in acquisition and related costs during the six months ended June 30, 1999 due to the consolidation and integration of certain of Ventiv's acquired operations within the Healthcare Communications Group. The charge consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. In 1998, we recorded a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of our acquired operations in the U.S., the U.K. and France. As of June 30, 1999, 149 employees had terminated employment with Ventiv and $9.0 million had been charged against the total liability of $12.4 million. Ventiv recorded $11.4 million in acquisition and related costs during the six months ended June 30, 1998, and $7.0 million of these costs were related to the consummation of pooling of interests transactions during the six months ended June 30, 1998. Ventiv completed two pooling of interests transactions valued at approximately $91.4 million during the six months ended June 30, 1998. The remaining $4.4 million was due to the consolidation and integration of certain of Ventiv's acquired operations within the Contract Sales Group.

  Interest Expense. Ventiv recorded $0.1 million of interest expense during the six months ended June 30, 1999 and $1.1 million of interest expense during the six months ended June 30, 1998. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded during the six months ended June 30, 1998 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of its acquired companies. If Ventiv borrows money for acquisitions or for other purposes following the spin-off, interest expense will increase in future periods.

  Investment Income. Ventiv recorded $0.4 million of investment income during the six months ended June 30, 1999 and $0.7 million of investment income during the six months ended June 30, 1998. Variations in investment income result from differences in average amounts of cash and cash equivalents available for investment during these periods.

  Income Tax Provision. Ventiv recorded a tax provision of $8.6 million during the six months ended June 30, 1999. Ventiv's effective tax rate on its recurring operations is approximately 39.1% for the six months ended June 30, 1999. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period.

  Net Income (Loss). Net income increased $10.0 million to $12.6 million in the first half of 1999 from $2.6 million in the first half of 1998 due primarily to Ventiv's overall growth discussed above, the decrease in nonrecurring acquisition and related costs and other factors discussed above. To facilitate our growth, we intend to make investments in Ventiv over the next 12 to 18 months to promote the business and its name, to further enhance the skills of our employees, to further business development efforts, and to make further investment in technology. We expect that our additional investment in Ventiv to expand the business will increase our expenses over the next 12 to 18 months.

  In August 1999, we entered into an agreement with an existing client to expand the level of service provided. Under this service agreement, which is cancelable by our client with six months prior notice, we expect to recognize over $100 million in revenues over the next 18 months. During the third and fourth quarters of 1999, we expect to recognize a total of approximately $12.0 million of start-up related expenses to hire, train, and equip our salesforce in connection with this new agreement, with new recorded revenue directly associated with these expenses during these periods.

  We have agreed to provide incremental consideration for the acquisition of PromoTech Research Associates based on the average trading price of one or more classes of Snyder common stock and Ventiv common stock for the twenty trading days ending on October 15, 1999 (or such lesser number of days that a public market exists for these securities up to October 15, 1999). The incremental consideration was not provided for in the purchase agreement and is not part of the purchase price for accounting purposes. Snyder intends to enter into a separate agreement with the prior owners of PromoTech whereby Snyder would pay the incremental consideration to the prior owners in exchange for the release of any and all claims against Snyder relating to the transaction. Based on the closing price of Snyder common stock on September 17, 1999, the amount of such payment would result in non-cash expense on the date the agreement is executed of approximately $5.8 million, payable in Ventiv common stock.

 Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Revenues. Revenues increased $112.5 million, or 53.8%, to $321.5 million in 1998 from $209.0 million in 1997. We experienced revenue growth at each of our operating companies during 1998 and it consists of an $82.3 million, or 50.7%, increase at our Contract Sales Group, a $26.7 million, or 77.9%, increase at our Healthcare Communications Group, and a $3.5 million, or 28.0%, increase at our Health Products Research group. The increased revenue in our Contract Sales Group resulted in the growth of services provided to both new and existing customers during 1998, the purchase of HCP and CLI Pharma in the first quarter of 1998, and the purchase of Halliday Jones in the third quarter of 1997. The increased revenue in both the Healthcare Communications Group and the Health Products Research group is attributable to the growth services provided to new and existing customers during 1998.

  Cost of Services. Cost of Services increased $79.7 million, or 51.0%, to $236.0 million in 1998 from $156.3 million in 1997 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues decreased to 73.4% in 1998 from 74.8% in 1997. This is due to Ventiv's overall growth and the ability of the client support personnel to handle increased client services.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $10.2 million, or 31.1%, to $43.0 million in 1998 from $32.8 million in 1997 as a result of the growth in revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 13.4% in 1998 from 15.7% in 1997 due primarily to the revenue growth from the significant increase in services provided throughout 1998 and the lower proportional increase in selling, general and administrative expenses necessary to support the revenue growth.

  Compensation to Stockholders. Compensation to stockholders was $0.7 million in 1998 and $15.6 million in 1997. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with Ventiv has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv. The $0.7 million recorded in 1998 relates to certain companies acquired in the third and fourth quarters of 1998, and therefore, was incurred during 1998 by the acquired companies prior to their acquisition.

  Acquisition and Related Costs. Ventiv recorded $26.9 million in nonrecurring acquisition and related costs during 1998. These costs were primarily related to the consummation of acquisitions and consisted of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain acquired companies, other professional service fees, transfer taxes and other contractual payments. In addition, this amount included a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S., the U.K. and France. Ventiv is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations have been consolidated into four, and the efforts have not had a significant impact on Ventiv's workforce. Ventiv expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated were primarily redundant operations and administrative personnel, as well as one under-utilized sales team in the U.K.

  Ventiv recorded $8.0 million in nonrecurring acquisition and related costs during 1997 related to the consummation of acquisitions. These costs are discussed further in the review of Ventiv's results of operations for 1997 as compared to 1996.

  Interest Expense. Ventiv recorded $2.3 million of interest expense in 1998 and $1.6 million of interest expense in 1997. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded in both 1998 and 1997 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of acquired companies.

  Investment Income. Ventiv recorded $1.9 million of investment income in 1998 and $0.6 million of investment income in 1997. The increase in investment income corresponds to the increase in funds available for investment.

  Income Tax Provision. Ventiv recorded a tax provision of $12.8 million during 1998. Ventiv's effective tax rate on its recurring operations is approximately 41.0% in 1998. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period. Pro forma income discussed below includes a provision for income taxes as if all our operations had been taxed as a C corporation for the year ended 1998.

  Net Income (Loss). Net income increased $10.1 million to income of $1.4 million in 1998 from a loss of $8.7 million in 1997 due primarily to Ventiv's overall growth and containment of costs.

  Pro Forma Adjusted Net Income (Loss). Pro forma adjusted net income (loss) shows the effect on net income (loss) assuming Ventiv and its subsidiaries were taxed as C corporations for all of 1998 and 1997. Pro forma adjusted net income
(loss) is less than net income (loss) for 1997. Pro forma adjusted net income
(loss) increased $12.1 million to pro forma net income of $1.4 million in 1998 from a pro forma net loss of $10.7 million in 1997, due primarily to the overall growth in revenues and containment of costs. Revenue growth exceeded the growth in cost of services and selling, general and administrative expenses.

 Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Revenues. Revenues increased $64.3 million, or 44.4%, to $209.0 million in 1997 from $144.7 million in 1996. We experienced revenue growth at each of our operating companies during 1997 including a $53.6 million, or 49.4%, increase at our Contract Sales Group, an $8.3 million, or 31.5%, increase at our Healthcare Communications Group, and a $2.4 million, or 23.9%, increase at our Health Products Research group. The increased revenue in our Contract Sales Group resulted from the growth of services provided to both new and existing customers during 1997 and the purchase of Halliday Jones in 1997. The increased revenue in both the Healthcare Communications Group and the Health Products Research group is attributable to the growth services provided to new and existing customers during 1997.

  Cost of Services. Cost of services increased $51.4 million, or 49.0%, to $156.3 million in 1997 from $104.9 million in 1996 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues increased to 74.8% in 1997 from 72.5% in 1996. An increase in cost of services as a percentage of revenues to provide healthcare educational services was offset by a decrease in cost of services as a percentage of revenues to provide contract sales services, resulting in the overall increase in cost of services as a percentage of revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.8 million, or 26.2%, to $32.8 million in 1997 from $26.0 million in 1996 as a result of the increased revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 15.7% in 1997 from 17.9% in 1996 because a moderate increase in overhead expenses was spread over a larger base of revenues.

  Compensation to Stockholders. Compensation to stockholders was $15.6 million in 1997 and $12.3 million in 1996. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with Ventiv has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv. The composition of the amount recorded in 1997 varies from the amount recorded in 1996 because the amounts recorded were based on specific criteria and agreements at certain acquired companies that existed in 1997 and in 1996 prior to their respective mergers with Ventiv.

  Recapitalization Costs. Recapitalization costs were $1.9 million in 1997. One of our acquired entities completed a recapitalization in 1997 prior to its 1998 merger with Ventiv. No recapitalization costs were incurred in 1996, and Ventiv does not expect to incur any recapitalization costs in future periods.

  Acquisition and Related Costs. Ventiv recorded $8.0 million in nonrecurring acquisition and related costs during 1997. These costs were directly related to the consummation of acquisitions and included primarily investment banking fees, other professional service fees and certain U.K. excise and transfer taxes.

  Interest Expense. Ventiv recorded $1.6 million of interest expense in 1997 and $0.7 million of interest expense in 1996. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded in both 1997 and 1996 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of acquired companies.

  Investment Income. Ventiv recorded $0.6 million of investment income in 1997 and $0.8 million of investment income in 1996. The amount recorded in investment income is directly related to the amount of funds available for investment.

  Income Tax Provision. Ventiv recorded a tax provision of $1.9 million during 1997. Ventiv's effective tax rate on its recurring operations is approximately 48.8% in 1997. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period. Pro forma income discussed below includes a provision for income taxes as if all of our operations had been taxed as a C corporation for the year ended 1997.

  Net Income (Loss). Net income decreased $8.8 million to a loss of $8.7 million in 1997 from income of $83,000 in 1996 due primarily to the nonrecurring costs incurred by Ventiv through its 1997 acquisitions.

  Pro Forma Adjusted Net Income (Loss). Pro forma adjusted net income (loss) shows the effect on net income (loss) assuming Ventiv and its subsidiaries were taxed as C corporations for all of 1997 and 1996. Pro forma adjusted net income
(loss) is less than net income (loss) for both 1997 and 1996. Pro forma adjusted net loss increased $8.0 million to a pro forma net loss of $10.7 million in 1997 from a pro forma net loss of $2.7 million in 1996. The nonrecurring costs recorded in 1997, slightly offset by the growth of Ventiv, resulted in the overall increase in pro forma net loss.

Liquidity and Capital Resources

  At June 30, 1999, Ventiv had $21.3 million in cash and equivalents. Cash and equivalents decreased $4.3 million during the six months ended June 30, 1999, due to the $10.8 million used in operating activities, the $3.1 million used in investing activities and the $0.1 million effect of changes in the exchange rate offset by the $9.5 million provided by financing activities. The $9.5 million in cash provided by financing activities consists primarily of $11.2 million investments and advances from Snyder offset by $1.7 million net repayments of debt. The $3.1 million in cash used in investing activities consists primarily of capital expenditures and the purchases of PromoTech, net of cash acquired. Cash and cash equivalents increased $7.6 million for the year ended December 31, 1998, due to $15.8 million provided by financing activities and the $0.2 million effect of exchange rate changes, offset by $1.2 million used in operating activities and the $7.2 million used in investing activities.

  In 1997 and 1998, we incurred approximately $34.9 million in acquisition and related costs as a result of pooling of interests transactions and integration of acquired companies. As a result, cash provided from operations was not sufficient to fund operations, including acquisition and related costs, during those years. For the first six months of 1999, a net of $10.9 million cash was used in operating activities due to working capital changes. We believe that our cash and equivalents, as well as cash provided by operations, will be sufficient to fund our current operations and planned capital expenditures over the next 12 months and also for a longer-term basis. We plan to focus on internal growth for the foreseeable future as the primary means of our expansion, although we will consider attractive acquisition opportunities as they arise. Cash provided from operations may not be sufficient to fund internal growth initiatives which we may pursue. If we pursue significant internal growth initiatives or if we acquire additional businesses in transactions that include any cash payment as part of the purchase price, both in the short-term and the long-term, we will first use excess cash available from operations and then pursue additional debt or equity financing as sources of cash necessary to complete any acquisitions. Ventiv does not currently have its own line of credit. We expect to obtain a multi-year line of credit for acquisitions and general corporate purposes during the second half of 1999. In addition to borrowing under a line of credit, once available, Ventiv could pursue additional debt or equity transactions to finance its acquisitions, depending on market conditions. We can't assure you that we will be successful in raising the cash required to complete all acquisition opportunities which we may pursue in the future.

  We are subject to the impact of foreign currency fluctuations, specifically that of the British pound and French franc. To date, changes in the British pound and French franc exchange rates have not had a material impact on our liquidity or results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge such risk.

  We do not expect the introduction of the Euro to have a material impact on our operations or cash flows in the near term. We will continue to evaluate the impact of the introduction of the Euro as we continue to expand our services in Europe.

  As of June 30, 1999, Ventiv's management believes that the fair value of Ventiv exceeds its book value.

Year 2000

  Ventiv has assessed its current systems and equipment with regard to year 2000. We believe that these systems and equipment are year 2000 compliant and that no material additional costs will be incurred. However, we cannot assure you that this will be the case until these systems are operational in 2000.

Approximately $0.5 million was incurred through June 30, 1999 to address specific year 2000 requirements. We have made inquiries of our vendors and other third parties that we have identified whose year 2000 problems could affect our systems or operations and have received assurances from approximately 96% of the vendors contacted, both written and oral, that their systems are compliant or are expected to be compliant on time. Approximately 52% of vendors contacted indicated to us that they are currently year 2000 compliant and approximately 44% of vendors contacted indicated to us that they will be year 2000 compliant before the year 2000 begins. Approximately 4% of the vendors contacted did not provide information in response to our inquiries. In the event the statements and warranties of these third parties concerning their year 2000 compliance are incorrect resulting in critical systems failure, our business and operations may be materially adversely affected.

Effect of Inflation

  Because of the relatively low level of inflation experienced in the United States and Europe, inflation did not have a material impact on our consolidated results of operations for 1998, 1997 or 1996.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to market risk from changes in market interest rates and foreign currency exchange rates. We are subject to interest rate risk on our debt for changes in the fair value of our debt caused by changes in the interest rates. We are subject to foreign currency exchange rate risk related to our international operations. The long-term debt outstanding at December 31, 1998 is $1.5 million and is fixed rate. A change in the current market interest rates on all outstanding debt interest rates at December 31, 1998 would not materially impact the financial statements as the amount of debt effected would not be material. We do not currently engage in hedging or other market risk management tools.


  Foreign Currency Exchange Rate Exposures. Fluctuations in foreign currency exchange rates affect the reported amounts of our assets, liabilities and operations. For purposes of quantifying the risk associated with fluctuations in the foreign exchange rate, we used a sensitivity analysis model. We assumed a hypothetical detrimental change of 10% in the exchange rates on our assets, liabilities and revenues denominated in a foreign currency. A 10% fluctuation was assumed for all exchange rates at December 31, 1998. Our material exposures to foreign exchange rate fluctuations on continuing operations are the French franc, British pound and German mark. Approximately 44%, 38% and 15% of our 1998 international operations were conducted in France, the United Kingdom and Germany, respectively. The amounts below represent the impact of all exchange rates on our total assets, liabilities and revenues.

                                                          10% Decrease in value
                                           Balance at     of Local Currencies to
                                        December 31, 1998      U.S. Dollar
                                        ----------------- ----------------------
   Assets..............................     $193,644             $188,903
   Liabilities.........................     $ 73,917             $ 69,915
   Revenue.............................     $321,500             $307,354

                                   MANAGEMENT

Directors

  The following individuals are expected to serve as directors of Ventiv after the distribution.

Name                                Age Position
----                                --- --------
Daniel M. Snyder...................  34 Co-Chairperson of the Board of Directors
Michele D. Snyder..................  37 Co-Chairperson of the Board of Directors
Mortimer B. Zuckerman..............  62 Director
Fred Drasner.......................  56 Director
A. Clayton Perfall.................  40 Director
Eran Broshy........................  40 Director and Chief Executive Officer

  Daniel M. Snyder, Co-Chairperson of the Board of Directors, is a founder of Snyder Communications, and has served as Chairman of the Board of Directors and Chief Executive Officer of Snyder Communications since its predecessor company was founded in 1987.

  Michele D. Snyder, Co-Chairperson of the Board of Directors, is a founder of Snyder, and serves as Vice Chairman, President and Chief Executive Officer and a director of Snyder. Ms. Snyder is Mr. Snyder's sister.

  Mortimer B. Zuckerman, a director of Ventiv, has been a director of Snyder since 1996 and has been the Chairman of Boston Properties, Inc., a national real estate development and management company, since 1970. He has served as Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, Chairman of The Atlantic Monthly Company since 1980 and Chairman of the Board of Directors of Applied Graphics Technologies, Inc. since April 1996.

  Fred Drasner, a director of Ventiv, has been a director of Snyder since 1996, the Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, the President of U.S. News & World Report, L.P. from 1985 to February 1997 and Chief Executive Officer of U.S. News & World Report since 1985, the Chairman and Chief Executive Officer of Applied Graphics Technologies, Inc. since April 1996, the Chief Executive Officer of Applied Printing Technologies, L.P. since 1986 and the Vice-Chairman and Chief Executive Officer of The Atlantic Monthly Company since 1986.

  A. Clayton Perfall, a director of Ventiv, has served as Chief Financial Officer and a director of Snyder since September 1996. Prior to joining Snyder, Mr. Perfall spent fifteen years with Arthur Andersen. During his tenure as a partner with Arthur Andersen, Mr. Perfall had a wide range of responsibilities with the Washington, D.C., Baltimore, Maryland and Richmond, Virginia marketplaces, including responsibility for the firm's Structured Financial Products tax practice and responsibility for its Business Valuation Services Group. Mr. Perfall was a key participant in the development of Arthur Andersen's business strategies, the hiring of its professional staff and the development and marketing of its services.

  Eran Broshy, Chief Executive Officer and a director of Ventiv, served as the practice leader of the North American healthcare consulting practice of the Boston Consulting Group from 1991 to 1998. During his tenure at the Boston Consulting Group, Mr. Broshy consulted broadly with senior executives from a number of the major global pharmaceutical leaders, managed care organizations, and academic medical centers and advised on a range of strategic, organizational and operational issues. Since 1998, Mr. Broshy served as President and Chief Executive Officer of Coelcanth Corporation, a privately-held biotechnology company. Mr. Broshy is a graduate of the Harvard School of Business Administration (MBA), Stanford University (MS), and Massachusetts Institute of Technology (BS).

  In addition to the above-named directors, one additional independent director will be designated prior to or promptly following the distribution.

Directors' Meetings and Committees

  The Board of Directors of Ventiv will have a number of standing committees, including an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee of the Board of Directors of Ventiv will review and make reports and recommendations to the full Board of Directors with respect to the selection of the independent auditors of Ventiv and its subsidiaries, the arrangements for the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of Ventiv, and will review the annual financial statements of Ventiv. The members of the Audit Committee will be designated prior to or promptly following the distribution.

  Compensation Committee. The Compensation Committee of the Board of Directors of Ventiv will be responsible for approving compensation arrangements for executive management, reviewing compensation plans relating to officers, grants of options and other benefits under Ventiv's employee benefit plans and reviewing generally Ventiv's employee compensation policy. The members of the Compensation Committee will be designated prior to or promptly following the distribution.

Compensation of Directors

  We are currently in the process of reviewing our director compensation. We anticipate that each director who is neither an officer nor an employee of Ventiv will receive an annual director's fee paid in either cash, shares of Ventiv common stock, or stock options. Directors will also be reimbursed for expenses incurred in connection with attending meetings.

Executive Officers

  The following individuals are expected to serve as executive officers of Ventiv after the distribution.

Name                                    Age Position
----                                    --- --------
Eran Broshy............................  40 Chief Executive Officer and Director
Gregory S. Patrick.....................  48 Chief Financial Officer
Robert Brown, Ph.D.....................  55 Chief Executive Officer,
                                            Health Products Research
R. Jeremy Stone, M.D...................  34 President, UK Healthcare Sales
Allan Avery............................  39 President, Healthcare Communications
William C. Pollock.....................  46 President, Healthcare Sales

  For a description of Eran Broshy's background, see "Management--Directors."

  Gregory S. Patrick, Chief Financial Officer of Ventiv, served as Vice President and Group Controller of Merck & Co., Inc., with responsibility for Merck's research laboratories, vaccines and Asia/Pacific human health marketing divisions since February 1999. From 1991 to February 1999, Mr. Patrick served as Vice President and Controller of Merck's manufacturing division, where he structured and negotiated a number of Merck's significant joint ventures and licensing agreements. Prior to joining Merck, Mr. Patrick was an associate with the consulting firm Booz, Allen & Hamilton and also held a range of financial and engineering positions at Exxon Chemical Company. Mr. Patrick has an MBA from New York University and an ME and BS from Rensselaer Polytechnic Institute.

  Robert Brown, Ph.D., served as President of Health Products Research, Inc.
(HPR), a subsidiary of Snyder, for over 25 years. For the last 20 years, Dr. Brown has consulted on a worldwide basis to many major pharmaceutical and medical products companies. Before joining HPR, Dr. Brown was a manager of Corporate Marketing Services at Johnson & Johnson. He holds a doctorate in Operations Research from George Washington University.

  R. Jeremy Stone, M.D., has served as President of Snyder's UK Healthcare Sales division since December 1998. Prior to joining Snyder in 1998, Dr. Stone founded the healthcare practice for the search firm Heidrick & Struggles International in 1997. From 1994 to 1997, Dr. Stone served as a Senior Managing Consultant for Gemini Consulting, a strategy, change and general management implementation firm. Dr. Stone has an MBA and diploma in Management for Doctors from the University of Keele and a diploma in Anaesthetics from the Royal College of Anaesthestists.

  Allan Avery has served as President of Snyder Healthcare Communications Worldwide, Inc., a subsidiary of Snyder since 1997 and has over 16 years of healthcare industry experience. Mr. Avery led the integration of two world-class integrated educational and marketing solutions companies for the pharmaceutical industry, including GEM Communications, Inc., which he founded in 1992. He previously held management positions with PRO Communications, an educational project company, and Marion Laboratories (now Hoechst Marion Roussel).

  William C. Pollock has served as President of Snyder's US Healthcare Sales division since February 1998. Prior to joining Snyder, Mr. Pollock served as the President of Healthcare Promotions, LLC from August 1994 until February 1998, and held an executive position with Schering-Plough Corporation for the four preceeding years. With 18 years of experience in the pharmaceutical industry, Mr. Pollock's responsibilities have ranged from sales management to marketing. He also previously held an executive position with Johnson & Johnson.

                             EXECUTIVE COMPENSATION

Historical Compensation

  The following table sets forth certain information with respect to the annual and long-term compensation of Ventiv's four most highly compensated executive officers for fiscal 1998 and Ventiv's Chief Executive Officer, who was not employed by Ventiv until June 1999. Mr. Patrick, Ventiv's Chief Financial Officer, was not employed by Ventiv until August 1999 and is not included in the table below. During the periods presented, the individuals were compensated in accordance with Snyder's plans and policies. All references in the following tables to stock options relate to awards of options to purchase shares of Snyder common stock.

                           Summary Compensation Table

                                                                 Long Term
                                    Annual Compensation         Compensation
                                ---------------------------- ------------------
                                                               Awards   Payouts
                                                             ---------- -------
                                                  Restricted Securities          All Other
Name and                 Fiscal                     Stock    Underlying  LTIP   Compensation
Principal Position        Year   Salary  Bonus($)  Award(s)  Options(#) Payouts     ($)
------------------       ------ -------- -------- ---------- ---------- ------- ------------
Eran Broshy(1)..........  1998       --       --     --           --      --        --
Robert Brown, Ph.D. ....  1998  $210,000      --     --       100,000     --        --
R. Jeremy Stone,
 M.D.(2)................  1998  $ 20,125      --     --       105,000     --        --
Allan Avery.............  1998  $218,750      --     --       200,000     --        --
William C. Pollock......  1998  $240,000 $155,000    --        75,000     --        --

--------
(1) Mr. Broshy was not employed by Snyder in 1998. He joined Snyder in June
    1999.
(2) Dr. Stone began his employment with Snyder in December 1998, and the salary amount included in the table above reflects compensation received in 1998. If Dr. Stone had been employed for the full year, his annual base salary would have been $241,500.

 Option Grants in Fiscal 1998

  The following table sets forth information with respect to option grants during fiscal 1998 to the individuals named in the Summary Compensation Table pursuant to Snyder plans.

                                      Individual Grants
                         -------------------------------------------
                                                                         Potential Realizable
                                    % of Total                          Value at Assumed Annual
                                     Options                             Rates of Stock Price
                         Number of  Granted to  Exercise             Appreciation for Option Term
                          Options  Employees in   Price   Expiration -----------------------------
Name                      Granted  Fiscal Year  ($/Share)    Date          5%            10%
----                     --------- ------------ --------- ---------- -------------- --------------
Eran Broshy.............      --        --           --         --              --             --
Robert Brown, Ph.D. ....  100,000      0.91%    30.43750    2/12/08  $ 1,759,591.21 $ 4,377,190.27
R. Jeremy Stone, M.D. ..  100,000      0.91%     28.3750   12/16/08  $ 1,784,488.50 $ 4,522,244.23
                            5,000      0.05%     28.3750   12/16/08  $    89,224.43 $   226,112.21
Allan Avery.............   50,000      0.46%    30.43750   11/25/07  $   854,567.25 $ 2,112,836.76
                          150,000      1.37%     28.3750   12/16/08  $ 2,676,732.76 $ 6,783,366.35
William C. Pollock......   75,000      0.68%    30.43750    2/12/08  $ 1,319,693.41 $ 3,282,892.70

 Option Exercises in Fiscal 1998

  The following table sets forth the number of shares of Snyder common stock covered by both exercisable and unexercisable stock options held by each of the individuals named in the Summary Compensation Table on December 31, 1998. Also reported are the values for "in-the-money" options, calculated as the excess of the value of shares of Snyder common stock as of December 31, 1998 over the respective exercise prices of outstanding stock options.

                                                                             Value of Unexercised
                                                   Number of Unexercised         In-the-Money
                                                     Snyder Options at         Snyder Options at
                           Shares                   Fiscal Year-End(#)        Fiscal Year-End($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Eran Broshy.............     --          --           --            --            --            --
Robert Brown, Ph.D. ....     --          --           --        100,000           --    $331,250.00
R. Jeremy Stone, M.D....     --          --         5,000       100,000    $26,875.00   $537,500.00
Allan Avery.............     --          --        12,500       187,500    $41,406.75   $930,468.75
William C. Pollock......     --          --           --         75,000           --    $248,437.50

Ventiv Compensation and Benefit Plans

  The separation of the healthcare services business from the remaining businesses of Snyder in connection with the distribution will allow Ventiv to compensate its executive officers based on the performance of its healthcare marketing services business. In particular, Eran Broshy, Chief Executive Officer, and the other key members of Ventiv's management team will receive stock compensation in the form of options to purchase Ventiv common stock.

  Pursuant to Eran Broshy's employment agreement, he will receive an aggregate of $4,000,000 in options to purchase shares of Ventiv common stock and an aggregate of $2,500,000 in restricted Ventiv common stock immediately following the consummation of the distribution. Pursuant to Mr. Patrick's employment agreement, he will receive an aggregate of $2,000,000 in options to purchase shares of Ventiv common stock and an aggregate of $1,000,000 in restricted Ventiv common stock immediately following the consummation of the distribution. See "Executive Compensation--Employment Agreements." The other four members of Ventiv's management team will each be granted $500,000 in restricted Ventiv common stock immediately following the distribution at the closing price of the Ventiv common stock on the distribution date. Twenty percent of Mr. Broshy's restricted shares of Ventiv common stock will vest immediately following the distribution, and the balance will vest in equal installments over the next four years. Forty percent of the restricted shares of Ventiv common stock granted to Mr. Patrick and each of the other four members of Ventiv's management team will vest immediately following the distribution, and the balance will vest in equal installments over the next four years. Mr. Broshy's and Mr. Patrick's options to purchase Ventiv common stock vest at the rate of 25% per year on each anniversary of the grant date, provided each is still employed by Ventiv on the applicable vesting date.

  It is anticipated that total compensation for Ventiv's executive officers after the distribution will include base salary, the stock-based incentives described above and other benefits pursuant to the employee benefit plans described below. It is anticipated that base salaries and total compensation opportunities will be competitive as measured against industry norms.

1999 Stock Incentive Plan

  The purpose of the 1999 Stock Incentive Plan is to promote the long-term growth of Ventiv by rewarding key management employees, consultants and directors of Ventiv with a proprietary interest in Ventiv for outstanding long-term performance and also to attract, motivate and retain highly qualified and capable personnel to these positions. The plan is administered by the Compensation Committee of the Board of Directors of Ventiv. The participants in the plan are the officers, key employees, directors and consultants of Ventiv, and the awards to a participant under the plan may be in the form of an option, restricted stock, a stock appreciation right, or a combination thereof, at the discretion of the Compensation Committee.

  Shares Subject to the 1999 Stock Incentive Plan. Subject to adjustment as discussed below, we will make available under the stock incentive plan 4,800,000 shares of Ventiv common stock, increased by 17.5% of the number of shares of Ventiv common stock authorized for issuance after the effective date of the plan by Ventiv's Board of Directors.

  Types of Awards. Awards granted under the stock incentive plan may be in any combination of the following:

  .  options to purchase shares of Ventiv common stock;

  . stock appreciation rights. These are rights to receive the spread or difference between the fair market value of shares of Ventiv common stock subject to an option and the corresponding exercise price of the option. The spread may be payable in either stock, cash or both; and

  . restricted stock. These are awards of stock on which various restrictions and conditions are imposed which must be satisfied in order for the award to vest in the participant.

  Eligibility. Under the terms of the stock incentive plan,

  .  directors,

  .  officers,

  .  employees and

  .  consultants

of Ventiv and its subsidiaries designated by the compensation committee administering the stock plan are eligible to participate in the plan.

  Limitation on Awards to Any Individual. Under the stock incentive plan, the maximum number of shares of Ventiv common stock with respect to which options or other awards may be granted to any individual in any calendar year may not exceed 1,000,000 shares.

  Administration. The compensation committee of our board of directors will administer the stock incentive plan. The compensation committee may delegate its authority to make grants of stock options and stock appreciation rights to persons below the rank of Senior Vice President.

  Stock Options

  Exercise Price. The purchase price of a share of Ventiv common stock covered by an option may not be less than 100% of the fair market value of a share of Ventiv common stock on the date of grant.

  Option Vesting and Exercising. The compensation committee administering the plan will determine the vesting period and all other terms and conditions of each option, except that no option may be exercisable more than ten years from the date of its grant. The compensation committee may, in its discretion, accelerate the vesting of any option.

  An option may only be exercised to the extent that it is vested. Generally, options will not vest during the first six months after being granted. Participants may exercise options by delivering cash, Ventiv common stock or any combination thereof.

  Termination of Employment. The compensation committee will determine when, if at all, an option will vest when a participant in the plan leaves Ventiv. Generally, if a participant's employment or service is terminated other than by death or disability, his or her options will cease to vest immediately and the options will terminate three months after termination of employment or service. If a participant dies or becomes disabled, his or her options will terminate after one year. In no event may an option terminate later than ten years after granted.

  Stock Appreciation Rights

  Stock appreciation rights may only be granted in conjunction with options granted under the plan, either at the time of the option grant or at any time after the option grant.

  Stock appreciation rights may not be exercised by a participant who is a director or officer (as defined under the securities laws) within six months after being granted, except in the case of the death or disability of the participant. Stock appreciation rights are exercisable only when the related option is exercisable.

  Upon exercise of a stock appreciation right, the participant will be entitled to the difference between

    . the fair market value of a share of Ventiv common stock underlying the related option and

    .  the per share exercise price of the related option,

multiplied by the number of shares represented by the stock appreciation right. The compensation committee will determine the form of payment, which may be in cash, Ventiv common stock or any combination of cash and stock.

  A stock appreciation right may be exercised without exercising the related option, but the related option will be cancelled to the extent the right is exercised. Similarly, a related option may be exercised without exercising the stock appreciation right, but the stock appreciation right will be cancelled to the extent the option is exercised.

  Restricted Stock

  The compensation committee may make restricted stock awards in Ventiv common stock. The compensation committee will determine:

  .  the terms and conditions of the restricted stock award;

  .  the restricted period for the award;

  . the restrictions applicable to an award, which may include continued employment and specific corporate, divisional or individual performance standards or goals;

  . whether the participant will receive dividends and other distributions on the restricted stock during the restricted period or whether they will be withheld until the restrictions have been satisfied;

  . whether the award will vest in the event of the participant's death or disability prior to expiration of the restrictions; and

  .  whether to waive any or all of the restrictions.

  Upon an award of restricted stock, a participant will be a stockholder with respect to those shares of restricted stock and will be entitled to vote those shares. The stock certificate representing the restricted stock will be held by Ventiv, together with stock powers executed by the participant in favor of Ventiv, until the restricted period expires and any restrictions imposed are satisfied.

  Awards of restricted stock granted under the plan may qualify for the performance-based compensation exemption to Section 162(m) of the Code. As determined by the compensation committee in its sole discretion, either the granting or vesting of these performance-based awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria:

  .  net earnings;

  .  earnings per share;

  .  net sales growth;

  .  market share;

  .  net operating profit;

  .  expense targets;

  .  working capital targets relating to accounts receivable;

  .  operating margin;

  .  return on equity;

  .  return on assets;

  . planning accuracy (as measured by comparing planned results to actual results);

  .  market price per share; and

  .  total return to stockholders.

  In addition, these performance-based awards may include comparisons to the performance of other companies, which would be measured by one or more of the criteria listed above. With respect to these performance-based awards, the compensation committee will establish in writing the performance goals applicable to a given period, and these goals will state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if the performance goals are obtained. The compensation committee will also establish in writing the individual employees or class of employees to which the performance goals apply no later than 90 days after the commencement of the period of service (but in no event after 25% of the period has elapsed). No performance-based awards shall be payable to, or vest with respect to, any participant for a given fiscal period until the compensation committee certifies in writing that the objective performance goals (and any other material terms) applicable to the period have been satisfied.

  Amendment of the 1999 Stock Incentive Plan and Options

  The board of directors may amend the stock incentive plan from time to time, except that stockholder approval is needed to:

  . change the number of shares of Ventiv common stock subject to the plan or that may be granted to any individual in any calendar year;

  .  change the class of eligible participants;

  .  change the performance criteria; or

  . remove the administration of the stock incentive plan from the committee administering the plan.

  Non-Transferability of Options

  Except as provided by the compensation committee, awards may (1) not be transferred by a participant during the participant's lifetime, (2) not be assigned or otherwise disposed of except by will or by applicable laws of descent and distribution or (3) only be exercised during the participant's lifetime by the participant or the participant's guardian or legal representative.

  Corporate Changes

  The stock incentive plan provides that the compensation committee may adjust, as it deems appropriate, the maximum number of shares that may be subject to options or awards or that may be granted to any individual in any calendar year, and the terms of any outstanding options or awards under the stock incentive plan, to reflect changes in outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, liquidations or other similar events.

  If we merge or consolidate with another corporation, liquidate or dispose of all or substantially all of our assets while there are unexercised options outstanding:

  . after the effective date of the merger, consolidation, liquidation or disposition, as the case may be, each holder of an option will be entitled, upon exercise of the option, to receive, in place of the Ventiv common stock, the number and class or classes of stock or other securities or property to which the holder would have been entitled if the holder had held the stock underlying the option directly immediately prior to the event in question; or

  . if the options have not already become exercisable, the compensation committee may accelerate vesting so that the options will be exercisable in full.

  Certain Federal Income Tax Consequences

  The statements in the following paragraphs of the principal federal income tax consequences of awards under the 1999 Stock Incentive Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this information statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

  Stock Options and Stock Appreciation Rights. An individual who receives an option or a stock appreciation right will not recognize any taxable income upon the grant of an option or right. However, the individual generally will recognize ordinary income upon exercise of an option in an amount equal to the excess of the fair market value of the shares of Ventiv common stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a right, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the share received.

  As a result of Section 16(b) of the Exchange Act, the timing of income recognition may be deferred (generally for up to six months) for any individual who is an officer or director of Ventiv or a beneficial owner of more than ten percent (10%) of any class of equity securities of Ventiv. Absent a Section 83(b) election (as we describe it below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the deferral period, if any.

  The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an option or a right will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a stock appreciation right for shares or upon the exercise of an option, Ventiv may satisfy the liability in whole or in part by withholding shares of Ventiv common stock from those that otherwise would be issuable to the individual or by the individual tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

  A federal income tax deduction generally will be allowed to Ventiv in an amount equal to the ordinary income included by the individual with respect to his or her option or right, provided that such amount constitutes an ordinary and necessary business expense to Ventiv and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

  If an individual exercises an option by delivering shares of Ventiv common stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the option as if he or she paid the exercise price in cash, and Ventiv likewise generally will be entitled to an equivalent tax deduction.

  Other Awards. With respect to other awards under the plan that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations), individuals generally will recognize ordinary income equal to the amount of cash or the fair market value of the Ventiv common stock received.

  With respect to awards under the plan that are settled in shares of Ventiv common stock that are restricted as to transferability and subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election")--an individual will recognize ordinary income at the earlier of the time at which (1) the shares become transferable or (2) the restrictions that impose a substantial risk of forfeiture of the shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any.

  The ordinary income recognized with respect to the receipt of cash, shares of Ventiv common stock or other property under the plan will be subject to both wage withholding and other employment taxes.

  Ventiv will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the individual, provided that such amount constitutes an ordinary and necessary business expense to Ventiv and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

  If the compensation committee permits an individual to transfer an option to a member or members of the individual's immediate family or to a trust for the benefit of these persons or other entity owned by these persons and the individual makes such a transfer and the transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including whether the option or a portion thereof has vested) then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's $10,000 per donee annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the individual's gift is the value of the option at the time of the gift. If the transfer of the option constitutes a completed gift and the individual retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the option will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the option while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the option. If the transferee exercises the option after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

  Dividends and Dividend Equivalents. To the extent awards under the plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the plan, an individual generally will recognize ordinary income with respect to the dividends or dividend equivalents.

  Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of Ventiv (as defined in Section 280G of the Code), including payments under the plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, the individual's average annual compensation for the five calendar years preceding the change in control), then, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Ventiv and the individual would be subject to a 20% excise tax on that portion of the payments.

  Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an option or stock appreciation right). One of these exceptions applies to certain performance-based compensation that has, among other things, been approved by stockholders in a separate vote. Certain awards under the plan may qualify for the performance-based compensation exception to Section 162(m) of the Code.

Treatment of Snyder Options Following the Distribution

  Options granted under Snyder's Stock Incentive Plan to Ventiv employees will terminate on the distribution date if unvested, and to the extent vested will terminate in accordance with the terms of Snyder's Stock Incentive Plan unless exercised within 90 days following the distribution date. Ventiv intends to grant options under its 1999 Stock Incentive Plan to Ventiv employees whose existing Snyder stock options are terminated as a consequence of the distribution. The new Ventiv options granted on the distribution date immediately following the distribution will have exercise prices equal to the closing price of the Ventiv common stock on the distribution date and will be exercisable for a number of shares of Ventiv common stock determined by Ventiv's compensation committee based on the seniority and performance of the individual employee, in accordance with the terms of Ventiv's 1999 Stock Incentive Plan. A percentage of the new Ventiv options granted to the Ventiv employees equal to the vested percentage of the existing Snyder options held by each such employee will vest immediately upon the grant of the new Ventiv options.

Employment Agreements

  Eran Broshy. On June 14, 1999, Snyder retained the services of Eran Broshy as President of Snyder's healthcare group. Under the terms of Mr. Broshy's employment agreement, he will initially receive an annual base salary of $425,000. He is also eligible for an annual bonus award based on certain performance measures, which may not exceed $125,000.

  Under his employment agreement, Ventiv agreed to grant to Mr. Broshy non-qualified options to purchase an aggregate of $4,000,000 of Ventiv common stock at an exercise price equal to the closing price of Ventiv common stock on the distribution date. Mr. Broshy's options vest at the rate of 25% per year on each anniversary of the grant date, provided he is still employed by Ventiv on the applicable vesting date. Mr. Broshy's employment agreement also provides for a grant of an aggregate of $2,500,000 in restricted Ventiv common stock, 20% of which will vest on the distribution date and the remaining 80% vesting in equal increments over the next four years, provided he is still employed by Ventiv on the applicable vesting date. The restricted stock grant provided for in his employment agreement will prohibit Mr. Broshy from transferring any of his Ventiv common stock for a period of four years after the distribution date. The agreement provides that upon a "change in control" of Ventiv, the vesting of both the stock options and restricted stock will accelerate so that Mr. Broshy's options and restricted stock are fully vested. For purposes of his employment agreement, "change in control" means any sale, transfer or other disposition of all or substantially all of the assets of Ventiv or the consummation of a merger or consolidation of Ventiv which results in the Ventiv stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Furthermore, Mr. Broshy's employment agreement provides that he may borrow up to $500,000 from Ventiv exclusively for the purchase of Ventiv common stock.

  Gregory S. Patrick. In August 1999, Ventiv retained the services of Gregory
S. Patrick as Chief Financial Officer of Ventiv. Under the terms of Mr. Patrick's employment agreement, he will initially receive an annual base salary of $250,000. He is also eligible for an annual bonus award based on certain performance measures, which may not exceed $100,000. Under his employment agreement, Ventiv agreed to grant to Mr. Patrick non-qualified options to purchase an aggregate of $2,000,000 of Ventiv common stock at an exercise price equal to the closing price of Ventiv common stock on the distribution date. Mr. Patrick's options vest at the rate of 25% per year on each anniversary of the grant date, provided he is still employed by Ventiv on the applicable vesting date. Mr. Patrick's employment agreement also provides for a grant of an aggregate of $1,000,000 in restricted Ventiv common stock, 40% of which will vest on the distribution date and the remaining 60% vesting in equal increments over the next four years, provided he is still employed by Ventiv on the applicable vesting date. The restricted stock grant provided for in his employment agreement will prohibit Mr. Patrick from transferring any of his Ventiv common stock for a period of four years after the distribution date. Furthermore, Mr. Patrick's employment agreement provides that he may borrow from Ventiv an amount necessary to pay any federal and state income taxes resulting from the restricted stock grant.

  Robert Brown, Ph.D. Health Products Research, Inc., a subsidiary of Snyder, entered into an employment agreement with Dr. Brown on February 13, 1998. Dr. Brown's initial base salary under his employment agreement is $210,000. Dr. Brown's employment agreement also provides for a grant of stock options to purchase 100,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Dr. Brown's termination without cause, voluntary termination for "good reason," or his termination pursuant to sale or transfer of Health Products Research, Inc., Dr. Brown is entitled to a severance payment equal to one-half of his annual base salary.

  R. Jeremy Stone, M.D. Halliday Jones Sales Limited, a subsidiary of Snyder, entered into an employment agreement with Dr. Stone on October 15, 1998. Dr. Stone's initial base salary under his employment agreement is (Pounds)150,000. Dr. Stone's employment agreement also provides for a grant of stock options to purchase 100,000 shares of Snyder common stock at an exercise price of $28.37 per share, vesting over a four-year period. In the event of Dr. Stone's termination without cause, Dr. Stone is entitled to a severance payment equal to one-half of his annual base salary or the remaining term of his employment agreement, whichever is less.

  Allan Avery. GEM Communications, Inc., a subsidiary of Snyder, entered into an employment agreement with Mr. Avery on November 25, 1997. Mr. Avery's initial base salary under his employment agreement is $200,000. Mr. Avery's employment agreement also provides for a grant of stock options to purchase 50,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Mr. Avery's termination without cause or the sale or transfer of GEM Communications, Inc., Mr. Avery is entitled to a severance payment equal to one-half of his annual base salary.

  William C. Pollock. Healthcare Promotions, LLC, a subsidiary of Snyder, entered into an employment agreement with Mr. Pollock on February 13, 1998. Mr. Pollock's initial base salary under his employment agreement is $240,000. Mr. Pollock's employment agreement also provides for a grant of stock options to purchase 75,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Mr. Pollock's termination without cause or the sale or transfer of Healthcare Promotions, LLC, Mr. Pollock is entitled to a severance payment equal to one-half of his annual base salary.

  Each of the employment agreements described above contains a non-competition commitment during the term of employment and for a period of 12 months after termination of employment. Additionally, each employment agreement contains a non-solicitation provision and provides for assignment by the employee to his employer of any work products developed by him during the term of his employment.

  Ventiv will assume the obligations of Snyder, Health Products Research, Inc., Halliday Jones Sales Limited, GEM Communications, Inc. and Healthcare Promotions, LLC, respectively, under these employment contracts in connection with the consummation of the distribution.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Ventiv common stock immediately following the distribution date by each of Ventiv's directors, its Chief Executive Officer and the executive officers who were Ventiv's four most highly compensated executive officers in fiscal 1998 and all directors and executive officers as a group, based upon information available to Snyder concerning ownership of shares of Snyder common stock at September 17, 1999. See "Executive Compensation--1999 Stock Incentive Plan."

                                           Number of Shares       % of Shares
Name                                   to be Beneficially Owned Outstanding (1)
----                                   ------------------------ ---------------
Daniel M. Snyder (2)..................        3,126,541              13.1%
Michele D. Snyder (3).................        1,113,990               4.7
Mortimer B. Zuckerman (4).............        1,620,078               6.8
Fred Drasner (5)......................          783,535               3.3
A. Clayton Perfall (6)................           86,666                 *
Eran Broshy (7).......................              --                --
Dr. Robert Brown (8)..................          112,000               1.0
R. Jeremy Stone (8)...................           33,333                 *
Allan Avery (8).......................          224,598               1.0
William C. Pollock (8)................           12,430                 *
All directors and executive officers
 as a group (7)(8)(9) (11 persons)....        7,113,171              29.7

  Based upon information available to Snyder concerning the ownership of shares of Snyder common stock at September 17, 1999, no person, other than those listed in the table above, will own beneficially more than 5% of the outstanding Ventiv common stock on the distribution date except as follows:

                                                     Shares of
                                                       Ventiv
                                                       Common
                                                    Stock to be
                                                      Received
                   Name and Address of                 in the      % of Shares
                    Beneficial Owner                Distribution Outstanding (1)
                   -------------------              ------------ ---------------
      Ark Asset Management Co., Inc. (10)..........  2,508,333        10.5%
      Putnam Investments, Inc. (11)................  2,975,278        12.4%
      Capital Research and Management Co. (12).....  2,675,700        11.2%

--------
*    Denotes less than 1%.
(1) Based upon 71,763,763 shares of Snyder common stock outstanding as of September 17, 1999.
(2) The address of Mr. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.
(3) The address of Ms. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.
(4) Based upon the number of shares of Snyder common stock consisting of shares held by USN College Marketing, L.P. ("College Marketing") (a limited partnership in which USN College Marketing, Inc. ("USN Inc.") is the general partner and Fred Drasner is the sole limited partner) and attributable to USN Inc.'s general partnership interest in College Marketing. USN Inc. is owned one-third by Mortimer B. Zuckerman and two-thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc. Does not include 408,434 shares held by College Marketing that are beneficially owned by Mr. Drasner. See Note 5. Mr. Zuckerman's address is 599 Lexington Avenue, Suite 1300, New York, New York 10022. The address of MBZ Trust of 1996 is c/o Boston Properties, 8 Arlington Street, Boston, Massachusetts 02116.
(5) Based upon the number of shares of Snyder common stock consisting of (i) 108,434 shares owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion, (ii) 408,434 shares beneficially owned by Mr. Drasner as limited partner in College Marketing and (iii) 266,666 shares beneficially owned by Mr. Drasner as a result of his ownership of F.D. Sutton, LLC ("Sutton"), a limited liability company of which Mr. Drasner is the sole member. Mr. Drasner's address is 450 W. 33rd Street, New York, New York 10001.

(6) Based upon shares of Snyder common stock issuable upon exercise of currently exercisable Snyder options. The address of Mr. Perfall is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.
(7) Does not include shares of Ventiv common stock issuable pursuant to the exercise of $4,000,000 in Ventiv stock options to be issued to Mr. Broshy immediately following the distribution or $2,500,000 in restricted Ventiv common stock to be granted to Mr. Broshy immediately following the distribution, as there is no existing per share price of Ventiv common stock to calculate the number of shares of Ventiv common stock to be received pursuant to such grants.
(8) Does not include $500,000 in restricted Ventiv common stock to be granted to each of Drs. Brown and Stone and Messrs. Avery and Pollock, in each case immediately following the distribution, as there is no existing per share price of Ventiv common stock to calculate the number of shares of Ventiv common stock to be received by these individuals pursuant to such grants. The address of Drs. Brown and Stone and Messrs. Avery and Pollock is 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey 08873.
(9) Does not include shares of Ventiv common stock issuable pursuant to the exercise of $2,000,000 in Ventiv stock options to be issued to Mr. Patrick immediately following the distribution or $1,000,000 in restricted Ventiv common stock to be granted to Mr. Patrick immediately following the distribution, as there is no existing per share price of Ventiv common stock to calculate the number of shares of Ventiv common stock to be received pursuant to such grants.
(10) Ownership is as reported on Schedule 13G of Ark Asset Management Co., Inc. and is as of January 6, 1999. Ark's address is One New York Plaza, 29th Floor, New York, New York 10004.
(11) Ownership is as reported in the Schedule 13G dated February 11, 1999, filed by Putnam Investments, Inc. ("Putnam"), Putnam, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC").
(12) Ownership is as reported in Schedule 13G of Capital Research and Management Co. and is as of July 9, 1999. Capital's address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

  The total number of shares of all classes of stock that Ventiv presently has authority to issue is 1,000 shares of Ventiv common stock. Under the certificate that will be in effect on the distribution date, Ventiv will have authority to issue a total of 60,000,000 shares of all classes of stock, of which 10,000,000 may be shares of preferred stock and 50,000,000 may be shares of common stock.

  Based on the number of shares of Snyder common stock outstanding as of September 17, 1999 and the distribution ratio, it is expected that 23,921,254 shares of Ventiv common stock will be distributed to Snyder stockholders in the distribution. All the shares of Ventiv common stock to be distributed to Snyder stockholders in the distribution will be fully paid and non-assessable. The Ventiv common stock to be distributed will constitute all the shares of capital stock of Ventiv that will be outstanding immediately after the distribution.

Ventiv Common Stock

  Holders of Ventiv common stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Ventiv common stock do not have cumulative voting rights in the election of directors. The first annual meeting of stockholders is expected to be held during 2000.

  Holders of Ventiv common stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Ventiv common stock are entitled to participate ratably in dividends on Ventiv common stock as declared by the Ventiv Board of Directors. Holders of Ventiv common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of Ventiv, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

  Ventiv's certificate of incorporation that will be in effect on the distribution date will authorize the Ventiv Board of Directors, without any vote or action by the holders of Ventiv common stock, to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Ventiv Board of Directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems the stock of Ventiv may then be quoted or listed. Depending upon the terms of preferred stock established by Ventiv Board of Directors, any or all series of preferred stock could have preference over Ventiv common stock with respect to dividends and other distributions and upon liquidation of Ventiv. Issuance of any such shares with voting powers, or issuance of additional shares of Ventiv common stock, would dilute the voting power of the outstanding Ventiv common stock. Ventiv has no present plans to issue any preferred stock.

No Preemptive Rights

  No holder of any capital stock of Ventiv authorized at the distribution date will have any preemptive right to subscribe for or purchase any securities of any class or kind of Ventiv.

Transfer Agent and Registrar

  American Stock Transfer and Trust Company will be the transfer agent and registrar for Ventiv common stock commencing upon the distribution date.

         ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, VENTIV'S
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

  The following discussion concerns certain provisions of Delaware law, the Ventiv certificate of incorporation and our by-laws that could be viewed as having the effect of discouraging an attempt to obtain control of Ventiv.

Delaware Law

  Section 203 of the General Corporation Law. Under certain circumstances,
Section 203 of the Delaware General Corporation Law limits the ability of an "interested stockholder" to effect various business combinations with Ventiv for a three-year period following the time that a stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of more than 15% of the outstanding voting stock.

  An interested stockholder may engage in a business combination transaction with Ventiv within the three-year period only if:

  . Ventiv's Board of Directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

  . Ventiv's Board of Directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

  Special Meetings. Under Delaware law, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of the stockholders. Ventiv's certificate of incorporation and by-laws do not permit stockholders to call a special meeting.

Certificate of Incorporation and By-Laws

  Authorized Shares. The certificate of incorporation will provide that Ventiv may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by Ventiv's Board of Directors, and common stock. Ventiv will not solicit approval of our stockholders unless Ventiv's Board of Directors believes that approval is advisable or is required by Nasdaq National Market regulations or Delaware law. This could enable Ventiv's Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Ventiv by means of a merger, tender offer, proxy contest or otherwise and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

                  LIMITATION ON LIABILITY AND INDEMNIFICATION
                           OF OFFICERS AND DIRECTORS

Limitation on Liability of Directors

  Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, employee and agents of a Delaware corporation. Ventiv's by-laws provide that Ventiv shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling Ventiv pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  As permitted by the Delaware General Corporation Law, Ventiv's certificate of incorporation also limits the liability of directors of Ventiv for damages in derivative and third party lawsuits for breach of a director's fiduciary duty except for liability:

  . for any breach of the director's duty of loyalty to Ventiv or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction for which the director derived improper personal benefit.

  The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or recission. The limitation of liability applies only to the acts or omission of directors as directors and does not apply to any such act or omission as an officer of Ventiv or to any liabilities imposed under federal securities law.

Indemnification and Insurance

  Ventiv intends to obtain directors' and officers' insurance providing indemnification for certain of Ventiv's directors, officers, affiliates, partners and employees for certain liabilities.

  Ventiv's by-laws, among other things, indemnify Ventiv's directors and executive officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Ventiv, arising out of such person's services as a director or executive officer of Ventiv, any subsidiary of Ventiv or any other company or enterprise to which the person provides services at the request of Ventiv. We believe that these provisions are necessary to attract and retain qualified directors and executive officers.

  At present, there are no pending litigation or proceeding involving any director, officer, employee or agent of Ventiv where indemnification is expected to be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission the registration statement under the Exchange Act with respect to Ventiv common stock being received by Snyder stockholders in the distribution. This information statement does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this information statement as to the contents of any contract, agreement or other document referred to herein and filed as an exhibit are not necessarily complete. With respect to each such contract, agreement or to other documents filed as an exhibit to the registration statement, reference is made to such exhibit for more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

  After the distribution, Ventiv will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Application has been made to list the shares of Ventiv common stock on the Nasdaq National Market and, if and when such shares of Ventiv common stock commence trading on the Nasdaq National Market, such reports, proxy statements and other information concerning the Company will be available for inspection at 1735 K Street, N.W., Washington, D.C. 20006-1500.

                               ----------------

  We intend to furnish our stockholders with annual reports containing consolidated financial statements (beginning with fiscal year 1999) audited by independent accountants.

                               ----------------

  You should rely only on the information contained in this information statement and other documents referred to in this information statement. Snyder and Ventiv have not authorized anyone to provide you with information that is different.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Ventiv Health, Inc.
This financial statement represents the financial position of the newly formed subsidiary of Snyder Communications, Ventiv Health, Inc.  Snyder
 Communications intends to contribute its healthcare marketing services business to this subsidiary and distribute it to Synder Communication's stockholders through a special dividend of one share of common stock of
 Ventiv Health, Inc. for every three shares of existing common stock of
 Snyder Communications, Inc.

Report of Independent Public Accountants..................................   F-2

Balance Sheet as of June 30, 1999.........................................   F-3

Ventiv Health
Combined Financial Statements
These combined financial statements present the financial position, results of operations and cash flows of Snyder Communications, Inc.'s healthcare marketing services business which Snyder Communications intends to distribute to its common stockholders in the third quarter of 1999 through the special dividend described above.

Report of Independent Public Accountants..................................   F-4

Combined Balance Sheet as of December 31, 1998 and 1997 and June 30, 1999
 (unaudited)..............................................................   F-5

Combined Statement of Income for the years ended December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999 (unaudited) and 1998
 (unaudited)..............................................................   F-6

Combined Statement of Cash Flows for the years ended December 31, 1998,
 1997 and 1996 and the six months ended June 30, 1999 (unaudited) and 1998
 (unaudited)..............................................................   F-7

Notes to Combined Financial Statements....................................   F-8

CLI Pharma S.A.
Consolidated Financial Statements of Acquired Business

Report of Independent Public Accountants..................................  F-22

Consolidated Balance Sheet as of December 31, 1997........................  F-23

Consolidated Statement of Income for the year ended December 31, 1997.....  F-24

Consolidated Statement of Equity for the year ended December 31, 1997.....  F-25

Consolidated Statement of Cash Flows for the year ended December 31, 1997.  F-26

Notes to Consolidated Financial Statements................................  F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying balance sheet of Ventiv Health, Inc. ("Ventiv"), as of June 30, 1999. This balance sheet is the responsibility of Ventiv's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Ventiv as of June 30, 1999 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
August 23, 1999

                              VENTIV HEALTH, INC.

                                 BALANCE SHEET

                              AS OF JUNE 30, 1999

ASSETS
Cash .................................................................... $ 100
                                                                          -----
  Total Assets .......................................................... $ 100
                                                                          =====
LIABILITIES AND STOCKHOLDER'S EQUITY
  Total Liabilities ..................................................... $ --
Preferred stock, $.001 par value per share, 10,000 shares authorized,
 none issued and outstanding at June 30, 1999 ...........................   --
Common stock, $.001 par value per share, 50,000 shares authorized, 100
 shares issued and outstanding at June 30, 1999 .........................   --
Additional paid-in capital...............................................   100
                                                                          -----
  Total Liabilities and Stockholder's Equity ............................ $ 100
                                                                          =====

--------
(1) Ventiv Health, Inc. was created as a Delaware corporation on June 22, 1999 and had no operations other than matters relating to its organization and registration. On June 22, 1999, Snyder Communications, Inc.'s ("Snyder") Board of Directors approved a plan to effect the distribution of Snyder's healthcare marketing services business to existing stockholders. Snyder intends to consummate the distribution in the third quarter of 1999 through a special dividend of one share of common stock of this newly formed subsidiary, Ventiv Health, Inc., for every three shares of existing common stock of Snyder.
(2) On June 23, 1999, Ventiv Health, Inc. issued 100 shares of common stock to Snyder Communications, Inc. for $100.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying combined balance sheets of Ventiv Health (the "Company"), as defined in Note 1 to the combined financial statements, as of December 31, 1998 and 1997, and the related combined statements of income and cash flows for each of the years in the three year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
June 22, 1999

                                 VENTIV HEALTH
                                  (See Note 1)

                             COMBINED BALANCE SHEET
                                 (in thousands)

                                                   June 30,     December 31,
                                                  ----------- -----------------
                                                     1999       1998     1997
                                                  ----------- -------- --------
                                                  (unaudited)
ASSETS
Current assets:
  Cash and equivalents...........................  $ 21,347   $ 25,664 $ 18,040
  Marketable securities..........................       --         --     1,108
  Accounts receivable, net of allowance for
   doubtful accounts of $2,645, $2,971 and $3,924
   at June 30, 1999, December 31, 1998 and 1997,
   respectively..................................    55,812     43,521   29,331
  Unbilled services..............................    25,998     15,212    6,769
  Current portion of deferred tax asset..........       --         683      852
  Other current assets...........................     9,871     10,369    7,141
                                                   --------   -------- --------
    Total current assets.........................   113,028     95,449   63,241
                                                   --------   -------- --------
Property and equipment, net......................    13,455     10,028    4,880
Goodwill and other intangible assets, net........    96,103     80,728   26,283
Deferred tax asset...............................     4,822      3,414    4,569
Deposits and other assets........................       687      4,025    1,974
                                                   --------   -------- --------
    Total assets.................................  $228,095   $193,644 $100,947
                                                   ========   ======== ========
LIABILITIES AND INVESTMENTS
AND ADVANCES FROM SNYDER
Current liabilities:
  Lines of credit................................  $     76   $    198 $ 22,875
  Current maturities of long-term debt...........       --         --       137
  Accrued payroll................................    16,149     13,989   14,278
  Accounts payable...............................     8,740      5,791    5,771
  Accrued expenses...............................    30,785     40,613   29,225
  Client advances................................     4,944      1,965      --
  Unearned revenue...............................     7,357      8,446   14,125
                                                   --------   -------- --------
    Total current liabilities....................    68,051     71,002   86,411
                                                   --------   -------- --------
Related party borrowings.........................       --         --       457
Long-term debt...................................     1,270      1,473    3,697
Other liabilities................................         3      1,442       11
Commitments and contingencies
Investments and advances from Snyder.............   158,771    119,727   10,371
                                                   --------   -------- --------
    Total liabilities and investments and
     advances from Snyder........................  $228,095   $193,644 $100,947
                                                   ========   ======== ========

  The accompanying notes are an integral part of this combined balance sheet.

                                 VENTIV HEALTH
                                  (See Note 1)

                          COMBINED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                    For the
                                Six Months Ended      For the Years Ended
                                    June 30,              December 31,
                               ------------------  ----------------------------
                                 1999      1998      1998      1997      1996
                               --------  --------  --------  --------  --------
                                  (unaudited)
Revenues.....................  $181,259  $151,313  $321,500  $208,967  $144,704
Operating expenses:
  Cost of services...........   137,028   109,677   236,047   156,346   104,922
  Selling, general and
   administrative expenses...    21,585    19,929    43,029    32,787    25,960
  Compensation to
   stockholders..............       --        515       742    15,638    12,340
  Recapitalization costs.....       --        --        --      1,889       --
  Acquisition and related
   costs.....................     1,694    11,356    26,922     8,042       --
                               --------  --------  --------  --------  --------
Income (loss) from
 operations..................    20,952     9,836    14,760    (5,735)    1,482
Interest expense.............      (123)   (1,078)   (2,315)   (1,617)     (691)
Investment income............       373       655     1,850       568       796
                               --------  --------  --------  --------  --------
Income (loss) from operations
 before income taxes.........    21,202     9,413    14,295    (6,784)    1,587
Income tax provision.........    (8,563)   (6,795)  (12,849)   (1,934)   (1,504)
                               --------  --------  --------  --------  --------
Net income (loss)............  $ 12,639  $  2,618  $  1,446  $ (8,718) $     83
                               ========  ========  ========  ========  ========
Pro forma net income (loss)
 per share data (unaudited):
  Pro forma Historical net
   income (loss) per share
   (unaudited) (See Note 1)
  Basic and diluted net
   income (loss) per share...  $   0.53  $   0.11  $   0.06
                               ========  ========  ========
  Pro forma adjusted net
   income (loss) per share
   (unaudited) (See Notes 1
   and 3)
  Basic and diluted net
   income (loss) per share...  $   0.53  $   0.11  $   0.06
                               ========  ========  ========
  Shares used in computing
   net income (loss) per
   share.....................    23,921    23,921    23,921
                               ========  ========  ========



   The accompanying notes are an integral part of this combined statement of income.

                                 VENTIV HEALTH
                                  (See Note 1)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                        For the
                                       Six Months       For the Years Ended
                                     Ended June 30,         December 31,
                                    ----------------  -------------------------
                                     1999     1998     1998     1997     1996
                                    -------  -------  -------  -------  -------
                                      (unaudited)
Cash flows from operating activi-
 ties:
 Net income (loss)................  $12,639  $ 2,618  $ 1,446  $(8,718) $    83
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
   Depreciation and amortization..    3,789    2,570    5,359    2,169    1,151
   Noncash charge from accelerated
    vesting of acquired subsidiary
    options.......................      --         9    2,173      --       --
   Deferred taxes.................      737      329    1,324   (3,914)    (213)
   (Gain) loss on disposal of
    assets........................      196     (118)     151      371     (168)
   Other noncash amounts..........      --       126      126     (934)    (445)
 Changes in assets and
  liabilities:
   Accounts receivable, net.......  (11,014)  (2,741)  (1,040)  (7,043)    (573)
   Unbilled services..............  (10,620)  (1,342)  (8,443)  (3,074)  (2,110)
   Deposits and other assets......    3,339      705   (3,533)  (1,066)     238
   Other current assets...........      756   (6,232)    (813)   1,314    1,314
   Accrued payroll, accounts
    payable and accrued expenses..  (10,453)   9,291    8,599   16,385    4,896
   Client advances................    1,011      203    1,965      --       --
   Unearned revenue...............   (1,130)  (3,041)  (8,535)   2,586   (3,255)
                                    -------  -------  -------  -------  -------
     Net cash provided by (used
      in) operating activities....  (10,750)   2,377   (1,221)  (1,924)     918
                                    -------  -------  -------  -------  -------
Cash flows from investing activi-
 ties:
 Cash on hand at acquired
  businesses......................    2,917    6,083    6,083      452      --
 Purchase of subsidiaries.........   (1,135)  (9,585) (10,386)     --       --
 Purchase of property and
  equipment.......................   (4,775)  (2,768)  (4,916)  (2,127)    (915)
 Proceeds from sale of equipment..      --       780      780      184      246
 Net sales (purchases) of
  marketable securities...........      --     1,062    1,262    2,274     (159)
 Purchase of license agreements...     (151)    (503)     (13)  (4,359)    (871)
                                    -------  -------  -------  -------  -------
     Net cash used in investing
      activities..................   (3,144)  (4,931)  (7,190)  (3,576)  (1,699)
                                    -------  -------  -------  -------  -------
Cash flows from financing activi-
 ties:
 Net proceeds (repayment) of
  long-term debt..................   (1,639)  (3,767)  (4,210)  (1,838)  (1,038)
 Debt issuance costs..............      --       --       --       --       (25)
 Proceeds from mandatorily
  redeemable preferred stock......      --       --       --       --     2,147
 Redemption of mandatorily
  redeemable preferred stock......      --       --       --    (2,147)     --
 Net borrowings (repayments) on
  lines of credit.................     (122)  (2,385) (22,707)  20,603   (1,842)
 Loans provided by related
  parties.........................      --       --       --    10,000      --
 Payment of related party loans...      --       --       --   (10,000)     --
 Investments and advances from
  Snyder..........................   11,227   14,080   42,753     (167)  (7,998)
                                    -------  -------  -------  -------  -------
     Net cash provided by (used
      in) financing activities....    9,466    7,928   15,836   16,451   (8,756)
                                    -------  -------  -------  -------  -------
Effect of exchange rate changes...      111        7      199     (177)      76
Net increase (decrease)in cash and
 equivalents......................   (4,317)   5,381    7,624   10,774   (9,461)
Cash and equivalents, beginning of
 period...........................   25,664   18,040   18,040    7,266   16,727
                                    -------  -------  -------  -------  -------
Cash and equivalents, end of
 period...........................  $21,347  $23,421  $25,664  $18,040  $ 7,266
                                    =======  =======  =======  =======  =======
Disclosure of supplemental cash
 flow information:
 Cash paid for interest...........  $   211  $   404  $ 1,526  $   899  $   480
 Cash paid for income taxes.......    6,141    1,867    2,542    1,550      244
Disclosure of noncash activities:
 Businesses acquired with Snyder
  stock...........................  $16,336  $51,358  $64,546  $13,320  $   --

 The accompanying notes are an integral part of this combined statement of cash flows.

                                 VENTIV HEALTH

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                          June 30, 1998 is unaudited)

1. Organization, Basis of Presentation and Business:

  Organization

  Snyder Communications, Inc. ("Snyder"), a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of Collegiate Marketing and Communications, L.P. Snyder completed an initial public offering of its common stock on September 24, 1996.

  Snyder provides direct marketing and communications services and Internet professional services to its clients.

  On June 22, 1999, the Board of Directors of Snyder approved a plan to effect the distribution (the "Distribution") of Snyder's healthcare marketing services business to existing stockholders. Snyder intends to contribute its healthcare marketing business in the third quarter of 1999 to a newly formed subsidiary, Ventiv Health, Inc. Snyder intends to consummate the Distribution in the third quarter of 1999 through a special dividend of one share of common stock of Ventiv Health, Inc. for every three shares of existing common stock of Snyder.

  Basis of Presentation

  Subsequent to the Distribution, operations of Ventiv Health, Inc. will consist principally of the healthcare sales, healthcare market research and strategic planning, and healthcare educational communications services formerly conducted by the healthcare marketing services operating group of Snyder.

  The combined financial statements present the financial position, results of operations and cash flows of Snyder's healthcare marketing services business, referred to herein as "Ventiv Health" or the Company, as if it were formed as a separate entity of Snyder for all periods presented. Snyder's historical basis in the assets and liabilities of the Company have been carried over to the combined financial statements. All expenses reflected in the combined financial statements are costs specifically identified to the Company. It is not practicable to estimate costs that would have been incurred by the Company if it had been operated on a stand-alone basis.

  Throughout 1998 and 1997, acquisitions were completed by the healthcare services operating group of Snyder that were accounted for as poolings of interests for financial reporting purposes. During 1999, 1998 and 1997, several additional acquisitions were made that have been accounted for as purchase business combinations. The companies with which Snyder has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities," and their mergers will be referred to herein as the "Acquisitions." The accompanying combined financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Company and the Pooled Entities, after elimination of all significant intercompany transactions, for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented.

  Changes in the investments and advances from Snyder represent the net income
(loss) of the Company, the comprehensive income (loss) of the Company, the net change in cash transferred between the Company and Snyder (or previous owners with respect to the Pooled Entities prior to their merger with Snyder) and the effect of businesses acquired by Snyder in purchase transactions and contributed to Ventiv Health.

                                 VENTIV HEALTH

  An analysis of the investments and advances from Snyder for each of the three years ended December 31, 1998 and the six months ended June 30, 1999, is as follows (in thousands):

   Balance, December 31, 1995......................................... $ 13,591
     Net income.......................................................       83
     Comprehensive income.............................................      108
     Cash transfers to Snyder, net....................................   (9,085)
                                                                       --------
   Balance, December 31, 1996.........................................    4,697
                                                                       --------
     Net loss.........................................................   (8,718)
     Comprehensive income.............................................      152
     Noncash transfers from Snyder....................................   13,320
     Cash transfers from Snyder, net..................................      920
                                                                       --------
   Balance, December 31, 1997.........................................   10,371
                                                                       --------
     Net income.......................................................    1,446
     Comprehensive income.............................................      611
     Noncash transfers from Snyder....................................   64,546
     Cash transfers from Snyder, net..................................   42,753
                                                                       --------
   Balance, December 31, 1998.........................................  119,727
                                                                       --------
     Net income (unaudited)...........................................   12,639
     Comprehensive loss (unaudited)...................................   (1,158)
     Noncash transfers from Snyder (unaudited)........................   16,336
     Cash transfers from Snyder, net (unaudited)......................   11,227
                                                                       --------
   Balance, June 30, 1999 (unaudited)................................. $158,771
                                                                       ========

  Business

  The Company provides integrated marketing services for its clients, primarily pharmaceutical companies. The Company's operations are conducted throughout the United States ("U.S."), the United Kingdom ("U.K."), France, Germany, Hungary and the Netherlands.

  The Company's services are designed to establish and monitor strategic marketing plans, to provide face-to-face interaction with physicians and to conduct educational research and communication services. Snyder created the business conducted by the Company in January 1997 in a merger transaction with a U.S. provider of pharmaceutical sales and marketing services. During 1998 and 1997, Snyder issued 6,475,105 and 4,035,184 shares, respectively, in pooling of interests transactions with companies in the healthcare marketing services industry. Of the total shares issued in pooling of interests transactions, 1,318,798 were to Health Products Research, 6,008,210 were to companies in the Company's Contract Sales Group, and 3,183,281 were to companies in the Company's Healthcare Communications Group. The Contract Sales Group includes MMD, Inc., PharmFlex, Inc., Rapid Deployment Group Limited, Publimed Promotions S.A. and MKM Marketinginstitut GmbH. The Healthcare Communications Group includes GEM Communications, Inc. and Clinical Communications Group, Inc. We further expanded the size and geographic presence of our Contract Sales Group with the purchase of Halliday Jones Sales Ltd. which was valued at $19.4 million including 425,478 shares issued in August 1997 and with the purchases of Healthcare Promotions, LLC which was valued at $23.7 million including 584,951 shares issued and CLI Pharma S.A. which was valued at $30.7 million including 576,078 shares issued in the first quarter of 1998. We also increased the scope of services offered by the Healthcare Communications Group with the purchase of PromoTech Research Associates, Inc. which was valued at $16.3 million including 583,431 shares issued in March 1999.

                                 VENTIV HEALTH

  Health Products Research designs and monitors product launches and sales strategies with our proprietary programs to maximize asset utilization and return on investment for pharmaceutical and other life sciences companies. The Healthcare Communications Group provides educational programs to physicians and other healthcare professionals. The Contract Sales Group implements and executes outsourced sales programs for pharmaceutical and other life sciences products. Most of the Company's largest clients utilize the services of more than one of our operating groups.

  The following details revenues and net income (loss) for each of the years ended December 31, 1998, 1997 and 1996 as well as the six months ended June 30 , 1999 and June 30, 1998 of the Company and the Pooled Entities through the dates of their respective Acquisitions:

                                    For the Six
                                   Months Ended        For the Years Ended
                                     June 30,              December 31,
                                 -----------------  ----------------------------
                                   1999     1998      1998      1997      1996
                                 -------- --------  --------  --------  --------
                                                (in thousands)
                                    (unaudited)
Revenues:
  The Company................... $181,259 $112,044  $270,323  $ 60,124  $    --
  Pooled Entities...............      --    39,269    51,177   148,843   144,704
                                 -------- --------  --------  --------  --------
                                 $181,259 $151,313  $321,500  $208,967  $144,704
                                 ======== ========  ========  ========  ========
Net Income (loss):
  The Company................... $ 12,639 $  4,181  $  5,933  $  1,987  $    --
  Pooled Entities...............      --    (1,563)   (4,487)  (10,705)       83
                                 -------- --------  --------  --------  --------
                                 $ 12,639 $  2,618  $  1,446  $ (8,718) $     83
                                 ======== ========  ========  ========  ========

  During 1999, the Company completed the acquisition of PromoTech Research Associates, Inc. ("PromoTech") (March 25, 1999). The total consideration paid was $16.3 million and consisted of 583,431 shares of Snyder common stock. This purchase business combination has resulted in additional goodwill of $18.1 million. During 1998, the Company completed purchase business combinations, including CLI Pharma S.A. ("CLI Pharma") (March 25, 1998) and Healthcare Promotions, LLC ("HCP") (February 13, 1998), for total consideration paid of approximately $64.0 million (1,211,029 shares of Snyder common stock and $4.3 million in net cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in additional goodwill of approximately $55.7 million. During 1997, the Company completed the acquisition of Halliday Jones Ltd. ("HJ") (August 28, 1997), and the total consideration paid, including the repayment of assumed debt, was $19.4 million and consisted of 425,478 shares of Snyder common stock and $7.4 million in cash. This purchase business combination has resulted in additional goodwill of $19.5 million. The following table presents pro forma financial information as if the 1999 purchase of PromoTech, the 1998 purchases of HCP and CLI Pharma and 1997 purchase of HJ had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed as a C corporation.

                                              For the Six      For the Years
                                           Months Ended June  Ended December
                                                  30,               31,
                                           ----------------- -----------------
                                             1999     1998     1998     1997
                                           -------- -------- -------- --------
                                                       (unaudited)
                                             (in thousands, except per share
                                                          data)
   Pro forma revenues..................... $183,186 $163,474 $335,628 $270,842
   Pro forma net income (loss)............   12,955    3,268    2,113   (8,759)
   Pro forma basic and diluted net income
    (loss) per share......................     0.54     0.14     0.09

  The Company's other purchase business combinations are immaterial to the combined financial statements.

                                 VENTIV HEALTH

  Unaudited Pro Forma Net Income (Loss) Per Share

  The Company has applied Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") to all periods presented in these financial statements. SFAS No. 128 requires disclosure of basic and diluted EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Diluted EPS gives effect to common stock equivalents and other potentially dilutive securities outstanding during the period. For all periods presented EPS has been computed using the shares that will be issued upon the Distribution based on the number of outstanding Snyder common shares on September 17, 1999. Basic and diluted EPS are the same for all years presented as there will be no Healthcare options granted until the date of the Distribution.

  Unaudited Interim Financial Statements

  The accompanying unaudited combined balance sheet as of June 30, 1999 and the combined statements of income and cash flows for the six months ended June 30, 1999 and June 30, 1998 have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. In the opinion of the Company, the accompanying unaudited combined financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999 and the results of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998.

  Business Considerations

  There are important risks associated with the Company's business and financial results. These risks include (i) the Company's reliance on two significant clients; (ii) the Company's ability to sustain and manage future growth; (iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the Company's dependence on industry trends toward outsourcing of marketing services in the pharmaceutical industry; (vii) the risks associated with the Company's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; (viii) government regulation of the pharmaceutical industry; (ix) the Company's ability to recruit and retain qualified personnel; and (x) lack of operating history as an independent company.

2. Significant Clients:

  During the six months ended June 30, 1999, no one client represented more than 10% of the Company's total revenue. The Company had two clients that represented 13.9% and 10.4% for the year ended 1998, 12.0% and 12.7% for the year ended 1997, and 14.0% and 11.1% for the year ended 1996 of the Company's total revenue.

3. Summary of Significant Accounting Policies:

  Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximates market value, with original maturities of three months or less.

                                 VENTIV HEALTH

  Marketable Securities

  The Company's securities classified as "available-for-sale" are reported at market value. Unrealized gains and losses from securities "available-for-sale" are reported as comprehensive income (loss) and included as a component of investments and advances from Snyder.

  Property and Equipment

  Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to ten years; computer equipment over two to four years and buildings over forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

  Revenue Recognition

  On pharmaceutical detailing contracts, the Company recognizes revenue and associated costs when services have been performed by account executives. For strategic consulting services and educational marketing programs, the Company recognizes revenues and associated costs as services are performed on behalf of clients. Unbilled services represent revenues earned on contracts but billed in a subsequent accounting period. Unearned revenue represents billings or client payments made in advance of services performed. Client advances represent amounts received to be disbursed to third parties for payment on behalf of clients.

  Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of the Company's purchase business combinations and is being amortized on a straight-line basis over periods of fifteen to thirty years.

  The costs of licenses to market pharmaceutical products and contractual covenants are amortized on a straight-line basis over the term of the related agreements, which are ten to fifteen years and four years, respectively.

  When conditions or events occur that management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

  Income Taxes

  Prior to their merger with Snyder, certain of the U.S.-based Pooled Entities were treated as S corporations or limited liability companies for income tax purposes. Accordingly, no provision for federal or state income taxes, except in certain states that do not recognize S corporations or limited liability companies, has been made for these entities through the date of their mergers with the Company in the accompanying combined financial statements.

  The Company's subsidiaries with operations in the U.K., France and Germany pay taxes in their respective countries, on a corporate level similar to a C corporation in the U.S.

                                 VENTIV HEALTH

  Pro Forma Adjusted Income (Loss) Data (Unaudited)

  The following unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The pro forma income tax rate on the Company's recurring operations reflects the combined federal, state and foreign income taxes of approximately 41.0%, 48.8% and 46.9%, for the years ended December 31, 1998, 1997 and 1996, respectively. The pro forma income tax rates in the table below differ from the pro forma income tax rates on the Company's recurring operations due to the nondeductibility of certain of the acquisition and related costs. The Company's December 31, 1996 and 1998 tax provisions exceed its statutory rate due to the recognition of certain acquisition and related costs, which are not deductible for income tax purposes, and the pass through of S corporation losses directly to owners.

  The table below presents this pro forma calculation of net income (loss):

                                    For the Six
                                      Months              For the Years
                                  Ended June 30,       Ended December 31,
                                  ----------------  ---------------------------
                                   1999     1998      1998      1997     1996
                                  -------  -------  --------  --------  -------
                                               (in thousands)
   Pro forma adjusted net income
    (loss) data (unaudited):
   Historical income (loss) from
    continuing operations before
    income taxes................  $21,202  $ 9,413  $ 14,295  $ (6,784) $ 1,587
   Pro forma provision for in-
    come taxes..................   (8,563)  (6,795)  (12,849)   (3,916)  (4,316)
                                  -------  -------  --------  --------  -------
   Pro forma adjusted net income
    (loss)......................  $12,639  $ 2,618  $  1,446  $(10,700) $(2,729)
                                  =======  =======  ========  ========  =======

  Foreign Currency Translations

  Assets and liabilities of the Company's international operations are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as comprehensive income (loss) and included as a component of investments and advances from Snyder.

  Estimates and Assumptions

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services and accounts payable approximate fair value because of the relatively short maturity of these instruments.

                                 VENTIV HEALTH

  Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, marketable securities, accounts receivable and unbilled services. The Company places its investments in highly rated financial institutions, U.S. Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. The Company's receivables are concentrated with customers in the pharmaceutical industry. The Company does not require collateral or other security to support clients' receivables.

  New Accounting Pronouncements

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Included within accumulated other comprehensive income are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The cumulative foreign currency translation adjustment was $(0.4) million, $0.9 million and $0.2 million as of June 30, 1999, December 31, 1998 and 1997, respectively. There was no cumulative unrealized gain on marketable securities as of June 30, 1999 and December 31, 1998. The cumulative unrealized gain on marketable securities was $53,000 as of December 31, 1997.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's management considers its business to be a single reportable segment--the providing of integrated marketing and sales services to pharmaceutical and life sciences companies. The Company's foreign operations are disclosed in Note 15.

  Accounting for Stock Options

  Following the Distribution, the Company will account for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure will be made of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

4. Marketable Securities:

  The unrealized gains and losses and market values of the Company's available-for-sale securities as of December 31, 1997, are summarized as follows (in thousands).

                                          Amortized Unrealized Unrealized Market
                                            Cost      Gains      Losses   Value
                                          --------- ---------- ---------- ------
   December 31, 1997
     Available for sale:
       Equity securities.................  $  832      $ 54       $--     $  886
       Municipal tax-exempt bonds........     223       --          (1)      222
                                           ------      ----       ----    ------
                                           $1,055      $ 54       $ (1)   $1,108
                                           ======      ====       ====    ======

  The Company did not have any marketable securities outstanding as of December 31, 1998.

                                 VENTIV HEALTH

5. Property and Equipment:

  Property and equipment consist of the following:

                                                             As of December 31,
                                                             ------------------
                                                                1998     1997
                                                               -------  ------
                                                                (in thousands)
   Buildings and leasehold improvements........................ $ 5,178  $1,250
   Computers and equipment.....................................   8,465   5,727
   Furniture and fixtures......................................   1,331   1,261
                                                                -------  ------
                                                                 14,974   8,238
   Accumulated depreciation....................................  (4,946) (3,358)
                                                                -------  ------
                                                                $10,028  $4,880
                                                                =======  ======

  Depreciation expense totaled $2.2 million, $1.0 million, and $0.3 million in 1998, 1997 and 1996, respectively.

6. Goodwill and Other Intangible Assets:

  Goodwill and other intangible assets consist of the following:

                                                             As of December 31,
                                                             ------------------
                                                               1998      1997
                                                              -------   -------
                                                                (in thousands)
   Goodwill................................................... $80,436  $21,612
   License agreements.........................................   6,159    5,669
   Contractual covenant and marketing rights..................   1,112    1,112
                                                               -------  -------
                                                                87,707   28,393
   Accumulated amortization...................................  (6,979)  (2,110)
                                                               -------  -------
                                                               $80,728  $26,283
                                                               =======  =======

  Amortization expense of goodwill and other intangible assets totaled $3.2 million, $1.2 million and $0.9 million in 1998, 1997 and 1996, respectively.

7. Debt:

  Long-Term Borrowings

  Long-term borrowings consist of the following:

                                                                     As of
                                                                 December 31,
                                                                 -------------
                                                                  1998   1997
                                                                 ------ ------
                                                                 (in thousands)
   German bank debt, 6.3% weighted average interest rate, due
    April 2004,
    partially secured by building in Germany.................... $1,388 $  --
   French bank debt, 8.02% weighted average rate, due August
    2002........................................................     85  3,697
   Other........................................................    --     137
                                                                 ------ ------
                                                                  1,473  3,834
   Current maturities of long-term borrowings...................    --    (137)
                                                                 ------ ------
                                                                 $1,473 $3,697
                                                                 ====== ======

                                 VENTIV HEALTH

  The foreign term debt requires certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries.

  In addition to the debt listed above, approximately $0.6 million in debt with a weighted average interest rate of 8.6%, primarily classified as current as of December 31, 1996, was paid in full during 1997.

  Future minimum payments as of December 31, 1998, on long-term borrowings, are as follows (in thousands):

   1999.................................................................. $  --
   2000..................................................................    332
   2001..................................................................    293
   2002..................................................................    292
   2003..................................................................    278
   Thereafter............................................................    278
                                                                          ------
     Total............................................................... $1,473
                                                                          ======

  Related Party Borrowings

  Related party borrowings as of December 31, 1997, consist of a $457,000 promissory note payable to a founder of one of the acquired subsidiaries. Interest on the note accrued at 6.0%. The note was repaid in full on September 30, 1998, together with accrued interest of $14,000.

  In accordance with the provisions of its formation agreement and prior to its merger with Snyder, a subsidiary issued promissory notes to its founder and an investor in the principal amounts of $6.7 million and $10.0 million, respectively. The notes were unsecured, with interest at the prime rate plus 2.0%, and were payable no later than August 1, 1998. The notes were repaid in full on November 25, 1997, together with accrued interest of $0.5 million.

  Lines of Credit

  Lines of credit consist of the following:

                                                                      As of
                                                                   December 31,
                                                                   ------------
                                                                   1998  1997
                                                                   ---- -------
                                                                  (in thousands)
   French bank line of credit, 8.02% weighted average stated
    interest rate,
    $4.1 million aggregate borrowing limit, renewable on a monthly basis ........................................................ $198 $ 2,609
   Secured revolving loan of acquired U.S. subsidiary, 7.5%, due
    December 31, 2003, reflected as current liability as
    subsidiary was not in compliance with certain financial
    covenants, terminated by the Company in 1998..................  --   20,000
   U.S. bank line of credit, 8.6% weighted average interest rate,
    terminated by the Company.....................................  --      266
                                                                   ---- -------
                                                                   $198 $22,875
                                                                   ==== =======

  The Company maintains various lines of credit with banking and financial institutions, requiring certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries. In aggregate, the Company had lines of credit available for $5.8 million with interest rates ranging from 7.75% to 8.75% at December 31, 1998.

                                 VENTIV HEALTH

8. Income Taxes:

  The Company's income tax provision includes the following components:

                                                           For the Years
                                                         Ended December 31,
                                                       ------------------------
                                                        1998     1997     1996
                                                       -------  -------  ------
                                                           (in thousands)
   Current:
     U.S.--Federal.................................... $ 5,826  $ 2,228  $  365
     U.S.--State and city.............................   1,672    1,207      85
     Foreign..........................................   4,622    3,078   1,297
                                                       -------  -------  ------
                                                       $12,120  $ 6,513  $1,747
                                                       -------  -------  ------
   Deferred:
     U.S.--Federal.................................... $   807  $(3,984) $  --
     U.S.--State and city.............................     260     (766)    --
     Foreign..........................................    (338)     171    (243)
                                                       -------  -------  ------
                                                           729   (4,579)   (243)
                                                       -------  -------  ------
     Income tax provision............................. $12,849  $ 1,934  $1,504
                                                       =======  =======  ======

  The provision for taxes on income differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                             For the Years Ended
                                 December 31,
                             -------------------
                             1998  1997    1996
                             ----  -----   ----
   Taxes at statutory U.S.
    federal income tax
    rate...................  35.0%  35.0 % 35.0%
   Losses passed through to
    owners.................   0.0   40.9   15.1
   State and city income
    taxes, net of federal
    tax benefit............   9.4   (9.4)  10.7
   Tax effect of acquired
    subsidiary
    reorganization.........   0.0   (4.4)   0.0
   Foreign tax rate
    differential...........   2.1   (5.5)   0.9
   Goodwill amortization...   3.7   (2.0)   0.0
   Acquisition costs and
    other permanent
    differences............  39.7  (83.1)  33.1
                             ----  -----   ----
   Effective tax rate......  89.9% (28.5)% 94.8%
                             ====  =====   ====

                                 VENTIV HEALTH

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1998 and 1997, temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                                     As of
                                                                 December 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Reserve for doubtful accounts................................ $  724  $1,411
   Accrued expenses.............................................  2,498   2,141
   Deferred compensation........................................    128     134
   Tax losses of subsidiaries...................................  3,955   4,569
   Other........................................................    337      59
                                                                 ------  ------
   Gross deferred tax assets....................................  7,642   8,314
                                                                 ------  ------
   Property and equipment.......................................   (180)    --
   Deferred revenues............................................ (2,868) (2,858)
   Other........................................................   (497)    (35)
                                                                 ------  ------
   Gross deferred tax liabilities............................... (3,545) (2,893)
                                                                 ------  ------
   Valuation allowance..........................................    --      --
                                                                 ------  ------
   Net deferred tax asset....................................... $4,097  $5,421
                                                                 ======  ======

  Several of the Company's subsidiaries have operating loss tax carryforwards that can be realized only if these subsidiaries generate taxable operating income. Management continually assesses whether the Company's deferred tax asset is realizable and believes that the deferred tax asset is realizable at December 31, 1998.

  At December 31, 1998, cumulative combined undistributed deficit of the Company's foreign subsidiaries was approximately $0.9 million. However, undistributed earnings exist at several of the Company's foreign subsidiaries. No provision for U.S. income taxes or foreign withholding taxes has been made since the Company considers the undistributed earnings to be permanently invested in the foreign countries. Determination of the amount of unrecognized deferred tax liability, if any, for the cumulative undistributed earnings of the foreign subsidiaries is not practicable since it would depend upon a number of factors which cannot be known until such time as a decision to repatriate the earnings is made.

9. Acquisition and Related Costs:

  The Company recorded $26.9 million in nonrecurring acquisition and related costs during 1998. These costs consist of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain of the Company's acquirees, other professional service fees, transfer taxes and other contractual payments. In addition, this amount includes a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S., the U.K. and France. The Company is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations will be combined into four, and the efforts will not have a significant impact on the Company's workforce. The Company expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated are primarily redundant operations and administrative personnel, as well as one underutilized sales team in the United Kingdom. As of December 31, 1998, 58 employees had terminated employment with the Company and $2.7 million had been charged against the total liability, including $1.5 million in severance and related payments.

                                 VENTIV HEALTH

  The Company recorded $8.0 million in nonrecurring acquisition and related costs during 1997. These costs consist primarily of investment banking fees, professional service fees, travel expenses and other contractual payments.

  During the six months ended June 30, 1999, the Company recorded $1.7 million in nonrecurring acquisition and related costs. This amount is for additional costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. and U.K. under the Company's plan initiated in 1998. The charge recorded in the six months ended June 30, 1999 consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. As of June 30, 1999, 149 employees had terminated employment with the Company and $9.0 million had been charged against the total liability of $12.4 million.

  During the six months ended June 30, 1998, the Company recorded $11.4 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interests transactions in the first quarter of 1998 and consist of investment banking fees, other professional service fees and other contractual payments. In addition, this amount includes a charge of approximately $4.4 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. and the U.K.

  The integration activities recorded in 1998 were recorded in accordance with Emerging Issues Task Force 94-3, "Liability Recognition for Costs to Exit an Activity (including certain costs incurred in a restructuring)" ("EITF 94-3"). Additional expenses for the Company's integration activities recorded in 1999 represent additional costs incurred that did not qualify for accrual at December 31, 1998 in accordance with EITF 94-3.

  The following table summarizes the activity in the integration activities liability account:

                               Beginning           Deductions for Balance at End
                                Balance  Additions  Amounts Paid    of Period
                               --------- --------- -------------- --------------
Year Ended December 31, 1998.      --     10,654       (2,683)        7,971
Six Months Ended June 30,
 1999........................    7,971     1,696       (6,439)        3,228

10. Compensation to Stockholders:

  Prior to their merger with Snyder, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts that they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying combined statement of income.

11. Stock Incentive Plans:

  At the time of the Distribution, the Company expects to adopt a stock incentive plan to provide for share-based incentive compensation for key employees, consultants and directors. Ventiv intends to grant options under its stock incentive plan to Ventiv employees whose existing Snyder Communications options are terminated as a consequence of the distribution.

  On the date of the Distribution, the Company will issue shares of restricted stock of Ventiv Health, Inc. to certain officers and directors of the Company. The Company will recognize approximately $5.0 million of compensation expense associated with these grants. Of the total compensation expense approximately $1.5 million will be recorded at the time of the Distribution for the portion of the shares which are immediately vested. The balance will be recorded ratably over the four year vesting period.

                                 VENTIV HEALTH

12. Pension and Profit-Sharing Plans:

  Snyder and certain of its subsidiaries maintain defined contribution benefit plans. Pension and profit sharing costs of the Company related to these plans amounted to approximately $0.8 million, $0.2 million and $0.2 million for 1998, 1997 and 1996, respectively.

13. Leases:

  The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for these operating leases at December 31, 1998 (in thousands):

   Years Ending December 31,
   1999................................................................. $4,695
   2000.................................................................  2,668
   2001.................................................................  1,059
   2002.................................................................    600
   2003.................................................................    600
                                                                         ------
   Total minimum lease payments......................................... $9,622
                                                                         ======

  Rental expense for all operating leases was approximately $8.2 million, $8.0 million and $6.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

14. Commitments and Contingencies:

  The Company has entered into employment agreements with certain key executives and consulting agreements with certain former executives that call for guaranteed minimum salaries and bonuses for varying terms.

  The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management and based on the advice of legal counsel, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

15. Geographical Data:

  The Company has operations in the United States, as well as the more mature markets of Western Europe, which include the United Kingdom, France and Germany.

                                                        1998     1997     1996
                                                      -------- -------- --------
   Revenues:
     United States................................... $175,840 $118,293 $ 82,374
     Western Europe..................................  145,660   90,674   62,330
                                                      -------- -------- --------
       Total......................................... $321,500 $208,967 $144,704
                                                      ======== ======== ========

                                 VENTIV HEALTH

16. Selected Quarterly Financial Data (unaudited, in thousands):

  The following table summarizes financial data by quarter for the Company for 1998 and 1997.

                                             1998 Quarter Ended
                             ---------------------------------------------------
                             March 31  June 30 September 30 December 31  Total
                             --------  ------- ------------ ----------- --------
   Revenues................  $67,356   $83,957   $80,232      $89,955   $321,500
   Gross profit............   18,193    23,443    20,091       23,726     85,453
   Net income (loss).......   (4,052)    6,670    (3,771)       2,599      1,446
   Pro forma historical net
    income (loss) per share
    (diluted)..............    (0.17)     0.28     (0.16)        0.11       0.06
   Pro forma adjusted net
    income (loss)..........   (4,052)    6,670    (3,771)       2,599      1,446
   Pro forma adjusted net
    income (loss) per share
    (diluted)..............    (0.17)     0.28     (0.16)        0.11       0.06
                                             1997 Quarter Ended
                             ---------------------------------------------------
                             March 31  June 30 September 30 December 31  Total
                             --------  ------- ------------ ----------- --------
   Revenues................  $41,520   $47,343   $51,021      $69,083   $208,967
   Gross profit............   10,235    12,373    12,645       17,368     52,621
   Net income (loss).......      222     2,806   (10,891)        (855)    (8,718)
   Pro forma adjusted net
    income (loss)..........     (302)    2,281   (10,269)      (2,410)   (10,700)

  The pro forma amounts include a provision for federal, foreign and state income taxes as if the Company had been a taxable C corporation for all periods presented.

17. Subsequent Event to June 30, 1999 Financial Statements (unaudited):

  In August 1999, Snyder Communications agreed to provide incremental consideration for the acquisition of PromoTech Research Associates based on the average trading price of SNC stock, circle.com stock, and Ventiv Health, Inc. stock for the twenty trading days ending on October 15, 1999 (or such lesser number of days that a public market exists for the securities up to October 15,
1999). The incremental consideration was not provided for in the purchase agreement and is not part of the purchase price for accounting purposes. Snyder Communications intends to enter into a separate agreement with the prior owners of Promotech whereby Snyder Communications would pay the incremental consideration to the prior owners in exchange for the release of any and all claims against Snyder Communications relating to the transaction. Based on the closing price of the Snyder Communications stock on September 17, 1999, the amount of such payment would result in non-cash expense on the date the agreement is executed of approximately $5.8 million, payable in Ventiv Health, Inc. common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying consolidated balance sheet of CLI Pharma S.A. and subsidiaries as of December 31, 1997, and the related statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of CLI Pharma S.A. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with the accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Neuilly-sur-Seine, France
June 21, 1999

                                CLI PHARMA S.A.

                           CONSOLIDATED BALANCE SHEET
                            As of December 31, 1997
                                   (in FRFk)

                                ASSETS
Current Assets:
  Cash and equivalents................................................. 25,473F
  Accounts receivable.................................................. 49,183
  Unbilled services....................................................  1,762
  Prepaid expenses.....................................................  1,970
  VAT receivable.......................................................  4,052
  Other current assets.................................................  1,513
                                                                        ------
    Total current assets............................................... 83,953
Property and equipment, net............................................  6,293
Intangible assets, net.................................................     31
Other non-current assets...............................................  2,481
                                                                        ------
    Total assets....................................................... 92,758F
                                                                        ======
                        LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable.....................................................  4,858F
  Accrued payroll...................................................... 16,947
  Accrued expenses.....................................................  6,948
  VAT payable.......................................................... 17,578
  Unearned revenue.....................................................    533
                                                                        ------
    Total current liabilities.......................................... 46,864
Long-term obligations under capital leases.............................     66
Commitments and contingencies
Equity:
  Capital stock, nominal value 100 FRF, 2,500 shares issued and
   outstanding.........................................................    250
  Retained earnings.................................................... 45,578
                                                                        ------
Total equity........................................................... 45,828
                                                                        ------
Total liabilities and equity........................................... 92,758F
                                                                        ======


The accompanying notes are an integral part of this consolidated balance sheet.

                                CLI PHARMA S.A.

                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 31, 1997
                                   (in FRFk)

Revenues............................................................... 214,250F
Operating expenses:
Costs of services...................................................... 167,534
Selling, general and administrative....................................  18,865
                                                                        -------
                                                                        186,399
                                                                        -------
Income from operations.................................................  27,851
Interest expense.......................................................     (61)
Investment income......................................................     318
                                                                        -------
Income before taxes....................................................  28,108
Income tax provision...................................................  12,253
                                                                        -------
Net income                                                               15,855F
                                                                        =======



 The accompanying notes are an integral part of this consolidated statement of income.

                                CLI PHARMA S.A.

                        CONSOLIDATED STATEMENT OF EQUITY
                      For the Year Ended December 31, 1997
                                   (in FRFk)

                                                                Retained
                                                  Capital Stock Earnings Total
                                                  ------------- -------- ------
Balance, December 31, 1996.......................       250F     32,772F 33,022F
Net income.......................................       --       15,855  15,855
Dividends........................................       --       (3,049) (3,049)
                                                     ------      ------  ------
Balance, December 31, 1997.......................       250F     45,578F 45,828F
                                                     ======      ======  ======




 The accompanying notes are an integral part of this consolidated statement of equity.

                                CLI PHARMA S.A.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1997
                                   (in FRFk)

Cash flows from operating activities:
Net income............................................................ 15,855F
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.......................................    805
  Loss on disposal of property and equipment..........................      2
  Other noncash amounts...............................................    109
Changes in assets and liabilities:
  Accounts receivable................................................. (7,753)
  Other receivables...................................................   (333)
  Prepaid expenses.................................................... (1,059)
  Accrued payroll, accounts payable and accrued expenses.............. 10,825
  Unearned revenue....................................................    323
  Other non-current assets............................................   (133)
                                                                       ------
Net cash provided by operating activities............................. 18,641
                                                                       ------
Cash flows from investing activities:
  Purchase of property and equipment.................................. (2,472)
  Purchase of license agreements......................................   (120)
  Proceeds from sales of property and equipment.......................     86
                                                                       ------
Net cash used in investing activities................................. (2,506)
                                                                       ------
Cash flows from financing activities:
  Dividends........................................................... (3,049)
                                                                       ------
Net cash used in financing activities................................. (3,049)
                                                                       ------
Net increase in cash and equivalents.................................. 13,086
Cash and equivalents, beginning of period............................. 12,387
                                                                       ------
Cash and equivalents, end of period................................... 25,473F
                                                                       ======
Supplemental Disclosure of cash flow information:
  Cash paid for interest..............................................     60F
  Cash paid for income taxes..........................................  6,555F

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                                CLI PHARMA S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997
                                    (in FRF)

1. ORGANIZATION AND BUSINESS

  Organization and business

  In 1984, Christian Levistre founded CLI Pharma S.A. ("CLI Pharma" or the "Company"), a French Societe Anonyme. CLI Pharma's initial operations were devoted to the recruitment of healthcare operations managers on behalf of large pharmaceutical companies. Since 1984, CLI Pharma has expanded its scope of services to include: the formation of regional doctor teams who assist laboratories in marketing pharmaceutical products and the recruitment of clinical research and medical sales personnel on behalf of large pharmaceutical companies. The consolidated financial statements include the Company's ten operating subsidiaries: (WP Medica, WP Sante, WP Production, WPConseil, WP Pharma, CLI Medica, CLI Sante, CLI Conseil, CLI Promotion and CLI France).

  At December 31, 1997, CLI Pharma was owned directly by Christian Levistre (41%) and Raymat Finance SA (59%), which is itself owned by Christian Levistre and his family (99.99%).

  Business considerations

  There are important risks associated with the Company's business and financial results. These risks include (i) the Company's reliance on significant clients; four clients each represented more than 10% of its 1997 revenues (see Note 3); (ii) the Company's dependence on industry trends toward outsourcing of marketing services; and (iii) the Company's ability to recruit and retain qualified personnel.

2. SUBSEQUENT EVENT

  On March 25, 1998, Snyder Communications, Inc. ("Snyder") acquired all of the outstanding shares of the Company's capital stock in a purchase transaction. The purchase price consideration consisted entirely of Snyder common stock.

3. SIGNIFICANT CLIENTS

  The Company had four clients that individually represented 13.3%, 13.2%, 12.4% and 11.0%, respectively, of its revenues for the year ended December 31, 1997.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Equivalents

  Cash and equivalents are mainly composed of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximate their market value, with original maturities of three months or less.

  Property and equipment

  Property and equipement is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to ten years; computer equipment over two to four years; and buildings over twenty years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives.

  When assets are retired or sold, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

                                CLI PHARMA S.A.

                                    (in FRF)

  Revenue recognition

  Services provided by the Company consist primarily of pharmaceutical sales. On pharmaceutical sales contracts, the Company recognizes revenue and associated costs when services have been performed by account representatives, in accordance with the terms of the contract.

  Income taxes

  The Company incurred income taxes on its 1997 taxable income at a rate of 41.7%, the legal income tax rate in France.

  Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of credit risk

  Concentration of credit risk is limited to cash and equivalents, accounts receivable and unbilled services. The Company's receivables are concentrated with customers in pharmaceutical industries. The Company does not require collateral or other security to support clients' receivables.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                                   December 31,
                                                                       1997
                                                                   -------------
      Buildings and leasehold improvements                             4,430F
      Computer and equipment......................................     1,136
      Furniture and fixtures......................................     2,249
                                                                      ------
                                                                       7,815
      Accumulated depreciation....................................    (1,522)
                                                                      ------
      Net property and equipment                                       6,293F
                                                                      ======

6. INTANGIBLE ASSETS

  Intangible assets consist of the following (in thousands):

                                                                   December 31,
                                                                       1997
                                                                   -------------
      License agreements                                                 222F
      Less accumulated amortization...............................      (191)
                                                                      ------
      Net intangible assets                                               31F
                                                                      ======

  License agreements are amortized over their useful lives which are generally one year.

                                CLI PHARMA S.A.

                                    (IN FRF)
7. INCOME TAXES

  The income tax provision of 12,253,000F in the accompanying consolidated statement of income consists entirely of income taxes to the French government. All of the provision relates to current income taxes. No deferred income tax provision or benefit was incurred during the year ended December 31, 1997.

8. LEASES

The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases with initial or remaining terms in excess of one year at December 31, 1997 (in thousands):

                                                               Capital Operating
      Years ending December 31,                                Leases   Leases
      -------------------------------------------------------- ------- ---------
      1998....................................................    36F    1,352F
      1999....................................................    36       789
      2000....................................................    36        --
      2001....................................................    36        --
      2002....................................................    23        --
                                                                 ---     -----
      Total minimum lease payments............................   167     2,141F
                                                                         =====
      Less : Amount representing interest.....................   (49)
                                                                 ---
      Total obligation under capital leases...................   118
      Less : Current portion..................................   (52)
                                                                 ---
      Long-term portion.......................................    66F
                                                                 ===

  Property and equipment, net, on the consolidated balance sheet includes 118,000F for equipment purchased under capital leases as of December 31, 1997.

  Rental expense for all operating leases was approximately 1,352,000F for the year ended December 31, 1997. Rental expense included 341,000F to a related party (see Note 9).

9. RELATED PARTIES

  The Company leases office space from an entity owned by the Levistre family. Rent expense related to this space in 1997 equalled 341,000F and is included in selling, general and administrative expense on the accompanying consolidated statement of income.

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Payroll and related taxes                                        16,947F
      Accrued income taxes.........................................     6,096
      Accounts payable.............................................     4,858
      Other accrued tax liabilities................................       590
      Other accrued expenses.......................................       210
      Current portion of capital lease obligations.................        52
                                                                       ------
                                                                       28,753F
                                                                       ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the combined financial statements of Ventiv Health (the "Company"), as defined in
Note 1 to the combined financial statements, included in this Form 10 and have issued our report thereon dated June 22, 1999. Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II Valuation and Qualifying Accounts included in the Form 10 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Vienna, VA
June 22, 1999

                                 VENTIV HEALTH

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)

                          Balance at    Additions    Deductions from Reserve             Balance at
                          Beginning  Charged to Cost  for Purpose for Which  Translation   End of
                           of Year     and Expense     Reserve was Created   Adjustment     Year
                          ---------- --------------- ----------------------- ----------- ----------
1998 allowance for
 doubtful accounts......    $3,924       $ 1,162             $2,118             $  3       $2,971
1997 allowance for
 doubtful accounts......       510         3,717                296               (7)       3,924
1996 allowance for
 doubtful accounts......       301           220                  7               (4)         510
                          Balance at                                                     Balance at
                          Beginning                      Deductions for      Translation   End of
                           of Year     Additions          Amounts Paid       Adjustment     Year
                          ---------- --------------- ----------------------- ----------- ----------
1998 accrual for
 integration activities.    $  --        $10,654             $2,683             $--        $7,971
1997 accrual for
 integration activities.       --            --                 --               --           --
1996 accrual for
 integration activities.       --            --                 --               --           --

                                      S-2